   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 23, 1999
                                                         REGISTRATION NO. 333---
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 METLIFE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                               6719                              13-4075851
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)              IDENTIFICATION NO.)

                               ONE MADISON AVENUE
                         NEW YORK, NEW YORK 10010-3690
                                 (212) 578-2211
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              GARY A. BELLER, ESQ.
              SENIOR EXECUTIVE VICE-PRESIDENT AND GENERAL COUNSEL
                                 METLIFE, INC.
                               ONE MADISON AVENUE
                            NEW YORK, NY 10010-3690
                                 (212) 578-2211
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                WITH COPIES TO:

            WOLCOTT B. DUNHAM, JR., ESQ.                             PHYLLIS G. KORFF, ESQ.
               JAMES C. SCOVILLE, ESQ.                              SUSAN J. SUTHERLAND, ESQ.
                DEBEVOISE & PLIMPTON                        SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                  875 THIRD AVENUE                                      919 THIRD AVENUE
              NEW YORK, NEW YORK 10022                              NEW YORK, NEW YORK 10022
                   (212) 909-6000                                        (212) 735-3000

                            ------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                                                                 PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED      AGGREGATE OFFERING PRICE(1)     AMOUNT OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
Common Stock ($0.01 par value per share)(2)..............     $6,513,600,000                  $1,810,781
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o).

(2) Includes the Series A Junior Participating Preferred Stock purchase rights associated with the Common Stock.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

[LOGO]
                 SUBJECT TO COMPLETION, DATED NOVEMBER 23, 1999

                                   -- SHARES

                                 METLIFE, INC.

                                  COMMON STOCK

                           -------------------------

     This is an initial public offering of shares of common stock of MetLife, Inc. The offering is being made in connection with the reorganization of Metropolitan Life Insurance Company from a mutual life insurance company to a stock life insurance company in a process known as a demutualization.

     In addition to these shares, in connection with the demutualization we will issue an estimated 576,000,000 shares of our common stock to a trust for the benefit of policyholders of Metropolitan Life Insurance Company.

     Prior to this offering, there has been no public market for the common stock. We anticipate that the initial public offering price per share will be between $14.00 and $24.00. We intend to list the common stock on the New York Stock Exchange under the symbol "MET".

     See "Risk Factors" beginning on page 17 to read about certain factors you should consider before buying shares of the common stock.

                           -------------------------

     NONE OF THE SECURITIES AND EXCHANGE COMMISSION, THE NEW YORK SUPERINTENDENT OF INSURANCE OR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

                                                               PER
                                                              SHARE      TOTAL
                                                              -----      -----
Initial public offering price...............................  $         $
Underwriting discount.......................................  $         $
Proceeds, before expenses, to MetLife, Inc..................  $         $

     The underwriters may purchase up to an additional -- shares at the initial public offering price less the underwriting discount.

                           -------------------------

     The U.S. underwriters expect to deliver the shares against payment in New York, New York, on -- , --.

                           -------------------------

                           Prospectus dated -- , -- .

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    3
Risk Factors................................................   17
Use of Proceeds.............................................   29
Dividend Policy.............................................   30
Capitalization..............................................   31
Selected Financial Information..............................   32
Pro Forma Consolidated Financial Information................   39
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   51
The Demutualization.........................................   96
Business....................................................  109
Management..................................................  186
Ownership of Common Stock...................................  202
Common Stock Eligible for Future Sale.......................  204
Description of Capital Stock................................  205
Validity of Common Stock....................................  212
Experts.....................................................  212
Additional Information......................................  212
Glossary....................................................  G-1
Index to Consolidated Financial Statements..................  F-1
Underwriting................................................  U-1
Opinion of Consulting Actuary...............................  A-1

                           -------------------------

     Some statements contained in this prospectus, including those containing the words "believes", "expects", "intends", "estimates", "assumes" and "anticipates", are forward looking. Actual results may differ materially from those suggested by the forward-looking statements for various reasons, including those discussed under "Risk Factors".

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. As a result, it does not contain all of the information that you should consider before investing in the common stock. You should read the entire prospectus carefully, including the "Risk Factors" section and the consolidated financial statements and the notes to those statements. Unless otherwise stated or the context otherwise requires, references in this prospectus to "we", "our", "us" or "MetLife" refer to MetLife, Inc., together with Metropolitan Life Insurance Company, and their respective direct and indirect subsidiaries. All financial information contained in this prospectus, unless otherwise indicated, has been derived from the consolidated financial statements of Metropolitan Life Insurance Company and its subsidiaries and is presented in conformity with generally accepted accounting principles ("GAAP").

     We are a leading provider of insurance and financial services to a broad spectrum of individual and institutional customers. We currently provide individual insurance, ANNUITIES and investment products to approximately nine million households, or one of every eleven households in the U.S. We also provide group insurance and retirement and savings products and services to approximately 64,000 corporations and other institutions, including 86 of the FORTUNE 100 largest companies. Our institutional clients have approximately 33 million employees and members.

     We are a leader in each of our major U.S. businesses. In 1998, we were:

     - the largest life insurer, with approximately $1.7 trillion of life insurance IN FORCE;

     - the second largest individual life insurer, with $6.1 billion of total statutory PREMIUMS;

     - the largest group life insurer, with $5.1 billion of total statutory premiums;

     - a leading group non-medical health insurer, including the second largest group disability insurer, the second largest commercial dental insurer and the largest group long-term care insurer;

     - the largest issuer of individual variable life policies and the seventh largest issuer of variable annuities; and

     - the ninth largest asset manager, with $360.7 billion of total assets under management at December 31, 1998.

     We believe that our unparalleled franchises and brand names uniquely position us to be the preeminent provider of insurance and financial services in the U.S. businesses in which we compete.

     We are one of the largest and best capitalized insurance and financial services companies in the U.S. Our revenues for 1998 were $27.1 billion and our net income was $1.3 billion. We had total consolidated assets of $227.2 billion and equity of $13.6 billion at September 30, 1999.

     We are organized into five major business segments: Individual Business, Institutional Business, Asset Management, Auto & Home and International.

          INDIVIDUAL BUSINESS. Individual Business offers a wide variety of protection and asset accumulation products for individuals, including life insurance and annuities. Individual Business also distributes products provided by our other business segments, including mutual funds and auto and homeowners insurance. Reflecting overall trends in the insurance industry, sales of our traditional life insurance products have declined in recent years, while FIRST-YEAR PREMIUMS AND DEPOSITS from variable life insurance products have grown at a compound annual rate of 22.5% for the five years ended 1998 and represented 62.2% of our total life insurance sales for Individual Business in 1998. Our principal distribution channels are the MetLife career agency and the New England Financial general agency distribution systems. We also have dedicated sales forces that market to non-profit organizations and banks and their customers. In total, we had approximately 10,000 active sales representatives in 1998. In addition to these distribution channels, we are increasing the distribution of our products through independent insurance agents and registered representatives. We believe our ability to effectively manage these multiple distribution channels represents a significant competitive advantage. Individual Business had $11.8 billion of revenues, or 43.6% of our total revenues, and $620 million of operating income in 1998.

          INSTITUTIONAL BUSINESS. Institutional Business offers a broad range of group insurance and retirement and savings products and services. Our group insurance products and services include group life insurance and non-medical health insurance such as short- and long-term disability, long-term care and dental insurance, as well as other related products and services. Our group insurance premiums, fees and other income, which totaled $5.4 billion in 1998, have grown at a compound annual rate of 11.5% for the five years ended 1998. Our retirement and savings products and services include administrative services sold to sponsors of 401(k) and other defined contribution plans, guaranteed interest products and separate account products. We distribute our Institutional Business products through a sales force of approximately 275 MetLife employees that is organized by both customer size and product. In total, we have approximately 64,000 institutional customers, including 86 of the FORTUNE 100 largest companies. Institutional Business had $10.7 billion of revenues, or 39.3% of our total revenues, and $482 million of operating income in 1998.

          ASSET MANAGEMENT. Through our wholly-owned subsidiary, State Street Research & Management Company, and our controlling interest in Nvest Companies, L.P. and its affiliates, Asset Management provides a broad variety of asset management products and services primarily to third-party institutions and individuals. Our Asset Management segment managed $191 billion of our total assets under management at December 31, 1998, including $53.0 billion of assets in mutual funds and in SEPARATE ACCOUNTS supporting variable life and annuity products, as well as $4.2 billion of MetLife's GENERAL ACCOUNT assets. For the five years ended 1998, this segment's assets under management grew at a compound annual rate of 22.7%. We distribute our asset management products through several distribution channels, including State Street Research's and Nvest's dedicated sales forces, and also through our Individual Business and Institutional Business distribution channels. Asset Management had $0.9 billion of revenues, or 3.3% of our total revenues, and $46 million of operating income in 1998.

          AUTO & HOME. Auto & Home offers auto insurance, homeowners insurance and other personal property and casualty insurance products. We sell these products directly to employees through employer-sponsored programs, as well as through a variety of retail distribution channels, including the MetLife career agency system, approximately 4,000 independent agents and approximately 350 Auto & Home specialists. We are a leading provider of personal auto and homeowners insurance through employer-sponsored programs in the U.S. Net premiums earned from products sold through employer-sponsored programs have grown at a 16.5% compound annual rate for the five years ended 1998. On September 30, 1999, our Auto & Home segment acquired the standard personal lines property and casualty insurance operations of The St. Paul Companies, which had in-force premiums of approximately $1.1 billion and approximately 3,000 independent agencies and brokers in 1998. This acquisition substantially increased the size of this segment's business, making us the eleventh largest personal property and casualty insurer in the U.S. based on 1998 net premiums written. See "Business -- Auto & Home". Auto & Home had $1.6 billion of revenues, or 6.1% of our total revenues, and $81 million of operating income in 1998.

          INTERNATIONAL. We have international insurance operations in ten countries, with a focus on the Asia/Pacific region, Latin America and selected European countries. Our International segment offers life insurance, accident and health insurance, annuities and retirement and savings products and services to both individuals and groups, and auto and homeowners coverage to individuals. Assets of our International segment, as adjusted for the recent divestitures of a substantial portion of our U.K. and Canadian operations, have grown at a compound annual rate of 21.1% for the five years ended 1998. International had $1.2 billion of revenues, or 4.4% of our total revenues, and a $35 million operating loss in 1998, reflecting the relative start-up nature of many of these operations.

     On August 26, 1999, we announced that Metropolitan Life Insurance Company had entered into an agreement to acquire GenAmerica Corporation for approximately $1.2 billion in cash. GenAmerica is a leading provider of life insurance, life reinsurance and other financial services to affluent individuals, businesses, insurers and financial institutions. GenAmerica's products and services include individual life insurance and annuities, life reinsurance, institutional asset management, group life and health insurance and administration, pension benefits administration and software products and technology services for the life insurance industry. GenAmerica distributes its products through approximately 1,000 agents in its independent general agency system and approximately 2,000 agents and brokers in its alternative and developing channels.

     GenAmerica is a holding company which owns General American Life Insurance Company. GenAmerica also owned, at September 30, 1999, approximately 53% of the outstanding common stock of Reinsurance Group of America, Inc., one of the largest life reinsurers in the United States, and approximately 62% of Conning Corporation, a manager of investments for General American Life and other insurance company and pension clients. On October 4, 1999, we announced that we had agreed to acquire an additional $125 million of shares of the common stock of Reinsurance Group of America (representing approximately 9.4% of the outstanding common stock) at $26.125 per share. Both Reinsurance Group of America and Conning are publicly-traded.

STRATEGY

     As we become a public company, we are committed to providing superior stockholder value through the following growth strategies:

- INCREASING OUR REVENUES AND ASSETS UNDER MANAGEMENT BY:

          Building on widely recognized brand names. We believe that the MetLife name is one of the most well-known brand names in the U.S. and one of our most valuable assets. We have also been successful in utilizing additional brand names, such as New England Financial, Security First Group, Inc. and State Street Research, for specific market segments.

          Capitalizing on large customer base. We intend to enhance our relationships with our existing individual customers by offering a broad array of products, improving the training of our agents and developing direct marketing programs in partnership with our agency sales force and increasing sales to our institutional customers by expanding the offering of voluntary, or employee-paid, products.

          Expanding multiple distribution channels. We believe that our development and successful management of multiple distribution channels represent a significant competitive advantage. We intend to both grow our core distribution channels and to continue to build complementary distribution channels for sales of our products.

          Continuing to introduce innovative and competitive products. We intend to be at the forefront of the insurance and financial services industries in offering innovative and competitive products to our customers. Recent initiatives include new or revised products covering a substantial portion of our individual product offerings and new voluntary institutional products.

          Increasing focus on asset accumulation products. We intend to expand our assets under management in both our insurance operations and our Asset Management segment by increasing our focus on sales of asset accumulation products, such as variable life and annuity products, mutual funds and 401(k) products.

          Focusing international operations on growing markets. We have established insurance operations in selected international markets that are experiencing significant growth in demand for insurance products and where we believe we can gain significant market share.

- GROWING OUR EARNINGS AND OPERATING RETURN ON EQUITY BY:

          Reducing operating expenses. We are committed to improving profitability by reducing operating expenses through employee reductions, increased integration of operations and enhanced use of technology.

          Strengthening performance-oriented culture. We have implemented a number of initiatives to significantly enhance the performance of our employees, including establishing a new compensation program, selectively hiring experienced new employees, expanding our training efforts and implementing a new performance measurement and review program.

          Continuing to optimize returns from investment portfolio. The return on our invested assets has contributed significantly to our earnings growth. We believe that the expertise of our investment department will enable us to continue to optimize the operating returns on our invested assets in the future.

          Enhancing capital efficiency of our operations. We seek to maximize our operating return on equity by enhancing the capital efficiency of our operations. We have recently implemented a new internal capital allocation system and, consistent with a more disciplined approach to capital allocation, have divested operations that did not meet targeted rates of return or growth.

THE DEMUTUALIZATION

     We are conducting the initial public offering in connection with the reorganization of Metropolitan Life Insurance Company from a mutual life insurance company to a stock life insurance company in a process commonly known as a demutualization. In the demutualization, in exchange for their membership interests, policyholders who are eligible to receive consideration under the plan of reorganization will be entitled to receive consideration in the form of shares of common stock or, in some cases, cash or an adjustment to their policy values, referred to as "policy credits".

     The shares of common stock allocated to policyholders who do not receive cash or policy credits under the plan will be held through the MetLife Policyholder Trust on behalf of these policyholders. We are establishing this trust to help us efficiently manage the administration of accounts and the costs associated with the over 10 million eligible policyholders that we estimate will become beneficiaries of the trust. Under the plan of reorganization, eligible policyholders may elect to receive cash for all of their allocated shares of common stock at the time of the initial public offering at the initial public offering price, subject to limitations on the amount of cash that may be available to group eligible policyholders allocated more than 25,000 shares in the demutualization. In addition, subject to certain limitations, trust beneficiaries will be permitted, after specified periods, to instruct the trustee to withdraw their allocated shares from the trust for sale or to purchase additional shares commission-free through a purchase and sale program established and administered by a program agent. Trust beneficiaries allocated more than 25,000 shares may be limited in their ability to sell shares under the purchase and sale program for the first 300 days after the plan effective date. Beginning on the first anniversary of the closing of the initial public offering, trust beneficiaries may also withdraw all, but not less than all, their allocated shares of common stock held in the trust in order to hold or sell such shares of common stock on their own.

     We will account for the demutualization using the historical carrying values of our assets and liabilities.

     The board of directors of Metropolitan Life Insurance Company adopted the plan of reorganization on September 28, 1999, and subsequently adopted amendments to the plan. Under the New York Insurance Law, in order for the demutualization to become effective, two-thirds of eligible policyholders who vote and, after a public hearing, the New York Superintendent, must approve it.
                           -------------------------

     Our principal executive offices are located at One Madison Avenue, New York, New York 10010-3690. Our telephone number is (212) 578-2211.

                                  THE OFFERING

Common stock offered..........   255,000,000 shares, assuming an initial public
                                 offering price of $19.00 per share, which is the midpoint of the range stated on the cover page of this prospectus.

Shares to be outstanding after
the offering..................   831,000,000 shares, assuming an initial public
                                 offering price of $19.00 per share, which is the midpoint of the range stated on the cover page of this prospectus.

Proposed New York Stock
  Exchange symbol.............   MET

Use of proceeds...............   We estimate that we will receive net proceeds
                                 from the offering of $4,651 million, or $5,349 million if the underwriters' options to purchase additional shares as described under "Underwriting" are exercised in full, assuming an initial public offering price of $19.00 per share, which is the midpoint of the range stated on the cover page of this prospectus.

                                 As required by the plan of reorganization, we will use the net proceeds as follows:

                                 - an estimated $760 million to reimburse
                                   Metropolitan Life Insurance Company for the crediting of policy credits;

                                 - an estimated $1,596 million to reimburse
                                   Metropolitan Life Insurance Company for the payment of cash to certain policyholders in the demutualization;

                                 - an estimated $627 million to reimburse
                                   Metropolitan Life Insurance Company for cash payments to be made by its Canadian branch to certain holders of policies included in its Canadian business sold to Clarica Life Insurance Company in 1998;

                                 - an estimated $393 million to reimburse
                                   Metropolitan Life Insurance Company for the payment of the fees and expenses incurred in connection with the demutualization; and

                                 - up to $340 million (unless the New York
                                   Superintendant of Insurance approves a larger amount) to be retained by MetLife, Inc. and used for working capital, payment of dividends and other general corporate purposes and to pay the fees and expenses of the trustee and custodian of the MetLife Policyholder Trust.

                                 We will contribute any remaining proceeds to Metropolitan Life Insurance Company for its general corporate purposes and to repay an estimated $935 million of the $1.2 billion of short-term debt that Metropolitan Life Insurance Company expects to incur in connection with the acquisition of GenAmerica Corporation.

                                 In addition to the initial public offering, the plan of reorganization permits us to complete one or more other capital raising transactions on the plan effective date. These may include one or more of a public offering of mandatorily convertible preferred securities, a public offer-ing of convertible preferred securities and up to $500 million aggregate principal amount of publicly-issued debt securities, commercial paper issuances or bank borrowings (or a combination of such offerings, issuances and bank borrowings). The plan of reorganization provides that the initial public offering, together with any other capital raising transactions completed on the plan effective date, must raise proceeds, net of underwriting commissions and related expenses, in an amount at least equal to the amount paid by Metropolitan Life Insurance Company to fund mandatory cash payments pursuant to the plan and policy credits to policyholders and to pay fees and expenses incurred by Metropolitan Life Insurance Company related to the demutualization, as well as to reimburse Metropolitan Life Insurance Company for amounts to be paid by its Canadian branch to certain holders of policies included in its Canadian business sold to Clarica Life Insurance Company in 1998.

Dividend policy...............   Our board of directors intends to declare an
                                 annual dividend on the common stock. For more information on dividends, see "Dividend
                                 Policy".

Risk factors..................   For a discussion of certain risks you should
                                 consider before investing in the common stock, see "Risk Factors".

                         SUMMARY FINANCIAL INFORMATION

     The following table sets forth summary consolidated financial information for MetLife. The consolidated financial information for the years ended December 31, 1998, 1997 and 1996 and at December 31, 1998 and 1997 has been derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated financial information for the years ended December 31, 1995 and 1994 and at December 31, 1996, 1995 and 1994 has been derived from our audited consolidated financial statements not included elsewhere in this prospectus. The summary consolidated financial information for the nine months ended September 30, 1999 and 1998 and at September 30, 1999 has been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. The summary consolidated financial information at September 30, 1998 has been derived from our unaudited interim condensed consolidated financial statements not included elsewhere in this prospectus. In the opinion of management, the unaudited interim condensed consolidated financial information presented in the table below reflects all adjustments, which include only normal recurring adjustments, necessary for a fair statement of our consolidated financial position and results of operations for such periods. The results of operations for the nine months ended September 30, 1999 are not necessarily indicative of the results to be expected for the full year. The following consolidated statements of income and consolidated balance sheet data, other than the statutory data, have been prepared in conformity with generally accepted accounting principles. The statutory data have been derived from Metropolitan Life Insurance Company's ANNUAL STATEMENTS filed with insurance regulatory authorities and have been prepared in accordance with STATUTORY ACCOUNTING PRACTICES. The following information should be read in conjunction with and is qualified in its entirety by the information and consolidated financial statements appearing elsewhere in this prospectus.

                                                FOR THE NINE
                                                MONTHS ENDED
                                                SEPTEMBER 30,            FOR THE YEARS ENDED DECEMBER 31,
                                              -----------------   -----------------------------------------------
                                               1999      1998      1998      1997      1996      1995      1994
                                               ----      ----      ----      ----      ----      ----      ----
                                                                     (DOLLARS IN MILLIONS)
STATEMENTS OF INCOME DATA
Revenues:
Premiums(1)................................   $ 8,724   $ 8,503   $11,503   $11,278   $11,345   $11,178   $10,078
Universal life and investment-type product
  policy fees..............................     1,019     1,110     1,360     1,418     1,243     1,177       883
Net investment income(1)(2)(3).............     7,235     7,633    10,228     9,491     8,978     8,837     8,326
Other revenues(1)..........................     1,552     1,481     1,965     1,491     1,246       834       636
Net realized investment gains
  (losses)(4)..............................      (177)    1,083     2,021       787       231      (157)     (258)
                                              -------   -------   -------   -------   -------   -------   -------
                                               18,353    19,810    27,077    24,465    23,043    21,869    19,665
Total expenses(1)(3)(5)....................    17,572    17,491    24,990    22,794    21,637    21,125    19,252
                                              -------   -------   -------   -------   -------   -------   -------
Income before provision for income taxes,
  discontinued operations and extraordinary
  item.....................................       781     2,319     2,087     1,671     1,406       744       413
Provision for income taxes(6)..............       353       846       740       468       482       407       380
                                              -------   -------   -------   -------   -------   -------   -------
Income before discontinued operations and
  extraordinary item.......................       428     1,473     1,347     1,203       924       337        33
(Loss) gain from discontinued
  operations(7)............................        --        --        --        --       (71)      362        81
                                              -------   -------   -------   -------   -------   -------   -------
Income before extraordinary item...........       428     1,473     1,347     1,203       853       699       114
Extraordinary item -- demutualization
  expense, net of income tax of $15 and $2,
  respectively.............................       (77)       --        (4)       --        --        --        --
                                              -------   -------   -------   -------   -------   -------   -------
Net income.................................   $   351   $ 1,473   $ 1,343   $ 1,203   $   853   $   699   $   114
                                              =======   =======   =======   =======   =======   =======   =======

                                          AT OR FOR THE
                                        NINE MONTHS ENDED
                                          SEPTEMBER 30,                AT OR FOR THE YEARS ENDED DECEMBER 31,
                                      ----------------------    ----------------------------------------------------
                                        1999          1998        1998       1997       1996       1995       1994
                                        ----          ----        ----       ----       ----       ----       ----
                                                                  (DOLLARS IN MILLIONS)
BALANCE SHEET DATA
  General account assets(3).........  $166,429      $156,322    $157,278   $154,438   $145,877   $144,277   $136,189
  Separate account assets...........    60,737        53,867      58,068     48,338     43,399     38,861     31,380
                                      --------      --------    --------   --------   --------   --------   --------
  Total assets......................  $227,166      $210,189    $215,346   $202,776   $189,276   $183,138   $167,569
  Policyholder liabilities(8).......  $124,136      $123,443    $124,203   $127,358   $122,895   $122,220   $117,062
  Long-term debt....................  $  2,554      $  3,089    $  2,903   $  2,884   $  1,946   $  2,345   $  1,633
  Retained earnings.................  $ 13,834      $ 13,613    $ 13,483   $ 12,140   $ 10,937   $ 10,084   $  9,385
  Accumulated other comprehensive
    income (loss)...................      (277)        2,055       1,384      1,867      1,046      1,670       (957)
                                      --------      --------    --------   --------   --------   --------   --------
  Total equity......................  $ 13,557      $ 15,668    $ 14,867   $ 14,007   $ 11,983   $ 11,754   $  8,428
OTHER DATA
  Operating income(4)(9)............  $    621      $    749    $     23   $    617   $    818   $    504   $    404
  Adjusted operating income(4)(10)..  $    938      $    859    $  1,226   $    807   $    921   $    613   $    506
  Operating return on equity(11)....       N/A           N/A         0.2%       5.3%       7.8%       5.2%       4.3%
  Adjusted operating return on
    equity(12)......................       N/A           N/A         9.6%       7.0%       8.8%       6.3%       5.4%
  Return on equity(13)..............       N/A           N/A        10.5%      10.4%       8.1%       7.2%       1.2%
  Operating cash flows..............  $  3,565      $  1,867    $    841   $  2,872   $  3,688   $  4,823   $  3,980
  Total assets under
    management(14)..................  $366,601      $344,425    $360,693   $338,725   $297,570   $288,000   $225,963
STATUTORY DATA(15)
  Premiums and deposits.............  $ 17,934      $ 16,663    $ 22,722   $ 20,569   $ 20,611   $ 21,651   $ 21,824
  Net income (loss).................  $    387      $  1,554    $    875   $    589   $    460   $   (672)  $    148
  Policyholder surplus..............  $  7,105      $  8,331    $  7,388   $  7,378   $  7,151   $  6,785   $  6,936
  Asset valuation reserve...........  $  3,508      $  3,541    $  3,323   $  3,814   $  2,635   $  2,038   $  2,270

---------------
 (1) Includes the following combined financial statement data of MetLife Capital Holdings, Inc., which was sold in 1998, and our Canadian operations and U.K. insurance operations, substantially all of which were sold in 1998 and 1997, respectively:

                                  FOR THE NINE
                                  MONTHS ENDED             FOR THE YEARS ENDED DECEMBER 31,
                                 SEPTEMBER 30,       --------------------------------------------
                                      1998           1998     1997      1996      1995      1994
                                 -------------       ----     ----      ----      ----      ----
                                                     (DOLLARS IN MILLIONS)
Revenues:
  Premiums....................        $200           $204    $  463    $  456    $  439    $  399
  Net investment income.......         477            495       914       877       637       720
  Other revenues..............          51             54       225       164       192       167
                                      ----           ----    ------    ------    ------    ------
                                      $728           $753    $1,602    $1,497    $1,268    $1,286
                                      ====           ====    ======    ======    ======    ======
Expenses:
  Policyholder benefits and
    claims....................        $238           $240    $  495    $  459    $  492    $  430
  Other expenses..............         330            343       861       606       831       732
                                      ----           ----    ------    ------    ------    ------
                                      $568           $583    $1,356    $1,065    $1,323    $1,162
                                      ====           ====    ======    ======    ======    ======

      As a result of these sales, we recorded net realized investment gains of $520 million and $139 million for the years ended December 31, 1998 and 1997, respectively.

      In July 1998, Metropolitan Life Insurance Company sold a substantial portion of its Canadian operations to Clarica Life Insurance Company. As part of that sale, a large block of policies in effect with Metropolitan Life Insurance Company in Canada were transferred to Clarica Life, and the holders of the transferred Canadian policies became policyholders of Clarica Life. Those transferred policyholders are no longer policyholders of Metropolitan Life Insurance Company and, therefore, are not entitled to compensation under the plan of reorganization. However, as a result of a commitment made in connection with obtaining Canadian regulatory approval of that sale, if Metropolitan Life Insurance Company demutualizes, its Canadian branch will make cash payments to those who are, or are deemed to be, holders of these transferred Canadian policies. The payments, which will be recorded in other expenses in the same period as the effective date of the plan, will be determined in a manner that is consistent with the treatment of, and fair and equitable to, eligible policyholders of Metropolitan Life Insurance Company. The aggregate amount of the payment is dependent upon the initial public offering price of common stock to be issued at the effective date of the plan. Assuming an initial public offering price of between $14.00 to $24.00 per share, and based on preliminary actuarial calculations we have made regarding these payments, we estimate that the aggregate payments will range from $462 million to $792 million.

 (2) During 1997, we changed to the retrospective interest method of accounting for investment income on structured notes in accordance with Emerging Issues Task Force Consensus 96-12, Recognition of Interest Income and Balance Sheet Classification of Structured Notes. As a result, net investment income increased by $175 million. The cumulative effect of this accounting change on prior years' income was immaterial.

 (3) In 1998, we adopted the provisions of Statement of Financial Accounting Standards 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to our securities lending program. Adoption of the provisions had the effect of increasing assets and liabilities by $3,769 million at December 31, 1998 and increasing revenues and expenses by $266 million for the year ended December 31, 1998.

 (4) Realized investment gains and losses are presented net of related policyholder amounts. The amounts netted against realized investment gains and losses are the following:

                                                      FOR THE NINE
                                                      MONTHS ENDED
                                                     SEPTEMBER 30,       FOR THE YEARS ENDED DECEMBER 31,
                                                     --------------   ---------------------------------------
                                                     1999     1998     1998     1997    1996    1995    1994
                                                     -----   ------   ------   ------   -----   -----   -----
    Gross realized investment gains (losses).......  $(214)  $1,187   $2,629   $1,018   $ 458   $  73   $ (39)
                                                     -----   ------   ------   ------   -----   -----   -----
    Less amounts allocable to:
      Future policy benefit loss recognition.......     --      (60)    (300)    (126)   (203)   (152)   (206)
      Deferred policy acquisition costs............     26       (5)    (240)     (70)     (4)    (78)    (27)
      Participating pension contracts..............     11      (39)     (68)     (35)    (20)     --      14
                                                     -----   ------   ------   ------   -----   -----   -----
      Total........................................     37     (104)    (608)    (231)   (227)   (230)   (219)
                                                     -----   ------   ------   ------   -----   -----   -----
    Net realized investment gains (losses).........  $(177)  $1,083   $2,021   $  787   $ 231   $(157)  $(258)
                                                     =====   ======   ======   ======   =====   =====   =====

      Realized investment gains (losses) have been reduced by (1) deferred policy acquisition amortization to the extent that such amortization results from realized investment gains and losses, (2) additions to future policy benefits resulting from the need to establish additional liabilities due to the recognition of investment gains, and (3) additions to participating contractholder accounts when amounts equal to such investment gains and losses are credited to the contractholders' accounts. This presentation may not be comparable to presentations made by other insurers. This presentation affected operating income and adjusted operating income. See note 9 below.

 (5) Total expenses exclude (include) $(37) million, $104 million, $608 million, $231 million, $227 million, $230 million and $219 million for the nine months ended September 30, 1999 and 1998 and for the years ended December 31, 1998, 1997, 1996, 1995 and 1994, respectively, of deferred policy acquisition costs, future policy benefit loss recognition and credits to participating pension contracts that have been charged (credited) against realized investment gains and losses as these amounts are directly related to the realized investment gains and losses. This presentation may not be comparable to presentations made by other insurers.

 (6) Includes $94 million, $13 million, $18 million, $(40) million, $38 million, $67 million and $206 million for surplus tax paid (received) by Metropolitan Life Insurance Company for the nine months ended September 30, 1999 and 1998 and for the years ended December 31, 1998, 1997, 1996, 1995 and 1994, respectively. As a stock life insurance company, we will no longer be subject to the surplus tax after the effective date of the demutualization. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

 (7) The gain (loss) from discontinued operations was primarily attributable to the disposition of our group medical insurance business.

 (8) Policyholder liabilities include future policy benefits, policyholder account balances, other policyholder funds and policyholder dividends.

 (9) The following provides a reconciliation of net income to operating income:

                                                         FOR THE NINE
                                                         MONTHS ENDED
                                                        SEPTEMBER 30,        FOR THE YEARS ENDED DECEMBER 31,
                                                        --------------   -----------------------------------------
                                                        1999    1998      1998      1997     1996    1995    1994
                                                        ----   -------   -------   -------   -----   -----   -----
                                                                          (DOLLARS IN MILLIONS)
       Net income.....................................  $351   $ 1,473   $ 1,343   $ 1,203   $ 853   $ 699   $ 114
                                                        ----   -------   -------   -------   -----   -----   -----
       Adjustments to reconcile net income to
         operating income:
         Gross realized investment (gains) losses.....   214    (1,187)   (2,629)   (1,018)   (458)    (73)     39
         Income tax on gross realized investment gains
           and losses.................................   (94)      380       883       312     173      26      14
                                                        ----   -------   -------   -------   -----   -----   -----
           Realized investment (gains) losses, net of
             income tax...............................   120      (807)   (1,746)     (706)   (285)    (47)     53
                                                        ----   -------   -------   -------   -----   -----   -----
         Amounts allocated to investment gains and
           losses (see note 4)........................   (37)      104       608       231     227     230     219
         Income tax on amounts allocated to investment
           gains and losses...........................    16       (34)     (204)      (71)    (86)    (83)   (107)
                                                        ----   -------   -------   -------   -----   -----   -----
           Amounts allocated to investment gains and
             losses, net of income tax................   (21)       70       404       160     141     147     112
                                                        ----   -------   -------   -------   -----   -----   -----
         Loss (gain) from discontinued operations.....    --        --        --        --      71    (362)    (81)
                                                        ----   -------   -------   -------   -----   -----   -----
         Surplus tax..................................    94        13        18       (40)     38      67     206
                                                        ----   -------   -------   -------   -----   -----   -----
         Extraordinary item -- demutualization
           expense, net of income tax of $15 and $2,
           respectively...............................    77        --         4        --      --      --      --
                                                        ----   -------   -------   -------   -----   -----   -----
       Operating income...............................  $621   $   749   $    23   $   617   $ 818   $ 504   $ 404
                                                        ====   =======   =======   =======   =====   =====   =====

      We believe the supplemental operating information presented above allows for a more complete analysis of results of operations. Realized investment gains and losses have been excluded due to their volatility between periods and because such data are often excluded when evaluating the overall financial performance of insurers. Operating income should not be considered as a substitute for any GAAP measure of performance. Our method of calculating operating income may be different from the method used by other companies and therefore comparability may be limited.

(10) The following provides a reconciliation of operating income to adjusted operating income:

                                                        FOR THE NINE
                                                        MONTHS ENDED
                                                       SEPTEMBER 30,       FOR THE YEARS ENDED DECEMBER 31,
                                                       --------------   ---------------------------------------
                                                       1999     1998     1998      1997    1996    1995    1994
                                                       ----     -----   -------   ------   -----   -----   ----
                                                                        (DOLLARS IN MILLIONS)
       Operating income..............................  $621     $ 749   $    23   $  617   $ 818   $ 504   $404
       Adjustment for charges for sales practices
       claims and for personal injuries caused by
       exposure to asbestos-containing products, net
       of income tax.................................   317       110     1,203      190     103     109    102
                                                       ----     -----   -------   ------   -----   -----   ----
       Adjusted operating income.....................  $938     $ 859   $ 1,226   $  807   $ 921   $ 613   $506
                                                       ====     =====   =======   ======   =====   =====   ====

      The charge for the nine months ended September 30, 1999 is principally related to the settlement of a multidistrict litigation proceeding involving alleged improper sales practices, accruals for sales practices claims not covered by the settlement and other legal costs. The amount reported for the year ended December 31, 1998 includes charges for sales practices claims and claims for personal injuries caused by exposure to asbestos or asbestos-containing products. See Note 9 of Notes to Consolidated Financial Statements. We believe that supplemental adjusted operating income data provide information useful in measuring operating trends by excluding the unusual amounts of expenses associated with sales practices and asbestos-related claims. These expenses are not related to our ongoing operations. Adjusted operating income should not be considered as a substitute for any GAAP measure of performance.

(11) Operating return on equity is defined as operating income divided by average total equity, excluding accumulated other comprehensive income
     (loss). We believe the operating return on equity information presented supplementally allows for a more complete analysis of results of operations. Accumulated other comprehensive income (loss) has been excluded due to its volatility between periods and because such data are often excluded when evaluating the overall financial performance of insurers. Operating return on equity should not be considered as a substitute for any GAAP measure of performance or liquidity. Our method of calculation of operating return on equity may be different from the calculation used by other companies and, therefore, comparability may be limited. Operating return on equity is only presented for annual periods.

(12) Adjusted operating return on equity is defined as adjusted operating income divided by average total equity, excluding accumulated other comprehensive income (loss). We believe that supplemental adjusted operating return on equity data provide information useful in measuring operating trends by excluding the unusual amounts of expenses associated with sales practices and asbestos-related claims. Adjusted operating return on equity should not be considered as a substitute for any GAAP measure of performance. Adjusted operating return on equity is only presented for annual periods.

(13) Return on equity is defined as net income divided by average total equity, excluding accumulated other comprehensive income (loss).

(14) Includes MetLife's general account and separate account assets and assets managed on behalf of third parties.

(15) Metropolitan Life Insurance Company statutory data only.

                    SUMMARY PRO FORMA FINANCIAL INFORMATION

     The following summary pro forma financial information is derived from the pro forma financial information and the notes thereto included elsewhere in this prospectus. This information gives effect to the demutualization, the establishment of the closed block and two different assumptions of the number of shares sold in the initial public offering and the initial public offering price: (1) the sale of 288,000,000 shares of common stock in the initial public offering at $14.00 per share, and (2) the sale of 236,000,000 shares of common stock in the initial public offering at $24.00 per share as if they each had occurred at September 30, 1999 for purposes of the consolidated balance sheet information and at January 1, 1998 for purposes of the consolidated statements of income information for the nine months ended September 30, 1999 and for the year ended December 31, 1998. This information has been prepared based on the terms of the plan of reorganization and the assumptions described in "Pro Forma Consolidated Financial Information". This information assumes, among other things, (a) a total of 700,000,000 shares of common stock is allocated to eligible policyholders under the plan of reorganization and (b) the underwriters' options to purchase additional shares of common stock are not exercised. We have provided this information for informational purposes only. The number of shares actually sold in the initial public offering and the initial public offering price may vary from the amounts assumed. This information does not necessarily indicate our consolidated financial position or results of operations had the demutualization and the initial public offering been consummated on the dates assumed. It also does not project or forecast our consolidated financial position or results of operations for any future date or period.

     The data set forth below give effect to gross proceeds of $4,032 million to $5,664 million from the issuance of common stock in the initial public offering less an assumed underwriting discount and estimated initial public offering expenses aggregating from $161 million to $227 million, or net proceeds from the initial public offering of $3,871 million to $5,437 million, assuming an initial public offering price within a range of $14.00 to $24.00 per share.

     Under the plan of reorganization, policyholders eligible to receive consideration in the demutualization will receive interests in the trust, cash or policy credits. The trust will hold the shares of common stock allocated under the plan to those eligible policyholders receiving trust interests. The information in the table below assumes that an estimated $560 million to $960 million of the net proceeds will be used to reimburse Metropolitan Life Insurance Company for policy credits made in lieu of 40,000,000 allocated shares, an estimated $1,176 million to $2,016 million of the net proceeds will be used to reimburse Metropolitan Life Insurance Company for cash payments made in lieu of 84,000,000 allocated shares and an estimated $462 million to $792 million will be used to reimburse Metropolitan Life Insurance Company for cash payments to be made by its Canadian branch to certain holders of policies included in its Canadian business sold to Clarica Life Insurance Company in 1998. We will account for the payments to the transferred Canadian policyholders in other expenses in the same period as the effective date of the plan. The consideration an eligible policyholder receives under the plan of reorganization will be based on the number of shares of common stock allocated to the eligible policyholder pursuant to the terms of the plan. For the policyholder receiving policy credits or cash payments, we will translate the share allocations into dollar amounts based on the initial public offering price per share. The pro forma information assumes that eligible policyholders holding approximately 10% of the total number of shares allocated to eligible policyholders, representing estimated cash payments of $952 million to $1,632 million, elect to receive cash. We have also assumed that $224 million to $384 million in cash payments will be distributed to non-electing eligible policyholders who must receive cash in the demutualization. We believe this is a reasonable estimate given the experience of past demutualizations and the preliminary calculations of the allocation of the consideration to be distributed under the plan. We have also based our assumptions as to the amounts to be distributed in the form of policy credits on these preliminary calculations. We will base the consideration to be paid to each eligible policyholder on the number of shares of common stock allocated to the eligible policyholder. Therefore, the actual amount of the policy credits and cash payments will depend on the initial public offering price per share and the number of eligible policyholders who elect to receive cash at the time of the initial public offering. We have also based our assumption as to the number of shares of common stock to be issued to the trust on these preliminary calculations. The actual amount of common stock issued to the trust will depend on the actual cash and stock elections of eligible policyholders. See "The Demutualization -- Payment of Consideration to Eligible Policyholders". The pro forma financial information also reflects the elimination of the surplus tax on earnings and is presented before the extraordinary item for demutualization expense. The pro forma financial information does not give effect to any pro forma earnings resulting from the use of the net proceeds from the initial public offering or the charge related to the payments to be made to certain transferred Canadian policyholders described above.

                                                                    ASSUMING THE
                                                              FOLLOWING INITIAL PUBLIC
                                                                OFFERING STOCK PRICE
                                                                      PER SHARE
                                                              -------------------------
                                                                $14.00        $24.00
                                                                ------        ------
Share Data:
  Shares allocated to eligible policyholders................  700,000,000   700,000,000
  Less shares allocated to eligible policyholders who
     receive cash or policy credits.........................  124,000,000   124,000,000
                                                              -----------   -----------
  Shares issued to trust....................................  576,000,000   576,000,000
  Shares issued in the initial public offering..............  288,000,000   236,000,000
                                                              -----------   -----------
          Total shares of common stock outstanding..........  864,000,000   812,000,000
                                                              ===========   ===========
Percentage Ownership:
  Trust.....................................................         66.7%         70.9%
  Purchasers in the initial public offering.................         33.3%         29.1%

                                                                    ASSUMING THE
                                                              FOLLOWING INITIAL PUBLIC
                                                                OFFERING STOCK PRICE
                                                                     PER SHARE
                                                              ------------------------
                                                                $14.00        $24.00
                                                                ------        ------
                                                               (DOLLARS IN MILLIONS,
                                                                  EXCEPT PER SHARE
                                                                      AMOUNTS)
For the year ended December 31, 1998
  Pro forma income before extraordinary item................   $ 1,365       $ 1,365
  Pro forma income before extraordinary item per
     share -- basic.........................................   $  1.58       $  1.68
At or for the nine months ended September 30, 1999
  Pro forma income before extraordinary item................   $   522       $   522
  Pro forma income before extraordinary item per
     share -- basic.........................................   $  0.60       $  0.64
  Pro forma equity..........................................   $14,918       $14,914
  Pro forma book value per share............................   $ 17.27       $ 18.37
  Pro forma tangible book value per share(1)................   $ 16.02       $ 17.04

---------------
(1) Excludes goodwill.

                                  RISK FACTORS

CHANGES IN INTEREST RATES MAY SIGNIFICANTLY AFFECT OUR PROFITABILITY

     In periods of increasing interest rates, policy loans and surrenders and withdrawals may tend to increase as policyholders seek investments with higher perceived returns. This process may result in cash outflows requiring that we sell invested assets at a time when the prices of those assets are adversely affected by the increase in market interest rates, which may result in realized investment losses. Conversely, during periods of declining interest rates, life insurance and annuity products may be relatively more attractive investments, resulting in increased premium payments on products with flexible premium features, repayment of policy loans and increased PERSISTENCY during a period when our new investments carry lower returns. In addition, borrowers may prepay or redeem mortgages and bonds in our investment portfolio as they seek to borrow at lower market rates, and we might have to reinvest those funds in lower interest-bearing investments. Accordingly, during periods of declining interest rates, a decrease in the spread between interest and dividend rates to policyholders and returns on our investment portfolio may adversely affect our profitability. Additionally, customers for whom we provide asset management services may terminate their relationship with us or reduce the amount of their assets under management with us in response to changes in interest rates.

DECLINE IN SECURITIES MARKETS MAY ADVERSELY AFFECT OUR ASSET MANAGEMENT BUSINESS AND SALES OF OUR INVESTMENT PRODUCTS

     Fluctuations in the securities markets may affect our asset management business, as well as sales of our mutual funds, variable life insurance and variable annuity products. Favorable performance by the U.S. securities markets over the last five years has attracted a substantial increase in the investments in these markets and has benefited our asset management business and increased our assets under management. A decline in the securities markets, failure of the securities markets to sustain their recent levels of growth, or short-term volatility in the securities markets could result in investors withdrawing from the markets or decreasing their rate of investment, either of which could adversely affect our asset management business and sales of our investment products. In addition, because the revenues of our asset management business are, to a large extent, based on the value of assets under management, a decline in the value of these assets would adversely affect our revenues. In the second half of 1998, the international capital markets experienced a high level of volatility, marked by a severe decline in emerging markets, as well as declines in the U.S. debt and equity markets. We believe that this volatility contributed to a slowdown in sales of mutual funds, variable life insurance and variable annuity products in the second half of 1998.

COMPETITIVE FACTORS MAY ADVERSELY AFFECT OUR MARKET SHARE

     We believe that competition in our business segments is based on service, product features, price, commission structure, financial strength, claims paying ability ratings and name recognition. We compete with a large number of other insurers, as well as non-insurance financial services companies, such as banks, broker-dealers and asset managers, for individual customers, employer and other group customers and agents and other distributors of insurance and investment products. Some of these companies offer a broader array of products, have more competitive pricing or, with respect to other insurers, have higher claims paying ability ratings. Some may also have greater financial resources with which to compete. National banks, with their pre-existing customer bases for financial services products, may increasingly compete with insurers, as a result of court cases that permit national banks to sell annuity products of life insurance companies in some circumstances and recently-enacted legislation removing restrictions on bank affiliations with insurers. This legislation, the Gramm-Leach-Bliley Act of 1999, permits mergers that combine commercial banks, insurers and securities firms under one holding company. Until passage of the Gramm-Leach-Bliley Act, the Glass-Steagall Act of 1933, as amended, had limited the ability of banks to engage in securities-related businesses, and the

Bank Holding Company Act of 1956, as amended, had restricted banks from being affiliated with insurance companies. With the passage of the Gramm-Leach-Bliley Act, among other things, bank holding companies may acquire insurers, and insurance holding companies may acquire banks. The ability of banks to affiliate with insurance companies may materially adversely affect all of our product lines by substantially increasing the number, size and financial strength of potential competitors. Additionally, proposed health care reforms could cause medical health insurance providers to enter some of the non-medical health insurance markets in which we do business, thereby increasing competition.

     Many of our insurance products, particularly those offered by our Institutional Business segment, are UNDERWRITTEN yearly, and, accordingly, group purchasers may be able to obtain more favorable terms from competitors rather than renewing coverage with us. The effect of competition may, as a result, adversely affect the persistency of these and other products, as well as our ability to sell products in the future.

     The investment management and securities brokerage businesses have relatively few barriers to entry and continually attract new entrants. Many of these competitors offer a broader array of investment products and services and are better known as sellers of annuities and other investment products.

WE MAY BE UNABLE TO ATTRACT AND RETAIN SALES REPRESENTATIVES FOR OUR PRODUCTS

     We must attract and retain productive sales representatives to sell our insurance, annuities and investment products. Strong competition exists among insurance companies for sales representatives with demonstrated ability. We compete with other insurance companies for sales representatives primarily on the basis of our financial position, support services and compensation and product features. From 1994 to 1998, the number of agents in the MetLife career agency system declined, from 9,521 to 6,853. We believe that this decline was principally the result of the adverse impact of sales practices litigation brought against us beginning in the early 1990s, the establishment of more stringent company-wide criteria for recruiting and retaining agents and a consolidation of sales offices and changes in compensation practices for our sales force during this period. We believe that the number of agents in our career agency system has stabilized, and we have undertaken several initiatives to grow our career agency force in the future. We cannot provide assurance that these initiatives will succeed in attracting and retaining new agents. Sales of individual insurance, annuities and investment products and our business, results of operations and financial condition could be materially adversely affected if we are unsuccessful in attracting and retaining agents.

DIFFERENCES BETWEEN ACTUAL CLAIMS EXPERIENCE AND UNDERWRITING AND RESERVING ASSUMPTIONS MAY REQUIRE US TO INCREASE LIABILITIES

     Our earnings significantly depend upon the extent to which our actual claims experience is consistent with the assumptions used in setting the prices for our products and establishing the liabilities for our obligations for future policy benefits and claims. To the extent that actual claims experience is less favorable than our underlying assumptions used in establishing such liabilities, we could be required to increase our liabilities. Such an increase could have a material adverse effect on our business, results of operations and financial condition.

     Due to the nature of the underlying risks and the high degree of uncertainty associated with the determination of the liabilities for unpaid policy benefits and claims, we cannot determine precisely the amounts which we will ultimately pay to settle these liabilities. Such amounts may vary from the estimated amounts, particularly when those payments may not occur until well into the future. We evaluate our liabilities periodically, based on changes in the assumptions used to establish the liabilities, as well as our actual policy benefits and claims experience. We charge or credit changes in our liabilities to expenses in the period the liabilities are established or re-estimated. If the liabilities originally established for future policy benefits prove inadequate, we must increase our liabilities, which may have a material adverse effect on our business, results of operations and financial condition.

CATASTROPHES MAY ADVERSELY IMPACT LIABILITIES FOR PROPERTY AND CASUALTY POLICYHOLDER CLAIMS AND REINSURANCE AVAILABILITY

     Our Auto & Home segment has experienced, and will likely in the future experience, CATASTROPHE losses that may have an adverse impact on the business, results of operations and financial condition of this segment. Catastrophes can be caused by various events, including hurricanes, windstorms, earthquakes, hail, tornados, explosions, severe winter weather (including snow, freezing water, ice storms and blizzards) and fires. Due to their nature, we cannot predict the incidence and severity of catastrophes. Historically, substantially all of our catastrophe-related claims have related to homeowners coverages. However, catastrophes may also affect other Auto & Home coverages. For us, areas of major hurricane exposure include coastal sections of the northeastern U.S. (including Long Island and the Connecticut, Rhode Island and Massachusetts shorelines) and Florida. We also have some earthquake exposure, primarily along the New Madrid fault line in the central U.S. Losses incurred by us from catastrophes, net of REINSURANCE but before taxes, were $56.7 million, $18.0 million, $69.0 million, $38.1 million and $53.4 million in 1998, 1997, 1996, 1995 and 1994, respectively.

     Consistent with industry practices, we establish liabilities for claims arising from a catastrophe only after assessing the exposure and damages arising from the event. We cannot be certain that the liabilities we have established will be adequate to cover actual claims. Furthermore, we cannot assure that the reinsurance we purchased will be adequate to protect us against material catastrophe losses or that such reinsurance will continue to be available to us in the future at commercially reasonable rates. States have from time to time passed legislation that has the effect of limiting the ability of insurers to manage risk, such as legislation restricting an insurer's ability to withdraw from catastrophe-prone areas. While we attempt to limit our exposure to acceptable levels, subject to restrictions imposed by insurance regulatory authorities, a catastrophic event or multiple catastrophic events might have a material adverse effect on our business, results of operations and financial condition.

A DOWNGRADE IN OUR RATINGS MAY INCREASE POLICY SURRENDERS AND WITHDRAWALS, ADVERSELY AFFECT RELATIONSHIPS WITH DISTRIBUTORS AND NEGATIVELY IMPACT NEW SALES

     Claims paying ability and financial strength ratings are a factor in establishing the competitive position of insurers. A rating downgrade (or the potential for such a downgrade) of Metropolitan Life Insurance Company could, among other things, materially increase the number of policy surrenders and withdrawals by policyholders of CASH VALUES from their policies, adversely affect relationships with broker-dealers, banks, agents, wholesalers and other distributors of Metropolitan Life Insurance Company's products and services, negatively impact new sales, adversely affect its ability to compete and thereby have a material adverse effect on our business, results of operations and financial condition. The current claims paying ability and financial strength ratings of Metropolitan Life Insurance Company are listed in the table below:

              RATING AGENCY                     RATING                  RATING STRUCTURE
Standard & Poor's Ratings Services                AA         Second highest of nine ratings
                                            ("Very Strong")  categories and mid-range within the
                                                             category based on modifiers (e.g., AA+,
                                                             AA and AA- are "Very Strong")
Moody's Investors Service, Inc.                   Aa2        Second highest of nine ratings
                                            ("Excellent")(1) categories and mid-range within the
                                                             category based on modifiers (e.g., Aa1,
                                                             Aa2 and Aa3 are "Excellent")

              RATING AGENCY                     RATING                  RATING STRUCTURE
A.M. Best Company, Inc.                           A+         Highest of nine ratings categories and
                                             ("Superior")    second highest within the category
                                                             based on modifiers (e.g., A++ and A+
                                                             are "Superior" while A and A- are
                                                             "Excellent")
Duff & Phelps Credit Rating Co.                   AA+        Second highest of eight ratings
                                             ("Very High")   categories and highest within the
                                                             category based on modifiers (e.g., AA+,
                                                             AA and AA- are "Very High")

---------------
(1) Moody's has placed its ratings of Metropolitan Life Insurance Company under review for possible downgrade following our announcement that we agreed to acquire GenAmerica Corporation. See "Business -- Proposed Acquisition of GenAmerica Corporation".

     The foregoing ratings reflect each rating agency's opinion of Metropolitan Life Insurance Company's financial strength, operating performance and ability to meet its obligations to policyholders and are not evaluations directed toward the protection of holders of our common stock.

CHANGES IN STATE AND FEDERAL REGULATION MAY AFFECT OUR PROFITABILITY

     Our insurance business is subject to comprehensive state regulation and supervision throughout the U.S. The primary purpose of such regulation is to protect policyholders, not stockholders. The laws of the various states establish insurance departments with broad powers with respect to such things as licensing companies to transact business, licensing agents, admitting statutory assets, mandating certain insurance benefits, regulating premium rates, approving policy forms, regulating unfair trade and claims practices, establishing statutory reserve requirements and solvency standards, fixing maximum interest rates on life insurance policy loans and minimum rates for accumulation of surrender values, restricting certain transactions between affiliates and regulating the types, amounts and statutory valuation of investments.

     State insurance regulators and the NATIONAL ASSOCIATION OF INSURANCE COMMISSIONERS (the "NAIC") continually reexamine existing laws and regulations, and may impose changes in the future that materially adversely affect our business, results of operations and financial condition.

     The U.S. Federal government does not directly regulate the insurance business. However, Federal legislation and administrative policies in certain areas can significantly and adversely affect the insurance industry generally and MetLife in particular. These areas include employee benefit plan regulation, financial services regulation and Federal taxation and securities laws. Additionally, interpretation of existing laws may change and the passage from time to time of new legislation may adversely affect our claims exposure on our policies.

     Metropolitan Life Insurance Company, some of its subsidiaries and certain policies and contracts offered by them are subject to various levels of regulation under the Federal securities laws administered by the Securities and Exchange Commission. These laws and regulations are primarily intended to protect investors in the securities markets and generally grant supervisory agencies broad administrative powers, including the power to limit or restrict the conduct of business for failure to comply with such laws and regulations. We may also be subject to similar laws and regulations in the states and foreign countries in which we provide investment advisory services, offer products or conduct other securities-related activities.

     We cannot predict the impact of future state or Federal laws or regulations on our business. Future laws and regulations, or the interpretation thereof, may materially adversely affect our business, results of operations and financial condition.

DEMUTUALIZATION RISKS

  OUR BOARD OF DIRECTORS WILL CONTROL THE OUTCOME OF STOCKHOLDER VOTES ON MANY MATTERS DUE TO THE VOTING PROVISIONS OF THE METLIFE POLICYHOLDER TRUST

     Under the plan of reorganization, we will establish the MetLife Policyholder Trust to hold the shares of common stock allocated to eligible policyholders not receiving cash or policy credits under the plan. An estimated 576,000,000 shares of common stock, or 69.3% of the total number of shares expected to be outstanding based upon an estimated initial public offering price of $19.00 per share, will be issued to the trust on the effective date of the plan, to be held on behalf of more than 10 million eligible policyholders. Because of the number of shares held by the trust and the voting provisions of the trust, the trust may affect the outcome of matters brought to a stockholder vote.

     Except on votes regarding certain fundamental corporate actions described below, the trustee will vote all of the shares of common stock held in the trust in accordance with the recommendations given by our board of directors to our stockholders or, if the board gives no such recommendation, as directed by the board. As a result of the voting provisions of the trust, the board of directors will effectively be able to control votes on all matters submitted to a vote of stockholders, excluding those fundamental corporate actions, so long as the trust holds a substantial number of shares of common stock.

     If the vote relates to fundamental corporate actions specified in the trust, the trustee will solicit instructions from the trust beneficiaries and vote all shares held in the trust in proportion to the instructions it receives. These actions include:

     - an election or removal of directors in which a stockholder has properly nominated one or more candidates in opposition to a nominee or nominees of our board of directors or a vote on a stockholder's proposal to oppose a board nominee for director, remove a director for cause or fill a vacancy caused by the removal of a director by stockholders, subject to certain conditions;

     - a merger or consolidation, a sale, lease or exchange of all or substantially all of the assets, or a recapitalization or dissolution, of MetLife, Inc., in each case requiring a vote of our stockholders under applicable Delaware law;

     - any transaction that would result in an exchange or conversion of shares of common stock held by the trust for cash, securities or other property;

     - issuances of common stock during the first year after the effective date of the plan at a price materially less than the then prevailing market price of the common stock, if a vote of our stockholders is required to approve the issuance under Delaware law, other than issuances in an underwritten public offering or pursuant to an employee benefit plan;

     - for the first year after the effective date of the plan, any matter that requires a supermajority vote of our outstanding stock entitled to vote thereon under Delaware law or our certificate of incorporation or by-laws, and any amendment to our certificate of incorporation or by-laws that is submitted for approval to our stockholders; and

     - any proposal requiring our board of directors to amend or redeem the rights under our stockholder rights plan, other than a proposal with respect to which we have received advice of nationally-recognized legal counsel to the effect that the proposal is not a proper subject for stockholder action under Delaware law.

If a vote concerns any of these fundamental corporate actions, the trustee will vote all of the shares of common stock held by the trust in proportion to the instructions it receives, which would give disproportionate weight to the instructions actually given by trust beneficiaries.

  WE MAY NEED TO FUND DEFICIENCIES IN OUR CLOSED BLOCK; ASSETS ALLOCATED TO THE CLOSED BLOCK BENEFIT ONLY THE HOLDERS OF CLOSED BLOCK POLICIES

     The plan of reorganization requires that Metropolitan Life Insurance Company establish and operate an accounting mechanism, known as a closed block, to ensure that the reasonable dividend expectations of policyholders of certain individual insurance policies of Metropolitan Life Insurance Company are met. We will allocate assets to the closed block in an amount that we expect will produce cash flows which, together with anticipated revenues from the policies included in the closed block, are reasonably expected to be sufficient to support these policies, including, but not limited to, provisions for the payment of claims and certain expenses and taxes, and to provide for the continuation of the policyholder DIVIDEND SCALES payable in 1999, if the experience underlying such scales continues, and for appropriate adjustments in such scales if the experience changes. We cannot assure that the closed block assets, the cash flows generated by the closed block assets and the anticipated revenues from the policies included in the closed block will be sufficient to provide for the benefits guaranteed under these policies. If they are not sufficient, we must fund the shortfall. Even if they are sufficient, we may choose, for competitive reasons, to support policyholder dividend payments with our general account funds. See "The Demutualization" for a description of the closed block.

     The closed block assets, the cash flows generated by the closed block assets and the anticipated revenues from the policies in the closed block will benefit only the holders of those policies. In addition, to the extent that these amounts are greater than the amounts estimated at the time we fund the closed block, dividends payable in respect of the policies included in the closed block may be greater than they would be in the absence of a closed block. Any excess earnings will be available for distribution over time to closed block policyholders but will not be available to our stockholders.

  A CHALLENGE TO THE NEW YORK SUPERINTENDENT OF INSURANCE'S APPROVAL MAY ADVERSELY AFFECT THE TERMS OF THE DEMUTUALIZATION AND THE MARKET PRICE OF OUR COMMON STOCK

     After a public hearing, the New York Superintendent of Insurance will determine whether the plan of reorganization meets the standards of applicable New York law, including, among other things, whether the plan is fair and equitable to the policyholders of Metropolitan Life Insurance Company. We do not expect that the New York Superintendent's order approving the plan will address the fairness of the plan to purchasers of common stock in the initial public offering.

     Section 7312 of the New York Insurance Law provides that any lawsuit challenging the validity of or arising out of acts taken or proposed to be taken under the demutualization statute in connection with the demutualization must be commenced within one year after a copy of the plan of reorganization, with the New York Superintendent's approval endorsed thereon, is filed in the office of the New York Superintendent or six months from the effective date of the plan of reorganization, whichever is later, or if the plan is withdrawn, within six months of such withdrawal. Although Section 326 of the New York Insurance Law provides that orders of the New York Superintendent are subject to judicial review in a proceeding under Article 78 of New York's Civil Practice Law and Rules, the law is not clear whether a lawsuit challenging an order of the New York Superintendent under Section 7312 would have to be commenced within four months after the order became final and binding, as is generally the case for an
Article 78 proceeding, or within the time period specified in Section 7312, whichever is later. We cannot predict whether any lawsuit challenging the plan or the approval thereof will be commenced or what aspects of the plan, if any, such an action might challenge. The existence of such a challenge could adversely affect the market price of our common stock.

     A successful challenge to the order of the New York Superintendent could result in monetary damages, a modification of the plan of reorganization or the New York Superintendent's approval of the plan being set aside. In order to challenge successfully the New York Superintendent's approval of the plan, a challenging party would have to sustain the burden of showing that approval was arbitrary and capricious, an abuse of discretion, made in violation of lawful procedures, affected by an error of law or not supported by substantial evidence. In addition, Section 7312 provides that an insurer may require a challenging party to give security for the insurer's reasonable expenses, including attorneys' fees, which may be incurred or for which the insurer may become liable, to which security the insurer shall have recourse in such amount as the court shall determine upon the termination of the action.

     A successful challenge would likely result in substantial uncertainty relating to the terms and effectiveness of the plan of reorganization, and a substantial period of time might be required to reach a final determination. Such an outcome would be materially adverse to purchasers of common stock in the initial public offering and would have a material adverse effect on our business, results of operations and financial condition.

LITIGATION AND REGULATORY INVESTIGATIONS MAY ADVERSELY AFFECT OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     We face significant risks of litigation and regulatory investigations and actions in connection with our activities as an insurer, employer, investment advisor, investor and taxpayer. These types of lawsuits and regulatory actions may be difficult to assess or quantify, may seek recovery of very large and/or indeterminate amounts, including punitive and treble damages, and their existence and magnitude may remain unknown for substantial periods of time. A substantial legal liability or a significant regulatory action against us could have a material adverse effect on our business, results of operations and financial condition.

     We are currently defendants in approximately 400 lawsuits, including over 40 putative or certified class action lawsuits, raising allegations of improper marketing and sales of individual life insurance policies or annuities, which are referred to as "sales practices claims". Further, state insurance regulatory authorities and other authorities regularly make inquiries and conduct investigations concerning our compliance with applicable insurance and other laws and regulations. These include investigations of alleged improper replacement transactions and alleged improper marketing and sales of insurance with inaccurate or inadequate disclosures as to the period for which premiums would be payable.

     On August 18, 1999, Metropolitan Life Insurance Company announced a settlement resolving a multidistrict litigation proceeding involving alleged improper sales practices. The settlement covers claims alleging improper sales practices in connection with the sale, servicing and administration of permanent life insurance policies and annuity contracts or certificates issued by Metropolitan Life Insurance Company or certain of its subsidiaries pursuant to sales made in the U.S. to individuals between January 1, 1982 and December 31, 1997. The class covered by the settlement includes owners of approximately six million in-force and terminated insurance policies and approximately one million in-force and terminated annuity contracts. The settlement is subject to court approval and the resolution of any appeals that are taken. Approximately 20,000 class members covered by the settlement have elected to exclude themselves from the settlement. The settlement does not cover class action lawsuits involving former policyholders of New England Life Insurance Company or purchasers of Metropolitan Life Insurance Company's policies and annuities outside the U.S.

     We expect that the total cost to us of the settlement will be approximately $957 million. This amount is equal to the amount of the increase in liabilities for the death benefits and policy adjustments and the present value of expected cash payments to be provided to included class members, as well as attorneys' fees and expenses and estimated other administrative costs, but does not include the cost of litigation with policyholders who are excluded from the settlement. We believe that the cost to us of the settlement will be substantially covered by available reinsurance and the provisions made in our consolidated financial statements, and thus will not have a material adverse effect on our consolidated results of operations or financial condition. We have not yet made a claim under those reinsurance agreements and, although there is a risk that the carriers will refuse coverage for all or part of the claim, we believe this is very unlikely to occur. We believe we have made adequate provision in our consolidated financial statements for all probable losses for sales practices claims, including litigation costs involving policyholders who are excluded from the settlement.

     Metropolitan Life Insurance Company is also a defendant in numerous lawsuits seeking compensatory and punitive damages for personal injuries allegedly caused by exposure to asbestos or asbestos-containing products. Additional litigation relating to these matters may be commenced in the future.

     While it is not feasible to predict or determine the ultimate outcome of all pending investigations and legal proceedings or provide reasonable ranges of potential losses, it is the opinion of our management that their outcomes, after consideration of available insurance and reinsurance and the provisions made in our consolidated financial statements, are not likely to have a material adverse effect on our consolidated financial condition. However, given the large and/or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on our operating results or cash flows in particular quarterly or annual periods. See "Business -- Legal Proceedings", Note 9 of Notes to Consolidated Financial Statements and Note 3 of Notes to Unaudited Interim Condensed Consolidated Financial Statements for a discussion of the material legal matters in which we are currently involved.

INVESTMENT PORTFOLIO RISKS

  DEFAULTS ON OUR FIXED MATURITY PORTFOLIO MAY ADVERSELY AFFECT OUR
PROFITABILITY

     We are subject to the risk that the issuers of the fixed maturity securities we own may default on principal and interest payments due thereon, particularly if a major economic downturn occurs. At September 30, 1999, fixed maturities that we classify as either "Problem" or "Potential Problem" totaled 0.3% of our fixed maturity investments. In recent years we have increased the percentage of our investments in non-investment grade fixed maturity securities. At September 30, 1999, such securities constituted 9.1% of our total fixed maturities. Our fixed maturity securities of $98.2 billion represented 68.4% of our total cash and invested assets at September 30, 1999. An increase in defaults on these securities could materially adversely affect our business, results of operations and financial condition.

  DEFAULTS ON OUR MORTGAGE LOANS MAY ADVERSELY AFFECT OUR PROFITABILITY

     Our mortgage loans face default risk. At September 30, 1999, our mortgage loans of $19.6 billion represented 13.6% of our total cash and invested assets. At September 30, 1999, loans that were either delinquent or in process of foreclosure totaled 0.5% of our mortgage loan investments, compared with the industry average at December 31, 1998 of 0.6%, as reported by the American Council of Life Insurance. The performance of our mortgage loan investments, however, may fluctuate in the future. In addition, substantially all of our mortgage loans have balloon payment maturities. An increase in the default rate of our mortgage loan investments could have a material adverse effect on our business, results of operations and financial condition.

  SOME OF OUR INVESTMENTS ARE RELATIVELY ILLIQUID

     Our investments in private placement fixed maturities, mortgage loans, equity real estate, including real estate joint ventures and other limited partnership interests are relatively illiquid. If we require significant amounts of cash on short notice in excess of our normal cash requirements, we may have difficulty selling these investments at attractive prices, in a timely manner, or both.

  DERIVATIVES MAY NOT BE HONORED BY COUNTERPARTIES

     We use derivative instruments to hedge market risk. Our derivative strategy employs a variety of instruments including financial futures, foreign exchange contracts, foreign currency swaps, interest rate swaps, interest rate caps and options. A failure by a counterparty to honor the terms of its derivatives contracts with us could have a material adverse effect on our business, results of operations and financial condition.

DIVIDENDS MAY BE AFFECTED BY LIMITATIONS IMPOSED ON METROPOLITAN LIFE INSURANCE COMPANY

     After the effective date of the plan, MetLife, Inc. will be an insurance holding company. The assets of MetLife, Inc. will consist primarily of all of the outstanding shares of the common stock of Metropolitan Life Insurance Company. Our ongoing ability to pay dividends to our stockholders and meet our obligations, including paying operating expenses and any debt service, primarily depends upon the receipt of dividends from Metropolitan Life Insurance Company. Any inability of Metropolitan Life Insurance Company to pay dividends to us in the future in an amount sufficient for us to pay dividends to our stockholders and meet our other obligations may materially adversely affect our business, results of operations and financial condition.

     The payment of dividends by Metropolitan Life Insurance Company is regulated under state insurance law. Under the New York Insurance Law, Metropolitan Life Insurance Company may pay a stockholder dividend to us only if it files notice of its intention to declare such a dividend and the amount thereof with the New York Superintendent of Insurance, and the New York Superintendent does not disapprove the dividend. Under the New York Insurance Law, the New York Superintendent has broad discretion in determining whether the financial condition of a stock life insurance company would support the payment of that dividend. The New York Insurance Department has established informal guidelines for the New York Superintendent's determinations that focus on, among other things, an insurer's overall financial condition and profitability under statutory accounting practices. We cannot assure that Metropolitan Life Insurance Company will have statutory earnings to support the payment of dividends to us in an amount sufficient to fund our cash requirements and pay cash dividends. In addition, from time to time, the NAIC and various state insurance regulators have considered, and may in the future consider and adopt, proposals to further restrict the making of dividend payments by an insurer without regulatory approval. Such proposals, if enacted, could further restrict the ability of Metropolitan Life Insurance Company to pay dividends to us.

FAILURE TO ACHIEVE YEAR 2000 COMPLIANCE MAY ADVERSELY IMPACT SYSTEMS OPERATIONS

     We are in the process of modifying or replacing portions of our information technology and non-information technology systems so that they will be Year 2000 compliant. However, any failure to identify all of our Year 2000 issues, or to complete our scheduled modifications and conversions on a timely basis, could have a material adverse effect on our business, results of operations and financial condition. In addition, we cannot guarantee that other companies, governmental agencies or other entities on which we rely will remediate their own Year 2000 issues on a timely basis, or that their failure to remediate or their making a modification or conversion that is incompatible with our systems, would not have a material adverse effect on our business, results of operations and financial condition.

CHANGES IN FEDERAL INCOME TAXATION COULD ADVERSELY IMPACT SALES OF OUR INSURANCE, ANNUITIES AND INVESTMENT PRODUCTS

     Current Federal income tax laws generally permit the tax-deferred accumulation of earnings on the premiums paid by the holders of annuities and life insurance products. Taxes, if any, are payable on the accumulated tax-deferred earnings when earnings are actually paid. Congress has, from time to time, considered possible legislation that would eliminate the deferral of taxation on the accretion of value within certain annuities and life insurance products. The 1994 U.S. Supreme Court ruling in NationsBank of North Carolina v. Variable Annuity Life Insurance

Company that annuities are not insurance for purposes of the National Bank Act may cause Congress to consider legislation that would eliminate tax deferral at least for certain annuities. Enactment of other possible legislation, including a simplified "flat tax" income structure with an exemption from taxation for investment income, could also adversely affect purchases of life insurance. We cannot foresee whether Congress will enact legislation or, whether such legislation, if enacted, will contain provisions with possible adverse effects on our life insurance and annuity products.

     Recently, the Federal income tax rate on capital gains was reduced. Consequently, some of our annuities and investment products that feature tax deferral of earnings appear relatively less attractive in comparison with alternative accumulation products that feature long-term capital gains treatment, particularly if the tax rates on ordinary income that are ultimately applied to such tax-deferred earnings substantially exceeded the reduced rate on long-term capital gains.

SALES OF SHARES MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK

     The trust will hold an estimated 576,000,000 shares of common stock on behalf of more than 10 million eligible policyholders, and their permitted assigns, who we estimate will become beneficiaries of the trust. The trust agreement provides that a beneficiary may sell the beneficiary's allocated shares of common stock through the purchase and sale program that we have established. Sales may be made at any time after the later of (1) termination of any stabilization arrangements and trading restrictions in connection with the initial public offering or (2) the closing of all underwriters' over-allotment options that have been exercised and the expiration of all unexercised options in connection with the initial public offering. Generally, sales will be processed on the first or second trading day after sale instructions are received. However, for the first 300 days after the plan effective date, if sales on the open market on behalf of trust beneficiaries holding more than 25,000 trust interests exceed the lesser of (i) 1/20th of 1% of the number of shares of common stock outstanding and (ii) 25% of the average daily trading volume for the 20 trading days (or such shorter period, if fewer than 20 trading days have elapsed since the plan effective date) preceding the trade, sales of such excess shares for those beneficiaries may be deferred to the next trading day (which will then be subject to the same volume limitations on that day) or sold by a nationally-recognized brokerage firm that will sell the shares as agent at market clearing prices or as principal in a block trade. We expect that these sales may begin within approximately 30 days after the plan effective date. In addition, subject to certain limitations, a trust beneficiary may withdraw his or her allocated shares beginning one year after the effective date of the plan. Sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock.

THE INITIAL PUBLIC OFFERING PRICE OF OUR COMMON STOCK MAY NOT BE INDICATIVE OF THE MARKET PRICE OF OUR STOCK AFTER THE OFFERING

     The initial public offering price of our common stock will be determined by negotiations among MetLife, Inc., Metropolitan Life Insurance Company and the representatives of the underwriters. In addition, the final terms of the initial public offering, including the initial public offering price, will be subject to the approval of the New York Superintendent of Insurance. The initial public offering price of our common stock will be based on numerous factors and may not be indicative of the market price for our common stock after the initial public offering. Factors such as variations in actual or anticipated operating results, changes in or failure to meet earnings estimates of securities analysts, market conditions in the financial services and insurance industries, regulatory actions and general economic and stock market conditions, among others, may have a significant effect on the market price of our common stock. Accordingly, the market price of our common stock may decline below the initial public offering price.

STATE LAWS AND OUR CERTIFICATE OF INCORPORATION AND BY-LAWS MAY DELAY, DETER OR PREVENT TAKEOVERS AND BUSINESS COMBINATIONS THAT STOCKHOLDERS MIGHT CONSIDER IN THEIR BEST INTERESTS

     State laws and our certificate of incorporation and by-laws may delay, deter or prevent a takeover attempt that stockholders might consider in their best interests. For instance, they may prevent stockholders from receiving the benefit from any premium over the market price of the common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future.

     The insurance laws and regulations of New York, the jurisdiction in which our principal insurance subsidiary, Metropolitan Life Insurance Company, is organized, may delay or impede a business combination involving us. Under the New York Insurance Law, for a period of five years following the effective date of the demutualization, no person may acquire beneficial ownership of 5% or more of the outstanding shares of our common stock without the prior approval of the New York Superintendent of Insurance. In addition, the New York Insurance Law prohibits any person from acquiring control of us and thus indirect control of Metropolitan Life Insurance Company, without the prior approval of the New York Superintendent. That law presumes that control exists where any person, directly or indirectly, owns, controls, holds the power to vote or holds proxies representing 10% or more of our outstanding voting stock, unless the New York Superintendent, upon application, determines otherwise. Even persons who do not acquire beneficial ownership of more than 10% of the outstanding shares of our common stock may be deemed to have acquired such control, if the New York Superintendent determines that such persons, directly or indirectly, exercise a controlling influence over our management or our policies. Therefore, any person seeking to acquire a controlling interest in us would face regulatory obstacles which may delay, deter or prevent an acquisition that stockholders might consider in their best interests.

     In addition, Section 203 of the Delaware General Corporation Law may affect the ability of an "interested stockholder" to engage in certain business combinations, including mergers, consolidations or acquisitions of additional shares, for a period of three years following the time that the stockholder becomes an "interested stockholder". An "interested stockholder" is defined to include persons owning directly or indirectly 15% or more of the outstanding voting stock of a corporation.

     The stockholder rights plan adopted by our board of directors may also have antitakeover effects. The stockholder rights plan is designed to protect our stockholders in the event of unsolicited offers to acquire MetLife, Inc. and other coercive takeover tactics which, in the opinion of our board of directors, could impair its ability to represent stockholder interests. The provisions of the stockholder rights plan may render an unsolicited takeover more difficult or less likely to occur or might prevent such a takeover, even though such takeover may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price and may be favored by a majority of our stockholders.

RISKS RELATING TO ACQUISITION OF GENAMERICA CORPORATION

  WE MAY BE UNABLE TO CONSUMMATE THE ACQUISITION OF GENAMERICA

     Our acquisition of GenAmerica is subject to a number of regulatory approvals, termination rights and other closing conditions, and accordingly, we face the risk that we will be unable to consummate the transaction. The parties have received the approval of the Director of the Missouri Department of Insurance and of the court hearing the reorganization proceeding of General American Mutual Holding Company, which is the ultimate parent of General American Life. Other standard regulatory approvals must also be obtained in order to complete the transaction. Additionally, we have a number of termination rights under our stock purchase agreement, including the right to terminate if General American Life is placed in rehabilitation proceedings and such proceedings are not completed within 21 days, or a longer period in our sole discretion. In addition, we may terminate the stock purchase agreement if a change has occurred that fundamentally impairs the core business operations of GenAmerica and its subsidiaries, taken as a whole, in a manner that cannot be remedied within a reasonable period of time. The acquisition is also subject to standard closing conditions such as the representations and warranties being true and correct and all third party approvals being obtained.

  WE MAY BE EXPOSED TO ADDITIONAL LITIGATION

     General American Life is a defendant in several class action lawsuits involving sales practices claims. These lawsuits would not be covered either by our recent class action settlement pertaining to sales practices claims or by our excess of loss reinsurance agreements covering some of our sales practices claims. In addition, General American Life is a defendant in several lawsuits claiming disability benefits and alleging bad faith in the termination of those benefits in connection with disability insurance it wrote prior to exiting that business in 1991. We are not indemnified under the stock purchase agreement for any losses relating to such claims against GenAmerica. Additionally, a subpoena was recently served by the U.S. Department of Justice requesting that General American Life provide records relating to its Medicare administration operations in connection with a "whistleblower" suit filed by a former employee. While it is not feasible to predict or determine the ultimate outcome of these matters, we believe that their outcomes will not have a material adverse effect on our business or financial condition, although it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on our operating results or cash flows in any particular period.

     We or General American Life may also become subject to claims brought by policyholders of General American Life or shareholders of its publicly held subsidiaries in connection with events leading up to the execution of the stock purchase agreement, as well as the acquisition itself. Some transactions leading up to the acquisition and the acquisition itself might be susceptible to challenge if any of the entities involved is placed in liquidation or bankruptcy. No claims arising out of these events have yet been made, although there can be no assurance that claims will not be made in the future. We are indemnified under the terms of the stock purchase agreement for some of those matters. We will have a first priority perfected security interest in the purchase price proceeds under the stock purchase agreement to cover losses that we incur for which General American Mutual Holding Company has indemnified us under the stock purchase agreement. Such indemnified losses include breaches of representations and warranties, legal proceedings brought within three years after the date of closing, alleged breaches of General American Life's funding agreements and GUARANTEED INTEREST CONTRACTS ("GICS") and the acceleration of payments under certain compensation arrangements and benefit plans. However, we cannot assure that the purchase price proceeds which may be available for indemnified losses will adequately protect us from liabilities if any claims are brought.

  WE MAY BE UNABLE TO RESTORE THE ONGOING BUSINESS OF GENAMERICA IN A TIMELY MANNER

     After General American Life was placed under the supervision of the Missouri Department of Insurance, sales of new insurance policies and annuity contracts by GenAmerica declined significantly and surrender levels for existing policyholders and annuity owners increased. Although we intend to quickly integrate GenAmerica into our existing operations, we cannot guarantee that following the acquisition we will be able to do so or that sales by GenAmerica of new insurance policies and annuity contracts and surrender rates for existing policies and contracts will return to pre-supervision levels. In particular, we cannot assure that the claims paying ability and financial strength ratings of General American Life, Reinsurance Group of America and GenAmerica's other insurance subsidiaries, which had been downgraded, will return to their prior levels. GenAmerica incurred a loss in the third quarter, principally due to losses from the sale of invested assets to meet funding agreement and other policy obligations and the write-down of other assets to their current market value. There can be no assurance that future profitability of GenAmerica will not be adversely affected.

                                USE OF PROCEEDS

     Our net proceeds from the initial public offering are estimated to be $3,871 million to $5,437 million, or $4,451 million to $6,253 million if the underwriters' options to purchase additional shares of common stock as described under "Underwriting" are exercised in full, assuming an initial public offering price within a range of $14.00 to $24.00 per share, and after deducting an assumed underwriting discount and estimated offering expenses payable by us.

     As required by the plan of reorganization, we will use the net proceeds as follows:

     - an estimated $560 million to $960 million to reimburse Metropolitan Life Insurance Company for the crediting of policy credits;

     - an estimated $1,176 million to $2,016 million to reimburse Metropolitan Life Insurance Company for the payment of cash to certain policyholders in the demutualization;

     - an estimated $462 million to $792 million to reimburse Metropolitan Life Insurance Company for cash payments to be made by its Canadian branch to certain holders of policies included in its Canadian business sold to Clarica Life Insurance Company in 1998;

     - an estimated $393 million to reimburse Metropolitan Life Insurance Company for the payment of the fees and expenses incurred in connection with the demutualization; and

     - MetLife, Inc. will retain up to $340 million (unless the New York Superintendent of Insurance approves a larger amount) for working capital, payment of dividends and other general corporate purposes and to pay the fees and expenses of the trustee and custodian of the MetLife Policyholder Trust.

     We will contribute any remaining proceeds to Metropolitan Life Insurance Company for its general corporate purposes and to repay an estimated $935 million of the $1.2 billion of short-term debt that Metropolitan Life Insurance Company expects to incur in connection with the acquisition of GenAmerica Corporation.

     In addition to the initial public offering, the plan of reorganization permits us to complete one or more other capital raising transactions on the plan effective date. These may include one or more of a public offering of mandatorily convertible preferred securities, a public offering of convertible preferred securities and up to $500 million aggregate principal amount of publicly-issued debt securities, commercial paper issuances or bank borrowings (or a combination of such offerings, issuances and bank borrowings). The plan of reorganization provides that the initial public offering, together with any other capital raising transactions completed on the plan effective date, must raise proceeds, net of underwriting commissions and related expenses, in an amount at least equal to the amount paid by Metropolitan Life Insurance Company to fund mandatory cash payments pursuant to the plan and policy credits to policyholders and to pay fees and expenses incurred by Metropolitan Life Insurance Company related to the demutualization, as well as to reimburse Metropolitan Life Insurance Company for amounts to be paid by its Canadian branch to certain holders of policies included in our Canadian business sold to Clarica Life Insurance Company in 1998.

     We will not receive any proceeds from the issuance of the common stock to the MetLife Policyholder Trust in exchange for policyholders' membership interests.

                                DIVIDEND POLICY

     Our board of directors intends to declare an annual dividend on our common stock. The declaration and payment of dividends is subject to the discretion of our board of directors, and will depend on our financial condition, results of operations, cash requirements, future prospects, regulatory restrictions on the payment of dividends by Metropolitan Life Insurance Company and our other insurance subsidiaries and other factors deemed relevant by the board. There is no requirement or assurance that we will declare and pay any dividends. For a discussion of our cash sources and needs, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- MetLife, Inc."

     Following the effective date of the plan, we will be an insurance holding company. Our assets will consist primarily of all of the outstanding shares of the common stock of Metropolitan Life Insurance Company. Our ongoing ability to pay dividends to our stockholders and to meet our obligations, including paying our operating expenses and any debt service, depends primarily upon the receipt of dividends from Metropolitan Life Insurance Company. The payment of dividends by Metropolitan Life Insurance Company is regulated under the New York Insurance Law. See "Risk Factors -- Dividends may be affected by limitations imposed on Metropolitan Life Insurance Company" and "Business -- Regulation -- Insurance regulation -- Holding company regulation".

                                 CAPITALIZATION

     The information in the following table is derived from and should be read in conjunction with the Consolidated Financial Statements and the related Notes and with the Pro Forma Consolidated Financial Information and Notes thereto included elsewhere in this prospectus. The table presents our consolidated capitalization at September 30, 1999 and after giving effect to:

     - the demutualization and the issuance of an estimated 576,000,000 shares of common stock to the trust on behalf of policyholders in the demutualization;

     - the sale of 255,000,000 shares of common stock in the offering at an assumed initial public offering price of $19.00 per share, the midpoint of the range stated on the cover page of this prospectus;

     - the use of an estimated $760 million from the offering to reimburse Metropolitan Life Insurance Company for the crediting of policy credits provided in lieu of allocated shares;

     - the use of an estimated $1,596 million from the offering to reimburse Metropolitan Life Insurance Company for cash payments made in lieu of allocated shares;

     - the use of an estimated $627 million to reimburse Metropolitan Life Insurance Company for cash payments made by its Canadian branch to certain holders of policies included in our Canadian business, which was sold to Clarica Life Insurance Company in 1998; and

     - an estimated $312 million (net of income taxes of $65 million) for additional fees and expenses incurred in connection with the demutualization;

as if the demutualization and the offering had occurred at September 30, 1999. Under the plan of reorganization, policyholders eligible to receive consideration in the demutualization will be allocated shares of common stock, which will be held for them by the trust, cash or policy credits. The data set forth below assumes that policy credits will be provided in lieu of 40,000,000 allocated shares and cash payments will be made in lieu of 84,000,000 allocated shares. The actual amount used to fund such policy credits and cash payments will depend on the initial public offering price per share. The data set forth below excludes 37,500,000 shares issuable upon exercise of the underwriters' options to purchase additional shares as described under "Underwriting". See "The Demutualization -- Payment of Consideration to Eligible Policyholders".

                                                                         AT SEPTEMBER 30, 1999
                                                         -----------------------------------------------------
                                                                            THE                          PRO
                                                         HISTORICAL   DEMUTUALIZATION   THE OFFERING    FORMA
                                                         ----------   ---------------   ------------   -------
                                                                         (DOLLARS IN MILLIONS)
DEBT:
Short-term debt........................................   $ 5,619        $     --          $   --      $ 5,619
                                                          -------
Long-term debt
  Surplus notes and other..............................     1,597              --              --        1,597
  Investment-related debt..............................       371              --              --          371
  Non-insurance subsidiary debt........................       586              --              --          586
                                                          -------        --------          ------      -------
         Total long-term debt..........................     2,554              --              --        2,554
                                                          -------        --------          ------      -------
EQUITY:
Preferred stock, par value $.01 per share, 200,000,000
  shares authorized; none issued.......................        --              --              --           --
Series A Junior Participating..........................        --              --              --           --
Common stock, par value $.01 per share; 3,000,000,000
  shares authorized; pro forma 576,000,000 shares for
  the demutualization, and 255,000,000 shares for the
  offering; total pro forma 831,000,000 shares issued
  and outstanding......................................        --               6               2            8
Additional paid-in capital.............................        --          10,533           4,661       15,194
Retained earnings......................................    13,834         (13,834)             --           --
Accumulated other comprehensive loss...................      (277)             --              --         (277)
                                                          -------        --------          ------      -------
         Total equity..................................    13,557          (3,295)          4,663       14,925
                                                          -------        --------          ------      -------
         TOTAL CAPITALIZATION..........................   $16,111        $ (3,295)         $4,663      $17,479
                                                          =======        ========          ======      =======

                         SELECTED FINANCIAL INFORMATION

     The following table sets forth selected consolidated financial information for MetLife. The consolidated financial information for the years ended December 31, 1998, 1997 and 1996 and at December 31, 1998 and 1997 has been derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated financial information for the years ended December 31, 1995 and 1994 and at December 31, 1996, 1995, and 1994 has been derived from our audited consolidated financial statements not included elsewhere in this prospectus. The selected consolidated financial information for the nine months ended September 30, 1999 and 1998 and at September 30, 1999 has been derived from our unaudited interim condensed consolidated financial statements included elsewhere herein. The selected consolidated financial information at September 30, 1998 has been derived from our unaudited interim condensed consolidated financial statements not included elsewhere herein. In the opinion of management, the unaudited interim condensed consolidated financial information presented in the table below reflects all adjustments, which include only normal recurring adjustments, necessary for a fair statement of our consolidated financial position and results of operations for such periods. The results of operations for the nine months ended September 30, 1999 are not necessarily indicative of the results to be expected for the full year. The following consolidated statements of income and consolidated balance sheet data, other than the statutory data, have been prepared in conformity with generally accepted accounting principles. The statutory data have been derived from Metropolitan Life Insurance Company's Annual Statements filed with insurance regulatory authorities and have been prepared in accordance with statutory accounting practices. The following information should be read in conjunction with and is qualified in its entirety by the information and consolidated financial statements appearing elsewhere in this prospectus.

                                                       FOR THE NINE
                                                       MONTHS ENDED
                                                       SEPTEMBER 30,               FOR THE YEARS ENDED DECEMBER 31,
                                                     -----------------   ----------------------------------------------------
                                                      1999      1998       1998       1997       1996       1995       1994
                                                      ----      ----       ----       ----       ----       ----       ----
                                                                              (DOLLARS IN MILLIONS)
STATEMENTS OF INCOME DATA
Revenues:
  Premiums(1)......................................  $ 8,724   $ 8,503   $ 11,503   $ 11,278   $ 11,345   $ 11,178   $ 10,078
  Universal life and investment-type product policy
    fees...........................................    1,019     1,110      1,360      1,418      1,243      1,177        883
  Net investment income(1)(2)(3)...................    7,235     7,633     10,228      9,491      8,978      8,837      8,326
  Other revenues(1)................................    1,552     1,481      1,965      1,491      1,246        834        636
  Net realized investment gains (losses)(4)........     (177)    1,083      2,021        787        231       (157)      (258)
                                                     -------   -------   --------   --------   --------   --------   --------
                                                      18,353    19,810     27,077     24,465     23,043     21,869     19,665
                                                     -------   -------   --------   --------   --------   --------   --------
Expenses:
  Policyholder benefits and claims(1)(5)...........    9,436     9,293     12,488     12,234     12,286     11,915     10,987
  Interest credited to policyholder account
    balances.......................................    1,823     2,058      2,731      2,884      2,868      3,143      3,040
  Policyholder dividends...........................    1,237     1,215      1,653      1,742      1,728      1,786      1,752
  Other expenses(1)(3)(6)..........................    5,076     4,925      8,118      5,934      4,755      4,281      3,473
                                                     -------   -------   --------   --------   --------   --------   --------
                                                      17,572    17,491     24,990     22,794     21,637     21,125     19,252
                                                     -------   -------   --------   --------   --------   --------   --------
Income before provision for income taxes,
  discontinued operations and extraordinary item...      781     2,319      2,087      1,671      1,406        744        413
Provision for income taxes(7)......................      353       846        740        468        482        407        380
                                                     -------   -------   --------   --------   --------   --------   --------
Income before discontinued operations and
  extraordinary item...............................      428     1,473      1,347      1,203        924        337         33
(Loss) gain from discontinued operations(8)........       --        --         --         --        (71)       362         81
                                                     -------   -------   --------   --------   --------   --------   --------
Income before extraordinary item...................      428     1,473      1,347      1,203        853        699        114
Extraordinary item -- demutualization expense, net
  of income tax of $15 and $2, respectively........      (77)       --         (4)        --         --         --         --
                                                     -------   -------   --------   --------   --------   --------   --------
Net income.........................................  $   351   $ 1,473   $  1,343   $  1,203   $    853   $    699   $    114
                                                     =======   =======   ========   ========   ========   ========   ========

                                                       AT SEPTEMBER 30,                       AT DECEMBER 31,
                                                      -------------------   ----------------------------------------------------
                                                        1999       1998       1998       1997       1996       1995       1994
                                                        ----       ----       ----       ----       ----       ----       ----
                                                                                (DOLLARS IN MILLIONS)
BALANCE SHEET DATA
  General account assets(3).........................  $166,429   $156,322   $157,278   $154,438   $145,877   $144,277   $136,189
  Separate account assets...........................    60,737     53,867     58,068     48,338     43,399     38,861     31,380
                                                      --------   --------   --------   --------   --------   --------   --------
  Total assets......................................  $227,166   $210,189   $215,346   $202,776   $189,276   $183,138    167,569
                                                      ========   ========   ========   ========   ========   ========   ========
  Liabilities:
    Life and health policyholder liabilities(9).....  $121,909   $121,935   $122,726   $125,849   $121,333   $120,782   $115,506
    Property and casualty policyholder
      liabilities(9)................................     2,227      1,508      1,477      1,509      1,562      1,438      1,556
    Short-term debt.................................     5,619        830      3,585      4,587      3,311      3,235      3,173
    Long-term debt..................................     2,554      3,089      2,903      2,884      1,946      2,345      1,633
    Separate account liabilities....................    60,737     53,867     58,068     48,338     43,399     38,861     31,380
    Other liabilities(3)............................    20,563     13,292     11,720      5,602      5,742      4,723      5,893
                                                      --------   --------   --------   --------   --------   --------   --------
  Total liabilities.................................   213,609    194,521    200,479    188,769    177,293    171,384    159,141
                                                      --------   --------   --------   --------   --------   --------   --------
  Retained earnings.................................    13,834     13,613     13,483     12,140     10,937     10,084      9,385
  Accumulated other comprehensive income (loss).....      (277)     2,055      1,384      1,867      1,046      1,670       (957)
                                                      --------   --------   --------   --------   --------   --------   --------
  Total equity......................................    13,557     15,668     14,867     14,007     11,983     11,754      8,428
                                                      --------   --------   --------   --------   --------   --------   --------
  Total liabilities and equity......................  $227,166   $210,189   $215,346   $202,776   $189,276   $183,138   $167,569
                                                      ========   ========   ========   ========   ========   ========   ========

                                                      AT OR FOR THE
                                                       NINE MONTHS
                                                          ENDED
                                                      SEPTEMBER 30,             AT OR FOR THE YEARS ENDED DECEMBER 31,
                                                   -------------------   ----------------------------------------------------
                                                     1999       1998       1998       1997       1996       1995       1994
                                                     ----       ----       ----       ----       ----       ----       ----
                                                                             (DOLLARS IN MILLIONS)
OTHER DATA
Operating income(4)(10)..........................  $    621   $    749   $     23   $    617   $    818   $    504   $    404
  Adjusted operating income(4)(11)...............  $    938   $    859   $  1,226   $    807   $    921   $    613   $    506
  Operating return on equity(12).................       N/A        N/A        0.2%       5.3%       7.8%       5.2%       4.3%
  Adjusted operating return on equity(13)........       N/A        N/A        9.6%       7.0%       8.8%       6.3%       5.4%
  Return on equity(14)...........................       N/A        N/A       10.5%      10.4%       8.1%       7.2%       1.2%
  Operating cash flows...........................  $  3,564   $  1,867   $    841   $  2,872   $  3,688   $  4,823   $  3,980
  Total assets under management(15)..............  $366,601   $344,425   $360,693   $338,725   $297,570   $288,000   $221,500
STATUTORY DATA(16)
  Premiums and deposits..........................  $ 17,934   $ 16,663   $ 22,722   $ 20,569   $ 20,611   $ 21,651   $ 21,824
  Net income (loss)..............................  $    387   $  1,554   $    875   $    589   $    460   $   (672)  $    148
  Policyholder surplus...........................  $  7,105   $  8,331   $  7,388   $  7,378   $  7,151   $  6,785   $  6,936
  Asset valuation reserve........................  $  3,508   $  3,541   $  3,323   $  3,814   $  2,635   $  2,038   $  2,270

                                                                 AT OR FOR THE
                                                                  NINE MONTHS
                                                                     ENDED            AT OR FOR THE YEARS ENDED
                                                                 SEPTEMBER 30,               DECEMBER 31,
                                                              -------------------   ------------------------------
                                                                1999       1998       1998       1997       1996
                                                                ----       ----       ----       ----       ----
                                                                             (DOLLARS IN MILLIONS)
OPERATING DATA(21)
INDIVIDUAL BUSINESS
    Total revenues..........................................  $  8,037   $  8,503   $ 11,801   $ 10,630   $ 10,248
    Operating income(10)....................................  $    447   $    431   $    620   $    329   $    332
    Net income..............................................  $    453   $    619   $  1,069   $    603   $    511
    Total assets............................................  $106,715   $100,436   $103,536   $ 95,990   $ 86,042
    Policyholder liabilities(9).............................  $ 72,273   $ 70,677   $ 71,571   $ 70,686   $ 67,220
    Separate account liabilities............................  $ 25,269   $ 19,379   $ 23,013   $ 17,345   $ 12,386
  INSTITUTIONAL BUSINESS
    Total revenues..........................................  $  7,786   $  7,694   $ 10,651   $  9,271   $  8,783
    Operating income(10)....................................  $    453   $    333   $    482   $    310   $    199
    Net income..............................................  $    417   $    492   $    846   $    339   $    146
    Total assets............................................  $ 90,661   $ 89,761   $ 88,741   $ 83,481   $ 75,872
    Policyholder liabilities(9).............................  $ 47,821   $ 49,711   $ 49,406   $ 49,550   $ 48,253
    Separate account liabilities............................  $ 35,061   $ 34,463   $ 35,029   $ 30,473   $ 27,368
  AUTO & HOME
    Total revenues..........................................  $  1,183   $  1,128   $  1,642   $  1,459   $  1,437
    Operating income(10)....................................  $     34   $     55   $     81   $     69   $     19
    Net income..............................................  $     35   $     57   $    161   $     74   $     34
    Total assets............................................  $  4,005   $  2,734   $  2,763   $  2,542   $  2,801
    Combined ratio..........................................     103.7%     101.2%     100.8%      99.9%     104.9%

                                                                 AT OR FOR THE
                                                                  NINE MONTHS
                                                                     ENDED            AT OR FOR THE YEARS ENDED
                                                                 SEPTEMBER 30,               DECEMBER 31,
                                                              -------------------   ------------------------------
                                                                1999       1998       1998       1997       1996
                                                                ----       ----       ----       ----       ----
                                                                             (DOLLARS IN MILLIONS)
ASSET MANAGEMENT
    Total revenues..........................................  $    657   $    666   $    892   $    769   $    555
    Operating income(10)....................................  $     41   $     40   $     46   $     52   $     47
    Net income..............................................  $     41   $     40   $     49   $     52   $     47
    Assets under management(17).............................  $181,800   $178,300   $191,000   $175,100   $145,600
  INTERNATIONAL OPERATIONS
    Total revenues(18)......................................  $    554   $    989   $  1,179   $  1,745   $  1,506
    Operating income (loss).................................  $      5   $    (13)  $    (35)  $      6   $     78
    Net income..............................................  $      8   $     69   $     56   $    126   $     86
    Total assets............................................  $  3,752   $  3,010   $  3,432   $  7,412   $ 11,714
    Separate account liabilities............................  $    407   $     25   $     26   $    520   $  3,645
  CORPORATE(19)
    Total revenues(20)......................................  $    312   $  1,199   $  1,395   $  1,240   $    955
    Total expenses..........................................  $    920   $    741   $  2,514   $  1,118   $    923
    Net income (loss).......................................  $   (549)  $    302   $   (695)  $    210   $     14

---------------
 (1) Includes the following combined financial statement data of MetLife Capital Holdings, Inc., which was sold in 1998, and our Canadian operations and U.K. insurance operations, substantially all of which were sold in 1998 and 1997, respectively:

                                          FOR THE NINE
                                          MONTHS ENDED           FOR THE YEARS ENDED DECEMBER 31,
                                          SEPTEMBER 30,    --------------------------------------------
                                              1998         1998     1997      1996      1995      1994
                                          -------------    ----     ----      ----      ----      ----
                                                              (DOLLARS IN MILLIONS)
Revenues:
Premiums.................................     $200         $204    $  463    $  456    $  439    $  399
Net Investment Income....................      477          495       914       877       637       720
Other revenues...........................       35           33       225       164       192       167
                                              ----         ----    ------    ------    ------    ------
                                              $712         $732    $1,602    $1,497    $1,268    $1,286
                                              ====         ====    ======    ======    ======    ======
Expenses:
Policyholder benefits and claims.........     $238         $240    $  495    $  459    $  492    $  430
Other expenses...........................      400          418       861       606       831       732
                                              ----         ----    ------    ------    ------    ------
                                              $638         $658    $1,356    $1,065    $1,323    $1,162
                                              ====         ====    ======    ======    ======    ======

      As a result of these sales, we recorded net realized investment gains of $520 million and $139 million for the years ended December 31, 1998 and 1997, respectively.

      In July 1998, Metropolitan Life Insurance Company sold a substantial portion of its Canadian operations to Clarica Life Insurance Company. As part of that sale, a large block of policies in effect with Metropolitan Life Insurance Company in Canada were transferred to Clarica Life, and the holders of the transferred Canadian policies became policyholders of Clarica Life. Those transferred policyholders are no longer policyholders of Metropolitan Life Insurance Company and, therefore, are not entitled to compensation under the plan of reorganization. However, as a result of a commitment made in connection with obtaining Canadian regulatory approval of that sale, if Metropolitan Life Insurance Company demutualizes, its Canadian branch will make cash payments to those who are, or are deemed to be, holders of these transferred Canadian policies. The payments, which will be recorded in other expenses in the same period as the effective date of the plan, will be determined in a manner that is consistent with the treatment of, and fair and equitable to, eligible policyholders of Metropolitan Life Insurance Company. The aggregate amount of the payment is dependent upon the initial public offering price of common stock to be issued at the effective date of the plan. Assuming an initial public offering price of between $14.00 to $24.00 per share, and based on preliminary actuarial calculations we have made regarding these payments, we estimate that the aggregate payments will range from $462 million to $792 million.

 (2) During 1997, we changed to the retrospective interest method of accounting for investment income on structured notes in accordance with Emerging Issues Task Force Consensus 96-12, Recognition of Interest Income and Balance Sheet Classification of Structured Notes. As a result, net investment income increased by $175 million. The cumulative effect of this accounting change on prior years' income was immaterial.

 (3) In 1998, we adopted the provisions of Statement of Financial Accounting Standards 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to our securities lending program. Adoption of the provisions had the effect of increasing assets and liabilities by $3,769 million at December 31, 1998, and increasing revenues and expenses by $266 million for the year ended December 31, 1998.

 (4) Realized investment gains and losses are presented net of related policyholder amounts. The amounts netted against realized investment gains and losses are the following:

                                               FOR THE NINE
                                               MONTHS ENDED
                                               SEPTEMBER 30,          FOR THE YEARS ENDED DECEMBER 31,
                                              ---------------    -------------------------------------------
                                              1999      1998      1998      1997     1996     1995     1994
                                              ----      ----      ----      ----     ----     ----     ----
                                                                  (DOLLARS IN MILLIONS)
Gross realized investment gains (losses)....  $(214)   $1,187    $2,629    $1,018    $ 458    $  73    $ (39)
                                              -----    ------    ------    ------    -----    -----    -----
Less amounts allocable to:
  Future policy benefit loss recognition....     --       (60)     (300)     (126)    (203)    (152)    (206)
  Deferred policy acquisition costs.........     26        (5)     (240)      (70)      (4)     (78)     (27)
  Participating pension contracts...........     11       (39)      (68)      (35)     (20)      --       14
                                              -----    ------    ------    ------    -----    -----    -----
  Total.....................................     37      (104)     (608)     (231)    (227)    (230)    (219)
                                              -----    ------    ------    ------    -----    -----    -----
Net realized investment gains (losses)......  $(177)   $1,083    $2,021    $  787    $ 231    $(157)   $(258)
                                              =====    ======    ======    ======    =====    =====    =====

      Realized investment gains (losses) have been reduced by (1) deferred policy acquisition amortization to the extent that such amortization results from realized investment gains and losses, (2) additions to future policy benefits resulting from the need to establish additional liabilities due to the recognition of investment gains, and (3) additions to participating contractholder accounts when amounts equal to such investment gains and losses are credited to the contractholders' accounts. This presentation may not be comparable to presentations made by other insurers. This presentation affected operating income and adjusted operating income. See note 10 below.

 (5) Policyholder benefits and claims exclude (include) $(11) million, $99 million, $368 million, $161 million, $223 million, $152 million and $192 million for the nine months ended September 30, 1999 and 1998 and for the years ended December 31, 1998, 1997, 1996, 1995 and 1994, respectively, of future policy benefit loss recognition and credits to participating pension contracts that have been charged (credited) against net realized investment gains and losses as such amounts are directly related to such gains and losses. This presentation may not be comparable to presentations made by other insurers.

 (6) Other expenses exclude (include) $(26) million, $5 million, $240 million, $70 million, $4 million, $78 million and $27 million for the nine months ended September 30, 1999 and 1998 and for the years ended December 31, 1998, 1997, 1996, 1995 and 1994, respectively, of amortization of deferred policy acquisition costs that have been charged (credited) against net realized investment gains and losses as such amounts are directly related to such gains and losses. This presentation may not be comparable to presentations made by other insurers.

 (7) Includes $94 million, $13 million, $18 million, $(40) million, $38 million, $67 million and $206 million for surplus tax paid (received) by Metropolitan Life Insurance Company for the nine months ended September 30, 1999 and 1998 and for the years ended December 31, 1998, 1997, 1996, 1995, and 1994, respectively. As a stock life insurance company, we will no longer be subject to the surplus tax after the effective date of the demutualization. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

 (8) The gain (loss) from discontinued operations was primarily attributable to the disposition of our group medical insurance business.

 (9) Policyholder liabilities include future policy benefits, policyholder account balances, other policyholder funds and policyholder dividends.

(10) The following provides a reconciliation of net income to operating income on a consolidated basis:

                                                                      FOR THE NINE
                                                                      MONTHS ENDED
                                                                      SEPTEMBER 30,        FOR THE YEARS ENDED DECEMBER 31,
                                                                     ---------------   -----------------------------------------
                                                                     1999     1998      1998      1997     1996    1995    1994
                                                                     ----    -------   -------   -------   -----   -----   -----
                                                                                        (DOLLARS IN MILLIONS)
       Net income..................................................  $351    $ 1,473   $ 1,343   $ 1,203   $ 853   $ 699   $ 114
                                                                     ----    -------   -------   -------   -----   -----   -----
       Adjustments to reconcile net income to operating income:
         Gross realized investment (gains) losses..................   214     (1,187)   (2,629)   (1,018)   (458)    (73)     39
         Income tax on gross realized investment gains and
           losses..................................................   (94)       380       883       312     173      26      14
                                                                     ----    -------   -------   -------   -----   -----   -----
           Realized investment (gains) losses, net of income tax...   120       (807)   (1,746)     (706)   (285)    (47)     53
                                                                     ----    -------   -------   -------   -----   -----   -----
         Amounts allocated to investment gains and losses (see note
           4)......................................................   (37)       104       608       231     227     230     219
         Income tax on amounts allocated to investment gains and
           losses..................................................    16        (34)     (204)      (71)    (86)    (83)   (107)
                                                                     ----    -------   -------   -------   -----   -----   -----
           Amount allocated to investment gains and losses, net of
             income tax............................................   (21)        70       404       160     141     147     112
                                                                     ----    -------   -------   -------   -----   -----   -----
         Loss (gain) from discontinued operations..................    --         --        --        --      71    (362)    (81)
                                                                     ----    -------   -------   -------   -----   -----   -----
         Surplus tax...............................................    94         13        18       (40)     38      67     206
                                                                     ----    -------   -------   -------   -----   -----   -----
         Extraordinary item -- demutualization expense, net of
           income tax of $15 and $2, respectively..................    77         --         4        --      --      --      --
                                                                     ----    -------   -------   -------   -----   -----   -----
       Operating income............................................  $621    $   749   $    23   $   617   $ 818   $ 504   $ 404
                                                                     ====    =======   =======   =======   =====   =====   =====

     The following provides a reconciliation of net income to operating income for our Individual Business segment:

                                                                      FOR THE NINE
                                                                      MONTHS ENDED        FOR THE YEARS ENDED
                                                                      SEPTEMBER 30,           DECEMBER 31,
                                                                     ---------------    ------------------------
                                                                     1999      1998      1998     1997     1996
                                                                     ----      ----      ----     ----     ----
                                                                                (DOLLARS IN MILLIONS)
       Net income..................................................  $453      $ 619    $1,069    $ 603    $ 511
                                                                     ----      -----    ------    -----    -----
       Adjustments to reconcile net income to operating income:
         Gross realized investment (gains) losses..................    15       (259)     (914)    (433)    (276)
         Income tax on gross realized investment gains and
           losses..................................................    (6)        67       292      100      101
                                                                     ----      -----    ------    -----    -----
           Realized investment (gains) losses, net of income tax...     9       (192)     (622)    (333)    (175)
                                                                     ----      -----    ------    -----    -----
       Amounts allocated to investment gains and losses (see note
         4)........................................................   (26)         5       255       77       (6)
       Income tax on amounts allocated to investment gains and
         losses....................................................    11         (1)      (82)     (18)       2
                                                                     ----      -----    ------    -----    -----
         Amount allocated to investment gains and losses, net of
           income tax..............................................   (15)         4       173       59       (4)
                                                                     ----      -----    ------    -----    -----
       Operating income............................................  $447      $ 431    $  620    $ 329    $ 332
                                                                     ====      =====    ======    =====    =====

     The following provides a reconciliation of net income to operating income for our Institutional Business segment:

                                                                      FOR THE NINE
                                                                      MONTHS ENDED        FOR THE YEARS ENDED
                                                                      SEPTEMBER 30,          DECEMBER 31,
                                                                     ---------------    -----------------------
                                                                     1999      1998     1998     1997     1996
                                                                     ----      ----     ----     ----     ----
                                                                               (DOLLARS IN MILLIONS)
       Net income..................................................  $417      $ 492    $ 846    $ 339    $ 146
                                                                     ----      -----    -----    -----    -----
       Adjustments to reconcile net income to operating income:
         Gross realized investment (gains) losses..................    63       (348)    (943)    (181)    (241)
         Income tax on gross realized investment gains and
           losses..................................................   (20)       112      324       64       85
                                                                     ----      -----    -----    -----    -----
           Realized investment (gains) losses, net of income tax...    43       (236)    (619)    (117)    (156)
                                                                     ----      -----    -----    -----    -----
         Amounts allocated to investment gains and losses (see note
           4)......................................................   (11)       114      386      136      213
         Income tax on amounts allocated to investment gains and
           losses..................................................     4        (37)    (131)     (48)     (75)
                                                                     ----      -----    -----    -----    -----
           Amount allocated to investment gains and losses, net of
             income tax............................................    (7)        77      255       88      138
                                                                     ----      -----    -----    -----    -----
         Loss from discontinued operations, net of income tax......    --         --       --       --       71
                                                                     ----      -----    -----    -----    -----
       Operating income............................................  $453      $ 333    $ 482    $ 310    $ 199
                                                                     ====      =====    =====    =====    =====

     The following provides a reconciliation of net income to operating income for our Auto & Home segment:

                                                                      FOR THE NINE
                                                                      MONTHS ENDED      FOR THE YEARS ENDED
                                                                     SEPTEMBER 30,         DECEMBER 31,
                                                                     --------------    ---------------------
                                                                     1999      1998    1998     1997    1996
                                                                     ----      ----    ----     ----    ----
       Net income..................................................  $35       $57     $ 161    $74     $ 34
                                                                     ---       ---     -----    ---     ----
       Adjustments to reconcile net income to operating income:
         Gross realized investment gains...........................   (1)       (3)     (122)    (9)     (24)
         Income tax on gross realized investment gains.............   --         1        42      4        9
                                                                     ---       ---     -----    ---     ----
           Realized investment gains, net of income tax............   (1)       (2)      (80)    (5)     (15)
                                                                     ---       ---     -----    ---     ----
       Operating income............................................  $34       $55     $  81    $69     $ 19
                                                                     ===       ===     =====    ===     ====

     The following provides a reconciliation of net income to operating income
(loss) for our International segment:

                                                                      FOR THE NINE
                                                                      MONTHS ENDED      FOR THE YEARS ENDED
                                                                     SEPTEMBER 30,          DECEMBER 31,
                                                                     --------------    ----------------------
                                                                     1999      1998    1998     1997     1996
                                                                     ----      ----    ----     ----     ----
       Net income..................................................  $ 8       $ 69    $  56    $ 126    $ 86
                                                                     ---       ----    -----    -----    ----
       Adjustments to reconcile net income to operating income
         (loss):
         Gross realized investments gains..........................   (3)      (102)    (117)    (160)    (33)
         Income tax on gross realized investment gains.............   --         20       26       24      13
                                                                     ---       ----    -----    -----    ----
           Realized investment gains, net of income tax............   (3)       (82)     (91)    (136)    (20)
                                                                     ---       ----    -----    -----    ----
         Amounts allocated to investment gains (see note 4)........   --         --       --       18      20
         Income tax on amounts allocated to investment gains.......   --         --       --       (2)     (8)
                                                                     ---       ----    -----    -----    ----
           Amount allocated to investment gains, net of income
             tax...................................................   --         --       --       16      12
                                                                     ---       ----    -----    -----    ----
       Operating income (loss).....................................  $ 5       $(13)   $ (35)   $   6    $ 78
                                                                     ===       ====    =====    =====    ====

       We believe the supplemental operating information presented above allows for a more complete analysis of results of operations. Realized investment gains and losses have been excluded due to their volatility between periods and because such data are often excluded when evaluating the overall financial performance of insurers. Operating income should not be considered as a substitute for any GAAP measure of performance. Our method of calculating operating income may be different from the method used by other companies and therefore comparability may be limited.

(11) The following provides a reconciliation of operating income to adjusted operating income:

                                                                     FOR THE NINE
                                                                     MONTHS ENDED
                                                                     SEPTEMBER 30,    FOR THE YEARS ENDED DECEMBER 31,
                                                                     -------------   ----------------------------------
                                                                     1999     1998    1998    1997   1996   1995   1994
                                                                     ----     ----   ------   ----   ----   ----   ----
                                                                                   (DOLLARS IN MILLIONS)
       Operating income............................................  $621     $749   $   23   $617   $818   $504   $404
       Adjustment for charges for sales practices claims and for
       personal injury claims caused by exposure to asbestos or
       asbestos-containing products, net of income tax.............   317      110    1,203    190    103    109    102
                                                                     ----     ----   ------   ----   ----   ----   ----
       Adjusted operating income...................................  $938     $859   $1,226   $807   $921   $613   $506
                                                                     ====     ====   ======   ====   ====   ====   ====

       The charge for the nine months ended September 30, 1999 is principally related to the settlement of a multidistrict litigation proceeding involving alleged improper sales practices, accruals for sales practices claims not covered by the settlement and other legal costs. The amount reported for the year ended December 31, 1998 includes charges for sales practices claims and claims for personal injuries caused by exposure to asbestos or asbestos-containing products. See Note 9 of Notes to Consolidated Financial Statements. We believe that supplemental adjusted operating income data provide information useful in measuring operating trends by excluding the unusual amounts of expenses associated with sales practices and asbestos-related claims. These expenses are not related to our ongoing operations. Adjusted operating income should not be considered as a substitute for any GAAP measure of performance.

(12) Operating return on equity is defined as operating income divided by average total equity excluding accumulated other comprehensive income
     (loss). We believe the operating return on equity information presented supplementally allows for a more complete analysis of results of operations. Accumulated other comprehensive income (loss) has been excluded due to its volatility between periods and because such data are often excluded when evaluating the overall financial performance of insurers. Operating return on equity should not be considered as a substitute for any GAAP measure of performance. Our method of calculation of operating return on equity may be different from the calculation used by other companies and, therefore, comparability may be limited. Operating return on equity is only presented for annual periods.

(13) Adjusted operating return on equity is defined as adjusted operating income divided by average total equity, excluding accumulated other comprehensive income (loss). We believe that supplemental adjusted operating return on equity data provide information useful in measuring operating trends by excluding the unusual amounts of expenses associated with sales practices and asbestos-related claims. Adjusted operating return on equity should not be considered as a substitute for any GAAP measure of performance. Adjusted operating return on equity is only presented for annual periods.

(14) Return on equity is defined as net income divided by average total equity, excluding accumulated other comprehensive income (loss).

(15) Includes MetLife's general account and separate account assets and assets managed on behalf of third parties.

(16) Metropolitan Life Insurance Company statutory data only.

(17) Includes $0.6 billion, $4.2 billion, $4.2 billion, $5.6 billion and $6.0 billion of MetLife's general account assets managed by our Asset Management segment at September 30, 1999 and 1998, and December 31, 1998, 1997 and 1996, respectively, as well as assets managed on behalf of third parties.

(18) Includes our Canadian operations and U.K. insurance operations, substantially all of which were sold in 1998 and 1997, respectively. Total revenues for these entities were $518 million, $469 million, $1,060 million, and $1,001 million for the nine months ended September 30, 1998 and for the years ended December 31, 1998, 1997 and 1996, respectively.

(19) We maintain a Corporate segment through which we report items that are not directly allocable to any of our business segments, including unallocated capital, revenues and expenses.

(20) Includes MetLife Capital Holdings, Inc., which was sold in 1998. Total revenues for this entity were $260 million, $263 million, $542 million and $496 million for the nine months ended September 30, 1998 and for the years ended December 31, 1998, 1997 and 1996, respectively.

(21) Segment data does not include consolidation and elimination entries related to intersegment amounts. See Note 18 of Notes to Consolidated Financial Statements.

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The pro forma consolidated financial information presented below gives effect to:

     - the demutualization, including the issuance of an estimated 576,000,000 shares of common stock to the trust in connection therewith,

     - the establishment of the closed block, and

     - two different assumptions of the number of shares sold in the initial public offering and the initial public offering price:

        - the sale of 288,000,000 shares of common stock in the initial public offering at $14.00 per share, and

        - the sale of 236,000,000 shares of common stock in the initial public offering at $24.00 per share,

as if the demutualization, the establishment of the closed block and the initial public offering had occurred at September 30, 1999, for the purposes of the pro forma consolidated balance sheet, and at January 1, 1998 for the purposes of the pro forma consolidated statements of income for the nine months ended September 30, 1999 and for the year ended December 31, 1998. The pro forma consolidated financial information excludes the effects of various acquisitions, including the proposed acquisition of GenAmerica Corporation, and dispositions because they are not significant. This pro forma information is presented to depict only the effects of the demutualization and the related initial public offering. Metropolitan Life Insurance Company expects to incur approximately $1.2 billion of short-term debt in connection with the acquisition of GenAmerica Corporation. We intend to repay an estimated $935 million of this short-term debt with proceeds from the initial public offering in excess of those amounts required under the plan of reorganization.

     The pro forma information reflects gross and estimated net proceeds from the initial public offering of $4,032 million to $5,664 million and $3,871 million to $5,437 million, respectively, assuming an initial public offering price per share of $14.00 to $24.00 and the use of proceeds set forth elsewhere in this prospectus. We expect to use an estimated $560 million to $960 million of the net proceeds to reimburse Metropolitan Life Insurance Company for policy credits made in lieu of 40,000,000 allocated shares, an estimated $1,176 million to $2,016 million of the net proceeds to reimburse Metropolitan Life Insurance Company for cash payments made in lieu of 84,000,000 allocated shares and an estimated $462 million to $792 million to reimburse Metropolitan Life Insurance Company for cash payments to be made by its Canadian branch to certain holders of policies included in its Canadian business sold to Clarica Life Insurance Company in 1998. We will account for the payments to the transferred Canadian policyholders in other expenses in the same period as the effective date of the plan. We will base the consideration paid to each eligible policyholder under the plan of reorganization on the number of shares of common stock allocated to the eligible policyholder pursuant to the terms of the plan. For the policyholder receiving policy credits or cash payments, we will translate the share allocations into dollar amounts based on the initial public offering price per share. The pro forma information assumes that eligible policyholders holding approximately 10% of the total number of shares allocated to eligible policyholders, representing estimated cash payments of $952 million to $1,632 million, elect to receive cash. We have also assumed that $224 million to $384 million in cash payments will be distributed to non-electing eligible policyholders who must receive cash in the demutualization. We believe this is a reasonable estimate given the experience of past demutualizations and the preliminary calculations of the allocation of the consideration to be distributed under the plan. We have also based our assumptions as to the amounts to be distributed in the form of policy credits on these preliminary calculations. The actual amount of the policy credits and cash payments will depend on the initial public offering price per share and on the number of eligible policyholders who elect to receive cash at the time of the initial public offering. We have also based our assumption as to the number of shares of common stock to be issued to the trust on these preliminary calculations. The actual amount of common stock issued to the trust will depend on the actual cash and stock elections of eligible policyholders. See "The Demutualization -- Payment of Consideration to Eligible Policyholders". The pro forma consolidated financial information also reflects the elimination of the surplus tax on earnings and is presented before the extraordinary item for demutualization expense. The pro forma consolidated statements of income do not give effect to any pro forma earnings resulting from the use of the net proceeds from the initial public offering or the charge related to the payments to be made to certain transferred Canadian policyholders described above.

     We will account for the demutualization using the historical carrying values of our assets and liabilities.

     WE HAVE BASED THE PRO FORMA INFORMATION ON AVAILABLE INFORMATION AND ON ASSUMPTIONS MANAGEMENT BELIEVES ARE REASONABLE AND THAT REFLECT THE EFFECTS OF THESE TRANSACTIONS. WE HAVE PROVIDED THE PRO FORMA INFORMATION FOR INFORMATIONAL PURPOSES ONLY. THE NUMBER OF SHARES ACTUALLY SOLD IN THE INITIAL PUBLIC OFFERING AND THE INITIAL PUBLIC OFFERING PRICE MAY VARY FROM THE AMOUNTS ASSUMED. THIS INFORMATION DOES NOT NECESSARILY INDICATE OUR CONSOLIDATED FINANCIAL POSITION OR RESULTS OF OPERATIONS HAD WE CONSUMMATED THE ESTABLISHMENT OF THE CLOSED BLOCK, THE DEMUTUALIZATION AND THE INITIAL PUBLIC OFFERING ON THE DATES ASSUMED AND DOES NOT PROJECT OR FORECAST OUR CONSOLIDATED FINANCIAL POSITION OR RESULTS OF OPERATIONS FOR ANY FUTURE DATE OR PERIOD. You should read the pro forma information in conjunction with our historical consolidated financial statements included elsewhere in this prospectus and with the information set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations", "The Demutualization" and "Business".

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
   ASSUMING GROSS PROCEEDS FROM THE INITIAL PUBLIC OFFERING OF $4,032 MILLION

                                                         FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                                                ---------------------------------------------------------------
                                                              ESTABLISHMENT
                                                                 OF THE              THE
                                                HISTORICAL   CLOSED BLOCK(1)   DEMUTUALIZATION       PRO FORMA
                                                ----------   ---------------   ---------------       ---------
                                                        (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
REVENUES
  Premiums....................................   $ 8,724         $(2,808)           $  --           $     5,916
  Universal life and investment-type product
    policy fees...............................     1,019              --               --                 1,019
  Net investment income.......................     7,235          (1,717)              --                 5,518
  Other revenues..............................     1,552              --               --                 1,552
  Net realized investment losses (net of
    amounts allocable to other accounts of
    $37)......................................      (177)              6               --                  (171)
  Contribution from the closed block..........        --              26               --                    26
                                                 -------         -------            -----           -----------
                                                  18,353          (4,493)              --                13,860
                                                 -------         -------            -----           -----------
EXPENSES
  Policyholder benefits and claims (includes
    amounts directly related to net realized
    investment losses of $11).................     9,436          (2,891)              --                 6,545
  Interest credited to policyholder account
    balances..................................     1,823              --               --                 1,823
  Policyholder dividends......................     1,237          (1,063)              --                   174
  Other expenses (includes amounts directly
    related to net realized investment losses
    of $26)...................................     5,076            (539)              --                 4,537
                                                 -------         -------            -----           -----------
                                                  17,572          (4,493)              --                13,079
                                                 -------         -------            -----           -----------
Income before provision for income taxes and
  extraordinary item..........................       781              --               --                   781
Provision for income taxes....................       353              --              (94)(7)               259
                                                 -------         -------            -----           -----------
Income before extraordinary item..............   $   428         $    --            $  94           $       522
                                                 =======         =======            =====           ===========
Per share data:
  Income before extraordinary item per
    share -- basic............................                                                      $      0.60
  Number of shares used in calculation of per
    share data................................                                                      864,000,000(2)

              The accompanying Notes are an integral part of this
                  Pro Forma Consolidated Statement of Income.

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
   ASSUMING GROSS PROCEEDS FROM THE INITIAL PUBLIC OFFERING OF $5,664 MILLION

                                                         FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                                                ---------------------------------------------------------------
                                                              ESTABLISHMENT
                                                                 OF THE              THE
                                                HISTORICAL   CLOSED BLOCK(1)   DEMUTUALIZATION       PRO FORMA
                                                ----------   ---------------   ---------------       ---------
                                                        (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
REVENUES
  Premiums....................................   $ 8,724         $(2,808)           $  --           $     5,916
  Universal life and investment-type product
    policy fees...............................     1,019              --               --                 1,019
  Net investment income.......................     7,235          (1,717)              --                 5,518
  Other revenues..............................     1,552              --               --                 1,552
  Net realized investment losses (net of
    amounts allocable to other accounts of
    $37)......................................      (177)              6               --                  (171)
  Contribution from the closed block..........        --              26               --                    26
                                                 -------         -------            -----           -----------
                                                  18,353          (4,493)              --                13,860
                                                 -------         -------            -----           -----------
EXPENSES
  Policyholder benefits and claims (includes
    amounts directly related to net realized
    investment losses of $11).................     9,436          (2,891)              --                 6,545
  Interest credited to policyholder account
    balances..................................     1,823              --               --                 1,823
  Policyholder dividends......................     1,237          (1,063)              --                   174
  Other expenses (includes amounts directly
    related to net realized investment losses
    of $26)...................................     5,076            (539)              --                 4,537
                                                 -------         -------            -----           -----------
                                                  17,572          (4,493)              --                13,079
                                                 -------         -------            -----           -----------
Income before provision for income taxes and
  extraordinary item..........................       781              --               --                   781
Provision for income taxes....................       353              --              (94)(7)               259
                                                 -------         -------            -----           -----------
Income before extraordinary item..............   $   428         $    --            $  94           $       522
                                                 =======         =======            =====           ===========
Per share data:
  Income before extraordinary item per
    share -- basic............................                                                      $      0.64
  Number of shares used in calculation of per
    share data................................                                                      812,000,000(2)

              The accompanying Notes are an integral part of this
                  Pro Forma Consolidated Statement of Income.

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
   ASSUMING GROSS PROCEEDS FROM THE INITIAL PUBLIC OFFERING OF $4,032 MILLION

                                                             FOR THE YEAR ENDED DECEMBER 31, 1998
                                                ---------------------------------------------------------------
                                                              ESTABLISHMENT
                                                                 OF THE              THE
                                                HISTORICAL   CLOSED BLOCK(1)   DEMUTUALIZATION       PRO FORMA
                                                ----------   ---------------   ---------------       ---------
                                                        (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
REVENUES
  Premiums....................................   $11,503         $(3,903)           $ --            $     7,600
  Universal life and investment-type product
    policy fees...............................     1,360              --              --                  1,360
  Net investment income.......................    10,228          (2,057)             --                  8,171
  Other revenues..............................     1,965              --              --                  1,965
  Net realized investment gains (net of
    amounts allocable to other accounts of
    $608).....................................     2,021              --              --                  2,021
  Contribution from the closed block..........        --               9              --                      9
                                                 -------         -------            ----            -----------
                                                  27,077          (5,951)             --                 21,126
                                                 -------         -------            ----            -----------
EXPENSES
  Policyholder benefits and claims (excludes
    amounts directly related to net realized
    investment gains of $368).................    12,488          (3,864)             --                  8,624
  Interest credited to policyholder account
    balances..................................     2,731              --              --                  2,731
  Policyholder dividends......................     1,653          (1,441)             --                    212
  Other expenses(excludes amounts directly
    related to net realized investment gains
    of $240)..................................     8,118            (646)             --                  7,472
                                                 -------         -------            ----            -----------
                                                  24,990          (5,951)             --                 19,039
                                                 -------         -------            ----            -----------
Income before provision for income taxes and
  extraordinary item..........................     2,087              --              --                  2,087
Provision for income taxes....................       740              --             (18)(7)                722
                                                 -------         -------            ----            -----------
Income before extraordinary item..............   $ 1,347         $    --            $ 18            $     1,365
                                                 =======         =======            ====            ===========
Per share data:
  Income before extraordinary item per
    share -- basic............................                                                      $      1.58
  Number of shares used in calculation of per
    share data................................                                                      864,000,000(2)

              The accompanying Notes are an integral part of this
                  Pro Forma Consolidated Statement of Income.

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
   ASSUMING GROSS PROCEEDS FROM THE INITIAL PUBLIC OFFERING OF $5,664 MILLION

                                                             FOR THE YEAR ENDED DECEMBER 31, 1998
                                                ---------------------------------------------------------------
                                                              ESTABLISHMENT
                                                                 OF THE              THE
                                                HISTORICAL   CLOSED BLOCK(1)   DEMUTUALIZATION       PRO FORMA
                                                ----------   ---------------   ---------------       ---------
                                                        (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
REVENUES
  Premiums....................................   $11,503         $(3,903)           $ --            $     7,600
  Universal life and investment-type product
    policy fees...............................     1,360              --              --                  1,360
  Net investment income.......................    10,228          (2,057)             --                  8,171
  Other revenues..............................     1,965              --              --                  1,965
  Net realized investment gains (net of
    amounts allocable to other accounts of
    $608).....................................     2,021              --              --                  2,021
  Contribution from the closed block..........        --               9              --                      9
                                                 -------         -------            ----            -----------
                                                  27,077          (5,951)             --                 21,126
                                                 -------         -------            ----            -----------
EXPENSES
  Policyholder benefits and claims (excludes
    amounts directly related to net realized
    investment gains of $368).................    12,488          (3,864)             --                  8,624
  Interest credited to policyholder account
    balances..................................     2,731              --              --                  2,731
  Policyholder dividends......................     1,653          (1,441)             --                    212
  Other expenses (excludes amounts directly
    related to net realized investment gains
    of $240)..................................     8,118            (646)             --                  7,472
                                                 -------         -------            ----            -----------
                                                  24,990          (5,951)             --                 19,039
                                                 -------         -------            ----            -----------
Income before provision for income taxes and
  extraordinary item..........................     2,087              --              --                  2,087
Provision for income taxes....................       740              --             (18)(7)                722
                                                 -------         -------            ----            -----------
Income before extraordinary item..............   $ 1,347         $    --            $ 18            $     1,365
                                                 =======         =======            ====            ===========
Per share data:
  Income before extraordinary item per
    share -- basic............................                                                      $      1.68
  Number of shares used in calculation of per
    share data................................                                                      812,000,000(2)

              The accompanying Notes are an integral part of this
                  Pro Forma Consolidated Statement of Income.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
   ASSUMING GROSS PROCEEDS FROM THE INITIAL PUBLIC OFFERING OF $4,032 MILLION

                                                                        AT SEPTEMBER 30,1999
                                   ----------------------------------------------------------------------------------------------
                                                                                       AS ADJUSTED FOR
                                                 ESTABLISHMENT                           THE CLOSED      THE INITIAL
                                                 OF THE CLOSED           THE            BLOCK AND THE       PUBLIC
                                   HISTORICAL       BLOCK(1)       DEMUTUALIZATION     DEMUTUALIZATION     OFFERING     PRO FORMA
                                   ----------   ----------------   ---------------     ---------------   ------------   ---------
                                                                       (DOLLARS IN MILLIONS)
ASSETS
Investments:
    Fixed maturities
      available-for-sale, at fair
      value......................   $ 98,164        $(23,451)         $     --            $ 74,713          $   --      $ 74,713
    Equity securities, at fair
      value......................      2,115              --                --               2,115              --         2,115
    Mortgage loans on real
      estate.....................     19,561          (4,072)               --              15,489              --        15,489
    Real estate and real estate
      joint ventures.............      5,924              --                --               5,924              --         5,924
    Policy loans.................      5,558          (3,732)               --               1,826              --         1,826
    Other limited partnership
      interests..................      1,225              --                --               1,225              --         1,225
    Short-term investments.......      4,521              --                --               4,521              --         4,521
    Other invested assets........      1,451            (262)               --               1,189              --         1,189
                                    --------        --------          --------            --------          ------      --------
                                     138,519         (31,517)               --             107,002              --       107,002
  Cash and cash equivalents......      5,053            (419)           (1,638)(2)           2,996           3,871(4)      6,867
  Accrued investment income......      1,986            (260)               --               1,726              --         1,726
  Premiums and other
    receivables..................      7,428             (93)               --               7,335              --         7,335
  Deferred policy acquisition
    costs........................      7,947          (3,569)               --               4,378              --         4,378
  Deferred income taxes..........      1,084              32                --               1,116              --         1,116
  Other..........................      4,412              --                --               4,412              --         4,412
  Closed block assets............         --          35,826                --              35,826              --        35,826
  Separate account assets........     60,737              --                --              60,737              --        60,737
                                    --------        --------          --------            --------          ------      --------
                                    $227,166        $     --          $ (1,638)           $225,528          $3,871      $229,399
                                    ========        ========          ========            ========          ======      ========
LIABILITIES AND EQUITY
LIABILITIES:
  Future policy benefits.........   $ 72,820        $(38,212)         $    560 (2)        $ 35,168          $   --      $ 35,168
  Policyholder account
    balances.....................     45,844              (4)               --              45,840              --        45,840
  Other policyholder funds.......      4,379            (210)               --               4,169              --         4,169
  Policyholder dividends
    payable......................      1,093            (751)               --                 342              --           342
  Short-term debt................      5,619              --                --               5,619              --         5,619
  Long-term debt.................      2,554              --                --               2,554              --         2,554
  Current income taxes payable...      1,079             (75)              (65)(3)             939              --           939
  Other..........................     19,484             (42)              377 (3)          19,819              --        19,819
  Closed block liabilities.......         --          39,294                --              39,294              --        39,294
  Separate account liabilities...     60,737              --                --              60,737              --        60,737
                                    --------        --------          --------            --------          ------      --------
                                     213,609              --               872             214,481              --       214,481
                                    --------        --------          --------            --------          ------      --------
EQUITY:
  Preferred stock................         --              --                --                  --              --            --
  Common stock...................         --              --                 6 (2)(5)            6               3(4)          9
  Additional paid-in capital.....         --              --            11,318 (5)          11,318           3,868(4)     15,186
  Retained earnings..............     13,834              --           (13,834)(5)              --              --            --
  Accumulated other comprehensive
    loss.........................       (277)             --                --                (277)             --          (277)
                                    --------        --------          --------            --------          ------      --------
                                      13,557              --            (2,510)             11,047           3,871        14,918
                                    --------        --------          --------            --------          ------      --------
                                    $227,166        $     --          $ (1,638)           $225,528          $3,871      $229,399
                                    ========        ========          ========            ========          ======      ========

              The accompanying Notes are an integral part of this
                     Pro Forma Consolidated Balance Sheet.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
   ASSUMING GROSS PROCEEDS FROM THE INITIAL PUBLIC OFFERING OF $5,664 MILLION

                                                                         AT SEPTEMBER 30, 1999
                                      -------------------------------------------------------------------------------------------
                                                                                      AS ADJUSTED FOR
                                                   ESTABLISHMENT                        THE CLOSED      THE INITIAL
                                                   OF THE CLOSED         THE           BLOCK AND THE       PUBLIC
                                      HISTORICAL     BLOCK(1)      DEMUTUALIZATION    DEMUTUALIZATION     OFFERING      PRO FORMA
                                      ----------   -------------   ---------------    ---------------   ------------    ---------
                                                                         (DOLLARS IN MILLIONS)
ASSETS
Investments:
    Fixed maturities available-for-
      sale, at fair value...........   $ 98,164      $(23,451)        $     --           $ 74,713          $   --       $ 74,713
    Equity securities at fair
      value.........................      2,115            --               --              2,115              --          2,115
    Mortgage loans on real estate...     19,561        (4,072)              --             15,489              --         15,489
    Real estate or real estate joint
      ventures......................      5,924            --               --              5,924              --          5,924
    Policy loans....................      5,558        (3,732)              --              1,826              --          1,826
    Other limited partnership
      interests.....................      1,225            --               --              1,225              --          1,225
    Short-term investments..........      4,521            --               --              4,521              --          4,521
    Other invested assets...........      1,451          (262)              --              1,189              --          1,189
                                       --------      --------         --------           --------          ------       --------
                                        138,519       (31,517)              --            107,002              --        107,002
  Cash and cash equivalents.........      5,053          (419)          (2,808)(2)          1,826           5,437(6)       7,263
  Accrued investment income.........      1,986          (260)              --              1,726              --          1,726
  Premiums and other receivables....      7,428           (93)              --              7,335              --          7,335
  Deferred policy acquisition
    costs...........................      7,947        (3,569)              --              4,378              --          4,378
  Deferred income taxes.............      1,084            32               --              1,116              --          1,116
  Other.............................      4,412            --               --              4,412              --          4,412
  Closed block assets...............         --        35,826               --             35,826              --         35,826
  Separate account assets...........     60,737            --               --             60,737              --         60,737
                                       --------      --------         --------           --------          ------       --------
                                       $227,166      $     --         $ (2,808)          $224,358          $5,437       $229,795
                                       ========      ========         ========           ========          ======       ========
LIABILITIES AND EQUITY
LIABILITIES:
  Future policy benefits............   $ 72,820      $(38,212)        $    960 (2)       $ 35,568          $   --       $ 35,568
  Policyholder account balances.....     45,844            (4)                             45,840              --         45,840
  Other policyholder funds..........      4,379          (210)              --              4,169              --          4,169
  Policyholder dividends payable....      1,093          (751)              --                342              --            342
  Short-term debt...................      5,619            --               --              5,619              --          5,619
  Long-term debt....................      2,554            --               --              2,554              --          2,554
  Current income taxes payable......      1,079           (75)             (65)(3)            939              --            939
  Other.............................     19,484           (42)             377 (3)         19,819              --         19,819
  Closed block liabilities..........         --        39,294               --             39,294              --         39,294
  Separate account liabilities......     60,737            --               --             60,737              --         60,737
                                       --------      --------         --------           --------          ------       --------
                                        213,609            --            1,272            214,881              --        214,881
                                       --------      --------         --------           --------          ------       --------
EQUITY:
  Preferred stock...................         --            --               --                 --              --             --
  Common stock......................         --            --                6 (2)(5)           6               2(6)           8
  Additional paid-in capital........         --            --            9,748 (5)          9,748           5,435(6)      15,183
  Retained earnings.................     13,834            --          (13,834)(5)             --              --             --
  Accumulated other comprehensive
    loss............................       (277)           --               --               (277)             --           (277)
                                       --------      --------         --------           --------          ------       --------
                                         13,557            --           (4,080)             9,477           5,437         14,914
                                       --------      --------         --------           --------          ------       --------
                                       $227,166      $     --         $ (2,808)          $224,358          $5,437       $229,795
                                       ========      ========         ========           ========          ======       ========

              The accompanying Notes are an integral part of this
                     Pro Forma Consolidated Balance Sheet.

             NOTES TO PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     (1) The pro forma consolidated balance sheets and pro forma consolidated statements of income reflect an allocation of assets and liabilities to the closed block, and an allocation of the related revenues and expenses, in each case based on provisions in the plan of reorganization. Closed block invested assets on the pro forma consolidated balance sheets are reflected at their historical carrying values. See "The Demutualization -- Establishment and Operation of the Closed Block". Assets and liabilities allocated to the closed block on the pro forma consolidated balance sheets have been determined using an actuarial model based on actual assets and liabilities allocated to the closed block at December 31, 1998. The actuarial model was developed from Metropolitan Life Insurance Company's policy records, with liabilities recorded at their historical carrying value. Based on the actuarial model of liabilities of the closed block policies, an estimate of the initial assets needed to fund the closed block was made. The assets allocated to the closed block were derived by assigning to the closed block all policy loans on closed block policies and a portion of the invested assets available for inclusion in the closed block at December 31, 1998. Modeled cash flows were used to determine asset balances at September 30, 1999 and January 1, 1998. These assets and liabilities were adjusted to reflect any new individual participating policies issued during such periods. Modeled assets and liabilities are presented in this pro forma consolidated financial information since actual amounts have not been determined at September 30, 1999. We will not establish the closed block until the effective date of the plan and, accordingly, the actual assets and liabilities ultimately allocated to the closed block and their carrying values will not be known until that date. In management's opinion, the allocation of assets and liabilities to the closed block as of the effective date of the plan is not expected to differ materially from the allocation reflected in the pro forma consolidated balance sheets.

     The pro forma consolidated statements of income reflect an allocation of revenues and expenses to the closed block based on certain estimates and assumptions that management believes are reasonable. We have determined the closed block amounts in the pro forma consolidated statements of income using the underlying policyholder administrative records supporting this business. We then modeled revenues and expenses related to the closed block policies and closed block assets to derive the pro forma consolidated statements of income for the nine months ended September 30, 1999 and the year ended December 31, 1998. Net investment income and realized investment gains for the nine months ended September 30, 1999 reflect the actual income from assets planned for assignment to the closed block plus estimated income from assets to be selected to replace assets sold or matured. We used certain estimates to allocate 1998 investment income to the closed block. We based these estimates upon the closed block's proportional share of net investment income on those categories of assets available for inclusion in the closed block. These estimates should not differ significantly from actual amounts since the average rates by category of assets were used in determining such amounts. To the extent these estimates differ from actual amounts, the underlying allocation between closed and open block operations would change, but consolidated net income would not be affected. The contribution from the closed block reflected in the pro forma consolidated statements of income does not necessarily indicate the contribution from the closed block if we had established the closed block at January 1, 1998 or of the expected contribution in any future period.

     The closed block amounts in the pro forma consolidated statements of income for the nine months ended September 30, 1999 and for the year ended December 31, 1998 reflect new individual participating policies issued during such periods, which will ultimately be included in the closed block. Closed block amounts were determined as follows: (1) premiums and substantially all benefits were modeled using in-force information related to the business to be included within the closed block; (2) net investment income for the nine months ended September 30, 1999 reflects the actual income from assets planned for assignment to the closed block plus estimated income from assets to be selected to replace assets sold or matured based upon an assumed rate of return on assets allocated to the closed block; (3) net investment income for the year ended December 31, 1998 was allocated to the closed block using an assumed rate of return on assets allocated to the closed block; (4) policyholder dividends were based on dividend scales of policies assumed to be included within the closed block; (5) maintenance expenses were allocated based on per policy charges provided in the plan of reorganization;
(6) realized investment gains and losses were not allocated to the closed block for the year ended December 31, 1998 because it was assumed that assets allocated to the closed block on January 1, 1998 were the same assets allocated at December 31, 1998 (the closed block funding date) except for investment changes related to 1998 allocated cash flows; and (7) realized investment gains and losses allocated to the closed block for the nine months ended September 30, 1999 reflect the actual gains from assets planned for assignment to the closed block.

     Deferred acquisition costs on business included in the closed block has been reported as an asset of the closed block in the pro forma consolidated balance sheets. Amortization of closed block deferred acquisition costs, other than amounts arising from realized investment gains and losses on assets not allocated to the closed block, has been included in other expenses in the closed block. Amortization of closed block deferred acquisition costs arising from realized investment gains and losses on assets not allocated to the closed block that historically related to the closed block business has been presented as an offset against realized investment gains and losses outside the closed block. The amounts of these offsets are $(7) million for the nine months ended September 30, 1999 and $189 million for the year ended December 31, 1998.

     The pre-tax contribution from the closed block will include only those revenues, benefit payments, dividends, premium taxes, administrative expenses and investment expenses considered in funding the closed block. See "The Demutualization -- Establishment and Operation of the Closed Block". We will report the pre-tax contribution from the closed block as a single line item of total revenues. We will reflect income tax expense applicable to the closed block, which the closed block will pay, as a component of income tax expense. The excess of closed block liabilities over closed block assets at the effective date of the demutualization will represent the estimated maximum future contribution from the closed block expected to result from operations attributed to the closed block after income taxes. The contribution from the closed block will be recognized in income over the period the policies and contracts in the closed block remain in force. Management believes that over time the actual cumulative contributions from the closed block will approximately equal the expected cumulative contributions, due to the effect of dividend changes. If, over the period the closed block remains in existence, the actual cumulative contribution from the closed block is greater than the expected cumulative contribution from the closed block, only such expected contribution will be recognized in income with the excess recorded as a policyholder dividend obligation, because the excess of the actual cumulative contribution from the closed block over such expected cumulative contribution will be paid to closed block policyholders as additional policyholder dividends unless offset by future unfavorable experience of the closed block. If over such period, the actual cumulative contribution from the closed block is less than the expected cumulative contribution from the closed block, only such actual contribution will be recognized in income. However, we may change dividends in the future, which would be intended to increase future actual contributions until the actual cumulative contributions equal the expected cumulative contributions.

     Pursuant to the plan of reorganization, Metropolitan Life Insurance Company will allocate assets to the closed block in an amount reasonably expected to produce cash flows which, together with anticipated revenues from the policies included in the closed block, will be sufficient to support certain obligations and liabilities relating to these policies, and to provide for the continuation of policyholder dividend scales payable in 1999, if the experience underlying such dividend scales continues and to provide for appropriate adjustments in such scales if the experience changes. The excess of closed block liabilities over closed block assets at the effective date of the demutualization equals the estimated maximum future after tax contribution from the closed block. As noted above, we will recognize in income the contribution from the closed block over the period the policies and contracts in the closed block remain in force.

     As a result of the establishment of the closed block, certain line items in our consolidated financial statements subsequent to the establishment of the closed block will reflect material reductions in reported amounts, compared with periods prior to the establishment of the closed block. These changes will have no effect on net income. We will reflect the results of the closed block business as a single line item in our consolidated statements of income entitled, "Contribution from the closed block". Prior to the establishment of the closed block, the results from the underlying business were reported in various line items in our consolidated statements of income, including premiums, net investment income and policyholder benefits and claims. In addition, all assets and liabilities allocated to the closed block will be reported in our consolidated balance sheets separately under the captions, "Closed block assets" and "Closed block liabilities," respectively.

     (2) The number of shares used in the calculation of pro forma income before extraordinary item per share is as follows:

                                                       ASSUMING THE FOLLOWING INITIAL PUBLIC
                                                           OFFERING STOCK PRICE PER SHARE
                                                       --------------------------------------
                                                            $14.00                $24.00
                                                       ----------------      ----------------
Shares allocated to eligible policyholders...........    700,000,000           700,000,000
Less shares allocated to eligible policyholders who
  receive cash or policy credits.....................    124,000,000           124,000,000
                                                         -----------           -----------
Shares issued to trust...............................    576,000,000           576,000,000
Shares issued in the initial public offering.........    288,000,000           236,000,000
                                                         -----------           -----------
Total shares of common stock outstanding after the
  initial public offering............................    864,000,000           812,000,000
                                                         ===========           ===========

     Assuming an initial public offering price of $14.00 per share, we expect to contribute $3,490 million of the net proceeds to Metropolitan Life Insurance Company, of which:

     - an estimated $560 million will be used to reimburse Metropolitan Life Insurance Company for the crediting of policy credits in lieu of 40,000,000 allocated shares;

     - an estimated $1,176 million will be used to reimburse Metropolitan Life Insurance Company for cash payments in lieu of 84,000,000 allocated shares; and

     - an estimated $462 million will be used to reimburse Metropolitan Life Insurance Company for cash payments to be made by its Canadian branch to certain holders of policies included in our Canadian business sold to Clarica Life Insurance Company in 1998. See "The
       Demutualization -- Transferred Canadian Policies".

     Assuming an initial public offering price of $24.00 per share, we expect to contribute $5,051 million of the net proceeds to Metropolitan Life Insurance Company, of which:

     - an estimated $960 million will be used to reimburse Metropolitan Life Insurance Company for the crediting of policy credits in lieu of 40,000,000 allocated shares;

     - an estimated $2,016 million will be used to reimburse Metropolitan Life Insurance Company for cash payments in lieu of 84,000,000 allocated shares; and

     - an estimated $792 million will be used to reimburse Metropolitan Life Insurance Company for cash payments to be made by its Canadian branch to certain holders of policies included in our Canadian business sold to Clarica Life Insurance Company in 1998. See "The
       Demutualization -- Transferred Canadian Policies".

     We have reflected the amounts expected to be used to fund those policy credits referred to above as an increase in future policy benefits in the pro forma consolidated balance sheets. We have reflected the amounts we expect to use to make the cash payments referred to above as a reduction in retained earnings in the pro forma consolidated balance sheets.

     (3) The pro forma consolidated balance sheets reflect estimated additional nonrecurring expenses of $312 million (net of income taxes of $65 million) related to the demutualization assumed to be incurred at the date of the pro forma consolidated balance sheets. The pro forma consolidated statements of income do not reflect such nonrecurring expenses since they will be reported as an extraordinary item.

     (4) Represents gross proceeds of $4,032 million from the issuance of 288,000,000 shares of common stock at an assumed initial public offering price of $14.00 per share less an assumed underwriting discount and estimated offering expenses aggregating $161 million.

     (5) Represents the reclassification of the retained earnings of Metropolitan Life Insurance Company to reflect the demutualization as follows:

                                                                   ASSUMING AN
                                                                  INITIAL PUBLIC
                                                                  OFFERING PRICE
                                                                   PER SHARE OF
                                                              ----------------------
                                                               $14.00       $24.00
                                                               ------       ------
                                                              (DOLLARS IN MILLIONS)
Historical retained earnings................................   $13,834      $13,834
Less net proceeds of initial public offering used to fund
policy credits and cash payments to eligible
policyholders...............................................     1,736        2,976
Less cash payments made by the Canadian branch to certain
  holders of policies included in its Canadian business sold to Clarica Life Insurance Company. We will account for the payments to the transferred Canadian policyholders in
  other expenses in the same period as the effective date of
  the plan of reorganization................................       462          792
Less additional demutualization expenses (net of income
  taxes of $65 million).....................................       312          312
                                                               -------      -------
Retained earnings related to eligible policyholders
  receiving common stock....................................   $11,324      $ 9,754
                                                               =======      =======

     (6) Represents gross proceeds of $5,664 million from the issuance of 236,000,000 shares of common stock at an assumed initial public offering price of $24.00 per share less an assumed underwriting discount and estimated offering expenses aggregating $227 million.

     (7) Represents the elimination of the surplus tax. As a stock life insurance company, we will no longer be subject to the surplus tax after the effective date of the plan.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following analysis of the consolidated financial condition and results of operations of MetLife should be read in conjunction with "Selected Financial Information", the consolidated financial statements and notes thereto and "Pro Forma Consolidated Financial Information" included elsewhere in this prospectus.

BACKGROUND

     We are a leading provider of insurance and financial services to a broad spectrum of individual and institutional customers. We offer insurance, annuity and investment products to individuals and group insurance and retirement and savings products and services to corporations and other institutions. We derive our revenues principally from:

     - premiums from individual and group insurance, including those annuities that have a death benefit component;

     - fees from universal and variable life insurance products, annuity, investment products and administrative services contracts;

     - premiums from property and casualty insurance;

     - asset management fees; and

     - net investment income and realized investment gains or losses on general account assets.

     Our operating expenses consist of insurance benefits, increases in liabilities, interest credited on general account liabilities, marketing and administrative costs relating to products we sell, including commissions to our sales representatives, net of deferrals, and general business expenses. Our profitability depends largely on the adequacy of our product pricing, underwriting and methodology for the establishment of liabilities for future policyholder benefits, our ability to earn appropriate spreads between earned investment rates on general account assets and dividend and interest credited rates to customers, the amount of assets under management and our ability to manage our expenses.

     We are organized into five major business segments: Individual Business, Institutional Business, Asset Management, Auto & Home and International. We also maintain a Corporate segment through which we report items that are not directly allocable to any of our business segments, including unallocated capital, income and expenses. We manage and allocate our general account assets among our business segments through distinct portfolios for each product group. Capital is allocated among each of our business segments based on a percentage of the "risk-based capital" levels of the assets allocated to the segments. RISK-BASED CAPITAL ("RBC") is a regulatory measure designed to aid in the evaluation of the statutory capital and surplus of life and health insurers. We also allocate net investment income to each business segment based upon the assets allocated to the segment.

     Sales of our insurance, annuity and investment products have been affected by overall trends in the insurance industry generally, as Americans have begun to rely less on traditional life insurance, defined benefit retirement plans, social security and other government programs, and the "baby-boom" generation has begun to enter its prime savings years. Reflecting these trends, as well as the impact of a strong equities market in recent years, sales of our traditional insurance products have declined in recent years, while sales of variable life and annuities, mutual funds and other savings products have increased. During the five years ended 1998, the separate account liabilities related to our individual variable annuity products grew at a 40.6% compound annual rate, and totaled $17.7 billion and $15.8 billion at September 30, 1999 and December 31, 1998, respectively. During the five years ended 1998, first-year premiums and deposits from variable life insurance products grew at a compound annual rate of 22.5% and were $284 million and $372 million for the periods ending September 30, 1999 and December 31, 1998, respectively.

     In addition, as the U.S. employment market has become more competitive, employers are seeking to enhance their ability to hire and retain employees by providing attractive benefit plans. Current trends in the work environment also reflect increasing concern of employees about the future of government-funded retirement and "safety-net" programs, an increasingly mobile workforce and the desire of employers to share the market risk from the investment of pension assets with employees. We believe these trends are facilitating the introduction of new benefits such as long-term care and auto and homeowners insurance, and are leading more employers to adopt defined contribution pension arrangements and 401(k) plans. A related trend has been the increased offering of voluntary products, which provide valued benefits to employees at little or no cost to the employer. These benefits, while paid for by employees, appeal to them because they are generally priced at group rates and are usually paid for by payroll deduction, making them convenient to purchase and maintain.

     We enter into reinsurance agreements to spread the risk and minimize the effect of losses. The amount of each risk retained by us depends on our evaluation of the specific risk, subject, in certain circumstances, to maximum limits based on characteristics of coverages. In recent periods, in response to the reduced cost of reinsurance coverage, we have increased the amount of MORTALITY risk coverage purchased from third party reinsurers. Since 1996, we have entered into reinsurance agreements that CEDED substantially all of the mortality risk on term insurance policies issued during 1996 and subsequent years, and on survivorship whole life insurance policies issued in 1997 and subsequent years. In 1998, we reinsured substantially all of the mortality risk on universal life policies we issued since 1983. We are continuing to reinsure substantially all of the mortality risk on our universal life policies. As a result of these transactions, we now reinsure up to 90% of the mortality risk for all new individual insurance policies that we write.

     Our reinsurance agreements generally provide for payments to the reinsurers for the risks transferred to them, reduced by reimbursements to us of our policy issuance costs. The amounts presented in our consolidated statements of income for revenues and policyholder benefits are net of amounts ceded to the reinsurers. We report amounts reimbursed related to administrative costs for maintaining policies covered under reinsurance agreements in other revenues.

     Over the past three years, we have repositioned our investment portfolio in order to provide a higher operating rate of return on our invested assets. In connection with this strategy, we have reduced our investments in treasury securities, corporate equities and equity real estate and increased our investments in fixed maturities with a higher current operating yield.

     We have selectively acquired and disposed of businesses during the past several years as part of our business strategies and to enhance our overall returns. We expanded the distribution channels of Individual Business in the bank and broker-dealer distribution channels through the acquisitions of Security First Group in 1997 and of Nathan & Lewis in 1998. We became a leading provider of administrative services in the 401(k) market through the acquisitions of Benefit Services Corporation and the defined contribution record-keeping and participant services business formerly owned by Bankers Trust Corporation. We sold our commercial finance subsidiary in 1998 because it was not part of our core business strategy and disposed of a substantial portion of our insurance operations in the U.K. and Canada to exit mature markets with little opportunity for growth. We expect to continue to make selective acquisitions and dispositions that augment our business strategies.

     On August 26, 1999, we announced that Metropolitan Life Insurance Company had entered into an agreement to acquire GenAmerica Corporation for approximately $1.2 billion in cash. In connection with our acquisition of the stock of GenAmerica, we expect to incur approximately $1.2 billion of short-term debt, consisting primarily of commercial paper. We intend to repay an estimated $935 million of that debt with proceeds from the initial public offering in excess of those amounts required under the plan. In addition, we incurred approximately $3.2 billion of short-term debt, consisting primarily of commercial paper, in connection with our exchange offer to holders of General American Life funding agreements. On September 29, 1999, MetLife Funding, Inc. and Metropolitan Life Insurance Company obtained an additional committed credit facility for $5 billion, which serves as back-up for this commercial paper. On October 4, 1999, we announced that we had agreed to acquire an additional $125 million of shares of the common stock of Reinsurance Group of America (representing approximately 9.4% of the outstanding common stock) at $26.125 per share. At September 30, 1999, GenAmerica owned 53% of the outstanding common stock of RGA. The acquisition of GenAmerica, which is subject to regulatory approval and other closing conditions, is expected to be completed in the first quarter of 2000. For a description of the acquisition and related transactions, see "Business -- Proposed Acquisition of GenAmerica Corporation".

     On September 30, 1999, our Auto & Home segment acquired the standard personal lines property and casualty insurance operations of The St. Paul Companies, which had in-force premiums of approximately $1.1 billion and approximately 3,000 independent agencies and brokers in 1998. We funded this acquisition, plus an additional investment in the business, with available cash and the issuance of commercial paper. This acquisition substantially increased the size of this segment's business, making us the eleventh largest personal property and casualty insurer in the U.S. based on 1998 net premiums written.

     In recent years, we have implemented programs to reduce operating expenses and enhance the efficiency of our operations. For the nine months ended September 30, 1999, we reduced the number of non-sales positions by 1,054, or 5%. These reductions are in addition to the elimination of 2,267, or 11%, of the non-sales positions in 1998. In March 1999, we began an internal reorganization to integrate the operations of New England Financial, which since its merger with MetLife had been operated as a separate division, with the individual insurance operations of MetLife. The objective of this internal reorganization is to identify opportunities to eliminate redundant processes and costs, while maintaining the brand identities of our distribution channels and products.

THE DEMUTUALIZATION

     Pursuant to the New York Insurance Law, the board of directors of Metropolitan Life Insurance Company adopted the plan of reorganization on September 28, 1999, and subsequently adopted amendments to the plan. On the date the plan becomes effective, Metropolitan Life Insurance Company will convert from a mutual life insurance company to a stock life insurance company and become a wholly-owned subsidiary of MetLife, Inc. This process is commonly known as a demutualization. We estimate that costs relating to the demutualization, excluding costs relating to the initial public offering, will total $393 million, net of income taxes of $82 million. Demutualization costs of $98 million have been recorded as an extraordinary item through September 30, 1999. Demutualization expenses consist of our cost of printing and mailing materials to policyholders and our aggregate cost of engaging independent accounting, actuarial, compensation, financial, investment banking and legal advisors and other consultants to advise us in the demutualization process and related matters, as well as other administrative costs. The New York Superintendent of Insurance has also engaged experts to provide actuarial, investment banking, legal and auditing advice. Pursuant to the New York Insurance Law, we must pay the fees and expenses of such consultants, which fees and expenses are included in the above amounts. We have also agreed to indemnify certain of our consultants and consultants to the New York Superintendent against liabilities arising out of their engagements in connection with the demutualization.

     In addition, if Metropolitan Life Insurance Company demutualizes, we will incur costs related to payments to holders of Canadian policies transferred by Metropolitan Life Insurance Company to Clarica Life Insurance Company. See "The Demutualization -- Transferred Canadian Policies". These costs will be charged to other expenses in the same period as the effective date of the plan. The payments will be determined in a manner that is consistent with the treatment of, and fair and equitable to, eligible policyholders of Metropolitan Life Insurance Company. The amount to be paid to the holders of Canadian policies is dependent upon the initial public offering price of the common stock. Assuming an initial public offering price of between $14.00 to $24.00 per share, and based on preliminary calculations we have made regarding these payments, we estimate the aggregate payments will range from $462 million to $792 million.

     The plan of reorganization requires us to complete an initial public offering of our common stock on the effective date of the plan. We may also conduct one or more other capital raising transactions on the plan effective date, in addition to the initial public offering. These may include one or more of a public offering of mandatorily convertible preferred securities, a public offering of convertible preferred securities and up to $500 million aggregate principal amount of publicly-offered debt securities, commercial paper issuances or bank borrowings (or a combination of such offerings, issuances and borrowings). The total proceeds raised in all such other capital raising transactions will not exceed one-third of the combined total proceeds raised in the initial public offering and all other capital raising transactions. The amount of proceeds from and final terms of any securities offered in such other capital raising transactions will depend on market conditions and our capital needs at the time of issuance. We cannot proceed with any offering relating to any other capital raising transactions without the approval of the New York Superintendent. The final terms of the initial public offering and any such other capital raising transactions must be approved by the New York Superintendent. We will be required to use the net proceeds from the initial public offering, as well as the net proceeds from any other capital raising transactions completed on the plan effective date, in the manner set forth under the caption "Use of Proceeds" above.

     The plan of reorganization requires that Metropolitan Life Insurance Company establish and operate a closed block for the benefit of holders of certain individual life insurance policies of Metropolitan Life Insurance Company. We will allocate assets to the closed block in an amount that we expect will produce cash flows which, together with anticipated revenue from the policies included in the closed block, are reasonably expected to be sufficient to support obligations and liabilities relating to these policies, including, but not limited to, provisions for the payment of claims and certain expenses and taxes, and to provide for the continuation of policyholder dividend scales in effect for 1999, if the experience underlying such dividend scales continues, and for appropriate adjustments in such scales if the experience changes. The closed block assets, the cash flows generated by the closed block assets and the anticipated revenues from the policies in the closed block will benefit only the holders of these policies in the closed block. If, over time, cash flows from the assets allocated to the closed block and claims and other experience relating to the closed block are, in the aggregate, more or less favorable than assumed in establishing the closed block, total dividends paid to closed block policyholders in the future may be greater than or less than that which would have been paid to these policyholders if the policyholder dividend scales in effect for 1999 had been continued. Any cash flows in excess of amounts assumed will be available for distribution over time to closed block policyholders and will not be available to our stockholders. The closed block will continue in effect as long as any policy in the closed block remains in force. Its expected life is over 100 years.

     We do not expect the closed block will affect our net income or our liquidity after its establishment. We will use the same accounting principles to account for the PARTICIPATING POLICIES included in the closed block as we used prior to the date of demutualization. However, we will establish a policyholder dividend obligation for earnings that will be paid to policyholders as additional dividends in the amounts described below, unless these earnings are offset by future unfavorable experience of the closed block. The excess of closed block liabilities over closed block assets at the effective date represents the estimated maximum future contributions from the closed block expected to result from operations attributed to the closed block after income taxes. We will recognize the contributions from the closed block in income over the period the policies and contracts in the closed block remain in force. Management believes that over time the actual cumulative contributions from the closed block will approximately equal the expected cumulative contributions, due to the effect of dividend changes. If, over the period the closed block remains in existence, the actual cumulative contribution from the closed block is greater than the expected cumulative contribution from the closed block, we will recognize only the expected cumulative contribution in income with the excess recorded as a policyholder dividend obligation, because we will pay the excess of the actual cumulative contribution from the closed block over the expected cumulative contribution to closed block policyholders as additional policyholder dividends unless offset by future unfavorable experience of the closed block. If over such period, the actual cumulative contribution from the closed block is less than the expected cumulative contribution from the closed block, we will recognize only the actual contribution in income. However, we may change dividends in the future, which would be intended to increase future actual contributions until the actual cumulative contributions equal the expected cumulative contributions.

     Pursuant to the New York Insurance Law, the board of directors of Metropolitan Life Insurance Company adopted the plan of reorganization on September 28, 1999, and subsequently adopted amendments to the plan. The plan of reorganization must also be approved by two-thirds of the votes validly cast by the eligible policyholders. The plan of reorganization defines eligible policyholders as the owners on September 28, 1999, the adoption date of the plan of reorganization, of certain policies issued by Metropolitan Life Insurance Company that were in force on that date. The plan of reorganization will not become effective unless, after conducting a public hearing on the plan, the New York Superintendent of Insurance approves it based on a finding, among other things, that the plan is fair and equitable to policyholders.

RESULTS OF OPERATIONS

     The following table presents summary consolidated financial information for the periods indicated:

                                           FOR THE NINE
                                           MONTHS ENDED           FOR THE YEARS ENDED
                                           SEPTEMBER 30,              DECEMBER 31,
                                         -----------------    ----------------------------
                                          1999      1998       1998       1997      1996
                                          ----      ----       ----       ----      ----
                                                       (DOLLARS IN MILLIONS)
REVENUES
Premiums...............................  $ 8,724   $ 8,503    $11,503    $11,278   $11,345
Universal life and investment-type
  product policy fees..................    1,019     1,110      1,360      1,418     1,243
Net investment income..................    7,235     7,633     10,228      9,491     8,978
Other revenues.........................    1,552     1,481      1,965      1,491     1,246
Net realized investment gains (losses)
  (net of amounts allocable to other
  accounts of $(37), $104, $608, $231
  and $227, respectively)..............     (177)    1,083      2,021        787       231
                                         -------   -------    -------    -------   -------
                                          18,353    19,810     27,077     24,465    23,043
                                         -------   -------    -------    -------   -------
EXPENSES
Policyholder benefits and claims
  (excludes (includes) amounts directly
  related to net realized investment
  gains and losses of $(11), $99, $368,
  $161 and $223, respectively).........    9,436     9,293     12,488     12,234    12,286
Interest credited to policyholder
  account balances.....................    1,823     2,058      2,731      2,884     2,868
Policyholder dividends.................    1,237     1,215      1,653      1,742     1,728
Other expenses (excludes (includes)
  amounts directly related to net
  realized investment gains and losses
  of $(26), $5, $240, $70 and $4,
  respectively)........................    5,076(1)  4,925      8,118(1)   5,934     4,755
                                         -------   -------    -------    -------   -------
                                          17,572    17,491     24,990     22,794    21,637
                                         -------   -------    -------    -------   -------
Income before provision for income
  taxes, discontinued operations and
  extraordinary item...................      781     2,319      2,087      1,671     1,406
Provision for income taxes.............      353       846        740        468       482
                                         -------   -------    -------    -------   -------
Income before discontinued operations
  and extraordinary item...............      428     1,473      1,347      1,203       924
Loss from discontinued operations......       --        --         --         --        71
                                         -------   -------    -------    -------   -------
Income before extraordinary item.......      428     1,473      1,347      1,203       853
Extraordinary item -- demutualization
  expense, net of income tax of $15 and
  $2, respectively.....................      (77)       --         (4)        --        --
                                         -------   -------    -------    -------   -------
Net income.............................  $   351   $ 1,473    $ 1,343    $ 1,203   $   853
                                         =======   =======    =======    =======   =======

---------------

(1) Other expenses in 1999 includes a pre-tax charge of $499 million principally related to the settlement of a multidistrict litigation proceeding involving alleged improper sales practices, accruals for sales practices claims not covered by the settlement and other legal costs. During 1998, we obtained certain excess of loss reinsurance and excess insurance policies and agreements providing coverage for risks associated primarily with sales practices claims and claims for personal injuries caused by exposure to asbestos or asbestos-containing products. In 1998, we recorded a pre-tax charge of $1,895 million, included in other expenses, for related insurance and reinsurance premiums and for potential liabilities related to certain of these claims. See "Business -- Legal Proceedings".

NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED WITH THE NINE MONTHS ENDED SEPTEMBER 30, 1998

     Premiums increased by 3% to $8,724 million for the nine months ended September 30, 1999 from $8,503 million for the comparable 1998 period. This increase was attributable to strong growth in Institutional Business of $373 million, or 10%, as well as an increase in Auto & Home of $57 million, or 5%. These increases were partially offset by decreases in International of $152 million, or 30%, and in Individual Business of $57 million, or 2%. Institutional Business' growth was primarily driven by an increase in non-medical health premiums due to increased sales and improved policyholder retention in our dental and disability businesses. Auto & Home's premium increase was primarily due to growth in both standard and non-standard auto insurance business. International's premium decrease was primarily due to the disposition of a substantial portion of our Canadian operations in July 1998. The Individual Business decrease was primarily attributable to the decline in sales of traditional life insurance policies, which reflected a continued shift in customers' investment preferences from those policies to variable life products.

     Universal life and investment-type product policy fees decreased by 8% to $1,019 million for the nine months ended September 30, 1999 from $1,110 million for the comparable 1998 period. This decrease was attributable to reductions of $94 million, or 13%, in Individual Business and $19 million, or 36%, in International. These decreases were partially offset by an increase in Institutional of $22 million, or 6%. The Individual Business policy fee decrease was primarily due to reinsurance treaties entered into during 1998 related to $86 billion of universal life insurance in-force. Excluding the impact of the reinsurance treaties, policy fees from insurance products increased $44 million, or 8%, primarily due to an increase in insurance coverages provided in 1999 compared with 1998 and additional separate account contract fees arising from increased sales of variable life products. In addition, stock market appreciation and continued growth in deposits for investment products resulted in a $45 million, or 24%, increase in the annuity business. The majority of International's policy fee decrease resulted from the sale of a substantial portion of our Canadian operations. The $22 million increase in Institutional Business' policy fees was primarily due to continued growth in sales of products used in executive and corporate-owned benefit plans.

     Net investment income decreased by 5% to $7,235 million for the nine months ended September 30, 1999 from $7,633 million for the comparable 1998 period. This decrease was primarily due to reductions in (i) investment income related to mortgage loans on real estate of $137 million, or 11%, (ii) investment income on other invested assets of $222 million, or 74%, (iii) equity securities income of $40 million, or 56%, (iv) policy loan income of $43 million, or 15%, (v) real estate and real estate joint ventures income after investment expenses and depreciation of $118 million, or 23%, and (vi) cash and short-term investments of $33 million, or 24%. These reductions in net investment income were partially offset by higher income from fixed maturities of $153 million, or 3%, and improved investment expenses and fees of $40 million, or 18%. The reduction in investment income from mortgage loans on real estate to $1,084 million for the nine months ended September 30, 1999 from $1,221 million for the comparable 1998 period was due to the lower interest rate environment and a reduction in average principal balances, which resulted from the sales of MetLife Capital Holdings, Inc. and a substantial portion of our Canadian operations. Likewise, the increase in fixed maturity investment income to $5,310 million for the nine months ended September 30, 1999 from $5,157 million for the comparable 1998 period was primarily attributable to increased average principal balances due, in part, to the reinvestment of proceeds from the sale of MetLife Capital Holdings, Inc., as well as from sales of equity securities, the dispositions of which were part of our 1998 year-end asset repositioning program. The reduction in investment income from other invested assets to $76 million for the nine months ended September 30, 1999 from $298 million for the comparable 1998 period was due to a reduction in leveraged lease balances as a result of the sale of MetLife Capital Holdings, Inc. and lower fees received from bond prepayments, calls and tenders. The reduction in real estate and real estate joint ventures income was primarily attributable to the timing of sales of investments held by our real estate joint ventures.

     Other revenues, which are primarily comprised of expense reimbursements from reinsurers and fees related to investment management and administrative services and securities lending activities, increased by 5% to $1,552 million for the nine months ended September 30, 1999 from $1,481 million for the comparable 1998 period. This increase was primarily attributable to growth of $82 million, or 25%, in Individual Business and $11 million, or 2%, in Institutional Business. The Individual Business increase reflected a $49 million increase due to the operations of Nathan & Lewis, which was acquired in April 1998, and a $22 million increase in commission and fee income. The increase in Institutional Business was due to increases in our non-medical health and retirement and savings businesses, partially offset by a decrease in our group life business. The increase in our non-medical health business of $34 million was primarily due to growth in our dental administrative service business. The increase in our retirement and savings business of $29 million reflected higher administrative fees derived from separate accounts and our defined contribution record-keeping services. The decrease in the group life business of $52 million was primarily due to lower income in 1999 on funds used to seed separate accounts.

     Our realized investment gains and losses are net of related policyholder amounts. The amounts netted against realized investment gains and losses are (i) additional amortization of deferred policy acquisition costs attributable to the increase or decrease in product gross margins or profits resulting from realized investment gains and losses, (ii) additional policyholder liabilities, which are required when investment gains are realized and we reinvest the proceeds in lower yielding assets ("loss recognition"), and (iii) additional liabilities for those participating contracts in which the policyholders' accounts are increased or decreased by the related investment gains or losses.

     Net realized investment gains (losses) decreased by 116% to $(177) million for the nine months ended September 30, 1999 from $1,083 million for the comparable 1998 period. This decrease reflected total gross realized investment losses of $(214) million, a decrease of 118%, from $1,187 million for the 1998 period, before the offsets for the accelerated amortization of deferred policy acquisition costs of $(26) million and $5 million, loss recognition of $60 million in the 1998 period (there were no offsets for loss recognition in the 1999 period), additional credits to participating contracts of $(11) million and $39 million related to the assets sold for the nine months ended September 30, 1999 and 1998, respectively. A significant portion of the 1998 net realized investment gain was due to the conclusion of our equity real estate sales program. The net realized investment losses for the nine months ended September 30, 1999 resulted from the implementation of our strategy to reposition our investment portfolio in order to provide a higher operating rate of return on our invested assets. In connection with this strategy, we have reduced our investments in treasury securities, corporate equities and equity real estate and increased our investments in fixed maturities with a higher current operating yield.

     We believe the policy of netting related policyholder amounts against realized investment gains and losses provides important information in evaluating our operating performance. Realized investment gains and losses are often excluded by investors when evaluating the overall financial performance of insurers. We believe our presentation enables readers of our consolidated statements of income to easily exclude realized investment gains and losses and the related effects on the consolidated statements of income when evaluating our operating performance. Our presentation of realized investment gains and losses net of related policyholder amounts may be different from the presentation used by other insurance companies and, therefore, amounts in our consolidated statements of income may not be comparable with amounts reported by other insurance companies.

     Policyholder benefits and claims increased by 2% to $9,436 million for the nine months ended September 30, 1999 from $9,293 million for the comparable 1998 period. This increase reflected total gross policyholder benefits and claims of $9,425 million, an increase of $33 million from $9,392 million in the 1998 period, before the offsets for loss recognition of $60 million in the 1998 period (there were no offsets for loss recognition in the 1999 period) and additions to participating contractholder accounts of $(11) million and $39 million directly related to net realized investment gains and losses for the nine months ended September 30, 1999 and 1998, respectively. The increase in policyholder benefits and claims was attributable to increases of $375 million, or 8%, in Institutional Business and $54 million, or 8%, in Auto & Home, partially offset by decreases of $182 million, or 36%, in International and $114 million, or 3%, in Individual Business. The Institutional Business increase was primarily due to premium growth within our group dental and disability insurance businesses. The increase in Auto & Home was primarily due to a 5% increase in the number of policies in force and $34 million of unfavorable claims development due to lower than expected savings resulting from the implementation of a new technology platform. The decrease in International was attributable to the sale of a substantial portion of our Canadian operations. The Individual Business decrease was primarily due to an increase in claims ceded of $208 million under the universal life reinsurance treaties discussed above, which was partially offset by a $92 million increase in policyholder liabilities due to aging of our in-force business.

     Interest credited to policyholder account balances decreased by 11% to $1,823 million for the nine months ended September 30, 1999 from $2,058 million for the comparable 1998 period. This decrease was attributable to reductions of $141 million, or 15%, in Institutional Business, $63 million, or 6%, in Individual Business and $31 million, or 42%, in International. Group insurance in Institutional Business decreased $47 million, or 14%, primarily due to cancellations in the leveraged corporate-owned life insurance business attributable to a change in the tax treatment for those products. In addition, retirement and savings products declined by $94 million, or 17%, which reflected a shift in customers' investment preferences from guaranteed interest products to separate account alternatives. The decrease in Individual Business was primarily due to a 1998 reinsurance transaction as well as a shift in investor preferences to separate account alternatives. The International decline was due to the sale of a substantial portion of our Canadian operations.

     Policyholder dividends increased by 2% to $1,237 million for the nine months ended September 30, 1999 from $1,215 million for the comparable 1998 period. This increase was mainly attributable to an increase of $65 million, or 6%, in Individual Business, which was primarily offset by a $40 million, or 71%, decrease in International. The increase in Individual Business was primarily due to growth in cash values in policies associated with our large block of traditional life insurance business and a dividend scale increase in 1999. The International decrease was due to the sale of a substantial portion of our Canadian operations.

     Other expenses increased by 3% to $5,076 million for the nine months ended September 30, 1999 from $4,925 million for the comparable 1998 period. This increase reflected total gross other expenses of $5,050 million, an increase of 2%, from $4,930 million in the 1998 period, before the offset for accelerated amortization of deferred policy acquisition costs directly attributable to net realized investment gains and losses of $(26) million and $5 million for the nine months ended September 30, 1999 and 1998, respectively. Excluding the effect of the pay down of debt with proceeds from the sale of MetLife Capital Holdings, Inc. in 1998, other expenses increased by $83 million. This increase was attributable to a $172 million, or 23%, increase in the Corporate segment and a $32 million, or 8%, increase in Auto & Home, partially offset by reductions of $72 million, or 28%, in International, $78 million, or 4%, in Individual Business and $47 million, or 4%, in Institutional Business. The increase in the Corporate segment was primarily due to a $499 million charge recorded in 1999, principally related to the settlement of a multidistrict litigation proceeding involving alleged improper sales practices, accruals for sales practices claims not covered by the settlement and other legal costs. See "Business -- Legal Proceedings". We expect that the total cost to us of the settlement will be approximately $957 million. This amount is equal to the amount of the increase in liabilities for the death benefits and policy adjustments and the present value of expected cash payments to be provided to included class members, as well as attorneys' fees and expenses and estimated other administrative costs, but does not include the cost of litigation with policyholders who are excluded from the settlement. These charges were partially offset by the elimination of $273 million of expenses due to the sale of MetLife Capital Holdings, Inc. in 1998. The increase in Auto & Home was primarily due to higher loss costs in the auto and homeowners lines of business. The International decrease was primarily due to the sale of a substantial portion of our Canadian operations in July 1998. The decreases in the Individual and Institutional Businesses were attributable to reductions in non-sales positions and increased operational efficiencies related to cost reduction programs initiated in 1998.

     Deferred acquisition costs are generally amortized in proportion to gross margins or profits, including realized investment gains or losses. These costs are allocated to (1) realized investment gains and losses to provide consolidated statement of income information regarding the impact of such gains and losses on the amount of the amortization, (2) unrealized investment gains and losses to provide information regarding the amount of deferred acquisition costs that would have been amortized if such gains and losses have been realized and (3) other expenses to provide amounts related to the gross margins or profits originating from transactions other than investment gains and losses.

     Capitalization of deferred acquisition costs increased slightly to $785 million for the nine months ended September 30, 1999 from $769 million for the comparable 1998 period while amortization of such costs decreased by 4% to $579 million for the nine months ended September 30, 1999 from $604 million in the comparable 1998 period. Amortization of deferred acquisition costs of $553 million and $609 million was allocated to other expenses in 1999 and 1998, respectively, while the remainder of the amortization in each nine-month period was allocated to realized investment gains and losses. The decrease in amortization of deferred acquisition costs allocated to other expenses was primarily due to our Individual Business segment, which decreased to $398 million in 1999 from $432 million in 1998, reflecting the impact of reinsurance treaties entered into in 1998 related to $86 billion of universal life insurance in force and refinements in our calculation of estimated gross margins.

     Income tax expense for the nine months ended September 30, 1999 was $353 million, or 45%, of income before provision for income taxes, discontinued operations and extraordinary item, compared with $846 million, or 36%, for the comparable 1998 period. The effective tax rates differ from the corporate tax rate of 35% primarily due to the impact of surplus tax. We are subject to surplus tax imposed on mutual life insurance companies under Section 809 of the Internal Revenue Code. The surplus tax results from the disallowance of a portion of a mutual life insurance company's policyholder dividends as a deduction from taxable income. The surplus tax is estimated each year and adjusted the following year based on actual industry experience. Excluding surplus tax of $94 million and $13 million, the effective tax rates were 35% and 36% for 1999 and 1998, respectively. As a stock life insurance company, we will no longer be subject to the surplus tax after the effective date of the demutualization.

     Demutualization expenses, net of income taxes, were $77 million for the nine months ended September 30, 1999. These costs related to our ongoing demutualization efforts.

YEAR ENDED DECEMBER 31, 1998 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1997

     Premiums increased by 2% to $11,503 million in 1998 from $11,278 million in 1997. This increase was attributable to strong growth in Institutional Business of $470 million, or 10%, and in Auto & Home of $49 million, or 4%. These increases were partially offset by a decrease in

International of $290 million, or 32%. Institutional Business' premium growth was driven primarily by increases in group life premiums. In addition, Institutional Business' group non-medical health benefited from market share growth in dental products and services and long-term care. Auto & Home's premium increase was primarily due to growth in non-standard auto insurance policies. International's premium decrease was primarily due to the dispositions of substantial portions of our U.K. operations in October 1997 and of our Canadian operations in July 1998.

     Universal life and investment-type product policy fees decreased by 4% to $1,360 million in 1998 from $1,418 million in 1997. This decrease was attributable to reductions of $69 million, or 50%, in International and $38 million, or 4%, in Individual Business. Substantially all of International's policy fee decrease resulted from the divestitures of substantial portions of our U.K. and Canadian operations. The Individual Business policy fee decrease was primarily due to reinsurance treaties entered into during 1998, related to $86 billion of universal life insurance in-force, which were offset in part by continued growth of $78 million in annuities and investment products. These decreases were also offset by a $49 million increase in Institutional Business policy fees, due to an increase in sales of products used in executive and corporate-owned benefit plans during 1998.

     Net investment income increased by 8% to $10,228 million in 1998 from $9,491 million in 1997, primarily due to higher other investment income of $473 million, or 129%, higher fixed maturities income of $118 million, or 2%, improved real estate income after investment expenses and depreciation of $101 million and reduced investment expenses of $198 million. These increases in net investment income were partially offset by reduced investment income in mortgage loans on real estate of $112 million, or 7%, and other limited partnership interests of $106 million, or 35%. The increase in other investment income to $841 million in 1998 from $368 million in 1997 was principally due to a $289 million increase in revenue attributable to our securities lending program resulting from the implementation of SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities during 1998. This increase was offset by a commensurate increase in other expenses. The remainder of this increase was primarily due to higher fees we received as a result of bond prepayments, calls and tenders, which reflected, in part, declining interest rates in 1998. The increase in fixed maturity investment income to $6,563 million in 1998 from $6,445 million in 1997 was primarily attributable to increased principal balances due, in part, to the reinvestment of proceeds from the sale of MetLife Capital Holdings, Inc. Likewise, the reduction in investment income from mortgage loans on real estate to $1,572 million in 1998 from $1,684 million in 1997 was due to a reduction in principal balances resulting from the sale of MetLife Capital Holdings, Inc. and a substantial portion of our Canadian operations. The real estate investment income improvement represents the result of real estate expenses reducing more than real estate income in 1998, the final leg of our sales program. Since the inception of our sales program in 1995, the average yield on our holdings of real estate has increased to 10.4% in 1998. Investment income from other limited partnership interests decreased to $196 million in 1998 from $302 million in 1997. Income from other limited partnership interests fluctuate from period to period due to the unpredictable nature of realized gains from these partnerships.

     Other revenues increased by 32% to $1,965 million in 1998 from $1,491 million in 1997. This increase was primarily attributable to growth of $218 million, or 61%, in Institutional Business, $184 million, or 54%, in Individual Business and $135 million, or 20%, in Asset Management. The Institutional Business increase was due to higher administrative fees of $45 million derived from separate accounts, $56 million from our defined contribution plan record-keeping services and $32 million from funds held on deposit related to a reinsurance agreement entered into during 1997. Individual Business' increase was due to the acquisition of Nathan & Lewis in April 1998 ($119 million of the increase) and growth in expense reimbursements from reinsurers for administrative costs incurred related to policies covered under reinsurance agreements ($13 million of the increase). The increase in Asset Management was attributable to higher management and advisory fees related to growth in assets managed.

     Net realized investment gains increased by 157% to $2,021 million in 1998 from $787 million in 1997. This increase reflected total gross realized investment gains of $2,629 million, an increase of 158%, from $1,018 million in 1997, before the offsets for the additional amortization of deferred acquisition costs of $240 million and $70 million, loss recognition for the policy liabilities of $300 million and $126 million and additional credits to participating contracts of $68 million and $35 million related to the assets sold in 1998 and 1997, respectively. The increase in gross realized investment gains was primarily attributable to a sales program initiated in the fourth quarter of 1998, which we conducted as part of our strategy of repositioning our investment portfolio in order to provide a higher operating rate of return on our invested assets. In connection with this repositioning, we reduced our investments in treasury securities and corporate equities and increased our investments in fixed maturities with a higher current yield. We sold approximately $2.2 billion of corporate equities and reinvested these proceeds into other fixed maturity securities, which provide a higher current return. Realized investment gains from fixed maturity and equity securities were $1,567 million in 1998, a 358% increase from $342 million in 1997. Net realized investment gains also increased by $392 million from the sales of MetLife Capital Holdings, Inc. and a substantial portion of our Canadian operations during 1998.

     Policyholder benefits and claims increased by 2% to $12,488 million in 1998 from $12,234 million in 1997. This increase reflected total gross policyholder benefits and claims of $12,856 million, an increase of 4%, from $12,395 million in 1997, before the offsets for loss recognition of $300 million and $126 million and additions to participating contractholder accounts of $68 million and $35 million directly related to net realized investment gains in 1998 and 1997, respectively. This increase was attributable to increases of $482 million, or 8%, in Institutional Business partially offset by a decrease of $256 million in International attributable to the U.K. and Canadian divestitures. The Institutional Business increase was commensurate with the increase in Institutional Business premiums of $470 million, and was also attributable to less favorable experience on participating group insurance contracts, which were offset by reduced dividends to those policyholders of $163 million.

     Interest credited to policyholder account balances decreased by 5% to $2,731 million in 1998 from $2,884 million in 1997. This decrease was primarily attributable to declines of $120 million, or 9%, in Institutional Business and $48 million, or 35%, in International. Retirement and savings products in Institutional Business declined by $186 million, or 20%, due to a shift in customers' investment preferences from guaranteed interest products to separate account alternatives and the continuation of the low interest rate environment. The International decline was due to the divestitures of substantial portions of our U.K. and Canadian operations.

     Policyholder dividends decreased by 5% to $1,653 million in 1998 from $1,742 million in 1997. This decrease was attributable to reductions of $163 million, or 53%, in Institutional Business and $33 million, or 34%, in International. The Institutional Business decrease was due to less favorable claims experience on participating group insurance contracts. The International decrease was due to the U.K. and Canadian divestitures. These decreases were partially offset by a $107 million, or 8%, increase in Individual Business, primarily due to dividend increases from growth in cash values in policies associated with our large block of traditional life insurance business, offset by reductions in policyholder dividend scales.

     Other expenses increased by 37% to $8,118 million in 1998 from $5,934 million in 1997. This increase reflected total gross other expenses of $8,358 million, an increase of 39%, from $6,004 million in 1997, before the offset for accelerated amortization of deferred policy acquisition costs directly attributable to net realized investment gains of $240 million and $70 million in 1998 and 1997, respectively. This increase was primarily attributable to a charge of $1,895 million in 1998 for sales practices claims and claims for personal injuries caused by exposure to asbestos, or asbestos-containing products, compared with $300 million in 1997. These amounts have been charged to the Corporate segment. The 1998 charge of $1,895 million was comprised of $925 million and $970 million for sales practices claims and asbestos-related claims, respectively. We recorded the accrual for sales practices claims based on preliminary settlement discussions and the settlement history of other insurers.

     Prior to the fourth quarter of 1998, we established a liability for asbestos-related claims based on settlement costs for claims that we had settled, estimates of settlement costs for claims pending against us and an estimate of settlement costs for unasserted claims. The amount for unasserted claims was based on management's estimate of unasserted claims that would be probable of assertion. A liability is not established for claims which we believe are only reasonably possible of assertion. Based on this process, our accrual for asbestos-related claims at December 31, 1997 was $386 million. Our potential liabilities for asbestos-related claims are not easily quantified, due to the nature of the allegations against us, which are not related to the business of manufacturing, producing, distributing or selling asbestos or asbestos-containing products, adding to the uncertainty in the number of claims brought against us.

     During 1998, we decided to pursue the purchase of insurance to limit our exposure to asbestos-related claims. In connection with our negotiations with the casualty insurers to obtain this insurance, we obtained information that caused us to reassess our accruals for asbestos-related claims. This information included:

     - Information from the insurers regarding the asbestos-related claims experience of other insureds, which indicated that the number of claims that were probable of assertion against us in the future was significantly greater than we had assumed in our accruals. The number of claims brought against us is generally a reflection of the number of asbestos-related claims brought against asbestos defendants generally and the percentage of those claims in which we are included as a defendant. The information provided to us relating to other insureds indicated that we had been included as defendants for a significant percentage of total asbestos-related claims and that we may be included in a larger percentage of claims in the future, because of greater awareness of asbestos litigation generally by potential plaintiffs and plaintiffs' lawyers and because of the bankruptcy and reorganization or the exhaustion of insurance coverage of other asbestos defendants; and that, although volatile, there was an upward trend in the number of total claims brought against asbestos defendants.

     - Information derived from actuarial calculations we made in the fourth quarter of 1998 in connection with these negotiations, which helped us to frame, define and quantify this liability. These calculations were made using, among other things, current information regarding our claims and settlement experience (which reflected our decision to resolve an increased number of these claims by settlement), recent and historic claims and settlement experience of selected other companies and information obtained from the insurers.

     Based on this information, we concluded that certain claims that previously were considered as only reasonably possible of assertion were now probable of assertion, increasing the number of assumed claims to approximately three times the number assumed in prior periods. As a result of this reassessment, we increased our liability for asbestos-related claims to $1,278 million at December 31, 1998.

     During 1998, we paid $1,407 million of premiums for excess of loss reinsurance and insurance policies and agreements, consisting of $529 million for the excess of loss reinsurance agreements for sales practices claims and excess mortality losses and $878 million for the excess insurance policies for asbestos-related claims. The excess insurance policies for asbestos-related claims provide for recovery of losses of up to $1,500 million, while the excess of loss reinsurance policies provide for recovery of sales practices losses of up to $550 million and for certain mortality losses with a maximum aggregate limit of $650 million. We may recover amounts under the policies annually, with respect to claims paid during the prior calendar year. The policies contain self-insured retentions and, with respect to asbestos-related claims, annual and per-claim sublimits, for which we believe adequate provision has been made in our consolidated financial statements. For additional information regarding the nature of these claims, see "Business -- Legal Proceedings" and Note 9 of Notes to Consolidated Financial Statements. In addition, the increase in other expenses in 1998 included $266 million resulting from a change in accounting for our securities lending program. This increase related to our securities lending program, which is reflected in the results of operations for each business segment, is commensurate with a related increase in investment income. Expenses in Institutional Business increased by $435 million, or 37%, due to higher administrative expenses, the majority of which are reimbursed and are reflected in other revenues, related to growth in our administrative service contracts business as well as a full year's expenses attributable to our December 1997 acquisition of the defined contribution and participant services business from Bankers Trust Corporation. Individual Business expenses increased by $209 million, or 9%, from 1997, primarily as a result of the acquisition of Nathan & Lewis and the inclusion of a full year's activity from the October 1997 acquisition of Security First Group. These increases were partially offset by lower amortization of deferred acquisition costs of $188 million in 1998 attributable to changes in estimated gross profits on universal life products due to the reinsurance of mortality risk and higher expected future margins on our traditional life insurance business.

     Capitalization of deferred acquisition costs increased slightly to $1,025 million in 1998 from $1,000 million in 1997 while amortization of such costs decreased by 2% to $827 million in 1998 from $841 million in 1997. Amortization of deferred acquisition costs of $587 million and $771 million was allocated to other expenses in 1998 and 1997, respectively, while the remainder of the amortization in each year was allocated to realized investment gains and losses. The decrease in amortization of deferred acquisition costs allocated to other expenses was primarily attributable to our individual business segment which decreased to $364 million in 1998 from $546 million in 1997. Approximately $87 million of this decrease was attributable to higher expected future investment spreads on our traditional business and approximately $54 million of the decrease was attributable to higher estimated gross margins on universal life products resulting from the reinsurance of mortality risk at a cost that is expected to be less than our previously estimated mortality losses.

     Income tax expense in 1998 was $740 million, or 35%, of income before provision for income taxes, discontinued operations and extraordinary item, compared with $468 million, or 28%, of income before provision for income taxes, discontinued operations and extraordinary item in 1997. The difference between the 1998 and 1997 effective tax rates was primarily due to the impact of surplus tax and, in 1997, taxes on sales of subsidiaries.

     Demutualization expenses, net of income taxes, were $4 million in 1998. These costs related to our ongoing demutualization efforts.

YEAR ENDED DECEMBER 31, 1997 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1996

     Premiums decreased slightly to $11,278 million in 1997 from $11,345 million in 1996. This decrease was primarily attributable to a reduction of $232 million, or 5%, in Individual Business, which was partially offset by an increase in International of $114 million, or 14%. The Individual Business decrease was attributable to the full year impact of premiums of $22 million ceded under a reinsurance treaty involving term products entered into during December 1996, a reduction of $40 million in 1997 policyholder dividends, which are often used by our policyholders to purchase additional insurance coverage, and a decline of $180 million in sales of traditional life insurance policies reflecting a continued shift in customers' investment preferences from those policies to variable life products, which we believe resulted from the strong performance of the equity markets and a low interest rate environment. The growth in International was primarily due to increased sales in Mexico and Taiwan.

     Universal life and investment-type product policy fees increased by 14% to $1,418 million in 1997 from $1,243 million in 1996. This increase was attributable to increases of $126 million, or 17%, in Individual Business and $51 million, or 14%, in Institutional Business. Policy fees from Individual Business insurance products benefited from growth in our universal life block of business as well as the accelerated recognition of deferred fees on universal life policies due to improved performance of the underlying investments. Policy fees on annuities and investment products increased due to growth in separate account asset values from additional customer deposits and stock market appreciation. The increase in Institutional Business reflected growth in our group universal life products.

     Net investment income increased by 6% to $9,491 million in 1997 from $8,978 million in 1996, primarily due to higher fixed maturity and mortgage loan income. Fixed maturity investment income increased by 7% to $6,445 million in 1997 from $6,042 million in 1996. This increase was primarily attributable to growth in our fixed maturity portfolio and higher investment yields. The growth in our fixed maturity portfolio was primarily due to the reinvestment of proceeds from the disposition of selected real estate holdings and the reinvestment of proceeds from our October 1997 sale of our U.K. insurance operations. The higher investment yields reflected a shift in the composition of our fixed maturity portfolio from treasury securities to other fixed maturities with a higher current yield. In addition, the 1997 increase in net investment income reflected $175 million of income from a change in the accounting treatment for equity-linked fixed maturity securities in accordance with Emerging Issues Task Force Consensus No. 96-12, Recognition of Interest Income and Balance Sheet Classification of Structured Notes. Mortgage loan investment income increased by 11% to $1,684 million in 1997 from $1,523 million in 1996. This increase reflected the full year impact from strong mortgage loan origination volumes in 1996, which were $1.5 billion higher than in 1995.

     Net realized investment gains increased by 241%, to $787 million in 1997 from $231 million in 1996. This increase reflected total gross realized investment gains of $1,018 million, an increase of 122% over 1996, before the offset for the additional amortization of deferred acquisition costs of $70 million, loss recognition for the policy liabilities of $126 million and additional credits to participating contracts of $35 million related to the assets sold. The primary causes of this increase were higher investment gains of $75 million on real estate and real estate joint ventures, a reduction in the provision for losses of $180 million on mortgage loans on real estate and a gain on the sale of our U.K. insurance operations of $139 million in 1997. Real estate realized investment gains benefited from strong market demand throughout the U.S. in 1997. Similarly, our mortgage loan portfolio was favorably affected by this market upturn, thereby resulting in reduced levels of additions to our allowance for impaired loans. Our merger and acquisition activity during 1996 had no net impact on our realized investment gains.

     Policyholder benefits and claims decreased slightly to $12,234 million in 1997 compared with $12,286 million in 1996. This decrease reflected total gross policyholder benefits of $12,395 million, a decrease of 1%, from $12,509 million in 1996, before the offsets for loss recognition of $126 million and $203 million and additions to participating contractholder accounts of $35 million and $20 million directly related to net realized investment gains in 1997 and 1996, respectively. This decrease was attributable to a decline of $72 million, or 1%, in Institutional Business and $57 million, or 6%, in Auto & Home. The decrease in Institutional Business was principally due to a change in liabilities resulting from transfers of general account participating products to separate account alternatives. The Auto & Home decrease was primarily due to a reduction in catastrophes, which resulted from a moderation of the severe weather that was experienced in 1996.

     Interest credited to policyholder account balances was essentially unchanged at $2,884 million in 1997 compared with $2,868 million in 1996. Individual Business increased by $74 million, or 5%, primarily due to an increase in average crediting rates for annuities and investment products. This increase was mostly offset by reductions of $39 million, or 3%, in Institutional Business and $19 million, or 12%, in International. The decrease in Institutional Business was primarily attributable to a shift in customers' investment preferences from guaranteed interest products to separate account alternatives. The International decrease was primarily due to a tax law change in South Korea, which caused a market shift from investment and annuity products to insurance products.

     Policyholder dividends were essentially unchanged at $1,742 million in 1997 compared with $1,728 million in 1996 as minor differences within the business segments offset one another.

     Other expenses increased by 25% to $5,934 million in 1997 from $4,755 million in 1996. This increase reflected total gross other expenses of $6,004 million, an increase of 26%, from $4,759 million in 1996, before the offset for accelerated amortization of deferred policy acquisition costs directly attributable to net realized investment gains of $70 million and $4 million in 1997 and 1996, respectively. Institutional Business expenses increased by $387 million, or 49%, primarily due to higher administrative expenses and sales-related costs and the inclusion of a full year's results related to the acquisition of Benefit Services Corporation in September 1996. Individual Business expenses increased by $365 million, or 18%, due to costs associated with the acquisition of Security First Group in October 1997, the creation of two national training centers, increased marketing initiatives and higher information technology costs. The increase in Individual Business was also affected by increases in charges related to amortization of deferred acquisition costs in 1997 attributable to higher gross margins from improved investment performance. Asset Management expenses increased by $159 million, or 34%, primarily due to higher compensation and benefit levels in 1997. International expenses increased by $79 million, or 19%, primarily due to higher costs incurred in connection with the formation of two subsidiaries in Mexico as well as a change in assumptions for amortization of deferred acquisition costs in Canada. Auto & Home expenses increased by $30 million, or 6%, primarily due to higher claims and customer service costs. Additions to non-insurance liabilities during the period also led to the increase in other expenses.

     Capitalization of deferred acquisition costs decreased slightly to $1,000 million in 1997 from $1,028 million in 1996 while amortization of such costs increased by 32% to $841 million in 1997 from $637 million in 1996. Amortization of deferred acquisition costs of $771 million and $633 million was allocated to other expenses in 1997 and 1996, respectively, while the remainder of the amortization in each year was allocated to realized investment gains and losses. The increase in amortization of deferred acquisition costs allocated to other expenses was primarily attributable to our Individual Business segment, which increased to $546 million in 1997 from $445 million in 1996. This increase resulted from higher earned rates on the assets underlying our insurance products in 1997, partially offset by an increase of $29 million in estimated future gross margins, which resulted from dividend scale changes.

     Income tax expense in 1997 was $468 million, or 28% of income before provision for income taxes, discontinued operations and extraordinary item, compared with $482 million, or 34% of income before provision for income taxes, discontinued operations and extraordinary item in 1996. The 1997 and 1996 effective tax rates differ from the Federal statutory rate of 35% primarily due to the impact of surplus tax and, in 1996, an adjustment of $46 million due to the settlement of an issue related to the tax deductibility of interest for group life disability reserves for the years 1958-1981.

     The 1996 loss from discontinued operations resulted from the finalization of the transfer of group medical contracts in connection with the disposition of our group medical insurance business during 1995.

INDIVIDUAL BUSINESS

     The following table presents summary consolidated financial information for Individual Business for the periods indicated:

                                       FOR THE NINE
                                       MONTHS ENDED         FOR THE YEARS ENDED
                                       SEPTEMBER 30,           DECEMBER 31,
                                      ---------------   ---------------------------
                                       1999     1998     1998      1997      1996
                                       ----     ----     ----      ----      ----
                                                  (DOLLARS IN MILLIONS)
REVENUES
Premiums............................  $3,091   $3,148   $ 4,323   $ 4,327   $ 4,559
Universal life and investment-type
  product policy fees...............     614      708       817       855       729
Net investment income...............   3,911    4,065     5,480     4,754     4,604
Other revenues......................     410      328       522       338        74
Net realized investment gains.......      11      254       659       356       282
                                      ------   ------   -------   -------   -------
                                       8,037    8,503    11,801    10,630    10,248
                                      ------   ------   -------   -------   -------
EXPENSES
Policyholder benefits and claims....   3,291    3,405     4,616     4,597     4,690
Interest credited to policyholder
  account balances..................   1,007    1,070     1,443     1,428     1,354
Policyholder dividends..............   1,103    1,038     1,447     1,340     1,333
Other expenses......................   1,940    2,018     2,593     2,384     2,019
                                      ------   ------   -------   -------   -------
                                       7,341    7,531    10,099     9,749     9,396
                                      ------   ------   -------   -------   -------
Income before provision for income
  taxes.............................     696      972     1,702       881       852
Provision for income taxes..........     243      353       633       278       341
                                      ------   ------   -------   -------   -------
Net income..........................  $  453   $  619   $ 1,069   $   603   $   511
                                      ======   ======   =======   =======   =======

  NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED WITH THE NINE MONTHS ENDED SEPTEMBER 30, 1998 -- INDIVIDUAL BUSINESS

     Premiums decreased by $57 million to $3,091 million for the nine months ended September 30, 1999 from $3,148 million for the 1998 comparable period. Premiums from insurance products decreased by $41 million, or 1%, to $3,038 million in 1999 from $3,079 million in 1998. This decrease was primarily due to a decline in sales of traditional life insurance policies, which reflected a continued shift in customers' preferences from those policies to variable life products. Premiums from annuity and investment products decreased by $16 million, or 23%, to $53 million in 1999 from $69 million in 1998, primarily due to decreased sales of supplementary contracts with life contingencies.

     Universal life and investment-type product policy fees decreased by 13% for the nine months ended September 30, 1999 to $614 million from $708 million for the comparable 1998 period. Policy fees from insurance products decreased by $139 million, or 27%, to $385 million in 1999 from $524 million in 1998, primarily due to reinsurance treaties entered into during 1998 related to $86 billion of universal life insurance in-force, which constituted the majority of our universal life business written subsequent to January 1, 1983. Excluding the impact of these reinsurance treaties, policy fees from insurance products increased by $44 million, or 8%, primarily due to an increase in insurance coverage provided in 1999 compared with 1998 and additional separate account contract fees arising from increased sales of variable life products. Policy fees from annuity and investment products increased by $45 million, or 24%, to $229 million in 1999 from

$184 million in 1998, primarily due to the continued growth in deposits for investment products and stock market appreciation.

     Other revenues increased by 25%, to $410 million for the nine months ended September 30, 1999 from $328 million for the comparable 1998 period. Other revenues for insurance products increased by $82 million, or 27%, to $382 million in 1999 from $300 million in 1998. This increase was primarily attributable to the Nathan and Lewis acquisition. Other revenues for annuity and investment products were unchanged at $28 million in both 1999 and 1998.

     Policyholder benefits and claims decreased by 3% to $3,291 million for the nine months ended September 30, 1999 from $3,405 million for the comparable 1998 period. Policyholder benefits and claims for insurance products decreased by $105 million, or 3%, to $3,159 million in 1999 from $3,264 million in 1998. This decrease was primarily due to an increase in claims ceded of $208 million under the universal life reinsurance treaties discussed above, partially offset by growth in the existing block of policyholder liabilities. Policyholder benefits and claims for annuity and investment products decreased by $9 million, or 6%, to $132 million in 1999 from $141 million in 1998, commensurate with the decreased premiums noted above.

     Interest credited to policyholder account balances decreased by 6% to $1,007 million for the nine months ended September 30, 1999 from $1,070 million for the comparable 1998 period. Interest on insurance products decreased by $16 million, or 5%, to $305 million in 1999 from $321 million in 1998, which was primarily attributable to reduced rates of interest credited on various deposit liabilities. Interest on annuity and investment products decreased by $47 million, or 6%, to $702 million in 1999 from $749 million in 1998. This decrease was due to a 1998 reinsurance transaction and a shift in investor preferences to separate account alternatives.

     Policyholder dividends increased by 6% to $1,103 million for the nine months ended September 30, 1999 from $1,038 million for the 1998 comparable period, primarily due to dividend increases from growth in cash values in policies associated with our large block of traditional individual life insurance business and a dividend scale increase in 1999.

     Other expenses decreased by 4% to $1,940 million for the nine months ended September 30, 1999 from $2,018 million for the comparable 1998 period. Excluding the net capitalization of deferred acquisition costs of $167 million, other expenses decreased by 2% to $2,107 million in 1999 from $2,149 million in 1998. Other expenses related to insurance products decreased by $88 million, or 5%, to $1,653 million in 1999 from $1,741 million in 1998. Other expenses related to annuity and investment products increased by $46 million, or 11%, to $454 million in 1999 from $408 million in 1998. These fluctuations were primarily due to a reallocation of expenses between the insurance and annuity products as a result of an expense study performed in 1999. The overall reduction in Individual Business was primarily due to cost reduction initiatives implemented during 1998.

     Deferred acquisition costs are principally amortized in proportion to gross margins or gross profits, including realized investment gains or losses. The amortization is allocated to realized investment gains and losses to provide consolidated statement of income information regarding the impact of investment gains and losses on the amount of the amortization, and other expenses to provide amounts related to the gross margins or profits originating from transactions other than investment gains and losses.

     Capitalization of deferred acquisition costs increased slightly to $565 million for the nine months ended September 30, 1999 from $564 million for the comparable 1998 period, while total amortization of such costs decreased by 15% to $372 million for the nine months ended September 30, 1999 from $438 million for the comparable 1998 period. Amortization of deferred acquisition costs of $398 million and $432 million was allocated to other expenses in 1999 and 1998, respectively, while the remainder of the amortization in each nine month period was allocated to realized investment gains and losses. Amortization of deferred acquisition costs allocated to other expenses related to insurance products decreased to $285 million in 1999 from $338 million in 1998 attributable to the reinsurance transaction discussed above and refinements in our calculation of estimated gross margins. Amortization of deferred acquisition costs allocated to other expenses related to annuity products increased in 1999 to $113 million from $94 million in 1998, reflecting refinements in our calculation of estimated gross margins.

 YEAR ENDED DECEMBER 31, 1998 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1997 -- INDIVIDUAL BUSINESS

     Premiums decreased slightly to $4,323 million in 1998 compared with $4,327 million in 1997. Premiums from insurance products decreased 1% to $4,204 million in 1998 compared with $4,261 million in 1997. Higher premiums from insurance riders, which permit the purchase of additional coverage, on our block of traditional individual life insurance business was offset by declines in sales of traditional life insurance policies of $20 million, reflecting a continued shift in customers' preferences from those policies to variable life products. Premiums from annuities and investment products increased by $53 million, or 80%, to $119 million in 1998 from $66 million in 1997, primarily due to an increase in the number of conversions from annuities to payout annuities with life contingencies related to our traditional business.

     Universal life and investment-type product policy fees decreased by 4% in 1998 to $817 million from $855 million in 1997. Policy fees from insurance products decreased by $116 million, or 17%, to $549 million in 1998 from $665 million in 1997, primarily due to reinsurance treaties entered into during 1998 relating to $86 billion of universal life insurance in-force, constituting most of our universal life business written subsequent to January 1, 1983. Excluding the impact of the reinsurance treaties, policies fees from insurance products increased by $37 million, or 6%, primarily due to an increase in insurance coverages provided in 1998 compared with 1997. Policy fees from annuities and investment products increased by $78 million, or 41%, to $268 million in 1998 from $190 million in 1997, due primarily to the growth in deposits for tax-advantaged investment products as well as stock market appreciation.

     Other revenues increased by 54% to $522 million in 1998 from $338 million in 1997. Other revenues for insurance products increased by $57 million, or 19%, to $358 million in 1998 from $301 million in 1997. This increase was primarily due to an increase in the expense allowance under a reinsurance treaty involving term products resulting from an increase in policies in force covered by those treaties. Other revenues for annuities and investment products increased by $127 million, or 343%, to $164 million in 1998 from $37 million in 1997, primarily due to the acquisition of Nathan & Lewis.

     Policyholder benefits and claims increased slightly to $4,616 million in 1998 compared with $4,597 million in 1997. Policyholder benefits and claims for insurance products decreased by $88 million, or 2%, to $4,343 million in 1998 from $4,431 million in 1997. This decrease was primarily due to an increase in claims ceded of $125 million under the universal life reinsurance treaties discussed above. Policyholder benefits and claims for annuity and investment products increased by $107 million, or 64%, to $273 million in 1998 from $166 million in 1997. This increase was primarily attributable to an increase in the number of conversions from annuities to payout annuities with life contingencies related to our traditional business.

     Interest credited to policyholder account balances increased slightly to $1,443 million in 1998 compared with $1,428 million in 1997. Interest on insurance products increased by $18 million, or 5%, to $365 million in 1998 from $347 million in 1997, primarily due to an increase in policyholder account balances. Interest on annuities and investment products decreased slightly to $1,078 million in 1998 compared with $1,081 million in 1997, primarily due to a reduction in crediting rates attributable to the declining general interest rate environment. This decrease was offset by the inclusion of a full year's activity of $94 million related to Security First Group, which was acquired in October 1997.

     Policyholder dividends increased by 8% to $1,447 million in 1998 from $1,340 million in 1997, primarily due to dividend increases from growth in cash values in policies associated with our large block of traditional individual life insurance business, offset by reductions in dividend scales.

     Other expenses increased by 9% to $2,593 million in 1998 from $2,384 million in 1997. Excluding the net capitalization of deferred acquisition costs, other expenses increased by 14% to $2,985 million in 1998 from $2,614 million in 1997. Other expenses related to insurance products increased by $69 million, or 3%, to $2,273 million in 1998 from $2,204 million in 1997, primarily due to higher non-field and sales office expenses. Other expenses related to annuity and investment products, increased by $302 million, or 74%, to $712 million in 1998 from $410 million in 1997, $121 million of which was due to the acquisition of Nathan & Lewis, $94 million of which was due to the inclusion of a full year's activity from Security First Group, and $88 million of which was due to higher general and administrative expenses commensurate with the growth in our businesses.

     Capitalization of deferred acquisition costs decreased slightly to $756 million in 1998 from $776 million in 1997 and amortization of such costs also decreased slightly to $604 million in 1998 from $606 million in 1997. Amortization of deferred acquisition costs of $364 million and $546 million was allocated to other expenses in 1998 and 1997, respectively, while the remainder of the amortization in each year was allocated to realized investment gains and losses. Amortization of deferred acquisition costs allocated to other expenses related to insurance products decreased to $267 million in 1998 from $460 million in 1997. Approximately $87 million of this decrease was attributable to higher expected future investment spreads on our traditional business and approximately $54 million of this decrease was attributable to higher estimated gross margins on universal life products resulting from the reinsurance of mortality risk at a cost that is expected to be less than our previously estimated mortality losses. Amortization of deferred acquisition costs allocated to other expenses related to annuity products increased slightly in 1998 to $97 million from $86 million in 1997, reflecting growth in the business.

 YEAR ENDED DECEMBER 31, 1997 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1996 -- INDIVIDUAL BUSINESS

     Premiums decreased by 5% to $4,327 million in 1997 from $4,559 million in 1996. Premiums from insurance products decreased by $224 million, or 5%, to $4,261 million in 1997 from $4,485 million in 1996. This decrease was primarily attributable to three factors: the 1997 results reflect the full year impact of premiums ceded under a reinsurance treaty involving term products entered into during December 1996 of $22 million; a reduction of 1997 dividends of $40 million, which are often used by our policyholders to purchase additional insurance coverage; and a decline in sales of traditional life insurance policies of $180 million reflecting a continued shift in customers' investment preferences from those policies to variable life products, which we believe resulted from the strong performance of the equity markets and a low interest rate environment.

     Universal life and investment-type product policy fees increased by 17% to $855 million in 1997 from $729 million in 1996. Policy fees from insurance products increased by $92 million, or 16%, to $665 million in 1997 from $573 million in 1996, commensurate with a 6% growth in our universal life block of business, as well as accelerated recognition of deferred fees of $40 million on universal life policies caused by increased product margins, which resulted from improved performance of the underlying investments. Policy fees from annuities and investment products increased by $34 million, or 22%, to $190 million in 1997 from $156 million in 1996, due to growth in separate account asset values, which was fueled by additional customer deposits and stock market appreciation.

     Other revenues increased by $264 million, or 357%, to $338 million in 1997 from $74 million in 1996. Other revenues from insurance products increased by $238 million, or 378%, to $301 million in 1997 from $63 million in 1996, primarily due to higher expense allowances related to reinsurance treaties entered into in 1997. Other revenues from annuities and investment products increased by $26 million, or 236%, to $37 million in 1997 from $11 million in 1996, due to higher interest income on notes receivable related to a block of business acquired in late 1996.

     Policyholder benefits and claims decreased by 2% to $4,597 million in 1997 from $4,690 million in 1996. Insurance products were essentially unchanged at $4,431 million in 1997 compared with $4,483 million in 1996.

     Interest credited to policyholder account balances increased by 5% in 1997 to $1,428 million from $1,354 million in 1996. Interest on insurance products increased by $19 million, or 6%, to $347 million in 1997 from $328 million in 1996, commensurate with the growth in policyholder account balances. Interest on annuities and investment products increased by $55 million, or 5%, to $1,081 million in 1997 from $1,026 million in 1996, primarily due to an increase in average rates credited to policyholders.

     Policyholder dividends were essentially unchanged at $1,340 million in 1997 compared with $1,333 million in 1996, primarily due to reductions in the 1997 policyholder dividend scales, which offset the growth of dividends associated with our traditional block of business of $29 million.

     Other expenses increased by 18% to $2,384 million in 1997 from $2,019 million in 1996. Other expenses, excluding net capitalization of deferred acquisition costs, increased by $285 million, or 12%, to $2,614 million in 1997 from $2,329 million in 1996. Other expenses related to insurance products increased by $245 million, or 13%, to $2,204 million in 1997 from $1,959 million in 1996, primarily due to the creation of two national training centers, increased marketing initiatives and higher information technology costs. Other expenses related to annuity and investment products increased by $40 million, or 11%, to $410 million in 1997 from $370 million in 1996, primarily due to the inclusion of $13 million expenses from Security First Group after its acquisition and higher expenses associated with our growing block of business.

     Capitalization of deferred acquisition costs increased slightly to $776 million in 1997 from $749 million in 1996 while amortization of such costs increased by 38% to $606 million in 1997 from $439 million in 1996. Amortization of deferred acquisition costs of $546 million and $445 million was allocated to other expenses in 1997 and 1996, respectively, while the remainder of the amortization in each year was allocated to realized investment gains and losses. Amortization of deferred acquisition costs allocated to other expenses related to insurance products increased to $460 million in 1997 from $370 million in 1996. This increase resulted from higher earned rates on the underlying assets in 1997, partially offset by an increase of $29 million in estimated future gross margins, which resulted from dividend scale changes. Amortization of deferred acquisition costs allocated to other expenses related to annuity products increased slightly in 1997 to $86 million from $75 million in 1996, reflecting growth in the business.

INSTITUTIONAL BUSINESS

     The following table presents summary consolidated financial information for Institutional Business for the periods as indicated:

                                             FOR THE NINE
                                             MONTHS ENDED        FOR THE YEARS ENDED
                                             SEPTEMBER 30,          DECEMBER 31,
                                            ---------------   -------------------------
                                             1999     1998     1998      1997     1996
                                             ----     ----     ----      ----     ----
                                                       (DOLLARS IN MILLIONS)
REVENUES
Premiums..................................  $4,174   $3,801   $ 5,159   $4,689   $4,676
Universal life and investment-type product
  policy fees.............................     371      349       475      426      375
Net investment income.....................   2,837    2,865     3,885    3,754    3,446
Other revenues............................     456      445       575      357      258
Net realized investment gains (losses)....     (52)     234       557       45       28
                                            ------   ------   -------   ------   ------
                                             7,786    7,694    10,651    9,271    8,783
                                            ------   ------   -------   ------   ------
EXPENSES
Policyholder benefits and claims..........   5,110    4,735     6,416    5,934    6,006
Interest credited to policyholder account
  balances................................     773      914     1,199    1,319    1,358
Policyholder dividends....................     118      121       142      305      284
Other expenses............................   1,119    1,166     1,613    1,178      791
                                            ------   ------   -------   ------   ------
                                             7,120    6,936     9,370    8,736    8,439
                                            ------   ------   -------   ------   ------
Income before provision for income taxes
  and discontinued operations.............     666      758     1,281      535      344
Provision for income taxes................     249      266       435      196      127
                                            ------   ------   -------   ------   ------
Income before discontinued operations.....     417      492       846      339      217
Loss from discontinued operations.........      --       --        --       --       71
                                            ------   ------   -------   ------   ------
Net income................................  $  417   $  492   $   846   $  339   $  146
                                            ======   ======   =======   ======   ======

 NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED WITH THE NINE MONTHS ENDED SEPTEMBER 30, 1998 -- INSTITUTIONAL BUSINESS

     Premiums increased by 10% to $4,174 million for the nine months ended September 30, 1999 from $3,801 million for the comparable 1998 period. Group insurance premiums increased by $404 million, or 12%, to $3,835 million in 1999 from $3,431 million in 1998. This increase was primarily due to strong sales and improved policyholder retention in our dental and disability businesses. Retirement and savings premiums decreased by $31 million, or 8%, to $339 million in 1999 from $370 million in 1998 primarily due to premiums received from one large existing customer in 1998.

     Universal life and investment-type product policy fees increased by $22 million, or 6%, to $371 million for the nine months ended September 30, 1999 from $349 million for the comparable 1998 period. This increase reflected the continued growth in the sale of products used in executive and corporate-owned benefit plans due to the continued favorable tax status associated with these products.

     Other revenues increased by 2% to $456 million for the nine months ended September 30, 1999 from $445 million for the comparable 1998 period. Group life decreased by $52 million, or 98%, to $1 million in 1999 from $53 million in 1998. This decrease was primarily due to lower income in 1999 related to funds used to seed separate accounts. Non-medical health increased by $34 million, or 19%, to $209 million in 1999 from $175 million in 1998. This increase was primarily due to growth in our dental administrative service business. Retirement and savings increased by $29 million, or 13%, to $246 million in 1999 from $217 million in 1998. This increase reflected higher administrative fees derived from separate accounts and our defined contribution record-keeping services. In addition, the 1999 results reflected interest on funds held on deposit related to a reinsurance transaction entered into during December 1998.

     Policyholder benefits and claims increased by 8% to $5,110 million for the nine months ended September 30, 1999 from $4,735 million for the comparable 1998 period. Group insurance increased by $323 million, or 10%, to $3,692 million in 1999 from $3,369 million in 1998. This increase was primarily due to overall growth and is comparable to the growth in premiums discussed above. Retirement and savings increased by $52 million, or 4%, to $1,418 million in 1999 from $1,366 million in 1998. This increase was primarily due to an increase in liabilities associated with the continued accumulation of interest related to our large block of non-participating annuity business.

     Interest credited to policyholder account balances decreased by 15% to $773 million for the nine months ended September 30, 1999 from $914 million for the comparable 1998 period. Group insurance decreased by $47 million, or 14%, to $299 million in 1999 from $346 million in 1998. This decrease was primarily due to cancellations in our leveraged corporate-owned life insurance business attributable to a change in the tax treatment for these products. Retirement and savings decreased by $94 million, or 17%, to $474 million in 1999 from $568 million in 1998 due to a shift in customers' investment preferences from guaranteed interest products to separate account alternatives and the continuation of the low interest rate environment.

     Policyholder dividends decreased by 2% to $118 million for the nine months ended September 30, 1999 from $121 million for the comparable 1998 period. Non-medical health and retirement and savings premiums decreased by $6 million, or 32%, to $13 million in 1999 from $19 million in 1998. These decreases were partially offset by an increase in group life policyholder dividends of $3 million, or 3%, to $105 million in 1999 from $102 million in 1998. Policyholder dividends vary from period to period based on participating group insurance contract experience.

     Other expenses decreased by 4% to $1,119 million for the nine months ended September 30, 1999 from $1,166 million for the comparable 1998 period. Other expenses related to group insurance decreased by $53 million, or 7%, to $743 million in 1999 from $796 million in 1998. Other expenses related to group life decreased by $25 million, or 9%, to $268 million in 1999 from $293 million in 1998. Other expenses related to non-medical health decreased by $28 million, or 6%, to $475 million in 1999 from $503 million in 1998. These decreases were primarily attributable to reductions in non-sales positions and operational efficiencies. Other expenses related to retirement and savings products increased by $6 million, or 2%, to $376 million in 1999 from $370 million in 1998. Higher interest expense of $30 million on commercial paper that was issued in connection with amounts placed on deposit related to a reinsurance transaction entered into in 1998 and $16 million of higher volume-related expenses, including premium taxes, separate account investment management expenses and commissions, were partially offset by $40 million of lower costs resulting from reductions in non-sales positions and other administrative expenses.

 YEAR ENDED DECEMBER 31, 1998 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1997 -- INSTITUTIONAL BUSINESS

     Premiums increased by 10% in 1998 to $5,159 million from $4,689 million in 1997. Group insurance premiums increased by $385 million, or 9%, in 1998 to $4,617 million from $4,232 million in 1997. Group life premiums increased by $153 million, or 5%, to $3,274 million in 1998 from $3,121 million in 1997. Group non-medical health premiums increased by $232 million, or 21%, to $1,343 million in 1998 from $1,111 million in 1997, due primarily to market share growth in our dental and long-term care businesses resulting from our expanding network of dentists and our appointment as of January 1, 1998 by the American Association of Retired Persons

("AARP") to offer long-term care products to its members and the effect of a full year's results related to a disability block of business acquired in late 1997. Retirement and savings premiums increased by $85 million, or 19%, to $542 million in 1998 from $457 million in 1997, due primarily to premiums received from one large existing customer.

     Universal life and investment-type product policy fees increased by 12% in 1998 to $475 million from $426 million in 1997. This increase reflected the growth in the sale of products used in executive and corporate-owned benefit plans during 1998.

     Other revenues increased by 61% in 1998 to $575 million from $357 million in 1997. Other revenues from group insurance increased by $75 million, or 35%, to $292 million in 1998 from $217 million in 1997. This increase was primarily attributable to increased administrative fee income from significant growth in insurance contracts having separate account features, the largest being the in-force AARP block of long-term care business. Other revenues from retirement and savings products increased by $143 million, or 102%, to $283 million in 1998 from $140 million in 1997. This gain reflected increased administrative fees derived from separate accounts of $21 million and $56 million related to our defined contribution record-keeping services. The December 1997 acquisition of the defined contribution record-keeping and participant services business from Bankers Trust Corporation accounted for the majority of the growth in our administrative service fee income during 1998. In addition, the 1998 results reflected an increase of $32 million related to the full-year interest on funds held on deposit related to a reinsurance transaction entered into during December 1997.

     Policyholder benefits and claims increased by 8% to $6,416 million in 1998 from $5,934 million in 1997. Group insurance increased by $469 million, or 12%, to $4,495 million in 1998 from $4,026 million in 1997. This increase reflected an overall growth in the business and less favorable experience on participating group insurance contracts, and an increase of $20 million related to a full year's results from a disability block of business acquired in late 1997, which is partially offset by reduced dividends of $161 million. Retirement and savings increased slightly to $1,921 million in 1998 compared with $1,908 million in 1997 primarily due to the ongoing accumulation of interest related to our large block of non-participating annuity business.

     Interest credited to policyholder account balances decreased by 9% to $1,199 million in 1998 from $1,319 million in 1997. Interest on group insurance products increased by $66 million, or 17%, to $461 million in 1998 from $395 million in 1997, primarily due to growth in deposits for tax-advantaged investment products. Interest on retirement and savings products decreased by $186 million, or 20%, to $738 million in 1998 from $924 million in 1997 due to a shift in customers' investment preferences from guaranteed interest products to separate account alternatives.

     Policyholder dividends decreased by 53% to $142 million in 1998 from $305 million in 1997. These dividends vary from period to period based on the claims experience of participating group insurance contracts.

     Other expenses increased by 37% to $1,613 million in 1998 from $1,178 million in 1997. Other expenses related to group insurance increased by $204 million, or 23%, to $1,087 million in 1998 from $883 million in 1997. The primary causes of this increase were higher premium taxes and sales commissions related to premium growth; costs incurred in connection with various strategic initiatives, which were intended to expand our penetration of the small and medium case institutional markets; and costs incurred in connection with initiatives that focused on improving our service delivery capabilities through investments in technology. Group insurance also experienced an increase in administrative expenses, the majority of which are reimbursed, as a result of the AARP business. Other expenses related to retirement and savings products increased by $231 million, or 78%, to $526 million in 1998 from $295 million in 1997. This increase was due to $45 million of ongoing expenses attributable to the acquisition of the defined contribution record-keeping and participant services business of Bankers Trust Corporation and a change in the presentation of expenses relating to our securities lending program in 1998 of

$65 million. In addition, the increase of cash flows into separate accounts resulted in higher investment management and other administrative expenses.

  YEAR ENDED DECEMBER 31, 1997 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1996 -- INSTITUTIONAL BUSINESS

     Premiums were essentially unchanged at $4,689 million in 1997 compared with $4,676 million in 1996. Group insurance premiums increased by $90 million, or 2%, to $4,232 million in 1997 from $4,142 million in 1996. Virtually all of this increase was attributable to higher group life premiums. Retirement and savings premiums decreased by $77 million, or 14%, to $457 million in 1997 from $534 million in 1996, due primarily to premiums received from one large experience-rated customer in 1996, which offset a corresponding increase in policyholder benefits and claims.

     Universal life and investment-type product policy fees increased by 14% in 1997 to $426 million from $375 million in 1996. This increase was attributable to increased sales of group universal life products.

     Other revenues increased by 38% to $357 million in 1997 from $258 million in 1996. Other revenues from group insurance increased by $98 million, or 82%, to $217 million in 1997 from $119 million in 1996. This increase was primarily attributable to revenues of $89 million from several large case administrative service contracts entered into during 1997 in the group non-medical health market. In addition, fees from our separate account portfolio increased by $18 million during the period.

     Policyholder benefits and claims decreased slightly to $5,934 million in 1997 compared with $6,006 million in 1996. Group insurance of $4,026 million in 1997 was virtually unchanged compared with $4,052 million in 1996 as favorable experience on participating group insurance contracts was substantially offset by an overall growth in business. Retirement and savings decreased by $46 million, or 2%, to $1,908 million from $1,954 million in 1996, primarily due to a change in liabilities resulting from the transfer in 1997 of general account participating products into separate accounts.

     Interest credited to policyholder account balances decreased by 3% to $1,319 million in 1997 from $1,358 million in 1996. Interest on group insurance products increased by $26 million, or 7%, to $395 million in 1997 from $369 million in 1996, due primarily to growth in deposits for tax-advantaged investment products. Interest on retirement and savings products decreased by $65 million, or 7%, to $924 million in 1997 from $989 million in 1996. This decrease resulted from a shift in customers' investment preferences from guaranteed interest products to separate account alternatives as interest rates declined during the period.

     Policyholder dividends increased by 7% to $305 million in 1997 compared with $284 million in 1996. This increase was attributable to minor changes in claims experience on participating insurance contracts.

     Other expenses increased by 49% to $1,178 million in 1997 from $791 million in 1996. Other expenses related to group insurance increased by $242 million, or 38% to $883 million in 1997 from $641 million in 1996. The primary causes of this increase were higher premium taxes and sales commissions related to premium growth; costs incurred in connection with strategic initiatives, which expanded our penetration of the small and medium case institutional markets; and costs from investments in technology. Group insurance also experienced an increase in administrative expenses, the majority of which were reimbursed, as a result of several large case non-medical health administrative service contracts. Other expenses related to retirement and savings products increased by $145 million, or 97%, to $295 million in 1997 from $150 million in 1996. This increase was primarily due to a full year of expenses in 1997 attributable to the acquisition of the defined contribution record-keeping and participant services business of

Benefit Services Corporation, which specializes in the small and medium case institutional markets, in September 1996. In addition, the increase of cash flows into separate accounts resulted in higher investment management and other administrative expenses.

     The 1996 loss from discontinued operations resulted from the finalization of the transfer of group medical contracts in connection with the disposition of our group medical insurance business during 1995.

ASSET MANAGEMENT

     The following table presents summary consolidated financial information for Asset Management for the periods indicated:

                                              FOR THE NINE
                                              MONTHS ENDED     FOR THE YEARS ENDED
                                             SEPTEMBER 30,         DECEMBER 31,
                                             --------------    --------------------
                                             1999     1998     1998    1997    1996
                                             ----     ----     ----    ----    ----
                                                     (DOLLARS IN MILLIONS)
REVENUES
Net investment income......................  $ 56     $ 58     $ 75    $ 87    $ 60
Other revenues.............................   601      608      817     682     495
                                             ----     ----     ----    ----    ----
                                              657      666      892     769     555

OTHER EXPENSES.............................   545      551      740     629     470
                                             ----     ----     ----    ----    ----

Income before provision for income taxes
  and minority interest....................   112      115      152     140      85
Provision for income taxes.................    30       30       44      38      10
Minority interest..........................    41       45       59      50      28
                                             ----     ----     ----    ----    ----
Net income.................................  $ 41     $ 40     $ 49    $ 52    $ 47
                                             ====     ====     ====    ====    ====

 NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED WITH THE NINE MONTHS ENDED SEPTEMBER 30, 1998 -- ASSET MANAGEMENT

     Other revenues, which are primarily comprised of management and advisory fees, were essentially unchanged for the nine months ended September 30, 1999 from the comparable 1998 period. Assets under management decreased $9 billion, or 5%, to $182 billion at September 30, 1999 from $191 billion at December 31, 1998. This decrease was attributable to depreciation within the domestic value equity products and customer withdrawals. Management and advisory fees are typically calculated based on a percentage of assets under management, and are not necessarily proportionate to average assets managed due to changes in account mix.

     Other expenses decreased by $6 million, or 1%, to $545 million for the nine months ended September 30, 1999 from $551 million for the comparable 1998 period. This decrease was primarily due to decreases in total compensation and benefits of $3 million, or 1%. Compensation and benefits of $317 million consisted of approximately 53% base compensation and 47% variable compensation. Base compensation increased by $8 million, or 5%, to $169 million in 1999 from $161 million in 1998, primarily due to annual salary increases and higher staffing levels. Variable compensation decreased by $11 million, or 7%, to $148 million in 1999 from $159 million in 1998. Variable incentive payments are based upon profitability, investment portfolio performance, business sales or losses and growth or decline in revenues. The variable compensation plans reward personnel for their contribution to growth in the business, but also require them to share in the impact of any declines. In addition, general and administrative expenses declined by $7 million, or 6%, to $115 million for the nine months ended September 30, 1999 from $122 million for the comparable 1998 period, primarily due to reduced discretionary spending, which more than offset a $4 million increase in mutual fund fees paid to third parties.

     Minority interest, reflecting the third-party ownership interests in Nvest, decreased by $4 million, or 9%, to $41 million for the nine months ended September 30, 1999 from $45 million for the comparable 1998 period.

  YEAR ENDED DECEMBER 31, 1998 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1997 -- ASSET MANAGEMENT

     Other revenues, which are primarily comprised of management and advisory fees, increased by 20% to $817 million in 1998 from $682 million in 1997. Management and advisory fees are typically calculated based on a percentage of assets under management, which increased by $16 billion, or 9%, to $191 billion in 1998 from $175 billion in 1997. This increase was mainly attributable to net cash inflows to customers' accounts of $5 billion and overall market appreciation of $11 billion during 1998. Management and advisory fees earned are not necessarily proportionate to average assets managed due to changes in account mix.

     Other expenses increased by 18% to $740 million in 1998 from $629 million in 1997. This increase was primarily due to increases in compensation and benefits of $71 million, or 19%, and general and administrative expenses of $40 million, or 15%. Compensation and benefits of $438 million consisted of 50% base compensation and 50% variable compensation. Base compensation increased by $37 million, or 20%, to $221 million in 1998 from $184 million in 1997, primarily due to annual salary increases and higher staffing. Variable compensation increased by $34 million, or 19%, to $217 million in 1998 from $183 million in 1997, due to increased incentive payments based on profitability, investment portfolio performance, new business sales and growth in revenues and profits. General and administrative expenses increased by $40 million, or 15%, to $302 million in 1998 from $262 million in 1997, due to expanded business activities and distribution and marketing initiatives.

     Minority interest, reflecting the third-party ownership interests in Nvest, increased by $9 million or 18%, to $59 million in 1998 from $50 million in 1997.

  YEAR ENDED DECEMBER 31, 1997 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1996 -- ASSET MANAGEMENT

     Other revenues increased by 38% to $682 million in 1997 from $495 million in 1996, reflecting an increase of assets under management of $30 billion, or 21%, to $175 billion in 1997 from $145 billion in 1996. The increase in assets under management was mainly attributable to acquisitions by Nvest of investment management affiliates, representing $3 billion of the increase, net cash inflows to customers' accounts of $8 billion and overall market appreciation of $19 billion during 1997.

     Other expenses increased by 34% to $629 million in 1997 from $470 million in 1996. This increase was primarily due to increases in compensation and benefits of $104 million, or 40%, and general and administrative expenses of $55 million, or 27%. Compensation and benefits of $367 million consisted of 50% base compensation and 50% variable compensation. Base compensation increased by $51 million, or 38%, to $184 million in 1997 from $133 million in 1996 primarily due to annual salary increases and higher staffing. Variable compensation increased by $53 million, or 41%, to $183 million in 1997 from $130 million in 1996, due to increased incentive payments. General and administrative expenses increased by $55 million or 27%, to $262 million in 1997 from $207 million in 1996 due to expanded business activities and distribution and marketing initiatives.

     Minority interest increased by $22 million, or 79%, to $50 million in 1997 from $28 million in 1996.

AUTO & HOME

     The following table presents summary consolidated financial information for Auto & Home for the periods indicated:

                                          FOR THE NINE
                                          MONTHS ENDED       FOR THE YEARS ENDED
                                          SEPTEMBER 30,          DECEMBER 31,
                                         ---------------   ------------------------
                                          1999     1998     1998     1997     1996
                                          ----     ----     ----     ----     ----
                                                   (DOLLARS IN MILLIONS)
REVENUES
Premiums...............................  $1,102   $1,045   $1,403   $1,354   $1,316
Net investment income..................      66       61       81       71       71
Other revenues.........................      14       19       36       25       26
Net realized investment gains..........       1        3      122        9       24
                                         ------   ------   ------   ------   ------
                                          1,183    1,128    1,642    1,459    1,437
                                         ------   ------   ------   ------   ------
EXPENSES
Policyholder benefits and claims.......     716      662      869      834      891
Other expenses.........................     428      396      546      520      490
                                         ------   ------   ------   ------   ------
                                          1,144    1,058    1,415    1,354    1,381
                                         ------   ------   ------   ------   ------
Income before provision for income
  taxes................................      39       70      227      105       56
Provision for income taxes.............       4       13       66       31       22
                                         ------   ------   ------   ------   ------
Net income.............................  $   35   $   57   $  161   $   74   $   34
                                         ======   ======   ======   ======   ======

  NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED WITH THE NINE MONTHS ENDED SEPTEMBER 30, 1998 -- AUTO & HOME

     Premiums increased by 5% to $1,102 million for the nine months ended September 30, 1999 from $1,045 million for the comparable 1998 period. Auto premiums increased by $38 million, or 4%, to $908 million in 1999 from $870 million in 1998. This increase was due to growth in premiums from both the standard and non-standard auto insurance book of business. "Non-standard" auto insurance is insurance for risks bearing higher loss experience or loss potential than risks covered by standard auto insurance policies. In addition, the standard auto policyholder retention increased 2% to 88%. Homeowners premiums increased by $19 million, or 12%, to $183 million in 1999 from $164 million in 1998. This increase was due to higher new business production, an average premium increase of 1% and increased policyholder retention to 89% in 1999 from 88% in 1998. Premiums from other personal lines were unchanged at $11 million in both 1999 and 1998.

     Other revenues decreased by 26% to $14 million for the nine months ended September 30, 1999 from $19 million for the comparable 1998 period. This decrease was primarily attributable to a decrease in payments resulting from experience-related adjustments under a reinsurance agreement related to the disposition of our reinsurance business in 1990.

     Expenses increased by 8% to $1,144 million for the nine months ended September 30, 1999 from $1,058 million for the comparable 1998 period. This resulted in an increase in the COMBINED RATIO to 103.8% in 1999 from 101.2% in 1998. This change was primarily due to an increase in overall loss costs in the auto and homeowner lines, as discussed below. In addition, both lines experienced modestly elevated acquisition expenses due to increased levels of new business premiums.

     Policyholder benefits and claims increased by 8% to $716 million for the nine months ended September 30, 1999 from $662 million for the comparable 1998 period. Auto policyholder benefits and claims increased by 9% to $603 million in 1999 from $554 million in 1998, due to a 5% increase in the number of policies in force and $34 million of unfavorable claims development due to lower than expected savings resulting from the implementation of a new technology platform. Correspondingly, the automobile LOSS RATIO increased to 66.3% in 1999 from 63.5% in the comparable 1998 period. Homeowners benefits and claims increased 7% to $107 million in 1999 from $100 million in 1998 due to increased volume of this book of business. The loss ratio improved by 2.4% to 58.6% in 1999 from 61.0% in 1998. Other personal lines decreased by $2 million to $6 million in 1999 from $8 million in 1998.

     Other expenses increased by 8% to $428 million for the nine months ended September 30, 1999 from $396 million for the comparable 1998 period. This resulted in a slight increase in the EXPENSE RATIO to 38.8% in 1999 from 37.9% in 1998. This increase was primarily due to $23 million in additional administrative expenses and a $16 million increase in new business acquisition expenses, which were partially offset by a reduction of $7 million due to reduced staffing levels in 1999.

  YEAR ENDED DECEMBER 31, 1998 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1997 -- AUTO & HOME

     Premiums increased by 4% in 1998 to $1,403 million from $1,354 million in 1997. Auto premiums increased by $39 million, or 3%, to $1,163 million in 1998 from $1,124 million in 1997. This increase was caused by continued growth in premiums from our non-standard auto insurance book of business. In addition, our overall auto policyholder retention increased to 87% from 86%. These increases were offset in part by a mandated rate decrease for standard auto insurance of $9 million, or 4%, in 1998 in Massachusetts, which comprised 19% of our total auto premiums in both 1998 and 1997. Homeowners premiums increased by $8 million, or 4%, to $225 million in 1998 from $217 million in 1997. This increase was attributable to contractual inflationary adjustments of 2% and an average rate increase of 3% in 1998, which outpaced a 1% decline in the number of policies in force. This decline in the number of policies in force, which occurred in states having greater exposure to severe hurricanes, reflects our continued efforts to reduce catastrophe losses. Premiums from other personal lines were stable at $14 million in both 1998 and 1997.

     Other revenues increased by 44% to $36 million in 1998 from $25 million in 1997. This increase was primarily attributable to an increase of payments to us resulting from experience-related adjustments under a reinsurance agreement related to the disposition of our reinsurance business in 1990.

     Expenses increased by 5% to $1,415 million in 1998 from $1,354 million in 1997, primarily due to higher catastrophe-related policyholder benefits and claims of $35 million, resulting in our combined ratio increasing to 100.8% in 1998 from 99.9% in 1997. The remaining increase in expenses was more than offset by higher net earned premiums, resulting in our combined ratio, excluding catastrophes, decreasing to 96.8% in 1998 from 98.6% in 1997.

     Policyholder benefits and claims increased by 4% to $869 million in 1998 from $834 million in 1997. Excluding catastrophes, auto policyholder benefits and claims decreased slightly to $714 million in 1998 compared with $717 million in 1997. Correspondingly, our auto loss ratio decreased to 61% in 1998 compared with 64% in 1997. These decreases reflect our ongoing efforts to improve the claims adjusting process through technological efficiencies and heightened fraud detection efforts. While the impact of severe weather on auto has historically been low, our auto catastrophe ratio increased to 1.3% of net earned premiums in 1998 compared with 0.2% in 1997, due primarily to Midwestern hail storms. Excluding catastrophes, homeowners policyholder benefits and claims decreased to $88 million in 1998 from $94 million in 1997 and our loss ratio decreased to 39% in 1998 from 43% in 1997. These decreases reflect changes in our underwriting practices, physical reinspections of selected in-force policies and the use of credit report data for selecting new risks and for reunderwriting at the time of renewal. Reinsurance costs decreased by $5 million, or 23%, to $17 million in 1998 from $22 million in 1997, reflecting the continuing reduction in our exposure to hurricanes and the current competitive pricing environment within the reinsurance market. Homeowners' catastrophes increased by $26 million to $41 million in 1998 from $15 million in 1997, reflecting Midwestern hail storms and spring storms in the southeast. The property and casualty industry as a whole experienced a more typical amount of losses resulting from events classified as catastrophes in 1998 and a lower than average amount of losses in 1997. Other personal lines increased by $8 million to $11 million in 1998 from $3 million in 1997, due to an above average number of new claims.

     Other expenses increased by 5% to $546 million in 1998 from $520 million in 1997. Other expenses related to auto insurance increased by $23 million, or 5%, to $448 million in 1998 from $425 million in 1997, primarily due to higher general and administrative expenses. Our expense ratio was essentially unchanged at 38% from 1997 as these cost increases were offset by growth in net earned premiums. Other expenses related to homeowners insurance and other personal lines of $98 million were essentially unchanged in 1998 compared with 1997 as more efficient claims management offset the impacts of inflation.

  YEAR ENDED DECEMBER 31, 1997 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1996 -- AUTO & HOME

     Premiums increased by 3% to $1,354 million from $1,316 million in 1996. Auto premiums increased by $36 million, or 3%, to $1,124 million from $1,088 million in 1996. The majority of this increase was driven by a 42% growth in premiums from our non-standard auto insurance book of business. This growth was attributable to an expanded market for such policies and the appointment of additional non-standard agencies. In addition, auto policyholder retention improved to 86% in 1997 from 85% in 1996. These increases were offset by a mandated rate decrease for standard auto insurance of $13 million, or 6%, in 1997 in Massachusetts, which comprised 19% and 22% of our total auto premiums in 1997 and 1996, respectively. Homeowners premiums increased by $5 million, or 2%, to $217 million in 1997 from $212 million in 1996. This growth was attributable to contractual inflationary adjustments of 2% and an average rate increase of 3% in 1997, which offset a 3% decline in the number of policies in force. Premiums from other personal lines decreased slightly to $14 million in 1997 compared with $15 million in 1996. This decrease resulted from a reunderwriting of our personal excess liability portfolio.

     Other revenues were essentially unchanged at $25 million in 1997 compared with $26 million in 1996.

     Expenses decreased by 2% to $1,354 million in 1997 from $1,381 million in 1996. This decrease was primarily due to lower policyholder benefits and claims of $57 million. Accordingly, our combined ratio, excluding catastrophes, decreased to 98.6% in 1997 from 99.7% in 1996.

     Policyholder benefits and claims decreased by 6% to $834 million in 1997 from $891 million in 1996. Excluding catastrophes, auto policyholder benefits and claims was essentially unchanged at $717 million in 1997 compared with $712 million in 1996. Our auto loss ratio improved to 64% in 1997 compared with 66% in 1996. This improvement reflected more effective use of technology in the claims settlement process, heightened fraud detection efforts and more selective underwriting. The impact of catastrophes on auto was insignificant for both years. Excluding catastrophes, homeowners policyholder benefits and claims decreased by $7 million, or 7%, to $94 million in 1997 from $101 million in 1996, and our homeowners loss ratio decreased to 43% in 1997 from 48% in 1996. These decreases reflect more stringent underwriting for both new and renewal business and lower reinsurance costs. Reinsurance costs declined by $5 million, or 19%, to $22 million in 1997 from $27 million in 1996, due to our reduced exposure to hurricanes and competitive pricing within this market. Homeowners' catastrophes decreased by $45 million, or 75%, to $15 million in 1997 from $60 million in 1996, due to a moderation of the severe weather that was experienced in 1996. Other personal lines decreased by $6 million, or 67%, to $3 million in 1997 from $9 million in 1996.

     Other expenses increased by 6% to $520 million in 1997 from $490 million in 1996. Other expenses related to auto insurance increased by $37 million, or 10%, to $425 million in 1997 from

$388 million in 1996, primarily due to higher costs associated with claims technology infrastructure, the reorganization of several field claim offices and increased customer service staffing. The Auto expense ratio increased to 38% in 1997 from 36% in 1996 as a result of these initiatives. Other expenses related to homeowners and other personal lines of $95 million were essentially unchanged in 1997 compared with 1996 as more efficient claims management offset the impacts of inflation.

INTERNATIONAL

     The following table presents summary consolidated financial information for International for the periods indicated:

                                           FOR THE NINE
                                           MONTHS ENDED       FOR THE YEARS ENDED
                                           SEPTEMBER 30,          DECEMBER 31,
                                           -------------   --------------------------
                                           1999    1998     1998      1997      1996
                                           ----   ------    ----      ----      ----
                                                     (DOLLARS IN MILLIONS)
REVENUES
Premiums.................................  $357   $  509   $  618    $  908    $  794
Universal life and investment-type
  product policy fees....................    34       53       68       137       139
Net investment income....................   155      293      343       504       523
Other revenues...........................     5       32       33        54        37
Net realized investment gains............     3      102      117       142        13
                                           ----   ------   ------    ------    ------
                                            554      989    1,179     1,745     1,506
                                           ----   ------   ------    ------    ------
EXPENSES
Policyholder benefits and claims.........   317      499      597       869       700
Interest credited to policyholder account
  balances...............................    43       74       89       137       156
Policyholder dividends...................    16       56       64        97       111
Other expenses...........................   183      255      352       497       418
                                           ----   ------   ------    ------    ------
                                            559      884    1,102     1,600     1,385
                                           ----   ------   ------    ------    ------
Income (loss) before provision (benefit)
  for income taxes.......................    (5)     105       77       145       121
Provision (benefit) for income taxes.....   (13)      36       21        19        35
                                           ----   ------   ------    ------    ------
Net income...............................  $  8   $   69   $   56    $  126    $   86
                                           ====   ======   ======    ======    ======

  NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED WITH THE NINE MONTHS ENDED SEPTEMBER 30, 1998 -- INTERNATIONAL

     Premiums decreased by $152 million, or 30%, to $357 million for the nine months ended September 30, 1999 from $509 million for the comparable 1998 period, primarily due to the disposition of a substantial portion of our Canadian operations. Excluding the impact of this sale, premiums increased by $48 million, or 16%, to $357 million in 1999 from $309 million in 1998. Argentina's premiums increased $9 million primarily due to an expanded business operation. Korea's and Taiwan's premiums increased $12 million and $14 million, respectively, due to improved economic environments. Spain's premiums increased $15 million primarily due to increased sales from our joint venture partnership. These increases were somewhat offset by a decrease in Mexico of $9 million, primarily due to the disposition of a business in the second quarter of 1998.

     Universal life and investment type-product policy fees decreased by $19 million, or 36%, to $34 million for the nine months ended September 30, 1999 from $53 million for the comparable 1998 period. Excluding the impact of the Canadian divestiture, universal life and investment type-product policy fees increased by $3 million, or 10%, to $34 million in 1999 from $31 million in 1998, primarily due to expanded business operations in Argentina.

     Other revenues decreased by $27 million, or 84%, to $5 million for the nine months ended September 30, 1999 from $32 million for the comparable 1998 period. Excluding the impact of the Canadian divestiture, other revenues decreased by $7 million to $5 million in 1999 from $12 million in 1998. This decrease was primarily due to the highly inflationary economic environment in Indonesia.

     Policyholder benefits and claims decreased by $182 million, or 36%, to $317 million for the nine months ended September 30, 1999 from $499 million for the comparable 1998 period. Excluding the impact of the Canadian divestiture, policyholder benefits and claims increased by $57 million, or 22%, to $317 million in 1999 from $260 million in 1998. This increase was commensurate with the aforementioned premium increase.

     Interest credited to policyholder account balances decreased by $31 million, or 42%, to $43 million for the nine months ended September 30, 1999 from $74 million for the comparable 1998 period. Excluding the impact of the Canadian divestiture, interest credited to policyholder account balances increased by $6 million, or 16%, to $43 million in 1999 from $37 million in 1998 in line with increased account balances.

     Policyholder dividends decreased by $40 million, or 71%, to $16 million for the nine months ended September 30, 1999 from $56 million for the comparable 1998 period. Excluding the impact of the Canadian divestiture, policyholder dividends remained unchanged at $16 million for 1999 and 1998, primarily attributable to less favorable experience on participating policies in Spain.

     Other expenses decreased by $72 million, or 28%, to $183 million for the nine months ended September 30, 1999 from $255 million for the comparable 1998 period. Excluding the impact of the Canadian divestiture, other expenses increased by $11 million, or 6%, to $183 million in 1999 from $172 million in 1998. This increase was primarily attributable to expanded business operations in Argentina, Taiwan, Korea, Spain and Portugal, partially offset by a decrease in Mexico of $3 million due to the disposition of a business.

  YEAR ENDED DECEMBER 31, 1998 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1997 -- INTERNATIONAL

     Premiums decreased by 32% to $618 million in 1998 from $908 million in 1997, primarily due to the dispositions of a substantial portion of our U.K. operations in October 1997 and of our Canadian operations in July 1998. Excluding the impact of these sales, premiums decreased by $31 million, or 7%, to $414 million in 1998 from $445 million in 1997, primarily attributable to a $64 million, or 40%, reduction in premiums in South Korea due to a significant economic downturn in this country. This decrease was partially offset by a $19 million, or 59%, increase in Spain related to the effect of a full year's activity under a revised sales agreement entered into with Banco Santander during September 1997.

     Universal life and investment-type product policy fees decreased by 50% to $68 million in 1998 from $137 million in 1997, primarily due to the U.K. and Canadian divestitures.

     Other revenues decreased by 39% to $33 million in 1998 from $54 million in 1997. Excluding the impact of the U.K. and Canadian divestitures, other revenues increased to $10 million in 1998 from $7 million in 1997.

     Policyholder benefits and claims decreased by 31% to $597 million in 1998 from $869 million in 1997. Excluding the impact of the U.K. and Canadian divestitures, policyholder benefit and claims decreased by 5% to $357 million in 1998 from $374 million in 1997. This decrease was primarily attributable to the decline in premiums of $64 million in South Korea and was offset in part by minor increases in several other countries.

     Interest credited to policyholder account balances decreased by 35% to $89 million in 1998 from $137 million in 1997. Excluding the impact of the U.K. and Canadian divestitures, interest credited to policyholder account balances decreased by 9% to $51 million in 1998 from $56 million in 1997. This decrease was attributable to lower variable crediting rates in South Korea reflecting a reduction in interest rates.

     Policyholder dividends decreased by 34% to $64 million in 1998 from $97 million in 1997. Excluding the impact of the U.K. and Canadian divestitures, policyholder dividends were essentially unchanged at $21 million in 1998 compared with $22 million in 1997.

     Other expenses decreased by 29% to $352 million in 1998 from $497 million in 1997. Excluding the impact of the U.K. and Canadian divestitures, other expenses increased by 5% to $255 million in 1998 from $242 million in 1997. This increase was primarily due to higher business development costs.

  YEAR ENDED DECEMBER 31, 1997 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1996 -- INTERNATIONAL

     Premiums increased by 14% to $908 million in 1997 from $794 million in 1996, primarily due to premium growth of $81 million in Mexico and $15 million in Taiwan. Results in Mexico reflect the awarding of a large case group private pension policy and our entry into the immediate annuity market. Taiwan's increase was primarily attributable to a decision by its government to remove restrictions on the sale of insurance policies to new markets.

     Universal life and investment-type product policy fees were essentially unchanged in 1997 at $137 million compared with $139 million in 1996. The 1997 results reflect only ten months of operations related to our U.K. business, a substantial portion of which was sold during October 1997. This reduction in operations offset minor increases in several other countries.

     Other revenues increased by 46% in 1997 to $54 million from $37 million in 1996, due to increases in Canada and the U.K.

     Policyholder benefits and claims increased by 24% to $869 million in 1997 from $700 million in 1996, primarily due to increases in Mexico, Canada and South Korea. Mexico increased by $87 million, or 167%, to $139 million in 1997 from $52 million in 1996, due to the overall growth in the business. Canada increased by $29 million, or 6%, to $496 million in 1997 from $467 million in 1996, due to adverse experience in the long-term disability block of business and the strengthening of reserves for policyholder benefits. South Korea increased by $20 million, or 17%, to $140 million in 1997 from $120 million in 1996, due to a tax law change that caused a market shift from investment and annuity products to insurance products.

     Interest credited to policyholder account balances decreased by 12% to $137 million in 1997 from $156 million in 1996. This decrease was primarily attributable to declines in interest credited for South Korea of $8 million due to a market shift and for Canada of $8 million due to a reduction in interest crediting rates in Canada reflecting the country's lower interest rate environment.

     Policyholder dividends decreased by 13% to $97 million in 1997 from $111 million in 1996. This decrease was primarily attributable to a $10 million decrease in dividends for Canada due to less favorable experience on participating policies.

     Other expenses increased by 19% to $497 million in 1997 from $418 million in 1996. This increase was primarily due to $30 million in higher costs incurred in connection with the formation of two subsidiaries in Mexico in response to the privatization of the social security system, as well as increased expenses of $32 million for Canada due to changes in assumptions for deferred acquisition costs which resulted in increased amortization.

CORPORATE

     Total revenues for our Corporate segment, which consisted of net investment income and net realized investment gains and losses that are not allocated to our business segments, were $312 million for the nine months ended September 30, 1999, a decrease of $887 million, or 74%, from $1,199 million for the comparable 1998 period, primarily due to a reduction in realized investment gains and investment income of $805 million due to the sale of MetLife Capital Holdings, Inc. in 1998. Total Corporate expenses were $920 million for the nine months ended September 30, 1999, an increase of $179 million, or 24%, from $741 million for the comparable 1998 period. During 1999, we recorded a $499 million charge principally related to the settlement of a multidistrict litigation proceeding involving alleged improper sales practices, accruals for sales practices claims not covered by the settlement and other legal costs. These charges were partially offset by the elimination of $273 million of expenses due to the sale of MetLife Capital Holdings. We incurred a net loss of $549 million for the nine months ended September 30, 1999 compared with net income of $302 million for the comparable 1998 period, primarily due to the aforementioned events.

     Total revenues for our Corporate segment were $1,395 million for 1998, an increase of $155 million, or 13%, from $1,240 million in 1997, primarily due to the realized investment gain from the sale of MetLife Capital Holdings of $433 million. Total Corporate expenses were $2,514 million in 1998, an increase of $1,396 million, or 125%, from $1,118 million in 1997. During 1998, we obtained certain excess of loss reinsurance and excess insurance policies and agreements providing coverage for risks associated primarily with sales practices claims and claims for personal injuries caused by exposure to asbestos or asbestos-containing products. In 1998, we recorded a pre-tax charge of $1,895 million for potential liabilities related to certain of these claims. See "Business -- Legal Proceedings". We incurred a net loss of $695 million in 1998 compared with net income of $210 million in 1997 primarily due to the charge for related insurance and reinsurance premiums and other potential liabilities.

     Total revenues for our Corporate segment were $1,240 million for 1997, an increase of $285 million, or 30%, from $955 million in 1996, due to higher investment results. Total Corporate expenses were $1,118 million in 1997, an increase of $196 million, or 21%, from $922 million in 1996, due primarily to the establishment of additional non-insurance liabilities. Corporate net income increased by 147% to $210 million in 1997 from $85 million in 1996.

LIQUIDITY AND CAPITAL RESOURCES

  METLIFE, INC.

     Following the effective date of the plan, Metropolitan Life Insurance Company will become a wholly-owned subsidiary and the principal asset of MetLife, Inc. The primary uses of liquidity of MetLife, Inc. will include payment of dividends on our common stock, debt servicing, contributions to our subsidiaries and payment of general operating expenses. The primary source of our liquidity will be dividends we may receive from Metropolitan Life Insurance Company. In addition, we expect to retain an estimated $340 million from the proceeds of the initial public offering and other capital raising transactions at MetLife, Inc., which will be available to pay dividends to our stockholders, make contributions to our subsidiaries and to meet our obligations. Our ability, on a continuing basis, to meet our cash needs depends primarily upon the receipt of dividends from Metropolitan Life Insurance Company.

     Under the insurance law of the State of New York, Metropolitan Life Insurance Company will be permitted to pay stockholder dividends to MetLife, Inc. only if it files notice of its intention to declare such a dividend and the amount thereof with the New York Superintendent of Insurance and the New York Superintendent does not disapprove the distribution. Under the New York Insurance Law, the New York Superintendent has broad discretion in determining whether the financial condition of a stock life insurance company would support the payment of dividends to its stockholders. The New York Insurance Department has established informal guidelines for such determinations. The guidelines, among other things, focus on overall financial condition and profitability under statutory accounting practices. We cannot provide assurance that Metropolitan Life Insurance Company will have statutory earnings to support the payment of dividends to MetLife, Inc. in an amount sufficient to fund our cash requirements and pay cash dividends. Our other insurance companies are also subject to restrictions on the payment of dividends to Metropolitan Life Insurance Company.

     The dividend limitation is based on statutory financial results. Statutory accounting practices differ in certain respects from accounting principles used in financial statements prepared in conformity with generally accepted accounting principles. The significant differences relate to deferred acquisition costs, deferred income taxes, required investment reserves, reserve calculation assumptions and surplus notes. Furthermore, although the impact cannot be determined at this time, the recent adoption of the Codification of Statutory Accounting Principles by the NAIC may reduce STATUTORY SURPLUS, thereby making the dividend limitation more restrictive. See "-- Metropolitan Life Insurance Company -- Risk-based capital". See Note 14 of Notes to Consolidated Financial Statements for a reconciliation of the difference between statutory financial results with those determined in conformity with generally accepted accounting principles.

     Based on the historic cash flows and the current financial results of Metropolitan Life Insurance Company, subject to any dividend limitations which may be imposed upon Metropolitan Life Insurance Company by regulatory authorities, we believe that cash flows from operating activities, together with an estimated $340 million of proceeds from the initial public offering and other capital raising transactions to be retained by MetLife, Inc., will be sufficient to enable us to make dividend payments as described in "Dividend Policy" and to pay all operating expenses and meet our other obligations.

  METROPOLITAN LIFE INSURANCE COMPANY

     LIQUIDITY SOURCES. Metropolitan Life Insurance Company's principal cash inflows from its insurance activities come from life insurance premiums, annuity considerations and deposit funds. A primary liquidity concern with respect to these cash inflows is the risk of early contract holder and policyholder withdrawal. Metropolitan Life Insurance Company seeks to include provisions limiting withdrawal rights from general account institutional pension products (generally group annuities, including guaranteed interest contracts and certain deposit fund liabilities) sold to employee benefit plan sponsors.

     Metropolitan Life Insurance Company's principal cash inflows from its investing activities result from repayments of principal and proceeds from maturities and sales of invested assets, investment income as well as dividends and distributions from subsidiaries. The primary liquidity concerns with respect to these cash inflows are the risks of default by debtors, interest rate and other market volatilities, and potential illiquidity of subsidiaries. Metropolitan Life Insurance Company closely monitors and manages these risks. See "Business -- Investments".

     Additional sources of liquidity to meet unexpected cash outflows are available from Metropolitan Life Insurance Company's portfolio of liquid assets. These liquid assets include substantial holdings of treasury securities, short-term investments, common stocks and marketable fixed maturity securities. Metropolitan Life Insurance Company's available portfolio of liquid assets was approximately $93 billion and $91 billion at September 30, 1999 and December 31, 1998, respectively.

     Sources of liquidity also include facilities for short- and long-term borrowing as needed, primarily arranged through MetLife Funding, Inc., a subsidiary of Metropolitan Life Insurance Company. See "-- Financing".

     LIQUIDITY USES. Metropolitan Life Insurance Company's principal cash outflows primarily relate to the liabilities associated with its various life insurance, annuity and group pension products, operating expenses, income taxes, contributions to subsidiaries, as well as principal and interest on its outstanding debt obligations. Liabilities arising from its insurance activities primarily relate to benefit payments under the above-named products, as well as payments for policy surrenders, withdrawals and loans.

     Management of Metropolitan Life Insurance Company believes that its sources of liquidity are more than adequate to meet its current cash requirements.

     LITIGATION. Various litigation claims and assessments against us have arisen in the course of our business, including in connection with our activities as an insurer, employer, investor, investment advisor and taxpayer. Further, state insurance regulatory authorities and other authorities regularly make inquiries and conduct investigations concerning our compliance with applicable insurance and other laws and regulations.

     In some of these matters, very large and/or indeterminate amounts, including punitive and treble damages, are sought. While it is not feasible to predict or determine the ultimate outcome of all pending investigations and legal proceedings or provide reasonable ranges of potential losses, it is the opinion of our management that their outcomes, after consideration of available insurance and reinsurance and the provisions made in our consolidated financial statements, are not likely to have a material adverse effect on our consolidated financial condition. However, given the large and/or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on our operating results or cash flows in particular quarterly or annual periods.

     We have recorded, in other expenses, charges of $499 million ($317 million after-tax), $1,895 million ($1,203 million after-tax), $300 million ($190 million after-tax) and $162 million ($103 million after-tax) for the nine months ended September 30, 1999 and for the years ended December 31, 1998, 1997 and 1996, respectively, for sales practice claims and claims for personal injuries caused by exposure to asbestos or asbestos-containing products. The charge for the nine months ended September 30, 1999 was principally related to the settlement of the multidistrict litigation proceeding including alleged improper sales practices, accruals for sales practices claims not covered by the settlement and other legal costs. The 1998 charge of $1,895 million was comprised of $925 million and $970 million for sales practices claims and asbestos-related claims, respectively. We recorded the accrual for sales practices claims based on preliminary settlement discussions and the settlement history of other insurers.

     Prior to the fourth quarter of 1998, we established a liability for asbestos-related claims based on settlement costs for claims that we had settled, estimates of settlement costs for claims pending against us and an estimate of settlement costs for unasserted claims. The amount for unasserted claims was based on management's estimate of unasserted claims that would be probable of assertion. A liability is not established for claims which we believe are only reasonably possible of assertion. Based on this process, our accrual for asbestos-related claims at December 31, 1997 was $386 million. Our potential liabilities for asbestos-related claims are not easily quantified, due to the nature of the allegations against us, which are not related to the business of manufacturing, producing, distributing or selling asbestos or asbestos-containing products, adding to the uncertainty in the number of claims brought against us.

     During 1998, we decided to pursue the purchase of insurance to limit our exposure to asbestos-related claims. In connection with our negotiations with the casualty insurers to obtain this insurance, we obtained information that caused us to reassess our accruals for asbestos-related claims. This information included:

     - Information from the insurers regarding the asbestos-related claims experience of other insureds, which indicated that the number of claims that were probable of assertion against us in the future was significantly greater than we had assumed in our accruals. The number of claims brought against us is generally a reflection of the number of asbestos-related claims brought against asbestos defendants generally and the percentage of those claims in which we are included as a defendant. The information provided to us relating to other insureds indicated that we had been included as defendants for a significant percentage of total asbestos-related claims and that we may be included in a larger percentage of claims in the future, because of greater awareness of asbestos litigation generally by potential plaintiffs and plaintiffs' lawyers and because of the bankruptcy and reorganization or the exhaustion of insurance coverage of other asbestos defendants; and that, although volatile, there was an upward trend in the number of total claims brought against asbestos defendants.

     - Information derived from actuarial calculations we made in the fourth quarter of 1998 in connection with these negotiations, which helped us to frame, define and quantify this liability. These calculations were made using, among other things, current information regarding our claims and settlement experience (which reflected our decision to resolve an increased number of these claims by settlement), recent and historic claims and settlement experience of selected other companies and information obtained from the insurers.

     Based on this information, we concluded that certain claims that previously were considered as only reasonably possible of assertion were now probable of assertion, increasing the number of assumed claims to approximately three times the number assumed in prior periods. As a result of this reassessment, we increased our liability for asbestos-related claims to $1,278 million at December 31, 1998.

     During 1998, we paid $1,407 million of premiums for excess of loss reinsurance and insurance agreements, consisting of $529 million for the excess of loss reinsurance agreements for sales practices claims and excess mortality losses and $878 million for the excess insurance policies for asbestos-related claims.

     We obtained the excess of loss reinsurance agreements to provide reinsurance with respect to sales practices claims made on or prior to December 31, 1999 and for certain mortality losses in 1999. These reinsurance agreements have a maximum aggregate limit of $650 million, with a maximum sublimit of $550 million for losses for sales practices claims. This coverage is in excess of an aggregate self-insured retention of $385 million with respect to sales practices claims and $506 million, plus our statutory policy reserves released upon the death of insureds, with respect to life mortality losses. The maximum sublimit of $550 million for sales practices claims was within a range of losses that management believed were reasonably possible at December 31, 1998. Each excess of loss reinsurance agreement for sales practices claims and mortality losses contains an experience fund, which provides for payments to us at the commutation date if experience is favorable at such date. We account for the aggregate excess of loss reinsurance agreements as reinsurance; however, if deposit accounting were applied, the effect on our consolidated financial statements in 1998, and in 1999 and 2000, would not be significant. Under reinsurance accounting, the excess of the liability recorded for sales practices losses recoverable under the agreements of $540 million (representing the $925 million charge in 1998 less the $385 million retention under the agreements) over the premium paid of $529 million results in a deferred gain of $11 million which is being amortized into income over the settlement period from January 1999 through April 2000. Under deposit accounting, the premium would be recorded as an other asset rather than as an expense, and the reinsurance loss recoverable and the deferred gain would not have been recorded. Because the agreements also contain an experience fund which increases with the passage of time, the increase in the experience fund in 1999 and 2000 under deposit accounting would be recognized as interest income in an amount approximately equal to the deferred gain that will be amortized into income under reinsurance accounting.

     The excess insurance policies for asbestos-related claims provide for recovery of losses of up to $1,500 million, which is in excess of a $400 million self-insured retention ($878 million of which was recorded as a recoverable at December 31, 1998). The asbestos-related policies are also subject to annual and per-claim sublimits. Amounts are recoverable under the policies and agreements annually with respect to claims paid during the prior calendar year. Although amounts paid in any given year that are recoverable under the policies and agreements will be reflected as a reduction in our operating cash flow for that year, management believes that the payments will not have a material adverse effect on our liquidity. Each asbestos-related policy contains an experience fund and a reference fund that provides for payments to us at the commutation date if experience under the policy to such date has been favorable, or pro rata reductions from time to time in the loss reimbursement to us if the cumulative return on the reference fund is less than the return specified in the experience fund.

     We believe adequate provision has been made in our consolidated financial statements for all reasonably probable and estimable losses for sales practices and asbestos-related claims. We believe that the excess of loss reinsurance agreements should provide coverage for a portion of the multidistrict sales practices settlement described above, although we have yet to file a claim under those agreements. The increase in liabilities for death benefits and policy adjustments and the cash payments to be made under the settlement should be substantially offset by amounts recoverable under those agreements, as well as amounts provided in our consolidated financial statements, and accordingly we do not believe that they will have a material adverse effect on our consolidated financial condition, results of operations or cash flows in future periods.

     RISK-BASED CAPITAL. Section 1322 of the New York Insurance Law requires that New York life insurers report their RBC based on a formula calculated by applying factors to various asset, premium and statutory reserve items. The formula takes into account the risk characteristics of the insurer, including asset risk, insurance risk, interest rate risk and business risk. Section 1322 gives the New York Superintendent of Insurance explicit regulatory authority to require various actions by, or take various actions against, insurers whose total adjusted capital does not exceed certain RBC levels. At September 30, 1999, Metropolitan Life Insurance Company's total adjusted capital was in excess of each of those RBC levels. See "Business -- Regulation -- Insurance regulation -- Risk-based capital".

     Each of the U.S. insurance subsidiaries of Metropolitan Life Insurance Company is subject to these same RBC requirements. At December 31, 1998, the RBC levels of each of these insurance subsidiaries was in excess of the RBC threshold.

     The NAIC has recently adopted the Codification of Statutory Accounting Principles for life insurers, which is to become effective on January 1, 2001. Prior to implementation by Metropolitan Life Insurance Company, the codification requires adoption by the New York Insurance Department. Based on a study commissioned by the NAIC, the overall impact to life insurers resulting from adoption of the codification is not expected to be materially adverse; however, a detailed analysis will be necessary to determine the actual impact of codification on the statutory results of operations and statutory financial position of Metropolitan Life Insurance Company.

     FINANCING. MetLife Funding serves as a centralized finance unit for Metropolitan Life Insurance Company. Pursuant to a support agreement, Metropolitan Life Insurance Company has agreed to cause MetLife Funding to have a tangible net worth of at least one dollar. At September 30, 1999 and December 31, 1998, MetLife Funding had a tangible net worth of $11.2 million and $10.9 million, respectively. MetLife Funding raises funds from various funding sources and uses the proceeds to extend loans to Metropolitan Life Insurance Company and its other subsidiaries. MetLife Funding manages its funding sources to enhance the financial flexibility and liquidity of MetLife. At September 30, 1999 and December 31, 1998, MetLife Funding had total outstanding liabilities of $5.5 billion and $3.6 billion, respectively, consisting primarily of commercial paper.

     In connection with our acquisition of the stock of GenAmerica, we expect to incur approximately $1.2 billion of short-term debt, consisting primarily of commercial paper. We intend to repay an estimated $935 million of that debt with proceeds from the initial public offering. We incurred approximately $3.2 billion of short-term debt, consisting primarily of commercial paper, which is included in the outstanding liabilities of MetLife Funding, Inc. at September 30, 1999, in connection with our exchange offer to holders of General American Life funding agreements. See "Business -- Proposed Acquisition of GenAmerica Corporation".

     MetLife Funding and Metropolitan Life Insurance Company also maintained $7 billion ($5 billion of which served as back-up for the commercial paper incurred in connection with the exchange offer to holders of General American Life funding agreements) and $2 billion in committed credit facilities at September 30, 1999 and December 31, 1998, respectively, which served as back-up for its commercial paper program and for general corporate purposes. These credit facilities were not utilized during 1998 and had not been utilized at September 30, 1999.

     SUPPORT AGREEMENTS. In addition to its support agreement with MetLife Funding, Metropolitan Life Insurance Company has entered into a net worth maintenance agreement with New England Life Insurance Company ("NELICO"), whereby it is obligated to maintain NELICO's statutory capital and surplus at the greater of $10 million or the amount necessary to prevent certain regulatory action by Massachusetts, the state of domicile of this subsidiary. The capital and surplus of NELICO at September 30, 1999 and December 31, 1998 was significantly in excess of the amount that would trigger such an event. Furthermore, Metropolitan Life Insurance Company has never been called upon to provide support to NELICO.

     Metropolitan Life Insurance Company has also entered into arrangements with some of its other subsidiaries and affiliates to assist such subsidiaries and affiliates in meeting various jurisdictions' regulatory requirements regarding capital and surplus. In addition, Metropolitan Life Insurance Company has entered into a support arrangement with respect to reinsurance obligations of its wholly-owned subsidiary, Metropolitan Insurance and Annuity Company. Management does not anticipate that these arrangements will place any significant demands upon MetLife's liquidity resources.

     CONSOLIDATED CASH FLOWS. Net cash provided by operating activities was $3.6 billion and $1.9 billion for the nine months ended September 30, 1999 and 1998, respectively. The increase in cash provided by operations in 1999 compared with 1998 was primarily due to the funding agreement exchange offer in connection with the GenAmerica acquisition and lower net investment income. The decrease in investment income was primarily attributable to decreases in investment income on mortgage loans on real estate and other invested assets. The reduction in investment income from mortgage loans on real estate was primarily due to the lower interest rate environment and a reduction in average principal balances due, in part, to the reinvestment of proceeds from the sales of MetLife Capital Holdings and a substantial portion of our Canadian operations. The reduction in net investment income from other invested assets was primarily due to a reduction in leveraged lease balances as a result of the sale of MetLife Capital Holdings and lower fees received from bond prepayments, calls and tenders. Net cash provided by operating activities was $0.8 billion, $2.9 billion and $3.7 billion for the years ended December 31, 1998, 1997 and 1996, respectively. The reduction in cash provided by operations in 1998 compared with 1997 was primarily attributable to $1.4 billion paid in 1998 for excess insurance policies providing coverage for amounts which may be paid in connection with exposure to asbestos claims and for reinsurance policies providing coverage for, among other things, amounts which may be paid or incurred in connection with specified sales practices claims.

     Net cash used in investing activities was $2.0 billion for the nine months ended September 30, 1999 compared with net cash provided by investing activities of $4.0 billion for the comparable 1998 period. Purchases of investments exceeded sales, maturities and repayments by $1.0 billion and $8.5 billion for the nine months ended September 30, 1999 and 1998, respectively. The significant increase in net purchases of investments in 1998 resulted from the reinvestment of proceeds from the sales of MetLife Capital Holdings and of a substantial portion of our Canadian operations. Cash flows provided by investing activities also increased by $2.4 billion and $5.9 billion for the nine months ended September 30, 1999 and 1998, respectively, as a result of activity from our securities lending program.

     Net cash provided by investing activities was $2.7 billion for the year ended December 31, 1998 compared with cash used in investing activities of $1.7 billion and $0.9 billion for the years ended December 31, 1997 and 1996, respectively. Purchases of investments exceeded sales, maturities and repayments by $7.6 billion, $1.6 billion and $1.4 billion in 1998, 1997 and 1996, respectively. The significant increase in net purchases of investments in 1998 resulted from the reinvestment of proceeds from the sale of MetLife Capital Holdings and of a substantial portion of our Canadian operations and cash from our securities lending program. Prior to 1998, our securities lending program activity was not reflected in our consolidated balance sheets or statements of cash flows. Proceeds from the sales of businesses were $7.4 billion in 1998 and $0.3 billion in 1997. Cash flows provided by investing activities also increased by $3.8 billion in 1998 as a result of activity from our securities lending program.

     Net cash provided by financing activities was $232 million for the nine months ended September 30, 1999 compared with net cash used in financing activities of $5.6 billion for the nine months ended September 30, 1998. Withdrawals from policyholders' account balances exceeded deposits by $1.5 billion and $2.0 billion in 1999 and 1998, respectively. Short-term financings increased $2.0 billion in 1999 compared with a net decrease of $4.1 billion in 1998, while net reductions to long-term debt were $350 million in 1999 compared with net additions of $527 million in 1998.

     Net cash used in financing activities was $3.1 billion, $0.6 billion and $2.4 billion for the years ended December 31, 1998, 1997 and 1996, respectively. Withdrawals from policyholders' account balances exceeded deposits by $2.3 billion, $2.8 billion and $2.2 billion in 1998, 1997 and 1996, respectively. Short-term financings decreased $1.0 billion in 1998 compared with a net increase of $1.3 billion in 1997, while net additions to long-term debt were $212 million in 1998 compared with $885 million in 1997.

     The operating, investing and financing activities described above resulted in an increase in cash and cash equivalents of $1.8 billion and $333 million for the nine months ended September 30, 1999 and 1998, respectively, and an increase in cash and cash equivalents of $390 million, $586 million and $395 million for the years ended December 31, 1998, 1997 and 1996, respectively.

EFFECTS OF INFLATION

     We do not believe that inflation has had a material effect on our consolidated results of operations except insofar as inflation may affect interest rates. See "Risk Factors -- Changes in interest rates may significantly affect our profitability".

MARKET RISK DISCLOSURE

     We must effectively manage, measure and monitor the market risk associated with our invested assets and interest rate sensitive insurance contracts. We have developed an integrated process for managing risk, which we conduct through our Corporate Risk Management

Department, several asset/liability committees and additional specialists at the business segment level. We have established and implemented comprehensive policies and procedures at both the corporate and business segment level to minimize the effects of potential market volatility.

  MARKET RISK EXPOSURES

     We have exposure to market risk through our insurance operations and investment activities. For purposes of this disclosure, "market risk" is defined as the risk of loss resulting from changes in interest rates, equity prices and foreign exchange rates.

     INTEREST RATES. Our exposure to interest rate changes results from our significant holdings of fixed maturities, as well as our interest rate sensitive liabilities. The fixed maturities include U.S. and foreign government bonds, securities issued by government agencies, corporate bonds and mortgage-backed securities, all of which are mainly exposed to changes in medium- and long-term treasury rates. Our interest rate sensitive liabilities for purposes of this disclosure include guaranteed interest contracts and fixed annuities, which have the same interest rate exposure (medium- and long-term treasury rates) as the fixed maturities. We employ product design, pricing and asset/liability management strategies to reduce the adverse effects of interest rate volatility. Product design and pricing strategies include the use of SURRENDER CHARGES or restrictions on withdrawals in some products. Asset/liability management strategies include the use of derivatives, the purchase of securities structured to protect against prepayments, prepayment restrictions and related fees on mortgage loans and consistent monitoring of the pricing of our products in order to better match the duration of the assets and the liabilities they support.

     EQUITY PRICES. Our investments in equity securities expose us to changes in equity prices. We manage this risk on an integrated basis with other risks through our asset/liability management strategies. We also manage equity price risk through industry and issuer diversification and asset allocation techniques.

     FOREIGN EXCHANGE RATES. Our exposure to fluctuations in foreign exchange rates against the U.S. dollar results from our holdings in non-U.S. dollar denominated fixed maturity securities and equity securities and through our investments in foreign subsidiaries. The principal currencies which create foreign exchange rate risk in our investment portfolios are Canadian dollars, Euros, German marks, French francs, Spanish pesetas and British pounds. We mitigate the majority of our fixed maturities' foreign exchange rate risk through the utilization of foreign currency swaps and forward contracts. Through our investments in foreign subsidiaries, we are primarily exposed to the Spanish peseta, Mexican peso, Argentinean dollar and Korean won. We have denominated all assets and liabilities of our foreign subsidiaries in their respective local currencies, thereby minimizing our risk to foreign exchange rate fluctuations.

  RISK MANAGEMENT

     CORPORATE RISK MANAGEMENT. We have established several financial and non-financial senior management committees, which are integral to our risk management process. These committees manage capital and risk positions, approve asset/liability management strategies and establish appropriate corporate business standards.

     We also have a separate Corporate Risk Management Department, which is responsible for risk throughout MetLife and reports directly to our Chief Actuary. The Corporate Risk Management Department's primary responsibilities consist of:

     - implementing a board of directors-approved corporate risk framework, which outlines our approach for managing risk on an enterprise-wide basis;

     - developing policies and procedures for managing, measuring and monitoring those risks identified in the corporate risk framework;

     - establishing appropriate corporate risk tolerance levels;

     - deploying capital on a risk-adjusted basis; and

     - reporting on a periodic basis to the Audit Committee of the board of directors and our various financial and non-financial senior management committees.

     ASSET/LIABILITY MANAGEMENT. At MetLife, asset/liability management is the responsibility of the General Account Portfolio Management Department ("GAPM"), the operating business segments and various GAPM boards. The GAPM boards are comprised of senior officers from the investment department, senior managers from each business segment and the Chief Actuary. The GAPM boards' duties include setting broad asset/liability management policy and strategy, reviewing and approving target portfolios, establishing investment guidelines and limits and providing oversight of the portfolio management process.

     The portfolio managers and asset sector specialists, who have responsibility on a day-to-day basis for risk management of their respective investing activities, implement the goals and objectives established by the GAPM boards. The goals of the investment process are to optimize after-tax, risk-adjusted investment income and after-tax, risk-adjusted total return while ensuring that the assets and liabilities are managed on a cash flow and duration basis. The risk management objectives established by the GAPM boards stress quality, diversification, asset/liability matching, liquidity and investment return.

     Each of our business segments has an asset/liability officer who works with portfolio managers in the investment department to monitor investment, product pricing, hedge strategy and liability management issues. We establish target asset portfolios for each major insurance product, which represent the investment strategies used to profitably fund the liabilities within acceptable levels of risk. These strategies include objectives for effective duration, yield curve sensitivity, convexity, liquidity, asset sector concentration and credit quality.

     To manage interest rate risk, we perform periodic projections of asset and liability cash flows to evaluate the potential sensitivity of our securities investments and liabilities to interest rate movements. These projections involve evaluating the potential gain or loss on most of our in-force business under various increasing and decreasing interest rate environments. We have developed models of our in-force business that reflect specific product characteristics and include assumptions based on current and anticipated experience regarding lapse, mortality and interest crediting rates. In addition, these models include asset cash flow projections reflecting interest payments, sinking fund payments, principal payments, bond calls, mortgage prepayments and defaults. New York Insurance Department regulations require that we perform some of these analyses annually as part of the annual proof of the sufficiency of our regulatory reserves to meet adverse interest rate scenarios.

     HEDGING ACTIVITIES. Our risk management strategies incorporate the use of various interest rate derivatives that are used to adjust the overall duration and cash flow profile of our invested asset portfolios to better match the duration and cash flow profile of our liabilities to reduce interest rate risk. Such instruments include interest rate swaps, futures and caps. We also use foreign currency swaps and forward contracts to hedge our foreign currency denominated fixed income investments. In addition, to protect against declines in the U.S. equity markets, we use collars on the S&P 500 index to hedge some of our common stock holdings.

  RISK MEASUREMENT; SENSITIVITY ANALYSIS

     We measure market risk related to our holdings of invested assets and other financial instruments, including certain market risk sensitive insurance contracts ("other financial instruments"), based on changes in interest rates, equity prices and foreign currency rates, utilizing a sensitivity analysis. This analysis estimates the potential changes in fair value, cash flows and earnings based on a hypothetical 10% change (increase or decrease) in interest rates, equity prices and currency exchange rates. We believe that a 10% change (increase or decrease) in these market rates and prices is reasonably possible in the near-term. In performing this analysis, we used market rates at December 31, 1998 to re-price our invested assets and other financial instruments. The sensitivity analysis separately calculated each of our market risk exposures (interest rate, equity price and currency rate) related to our non-trading invested assets and other financial instruments. We do not maintain a trading portfolio.

     The sensitivity analysis we performed included the market risk sensitive holdings described above in the "Market Risk Disclosure". We modeled the impact of changes in market rates and prices on the fair values of our invested assets, earnings and cash flows as follows:

     FAIR VALUES. We base our potential loss in fair values on an immediate change (increase or decrease) in:

     - the net present values of our interest rate sensitive exposures resulting from a 10% change (increase or decrease) in interest rates;

     - the U.S. dollar equivalent balances of our currency exposures due to a 10% change (increase or decrease) in currency exchange rates; and

     - the market value of our equity positions due to a 10% change (increase or decrease) in equity prices.

     EARNINGS AND CASH FLOWS. We calculate the potential loss in earnings and cash flows on the change in our earnings and cash flows over a one-year period based on an immediate 10% change (increase or decrease) in market rates and equity prices. The following factors were incorporated into our earnings and cash flows sensitivity analyses:

     - the reinvestment of fixed maturity securities;

     - the reinvestment of payments and prepayments of principal related to mortgage-backed securities;

     - prepayment rates on mortgage-backed securities were re-estimated for each 10% change (increase or decrease) in the interest rates; and

     - expected turnover (sales) of fixed maturities and equity securities, including the reinvestment of the resulting proceeds.

     The sensitivity analysis is an estimate and should not be viewed as predictive of our future financial performance. We cannot assure that our actual losses in any particular year will not exceed the amounts indicated in the table below. Limitations related to this sensitivity analysis include:

     - the market risk information is limited by the assumptions and parameters established in creating the related sensitivity analysis, including the impact of prepayment rates on our mortgages;

     - the analysis excludes other significant real estate holdings and liabilities pursuant to insurance contracts; and

     - the model assumes that the composition of our assets and liabilities remains unchanged throughout the year.

     Accordingly, we use such models as tools and not substitutes for the experience and judgment of our corporate risk and asset/liability management personnel.

     Based on our analysis of the impact of a 10% change (increase or decrease) in market rates and prices, we have determined that such a change could have a material adverse effect on the fair value of our interest rate sensitive invested assets. The equity and foreign currency portfolios do not expose us to material market risk.

     The table below illustrates the potential loss in fair value of our interest rate sensitive financial instruments at December 31, 1998. In addition, the potential loss with respect to fair value of currency exchange rates and our equity price sensitive positions at December 31, 1998 is set forth in the table below.

     The potential loss in fair value for each market risk exposure of our portfolio, all of which is non-trading, at December 31, 1998 was (in millions):

Interest rate risk..........................................  $3,983.5
     Equity price risk......................................  $  247.6
     Currency exchange rate risk............................  $  261.8

YEAR 2000 READINESS

     The Year 2000 issue is the result of many computer hardware and software systems using only two digits, rather than four, to represent a calendar year. Such systems may not process dates beyond 1999. This system problem could result in a system failure or miscalculations causing disruptions of operations, including, but not limited to, a temporary inability to process transactions and engage in normal business activities.

     Given the potential impact of the Year 2000 issue on us, in 1996 we established a centralized Project Management Office within our Information Technology Department. The Project Management Office has developed a plan that has identified the processes and steps to take so that all of MetLife's own computer applications, as well as our voice and data communication systems, will continue to function properly in and beyond the Year 2000.

     The scope of our Year 2000 plan includes testing the readiness of: applications, operating systems and hardware on mainframes, personal computers and local area network platforms; voice and data network software and hardware; and some non-information technology systems in buildings, facilities and equipment, including, but not limited to, security systems and building controls. In addition, we have established procedures to contact key vendors, key suppliers, customers, joint venture partners and other business parties regarding their Year 2000 readiness.

     The phases of our Year 2000 plan are: (1) identifying Year 2000 problems and assigning priorities; (2) assessing the Year 2000 compliance of each of our business segments; (3) remediating or replacing items for Year 2000 compliance;
(4) testing items for Year 2000 compliance at each of our business segments; and
(5) designing and implementing Year 2000 contingency and business continuity plans.

     We completed phases (1) through (4) by June 30, 1999. During 1998, each of our business segments conducted testing for Year 2000 compliance. We evaluated and tested each system using a standard certification process. We used both internal and external resources in connection with our certification process. The certification process included, among other procedures, testing of future dates near the end of 1999 and after the beginning of 2000 and leap year testing. We have also conducted, and will continue to conduct, tests of our business-critical systems on an enterprise-wide basis. At September 30, 1999, we believe that approximately 100% of our information technology applications and systems and approximately 98% of our security systems, building controls and utilities located in facilities owned and operated by MetLife were Year 2000 compliant.

     As part of our Year 2000 plan, we have initiated formal communications with all of our significant business partners, such as suppliers and customers, to determine the extent to which we may be vulnerable to those third parties' failure to remediate their own Year 2000 issues. A majority of our significant business partners have given assurances that they are, or will be, Year 2000 ready by December 31, 1999. We will continue to monitor our significant business partners and may seek alternative business partners, if available, if we do not receive adequate assurances of Year 2000 readiness from existing business partners. We cannot guarantee that other companies, governmental agencies or other entities on which we rely will remediate their own Year 2000 issues on a timely basis, or that their failure to convert or their making of a modification or conversion that is incompatible with our systems, would not have a material adverse effect on our business, results of operations and financial condition.

     Based on presently available information, at September 30, 1999, we estimated the implementation of the remainder of the Year 2000 plan for our entire enterprise will cost approximately $18 million. We will fund these costs through operating cash flows and will expense these costs as incurred. Through September 30, 1999, we had incurred and expensed approximately $207 million related to assessment and remediation or replacement in connection with our Year 2000 plan.

     We have based the costs of the implementation of our Year 2000 plan and the date on which we plan to complete our Year 2000 modifications on management's estimates, derived using numerous assumptions regarding future events, including the continued availability of certain resources, third-party modification plans and other factors. Actual expenses may differ from these estimates. Specific factors that might cause such differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, testing of our software and hardware, supplier and large customer compliance, business continuity planning and other similar uncertainties.

     Detailed business contingency plans have been developed to address Year 2000 risks that may affect our ability to conduct business. However, we cannot guarantee that such contingency plans will mitigate all Year 2000 issues or prevent Year 2000 issues from having a material adverse effect on our business, results of operations and financial condition.

INSOLVENCY ASSESSMENTS

     Most of the jurisdictions in which we are admitted to transact business require life insurers doing business within the jurisdiction to participate in guaranty associations, which are organized to pay contractual benefits owed pursuant to insurance policies issued by impaired, insolvent or failed life insurers. These associations levy assessments, up to prescribed limits, on all member insurers in a particular state on the basis of the proportionate share of the premiums written by member insurers in the lines of business in which the impaired, insolvent or failed insurer engaged. Some states permit member insurers to recover assessments paid through full or partial premium tax offsets. Assessments levied against us from January 1, 1996 through September 30, 1999 aggregated $86 million. We maintained a liability of $30 million at September 30, 1999 for future assessments in respect of currently impaired, insolvent or failed insurers.

                              THE DEMUTUALIZATION

     The following is a summary of the material terms of Metropolitan Life Insurance Company's plan of reorganization. Although we believe the material provisions of the plan of reorganization have been accurately summarized, reference is made to the plan of reorganization itself, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Each statement is qualified in its entirety by such reference.

PURPOSE

     The main purpose of the demutualization is to change our corporate structure to increase our potential for long-term growth and financial strength. We believe that our ability, as a stock company, to issue shares of stock will enable us to raise money more efficiently and will provide us with greater flexibility to make business acquisitions and combinations. This will allow us to increase our market leadership, financial strength and strategic position, providing additional security to our policyholders.

     The demutualization will also make it easier for us to take advantage of changes in laws removing restrictions on affiliations between insurers and other types of financial services companies, such as banks. In addition, the demutualization will provide previously unavailable economic value to eligible policyholders in the form of allocated shares of common stock (which will be held in the trust), cash or policy credits, in exchange for their policyholders' membership interests in Metropolitan Life Insurance Company.

SUMMARY OF THE PLAN OF REORGANIZATION

     On the date the plan of reorganization becomes effective (which will be the date of the closing of the initial public offering), Metropolitan Life Insurance Company will convert from a mutual life insurance company to a stock life insurance company and become a wholly-owned subsidiary of MetLife, Inc. Each policyholder's membership interest will be extinguished on the plan effective date and, in consideration thereof, each eligible policyholder will be entitled to receive, in exchange for that interest, trust interests representing shares of common stock, cash or an adjustment to their policy values in the form of policy credits, as provided in the plan. We will allocate consideration among eligible policyholders based on actuarial principles. For a description of the actuarial principles used in this allocation, see "The Demutualization -- Payment of Consideration to Eligible Policyholders".

     The plan of reorganization requires us to make the initial public offering and to raise proceeds from the initial public offering, together with any other capital raising transactions completed on the plan effective date, in an amount, net of underwriting commissions and related expenses, at least equal to the amounts required for us to reimburse Metropolitan Life Insurance Company for the crediting of policy credits and payment of mandatory cash payments to eligible policyholders pursuant to the plan of reorganization and to reimburse Metropolitan Life Insurance Company for the cash payments to be made by its Canadian branch to certain holders of policies included in its Canadian business sold to Clarica Life Insurance Company in 1998, as well as to pay the fees and expenses we have incurred in connection with the demutualization.

     We believe that, based on current market conditions and our estimates of the number of eligible policyholders that may elect to receive cash instead of stock, we will be able to complete an initial public offering large enough to satisfy the cash requirements specified in the plan. However, our board of directors may decide that, because of market conditions, the amount of cash needed to satisfy cash elections or other factors, it would be in the best interests of Metropolitan Life Insurance Company and its policyholders to raise capital through one or more other capital raising transactions at the same time and in addition to the initial public offering.

     If we undertake any other capital raising transactions, they would take the form of a public offering of mandatorily convertible preferred securities, a public offering of convertible preferred securities or up to $500 million aggregate principal amount of publicly-offered debt securities, commercial paper issuances or bank borrowings (or a combination of such offerings, issuances and borrowings), which we would offer in one or more transactions completed on the plan effective date. The total proceeds raised in all such other capital raising transactions cannot in the aggregate exceed one-third of the total proceeds raised in all such other capital raising transactions and the initial public offering. The amount of proceeds from and final terms of any securities offered in such transactions will depend on market conditions and our capital needs at the time of issuance. We cannot proceed with any other capital raising transactions without the approval of the New York Superintendent of Insurance. In addition, the final terms of the initial public offering and any such other capital raising transactions must be approved by the New York Superintendent.

     Pursuant to the New York Insurance Law, the board of directors of Metropolitan Life Insurance Company adopted the plan of reorganization on September 28, 1999, and subsequently adopted amendments to the plan. The plan of reorganization must also be approved by two-thirds of the votes validly cast by the eligible policyholders. The plan of reorganization defines eligible policyholders as the owners on September 28, 1999, the adoption date of the plan, of certain policies issued by Metropolitan Life Insurance Company that were in force on that date. The plan of reorganization will not become effective unless, after conducting a public hearing on the plan, the New York Superintendent approves it based on a finding, among other things, that the plan is fair and equitable to policyholders.

     We began incurring expenses related directly or indirectly to the demutualization during 1998. We estimate that expenses relating to the demutualization, excluding costs relating to the initial public offering, will total approximately $393 million, net of income taxes of $82 million. Demutualization expenses consist of our cost of printing and mailing materials to policyholders and our aggregate cost of engaging independent accounting, actuarial, compensation, financial, investment banking and legal advisors and other consultants to advise us in the demutualization process and related matters, as well as other administrative costs. The New York Superintendent has also engaged experts to provide actuarial, investment banking, legal and auditing advice. Pursuant to the New York Insurance Law, we must pay the fees and expenses of such consultants, which fees and expenses are included in the above amounts. We have also agreed to indemnify certain of our consultants and consultants to the New York Superintendent against liabilities arising out of their engagements in connection with the demutualization.

PAYMENT OF CONSIDERATION TO ELIGIBLE POLICYHOLDERS

     On the effective date of the plan of reorganization:

     - the policyholders' membership interests will be extinguished and each eligible policyholder will be allocated a number of trust interests equal to the number of shares of common stock allocated to such policyholder, except that some eligible policyholders will receive cash or an adjustment to their policy values, known as policy credits; and

     - Metropolitan Life Insurance Company will become a stock life insurance company and a wholly-owned subsidiary of MetLife, Inc.

     We will distribute cash to:

     - each eligible policyholder whose mailing address is outside the U.S.;

     - each eligible policyholder or class of eligible policyholders for whom we determine in good faith, to the satisfaction of the New York Superintendent of Insurance, that it is not reasonably feasible or appropriate to provide consideration in the form that such policyholder would otherwise receive;

     - each owner of an industrial life insurance policy in reduced paid-up status with respect to whom we have a reasonable belief, after a reasonable effort to locate such policyholder, that the mailing address as shown on our records is an address at which mail to such policyholder is undeliverable; and

     - each group eligible policyholder that is an owner of an individual retirement annuity or a tax sheltered annuity, and elects to receive cash instead of common stock (but this provision will apply only to that policy).

     In addition to the cash payments described above, we will make cash payments to any eligible policyholder (other than an eligible policyholder required to receive policy credits or cash) that has affirmatively elected to receive cash for such policyholder's allocated shares. There may be a limit to the amount of funds available to pay cash compensation to eligible policyholders that elect to receive cash. The plan provides that the initial public offering and any other capital raising transactions completed on the plan effective date must raise proceeds, net of underwriting commissions and related expenses, in an amount at least equal to the amount paid by Metropolitan Life Insurance Company to fund mandatory cash payments pursuant to the plan and policy credits to policyholders and to pay fees and expenses incurred by Metropolitan Life Insurance Company related to the demutualization, as well as to reimburse Metropolitan Life Insurance Company for amounts to be paid by its Canadian branch to certain former Canadian policyholders. If the initial public offering and any other capital raising transactions are not of a sufficient size to fund the payment of cash to all eligible policyholders that elect to receive cash, it is possible that the plan will become effective but that cash will not be paid to all eligible policyholders electing to receive cash. If this were to happen, cash will be paid as follows:

     - each individual eligible policyholder that elects to receive cash will receive consideration in the form of cash;

     - each group eligible policyholder that elects to receive cash and is allocated not more than 25,000 shares will receive consideration in the form of cash; and

     - each group eligible policyholder that elects to receive cash and is allocated more than 25,000 shares will receive consideration in the form of:

        - cash, with respect to the first 25,000 shares allocated to the eligible policyholder; and

        - either shares of common stock (to be held in the trust) or a combination of cash and shares of common stock (to be held in the trust), with respect to the remaining shares allocated to the eligible policyholder. Such cash will be allocated to each such eligible policyholder on a pro rata basis based on the proportion that the total number of shares in excess of 25,000 shares allocated to such eligible policyholder bears to the total number of shares in excess of 25,000 shares allocated to all eligible policyholders allocated more than 25,000 shares that have elected to receive cash.

These proration provisions will not apply to any group eligible policyholder that is an owner of an individual retirement annuity or a tax sheltered annuity who elects to receive cash instead of common stock (to be held in the trust), but only with respect to that policy. The maximum number of allocated shares for which cash will be available will depend on a number of factors, including the number of policyholders that elect to receive cash, market conditions and the size of the initial public offering and any other capital raising transactions. Group trust beneficiaries holding more than 25,000 trust interests that elected to receive cash but did not receive cash for all of their shares, because limited funds were available for that purpose, may be given the opportunity to sell their shares if there is an underwritten public offering of common stock by us during the two year period following the plan effective date.

     Until the second year after the plan effective date, if there is an underwritten public offering of common stock, we will offer to each trust beneficiary holding at the time more than 25,000 trust interests and whose cash election was not fully satisfied the opportunity to include a number of shares equal to all of the trust beneficiary's trust interests in the offering. Each such eligible trust beneficiary may then elect whether it wants to include some or all of its common stock (held in the trust) in the offering. We will include all shares desired to be sold in the offering. However, if, based on the advice of a nationally recognized investment banking firm selected by us, our board of directors believes that including all such shares would be likely to have an adverse effect on the price, timing or distribution of the offering, only those shares, if any, that the board of directors determines can be included without adversely affecting the offering will be included. If this were to occur, we will prorate the number of shares that each such trust beneficiary may include in the offering based on the number of trust interests that each such trust beneficiary elected to have included in the offering. We will enter into an underwriting agreement with the underwriters, which shall contain indemnification and other terms acceptable to us and the underwriters. We will bear the costs of conducting the offering, including the fees and expenses of the underwriters for the offering. We will establish reasonable procedures for the participation of trust beneficiaries in any such offering.

     Eligible policyholders owning policies that are individual retirement annuities, tax sheltered annuities, tax qualified individual life insurance policies and individual annuity contracts, life or health insurance funding accounts and guaranteed life insurance funding accounts are required to receive consideration in the form of policy credits. However, if any such policy has matured by death or otherwise been surrendered or terminated after September 28, 1999, but prior to the date on which the policy credits would have been credited, cash in the amount of the policy credits will be paid in lieu of the policy credits to the person to whom the death benefit, surrender value or other payment at termination was made under such policy.

     The remaining eligible policyholders will be entitled to receive their allocated shares of Metropolitan Life Insurance Company common stock, which will then be exchanged on the effective date of the plan for an equal number of shares of our common stock to be held by the MetLife Policyholder Trust. We will distribute consideration to eligible policyholders receiving cash or policy credits as soon as reasonably practicable following the effective date of the plan, but in any event not later than 60 days after the effective date, or such later date as may be approved by the New York Superintendent of Insurance.

     Regardless of whether an eligible policyholder is receiving allocated trust interests, cash or policy credits, the consideration an eligible policyholder receives under the plan of reorganization will be based on the number of shares of common stock allocated to the eligible policyholder pursuant to the terms of the plan of reorganization. The formula for allocating shares of common stock among eligible policyholders consists of two components. We will allocate a fixed number of shares of common stock equal to ten shares to each eligible policyholder, regardless of the number of policies owned by that eligible policyholder. Additional shares will also be allocated to each eligible policyholder holding a participating policy -- that is, a policy that is not by its terms ineligible for dividend payments. The number of such additional shares will vary for each such eligible policyholder based upon an actuarial formula, specified in the plan of reorganization, that takes into account, among other things, the past and future contributions to our statutory surplus from policies held by the eligible policyholder, as determined by historical experience and expected future performance.

     The amount of the consideration to be paid to an eligible policyholder in the form of cash or policy credits will generally equal the number of shares of common stock allocated to the eligible policyholder multiplied by the price per share at which common stock is offered to the public in the initial public offering. The initial public offering price, which will be established through arm's length negotiations with representatives of the underwriters, will be based on, among other things, prevailing market conditions, our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and consideration of the above factors in relation to market valuations of companies in related businesses. In addition, the final terms of the initial public offering, including the initial public offering price of our common stock, will be subject to the approval of the New York Superintendent of Insurance.

     We have retained PricewaterhouseCoopers LLP to advise us in connection with actuarial matters involved in the development of the plan of reorganization and the payment of consideration to eligible policyholders. The opinion of Kenneth
M. Beck, a principal with the firm of PricewaterhouseCoopers LLP, dated November 16, 1999, states that the plan for allocation of consideration to eligible policyholders (as defined in the plan of reorganization) as set forth in the plan of reorganization is fair and equitable to the policyholders of Metropolitan Life Insurance Company as required by Section 7312 of the New York Insurance Law. This opinion is included as Annex A of this prospectus.

ESTABLISHMENT AND OPERATION OF THE TRUST

     Under our plan of reorganization, we will establish the MetLife Policyholder Trust to hold the shares of common stock allocated to eligible policyholders not receiving cash or policy credits.

     Each trust beneficiary will have the right to elect to withdraw from the trust shares of common stock for sale, without the payment of commissions or brokerage fees, pursuant to the purchase and sale program described below. Sales may be made at any time after the later of (1) the termination of any stabilization arrangements and trading restrictions in connection with the initial public offering and (2) the closing of all underwriters' over-allotment options which have been exercised and the expiration of all unexercised options in connection with the initial public offering. We expect that these sales may begin within approximately 30 days after the plan effective date. In addition, beginning one year after the plan effective date, trust beneficiaries may elect to withdraw all (but not less than all) of their allocated shares of common stock held through the trust to hold the shares directly, in book entry or certificated form, or to sell the shares themselves independently, if they wish. Each trust beneficiary holding fewer than 1,000 trust interests may also purchase additional shares of common stock (to be held in the trust) through the purchase and sale program to increase the trust beneficiary's interests up to a maximum of 1,000 interests.

     The purchase and sale program will be administered by ChaseMellon Shareholder Services, L.L.C., the program agent for the purchase and sale program and the custodian for the trust. Generally, each beneficiary may elect to withdraw from the trust the beneficiary's allocated shares for sale through the purchase and sale program, subject to the following limitations:

     - each trust beneficiary holding 199 or fewer trust interests may elect to withdraw from the trust for sale the number of shares of common stock held by the trust equal to all, but not less than all, of the beneficiary's trust interests;

     - each trust beneficiary holding more than 199 trust interests may elect to withdraw from the trust for sale the number of shares of common stock held by the trust equal to all or part of the beneficiary's trust interests, subject to the limitation that partial withdrawals may be made only in increments of 100 shares, and that following any such withdrawal for sale of part of the trust beneficiary's trust interests the trust beneficiary holds at least 100 trust interests; and

     - for the first 300 days following the effective date of the plan, each trust beneficiary holding more than 25,000 trust interests will be subject to the volume limitations described below. Under the purchase and sale program procedures, if the total shares to be sold on the open market on behalf of trust beneficiaries holding more than 25,000 trust interests on any day exceed the lesser of (i) 1/20th of 1% of the number of shares of common stock outstanding and (ii) 25% of the average daily trading volume for the 20 trading days (or such shorter period, if fewer than 20 trading days have elapsed since the plan effective date) preceding the trade, the broker-dealer will only process trades on the open market up to that limit for trust beneficiaries holding more than 25,000 shares. The broker-dealer affiliate of the program agent will either defer the excess shares to the next trading day (which will be subject to the same volume limitations on that day) or sell the shares as principal through a block trade or through a nationally recognized brokerage firm that will sell the shares, as agent, at market clearing prices. For a period of 90 days following the plan effective date, only the lead managing underwriters for the initial public offering may sell, as joint agents, the excess shares. After the first 300 days, these limitations will no longer apply and withdrawals for sale may be made as permitted under the trust agreement and the purchase and sale program procedures.

Except for the limitations on sales by trust beneficiaries holding more than 25,000 trust interests, purchases and sales will generally be processed on the first or second trading day after the day on which instructions are received, subject to limited exceptions such as an act of God or significant market disruption.

     In addition, the trust agreement allows trust beneficiaries to instruct the trust custodian to withdraw their allocated trust shares to participate in any tender or exchange offer or counter offer for the common stock and to make any cash or share election, or perfect any dissenter's rights, in connection with a merger of MetLife, Inc.

     In addition to the sale features of the purchase and sale program, the program will permit trust beneficiaries holding fewer than 1,000 trust interests to elect to purchase additional shares of common stock (to be held in the trust) on their behalf, subject to the conditions that upon completion of the purchase the beneficiary holds no more than 1,000 interests and the total cost for the purchased shares is at least $250 (or such lesser amount required to purchase a number of shares that would cause it to hold the 1,000 maximum number of interests at the closing price of the stock on the trading day immediately prior to the mailing of such funds). These purchases may be made at any time beginning on the first trading day following the 90th day after the effective date of the plan of reorganization.

     Trust beneficiaries making such purchase or sale elections will not be required to pay any brokerage commissions, mailing charges, registration fees or other administrative or similar expenses. All purchase and sale elections received by the program agent for the purchase and sale program will be processed pursuant to policies and procedures set forth as Exhibit J to the plan of reorganization, a copy of which has been filed as an exhibit to the Registration Statement of which this prospectus forms a part. These procedures may be amended in the future. Trust beneficiaries will be notified of any changes to the purchase and sale program procedures in the future. Any changes to the procedures before the first anniversary of the effective date of the plan of demutualization would require the approval of the New York Superintendent of Insurance.

     The trustee has the exclusive and absolute right to vote, assent or consent the shares of common stock held in the trust at all times during the term of the trust. Generally, on all matters brought to our stockholders for a vote, the trustee will vote in accordance with the recommendation given by our board of directors to our stockholders or, if no such recommendation is given, as directed by our board. However, if the matter concerns any of the matters described below, the trustee will solicit instructions from the trust beneficiaries and will vote, assent or consent all trust shares, including for purposes of determining a quorum, in favor of, in opposition to or abstaining from the matter in the same ratio as trust interests of the trust beneficiaries who returned voting instructions to the trustee indicated preferences for voting in favor of, in opposition to or abstaining from such matter. If any such calculation of votes would require a fractional vote, the trustee will vote the next lower number of whole shares. In these matters, instructions actually given by trust beneficiaries would have disproportionate weight in the voting. These matters are:

     - an election or removal of directors in which a stockholder has properly nominated one or more candidates in opposition to a nominee or nominees of our board of directors or a vote on a stockholder's proposal to oppose a board nominee for director, remove a director for cause or fill the vacancy caused by the removal of a director by stockholders, provided that the stockholder making the nomination or proposal deposits funds for the payment of postage and other expenses for mailing proxy materials to all of the trust beneficiaries, or such lesser number, holding at least a majority of the trust interests, that the stockholder seeks to solicit;

     - a merger or consolidation, a sale, lease or exchange of all or substantially all of the assets, or a recapitalization or dissolution of, MetLife, Inc., in each case requiring a vote of our stockholders under applicable Delaware law;

     - any transaction that would result in an exchange or conversion of shares of common stock held by the trust for cash, securities or other property;

     - issuances of common stock during the first year after the effective date of the plan at a price materially less than the then prevailing market price of the common stock, if a vote of our stockholders is required to approve the issuance under Delaware law, other than issuances in an underwritten public offering or pursuant to an employee benefit plan;

     - for the first year after the effective date of the plan, any matter that requires a supermajority vote of our outstanding stock entitled to vote thereon under Delaware law or our certificate of incorporation or by-laws, and any amendment to our certificate of incorporation or by-laws that is submitted for approval to our stockholders; and

     - any proposal requiring our board of directors to amend or redeem the rights under our stockholder rights plan, other than a proposal with respect to which we have received advice of nationally-recognized legal counsel to the effect that the proposal is not a proper subject for stockholder action under Delaware law.

In the event that voting instructions are required to be solicited from trust beneficiaries, trust beneficiaries will be mailed proxy statements, annual reports and other materials with respect to any matter upon which they will direct the voting of the shares held by the trust. In addition, the custodian will prepare and mail to each beneficiary (1) an annual statement regarding the status of such beneficiary's trust interests and any dividends and distributions received by the trustee with respect to such interests, as well as any interest earned by the trust with respect to such dividends and distributions, and the procedures for notifying the custodian of any discrepancies or errors with respect to such statement, and (2) a notice of the beneficiary's right to make purchase, sale and withdrawal elections. The custodian will also prepare, file and mail to each beneficiary all information reports required under Federal, state and local law in respect of the trust beneficiaries. The trustee will register the trust interests under the Securities Exchange Act of 1934, as amended, and will prepare and file all periodic and other reports and other documents pursuant to that Act, including annual reports on Form 10-K containing financial information regarding the trust, including the amount of dividends received on the shares held by the trust, income from investments made by the trust and the distribution of those amounts to trust beneficiaries. The trust will file a similar report on Form 8-K whenever non-annual distributions are made to trust beneficiaries. The custodian will inform trust beneficiaries annually, in connection with the expected annual mailing of dividend checks and account statements, of the availability of the annual report, and trust beneficiaries who telephone the toll-free number in order to participate in the purchase and sale program or to obtain further information will be informed that the annual report is available on our website or by mail upon request.

     Beneficiaries will be prohibited from selling, transferring, assigning, encumbering, or granting any option or any other interest in, or otherwise disposing of, their trust interests, except in limited circumstances set forth in the trust agreement. Cash dividends, if any, collected or received by the trustee with respect to the shares of common stock held by the trust will be invested by the trustee and distributed, together with interest earned thereon and net of any applicable withholding taxes, through the custodian of the trust to the beneficiaries. Regular cash dividends, including interest net of income taxes, received by June 30 in any calendar year will be distributed on the following July 31, and those received by December 31 will be distributed on the following January 31, provided that in no event will such distribution be made more than 90 days after the receipt of dividends by the trustee. Notwithstanding this provision, we currently expect to pay dividends directly to the trust beneficiaries at the same time they are paid to stockholders. Dividends or other distributions in common stock will be allocated to the beneficiaries pro rata in accordance with their respective interests in the trust and held by the trustee as part of the corpus of the trust. All other distributions we may make to stockholders will be held by the trustee and distributed through the custodian of the trust as provided in the trust agreement. We will reimburse the trustee and the custodian for all taxes, fees, commissions and other reasonable out-of-pocket expenses incurred by the trustee and the custodian, respectively, except that we will not reimburse the trustee and the custodian for the expense of mailing to beneficiaries any proxy or other materials received by the trustee on behalf of persons other than us.

     Unless it shall have been previously terminated, the trust will terminate upon the earlier of:

     - 90 days after the trustee receives notice from us that the number of shares held by the trust is 10% or less of the number of issued and outstanding shares of common stock; or

     - the date on which the last share held by the trust has been withdrawn, distributed or exchanged.

     The trust may be terminated earlier upon the first to occur of the following:

     - the 90th day after the trustee receives written notice from us, given in our discretion, that the number of shares held by the trust is 25% or less of the number of issued and outstanding shares of common stock;

     - the trustee receives written notice that our board of directors has determined that continuation of the trust is or is reasonably expected to become burdensome to us or the trust beneficiaries because of changes in law or other circumstances;

     - any rights issued under a stockholder rights plan adopted by us and held by the trust pursuant to the trust agreement become separately tradeable from the shares held by the trust to which they relate; or

     - the entry of a final order for termination or dissolution of the trust or similar relief by a court of competent jurisdiction.

If the trust has not otherwise terminated, it will terminate on the date necessary to avoid a violation of the rule against perpetuities, if such rule is applicable.

     Upon termination of the trust, the remaining shares held by the trust will be distributed to the trust beneficiaries pro rata, in accordance with their respective interests in the trust, in book entry form, to the extent permitted by applicable law, or as otherwise directed by each trust beneficiary, together with the trust beneficiaries' pro rata share of all unpaid distributions and dividends and interest earned thereon. The trust provides that, concurrently with the winding up of the trust, we may, in our discretion, offer to purchase all or a portion of the shares from the trust at a price equal to the average of the closing prices of the common stock on the 20 consecutive trading days preceding such offer.

ESTABLISHMENT AND OPERATION OF THE CLOSED BLOCK

     The closed block is an accounting mechanism established to ensure that the reasonable dividend expectations of policyholders who own certain policies are met. As set forth in the closed block memorandum included as a schedule to the plan of reorganization, a copy of which has been filed as an exhibit to the Registration Statement of which this prospectus forms a part, we will allocate assets to the closed block in an amount that produces cash flows which, together with anticipated revenue from the closed block policies, are reasonably expected to be sufficient to support such policies, including, but not limited to, provisions for payment of claims and certain expenses and taxes and for continuation of dividend scales payable in 1999, if the experience underlying such scales continues, and for appropriate adjustments in such scales if the experience changes. The establishment and operation of the closed block will not modify or amend the provisions of the policies included therein. We will establish the closed block as of December 31, 1998.

     The closed block assets, the cash flows generated by the closed block assets and the anticipated revenue from the policies in the closed block will benefit only the holders of the policies included in the closed block. Any excess earnings will be available for distribution over time to closed block policyholders but will not be available to our stockholders. See Note 1 of "Notes to Pro Forma Consolidated Financial Information" for a more detailed description of the manner in which the financial results of the closed block will affect the accounting presentation of our results of operations. To the extent that, over time, cash flows from the assets allocated to the closed block and claims and other experience relating to the closed block are, in the aggregate, more or less favorable than assumed in establishing the closed block, total dividends paid to closed block policyholders in the future may be greater or less than the total dividends that would have been paid to these policyholders if the policyholder dividend scales in effect for 1999 had been continued. Dividends on policies included in the closed block, as in the past, will be declared at the discretion of the board of directors of Metropolitan Life Insurance Company, may vary from time to time, reflecting changes in investment income, mortality, persistency and other experience factors, and are not guaranteed. We will not be required to support the payment of dividends on closed block policies from Metropolitan Life Insurance Company's general funds, although we could choose to provide such support.

     Metropolitan Life Insurance Company will continue to pay guaranteed benefits under all policies in accordance with their terms, including the policies included in the closed block. If the assets allocated to the closed block, the investment cash flows from those assets and the revenues from the policies included in the closed block prove to be insufficient to pay the benefits guaranteed under the policies included in the closed block, Metropolitan Life Insurance Company will be required to make such payments from its general funds. Since the closed block has been funded to provide for payment of guaranteed benefits, as well as for continuation of policyholder dividend scales in effect for 1999, if experience underlying such scales continues, it should not be necessary to use general funds to pay guaranteed benefits, unless the policies included in the closed block experience substantial adverse deviations in investment income, mortality, persistency or other experience factors. We will use our best efforts to support the policies included in the closed block with the assets allocated to the closed block. The assets allocated to the closed block will be subject to the same liabilities (with the same priority in liquidation) as assets outside the closed block.

     As specified in the plan of reorganization, the policies included in the closed block will generally consist of all classes of United States dollar denominated individual life insurance policies for which Metropolitan Life Insurance Company has a dividend scale in effect for 1999, but generally only to the extent such policies are in force on any date between December 31, 1998 and the effective date of the plan. A policy may be within a class for which there is an experience-based dividend scale in effect for 1999 even if it does not receive a 1999 dividend, and, therefore, the policy would be included in the closed block. Experience-based dividend scales are actuarial formulas used by life insurers to determine amounts payable as dividends on participating policies based on experience factors relating to, among other things, investment results, mortality, lapse rates, expenses, premium taxes and policy loan interest and utilization rates. The fact that a policy is included in the closed block has no bearing on whether the holder of that policy is entitled to receive consideration under the plan or the amount of consideration allocated to the policyholder.

     The closed block includes policies of New England Mutual Life Insurance Company that were participating policies at the time of its merger with Metropolitan Life Insurance Company in 1996. Under the terms of the merger, Metropolitan Life Insurance Company agreed to establish a separate segment within its general account consisting of assets associated with those policies plus additional assets having a value of $156.5 million at December 31, 1998.

     As provided in the plan of reorganization, Metropolitan Life Insurance Company will add to the closed block premiums and other amounts received by, and withdraw from the closed block policy benefits and other amounts paid by, Metropolitan Life Insurance Company on the policies included in the closed block. Metropolitan Life Insurance Company will charge the closed block with Federal income taxes, state and local premium taxes, and other additive state or local taxes, as well as investment management expenses relating to the closed block as provided in the plan of reorganization. Metropolitan Life Insurance Company will also charge the closed block for expenses of maintaining the policies included in the closed block. Cash payments with respect to certain reinsurance will be withdrawn from or paid to the closed block.

     The board of directors of Metropolitan Life Insurance Company will set the dividends on the closed block policies annually, in accordance with applicable law and consistent with the objective of minimizing tontine effects and exhausting the assets of the closed block with the final payment made to the last policy included in the closed block. Metropolitan Life Insurance Company will retain an independent actuary to review the operations of the closed block every five years as required by the plan. Additionally, Metropolitan Life Insurance Company will review the operation of, and prepare an internal report regarding, the investment operations of the closed block annually.

     The closed block will continue in effect until the last policy in the closed block is no longer in force. The expected life of the closed block is over 100 years.

CLOSED BLOCK ASSETS AND LIABILITIES

     In accordance with the plan of reorganization, we will allocate a portion of Metropolitan Life Insurance Company's invested assets, as well as cash and short-term investments, to the closed block. If we had established the closed block at September 30, 1999, cash and invested assets and their carrying values would have been as follows:

                                                                 AT SEPTEMBER 30, 1999
                                                              ----------------------------
                                                              CARRYING VALUE    % OF TOTAL
                                                              --------------    ----------
                                                                 (DOLLARS IN MILLIONS)
Fixed maturities available-for-sale, at fair value..........     $23,451            73%
Mortgage loans on real estate...............................       4,072            13%
Policy loans................................................       3,732            12%
Other invested assets.......................................         262             1%
Cash and cash equivalents...................................         419             1%
                                                                 -------           ---
Total.......................................................     $31,936           100%
                                                                 =======           ===

     The composition of assets in the closed block will change over time as a result of new investments. New investments for the closed block acquired on and after December 31, 1998 with closed block cash flows will be allocated to the closed block upon acquisition and will consist only of investments permitted by the plan of reorganization. The assets allocated to the closed block will be subject to the same liabilities (with the same priority in liquidation) as all assets in the general account of Metropolitan Life Insurance Company.

     If we had established the closed block at September 30, 1999, the policy liabilities and accruals associated with the closed block would have aggregated $39,294 million. This amount would have included $38,426 million of policyholder liabilities, $751 million of dividends payable to policyholders, current income taxes payable of $75 million and other liabilities of $42 million. See "Pro Forma Consolidated Financial Information -- Pro Forma Consolidated Balance Sheets".

     We have retained PricewaterhouseCoopers LLP to advise us in connection with actuarial matters involved in the establishment and operation of the closed block. The opinion of Kenneth M. Beck, a principal with the firm of PricewaterhouseCoopers LLP, dated November 16, 1999, states (in reliance upon the matters and subject to the limitations described in such opinion), among other things, that MetLife's assets set aside as of December 31, 1998 (including subsequent adjustments as provided for in the plan), to establish the closed block, as set forth in the plan, are adequate because they are expected to produce cash flows which, together with anticipated revenues from the closed block business, is reasonably expected to be sufficient to support the closed block business including, but not limited to, provisions for payment of claims and certain expenses and taxes, and to provide for continuation of dividend scales payable in 1999, if the experience underlying such scales continues. This opinion is included as Annex A of this prospectus.

TRANSFERRED CANADIAN POLICIES

     In July 1998, Metropolitan Life Insurance Company sold a substantial portion of its Canadian operations to Clarica Life Insurance Company. As part of that sale, a large block of policies in effect with Metropolitan Life Insurance Company in Canada were transferred to Clarica Life, and the holders of the transferred Canadian policies became policyholders of Clarica Life. Those transferred policyholders are no longer policyholders of Metropolitan Life Insurance Company and, therefore, are not entitled to compensation under the plan of reorganization. However, as a result of a commitment made in connection with obtaining Canadian regulatory approval of that sale, if Metropolitan Life Insurance Company demutualizes, its Canadian branch will make cash payments to those who are, or are deemed to be, holders of these transferred Canadian policies. The payments, which will be recorded in other expenses in the same period as the effective date of the plan, will be determined in a manner that is consistent with the treatment of, and fair and equitable to, eligible policyholders of Metropolitan Life Insurance Company. The proceeds of the initial public offering, as well as the net proceeds from any other capital raising transactions completed on the plan effective date, must be sufficient to reimburse Metropolitan Life Insurance Company for those payments, as well as to fund mandatory cash payments pursuant to the plan and policy credits to policyholders and to pay fees and expenses incurred by Metropolitan Life Insurance Company related to the demutualization. See Notes 2 and 5 of Notes to Pro Forma Consolidated Financial Information.

FEDERAL INCOME TAX CONSEQUENCES OF THE DEMUTUALIZATION

     We have received a private letter ruling from the Internal Revenue Service to the effect that:

     - The MetLife Policyholder Trust will be treated as a "grantor trust" for Federal income tax purposes, and each beneficiary of the trust will be treated for Federal income tax purposes as if the beneficiary were the direct owner of a proportionate interest in the shares (or other property) held in the trust;

     - Beneficiaries of the trust will not recognize gain or loss for Federal income tax purposes as a result of the deposit of shares in the trust or their withdrawal of shares from the trust; and

     - The deposit of shares in the trust under the terms of the plan of reorganization will not adversely affect the Federal income tax treatment to eligible policyholders of consideration received under the plan, or of MetLife, resulting from the conversion of Metropolitan Life Insurance Company from a mutual life insurance company into a stock life insurance company owned by MetLife, Inc.

The IRS rulings are based on the accuracy of certain representations made by us.

     Under the terms of the plan of reorganization, the demutualization will not become effective unless we receive an opinion of our special tax counsel, Debevoise & Plimpton (or other nationally-recognized tax counsel), to the effect that:

     - Policies issued by Metropolitan Life Insurance Company before the effective date of the plan will not be treated as newly-issued policies for any material Federal income tax purpose as a result of the demutualization of Metropolitan Life Insurance under the plan;

     - Eligible policyholders receiving solely interests in the trust will not recognize gain or loss for Federal income tax purposes as a result of the demutualization of Metropolitan Life Insurance Company under the plan;

     - The consummation of the plan of reorganization, including the crediting of policy credits to a policy under the terms of the plan, will not adversely affect any tax-favored status accorded to the policy under the Internal Revenue Code, and will not be treated as a contribution or distribution that results in penalties to the holder; and

     - The summary of the principal U.S. Federal income tax consequences to eligible policyholders of their receipt of consideration under the plan of reorganization that is contained under the heading "Federal Income Tax Consequences" in the information booklet provided to policyholders is correct and complete in all material respects.

     In addition to the required opinion described above regarding the Federal income tax treatment to policyholders, it is also a condition to the effectiveness of the plan that we receive an opinion from our special tax counsel to the effect that:

     - MetLife, Inc. will not recognize any gain or loss for Federal income tax purposes as a result of (1) its issuance of its common stock to the trust; (2) its receipt of shares of Metropolitan Life Insurance Company common stock; (3) its cancellation, for no consideration, of its common stock previously issued to and held by the Metropolitan Life Insurance Company immediately prior to the effective date of the plan; or (4) its sale of shares of its common stock in the initial public offering for cash; and

     - The conversion of Metropolitan Life Insurance Company from a mutual life insurance company to a stock life insurance company will qualify as a "reorganization" under the Internal Revenue Code.

     We have received an additional opinion from Debevoise & Plimpton, our special tax counsel, which is not required under the terms of the plan, to the effect that, under the Internal Revenue Code, the regulations issued thereunder, and current IRS and judicial interpretations of the Internal Revenue Code and regulations:

     - The affiliated Federal income tax group of which Metropolitan Life Insurance Company is the common parent immediately before the demutualization will remain in existence after the effectiveness of the plan, with MetLife, Inc. as the common parent; and

     - Following its conversion from a mutual life insurance company to a stock life insurance company, Metropolitan Life Insurance Company will continue to be an eligible member for inclusion in that affiliated Federal income tax group.

     Based on the IRS rulings we have received and the opinions of our special tax counsel described above, we believe that MetLife will not realize significant income, gain or loss for

Federal income tax purposes as a result of the consummation of the demutualization under the terms of the plan of reorganization.

     The opinions of special tax counsel described above are based on the accuracy of representations and undertakings made by us. We have not sought a private letter ruling from the Internal Revenue Service regarding the matters addressed by the opinions of special tax counsel described above.

                                    BUSINESS

     We are a leading provider of insurance and financial services to a broad spectrum of individual and institutional customers. We currently provide individual insurance, annuities and investment products to approximately nine million households, or one of every eleven households in the U.S. We also provide group insurance and retirement and savings products and services to approximately 64,000 corporations and other institutions, including 86 of the FORTUNE 100 largest companies. Our institutional clients have approximately 33 million employees and members.

     We are a leader in each of our major U.S. businesses. We believe that our unparalleled franchises and brand names uniquely position us to be the preeminent provider of insurance and financial services in the U.S. businesses in which we compete.

     We are one of the largest and best capitalized insurance and financial services companies in the U.S. Our revenues for 1998 were $27.1 billion and our net income was $1.3 billion. We had total consolidated assets of $227.2 billion and equity of $13.6 billion at September 30, 1999.

     We are organized into five major business segments: Individual Business, Institutional Business, Asset Management, Auto & Home and International.

          INDIVIDUAL BUSINESS. Individual Business offers a wide variety of protection and asset accumulation products for individuals, including life insurance and annuities. Individual Business also distributes products provided by our other business segments, including mutual funds and auto and homeowners insurance. Reflecting overall trends in the insurance industry, sales of our traditional life insurance products have declined in recent years, while first-year premiums and deposits from variable life insurance products have grown at a compound annual rate of 22.5% for the five years ended 1998 and represented 62.2% of our total life insurance sales for Individual Business in 1998. Our principal distribution channels are the MetLife career agency and the New England Financial general agency distribution systems. We also have dedicated sales forces that market to non-profit organizations and banks and their customers. In total, we had approximately 10,000 active sales representatives in 1998. In addition to these distribution channels, we are increasing the distribution of our products through independent insurance agents and registered representatives. We believe our ability to effectively manage these multiple distribution channels represents a significant competitive advantage. Individual Business had $11.8 billion of revenues, or 43.6% of our total revenues, and $620 million of operating income in 1998.

          INSTITUTIONAL BUSINESS. Institutional Business offers a broad range of group insurance and retirement and savings products and services. Our group insurance products and services include group life insurance and non-medical health insurance such as short- and long-term disability, long-term care and dental insurance, as well as other related products and services. Our group insurance premiums, fees and other income, which totaled $5.4 billion in 1998, have grown at a compound annual rate of 11.5% for the five years ended 1998. Our retirement and savings products and services include administrative services sold to sponsors of 401(k) and other defined contribution plans, guaranteed interest products and separate account products. We distribute our Institutional Business products through a sales force of approximately 275 MetLife employees that is organized by both customer size and product. In total, we have approximately 64,000 institutional customers, including 86 of the FORTUNE 100 largest companies. Institutional Business had $10.7 billion of revenues, or 39.3% of our total revenues, and $482 million of operating income in 1998.

          ASSET MANAGEMENT. Through our wholly-owned subsidiary, State Street Research, and our controlling interest in Nvest Companies, L.P. and its affiliates, Asset Management provides a broad variety of asset management products and services primarily to third-party institutions and individuals. Our Asset Management segment managed $191 billion of our total assets under management at December 31, 1998, including $53.0 billion of assets in mutual funds and in separate accounts supporting variable life and annuity products, as well as $4.2 billion of MetLife's general account assets. For the five years ended 1998, this segment's assets under management grew at a compound annual rate of 22.7%. We distribute our asset management products through several distribution channels, including State Street Research's and Nvest's dedicated sales forces, and also through our Individual Business and Institutional Business distribution channels. Asset Management had $0.9 billion of revenues, or 3.3% of our total revenues, and $46 million of operating income in 1998.

          AUTO & HOME. Auto & Home offers auto insurance, homeowners insurance and other personal property and casualty insurance products. We sell these products directly to employees through employer-sponsored programs, as well as through a variety of retail distribution channels, including agents in the MetLife career agency system, approximately 4,000 independent agents and 350 Auto & Home specialists. We are a leading provider of personal auto and homeowners insurance through employer-sponsored programs in the U.S. Net premiums earned from products sold through employer-sponsored programs have grown at a 16.5% compound annual rate for the five years ended 1998. On September 30, 1999, our Auto & Home segment acquired the standard personal insurance operations of The St. Paul Companies, which had in-force premiums of approximately $1.1 billion and approximately 3,000 independent agencies and brokers in 1998. This acquisition substantially increased the size of our personal lines business, making us the eleventh largest personal property and casualty insurer in the U.S. based on 1998 net premiums written. See "Business -- Auto & Home". Auto & Home had $1.6 billion of revenues, or 6.1% of our total revenues, and $81 million of operating income in 1998.

          INTERNATIONAL. We have international insurance operations in ten countries, with a focus on the Asia/Pacific region, Latin America and selected European countries. Our International segment offers life insurance, accident and health insurance, annuities and retirement and savings products and services to both individuals and groups and auto and homeowners coverage to individuals. Assets of our International segment, as adjusted for the recent divestitures of a substantial portion of our U.K. and Canadian operations, have grown at a compound annual rate of 21.1% for the five years ended 1998. International had $1.2 billion of revenues, or 4.4% of our total revenues, and a $35 million operating loss in 1998, reflecting the relative start-up nature of many of these operations.

STRATEGY

     Our mission is to be the leader in helping people become financially secure. Consistent with this mission, our goal is to be the preeminent provider of insurance and financial services in each of the U.S. businesses in which we compete. In order to achieve that goal, we will pursue the following strategies across all of our business segments:

  BUILD ON WIDELY RECOGNIZED BRAND NAMES

     Our widely recognized brand names are among our most valuable assets. We believe that our leading market share positions in the insurance and financial services industries, our long history of innovation, integrity and reliability, and our reputation for high quality products and services to individuals and institutions have resulted in the MetLife name becoming one of the most well-known brand names in the U.S. We have also been successful in utilizing additional brand names, such as New England Financial, Security First Group, Inc. and State Street Research, for specific market segments. We believe that our brand names give us a key competitive advantage, allowing us to continue to build and maintain strong relationships with our customers and distributors. We intend to continue to aggressively capitalize on our brand recognition across multiple products, distribution channels and customer groups.

  CAPITALIZE ON LARGE CUSTOMER BASE

     As a leading provider of insurance and financial services for over 130 years, we have built an unparalleled base of customers, including nine million households, or one of every eleven households in the U.S., and approximately 64,000 institutional customers with approximately 33 million employees and members. We believe that our large, existing customer base represents a significant growth opportunity. We intend to pursue the following growth initiatives:

     - enhancing our relationships with our existing individual customers by:

       - offering a broad array of products that meets the needs of our customers throughout their entire life cycle of financial needs;

       - improving the training of our agents and other financial services representatives to strengthen their ability to serve the needs of our customers; and

       - developing direct marketing programs in partnership with our agency sales force to identify additional sales opportunities among our existing customers;

     - programs offering financial advice and education, retirement planning and beneficiary assistance services directly to employees of our institutional customers; and

     - increasing sales to our institutional customers by expanding the offering of voluntary (employee-paid) products, including auto and homeowners and long-term care insurance and pre-paid legal services plans.

  EXPAND MULTIPLE DISTRIBUTION CHANNELS

     We believe that our development and successful management of multiple distribution channels represent a significant competitive advantage. Our multiple distribution channels include our proprietary career and general agency distribution systems and our nationwide Institutional Business sales force, as well as a wide variety of other distribution channels in each of our business segments. We intend to grow our core distribution channels and to continue to build complementary distribution channels for sales of our products.

     We believe our career agency and general agency systems provide us with important advantages, allowing us to more effectively control our distribution and build and maintain long-term relationships with our customers. Our objective is to increase the size and productivity of our agency distribution systems by:

     - expanding our investment in the recruiting, training and retention of agents, including changing our compensation practices to improve incentives for more productive agents and increasing our recruiting of agencies as well as individual agents; and

     - enhancing the technology that supports agents, including improving their access to product and client information and offering more sophisticated client management systems to enable them to service larger numbers of clients and prospects more effectively.

     Our four-year agent retention rate has improved from 11.9% in 1994 to 23.4% in 1998. The industry average in 1998 was 14.2%. During this period, the productivity of our career and general agency distribution systems, as measured by NET SALES CREDITS per agent, an industry measure for agent productivity, has grown at a compound annual rate of 9.3%.

     In addition to our core distribution channels, we have also developed and seek to expand additional complementary distribution channels that provide opportunities for further growth. Examples of our initiatives include:

     - our recent acquisitions of Security First Group and the Nathan & Lewis companies, which increased our presence in the fast-growing bank and broker-dealer distribution channels;

     - expanding our marketing efforts to the independent agency community by introducing new products and programs;

     - establishing the Small Business Center, which has offices located throughout the U.S., to better access the rapidly growing small- and mid-sized institutional markets;

     - entering into joint ventures and other arrangements with third parties to expand the marketing and distribution opportunities of our Institutional Business products and services;

     - establishing additional distribution channels for Asset Management, including the development of a dedicated sales force for State Street Research and increased coordination of distribution among Nvest's investment managers; and

     - introducing a direct response marketing program to generate additional Auto & Home sales.

     Complementary distribution channels within Individual Business accounted for 18.8% of first-year life insurance premiums and deposits and 38.4% of annuity premiums and deposits in 1998. In addition, premiums and deposits from products sold through Institutional Business' Small Business Center have grown at a compound annual rate of 61.8% for the five years ended 1998 and totaled $210.2 million in 1998.

  CONTINUE TO INTRODUCE INNOVATIVE AND COMPETITIVE PRODUCTS

     The products and services offered by the financial services industry continue to evolve as the financial needs of consumers change. We intend to be at the forefront of the insurance and financial services industries in offering innovative and competitive products to our customers. Recent initiatives include:

     - new or revised products covering a substantial portion of our individual product offerings, including the introduction of a new variable universal life product, a long-term care insurance product and an equity additions feature to our traditional participating whole life insurance product, which allows policyholder dividends to be invested in an equity index account; and

     - new voluntary institutional products, including long-term care and auto and homeowners insurance, as well as pre-paid legal services plans, for employees of our Institutional Business customers.

  INCREASE FOCUS ON ASSET ACCUMULATION PRODUCTS

     We intend to expand our assets under management in both our insurance operations and our Asset Management segment by increasing our focus on sales of asset accumulation products, including variable life and annuity products, mutual funds and 401(k) plan products, which we believe provide a stable source of fee income as well as a higher operating return on equity compared with traditional insurance products. During the five years ended 1998, the separate account liabilities related to our individual variable annuity products grew at a 40.6% compound annual rate, and totaled $15.8 billion at December 31, 1998. Assets under management for mutual funds and separate accounts supporting variable life and annuity products grew at a compound annual rate of 27.1% for the five years ended 1998, and totaled $53 billion at December 31, 1998. In addition, primarily through two recent acquisitions, our Institutional Business segment has become a leading provider of administrative services in the defined contribution 401(k) market. We intend to use this position to attract more 401(k) assets for our Asset Management segment.

  STRENGTHEN PERFORMANCE-ORIENTED CULTURE

     Our management team intends to strengthen the performance-oriented culture throughout our organization. We have implemented a number of initiatives to significantly enhance the performance of our employees, including:

     - establishing a new compensation program to better align compensation with individual and MetLife performance;

     - enhancing the expertise of our management and workforce by selectively hiring experienced new employees at all levels of our organization, with 26% of new officer appointments for the three years ended 1998 coming from outside MetLife;

     - expanding our training effort, including new management training programs for all of our officers and expanded training for our employees; and

     - implementing a new performance measurement and review program for our employees to increase individual accountability and better align individual and corporate goals.

  REDUCE OPERATING EXPENSES

     We are committed to improving profitability by reducing operating expenses. As part of an overall program to reduce operating expenses and enhance the efficiency of our operations, we have implemented the following programs:

     - during 1998, we reduced the number of non-sales positions by 2,267, an 11% reduction, and during the nine months ended September 30, 1999, we reduced the number of non-sales positions by 1,054, or 5%;

     - in March 1999, as part of an internal reorganization, we began to integrate the operations of New England Financial, which since its merger with MetLife had been operated as a separate division, with the individual insurance operations of MetLife, and further consolidate administrative services throughout our organization; we believe this will reduce operating expenses by eliminating redundancies; and

     - we have made substantial investments in technological improvements in recent years, totaling approximately $750 million for the three years ended 1998, which we believe will enhance the efficiency of our operations, as well as improve our customer service and financial reporting.

  CONTINUE TO OPTIMIZE OPERATING RETURNS FROM INVESTMENT PORTFOLIO

     The return on our invested assets has contributed significantly to our earnings growth. Over the past three years, we have repositioned our investment portfolio in order to provide a higher operating rate of return on our invested assets. In connection with that repositioning, we reduced our investments in treasury securities and corporate equities and have increased our investments in fixed maturities with higher current yields. At the same time, we have continued to maintain a prudent asset mix, with investment grade fixed maturities constituting 91.0% of our total fixed maturities at September 30, 1999. We believe that the expertise of our investment department will enable us to continue to optimize the operating returns on our invested assets in the future.

  ENHANCE CAPITAL EFFICIENCY OF OUR OPERATIONS

     We seek to maximize our operating return on equity by enhancing the capital efficiency of our operations. We have recently implemented a new internal capital allocation system that we believe will allow us to more effectively invest our capital. Consistent with a more disciplined approach to capital allocation, we have divested operations that did not meet targeted rates of return or growth, including our medical insurance operations, a substantial portion of our U.K. and Canadian operations and our commercial leasing business. We also intend to increase sales of asset accumulation products, such as variable life and annuity products, that require less capital than traditional insurance products. In addition, as a publicly traded stock company, we will have a greater ability to make acquisitions and raise external capital in a more efficient manner, which we believe will increase our adjusted operating return on equity and enhance stockholder value.

  FOCUS INTERNATIONAL OPERATIONS ON GROWING MARKETS

     We have established insurance operations in selected international markets that are experiencing significant growth in demand for insurance products and where we believe we can gain significant market share. We intend to expand our international operations by continuing to make capital investments in countries in which we have existing operations, as well as in selected new markets, either through start-up operations or by acquisition. We now have operations in ten emerging insurance markets, including Indonesia and Uruguay, which we entered in 1998, and Brazil, which we entered in 1999. As part of our strategy to focus on growth markets, as well as to divest operations that would not meet our financial objectives, we disposed of substantial portions of our operations in the U.K. in 1997 and in Canada in 1998.

INDIVIDUAL BUSINESS

     Our Individual Business segment offers a wide variety of protection and asset accumulation products aimed at serving the financial needs of our customers throughout their entire life cycle. Products offered by Individual Business include insurance products such as traditional, universal and variable life insurance, individual disability insurance and long-term care insurance and annuities and investment products such as variable and fixed annuities and mutual funds. Our principal distribution channels are the MetLife career agency and the New England Financial general agency distribution systems. We also have dedicated sales forces that market to non-profit organizations and banks and their customers. In total, we had approximately 10,000 active sales representatives in 1998. In addition to these distribution channels, we are increasing the distribution of our products through independent insurance agents and registered representatives.

     Our broadly recognized brand names and strong distribution channels have allowed us to maintain our position as the second largest provider of individual life insurance in the U.S., with $6.1 billion of total statutory individual life direct premiums written in 1998. In 1998 we were also the largest issuer of individual variable life policies in the U.S. with $372.0 million in first-year premiums and deposits, and the seventh largest issuer of variable annuities with approximately $3.6 billion in deposits.

     The U.S. individual life insurance industry had approximately $12.7 trillion of insurance in force and $1.3 trillion of total annuity assets at or for the year ended December 31, 1998. The U.S. insurance and investment market has undergone tremendous change in recent years, as Americans have begun to rely less on traditional life insurance, defined benefit retirement plans, social security and other government programs and the "baby-boom" generation has begun to enter their prime savings years. At the same time, technology advances have greatly increased the availability and timeliness of information so consumers are better informed about financial products and the state of their financial affairs. As a result of these trends, sales of mutual funds, variable annuities and other savings products have increased. We believe that the growth of annuities and investment products will continue and that, as the baby-boom generation begins to retire, asset payout products will also increase in importance. We believe that as these trends continue, the types of products we offer, including variable life insurance, fixed and variable annuities and long-term care insurance, will become the products of choice for the protection and transfer of wealth.

  INDIVIDUAL BUSINESS STRATEGY

     BUILD ON WIDELY RECOGNIZED BRAND NAMES. We believe we have one of the most well-known brand names in the U.S., built through our leading market share positions in the insurance and financial services industries, our reputation for high quality products and services and our long practice of advertising the MetLife name and Peanuts(TM) characters. We have also successfully used additional brand names in our Individual Business segment, such as New England Financial, Security First Group and Texas Life, to focus on specific market segments. We believe that our brand names give us a key competitive advantage, allowing us to continue to build and maintain strong relationships with our customers and distributors. We intend to continue to aggressively capitalize on our brand recognition across multiple products, distribution channels and customer groups.

     CAPITALIZE ON LARGE CUSTOMER BASE. We believe consumers increasingly seek comprehensive financial advice and information regarding their financial affairs and superior products that serve them throughout the different stages of their lives. We believe that building long-term relationships with our large existing customer base represents a significant growth opportunity. Approximately nine million households, or one of every eleven households in the U.S., owns a MetLife individual product. Our goal is to obtain a larger share of the individual insurance, annuities and investment products purchased by these households by providing them with the best products and services that are available to meet their needs. We intend to pursue the following key initiatives:

     - offering a broad array of products that meet the financial needs of our customers throughout their entire life cycle, including protection products, such as life and disability insurance; asset accumulation products, such as annuities and mutual funds; asset distribution products, such as payout annuities; and wealth transfer products, such as life insurance and long-term care insurance;

     - improving the training of our agents and other financial services representatives to strengthen their ability to offer sophisticated financial advice to our customers; and

     - developing direct marketing programs in partnership with our agency sales force to identify additional sales opportunities among our existing customers.

We also seek to utilize our historically strong position among our institutional customers to provide programs offering financial advice and education, retirement planning and beneficiary assistance services to their employees.

     GROW CORE DISTRIBUTION CHANNELS. Although we utilize a number of different distribution channels to market our individual products, we believe that our core career agency and general agency distribution systems are among our most valuable assets, allowing us to more effectively control our distribution and build and maintain long-term relationships with our customers. We intend to increase the size and productivity of our agency distribution systems by:

     - expanding our investment in the recruiting, training and retention of agents, including changing our compensation practices to improve incentives for more productive agents and increasing our recruiting of agencies as well as individual agents; and

     - enhancing the technology that serves agents, including improving their access to product and client information and offering more sophisticated client management systems to enable them to service larger groups of clients and prospects more effectively.

Our four-year agent retention rate has improved from 11.9% in 1994 to 23.4% in 1998. The industry average in 1998 was 14.2%. During this period, the productivity of our career and general agency distribution systems, as measured by net sales credits per agent, an industry measure for agent productivity, has grown at a compound annual rate of 9.3%.

     INCREASE DISTRIBUTION THROUGH OTHER CHANNELS. We expect to continue aggressively seeking opportunities to expand our distribution capabilities in attractive markets. In 1997, we acquired Security First Group, which expanded our distribution through the rapidly growing bank market for annuities and investment products and to the nonprofit, educational and health care markets. In 1998, we purchased Nathan & Lewis, which increased our presence in the fast-growing broker-dealer distribution channel. We also expect to increase our use of independent life agents and registered representatives in the future. Sales through additional channels represented 18.8% of annualized first-year life insurance premiums and deposits and 38.4% of individual annuity premiums and deposits in 1998.

     CONTINUE TO INTRODUCE INNOVATIVE AND COMPETITIVE PRODUCTS. The products offered by the financial services industry continue to evolve as the financial needs of consumers change and as technology improves. We intend to be at the forefront of the insurance and financial services industries in offering innovative and competitive products to our customers. Recent initiatives include:

     - continuing to enhance the competitiveness of our products, such as the 1998 introduction of new or revised products covering a substantial portion of our product offerings;

     - creating products to reflect the needs of specific distribution channels and by marketing products under several brand names, including MetLife, New England Financial, Security First and Texas Life; and

     - distributing products created by others, such as mutual funds and 401(k) plans, which may be offered under one of our own brand names or carry the name of the company that created them.

  MARKETING AND DISTRIBUTION

     We target the large, middle-income market, as well as affluent individuals, owners of small businesses and executives of small to medium-sized companies. We have also been successful in selling our products in various multicultural markets. We distribute our individual products nationwide through multiple channels, with the primary distribution systems being the MetLife career agency system and the New England Financial general agency system. While continuing to invest in our traditional distribution channels, we have also expanded into additional channels in order to supplement our growth or penetrate specific target markets. During the year ended December 31, 1998, the MetLife career agency and the New England Financial general agency systems and our additional distribution channels accounted for 40.5%, 40.7% and 18.8%, respectively, of first-year premiums and deposits for individual life insurance and 49.6%, 12.0% and 38.4%, respectively, of individual annuity deposits.

     METLIFE CAREER AGENCY SYSTEM. The MetLife career agency system had 6,853 agents in approximately 400 agencies at December 31, 1998. Our career agency sales force focuses on the large, middle-income market, including multicultural markets. The average face amount of a life insurance policy sold through the career agency system in 1998 was approximately $143,000.

     Agents in our career agency system are full-time MetLife employees whom we compensate primarily with commissions based on sales. As our employees, they also receive certain benefits. Agents in our career agency system may not offer products of other insurers without our approval. At December 31, 1998, approximately 85% of the agents in our career agency system were licensed to sell one or more of the following products: variable life insurance, variable annuities or mutual funds.

     We support our efforts in multicultural markets through targeted advertising, specially trained agents and sales literature written in non-English languages. We estimate sales in multicultural markets represent one-fourth of MetLife's career agency individual life sales.

     From 1994 to 1998, the number of agents in the MetLife career agency system declined, from 9,521 to 6,853. Most of this decline was due to a reduction in the number of less experienced agents, with the number of agents having at least five years of experience at MetLife declining from approximately 4,100 to approximately 3,400 during this period. We believe that this decline was principally the result of the adverse impact of sales practices litigation brought against us beginning in the early 1990s, the establishment of more stringent company-wide criteria for recruiting and retaining agents and a consolidation of sales offices and changes in compensation practices for our sales force during this period. We believe that the number of agents in our career agency system has stabilized, and we have undertaken several initiatives to grow our career agency force in the future, including expanding our investment in the recruiting, training and retention of agents, changing our compensation practices to improve incentives for more productive agents and increasing our recruiting of agencies as well as individual agents. In addition, our career agency system is increasingly productive, with net sales credits per agent, an industry measure for agent productivity, growing at a compound annual rate of 9.9% for the five years ended 1998.

     NEW ENGLAND FINANCIAL GENERAL AGENCY SYSTEM. In 1996, we merged with the parent company of New England Life Insurance Company, which afforded us better access to its target market of affluent individuals, owners of small businesses and executives of small- to medium-sized companies. We operate the New England Life Insurance Company business through our New England Financial division. The average face amount of a life insurance policy sold through the New England Financial general agency system in 1998 was approximately $302,000. At December 31, 1998, New England Financial's sales force comprised 76 general agencies providing support to 2,702 agents and a network of independent brokers throughout the U.S. The compensation of both agents, who are independent contractors, and general agents, who have exclusive contracts with New England Financial, is based on sales, although we also provide general agents with an allowance for benefits and other expenses.

     New England Financial has a highly trained general agency sales force and, according to The American College, in 1998 ranked third in the insurance industry in the percentage of agents who are Chartered Life Underwriters and Chartered Financial Consultants. Approximately 85% of New England Financial's general agents are licensed to sell variable products and mutual funds. New England Financial's general agency sales force increased total agent count by 290 agents in 1998; we believe it is one of the few life insurance organizations to register a significant increase in agents in 1998. To capitalize on its distribution strengths and achieve even higher levels of performance and agent retention, New England Financial is creating a compensation system in which the interests of the company and its top performing agents and field managers are more closely aligned. Productivity of the New England Financial general agency force, as measured by net sales credits, has grown at a compound annual rate of 7.1% for the five years ended 1998.

     ADDITIONAL DISTRIBUTION CHANNELS. We also distribute our individual insurance and investment products through several additional distribution channels, including Nathan & Lewis, MetLife Brokerage, New England Financial's Independent Producer Network, the Security First Group, MetLife Resources and Texas Life.

          Nathan & Lewis. Nathan & Lewis Securities, Inc., a MetLife subsidiary acquired in 1998, is a broker-dealer that markets mutual funds and other securities, as well as variable life insurance and variable annuity products, through approximately 900 independent registered representatives. With the acquisition, we obtained the use of Nathan & Lewis's account information and client management systems, which we intend to integrate into our other broker-dealer operations.

          MetLife Brokerage and New England Financial's Independent Producer Network. MetLife Brokerage, a division of MetLife, and New England Financial's Independent Producer Network market integrated, specially-designed insurance products to upper-income customers in the wealth preservation market through approximately 700 independent retail and wholesale insurance brokerage agencies, independent producers and agents in the career and general agency systems.

          Security First Group. Security First Group, a MetLife subsidiary acquired in 1997, distributes proprietary and third-party fixed and variable annuity products and mutual funds to customers of approximately 75 national, regional and community banks.

          MetLife Resources. MetLife Resources, a division of MetLife, markets retirement, annuity and other financial products on a national basis through 414 agents and independent brokers. MetLife Resources targets the nonprofit, educational and health care markets.

          Texas Life. Texas Life, a MetLife subsidiary, markets whole life and universal life insurance products under the Texas Life name through approximately 1,380 active independent insurance brokers. These brokers are independent contractors that sell insurance for Texas Life on a nonexclusive basis. Recently, a number of MetLife career agents have also begun to market Texas Life products. Texas Life sells permanent life insurance policies with low cash values that are marketed through the use of brochures, as well as payroll deduction life insurance products.

  PRODUCTS

     We offer a wide variety of individual insurance, annuities and investment products aimed at serving our customers' financial needs throughout their entire life cycle. Our individual insurance products consist of variable life, universal life, whole life, term life and other insurance products. Our individual annuities and investment products consist of variable and fixed annuities and mutual funds.

     The following table sets forth selected financial information regarding our individual insurance, annuities and investment products at the dates or for the periods indicated:

            INDIVIDUAL INSURANCE, ANNUITIES AND INVESTMENT PRODUCTS

                                            AT OR FOR THE
                                          NINE MONTHS ENDED           AT OR FOR THE YEARS ENDED
                                            SEPTEMBER 30,                    DECEMBER 31,
                                       -----------------------   ------------------------------------
                                          1999         1998         1998         1997         1996
                                          ----         ----         ----         ----         ----
                                                           (DOLLARS IN MILLIONS)
INSURANCE PRODUCTS:
Variable life:
  First-year premiums/Deposits.......  $    284.2   $    244.5   $    372.0   $    242.2   $    184.6
  Premiums/Deposits..................  $    709.6   $    597.5   $    857.1   $    657.3   $    528.5
  Number of policies.................     460,979      399,058      415,933      360,790      315,646
  Future policy benefits/Policy
    account balance..................  $    341.4   $    282.5   $    289.7   $    226.8   $    183.6
  Separate account liability.........  $  3,459.4   $  2,498.7   $  3,148.4   $  2,063.1   $  1,471.6
  Life insurance in force............  $ 77,577.6   $ 61,467.7   $ 65,902.1   $ 52,647.2   $ 42,450.0
Universal life:
  First-year premiums/Deposits.......  $     11.0   $     15.4   $     20.7   $     28.7   $     42.7
  Premiums/Deposits..................  $    419.7   $    436.3   $    578.0   $    613.6   $    641.7
  Number of policies.................   1,030,924    1,067,078    1,058,081    1,097,026    1,133,977
  Future policy benefits/Policy
    account balance..................  $  5,876.4   $  5,754.0   $  5,793.2   $  5,688.0   $  5,540.5
  Life insurance in force............  $ 84,777.5   $ 88,803.4   $ 82,330.3   $ 86,016.9   $ 89,290.7
Whole life:
  First-year premiums/Deposits.......  $     98.6   $    118.8   $    162.2   $    198.7   $    216.5
  Premiums/Deposits..................  $  2,765.0   $  2,762.2   $  3,843.7   $  3,859.4   $  3,887.4
  Number of policies.................   7,888,016    8,255,787    8,160,567    8,532,166    8,931,729

                                            AT OR FOR THE
                                          NINE MONTHS ENDED           AT OR FOR THE YEARS ENDED
                                            SEPTEMBER 30,                    DECEMBER 31,
                                       -----------------------   ------------------------------------
                                          1999         1998         1998         1997         1996
                                          ----         ----         ----         ----         ----
                                                           (DOLLARS IN MILLIONS)
Future policy benefits/Policy account
balance..............................  $ 36,545.3   $ 35,375.8   $ 35,725.8   $ 34,589.8   $ 33,102.1
  Life insurance in force............  $193,901.1   $194,182.2   $193,819.5   $196,785.8   $200,855.5
Term life:
  First-year premiums/Deposits.......  $     29.6   $     31.0   $     42.6   $     29.7   $     44.7
  Premiums/Deposits..................  $    233.2   $    226.3   $    307.6   $    284.8   $    369.8
  Number of policies.................     665,079      672,376      675,362      689,767      694,425
  Future policy benefits/Policy
    account balance..................  $    474.6   $    441.0   $    454.0   $    435.6   $    378.2
  Life insurance in force............  $124,852.0   $121,879.3   $123,561.8   $117,443.2   $111,924.8
Other Individual insurance
  products:(1)
  First-year premiums/Deposits.......  $    325.1   $    258.7   $    295.7   $    269.0   $    175.3
  Premiums/Deposits..................  $    816.2   $    743.5   $  1,082.2   $  1,011.5   $    902.2
  Number of policies.................   3,050,181    3,211,936    3,173,831    3,411,881    3,541,183
  Future policy benefits/Policy
    account balance..................  $  5,113.4   $  5,113.6   $  5,186.2   $  5,549.9   $  5,638.3
  Separate account liability.........  $  4,105.5   $  3,600.9   $  4,020.8   $  3,457.3   $  3,001.5

ANNUITIES AND INVESTMENT PRODUCTS:
Annuities:
  Premiums/Deposits..................  $  3,384.1   $  3,035.8   $  3,992.6   $  3,167.1   $  2,952.5
  Number of contracts................   1,482,699    1,425,483    1,453,943    1,411,103    1,178,503
  Future policy benefits/policy
    account balance..................  $ 20,808.5   $ 20,834.7   $ 21,100.2   $ 21,313.2   $ 19,388.2
  Separate account liability.........  $ 17,703.2   $ 13,280.1   $ 15,844.0   $ 11,686.4   $  7,794.7
Mutual funds:
  Deposits...........................  $  2,878.1   $  2,580.7   $  3,303.1   $  2,540.4   $  1,796.8

---------------
(1) Consists of individual disability insurance products; individual long-term care insurance products; small face amount life insurance policies sold by our agents until 1964, known as industrial policies; and employee benefit products and group pension products sold through New England Financial.

     Reflecting trends in the insurance industry, sales of mutual funds, variable annuities, variable life insurance policies and other savings products have increased in recent years, while sales of our traditional insurance products have declined. During the five years ended 1998, the separate account liabilities related to our individual variable annuity products grew at a 40.6% compound annual rate, and totalled $15.8 billion at December 31, 1998. First-year premiums and deposits for variable life insurance products have grown at a 22.5% compound annual rate and were $372.0 million in 1998. During this same period, mutual fund sales have grown at a 17.3% compound annual rate and in 1998 accounted for $3.3 billion of deposits. Sales of whole and term life insurance products, however, declined during this period, to $204.8 million of first-year premiums and deposits in 1998 from $381.0 million in 1994, which represented an annual rate of decline of 14.4%.

  INSURANCE PRODUCTS

     Our individual insurance products include variable life products, universal life products, traditional life products, including whole life and term insurance, and other insurance products, including individual disability insurance and long-term care insurance products, which are designed to meet a multitude of consumer needs.

     We continually review and update our products. We have introduced new products and features designed to increase the competitiveness of our portfolio and the flexibility of our products to meet the broad range of asset accumulation, protection and distribution needs of our customers. In 1998, these updates included the introduction of a new variable universal life product, a long-term care insurance product and an equity additions feature to our traditional participating whole life insurance product, which allows policyholder dividends to be invested in a stock index investment account.

     Distribution options under life policies and under both fixed and variable annuities include level payments guaranteed for the lifetime of the owner or beneficiary, for a specified term or combinations of these two options. Distribution options may be accessed through an immediate annuity or following the accumulation phase of a deferred annuity.

     VARIABLE LIFE. Variable life products provide insurance coverage through a contract which gives the policyholder flexibility in investment choices and, depending on the product, in premium payments and coverage amounts, with certain guarantees. For example, we retain the right within limits to adjust the fees we assess for providing administrative services and death benefit coverage. Most importantly, with variable life products, premiums and cash value can be directed by the policyholder into a variety of separate investment accounts or directed to our general account. In the separate investment accounts, the policyholder bears the entire risk of the investment results. We collect specified fees for the management of these various investment accounts and any net return is credited directly to the policyholder's account. In some instances, third party money management firms manage investment accounts that support variable insurance products. With some products, by maintaining a certain premium level, policyholders may have the benefit of various death benefit guarantees that may protect the death benefit from adverse investment experience.

     UNIVERSAL LIFE. Universal life products provide insurance coverage on the same basis as variable life, except that they allow premiums, and the resulting accumulated balances, to be allocated only to our general account. Universal life products may allow the insured to increase or decrease the amount of death benefit coverage over the term of the contract and may allow the owner to adjust the frequency and amount of premium payments. We credit premiums, net of specified expenses, to an account maintained for the policyholder, as well as interest, at rates we determine, subject to specified minimums. Specific charges are made against the account for the cost of insurance protection and for expenses.

     WHOLE LIFE INSURANCE. Whole life insurance products provide a guaranteed benefit upon the death of the insured in return for the periodic payment of a fixed premium over a predetermined period. Premium payments may be required for the whole of the contract period, to a specified age or for a specified period, and may be level or change in accordance with a predetermined schedule. Whole life insurance includes policies that provide a participation feature in the form of dividends. Policyholders may receive dividends in cash or apply them to increase death benefits, increase cash values available upon surrender or reduce the premiums required to maintain the contract in force. In certain jurisdictions, dividends may be directed into an equity investment account. Because the use of dividends is specified by the policyholder, this group of products provides significant flexibility to individuals to tailor the product to suit their specific needs and circumstances, while at the same time providing guaranteed benefits.

     We intend to continue offering participating policies after the demutualization. We will be subject to statutory restrictions that limit to 10% the amount of statutory profits on participating policies written after the demutualization (measured before dividends to policyholders) that can inure to the benefit of stockholders. We believe that the impact of these restrictions on our earnings will not be significant.

     TERM INSURANCE. Term insurance provides a guaranteed benefit upon the death of the insured within a specified time period in return for the periodic payment of premiums. Specified coverage periods range from one year to twenty years, but in no event are longer than the period over which premiums are paid. Death benefits may be level over the period or decreasing. Decreasing coverage is used principally to provide for loan repayment in the event of death. Premiums may be guaranteed at a level amount for the coverage period or may be non-level and non-guaranteed. Term insurance products are sometimes referred to as pure protection products, in that there are normally little or no savings or investment elements. Term contracts expire without value at the end of the coverage period if the insured party is still alive.

     OTHER INDIVIDUAL INSURANCE PRODUCTS. Individual disability insurance. Individual disability products provide a benefit in the event of the disability of the insured. In most instances, this benefit is in the form of a monthly income paid to age sixty-five. In addition to income replacement, the product may be used to provide for the payment of business overhead expenses for disabled business owners or mortgage payment protection. We also distribute individual disability policies through a joint venture between New England Financial and Provident Companies, Inc. Although policies are issued in New England Financial's name, all underwriting, administration and servicing is handled by Provident, and 80% of the risk on all these new disability policies is reinsured by Provident.

     Individual long-term care insurance. Our long-term care insurance provides reimbursement for certain costs associated with nursing home care and other services that may be provided to older individuals unable to perform the activities of daily living.

     Other products. In addition to these products, we operate a closed block of small face amount life insurance policies that our agents sold until 1964, known as industrial policies. New England Financial also sells a small amount of employee benefit products and group pension products, which are included in the financial results of our Individual Business segment.

  ANNUITIES AND INVESTMENT PRODUCTS

     We offer a variety of individual annuities and investment products, including variable and fixed annuities and mutual funds.

     VARIABLE ANNUITIES. We offer variable annuities for both asset accumulation and asset distribution needs. Variable annuities allow the contractholder to make deposits into various investment accounts, as determined by the contractholder. The investment accounts are separate accounts of MetLife or New England Financial, and risks associated with investments in the separate accounts are borne entirely by the contractholders. Contractholders may also choose to allocate all or a portion of their account to our general account, in which case we credit interest at rates we determine, subject to certain minimums. They may also elect certain death benefit guarantees.

     Separate account investments may be managed by us or by various unaffiliated third party portfolio managers. Third-party managers include such well-known names as Janus Capital Corp., T. Rowe Price Associates, Inc., Scudder Kemper Investments, Inc., Neuberger Berman Management Inc. and Fidelity Investments. The availability of these managers depends on the particular product series and distribution channel used by the contractholder. At December 31, 1998, $11.7 billion of variable annuity assets were allocated to separate accounts managed by us, $4.2 billion to separate accounts managed by third parties and $6.9 billion to our general account.

     FIXED ANNUITIES. Fixed annuities are used for both asset accumulation and asset distribution needs. Fixed annuities do not allow the same investment flexibility provided by variable annuities but provide guarantees related to preservation of principal and credited interest. Deposits made into these contracts are allocated to the general account and are credited with interest at rates we determine, subject to certain minimums. Credited interest rates may be guaranteed not to change for certain limited periods of time, normally one year.

     MUTUAL FUNDS AND SECURITIES. We offer both proprietary and non-proprietary mutual funds. Proprietary funds include those of State Street Research and the New England Funds Group. We also offer investment accounts for mutual funds and general securities that allow customers to buy, sell and retain holdings in one centralized location, as well as brokerage accounts that offer the accessibility and liquidity of a money market mutual fund. Of the mutual funds we sold in 1998, $1.7 billion of the deposited assets were managed by our Asset Management segment and $1.6 billion by third parties.

INSTITUTIONAL BUSINESS

     Our Institutional Business segment offers a broad range of group insurance and retirement and savings products and services to corporations and other institutions.

     Our group insurance products and services include group life insurance, non-medical health insurance such as short- and long-term disability, long-term care and dental insurance and related administrative services, as well as other benefits such as employer-sponsored auto and homeowners insurance provided through our Auto & Home segment and prepaid legal services plans. We sell these products either as an employer-paid benefit or as a voluntary benefit in which the premiums are paid by the employee. Revenues from our group insurance products and services were $6.6 billion in 1998, representing 61.3% of total Institutional Business revenues of $10.7 billion. Group insurance operating income was $195 million in 1998.

     Our retirement and savings products and services include administrative services sold to sponsors of 401(k) and other defined contribution plans, guaranteed interest products and other retirement and savings products and services, including separate account contracts for the investment of defined benefit and defined contribution plan assets. Revenues from our retirement and savings products were $4.1 billion in 1998, representing 38.7% of total Institutional Business revenues. Retirement and savings operating income was $287 million in 1998.

     We are a leader in the U.S. group insurance market. In 1998, we were:

     - the largest group life insurer, with $5.1 billion of total statutory direct premiums written;

     - the second largest group long-term disability carrier and the largest provider of group short-term disability and group long-term care based on premiums and equivalents. In addition, we were the second largest commercial dental carrier based on premiums and equivalents with one of the largest preferred provider organizations in the U.S., having approximately 39,000 participating dentists at December 31, 1998;

     - a leading provider of administrative services to 401(k) and other defined contribution plans, with 1.7 million participants; and

     - one of the largest insurance company managers of retirement and savings products, as measured by assets under management, with approximately $68 billion in retirement and savings assets under management at December 31, 1998.

     We have built this position through long-standing relationships with many of the largest corporate employers in the U.S. In 1998, 86 of the FORTUNE 100 largest companies purchased our products; these companies have been our customers for an average of approximately 20 years. We believe that these large customers provide an important and stable base from which to grow our institutional business.

     The employee benefit market served by Institutional Business has begun to change dramatically in recent years. As the U.S. employment market has become more competitive, employers are seeking to enhance their ability to hire and retain employees by providing attractive benefit plans. The market also reflects increasing concern of employees about the future of government-funded retirement and safety-net programs, an increasingly mobile workforce and the desire of employers to share the market risk of retirement benefits with employees. We believe these trends are facilitating the introduction of new "voluntary" products such as long-term care and auto and homeowners insurance, as well as leading more employers to adopt defined contribution pension arrangements such as 401(k) plans.

     Voluntary products, which give valued benefits to employees at little or no cost to the employer, are attractive to employees since they are generally priced at group rates and are usually paid through payroll deduction, making them convenient to purchase and maintain. Voluntary products are particularly popular as workforces become more diverse and prefer to tailor benefits to their individual circumstances. Voluntary products have become an increasingly important part of our group insurance product offerings. All of our group insurance products are offered on a voluntary basis. Premiums for our voluntary products, which include employer-sponsored auto and homeowners insurance, were $1.9 billion in 1998.

  INSTITUTIONAL BUSINESS STRATEGY

     INCREASE EMPHASIS ON VOLUNTARY PRODUCTS. We seek to increase sales to our institutional customers by expanding the offering of voluntary, or employee-paid products, including auto and homeowners and long-term care insurance and prepaid legal services plans. We believe that voluntary products represent a substantial growth area. Although many employers still do not offer these products, we believe that they will be an increasingly important part of the benefits offered to attract and retain employees as the cost and convenience advantages receive more recognition in the marketplace. Since they are generally paid through payroll deduction, we believe they provide us with a stable customer base and source of revenues.

     FOCUS ON DEFINED CONTRIBUTION MARKET. With the acquisitions of Benefit Services Corporation, which specializes in the small and mid-size markets, and the defined contribution record keeping and participant services business formerly owned by Bankers Trust Corporation, which focuses on the large corporate market, we have become a leading provider of administrative services in the 401(k) market. At December 31, 1998, we provided administrative services for $79.4 billion of defined contribution plan assets. We intend to use our position as a leading administrator of defined contribution plans to capture more assets under management for our Asset Management segment.

     INCREASE OUR PRESENCE IN SMALL AND MID-SIZE EMPLOYER MARKET. We believe there is an opportunity to build on our strong brand name and experience to increase our sales to small and mid-size employers. To address this opportunity, we formed the Small Business Center in 1994 to focus on small employers and the brokers and intermediaries who service them and expanded our marketing to mid-sized employers through this channel in 1998. From 1994 to 1998, our premiums from products currently sold through the Small Business Center have grown from $30.7 million to $210.2 million, a compound annual rate of 61.8%.

  MARKETING AND DISTRIBUTION

     Institutional Business markets our products through separate sales forces, comprised of MetLife employees, for both our group insurance and retirement and savings lines.

     We distribute our group insurance products and services through a regional sales force that is segmented by the size of the target customer. Marketing representatives sell either directly to corporate and other institutional customers or through an intermediary, such as a broker or a consultant. Voluntary products are sold through the same sales channels, as well as by specialists for these products. As of December 31, 1998, the group insurance sales channels had approximately 170 marketing representatives.

     Our group insurance products are distributed through the following channels:

     - The National Accounts unit focuses exclusively on our largest 125 customers, generally those having more than 25,000 employees. This unit assigns account executives and other administrative and technical personnel to a discrete customer or group of customers in order to provide them with individualized products and services;

     - Our regional sales force operates from 27 offices and generally concentrates on sales to employers with fewer than 25,000 employees, through selected national and regional brokers, as well as through consultants; and

     - The Small Business Center focuses on improving our position in the smaller end of the market. Currently, sixteen individual offices staffed with sales and administrative employees are located throughout the U.S. These centers provide comprehensive support services on a local basis to brokers and other intermediaries by providing an array of products and services designed for smaller businesses.

     We distribute our retirement and savings products primarily through separate sales forces for each of our major product groups. We market pension and other investment-related products to sponsors of retirement and savings plans covering employees of large private sector companies with plan assets in excess of $600 million, mid-size and smaller private sector companies, plans covering public employees, collective bargaining units, nonprofit organizations and other institutions and individuals. Pension and other investment-related products are marketed and sold through approximately 30 marketing representatives. Defined contribution services are marketed through several distribution channels depending on the target market. For mid- and large-size employers, a dedicated sales force focuses on new relationships and cross-selling opportunities with other Institutional Business distribution channels. With respect to the small plan segment, generally those with less than 500 lives, defined contribution services are distributed through the agency system, the Small Business Center and our group regional sales force.

     We have entered into several joint ventures and other arrangements with third parties to expand the marketing and distribution opportunities of our Institutional Business products and services.

     - In February 1998, in cooperation with the AXA Group of France, we launched the MAXIS Employee Benefits Network to better serve our multinational clients. The MAXIS Network consists of insurance companies in more than 50 countries, including MetLife and AXA and their international affiliates, offering multinational customers the ability to pool the experience of local insurance plans and to obtain their insurance needs through a single program.

     - In April 1998, we formed an alliance with Travelers Property Casualty Corp. to offer Synchrony(SM), a product which combines administration of short- and long-term disability benefits with workers' compensation benefits from Travelers.

     - In 1998, we entered into an agreement with American Express Company to offer our 401(k) investment management and administrative services to their small employer customers.

     We also seek to sell our Institutional Business products and services through sponsoring organizations and affinity groups. In 1998, the AARP, the nation's leading organization for people 50 years and older, selected us to offer long-term care insurance to its members. We had approximately $77 million in annualized premiums from sales of these products through the AARP in 1998. In addition, we were selected in 1998 as the preferred provider of long-term care products by the National Long Term Care Coalition, a national organization of large companies.

  GROUP INSURANCE PRODUCTS AND SERVICES

     Our group insurance products and services include group life insurance and non-medical health insurance such as short- and long-term disability, long-term care and dental insurance. Other products include employer-sponsored auto and homeowners insurance provided through our Auto & Home segment and prepaid legal plans. The following table sets forth premiums and fees and other selected data for each of our group insurance products and services for the periods indicated:

                          GROUP INSURANCE PRODUCTS(1)

                                       AT OR FOR THE NINE MONTHS     AT OR FOR THE YEARS ENDED
                                          ENDED SEPTEMBER 30,              DECEMBER 31,
                                       --------------------------   ---------------------------
                                            1999           1998      1998      1997      1996
                                            ----           ----      ----      ----      ----
                                         (DOLLARS IN MILLIONS, EXCEPT AS INDICATED)
Group Life:
Premiums, fees and other income......      $ 3,021       $ 2,837    $ 3,815   $ 3,592   $ 3,542
  Policyholder liabilities...........      $12,224       $11,594    $11,656   $10,598   $10,065
  Life insurance in-force (in
     billions).......................      $ 1,212       $ 1,105    $ 1,155   $ 1,135   $ 1,054
Group Non-Medical Health(2):
  Premiums, fees and other income....      $ 1,395       $ 1,170    $ 1,570   $ 1,281   $ 1,133
  Policyholder liabilities...........      $ 3,395       $ 3,570    $ 3,178   $ 3,169   $ 2,700

---------------
(1) Premiums from our employer-sponsored auto and homeowners insurance are reported in our Auto & Home segment.

(2) Includes fees from pre-paid legal plans in 1998 and 1997.

     GROUP LIFE. Group life insurance products and services include group term, group universal life, group variable universal life, dependent life and survivor benefits. These products and services can be standard products or tailored to meet specific customer needs. This category also includes high face amount life insurance products covering senior executives for compensation-related or benefit-funding purposes.

     GROUP NON-MEDICAL HEALTH. Group non-medical health insurance consists of short- and long-term disability, long-term care, dental and accidental death and dismemberment. We also sell excess risk and administrative services only arrangements to some employers. We sold our medical insurance operations in 1995.

     OTHER PRODUCTS AND SERVICES. We believe that we are a market leader in auto and homeowners insurance programs that are sponsored by employers and offered on a voluntary basis. Through our Auto & Home segment, we offer auto and homeowners insurance to employees in the workplace, which is usually paid for through payroll deduction. See "-- Auto & Home". Other products and services include prepaid legal plans, which are offered through approximately 250 corporate sponsors. Prepaid legal plans are generally voluntary products that provide employees with access to covered legal services at competitive prices.

  RETIREMENT AND SAVINGS PRODUCTS AND SERVICES

     Our retirement and savings products and services include administrative services sold to 401(k) and other defined contribution plans, guaranteed interest products and other retirement and savings products and services. The following table sets forth selected data for each of our retirement and savings products and services for the periods indicated:

                  RETIREMENT AND SAVINGS PRODUCTS AND SERVICES

                                                                           AT DECEMBER 31,
                                                   AT SEPTEMBER 30,    -----------------------
                                                         1999          1998     1997     1996
                                                   ----------------    ----     ----     ----
                                                              (DOLLARS IN BILLIONS)
Defined Contribution Plans Services:
  Number of participants (in millions)...........         1.7            1.7      1.6      0.6
  Assets administered............................       $86.8          $79.4    $67.1    $ 9.3
Liabilities for guaranteed interest products.....       $21.6          $21.8    $20.6    $21.7
Liabilities for other retirement and savings
  products.......................................       $41.0          $43.1    $42.6    $38.5

     DEFINED CONTRIBUTION PLAN SERVICES. Since 1996, we have made a number of key acquisitions in the defined contribution marketplace, making us a leading provider of administrative services to 401(k) and other defined contribution plans. We provide full service defined contribution programs to companies of all sizes in the expanding 401(k) market, as well as to the nonprofit, educational and health care markets. Our programs involve a full range of record-keeping (including employee communications) services, either on a stand-alone basis or combined with asset management services.

     GUARANTEED INTEREST PRODUCTS. We offer guaranteed interest contracts, known as GICs, our Met Managed GIC and similar products. In traditional GICs and funding agreements, corporations and other institutions invest their funds in products in which the principal and interest are guaranteed by the issuing insurance company for a specified period of time. We also sell annuity guarantee products, generally in connection with the termination of pension plans, funds available from defined contribution plans or the funding of structured settlements. Sales of guaranteed interest products declined in 1998 and 1997, primarily as a result of a shift in customers' investment preferences from guaranteed interest products to separate account alternatives as interest rates declined in those years. Substantially all of our GICs contain provisions limiting early terminations, including penalties for early terminations and minimum notice requirements. Included in our guaranteed interest products are $2.4 billion, at September 30, 1999, of funding agreements, $0.6 billion of which we assumed from General American Life Insurance Company. Of the $2.4 billion of funding agreements, $724 million, $465 million and $1,105 million may be terminated after 7-day, 30-day and 90-day notice periods, respectively. The remaining $124 million of the $2.4 billion of funding agreements may not be put by the holder prior to their maturity. Excluded from this total is $5.1 billion of funding agreements assumed from General American Life Insurance Company, which were terminated on October 1, 1999 in connection with our exchange offer. See "Business -- Proposed Acquisition of GenAmerica Corporation".

     The Met Managed GIC is an investment product that complements traditional GICs through the added feature of customer participation in the investment results of the funds underlying the Met Managed GIC product. We are the industry leader in assets under management for this type of product with assets of $12.5 billion in 1998. The Met Managed GICs allow the contractholders to receive, at termination, the market value of their accounts or to transfer their accounts at book value to a traditional GIC product, in which case the interest rate credited will be adjusted to reflect any difference between the market value of the transferred account and its book value.

     OTHER RETIREMENT AND SAVINGS PRODUCTS AND SERVICES. Other retirement and savings products and services include separate account contracts for the investment and management of defined benefit and defined contribution plans on behalf of corporations and other institutions.

Customer funds are deposited in separate accounts managed by us or by an independent manager, and invested in a variety of assets including fixed income instruments, common stock and real estate. In 1998, 91.4% of our institutional separate account assets were managed by a MetLife affiliate and 8.6% were managed by non-affiliates. We report asset management fees for assets managed by us in our Asset Management segment, while administrative fees are reported in our Institutional Business segment.

ASSET MANAGEMENT

     Through our wholly-owned subsidiary State Street Research and our controlling interest in Nvest Companies, L.P. and its affiliates, Asset Management provides a broad variety of asset management products and services primarily to third-party institutions and individuals. Asset Management had total assets under management of $191 billion at December 31, 1998, growing at a compound annual rate of 22.7% for the five years ended 1998. At December 31, 1998, $186.8 billion of total assets under management were third-party assets, including $53.0 billion in mutual funds, and separate accounts supporting variable life and annuity products, which have grown at a compound annual rate of 27.1% for the five years ended 1998. Our Asset Management segment managed $4.2 billion of MetLife's general account assets at December 31, 1998. At December 31, 1998, Asset Management's assets under management consisted of equities, representing 44% of Asset Management's total assets under management, fixed income investments (46%), money market investments (5%) and real estate (5%).

     We distribute our asset management products and services through numerous distribution channels, including State Street Research's and Nvest's dedicated sales forces, and also through our Individual Business and Institutional Business distribution channels.

     The investment management industry, which includes both retail mutual funds and institutional asset management, has experienced strong growth over the last ten years. Mutual fund assets have grown at a compound annual rate of 23.8% for the ten years ended December 31, 1998. During the same period, institutional assets, including corporate, government and endowments and foundations, have grown at a compound annual rate of 10.3%. The number of prime savers (persons aged 40 to 60 years) has grown 37% between 1988 and 1998. While overall industry growth has been strong, there has been a shift in preference from defined benefit plans to defined contribution plans and mutual funds due to favorable legislation regarding individual savings, a more transient workforce for whom defined benefit plans are not the best solution and uncertainty surrounding the long-term viability of Social Security. We believe we are well-positioned to benefit from this shift due to our broad offering of both institutional and retail products and our multi-channel distribution network.

  ASSET MANAGEMENT STRATEGY

     The primary objective of our asset management strategy is to grow assets under management. To attain this goal, we have implemented the following strategies:

     OFFER EXPANDED LINE OF PRODUCTS AND SERVICES. We seek to grow Asset Management by offering customers a diverse line of products and services that focus on the distinct capabilities of each of our subsidiaries. Each of Nvest's investment management firms implements an independent investment specialty and philosophy. We believe this approach fosters an entrepreneurial environment that encourages the development of new, innovative investment management products and services, while maintaining access to the significant resources of the larger organization. State Street Research seeks to grow its business by targeting markets outside its core large institutional retirement plan market, including the fast growing mid-size plan market and mutual funds.

     EXECUTE STRATEGIC ACQUISITIONS. Each of our Asset Management subsidiaries seeks acquisition opportunities that provide diversification of asset classes and methods of distribution. We believe Nvest's public holding company structure provides it with an opportunity to make acquisitions that enhance the overall business while retaining the acquired company's independent identity. Key employees are generally expected to continue as active participants in the acquired business and the acquired firm's executive personnel are responsible for reviewing their firm's results, plans and budgets. State Street Research also seeks acquisitions that will enhance the products and services it offers. For instance, in 1997 a team of professionals specializing in managing money for professional athletes joined State Street Research, and it has since expanded its distribution to high net worth individuals through financial services supermarkets, brokers and financial planners.

     ENHANCED DISTRIBUTION SYSTEMS. We seek to increase sales of our products and services through enhanced distribution systems, including improved coordination of the independent distribution systems of Nvest, and through increased utilization of our Individual Business and Institutional Business distribution channels. We believe that further opportunities exist to increase sales in many of the markets served by these channels, including sales of mutual funds to individuals and asset management services to 401(k) plans served by Institutional Business.

  NVEST

     Nvest Companies, L.P. offers a broad array of investment management products and services across a wide range of asset categories to institutions, mutual funds and private accounts. Nvest operates as a holding company for twelve investment management firms and six principal distribution and consulting firms, all but one of which are wholly owned by Nvest. The twelve investment management firms operate as independent entities, with each company having responsibility for its own investment strategy and decisions, business plans, product development and management fee schedules. Through its distribution and consulting firms, Nvest makes available certain distribution, consulting and administrative services that Nvest's subsidiary investment management firms draw on as needed. These services include marketing, product development and administrative support such as financial, management information and employee benefits services.

     We are the general partner and, at September 30, 1999, owned approximately 48% of the total economic interest of Nvest and its affiliates. Through Nvest, L.P., a New York Stock Exchange-listed limited partnership, approximately 13% of the economic interest in Nvest is publicly traded, with the remaining 39% owned by others. We acquired our interest in Nvest in August 1996 as part of our merger with New England Mutual Life Insurance Company. During the five years ended 1998, Nvest's assets under management have grown at a compound annual rate of 24.1% to $135 billion. At December 31, 1998, Nvest's assets under management consisted of equities, representing 45% of Nvest's total assets under management, fixed income investments (43%), money market investments (7%) and real estate (5%).

     The following table summarizes Nvest's assets under management by investor type at the dates indicated:

                                                                           AT DECEMBER 31,
                                                     AT SEPTEMBER 30,    --------------------
                                                           1999          1998    1997    1996
                                                     ----------------    ----    ----    ----
                                                              (DOLLARS IN BILLIONS)
Institutional......................................        $ 82          $ 87    $ 80    $ 66
Mutual Funds.......................................          35            36      33      25
Private Accounts...................................          10            12      12       9
                                                           ----          ----    ----    ----
                                                           $127          $135    $125    $100
                                                           ====          ====    ====    ====

     INVESTMENT MANAGEMENT FIRMS

     Each of the following twelve investment management firms pursues an independent investment strategy and philosophy:

     - Loomis, Sayles & Company, L.P. actively manages portfolios of publicly traded fixed-income securities, equity securities and other financial instruments for a client base consisting of institutional clients, endowments, foundations and third-party corporate investment portfolios, manages assets for high net worth individuals and advises the Loomis Sayles Funds.

     - Harris Associates L.P. is primarily a value-equity style investment advisory firm with institutional, private account and multi-manager product offerings; it also serves as the investment advisor for The Oakmark Family of Funds.

     - AEW Capital Management, L.P. is a real estate advisory firm which utilizes its real estate, research and capital markets expertise to focus on high-yield equity and debt strategies, real estate securities and directly held interests in real estate portfolios.

     - Back Bay Advisors, L.P., which manages mutual funds in two mutual fund groups sponsored by Nvest affiliates, as well as institutional funds for the pension and foundation marketplace, specializes in fixed-income management.

     - Jurika & Voyles, L.P. provides investment advisory services to institutions, individuals and mutual funds utilizing a fundamental, research-driven investment approach which seeks to invest at opportunistic prices in the stock of companies exhibiting growth in cash flow.

     - Kobrick Funds, LLC provides investment management services for equity mutual funds.

     - Reich & Tang Funds, a division of Reich & Tang Asset Management L.P., manages money market mutual funds that are marketed primarily through brokerage houses and regional commercial banks and acts as administrator for mutual funds advised by third parties and for the equity funds managed by Reich & Tang Capital Management.

     - Reich & Tang Capital Management, a division of Reich & Tang Asset Management L.P., manages mutual funds, private investment partnerships and equity funds for institutions and individuals.

     - Snyder Capital Management, L.P. provides investment advisory services primarily to institutions and high net worth individuals and families, and specializes in investing in small- to mid-capitalization equities.

     - Vaughan, Nelson, Scarborough & McCullough, L.P. manages equity, fixed income and balanced portfolios for foundations, endowments, institutions and high net worth individuals.

     - Westpeak Investment Advisors, L.P. provides customized equity management for institutional investors, such as pension plans, foundations and endowments, and mutual funds, utilizing an active, quantitative research capability.

     - Capital Growth Management Limited Partnership provides investment management services for mutual funds and for a limited number of large institutions and individual clients.

     Nvest's investment management firms market their services primarily to institutions and mutual funds. Several of the investment management firms also actively participate in the market for individually managed private accounts for high net worth individuals. The institutional market for investment management services includes corporate, government and union pension plans, endowments and foundations and corporations purchasing investment management services for their own account. Nvest's management firms also advise or sub-advise approximately 100 mutual funds, the great majority of which are grouped into eight fund "families" and are marketed through a variety of channels.

     DISTRIBUTION AND CONSULTING FIRMS

     Nvest and its six principal distribution and consulting firms listed below provide distribution, marketing and administrative services to Nvest's investment management firms:

     - New England Funds, L.P. serves as the distributor and is responsible for all sales-related activities of the New England Funds Group, a proprietary group of mutual funds. It distributes mutual funds through retail sales networks of regional and national brokerage firms and other distribution channels, including our Individual and Institutional channels.

     - Nvest Associates, Inc. provides institutional marketing and consulting services to Nvest's investment management firms.

     - Graystone Partners, L.P. serves as a consultant and marketing agent with respect to asset allocation and management services provided to high net worth individuals and families.

     - Nvest Advisor Services assists in the marketing and distribution of mutual funds advised by several of Nvest's investment management firms through financial planners and advisors.

     - Nvest Retirement Services assists in the marketing and distribution of mutual funds advised by several of Nvest's investment management firms to retirement plan sponsors, large 401(k) plan providers and consultants.

     - Nvest Services Company, Inc. provides fund administration, legal and compliance, human resources and transfer agency services to the New England Funds group. It also provides its services, on a voluntary basis, to Nvest's other affiliates and fund families.

  STATE STREET RESEARCH

     State Street Research conducts its operations through two wholly-owned subsidiaries, State Street Research & Management Company, a full-service investment management firm, and SSR Realty Advisors, Inc., a full-service real estate investment advisor. State Street Research offers investment management services in all major investment disciplines through multiple channels of distribution in both the retail and institutional marketplaces. State Street Research had assets under management of $56.0 billion, having grown at a compound annual rate of 19.6% for the five years ended 1998. At December 31, 1998, State Street Research's assets under management consisted of equities, representing 41% of State Street Research's total assets under management, fixed income investments (54%), money market investments (1%) and real estate (4%).

     State Street Research is currently an investment manager for ten of the twelve largest U.S. corporate pension plans. The majority of State Street Research's institutional business is concentrated in qualified retirement funds, including both defined benefit and defined contribution plans. State Street Research also provides investment management services to foundations and endowments. In addition, State Street Research serves as advisor or subadvisor for 26 mutual funds, as well as five mutual fund portfolios underlying MetLife's variable life and annuity products, collectively with $17 billion of assets under management at December 31, 1998.

     The following table summarizes State Street Research's assets under management by investor type for the periods indicated:

                                                                           AT DECEMBER 31,
                                                   AT SEPTEMBER 30,    -----------------------
                                                         1999          1998     1997     1996
                                                   ----------------    ----     ----     ----
                                                              (DOLLARS IN BILLIONS)
Institutional....................................       $37.3          $38.8    $35.4    $34.0
Mutual Funds.....................................        17.3           17.0     14.7     11.6
Private Accounts.................................         0.2            0.2       --       --
                                                        -----          -----    -----    -----
                                                        $54.8          $56.0    $50.1    $45.6
                                                        =====          =====    =====    =====

     MARKETING AND DISTRIBUTION

     State Street Research distributes its investment products to institutions through its own institutional sales force, MetLife's institutional sales force and pension consultants. Our Institutional Business sales force is the largest contributor to State Street Research institutional sales, representing 77% of the 1998 total. State Street Research's mutual fund products are distributed primarily through large retail brokerage firms (40% of mutual fund sales) and by the MetLife career agency sales force (43% of mutual fund sales). In addition to the primary distribution channels, State Street Research has developed distribution capabilities through regional brokerage firms, mutual fund supermarkets, registered investment advisors and financial planners. State Street Research also offers its products to the defined contribution market through Institutional Business' defined contribution group, as well as directly through its own distribution channel.

AUTO & HOME

     Auto & Home, operating primarily through Metropolitan Property and Casualty Insurance Company, a wholly-owned subsidiary of MetLife, offers personal lines property and casualty insurance directly to employees through employer-sponsored programs, as well as through a variety of retail distribution channels, including the MetLife career agency system, independent agents and Auto & Home specialists. Auto & Home primarily sells auto insurance, which represented 82.9% of Auto & Home's total net premiums earned in 1998, and homeowners insurance, which represented 16.0% of Auto & Home's total net premiums earned in 1998. Auto insurance includes both standard and non-standard (insurance for risks having higher loss experience or loss potential than risks covered by standard insurance) policies.

     On September 30, 1999, our Auto & Home segment acquired the standard personal lines property and casualty insurance operations of The St. Paul Companies, which had in-force premiums of approximately $1.1 billion and approximately 3,000 independent agencies and brokers in 1998. This acquisition substantially increased the size of this segment's business, making us the eleventh largest personal property and casualty insurer in the U.S. based on 1998 net premiums written, and will also give us a strong presence in a number of additional states.

  AUTO & HOME STRATEGY

     EXPAND EMPLOYER-SPONSORED PROGRAMS. We believe the employer-sponsored distribution channel represents a significant growth opportunity to expand sales of our Auto & Home products to our Institutional Business clients. The rapid growth and acceptance of employer-sponsored marketing of auto and homeowners insurance is a relatively recent development, and most employers do not currently offer it as a benefit. Currently only a small percentage of our Institutional Business clients offer Auto & Home products. We also anticipate significant growth of existing employer-sponsored programs through greater penetration of the employee base.

     CONTINUE BUILDING DIRECT MARKETING CAPABILITY. In the third quarter of 1998, Auto & Home launched a direct response marketing distribution channel. We expect the direct marketing distribution channel to generate sales through target mailings, telemarketing, broad advertising, affinity groups, agent referrals, bank relationships and the Internet. We believe that our experience with using direct marketing distribution techniques in the employer-sponsored distribution channel, combined with the strength of the MetLife brand name, should enable us to compete successfully in the direct marketing distribution channel.

     ENHANCE RETAIL DISTRIBUTION. We currently market our products through retail channels in 46 states. Since 1997, we have emphasized, through additional advertising, pricing, and underwriting efforts, certain states in which we believe we have the most potential for profitable growth.

     CONTINUE TO REDUCE CATASTROPHE EXPOSURE. Since Hurricane Andrew in 1992, our management has worked actively to reduce Auto & Home's exposure to losses from catastrophes. Actions include a reduction in homeowners policies in force in states having greater exposure to severe hurricanes, in conformity with regulatory requirements. At the same time, Auto & Home has significantly enhanced reinsurance coverage in all regions to limit losses from catastrophes.

  PRODUCTS

     Auto & Home's insurance products include:

     - auto, including both standard and non-standard private passenger;

     - homeowners, including renters, condominium and dwelling fire; and

     - other personal lines, including umbrella (protection against losses in excess of amounts covered by other liability insurance policies), recreational vehicles and boat owners.

The following table sets forth net premiums earned and other operating results for Auto & Home for the periods indicated:

                                       AT OR FOR THE
                                     NINE MONTHS ENDED         AT OR FOR THE YEARS ENDED
                                       SEPTEMBER 30,                  DECEMBER 31,
                                     ------------------      ------------------------------
                                      1999        1998        1998        1997        1996
                                      ----        ----        ----        ----        ----
                                               (DOLLARS IN MILLIONS)
AUTO:(1)
  Net premiums earned..............  $  909      $  870      $1,163      $1,124      $1,088
  Loss ratio without
     catastrophes..................    65.8%       61.8%       61.4%       63.8%       65.4%
  Loss ratio due to catastrophes...     0.5%        1.7%        1.3%        0.2%        0.7%
                                     ------      ------      ------      ------      ------
  Loss ratio.......................    66.3%       63.5%       62.7%       64.0%       66.1%
  Expense ratio....................    38.1%       37.4%       38.5%       37.9%       35.6%
                                     ------      ------      ------      ------      ------
  Combined ratio...................   104.4%      100.9%      101.2%      101.9%      101.7%
  Combined ratio without
     catastrophes..................   103.9%       99.2%       99.9%      101.7%      101.0%

                                       AT OR FOR THE
                                     NINE MONTHS ENDED         AT OR FOR THE YEARS ENDED
                                       SEPTEMBER 30,                  DECEMBER 31,
                                     ------------------      ------------------------------
                                      1999        1998        1998        1997        1996
                                      ----        ----        ----        ----        ----
                                               (DOLLARS IN MILLIONS)
HOMEOWNERS:(1)
  Net premiums earned..............  $  183      $  164      $  225      $  217      $  212
  Loss ratio without
     catastrophes..................    48.2%       37.7%       39.2%       43.4%       47.6%
  Loss ratio due to catastrophes...    10.4%       23.3%       18.5%        7.1%       28.4%
                                     ------      ------      ------      ------      ------
  Loss ratio.......................    58.6%       61.0%       57.7%       50.5%       76.0%
  Expense ratio....................    41.8%       39.7%       39.5%       40.5%       44.4%
                                     ------      ------      ------      ------      ------
  Combined ratio...................   100.4%      100.7%       97.2%       91.0%      120.4%
  Combined ratio without
     catastrophes..................    90.0%       77.4%       78.7%       83.9%       92.0%
ALL LINES:(1)
  Net premiums earned..............  $1,102      $1,045      $1,403      $1,354      $1,316
  Loss ratio without
     catastrophes..................    62.6%       58.2%       58.0%       60.2%       62.5%
  Loss ratio due to catastrophes...     2.3%        5.1%        4.0%        1.3%        5.2%
                                     ------      ------      ------      ------      ------
  Loss ratio.......................    64.9%       63.3%       62.0%       61.5%       67.7%
  Expense ratio....................    38.8%       37.9%       38.8%       38.4%       37.2%
                                     ------      ------      ------      ------      ------
  Combined ratio...................   103.7%      101.2%      100.8%       99.9%      104.9%
  Combined ratio without
     catastrophes..................   101.4%       96.1%       96.8%       98.6%       99.7%

---------------
(1) Loss adjustment expenses are reflected in the expense ratio.

     AUTO COVERAGES. Auto insurance policies include coverages for private passenger automobiles, utility automobiles and vans, motorcycles, motor homes, antique or classic automobiles and trailers. Auto & Home offers common coverages such as liability, uninsured motorist, no fault or personal injury protection and collision and comprehensive coverages. Auto & Home also offers non-standard auto insurance, which accounted for $114 million in net premiums earned in 1998.

     HOMEOWNERS COVERAGES. Homeowners insurance provides protection for homeowners, renters, condominium owners and residential landlords against losses arising out of damage to dwellings and contents from a wide variety of perils, as well as coverage for liability arising from ownership or occupancy.

     Traditional insurance policies for dwellings represent most of Auto & Home's homeowners policies providing protection for loss on a "replacement cost" basis. These policies provide additional coverage for reasonable expenses for normal living expenses incurred by policyholders who have been displaced from their homes.

  MARKETING AND DISTRIBUTION

     Personal lines auto and homeowners insurance products are directly marketed to employees through employer-sponsored programs. Auto & Home products are also marketed and sold by the MetLife career agency sales force, independent agents and Auto & Home specialists. For the year ended December 31, 1998, employer-sponsored programs, the MetLife career agency force, independent agents, Auto & Home specialists and other distribution channels accounted for 35.4%, 32.0%, 18.3%, 9.2% and 5.2%, respectively, of total net premiums earned by the Auto & Home segment.

     EMPLOYER-SPONSORED PROGRAMS. Net premiums earned through Auto & Home's employer-sponsored distribution channel have grown from $269.7 million in 1994 to $496.1 million in 1998, a compound annual rate of 16.5%. Auto & Home is a leading provider of employer-sponsored auto and homeowners products. At December 31, 1998, 788 employers offered our Auto & Home products to their employees.

     Institutional Business marketing representatives market the employer-sponsored Auto & Home products to employers through a variety of means, including broker referrals and cross-selling to our group customers. Once endorsed by the employer, we commence marketing efforts to employees. Employees who are interested in the group auto and homeowners products can call a toll-free number for a quote, and can purchase coverage and authorize payroll deduction over the telephone. Auto & Home has also developed proprietary software that permits an employee to obtain a quote for group auto insurance through Auto & Home's Internet website.

     In the early 1990s, Auto & Home created a multi-tiered pricing structure that permits Auto & Home to underwrite virtually any individual auto risk, allowing us to offer a policy to virtually all of a company's employees. Auto & Home's multi-tiered pricing structure for auto insurance permits us to write classes of business for which other industry participants do not compete, or compete solely by writing through multiple companies, which is less convenient for employees and more expensive to administer.

     RETAIL DISTRIBUTION CHANNELS. We market and sell Auto & Home products through the MetLife career agency sales force, independent agents and Auto & Home specialists. In recent years, we have increased our use of independent agents and Auto & Home specialists to sell these products.

     Independent agents. During the 1980s, Auto & Home expanded its distribution strategy to include the use of independent agents. At December 31, 1998, Auto & Home maintained contracts with 2,134 agencies, employing approximately 4,000 licensed agents. Independent agents have been the primary source of new business production for Auto & Home's non-standard auto insurance program.

     Auto & Home specialists. Approximately 375 Auto & Home specialists sell products for Auto & Home in 19 states. Auto & Home's strategy is to utilize Auto & Home specialists, who are our employees, in geographic markets that are underserved by our career agents. Auto & Home intends to increase the number of Auto & Home specialists in many of the selected states on which we focus.

     MetLife career agency system. Approximately 2,200 agents in the MetLife career agency system sell Auto & Home insurance products. Sales of Auto & Home products by agents have been declining since the early 1990s, due principally to the reduction in the number of agents in our career agency sales force. See
"-- Individual Business -- Marketing and Distribution".

     OTHER DISTRIBUTION CHANNELS. We believe that Auto & Home's experience with direct response marketing in connection with the employer-sponsored marketing distribution channel, plus the strength of the MetLife brand name, give Auto & Home advantages that can successfully be used to establish a direct response marketing operation. During late 1997 and early 1998, Auto & Home developed pricing, underwriting, financial control and sales capabilities and information technology for our auto products needed to enter the direct response marketing distribution channel. In the third quarter of 1998, Auto & Home commenced direct response marketing activities for our auto products in California, with plans to expand to additional states in following years. The direct response marketing channel will permit sales to be generated through sources such as target mailings, broad advertising, affinity groups, career agent referrals, bank relationships and the Internet.

     In 1998, Auto & Home's lines of business were concentrated in the following states, as measured by net premiums earned: Massachusetts ($235.8 million or 16.8% of total net premiums earned), New York ($210.1 million or 15.0%), Connecticut ($92.1 million or 6.6%), Florida ($91.0 million or 6.5%) and Rhode Island ($60.3 million or 4.3%).

  CLAIMS

     Auto & Home's claims department includes approximately 1,600 employees located in the home office, eleven field claim offices, four law department house counsel offices and drive-in inspection and other sites throughout the United States. These employees include claim adjusters, appraisers, attorneys, managers, medical specialists, investigators, customer service representatives, claim financial analysts and support staff. Claim adjusters, representing the majority of employees, investigate, evaluate and settle over 520,000 claims annually, principally by telephone.

     Auto & Home seeks to control claims severity by using experienced adjusters, medical management resources and preferred provider organizations. Auto & Home also employs an expert software system incorporating a database of expert medical opinions to evaluate the severity of bodily injury and uninsured motorist bodily injury claims, which is licensed under an agreement that expires in 2002.

     Auto & Home is currently installing a new proprietary claims handling system that uses technology with data mining capabilities to help claims personnel provide service and control claims severity while limiting personnel costs. The system has been used in five offices to date, and is expected to be installed in the remaining offices this year.

INTERNATIONAL

     International provides life insurance, accident and health insurance, annuities and savings and retirement products to both individuals and groups, and auto and homeowners coverage to individuals. We focus on the Asia/Pacific region, Latin America and selected European countries. We currently have insurance operations in South Korea, Taiwan, Hong Kong, Indonesia, Mexico, Argentina, Brazil, Uruguay, Spain and Portugal. We operate in international markets through subsidiary and branch operations, as well as through joint ventures. In 1998, International had over two million customers.

  INTERNATIONAL STRATEGY

     We seek to develop a presence in international markets that are experiencing significant demand for insurance products and where we believe we can gain significant market share. We evaluate potential markets in terms of the market opportunity, such as our ability to generate long-term profits, the regulatory and competitive environment, and related market risk. We believe that such markets provide us with the opportunity to realize higher growth rates and higher profit margins than we might achieve domestically. Accordingly, we seek higher rates of return on these operations. However, because these operations are not yet mature, we focus not only on current earnings, but on building embedded value. Our primary focus is on developing economies in Asia, Latin America and Europe. We intend to expand our international operations by continuing to make investments in countries in which we currently have operations, as well as in selected new markets, either through start-up operations or by acquisition.

     As part of this strategy to focus on growth markets, as well as to divest operations that would not meet our financial objectives, we disposed of substantial portions of our operations in the U.K. in 1997 and in Canada in 1998. Both operations were located in mature, highly competitive and rapidly consolidating markets in which market share gains were very difficult.

     The following table sets forth selected data for International for the periods indicated:

                                INTERNATIONAL(1)

                                           AT OR FOR THE
                                         NINE MONTHS ENDED      AT OR FOR THE YEARS ENDED
                                           SEPTEMBER 30,               DECEMBER 31,
                                         -----------------     ----------------------------
                                          1999       1998       1998       1997       1996
                                          ----       ----       ----       ----       ----
                                                       (DOLLARS IN MILLIONS)
Premiums...............................  $  353     $  308     $  414     $  444     $  339
Deposits...............................  $  283     $  218     $  530     $  162     $  352
Assets.................................  $2,676     $1,968     $2,324     $1,707     $1,797
Number of agents.......................   6,070      4,181      3,680      5,197      4,975
Number of countries....................      10          8          8          8          6

---------------
(1) Information in table excludes data for the U.K. and Canada. We disposed of substantial portions of our operations in the U.K. in 1997 and in Canada in 1998.

  ASIA/PACIFIC REGION

     SOUTH KOREA. MetLife Saengmyoung Ltd., which became a wholly-owned subsidiary in 1998, has more than 230,000 customers and sells individual life insurance, savings and retirement and non-medical health products. The company also sells group life and savings and retirement products. Premiums and deposits for 1998 were $252.6 million.

     TAIWAN. We launched our Taiwanese operations through a branch of Metropolitan Insurance and Annuity Company in May 1989. The branch has more than 100,000 customers and sells individual life, accident, non-medical health, and personal travel insurance products as well as group life, accident, and non-medical health insurance products. Individual products are primarily sold through career agents and through direct marketing, while group coverages are sold through agents and brokers. Premiums and deposits for 1998 were $85.8 million.

     HONG KONG. Metropolitan Life Insurance Company of Hong Kong Limited, which was established in 1995, sells individual life insurance products through sales agents. In 1998, we signed an agreement to distribute our products through an established brokerage network. We also distribute our products in Hong Kong through other brokers and general agents. In addition, we recently entered into a marketing agreement with the local operations of The Chase Manhattan Bank to offer insurance products to the credit card and retail banking customers of Chase in Hong Kong.

     INDONESIA. P.T. MetLife Sejahtera was established in November 1997 and began selling its products in March 1998. The joint venture sells individual life insurance products through a full-time agency sales force.

  LATIN AMERICA

     MEXICO. We expanded into Latin America in 1992 with the launching of Seguros Genesis, S.A., a wholly-owned subsidiary, in Mexico. Seguros Genesis sells individual and group insurance, as well as savings and retirement products, through sales agents and brokers, and is now the fifth largest life insurer in Mexico. Premiums and deposits for 1998 were $183.1 million.

     ARGENTINA. We established our Argentine operations through Metropolitan Life Seguros de Vida S.A. and Metropolitan Life Seguros de Retiro S.A. in 1994. Through these affiliates we sell group life insurance products through established brokers and directly to employers, and individual life insurance and disability products through an agency sales force as well as through other distribution channels, such as direct marketing and independent agent franchises. In 1997, we began to market group insurance and individual deferred and immediate annuities and currently have over 300,000 customers. Premium and deposits for 1998 were $31.9 million.

     BRAZIL. Metropolitan Life Seguros e Previdencia Privada, S.A., based in Sao Paulo, was formed in 1997 and started business in early 1999, focusing on group life and accident products.

     URUGUAY. In July 1998, we established Metropolitan Life Seguros de Vida S.A., and started business in early 1999, offering individual life insurance products through an agency sales force.

  EUROPE

     SPAIN. We operate in Spain through a 50-50 joint venture with Banco Santander Central Hispano, S.A., Spain's largest financial group. Our Spanish affiliates sell personal life insurance, savings and retirement and non-life insurance products through both their own agency sales force and the branch network of Banco Santander. The affiliates operate under the "Genesis" brand. In November 1995, Genesis launched a direct auto business (Genesis Auto) and there are now over 70,000 Genesis Auto policyholders. Premiums and deposits for 1998 were $366.3 million.

     PORTUGAL. In late 1992, we entered the market in Portugal through branches of our Spanish joint venture subsidiaries. Genesis in Portugal distributes personal life insurance, savings and retirement and non-life insurance products through its agency sales force and the branch network of Banco Santander Portugal. Premiums and deposits for 1998 were $22.8 million.

PROPOSED ACQUISITION OF GENAMERICA CORPORATION

  BACKGROUND

     On August 26, 1999, we announced that Metropolitan Life Insurance Company had entered into an agreement to acquire GenAmerica Corporation for approximately $1.2 billion in cash. GenAmerica is a leading provider of life insurance, life reinsurance and other financial services to affluent individuals, businesses, insurers and financial institutions. GenAmerica's products and services include individual life insurance and annuities, life reinsurance, institutional asset management, group life and health insurance and administration, pension benefits administration and software products and technology services for the life insurance industry. GenAmerica distributes its products through approximately 1,000 agents in its independent general agency system and approximately 2,000 agents and brokers in its alternative and developing channels.

     GenAmerica is a holding company which owns General American Life Insurance Company. GenAmerica also owned, at September 30, 1999, approximately 53% of the outstanding common stock of Reinsurance Group of America, Inc. ("RGA"), one of the largest life reinsurers in the United States based on in-force premiums. In addition, GenAmerica owns approximately 62% of Conning Corporation ("Conning"), a manager of investments for General American Life and other insurer and pension clients. On October 4, 1999, we announced that we had agreed to acquire an additional $125 million of shares of RGA's common stock (representing approximately 9.4% of the outstanding common stock) at $26.125 per share. Both RGA and Conning are publicly traded.

     We agreed to acquire GenAmerica after it developed liquidity problems and General American Life was placed under administrative supervision by the Missouri Department of Insurance. Prior to July 1999, General American Life issued $6.8 billion of funding agreements, of which $3.4 billion and $1.7 billion were reinsured by ARM Financial Group, Inc. and RGA, respectively. These reinsurance transactions were recorded using the deposit method of accounting. These funding agreements guarantee the holder a return on principal at a stated interest rate for a specified period of time. They also allow the holder to "put" the agreement to General American Life for a payout of the principal and interest within designated time periods of 7, 30 or 90 days.

     In July 1999, Moody's Investors Services, Inc. downgraded the claims paying ability rating of ARM due to the relative illiquidity of certain of its invested assets, which resulted in General American Life recapturing the obligations and assets related to the funding agreements reinsured by ARM. As a result of the recapture, Moody's downgraded General American Life's claims paying ability rating from A2 with a stable outlook to A3. Upon announcement of the downgrade, a large number of funding agreement holders exercised puts of agreements having outstanding principal amounts aggregating approximately $5 billion. General American Life was unable to liquidate sufficient assets in an orderly fashion without incurring significant losses. General American Life notified the Missouri Department of Insurance of a liquidity crisis on August 10, 1999 and the Department placed General American Life under administrative supervision. Shortly thereafter, General American Mutual Holding Company, the parent of GenAmerica, entered into discussions with us and several other companies for the sale of GenAmerica. Those discussions culminated in our execution of a stock purchase agreement with General American Mutual Holding Company on August 26, 1999.

  REASONS FOR THE ACQUISITION

     GenAmerica offers us a strategic opportunity to expand our Individual Business distribution system. GenAmerica's independent general agency system, which principally targets affluent individuals, complements the current MetLife and New England distribution systems. GenAmerica also provides us with relationships with regional networks of broker-dealers and a strong geographic presence in the midwest. Additionally, GenAmerica has been a leader in supplying technology to the life insurance industry, having developed a number of sophisticated software products and technology services that are used by a number of life insurers. Finally, the acquisition of RGA and Conning allows us to expand our opportunities in the life reinsurance and investment management businesses. GenAmerica's consolidated net income grew from $27.8 million in 1994 to $113.4 million in 1998, a compound annual rate of 42.1%.

  TERMS OF ACQUISITION

     Metropolitan Life Insurance Company has agreed to acquire all of the outstanding stock of GenAmerica from its parent, General American Mutual Holding Company, for $1.2 billion in cash, subject to possible purchase price adjustments which are solely related to the timing of the closing of the acquisition. We will have a first priority perfected security interest in the purchase price proceeds to cover losses that we incur for which General American Mutual Holding Company has indemnified us under the stock purchase agreement. Such indemnified losses include breaches of representations and warranties, certain legal proceedings brought within three years after the date of closing, alleged breaches of General American Life's funding agreements and guaranteed interest contracts and the acceleration of payments under certain compensation arrangements and benefit plans. Amounts will be released to General American Mutual Holding Company over time, but, subject to holdbacks for disputed pending or threatened claims existing at that time, no later than the third anniversary of the closing date. Costs incurred in connection with any matter covered by the seller's indemnification will be recorded as expenses in our consolidated statement of income in the period they are incurred. Recoveries of such costs will be evaluated and estimated independently of the costs incurred and will be recorded in Metropolitan Life Insurance Company's consolidated statement of income for the period recovery is probable.

     In connection with the acquisition, we offered each holder of a General American Life funding agreement the option to exchange its funding agreement for a MetLife funding agreement with substantially identical terms and conditions or receive cash equal to the principal amount of the funding agreement and accrued interest. Holders of approximately $5.1 billion of the total $5.7 billion of General American Life's remaining funding agreement liabilities elected to receive cash. We completed the funding agreement exchange offer on September 29, 1999. In consideration of this exchange offer, General American Life transferred to Metropolitan Life Insurance Company assets selected by Metropolitan Life Insurance Company and General American Life having a market value equal to the market value of the funding agreement liabilities. In addition, General American Life paid $40 million to Metropolitan Life Insurance Company representing the first installment of a $120 million risk premium that is payable in three installments. Following the closing of the transaction, Metropolitan Life Insurance Company will make a capital contribution of $120 million to General American Life. The risk premium will be considered as part of the purchase price to be allocated to the fair value of assets and liabilities acquired. In the event the transaction is not consummated, the $120 million risk premium will be considered part of the purchase of the funding agreement business and will be recognized in Metropolitan Life Insurance Company's consolidated statement of income in relation to the amount of outstanding funding agreements. In addition, Metropolitan Life Insurance Company has coinsured new and certain existing business of General American Life and some of its affiliates.

     Our acquisition of GenAmerica is subject to a number of regulatory approvals, termination rights and other closing conditions. General American Life has agreed to implement the acquisition pursuant to a reorganization proceeding under Missouri Law, its state of domicile. The Director of the Missouri Department of Insurance and the court hearing the reorganization proceeding have approved the acquisition, which must also receive other standard regulatory approvals. Additionally, we have a number of termination rights, including the right to terminate if General American Life is placed in rehabilitation proceedings and such proceedings are not completed within 21 days, or a longer period in our sole discretion. In addition, we may terminate the stock purchase agreement if a change has occurred that fundamentally impairs in a manner that cannot be remedied within a reasonable period of time the core business operations of GenAmerica and its subsidiaries, taken as a whole. The acquisition is also subject to standard closing conditions such as the representations and warranties being true and correct and all third party approvals being obtained. Accordingly, there is a risk that we will be unable to consummate the transaction.

  FINANCING

     We will finance the acquisition of GenAmerica stock from available funds and the proceeds from the issuance of commercial paper. We expect to use a portion of the proceeds from the initial public offering and any other capital raising transactions completed on the plan effective date to repay a portion of this debt.

     In addition, we incurred approximately $3.2 billion of short-term debt, consisting primarily of commercial paper, in connection with our exchange offer to holders of General American Life funding agreements. On September 29, 1999, MetLife Funding, Inc. and Metropolitan Life Insurance Company obtained an additional committed credit facility for $5 billion, which serves as back-up for this commercial paper.

  BUSINESS OF GENAMERICA

     GenAmerica is organized into four major business segments: Life Insurance and Annuity; Life Reinsurance; Institutional Asset Management; and Insurance Services and Related Businesses. GenAmerica also maintains a Corporate and Consolidation/Elimination segment through which it reports items that are not directly allocable to any of its business segments, primarily home office general and administrative expenses and interest expense on long-term debt. This segment includes the elimination of all inter-segment amounts. The accounting policies of these segments, including inter-segment transactions, are consistent, in all material respects, with those described in MetLife's consolidated financial statements. The following table sets forth selected data for GenAmerica and for each of GenAmerica's segments for the periods indicated:

                                   AT OR FOR THE NINE MONTHS       AT OR FOR THE YEAR ENDED
                                      ENDED SEPTEMBER 30,                DECEMBER 31,
                                   -------------------------   ---------------------------------
                                      1999          1998         1998        1997        1996
                                   -----------   -----------   ---------   ---------   ---------
                                                       (DOLLARS IN MILLIONS)
STATEMENT OF INCOME AND BALANCE
  SHEET DATA:
  Total revenues.................   $ 2,935.9     $ 2,754.9    $ 3,863.6   $ 3,192.9   $ 2,763.0
  Operating income(1)............        84.5          72.6        120.9        98.9        74.9
  Net income (loss)..............       (97.4)         71.4        113.5        96.2        83.2
  Assets.........................    22,602.0      27,206.0     28,949.2    23,947.2    18,896.6
  Policyholder liabilities.......    14,095.4      19,217.5     20,559.0    16,995.7    13,754.3
  Separate account liabilities...   $ 5,971.2     $ 4,624.3    $ 5,194.9   $ 4,052.0   $ 2,810.9
SEGMENT DATA:(2)
LIFE INSURANCE AND ANNUITY:
  Total revenues.................   $ 1,065.5     $ 1,073.8    $ 1,497.6   $ 1,350.7   $ 1,229.1
  Operating income(1)............        39.4          34.8         52.5        41.3        39.3
  Net income.....................        29.1          33.9         51.9        45.1        38.3
  Assets.........................   $14,326.4     $13,487.8    $14,256.9   $13,333.9   $11,905.3
LIFE REINSURANCE:
  Total revenues.................   $ 1,264.9     $ 1,051.9    $ 1,503.1   $ 1,071.8   $   830.1
  Operating income(1)............        38.7          30.6         49.3        43.7        34.0
  Net income.....................        12.9          31.0         34.1        32.5        32.7
  Assets.........................   $ 5,194.6     $ 5,992.0    $ 6,329.6   $ 4,680.5   $ 2,896.9
INSTITUTIONAL ASSET MANAGEMENT:
  Total revenues.................   $    32.9     $   140.9    $   191.1   $   137.1   $   100.2
  Operating income(1)............        23.6          11.9         15.9        12.5         9.5
  Net income (loss)..............      (157.7)         12.6         15.7        13.2        10.8
  Assets.........................   $   135.8     $ 6,262.1    $ 7,108.1   $ 4,293.0   $ 2,226.9
INSURANCE SERVICES AND RELATED
  BUSINESSES:
  Total revenues.................   $   598.8     $   520.1    $   691.6   $   645.7   $   599.6
  Operating income(1)............         9.6           6.1         10.8        10.7         1.3
  Net income.....................        40.9           5.9         12.7        12.4         2.5
  Assets.........................   $ 3,161.7     $ 2,955.7    $ 2,994.8   $ 2,663.0   $ 2,089.8
CORPORATE AND CONSOLIDATION/
  ELIMINATION:
  Total revenues.................   $   (26.2)    $   (31.8)   $   (19.8)  $   (12.4)  $     4.0
  Operating loss.................       (26.8)        (10.8)        (7.6)       (9.3)       (9.2)
  Net loss.......................       (22.6)        (12.0)        (0.9)       (7.0)       (1.1)
  Assets.........................   $  (216.5)    $(1,491.6)   $(1,740.2)  $(1,023.2)  $  (222.3)

---------------
(1) Operating income is calculated as net income (loss) less (i) realized investment gains and losses, (ii) GenAmerica's share of RGA's gains or losses on operations that are classified as discontinued in RGA's consolidated financial statements, but included in GenAmerica's operating income (loss), (iii) surplus tax, and (iv) fees to exit the funding agreement business. Realized investment gains and losses have been adjusted for (a) deferred policy acquisition amortization to the extent that such amortization results from realized investment gains and losses and (b) additions to future policy benefits resulting from the need to establish additional liabilities due to the recognition of investment gains. This presentation may not be comparable to presentations made by other insurers.

     The following provides a reconciliation of net income (loss) to operating income for GenAmerica consolidated:

                                                                      FOR THE NINE
                                                                      MONTHS ENDED         FOR THE YEARS ENDED
                                                                      SEPTEMBER 30,            DECEMBER 31,
                                                                     ---------------    --------------------------
                                                                      1999     1998      1998      1997      1996
                                                                     ------    -----    ------    ------    ------
                                                                                 (DOLLARS IN MILLIONS)
       Net income (loss)...........................................  $(97.4)   $71.4    $113.5    $ 96.2    $ 83.2
       Adjustments to reconcile net income (loss) to operating
         income
         Gross realized investment (gains) losses..................   170.0     (5.6)    (12.4)    (28.4)    (24.2)
         Income tax on gross realized investment gains and
           losses..................................................   (40.4)     1.9       3.9      10.0       8.4
                                                                     ------    -----    ------    ------    ------
           Realized investment (gains) losses, net of income tax...   129.6     (3.7)     (8.5)    (18.4)    (15.8)
                                                                     ------    -----    ------    ------    ------
         Amounts allocated to investment gains and losses..........   (12.7)    (0.8)     (0.5)      6.8       1.6
         Income tax on amounts allocated to investment gains and
           losses..................................................     4.4      0.3       0.2      (2.4)     (0.6)
                                                                     ------    -----    ------    ------    ------
           Amount allocated to investment gains and losses, net of
             income tax............................................    (8.3)    (0.5)     (0.3)      4.4       1.0
                                                                     ------    -----    ------    ------    ------
         Loss from discontinued operations, net of income tax......     4.4      0.8      16.2      11.4       1.7
                                                                     ------    -----    ------    ------    ------
         Surplus tax...............................................      --      4.6        --       5.3       4.8
                                                                     ------    -----    ------    ------    ------
         Fees to exit funding agreement business, net of income tax
           of $17.3................................................    56.2       --        --        --        --
                                                                     ------    -----    ------    ------    ------
       Operating income............................................  $ 84.5    $72.6    $120.9    $ 98.9    $ 74.9
                                                                     ======    =====    ======    ======    ======

     The following provides a reconciliation of net income to operating income for the Life Insurance and Annuity segment of GenAmerica:

                                                                       FOR THE NINE
                                                                       MONTHS ENDED      FOR THE YEARS ENDED
                                                                      SEPTEMBER 30,          DECEMBER 31,
                                                                     ----------------   ----------------------
                                                                      1999      1998    1998     1997    1996
                                                                     ------     -----   -----   ------   -----
                                                                               (DOLLARS IN MILLIONS)
       Net income..................................................  $ 29.1     $33.9   $51.9   $ 45.1   $38.3
       Adjustments to reconcile net income to operating income:
         Gross realized investments (gains) losses.................    28.7       1.1     1.1    (15.1)   (3.7)
         Income tax on gross realized investment gains and
           losses..................................................   (10.1)     (0.5)   (0.3)     5.3     1.3
                                                                     ------     -----   -----   ------   -----
           Realized investment (gains) losses, net of income tax...    18.6       0.6     0.8     (9.8)   (2.4)
                                                                     ------     -----   -----   ------   -----
         Amounts allocated to investment gains and losses..........   (12.8)     (0.8)   (0.4)     6.8     1.4
         Income tax on amounts allocated to investment gains and
           losses..................................................     4.5       0.3     0.2     (2.4)   (0.5)
                                                                     ------     -----   -----   ------   -----
           Amount allocated to investment gains and losses, net of
             income tax............................................    (8.3)     (0.5)   (0.2)     4.4     0.9
                                                                     ------     -----   -----   ------   -----
         Surplus tax...............................................      --       0.8      --      1.6     2.5
                                                                     ------     -----   -----   ------   -----
       Operating income............................................  $ 39.4     $34.8   $52.5   $ 41.3   $39.3
                                                                     ======     =====   =====   ======   =====

     The following provides a reconciliation of net income to operating income for the Life Reinsurance segment of GenAmerica:

                                                                      FOR THE NINE
                                                                      MONTHS ENDED        FOR THE YEARS ENDED
                                                                      SEPTEMBER 30,          DECEMBER 31,
                                                                     ---------------    -----------------------
                                                                      1999     1998     1998     1997     1996
                                                                     ------    -----    -----    -----    -----
                                                                               (DOLLARS IN MILLIONS)
       Net income..................................................  $ 12.9    $31.0    $34.1    $32.5    $32.7
       Adjustments to reconcile net income to operating income:
         Gross realized investment (gains) losses..................    33.0     (2.0)    (1.7)    (0.3)    (0.6)
         Income tax on gross realized investment gains and
           losses..................................................   (11.6)     0.8      0.7      0.1      0.2
                                                                     ------    -----    -----    -----    -----
           Realized investment (gains) losses, net of income tax...    21.4     (1.2)    (1.0)    (0.2)    (0.4)
                                                                     ------    -----    -----    -----    -----
         Loss from discontinued operations, net of income tax......     4.4      0.8     16.2     11.4      1.7
                                                                     ------    -----    -----    -----    -----
       Operating income............................................  $ 38.7    $30.6    $49.3    $43.7    $34.0
                                                                     ======    =====    =====    =====    =====

     The following provides a reconciliation of net income to operating income for the Institutional Asset Management segment of GenAmerica:

                                                                       FOR THE NINE
                                                                       MONTHS ENDED        FOR THE YEARS ENDED
                                                                      SEPTEMBER 30,           DECEMBER 31,
                                                                     ----------------    -----------------------
                                                                      1999      1998     1998     1997     1996
                                                                     -------    -----    -----    -----    -----
                                                                                (DOLLARS IN MILLIONS)
       Net income (loss)...........................................  $(157.7)   $12.6    $15.7    $13.2    $10.8
       Adjustments to reconcile net income to operating income
         Gross realized investment (gains) losses..................    163.2     (1.4)     0.3     (1.3)    (2.1)
         Income tax on gross realized investment gains and
           losses..................................................    (38.1)     0.5     (0.1)     0.4      0.7
                                                                     -------    -----    -----    -----    -----
           Realized investment (gains) losses, net of income tax...    125.1     (0.9)     0.2     (0.9)    (1.4)
                                                                     -------    -----    -----    -----    -----
           Surplus tax.............................................       --      0.2       --      0.2      0.1
                                                                     -------    -----    -----    -----    -----
         Fees to exit funding agreement business, net of income tax
           of $17.3................................................     56.2       --       --       --       --
                                                                     -------    -----    -----    -----    -----
       Operating income............................................  $  23.6    $11.9    $15.9    $12.5    $ 9.5
                                                                     =======    =====    =====    =====    =====

     The following provides a reconciliation of net income to operating income for the Insurance Service segment of GenAmerica:

                                                                      FOR THE NINE
                                                                      MONTHS ENDED        FOR THE YEARS ENDED
                                                                      SEPTEMBER 30,          DECEMBER 31,
                                                                     ---------------    -----------------------
                                                                      1999     1998     1998     1997     1996
                                                                     ------    -----    -----    -----    -----
                                                                               (DOLLARS IN MILLIONS)
       Net income..................................................  $ 40.9    $ 5.9    $12.7    $12.4    $ 2.5
       Adjustments to reconcile net income to operating income
         Gross realized investment gains...........................   (48.2)    (0.5)    (2.1)    (3.8)    (3.7)
         Income tax on gross realized investment gains.............    17.0      0.3      0.3      1.3      1.3
                                                                     ------    -----    -----    -----    -----
           Realized investment gains, net of income tax............   (31.2)    (0.2)    (1.8)    (2.5)    (2.4)
                                                                     ------    -----    -----    -----    -----
         Amounts allocated to investment gains.....................    (0.1)      --     (0.1)      --      0.2
         Income tax on amounts allocated to investment gains.......      --       --       --       --     (0.1)
                                                                     ------    -----    -----    -----    -----
           Amount allocated to investment gains, net of income
             tax...................................................    (0.1)      --     (0.1)      --      0.1
                                                                     ------    -----    -----    -----    -----
         Surplus tax...............................................      --      0.4       --      0.8      1.1
                                                                     ------    -----    -----    -----    -----
       Operating income............................................  $  9.6    $ 6.1    $10.8    $10.7    $ 1.3
                                                                     ======    =====    =====    =====    =====

     The following provides a reconciliation of net loss to operating loss for the Corporate & Consolidation/Elimination segment of GenAmerica:

                                                                      FOR THE NINE
                                                                      MONTHS ENDED         FOR THE YEARS ENDED
                                                                     SEPTEMBER 30,             DECEMBER 31,
                                                                    ----------------    --------------------------
                                                                     1999      1998      1998      1997      1996
                                                                    ------    ------    ------    ------    ------
                                                                                (DOLLARS IN MILLIONS)
       Net loss...................................................  $(22.6)   $(12.0)   $ (0.9)   $ (7.0)   $ (1.1)
       Adjustments to reconcile net loss to operating loss
         Gross realized investment losses.........................    (6.7)     (2.8)    (10.0)     (7.9)    (14.1)
         Income tax on gross realized investment losses...........     2.5       0.8       3.3       2.9       4.9
                                                                    ------    ------    ------    ------    ------
           Realized investment losses, net of income tax..........    (4.2)     (2.0)     (6.7)     (5.0)     (9.2)
                                                                    ------    ------    ------    ------    ------
         Surplus tax..............................................      --       3.2        --       2.7       1.1
                                                                    ------    ------    ------    ------    ------
       Operating loss.............................................  $(26.8)   $(10.8)   $ (7.6)   $ (9.3)   $ (9.2)
                                                                    ======    ======    ======    ======    ======

     We believe the supplemental operating information presented above allows for a more complete analysis of results of operations. Realized investment gains and losses have been excluded due to their volatility between periods and because such data are often excluded when evaluating the overall financial performance of insurers. Operating income should not be considered as a substitute for any GAAP measure of performance. Our method of calculating operating income may be different from the method used by other companies and therefore comparability may be limited.

     (2) Segment data does not include consolidation and elimination entries related to intersegment amounts.

     After General American Life was placed under administrative supervision by the Missouri Department of Insurance, sales of new insurance policies and annuity contracts by GenAmerica declined significantly and surrender levels for existing policyholders and annuity owners increased. Although we intend to quickly integrate GenAmerica into our existing operations, we cannot guarantee that following the acquisition we will be able to do so or that sales by GenAmerica of new insurance policies and annuity contracts and surrender rates for existing policies and contracts will return to pre-supervision levels. GenAmerica incurred a loss in the third quarter, principally due to losses from the sale of invested assets to meet funding agreement and other policy obligations and the write-down of assets to their current market value; there can be no assurance that future profitability will not be adversely affected.

     LIFE INSURANCE AND ANNUITY. GenAmerica's Life Insurance and Annuity segment, which represented approximately 39% of GenAmerica's total revenues in 1998, offers a wide variety of life insurance and annuity products to individual customers. GenAmerica's individual life insurance products consist of universal and variable universal life, whole life and term life. GenAmerica's annuity products consist of variable annuities and fixed annuities. GenAmerica sells these products primarily to professionals, business owners and other affluent individuals, resulting in an average face value of approximately $340,000, one of the highest average face values per policy in the insurance industry.

     GenAmerica uses multiple distribution channels to sell its life insurance and annuity products, including approximately 290 independent general agents, representing a total of approximately 1,000 agents in its independent general agency system and approximately 2,000 agents and brokers in its alternative and developing channels. GenAmerica markets its various products through additional channels, including consultants, insurance brokers and worksite, affinity group and direct marketing to businesses and affluent individuals.

     The Life Insurance and Annuity segment's revenues grew from $1.2 billion in 1996 to $1.5 billion in 1998, a compound annual rate of 11.8%. Its operating income grew at a compound annual rate of 15.6% over the same period, from $39.3 million in 1996 to $52.5 million in 1998, while its net income grew at a compound annual rate of 16.4% from $38.3 million in 1996 to $51.9 million in 1998.

     LIFE REINSURANCE. GenAmerica's Life Reinsurance segment, which represented approximately 39% of GenAmerica's total revenues in 1998, sells reinsurance products to life insurers in the U.S. and internationally. GenAmerica conducts this business through its publicly traded subsidiary RGA. RGA is one of the largest life reinsurers in North America based on in-force business. It markets life reinsurance primarily to the largest U.S. life insurance companies and, in 1998, held treaties with most of the top 100 U.S. life insurers. U.S. insurers accounted for 70.5% of RGA's net premiums in 1998. Outside of the U.S., RGA operates principally in Canada, Latin America and the Asia Pacific region. These international operations are rapidly expanding and accounted for 29.5% of RGA's net premiums in 1998.

     RGA's business principally consists of traditional, mortality-based reinsurance, written on both facultative and automatic treaty bases. RGA also writes non-traditional reinsurance, including asset intensive products and financial reinsurance. RGA distributes these products and services in the U.S. through a regionalized direct sales force and internationally primarily through a direct sales force located in the respective international locations. RGA also makes limited use of reinsurance intermediaries and brokers to help supplement sales to its targeted market.

     This segment's revenues have grown at a compound annual rate of 34.3% from $830.1 million in 1996 to $1.5 billion in 1998. Its operating income grew at a compound annual rate of 20.4% from $34.0 million in 1996 to $49.3 million in 1998, while its net income grew at a compound annual rate of 2.1%, from $32.7 million in 1996 to $34.1 million in 1998.

     INSTITUTIONAL ASSET MANAGEMENT. GenAmerica's Institutional Asset Management segment, which represented approximately 5% of GenAmerica's total revenues in 1998, offers asset management and related products and services primarily to the insurance industry. GenAmerica conducts its asset management business through Conning. Conning's assets under management grew from $20.7 billion in 1996 to $29.6 billion in 1998, a compound annual rate of 19.6%. At December 31, 1998, of Conning's $29.6 billion of assets under management, approximately $17.2 billion, or 58.1%, were GenAmerica assets.

     The products and services provided by Conning consist of: (1) institutional asset management and related services; (2) private equity funds; (3) mortgage loan origination and real estate management; and (4) insurance industry research. Also reported in the Institutional Asset Management segment are the results relating to GenAmerica's funding agreement business. GenAmerica exited the funding agreement business on September 29, 1999. See "--Terms of Acquisition".

     The Institutional Asset Management segment's revenues grew from $100.2 million in 1996 to $191.1 million in 1998, a compound annual rate of 38.1%. Its operating income grew from $9.5 million to $15.9 million, a compound annual rate of 29.4%, over the same period, while its net income grew at a compound annual rate of 20.6% from $10.8 million in 1996 to $15.7 million in 1998.

     INSURANCE SERVICES AND RELATED BUSINESSES. GenAmerica's Insurances Services and Related Businesses segment, which represented approximately 18% of total revenues in 1998, provides administrative services and insurance products for employers and their employees, as well as software products and technology services to companies in the life insurance industry.

     In its administrative services business, GenAmerica provides administrative support services to employer sponsored health plans and investment products and investment, administrative and consulting services to 401(k) and pension plans.

     GenAmerica offers a variety of group insurance products, including medical stop loss insurance, group life and accidental death and dismemberment insurance, long-term disability insurance and administration of insurance products.

     Through its wholly-owned subsidiary NaviSys, GenAmerica also provides software products and technology services that include life and annuity administration systems, insurance underwriting systems, sales illustration software, and electronic commerce and Internet-related products and services.

     The Insurance Services and Related Businesses segment's revenues were $691.6 million in 1998. Its operating income grew from $1.3 million in 1996 to $10.8 million in 1998, while its net income grew from $2.5 million in 1996 to $12.7 million in 1998.

  GENAMERICA INVESTMENTS

     GenAmerica had total consolidated assets at September 30, 1999 of $22.6 billion. Of its total consolidated assets, $16.6 billion were held in the general accounts of its insurance subsidiaries while the remaining $6.0 billion were held in the separate accounts of its insurance subsidiaries. Of the $16.6 billion of assets held in the general accounts, $13.4 billion consisted of cash and invested assets.

     The following table summarizes the consolidated cash and invested assets held in the general accounts of GenAmerica's insurance subsidiaries at the dates indicated.

                                INVESTED ASSETS

                                                                         AT DECEMBER 31,
                                   AT SEPTEMBER 30,      -----------------------------------------------
                                         1999                     1998                     1997
                                ----------------------   ----------------------   ----------------------
                                CARRYING                 CARRYING                 CARRYING
                                  VALUE     % OF TOTAL     VALUE     % OF TOTAL     VALUE     % OF TOTAL
                                --------    ----------   --------    ----------   --------    ----------
                                                         (DOLLARS IN MILLIONS)
Fixed maturity
  securities(1)...............  $ 7,358.2      55.0%     $11,230.9      65.4%     $ 9,212.5      63.9%
Equity securities(1)..........       47.5       0.4           38.8       0.2           24.2       0.2
Commercial mortgage loans.....    1,598.0      12.0        2,337.5      13.6        2,140.3      14.9
Policy loans..................    2,185.0      16.4        2,151.0      12.5        2,073.2      14.4
Real estate...................      140.0       1.0          129.9       0.8          140.1       0.9
Other invested assets.........      956.8       7.2          457.6       2.7          243.9       1.7
Short-term investments........       77.7       0.6          200.4       1.2          194.6       1.3
Cash and cash equivalents.....      988.1       7.4          619.5       3.6          382.3       2.7
                                ---------     -----      ---------     -----      ---------     -----
Total invested assets.........  $13,351.3     100.0%     $17,165.6     100.0%     $14,411.1     100.0%
                                =========     =====      =========     =====      =========     =====

---------------
(1) All fixed maturity securities and equity securities are classified as available for sale and carried at fair market value.

The yield on general account invested assets (including net realized gains and losses on investments) was 6.6%, 7.3%, and 7.5% for the nine-month period ended September 30, 1999 and the years ended December 31, 1998 and 1997, respectively.

     FIXED-MATURITY SECURITIES. Fixed-maturity securities consist of publicly traded and privately placed debt securities, primarily of United States corporations, mortgage-backed securities, asset-backed securities and obligations of the Canadian government and provinces. The portion of funds invested in Canadian dollar obligations supports corresponding Canadian liabilities. Fixed-maturity securities represented approximately 55.0%, 65.4% and 63.9% of GenAmerica's total invested assets at September 30, 1999, and at December 31, 1998 and 1997, respectively.

     The following table summarizes GenAmerica's total fixed-maturity securities by NAIC designation or if not rated by the NAIC, by the comparable rating of Moody's or S&P, or if not rated by Moody's or S&P, by GenAmerica's internal rating system.

               TOTAL FIXED MATURITY SECURITIES BY CREDIT QUALITY

                                                                                        AT DECEMBER 31,
                                      AT SEPTEMBER 30,          ---------------------------------------------------------------
                                            1999                             1998                             1997
              RATING AGENCY    ------------------------------   ------------------------------   ------------------------------
   NAIC         EQUIVALENT     AMORTIZED   % OF    ESTIMATED    AMORTIZED   % OF    ESTIMATED    AMORTIZED   % OF    ESTIMATED
DESIGNATION    DESIGNATION       COST      TOTAL   FAIR VALUE     COST      TOTAL   FAIR VALUE     COST      TOTAL   FAIR VALUE
-----------   -------------    ---------   -----   ----------   ---------   -----   ----------   ---------   -----   ----------
                                                                       ($ IN MILLIONS)
     1       Aaa/Aa/A........  $ 4,282.5    55.9%  $ 4,208.9    $ 6,842.0    62.8%  $ 7,157.5    $5,515.1     62.5%   $5,806.5
     2       Baa.............    2,909.0    38.0     2,750.9      3,555.4    32.6     3,619.1     2,880.1     32.6     2,980.4
     3       Bb..............      373.7     4.9       336.1        400.9     3.7       378.1       359.4      4.1       359.5
     4       B...............       52.2     0.7        38.7         64.1     0.6        47.2        53.1      0.6        50.4
     5       Caa and lower...       34.1     0.4        19.3         31.1     0.3        25.3        15.1      0.2        15.1
     6       In or near
             default.........        7.1     0.1         4.3          4.1     0.0         3.7         0.5      0.0         0.6
                               ---------   -----   ---------    ---------   -----   ---------    --------    -----    --------
  Total fixed maturity
    securities...............  $ 7,658.6   100.0%  $ 7,358.2    $10,897.6   100.0%  $11,230.9    $8,823.3    100.0%   $9,212.5
                               =========   =====   =========    =========   =====   =========    ========    =====    ========

     Mortgage-backed securities and asset-backed securities represented approximately 17.4%, 20.2%, and 21.1% of GenAmerica's total invested assets at September 30, 1999, and December 31, 1998 and 1997, respectively. GenAmerica invests in pass-through and collateralized mortgage obligations collateralized by the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, Governmental National Mortgage Association and Canadian Housing Authority collateral. The following table sets forth the types of mortgage-backed securities, as well as other asset-backed securities, held by GenAmerica as of the dates indicated.

                      MORTGAGE AND ASSET-BACKED SECURITIES

                                                                             AT DECEMBER 31,
                                                       AT SEPTEMBER 30,    --------------------
                                                             1999            1998        1997
                                                       ----------------      ----        ----
                                                                   ($ IN MILLIONS)
CMOs.................................................      $  757.8        $1,584.2    $1,874.0
Commercial mortgage-backed securities................         188.5           211.9       162.3
Principal only/interest only.........................          30.8             1.8         8.3
Other mortgage-backed securities(1)..................          32.4            42.8       557.8
Asset-backed securities(1)...........................       1,312.1         1,632.8       440.1
                                                           --------        --------    --------
Total mortgage-backed securities and asset-backed
  securities.........................................      $2,321.6        $3,473.5    $3,042.5
                                                           ========        ========    ========

---------------
(1) The decrease in "Other mortgage-backed securities" between December 31, 1998 and 1997, and the increase in "Asset-backed securities" over this period was due primarily to a reclassification of some mortgage-backed securities as asset-backed securities in 1998.

     COMMERCIAL MORTGAGE LOANS. GenAmerica's commercial mortgage loan portfolio comprised 12.0%, 13.6%, and 14.9% of its total invested assets at September 30, 1999 and December 31, 1998 and 1997, respectively. During the nine months ended September 30, 1999, and the years ended December 31, 1998 and 1997, the average yield on its commercial mortgage loans was 9.9%, 8.4%, and 9.1% per year, respectively.

     The carrying value of commercial mortgage loans at September 30, 1999 was $1.6 billion. This amount is net of valuation allowances aggregating $29.0 million. The net valuation allowances represent GenAmerica's best estimate of the cumulative impairments on these loans at that date. However, there can be no assurance that increases in valuation allowances will not be necessary. Any such increases may have a material adverse effect on GenAmerica's financial position and results of operations.

     At September 30, 1999, the carrying value of potential problem, problem, and restructured commercial mortgage loans was $55.3 million, $24.3 million and $1.7 million, respectively, net of valuation allowances of $29.0 million in the aggregate.

     Gross interest income on restructured commercial mortgage loan balances that would have been recorded in accordance with the loans' original terms was approximately $0.1 million, $1.6 million, and $3.7 million for the nine months ended September 30, 1999 and for the years ended December 31, 1998 and 1997, respectively.

     The following table presents the carrying amounts of potential problem, problem, and restructured commercial mortgages relative to the carrying value of all commercial mortgages as of the dates indicated.

  POTENTIAL PROBLEM, PROBLEM AND RESTRUCTURED COMMERCIAL MORTGAGES AT CARRYING
                                     VALUE

                                                                            AT DECEMBER 31,
                                                       AT SEPTEMBER 30,   --------------------
                                                             1999           1998        1997
                                                       ----------------     ----        ----
Total commercial mortgages...........................      $1,598.0       $2,337.5    $2,140.3
                                                           ========       ========    ========
Potential problem commercial mortgages (In process of
  foreclosure).......................................      $   55.3       $   85.2    $  127.3
Problem commercial mortgages (Delinquent)............          24.3           20.1         8.7
Restructured commercial mortgages....................           1.7           29.5        23.5
                                                           --------       --------    --------
Total potential problem, problem and restructured
  commercial mortgages...............................      $   81.3       $  134.8    $  159.5
                                                           ========       ========    ========
Total potential problem, problem and restructured
  commercial mortgages as a percent of total
  commercial mortgages...............................           5.1%           5.8%        7.5%
                                                           ========       ========    ========

FUTURE POLICY BENEFITS

     For all of our product lines, we establish, and carry as liabilities, actuarially determined amounts that are calculated to meet our policy obligations at such time as an annuitant takes income, a policy matures or surrenders or an insured dies or becomes disabled. We compute the amounts for future policy benefits in our consolidated financial statements in conformity with generally accepted accounting principles.

     We distinguish between short duration and long duration contracts. Short duration contracts arise from our group life and group dental business. The liability for future policy benefits for short duration contracts consists of gross unearned premiums as of the valuation date and the discounted amount of the future payments on pending claims as of the valuation date. Our long duration contracts consist of traditional life, term, non-participating whole life, individual disability income, group long-term disability and long-term care contracts. We determine future policy benefits for long duration contracts using assumptions based on current experience, plus a margin for adverse deviation for these policies. Where they exist, we amortize deferred policy acquisition costs in relation to the associated premium.

     We also distinguish between investment contracts, limited pay contracts and universal life type contracts. The future policy benefits for these products primarily consist of policyholders' account balances. We also establish liabilities for future policy benefits (associated with base policies and riders, unearned mortality charges and future disability benefits), for other policyholder funds (associated with unearned revenues and claims payable) and for unearned revenue (the unamortized portion of front-end loads charged). Investment contracts primarily consist of individual annuity and certain group pension contracts that have limited or no mortality risk. We amortize the deferred policy acquisition costs on these contracts in relation to estimated gross profits. Limited pay contracts primarily consist of single premium immediate individual and group pension annuities. For limited pay contracts, we defer the excess of the gross premium over the net premium and recognize such excess into income in relation to anticipated future benefit payments. Universal life type contracts consist of universal and variable life contracts. We amortize deferred policy acquisition costs for limited pay and universal type contracts using the product's estimated gross profits. For universal life type contracts with front-end loads, we defer the charge and amortize the unearned revenue using the product's estimated gross profits.

     The liability for future policy benefits for our participating traditional life insurance is the net level reserve using the policy's guaranteed mortality rates and the dividend fund interest rate or nonforfeiture interest rate, as applicable. We amortize deferred policy acquisition costs in relation to the product's estimated gross margins.

     We establish liabilities to account for the estimated ultimate costs of losses and LOSS ADJUSTMENT EXPENSES ("LAE") for claims that have been reported but not yet settled, and claims incurred but not reported for the Auto & Home segment. We base unpaid losses and loss adjustment expenses on:

     - case estimates for losses reported on direct business, adjusted in the aggregate for ultimate loss expectations;

     - estimates of incurred but not reported losses based upon past experience;

     - estimates of losses on insurance assumed primarily from involuntary market mechanisms; and

     - estimates of future expenses to be incurred in settlement of claims.

We deduct estimated amounts of salvage and subrogation from unpaid losses and loss adjustment expenses. Implicit in all these estimates are underlying inflation assumptions because we determine all estimates using expected actual amounts to be paid. We derive estimates for development of reported claims and for incurred but not reported claims principally from actuarial analyses of historical patterns of claims and development for each line of business. Similarly, we derive estimates of unpaid loss adjustment expenses principally from actuarial analyses of historical development patterns of the relationship of loss adjustment expenses to losses for each line of business. We anticipate ultimate recoveries from salvage and subrogation principally on the basis of historical recovery patterns.

     Pursuant to state insurance laws, our insurance subsidiaries also establish STATUTORY RESERVES, carried as liabilities, to meet their obligations on their policies. We establish these statutory reserves in amounts sufficient to meet our policy and contract obligations, when taken together with expected future premiums and interest at assumed rates. Statutory reserves generally differ from liabilities for future policy benefits determined using generally accepted accounting principles.

     New York insurance law and regulations require us to submit to the Superintendent of Insurance, with each annual report, an opinion and memorandum of a "qualified actuary" that the statutory reserves and related actuarial amounts recorded in support of specified policies and contracts, and the assets supporting such statutory reserves and related actuarial amounts, make adequate provision for our statutory liabilities with respect to these obligations.

     Due to the nature of the underlying risks and the high degree of uncertainty associated with the determination of our liabilities, we cannot precisely determine the amounts that we will ultimately pay with respect to these liabilities, and the ultimate amounts may vary from the estimated amounts, particularly when payments may not occur until well into the future. However, we believe our liabilities for future benefits adequately cover the ultimate benefits. We periodically review our estimates for liabilities for future benefits and compare them with our actual experience. We revise our estimates when we determine that future expected experience differs from assumptions used in the development of our liabilities. If the liabilities originally recorded prove inadequate, we must increase our liabilities, which may have a material adverse effect on our business, results of operations and financial condition.

UNDERWRITING AND PRICING

  INDIVIDUAL AND INSTITUTIONAL BUSINESSES

     Our individual and group insurance underwriting involves an evaluation of applications for life, disability, dental, retirement, and long-term care insurance products and services by a professional staff of underwriters and actuaries, who determine the type and the amount of risk that we are willing to accept. We employ detailed underwriting policies, guidelines, and procedures designed to assist the underwriter to properly assess and quantify risks before issuing a policy to qualified applicants or groups.

     Individual underwriting considers not only an applicant's medical history, but other factors such as financial profiles, foreign travel, avocations and alcohol, drug and tobacco use. Our group underwriters generally evaluate the risk characteristics of each prospective insured group, although with certain products employees may be underwritten on an individual basis. Generally, we are not obligated to accept any risk or group of risks from, or to issue a policy or group of policies to, any employer or intermediary. Requests for coverage are reviewed on their merits and generally a policy is not issued unless the particular risk or group has been examined and approved for underwriting. Underwriting is generally done on a centralized basis by our employees, although some policies are underwritten by intermediaries under strict guidelines we have established.

     In order to maintain high standards of underwriting quality and consistency, we engage in a multilevel series of ongoing internal underwriting audits, and are subject to external audits by our reinsurers, at both our remote underwriting offices and our corporate underwriting office.

     We have established senior level oversight of this process that facilitates quality sales, serving the needs of our customers, while supporting our financial strength and business objectives. Our goal is to achieve the underwriting, mortality, and MORBIDITY assumptions in our product pricing. This is accomplished by determining and establishing underwriting policies, guidelines, philosophies and strategies that are competitive and suitable for the customer, the representative and us.

     Individual and group product pricing is reflective of our insurance underwriting standards. Product pricing on insurance products is based on the expected payout of benefits calculated through the use of assumptions for mortality, morbidity, expenses, persistency and investment returns, as well as certain macroeconomic factors such as inflation. Investment-oriented products are priced based on various factors, including investment return, expenses and persistency, depending on the specific product features. Product specifications are designed to prevent greater than expected mortality, and we periodically monitor mortality and morbidity assumptions.

     Unique to group insurance pricing is experience rating, the process by which the rate charged to a group policyholder reflects credit for positive past claim experience or a charge for poor experience. We employ both prospective and retrospective experience rating. Prospective experience rating involves the evaluation of past experience for the purpose of determining future premium rates. Retrospective experience rating involves the evaluation of past experience for the purpose of determining the actual cost of providing insurance for the customer for the time period in question.

     We continually review our underwriting and pricing guidelines so that our policies remain progressive, competitive, and supportive of our marketing strategies and profitability goals. Decisions are based on established actuarial pricing and risk selection principles to ensure that our underwriting and pricing guidelines are appropriate.

  AUTO & HOME

     Auto & Home's underwriting function has six principal aspects:

     - evaluating potential worksite marketing employer accounts and independent agencies;

     - establishing guidelines for the binding of risks by agents with binding authority;

     - reviewing coverage bound by agents;

     - on a case by case basis, underwriting potential insureds presented by agents outside the scope of their binding authority;

     - pursuing information necessary in certain cases to enable Auto & Home to issue a policy within our guidelines; and

     - ensuring that renewal policies continue to be written at rates commensurate with risk.

     Subject to very few exceptions, agents in each of our distribution channels have binding authority for risks which fall within Auto & Home's published underwriting guidelines. Risks falling outside the underwriting guidelines may be submitted for approval to the underwriting department; alternatively, agents in such a situation may call the underwriting department to obtain authorization to bind the risk themselves. In most states, Auto & Home generally has the right within a specified period (usually 60 days) to cancel any policy.

     Auto & Home establishes prices for our major lines of insurance based on our proprietary data base, rather than relying on rating bureaus. Auto & Home determines prices in part from a number of variables specific to each risk. The pricing of personal lines insurance products takes into account, among other things, the expected frequency and severity of losses; the costs of providing coverage, including the costs of acquiring policyholders and administering policy benefits and other administrative and overhead costs; competitive factors; and profit considerations.

     The major pricing variables for personal lines automobile insurance include characteristics of the automobile itself, such as age, make and model; characteristics of insureds, such as driving record and experience; and the insured's personal financial management. Auto & Home's ability to set and change rates is subject to regulatory oversight.

     As a condition of our license to do business in each state, Auto & Home, like all other automobile insurers, is required to write or share the cost of private passenger automobile insurance for higher risk individuals who would otherwise be unable to obtain such insurance. This "involuntary" market, also called the "shared market," is governed by the applicable laws and regulations of each state, and policies written in this market are generally written at higher than standard rates.

     In homeowners' insurance, price is driven by, among other factors, the frequency of the occurrence of covered perils, the cost to repair or replace damaged or lost property and the cost of litigation associated with liability claims. Major underwriting considerations include the condition and maintenance of the property, adequacy of fire protection and characteristics of insureds, such as personal financial management. Most homeowners insurance policies have a provision for automatic annual adjustments in coverage and premium due to inflation in building and labor costs. Homeowners pricing also includes the consideration of the incidence and severity of natural catastrophes, such as hurricanes and earthquakes, over a long-term period.

REINSURANCE

     We cede premiums to other insurers under various agreements that cover individual risks, group risks, or defined blocks of business, on a coinsurance, yearly renewable term, excess or catastrophe excess basis. These reinsurance agreements spread the risk and minimize the effect on us of losses. The amount of each risk retained by us depends on our evaluation of the specific risk, subject, in certain circumstances, to maximum limits based on characteristics of coverages. Under the terms of the reinsurance agreements, the reinsurer agrees to reimburse us for the ceded amount in the event the claim is paid. However, we remain liable to our policyholders with respect to ceded insurance if any reinsurer fails to meet the obligations assumed by it. Since we bear the risk of nonpayment by one or more of our reinsurers, we cede reinsurance to well-capitalized, highly rated reinsurers.

  INDIVIDUAL BUSINESS

     In recent periods, in response to the reduced cost of reinsurance coverage, we have increased the amount of individual mortality risk coverage purchased from third party reinsurers. Since 1996, we have entered into reinsurance agreements that cede substantially all of the mortality risk on term insurance policies issued during 1996 and subsequent years, and on survivorship whole life insurance policies issued in 1997 and subsequent years. In 1998, we reinsured substantially all of the mortality risk on our universal life policies issued since 1983. We are continuing to reinsure substantially all of the mortality risk on the universal life policies. As a result of these transactions, we now reinsure up to 90% of the mortality risk for all new individual insurance policies that we write.

     In addition to these reinsurance policies, we reinsure risk on specific coverages.

     While our retention limit on any one life is $25 million ($30 million for joint life cases), we may cede amounts below those limits on a case-by-case basis depending on the characteristics of a particular risk. In addition, we routinely reinsure certain classes of risks in order to limit our exposure to particular travel, avocation and lifestyle hazards. We have several individual life reinsurance agreements with a diversified group of third-party reinsurers. These automatic pools have permitted us to enhance product performance, while decreasing business risk.

  INSTITUTIONAL BUSINESS

     We generally do not utilize reinsurance for our group insurance products, but do reinsure when capital requirements and the economic terms of the reinsurance make it appropriate to do so.

  AUTO & HOME

     Auto & Home purchases reinsurance to control our exposure to large losses (primarily catastrophe losses), to stabilize earnings, and to protect surplus. Auto & Home cedes to reinsurers a portion of risks and pays premiums based upon the risk and exposure of the policies subject to reinsurance.

     To control our exposure to large property and casualty losses, Auto & Home utilizes three varieties of reinsurance agreements in which protection is provided for a specified type or category of risks. First, we utilize property catastrophe excess of loss agreements. Second, we utilize casualty excess of loss agreements. Third, we utilize property per risk excess of loss agreements.

     PROPERTY CATASTROPHE EXCESS OF LOSS. Protection against hurricane losses in Florida is exclusively obtained through the state-run Catastrophe Fund, which provides coverage of 90% of $81 million in excess of $18.6 million. However, on June 1, 1999, Auto & Home entered into a multi-year treaty for Florida second-event coverage in which the maximum recoverable is $46.5 million in excess of $50 million. There is a 24-month activation period for this treaty and upon activation the contract period is 36 months. This coverage becomes activated when the aggregate incurred losses for the insurance industry exceed $8 billion or the Florida Hurricane Catastrophe Fund is depleted. For other regions, on January 1, 1999 Auto & Home entered into a multi-year treaty in which the maximum recoverable amounts are: $37.5 million for any one loss occurrence in excess of $60 million; $75 million for any one annual period; and no more than $112.5 million during the four-year contract term. On January 1, 1999, Auto & Home also entered into an annual treaty in which the recoverable amounts are: $27.5 million for each and every loss occurrence in excess of $135 million. In addition, for the Northeast region, Auto & Home has additional coverage of 95% of $160 million in excess of $185 million. The aggregate effect of these coverages is to limit Auto & Home's probable maximum loss from a 1 in 250-year hurricane in Florida or a 1 in 100-year hurricane in the Northeast to no more than 15% of Auto & Home's statutory surplus.

     PROPERTY PER RISK EXCESS OF LOSS. Auto & Home's property per risk excess of loss coverage has two layers of protection: each such layer which is effective for the twelve months beginning July 1, 1999. The first layer covers up to $1.5 million of losses for each risk in excess of a $500,000 retention, and is subject to a per occurrence limit of $3.0 million. The second layer covers up to $3.0 million of losses for each risk in excess of a $2.0 million retention.

     CASUALTY EXCESS OF LOSS. Auto & Home's casualty excess of loss program coverage has two layers of protection: each such layer is effective for the twelve months beginning July 1, 1999. The first layer covers up to $3.0 million of losses for each occurrence in excess of a $2.0 million retention. The second layer covers up to $5.0 million of losses for each occurrence in excess of a $5.0 million retention.

INVESTMENTS

     We had total cash and invested assets at September 30, 1999 of $143.6 billion. In addition, we had $61.0 billion held in our separate accounts, for which we generally do not bear investment risk.

     Our primary investment objective is to maximize after-tax operating income consistent with acceptable risk parameters. We are exposed to three primary sources of investment risk:

     - credit risk, relating to the uncertainty associated with the continued ability of a given obligor to make timely payments of principal and interest;

     - interest rate risk, relating to the market price and cash flow variability associated with changes in market interest rates; and

     - market valuation risk for equity holdings.

     We manage credit risk through in-house fundamental analysis of the underlying obligors, issuers and real estate properties. We also manage credit risk and valuation risk through industry and issuer diversification and asset allocation. For real estate and agricultural assets, we manage credit risk and valuation risk through geographic, property type, and product type diversification and asset allocation. We manage interest rate risk as part of our asset and liability management strategies, product design, such as the use of market value adjustment features and surrender charges, and proactive monitoring and management of certain non-guaranteed elements of our products, such as the resetting of credited interest and dividend rates for policies that permit such adjustments.

     For further information on our management of interest rate risk and market valuation risk, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Market Risk Disclosure".

     The following table summarizes our cash and invested assets at September 30, 1999 and at December 31, 1998 and 1997:

                                                                          AT DECEMBER 31,
                                          AT SEPTEMBER 30,     --------------------------------------
                                                1999                 1998                 1997
                                          -----------------    -----------------    -----------------
                                          CARRYING    % OF     CARRYING    % OF     CARRYING    % OF
                                           VALUE      TOTAL     VALUE      TOTAL     VALUE      TOTAL
                                          --------    -----    --------    -----    --------    -----
                                                             (DOLLARS IN MILLIONS)
Fixed maturities available-for-sale, at
  fair value............................  $ 98,164     68.4%   $100,767     72.5%   $ 92,630     66.7%
Mortgage loans on real estate...........    19,561     13.6      16,827     12.1      20,193     14.5
Equity real estate and real estate joint
  ventures..............................     5,923      4.1       6,287      4.5       7,080      5.1
Policy loans............................     5,558      3.9       5,600      4.0       5,846      4.2
Cash and cash equivalents...............     5,053      3.5       3,301      2.4       2,911      2.1
Equity securities, at fair value........     2,115      1.5       2,340      1.7       4,250      3.1
Short-term investments..................     4,522      3.1       1,369      1.0         679      0.5
Other limited partnership interests.....     1,225      0.9         964      0.7         855      0.6
Other invested assets...................     1,451      1.0       1,567      1.1       4,456      3.2
                                          --------    -----    --------    -----    --------    -----
         Total cash and invested
           assets.......................  $143,572    100.0%   $139,022    100.0%   $138,900    100.0%
                                          ========    =====    ========    =====    ========    =====

  INVESTMENT RESULTS

     The yield on general account cash and invested assets, excluding net realized investment gains and losses, was 7.0% and 7.4% for the nine months ended September 30, 1999 and 1998, respectively, and 7.5% and 7.1% for the years ended December 31, 1998 and 1997, respectively.

     The following table illustrates the yields on average assets for each of the components of our investment portfolio for the nine months ended September 30, 1999 and 1998 and for the years ended December 31, 1998 and 1997:

                                  AT OR FOR THE NINE MONTHS ENDED
                                           SEPTEMBER 30,                  AT OR FOR THE YEARS ENDED DECEMBER 31,
                              ----------------------------------------   ----------------------------------------
                                     1999                 1998                  1998                  1997
                              ------------------   -------------------   -------------------   ------------------
                              YIELD(1)   AMOUNT    YIELD(1)    AMOUNT    YIELD(1)    AMOUNT    YIELD(1)   AMOUNT
                              --------   ------    --------    ------    --------    ------    --------   ------
                                                             (DOLLARS IN MILLIONS)
FIXED MATURITIES:(2)
Investment income...........     7.3%    $ 5,310      7.4%    $  5,157      7.4%    $  6,990     7.4%     $ 6,481
Net realized gains
  (losses)..................                (338)                  (80)                  573                  118
                                         -------              --------              --------              -------
  Total.....................             $ 4,972              $  5,077              $  7,563              $ 6,599
                                         -------              --------              --------              -------
Ending assets...............             $98,164              $101,436              $100,767              $92,630
                                         -------              --------              --------              -------
MORTGAGE LOANS:
Investment income...........     8.0%    $ 1,084      8.5%    $  1,221      8.5%    $  1,580      8.6%    $ 1,692
Net realized gains
  (losses)..................                  (1)                   10                    23                   56
                                         -------              --------              --------              -------
  Total.....................             $ 1,083              $  1,231              $  1,603              $ 1,748
                                         -------              --------              --------              -------
Ending assets...............             $19,561              $ 16,222              $ 16,827              $20,193
                                         -------              --------              --------              -------
EQUITY REAL ESTATE AND REAL
  ESTATE JOINT VENTURES:(3)
Investment income, net of
  expenses..................     8.7%    $   397     10.3%    $    515     10.4%    $    687      7.5%    $   586
Net realized gains..........                 169                   347                   424                  446
                                         -------              --------              --------              -------
  Total.....................             $   566              $    862              $  1,111              $ 1,032
                                         -------              --------              --------              -------
Ending assets...............             $ 5,923              $  6,363              $  6,287              $ 7,080
                                         -------              --------              --------              -------

                                  AT OR FOR THE NINE MONTHS ENDED
                                           SEPTEMBER 30,                  AT OR FOR THE YEARS ENDED DECEMBER 31,
                              ----------------------------------------   ----------------------------------------
                                     1999                 1998                  1998                  1997
                              ------------------   -------------------   -------------------   ------------------
                              YIELD(1)   AMOUNT    YIELD(1)    AMOUNT    YIELD(1)    AMOUNT    YIELD(1)   AMOUNT
                              --------   ------    --------    ------    --------    ------    --------   ------
                                                             (DOLLARS IN MILLIONS)
POLICY LOANS:
Investment income...........     6.0%    $   250      6.7%    $    293      6.6%    $    387      6.3%    $   368
                                         -------              --------              --------              -------
Ending assets...............             $ 5,558              $  5,855              $  5,600              $ 5,846
                                         -------              --------              --------              -------
CASH, CASH EQUIVALENTS AND
  SHORT-TERM INVESTMENTS:
Investment income...........     2.9%    $   107      5.3%    $    140      5.3%    $    187      5.1%    $   169
Net realized losses.........                  (1)                    0                     0                    0
                                         -------              --------              --------              -------
  Total.....................             $   106              $    140              $    187              $   169
                                         -------              --------              --------              -------
Ending assets...............             $ 9,575              $  4,219              $  4,670              $ 3,590
                                         -------              --------              --------              -------
EQUITY SECURITIES:
Investment income...........     1.9%    $    31      2.2%    $     71      2.0%    $     78      1.4%    $    50
Net realized gains..........                  16                   327                   994                  224
                                         -------              --------              --------              -------
  Total.....................             $    47              $    398              $  1,072              $   274
                                         -------              --------              --------              -------
Ending assets...............             $ 2,115              $  3,479              $  2,340              $ 4,250
                                         -------              --------              --------              -------
OTHER LIMITED PARTNERSHIP
  INTERESTS:
Investment income...........    19.9%    $   163     22.8%    $    161     21.0%    $    196     32.7%    $   302
Net realized gains
  (losses)..................                  28                    (4)                   13                   12
                                         -------              --------              --------              -------
  Total.....................             $   191              $    157              $    209              $   314
                                         -------              --------              --------              -------
Ending assets...............             $ 1,225              $    961              $    964              $   855
                                         -------              --------              --------              -------
OTHER INVESTED ASSETS:
Investment income...........     6.6%    $    76     10.5%    $    298     12.2%    $    406      7.3%    $   324
Net realized gains
  (losses)..................                 (87)                   99                    71                   23
                                         -------              --------              --------              -------
  Total.....................             $   (11)             $    397              $    477              $   347
                                         -------              --------              --------              -------
Ending assets...............             $ 1,451              $  1,392              $  1,567              $ 4,456
                                         -------              --------              --------              -------
TOTAL INVESTMENTS:
Investment income before
  expenses and fees.........     7.2%    $ 7,418      7.6%    $  7,856      7.7%    $ 10,511      7.5%    $ 9,972
Investment expenses and
  fees......................    (0.2%)      (183)    (0.2%)       (223)    (0.2%)       (283)    (0.4%)      (481)
                                ----     -------     ----     --------     ----     --------     ----     -------
Net investment income.......     7.0%    $ 7,235      7.4%    $  7,633      7.5%    $ 10,228      7.1%    $ 9,491
Net realized gains
  (losses)..................                (214)                  699                 2,098                  879
Realized gains from sales of
  subsidiaries..............                   0                   587                   531                  139
Adjustments to realized
  gains (losses)(4).........                  37                  (104)                 (608)                (231)
                                         -------              --------              --------              -------
  Total.....................             $ 7,058              $  8,815              $ 12,249              $10,278
                                         =======              ========              ========              =======

---------------
(1) Yields, which are annualized for interim periods, are based on quarterly average asset carrying values for the nine months ended September 30, 1999 and 1998, and for the year ended December 31, 1998 and annual average asset carrying values for the year ended December 31, 1997, excluding unrealized gains (losses) in the fixed maturities asset category.

(2) Included in fixed maturities are equity linked notes of $801 million and $998 million at September 30, 1999 and September 30, 1998, respectively, and $916 million and $860 million at December 31, 1998 and 1997, respectively, which include an equity component as part of the notes' return. Investment income for fixed maturities includes prepayment fees and income from the securities lending program.

(3) Equity real estate and real estate joint venture income is shown net of depreciation of $191 million and $202 million for the nine months ended September 30, 1999 and 1998, respectively, and $282 million and $338 million for the years ended December 31, 1998 and 1997, respectively.

(4) Adjustments to realized gains (losses) include accelerated amortization of deferred acquisition costs, loss recognition for policy liabilities related to the assets sold and additional credits to participating contracts.

  FIXED MATURITIES

     Fixed maturities consist principally of publicly traded and privately placed debt securities, and represented 68.4% of total cash and invested assets at September 30, 1999, 72.5% at December 31, 1998 and 66.7% at December 31, 1997.

     Based on estimated fair value, public fixed maturities and private fixed maturities comprised 82.7% and 17.3% of total fixed maturities at September 30, 1999, 83.3% and 16.7% at December 31, 1998 and 80.0% and 20.0% at December 31,
1997. We invest in privately placed fixed maturities to enhance the overall value of the portfolio, increase diversification and obtain higher yields than can ordinarily be obtained with comparable public market securities. Generally, private placements provide us with protective covenants, call protection features and, where applicable, a higher level of collateral. However, we may not freely trade our private placements because of restrictions imposed by Federal and state securities laws and illiquid trading markets.

     The Securities Valuation Office of the NAIC evaluates the bond investments of insurers for regulatory reporting purposes and assigns securities to one of six investment categories called "NAIC designations". The NAIC designations parallel the credit ratings of the Nationally Recognized Statistical Rating Organizations for marketable bonds. NAIC designations 1 and 2 include bonds considered investment grade (rated "Baa3" or higher by Moody's, or rated "BBB-" or higher by S&P) by such rating organizations. NAIC designations 3 through 6 include bonds considered below investment grade (rated "Ba1" or lower by Moody's, or rated "BB+" or lower by S&P).

     The following tables present our public, private and total fixed maturities by NAIC designation and the equivalent ratings of the Nationally Recognized Statistical Rating Organizations at September 30, 1999, December 31, 1998 and December 31, 1997, as well as the percentage, based on estimated fair value, that each designation comprises:

                   PUBLIC FIXED MATURITIES BY CREDIT QUALITY

                                                                                    AT DECEMBER 31,
                                   AT SEPTEMBER 30,          -------------------------------------------------------------
                                         1999                            1998                            1997
                             -----------------------------   -----------------------------   -----------------------------
           RATING AGENCY                 ESTIMATED                       ESTIMATED                       ESTIMATED
 NAIC        EQUIVALENT      AMORTIZED     FAIR      % OF    AMORTIZED     FAIR      % OF    AMORTIZED     FAIR      % OF
RATING      DESIGNATION        COST        VALUE     TOTAL     COST        VALUE     TOTAL     COST        VALUE     TOTAL
------     -------------     ---------   ---------   -----   ---------   ---------   -----   ---------   ---------   -----
                                                                 (DOLLARS IN MILLIONS)
  1      Aaa/Aa/A..........   $54,292     $54,368     66.9%   $57,003     $60,735     72.4%   $55,340     $58,831     79.4%
  2      Baa...............    21,019      20,360     25.1     16,472      17,001     20.2     11,194      11,706     15.8
  3      Ba................     4,728       4,540      5.6      4,635       4,609      5.5      2,758       2,760      3.7
  4      B.................     1,969       1,891      2.3      1,532       1,477      1.8        700         732      1.0
  5      Caa and lower.....        78          61      0.1        138         106      0.1         78          75      0.1
  6      In or near
           default.........         6           5      0.0          2           5      0.0          1           1      0.0
                              -------     -------    -----    -------     -------    -----    -------     -------    -----
         Total public fixed
           maturities......   $82,092     $81,225    100.0%   $79,782     $83,933    100.0%   $70,071     $74,105    100.0%
                              =======     =======    =====    =======     =======    =====    =======     =======    =====

                   PRIVATE FIXED MATURITIES BY CREDIT QUALITY

                                                                                    AT DECEMBER 31,
                                   AT SEPTEMBER 30,          -------------------------------------------------------------
                                         1999                            1998                            1997
                             -----------------------------   -----------------------------   -----------------------------
           RATING AGENCY                 ESTIMATED                       ESTIMATED                       ESTIMATED
 NAIC        EQUIVALENT      AMORTIZED     FAIR      % OF    AMORTIZED     FAIR      % OF    AMORTIZED     FAIR      % OF
RATING      DESIGNATION        COST        VALUE     TOTAL     COST        VALUE     TOTAL     COST        VALUE     TOTAL
------     -------------     ---------   ---------   -----   ---------   ---------   -----   ---------   ---------   -----
                                                                 (DOLLARS IN MILLIONS)
  1      Aaa/Aa/A..........   $ 7,631     $ 7,757     45.8%   $ 7,372    $  7,865     46.7%   $ 8,478     $ 8,844     47.7%
  2      Baa...............     6,874       6,809     40.2      6,637       6,862     40.8      7,086       7,427     40.1
  3      Ba................     1,557       1,518      9.0      1,391       1,362      8.1      1,124       1,134      6.1
  4      B.................       763         749      4.4        621         606      3.6        493         493      2.7
  5      Caa and lower.....       106          88      0.5        129         110      0.6        104         106      0.6
  6      In or near
           default.........         8           8      0.0         11          14      0.1         14           9      0.0
                              -------     -------    -----    -------    --------    -----    -------     -------    -----
         Subtotal..........   $16,939     $16,929     99.9%   $16,161    $ 16,819     99.9%   $17,299     $18,013     97.2%
         Redeemable
           preferred
           stock...........        10          10      0.1         15          15      0.1        494         512      2.8
                              -------     -------    -----    -------    --------    -----    -------     -------    -----
         Total private
           fixed
           maturities......   $16,949     $16,939    100.0%   $16,176    $ 16,834    100.0%   $17,793     $18,525    100.0%
                              =======     =======    =====    =======    ========    =====    =======     =======    =====

                    TOTAL FIXED MATURITIES BY CREDIT QUALITY

                                                                                    AT DECEMBER 31,
                                   AT SEPTEMBER 30,          -------------------------------------------------------------
                                         1999                            1998                            1997
                             -----------------------------   -----------------------------   -----------------------------
           RATING AGENCY                 ESTIMATED                       ESTIMATED                       ESTIMATED
 NAIC        EQUIVALENT      AMORTIZED     FAIR      % OF    AMORTIZED     FAIR      % OF    AMORTIZED     FAIR      % OF
RATING      DESIGNATION        COST        VALUE     TOTAL     COST        VALUE     TOTAL     COST        VALUE     TOTAL
------     -------------     ---------   ---------   -----   ---------   ---------   -----   ---------   ---------   -----
                                                                 (DOLLARS IN MILLIONS)
  1      Aaa/Aa/A..........   $61,923     $62,125     63.3%   $64,375    $ 68,600     68.1%   $63,818     $67,675     73.0%
  2      Baa...............    27,893      27,169     27.7     23,109      23,863     23.7     18,280      19,133     20.7
  3      Ba................     6,285       6,058      6.2      6,026       5,971      5.9      3,882       3,894      4.2
  4      B.................     2,732       2,640      2.7      2,153       2,083      2.1      1,193       1,225      1.3
  5      Caa and lower.....       184         149      0.1        267         216      0.2        182         181      0.2
  6      In or near
           default.........        14          13      0.0         13          19      0.0         15          10      0.0
                              -------     -------    -----    -------    --------    -----    -------     -------    -----
         Subtotal..........   $99,031     $98,154    100.0%   $95,943    $100,752    100.0%   $87,370     $92,118     99.4%
         Redeemable
           preferred
           stock...........        10          10      0.0         15          15      0.0        494         512      0.6
                              -------     -------    -----    -------    --------    -----    -------     -------    -----
         Total fixed
           maturities......   $99,041     $98,164    100.0%   $95,958    $100,767    100.0%   $87,864     $92,630    100.0%
                              =======     =======    =====    =======    ========    =====    =======     =======    =====

     At September 30, 1999, based on estimated fair values, total investment grade public and private placement fixed maturities comprised 91.0% of total fixed maturities in the general account compared with 91.8% and 93.7% at December 31, 1998 and 1997, respectively.

     The following table shows the amortized cost and estimated fair value of fixed maturities, by contractual maturity dates (excluding scheduled sinking funds), at September 30, 1999, December 31, 1998 and December 31, 1997:

                                                                     AT DECEMBER 31,
                               AT SEPTEMBER 30,      ------------------------------------------------
                                     1999                     1998                      1997
                            ----------------------   ----------------------    ----------------------
                                         ESTIMATED                ESTIMATED                 ESTIMATED
                            AMORTIZED      FAIR      AMORTIZED      FAIR       AMORTIZED      FAIR
                              COST         VALUE       COST         VALUE        COST         VALUE
                            ---------    ---------   ---------    ---------    ---------    ---------
                                                      (DOLLARS IN MILLIONS)
Due in one year or less...
                             $ 3,285      $ 3,332     $ 2,380     $  2,462      $ 1,912      $ 1,923
Due after one year through
five years................
                              17,283       17,276      17,062       17,527       15,760       16,188
Due after five years
  through ten years.......
                              24,413       23,973      23,769       24,714       22,999       24,041
Due after ten years.......
                              26,674       26,597      26,276       29,070       24,329       27,038
                             -------      -------     -------     --------      -------      -------
Subtotal..................
                              71,655       71,178      69,487       73,773       65,000       69,190
Mortgage-backed and other
  asset-backed
  securities..............
                              27,376       26,976      26,456       26,979       22,370       22,928
                             -------      -------     -------     --------      -------      -------
Subtotal..................
                              99,031       98,154      95,943      100,752       87,370       92,118
Redeemable preferred
  stock...................
                                  10           10          15           15          494          512
                             -------      -------     -------     --------      -------      -------
Total.....................
                             $99,041      $98,164     $95,958     $100,767      $87,864      $92,630
                             =======      =======     =======     ========      =======      =======

     PROBLEM, POTENTIAL PROBLEM AND RESTRUCTURED FIXED MATURITIES. We monitor fixed maturities to identify investments that management considers to be problems or potential problems. We also monitor investments that have been restructured.

     We define problem securities in the fixed maturities category as securities as to which principal or interest payments are in default or are to be restructured pursuant to commenced negotiations, or as securities issued by a debtor that has subsequently entered bankruptcy.

     We define potential problem securities in the fixed maturity category as securities of an issuer deemed to be experiencing significant operating problems or difficult industry conditions. We use various criteria, including the following, to identify potential problem securities:

     - debt service coverage or cash flow falling below certain thresholds which vary according to the issuer's industry and other relevant factors;

     - significant declines in revenues or margins;

     - violation of financial covenants;

     - public securities trading at a substantial discount as a result of specific credit concerns; and

     - other subjective factors.

     We define restructured securities in the fixed maturities category as securities to which we have granted a concession that we would not have otherwise considered but for the financial difficulties of the obligor. We enter into a restructuring when we believe we will realize a greater economic value under the new terms than through liquidation or disposition. The terms of the restructuring may involve some or all of the following characteristics: a reduction in the interest rate, an extension of the maturity date, an exchange of debt for equity or a partial forgiveness of principal or interest.

     The following table presents the estimated fair value of our total fixed maturities classified as performing, problem, potential problem and restructured fixed maturities at September 30, 1999, December 31, 1998 and December 31, 1997:

          PROBLEM, POTENTIAL PROBLEM AND RESTRUCTURED FIXED MATURITIES

                                                                     AT DECEMBER 31,
                                  AT SEPTEMBER 30,      ------------------------------------------
                                        1999                   1998                   1997
                                 -------------------    -------------------    -------------------
                                 ESTIMATED     % OF     ESTIMATED     % OF     ESTIMATED     % OF
                                 FAIR VALUE    TOTAL    FAIR VALUE    TOTAL    FAIR VALUE    TOTAL
                                 ----------    -----    ----------    -----    ----------    -----
                                                       (DOLLARS IN MILLIONS)
Performing.....................   $97,873       99.7%    $100,409      99.6%    $92,237       99.6%
Problem........................        26        0.0          152       0.2          31        0.0
Potential problem..............       249        0.3          192       0.2         306        0.3
Restructured...................        16        0.0           14       0.0          56        0.1
                                  -------      -----     --------     -----     -------      -----
  Total........................   $98,164      100.0%    $100,767     100.0%    $92,630      100.0%
                                  =======      =====     ========     =====     =======      =====

     We classify all of our fixed maturities as available-for-sale and mark them to market. We write down to management's expectations of ultimate realizable value fixed maturities that we deem to be other than temporarily impaired. We record write-downs as realized losses and include them in earnings and adjust the cost basis of the fixed maturities accordingly. We do not change the revised cost basis for subsequent recoveries in value. Such writedowns were $59 million, $7 million and $7 million for the nine months ended September 30, 1999 and the years ended December 31, 1998 and December 31, 1997, respectively. Cumulative write-downs on fixed maturities owned were $69 million, $16 million and $9 million at September 30, 1999 and at December 31, 1998 and December 31, 1997, respectively.

     FIXED MATURITIES BY SECTOR. We diversify our fixed maturities by security sector. The following tables set forth the estimated fair value of our fixed maturities by sector, as well as the percentage of the total fixed maturities holdings that each security sector comprised at September 30, 1999, December 31, 1998 and December 31, 1997, and show by security type the relative amounts of publicly traded and privately placed securities:

                           FIXED MATURITIES BY SECTOR

                                                        AT SEPTEMBER 30, 1999
                                    --------------------------------------------------------------
                                     PUBLICLY TRADED       PRIVATELY PLACED           TOTAL
                                    ------------------    ------------------    ------------------
                                    ESTIMATED    % OF     ESTIMATED    % OF     ESTIMATED    % OF
                                    FAIR VALUE   TOTAL    FAIR VALUE   TOTAL    FAIR VALUE   TOTAL
                                    ----------   -----    ----------   -----    ----------   -----
                                                        (DOLLARS IN MILLIONS)
U.S. Treasuries/Agencies..........   $ 6,015       7.4%    $     2       0.0%    $  6,017      6.1%
Corporate securities..............    41,639      51.3      15,464      91.3       57,103     58.2
Foreign government securities.....     4,081       5.0         109       0.6        4,190      4.3
Mortgage-backed securities........    20,541      25.3         279       1.7       20,820     21.1
Asset-backed securities...........     5,592       6.9         564       3.3        6,156      6.3
Other fixed income assets.........     3,357       4.1         521       3.1        3,878      4.0
                                     -------     -----     -------     -----     --------    -----
  Total...........................   $81,225     100.0%    $16,939     100.0%    $ 98,164    100.0%
                                     =======     =====     =======     =====     ========    =====

                           FIXED MATURITIES BY SECTOR

                                                         AT DECEMBER 31, 1998
                                    --------------------------------------------------------------
                                     PUBLICLY TRADED       PRIVATELY PLACED           TOTAL
                                    ------------------    ------------------    ------------------
                                    ESTIMATED    % OF     ESTIMATED    % OF     ESTIMATED    % OF
                                    FAIR VALUE   TOTAL    FAIR VALUE   TOTAL    FAIR VALUE   TOTAL
                                    ----------   -----    ----------   -----    ----------   -----
                                                        (DOLLARS IN MILLIONS)
U.S. Treasuries/Agencies..........   $ 7,744       9.2%    $     3       0.0%    $  7,747      7.7%
Corporate securities..............    42,525      50.6      15,453      91.8       57,978     57.5
Foreign government securities.....     4,173       5.0         117       0.7        4,290      4.3
Mortgage-backed securities........    20,452      24.4         440       2.6       20,892     20.7
Asset-backed securities...........     5,852       7.0         235       1.4        6,087      6.0
Other fixed income assets.........     3,187       3.8         586       3.5        3,773      3.8
                                     -------     -----     -------     -----     --------    -----
  Total...........................   $83,933     100.0%    $16,834     100.0%    $100,767    100.0%
                                     =======     =====     =======     =====     ========    =====

                           FIXED MATURITIES BY SECTOR

                                                         AT DECEMBER 31, 1997
                                    --------------------------------------------------------------
                                     PUBLICLY TRADED       PRIVATELY PLACED           TOTAL
                                    ------------------    ------------------    ------------------
                                    ESTIMATED    % OF     ESTIMATED    % OF     ESTIMATED    % OF
                                    FAIR VALUE   TOTAL    FAIR VALUE   TOTAL    FAIR VALUE   TOTAL
                                    ----------   -----    ----------   -----    ----------   -----
                                                        (DOLLARS IN MILLIONS)
U.S. Treasuries/Agencies..........   $ 9,863      13.3%    $     7       0.0%    $  9,870     10.7%
Corporate securities..............    35,379      47.8      16,292      88.0       51,671     55.8
Foreign government securities.....     3,955       5.3         128       0.7        4,083      4.4
Mortgage-backed securities........    17,511      23.6         505       2.7       18,016     19.4
Asset-backed securities...........     4,489       6.1         423       2.3        4,912      5.3
Other fixed income assets.........     2,908       3.9       1,170       6.3        4,078      4.4
                                     -------     -----     -------     -----     --------    -----
  Total...........................   $74,105     100.0%    $18,525     100.0%    $ 92,630    100.0%
                                     =======     =====     =======     =====     ========    =====

     CORPORATE FIXED MATURITIES. The table below shows the major industry types that comprise the corporate bond holdings at the dates indicated:

                                                                     AT DECEMBER 31,
                                  AT SEPTEMBER 30,      ------------------------------------------
                                        1999                   1998                   1997
                                 -------------------    -------------------    -------------------
                                 ESTIMATED     % OF     ESTIMATED     % OF     ESTIMATED     % OF
                                 FAIR VALUE    TOTAL    FAIR VALUE    TOTAL    FAIR VALUE    TOTAL
                                 ----------    -----    ----------    -----    ----------    -----
                                                       (DOLLARS IN MILLIONS)
Industrial.....................   $27,126       47.5%    $28,388       49.0%    $24,730       47.9%
Utility........................     7,086       12.4       7,690       13.2       6,559       12.7
Finance........................    11,594       20.3      11,252       19.4       9,214       17.8
Yankee/Foreign(1)..............    10,866       19.0      10,295       17.8      10,633       20.6
Other..........................       431        0.8         353        0.6         535        1.0
                                  -------      -----     -------      -----     -------      -----
  Total........................   $57,103      100.0%    $57,978      100.0%    $51,671      100.0%
                                  =======      =====     =======      =====     =======      =====

---------------
(1) Includes dollar-denominated debt obligations of foreign obligors, known as Yankee bonds, and other foreign investments.

     We diversify our corporate bond holdings by industry and issuer. The portfolio has no significant exposure to any single issuer. At September 30, 1999, the combined holdings in the ten issuers to which we had the greatest exposure totaled $3,045 million, which is less than 3% of our total invested assets. The exposure to the largest single issuer of corporate bonds we held at September 30, 1999 was $333 million, which is less than 1% of our total invested assets.

     At September 30, 1999, investments of $4,353 million, or 40.1% of the Yankee/Foreign sector, represented exposure to traditional "Yankee" bonds, which are dollar-denominated debt obligations of foreign obligors. The balance of this exposure is primarily dollar-denominated, foreign private placements and project finance loans. We diversify the Yankee/Foreign portfolio by country and issuer.

     We do not have material exposure to foreign currency risk in our invested assets. In our international insurance operations, both our assets and liabilities are denominated in local currencies. Foreign currency denominated securities supporting U.S. dollar liabilities are generally swapped back into U.S. dollars.

     MORTGAGE-BACKED SECURITIES. The following table shows the types of mortgage-backed securities we held at September 30, 1999, December 31, 1998 and December 31, 1997:

                                                                     AT DECEMBER 31,
                                  AT SEPTEMBER 30,      ------------------------------------------
                                        1999                   1998                   1997
                                 -------------------    -------------------    -------------------
                                 ESTIMATED     % OF     ESTIMATED     % OF     ESTIMATED     % OF
                                 FAIR VALUE    TOTAL    FAIR VALUE    TOTAL    FAIR VALUE    TOTAL
                                 ----------    -----    ----------    -----    ----------    -----
                                                       (DOLLARS IN MILLIONS)
Pass-through securities........   $ 8,493       40.8%    $ 8,546       40.9%    $ 7,936       44.0%
                                  -------      -----     -------      -----     -------      -----
Collateralized mortgage
obligations
  Planned amortization class...     4,139       19.9       4,593       22.0       4,854       27.0
  Sequential pay class.........     3,596       17.3       3,827       18.3       2,985       16.6
  Other........................       468        2.2         141        0.7          90        0.5
                                  -------      -----     -------      -----     -------      -----
     Total.....................   $ 8,203       39.4%    $ 8,561       41.0%    $ 7,929       44.1%
                                  -------      -----     -------      -----     -------      -----
Commercial mortgage-backed
  securities...................   $ 4,124       19.8%    $ 3,785       18.1%    $ 2,151       11.9%
                                  -------      -----     -------      -----     -------      -----
          Total................   $20,820      100.0%    $20,892      100.0%    $18,016      100.0%
                                  =======      =====     =======      =====     =======      =====

     We held approximately $20,820 million, $20,892 million and $18,016 million of mortgage-backed securities at September 30, 1999, December 31, 1998 and December 31, 1997, respectively. At September 30, 1999, pass-through and collateralized mortgage obligations totalled $16,696 million or 80.2% of total mortgage-backed securities, and a majority of this amount represented agency-issued pass-through and collateralized mortgage obligations guaranteed or otherwise supported by the Federal National Mortgage Association, Federal Home Loan Mortgage Corporation or Government National Mortgage Association. Other types of mortgage-backed securities comprised the balance of such amounts reflected in the table. At September 30, 1999, approximately $2,588 million or 62.8% of the commercial mortgage-backed securities and $16,067 million or 96.2% of the pass-through securities and collateralized mortgage obligations were rated Aaa/AAA by Moody's or S&P.

     Mortgage-backed securities are purchased to diversify the portfolio risk characteristics from primarily corporate credit risk to a mix of credit risk and cash flow risk. The majority of the mortgage-backed securities in our investment portfolio have relatively low cash flow variability.

     The principal risks inherent in holding mortgage-backed securities are prepayment and extension risks, which will affect the timing of when cash flow will be received. Our active monitoring of our mortgage-backed securities mitigates exposure to losses from cash flow risk associated with interest rate fluctuations.

     Mortgage-backed pass-through certificates are the most liquid assets in the mortgage-backed sector. Pass-through securities represented 40.8%, 40.9% and 44.0% of our mortgage-backed securities at September 30, 1999, December 31, 1998 and December 31, 1997, respectively. Pass-through securities distribute, on a pro rata basis to their holders, the monthly cash flows of principal and interest, both scheduled and prepayments, generated by the underlying mortgages.

     We also invested 39.4% of our mortgage-backed securities at September 30, 1999, 41.0% at December 31, 1998 and 44.1% at December 31, 1997, in
collateralized mortgage obligations ("CMOs") which have a greater degree of cash flow stability than pass-throughs.

     Planned Amortization Class bonds ("PAC") represented 19.9%, 22.0% and 27.0% of our mortgage-backed securities at September 30, 1999, December 31, 1998 and December 31, 1997, respectively. These bonds or tranches are structured to provide more certain cash flows to the investor and therefore are subject to less prepayment and extension risk than other mortgage-backed securities. PAC tranches derive their stability from having a specified principal payment schedule, provided prepayments of the underlying securities remain within their expected range. The other tranches of a CMO absorb prepayment variations so that PACs maintain a better defined maturity profile than other mortgage-backed securities. By buying PACs, we accept a lower yield in return for more certain cash flow. The principal risk of holding PACs is that prepayments may differ significantly from expectations and we will not receive the expected yield on the PAC. In contrast, Sequential Pay Class tranches receive principal payments in a prescribed sequence without a pre-determined prepayment schedule. In addition to our PACs and Sequential Pay Class tranches, we had less than $106 million invested in interest-only or principal-only securities at September 30, 1999.

     ASSET-BACKED SECURITIES. The following table below shows the types of asset-backed securities we held at September 30, 1999, December 31, 1998 and December 31, 1997:

                                                                     AT DECEMBER 31,
                                  AT SEPTEMBER 30,      ------------------------------------------
                                        1999                   1998                   1997
                                 -------------------    -------------------    -------------------
                                 ESTIMATED     % OF     ESTIMATED     % OF     ESTIMATED     % OF
                                 FAIR VALUE    TOTAL    FAIR VALUE    TOTAL    FAIR VALUE    TOTAL
                                 ----------    -----    ----------    -----    ----------    -----
                                                       (DOLLARS IN MILLIONS)
Credit card receivables........    $2,222       36.1%     $2,885       47.4%     $2,794       56.9%
Automobile receivables.........     1,124       18.3       1,432       23.5       1,041       21.2
Home equity loans..............     1,228       19.9       1,026       16.9         466        9.5
Other..........................     1,582       25.7         744       12.2         611       12.4
                                   ------      -----      ------      -----      ------      -----
  Total........................    $6,156      100.0%     $6,087      100.0%     $4,912      100.0%
                                   ======      =====      ======      =====      ======      =====

     Asset-backed securities are purchased both to diversify the overall risks of our fixed maturities assets and to provide attractive returns. Our asset-backed securities are diversified both by type of asset and by issuer. Credit card receivables constitute the largest exposure in our asset-backed securities investments. Except for asset-backed securities backed by home equity loans, the asset-backed securities investments generally have little sensitivity to changes in interest rates. At September 30, 1999, approximately $3,758 million, or 61.0%, of the total was rated Aaa/AAA by Moody's or S&P.

     The principal risks in holding asset-backed securities are structural, credit and capital market risks. Structural risks include the security's priority in the issuer's capital structure, the adequacy of and ability to realize proceeds from the collateral and the potential for prepayments. Credit risks include consumer or corporate credits such as credit card holders, equipment lessees, and corporate obligors. Capital market risks include the general level of interest rates and the liquidity for these securities in the market place.

  MORTGAGE LOANS

     Our mortgage loans are collateralized by commercial, agricultural and residential properties. Mortgage loans comprised 13.6% of our total cash and invested assets at September 30, 1999, 12.1% at December 31, 1998 and 14.5% at December 31, 1997. The carrying value of mortgage loans is stated at original cost net of repayments, amortization of premiums, accretion of discounts and valuation allowances. The following table shows the carrying value of our mortgage loans by such types at September 30, 1999, December 31, 1998 and December 31, 1997:

                                                                   AT DECEMBER 31,
                                   AT SEPTEMBER 30,     --------------------------------------
                                         1999                 1998                 1997
                                   -----------------    -----------------    -----------------
                                   CARRYING    % OF     CARRYING    % OF     CARRYING    % OF
                                    VALUE      TOTAL     VALUE      TOTAL     VALUE      TOTAL
                                   --------    -----    --------    -----    --------    -----
                                                      (DOLLARS IN MILLIONS)
Commercial.......................  $14,779      75.6%   $12,360      73.5%   $16,200      80.2%
Agricultural.....................    4,600      23.5      4,227      25.1      3,725      18.5
Residential......................      182       0.9        240       1.4        268       1.3
                                   -------     -----    -------     -----    -------     -----
  Total..........................  $19,561     100.0%   $16,827     100.0%   $20,193     100.0%
                                   =======     =====    =======     =====    =======     =====

     The 1998 sales of MetLife Capital Holdings and of a substantial portion of our Canadian operations resulted in a decline of approximately $3,700 million in carrying value from December 31, 1997 to December 31, 1998.

     COMMERCIAL MORTGAGE LOANS. We diversify our commercial mortgage loans by both geographic region and property type, and manage these investments through a network of regional offices overseen by our investment department. The following table presents the distribution across geographic regions and property types for commercial mortgage loans at September 30, 1999, December 31, 1998 and December 31, 1997:

  COMMERCIAL MORTGAGE LOAN DISTRIBUTION BY GEOGRAPHIC REGION AND PROPERTY TYPE

                                                                   AT DECEMBER 31,
                                   AT SEPTEMBER 30,     --------------------------------------
                                         1999                 1998                 1997
                                   -----------------    -----------------    -----------------
                                   CARRYING    % OF     CARRYING    % OF     CARRYING    % OF
                                    VALUE      TOTAL     VALUE      TOTAL     VALUE      TOTAL
                                   --------    -----    --------    -----    --------    -----
                                                      (DOLLARS IN MILLIONS)
REGION
South Atlantic...................  $ 4,137      28.0%   $ 3,463      28.0%   $ 3,795      23.5%
Middle Atlantic..................    2,735      18.5      2,220      18.0      2,320      14.3
Pacific..........................    2,490      16.8      1,935      15.7      2,503      15.5
East North Central...............    1,898      12.9      1,832      14.8      2,523      15.6
New England......................    1,063       7.2      1,077       8.7      1,189       7.3
West South Central...............      993       6.7        676       5.5      1,043       6.4
West North Central...............      651       4.4        569       4.6        684       4.2
Mountain.........................      490       3.3        335       2.7        573       3.5
East South Central...............      148       1.0        152       1.2        231       1.4
International....................      174       1.2        101       0.8      1,339       8.3
                                   -------     -----    -------     -----    -------     -----
  Total..........................  $14,779     100.0%   $12,360     100.0%   $16,200     100.0%
                                   =======     =====    =======     =====    =======     =====
PROPERTY TYPE
Office...........................  $ 6,748      45.7%   $ 6,118      49.5%   $ 6,755      41.6%
Apartments.......................    2,399      16.2      2,378      19.2      2,784      17.2
Retail...........................    3,568      24.1      2,286      18.5      3,261      20.1
Industrial.......................    1,130       7.7        848       6.9      1,597       9.9
Hotel............................      842       5.7        657       5.3        691       4.3
Other............................       92       0.6         73       0.6      1,112       6.9
                                   -------     -----    -------     -----    -------     -----
  Total..........................  $14,779     100.0%   $12,360     100.0%   $16,200     100.0%
                                   =======     =====    =======     =====    =======     =====

     The following table presents the scheduled maturities for our commercial mortgage loans at September 30, 1999, December 31, 1998 and December 31, 1997:

                 COMMERCIAL MORTGAGE LOAN SCHEDULED MATURITIES

                                                                   AT DECEMBER 31,
                                   AT SEPTEMBER 30,     --------------------------------------
                                         1999                 1998                 1997
                                   -----------------    -----------------    -----------------
                                   CARRYING    % OF     CARRYING    % OF     CARRYING    % OF
                                    VALUE      TOTAL     VALUE      TOTAL     VALUE      TOTAL
                                   --------    -----    --------    -----    --------    -----
                                                      (DOLLARS IN MILLIONS)
Due in 1 year or less............  $   850       5.8%   $   808       6.5%   $ 1,216       7.5%
Due after 1 year through 2
years............................      649       4.4        816       6.6        823       5.1
Due after 2 years through 3
  years..........................      592       4.0        532       4.3      1,240       7.7
Due after 3 years through 4
  years..........................      729       4.9        679       5.5        972       6.0
Due after 4 years through 5
  years..........................    1,762      11.9        881       7.1      1,204       7.4
Due after 5 years................   10,197      69.0      8,644      70.0     10,745      66.3
                                   -------     -----    -------     -----    -------     -----
  Total..........................  $14,779     100.0%   $12,360     100.0%   $16,200     100.0%
                                   =======     =====    =======     =====    =======     =====

     We monitor our mortgage loan investments on a continual basis. Through this monitoring process, we review loans that are restructured, delinquent or under foreclosure and identify those that management considers to be potentially delinquent. These loan classifications are generally consistent with those used in industry practice.

     We define restructured mortgage loans, consistent with industry practice, as loans in which we, for economic or legal reasons related to the debtor's financial difficulties, grant a concession to the debtor that we would not otherwise consider. This definition provides for loans to exit the restructured category under certain conditions. We define delinquent mortgage loans, consistent with industry practice, as loans in which two or more interest or principal payments are past due. We define mortgage loans under foreclosure, consistent with industry practice, as loans in which foreclosure proceedings have formally commenced. We define potentially delinquent loans as loans which, in management's opinion, have a high probability of becoming delinquent.

     We review all mortgage loans on an annual basis. These reviews may include an analysis of the property financial statement and rent roll, lease rollover analysis, property inspections, market analysis and tenant creditworthiness. We also review loan-to-value ratios and debt coverage ratios for restructured loans, delinquent loans, loans under foreclosure, potentially delinquent loans, loans with an existing valuation allowance, loans maturing within two years and loans with a loan-to-value ratio greater than 90% as determined in the prior year.

     We establish valuation allowances for loans that we deem impaired, as determined through our annual review process. We define impaired loans consistent with Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan, as loans as to which we probably will not collect all amounts due according to applicable contractual terms of the agreement. We base valuation allowances upon the present value of expected future cash flows discounted at the loan's original effective interest rate or the value of the loan's collateral. We record valuation allowances as realized losses and include them in earnings. We record subsequent adjustments to allowances as realized gains or losses and include them in earnings.

     The following table presents the amortized cost and valuation allowances for commercial mortgage loans distributed by loan classification at September 30, 1999, December 31, 1998 and December 31, 1997:

     COMMERCIAL MORTGAGE LOAN DISTRIBUTION AND VALUATION ALLOWANCE BY LOAN
                                 CLASSIFICATION

                                    AT SEPTEMBER 30, 1999                       AT DECEMBER 31, 1998
                          -----------------------------------------   -----------------------------------------
                                                            % OF                                        % OF
                          AMORTIZED   % OF    VALUATION   AMORTIZED   AMORTIZED   % OF    VALUATION   AMORTIZED
                           COST(1)    TOTAL   ALLOWANCE     COST       COST(1)    TOTAL   ALLOWANCE     COST
                          ---------   -----   ---------   ---------   ---------   -----   ---------   ---------
                                                          (DOLLARS IN MILLIONS)
Performing..............   $14,022     94.0%    $ 60         0.4%      $11,490     91.9%    $ 44         0.4%
Restructured............       877      5.9       77         8.8%          953      7.7       85         8.9%
Delinquent or under
  foreclosure...........        22      0.1        5        22.7%           55      0.4       10        18.2%
Potentially
  delinquent............         0      0.0        0         0.0%            4      0.0        3        75.0%
                           -------    -----     ----                   -------    -----     ----
  Total.................   $14,921    100.0%    $142         1.0%      $12,502    100.0%    $142         1.1%
                           =======    =====     ====                   =======    =====     ====

                                                                   AT DECEMBER 31, 1997
                                                         -----------------------------------------
                                                                                           % OF
                                                         AMORTIZED   % OF    VALUATION   AMORTIZED
                                                          COST(1)    TOTAL   ALLOWANCE     COST
                                                         ---------   -----   ---------   ---------
                                                                   (DOLLARS IN MILLIONS)
Performing.............................................   $14,841     90.1%    $ 55         0.4%
Restructured...........................................     1,280      7.8      164        12.8%
Delinquent or under foreclosure........................       242      1.5       33        13.6%
Potentially delinquent.................................        96      0.6        7         7.3%
                                                          -------    -----     ----
  Total................................................   $16,459    100.0%    $259         1.6%
                                                          =======    =====     ====

---------------
(1) Amortized cost is equal to carrying value before valuation allowances.

     The following table presents the changes in valuation allowances for commercial mortgage loans at September 30, 1999, December 31, 1998 and December 31, 1997:

            CHANGES IN COMMERCIAL MORTGAGE LOAN VALUATION ALLOWANCES

                                                                                YEAR ENDED
                                                       NINE MONTHS ENDED       DECEMBER 31,
                                                         SEPTEMBER 30,       ----------------
                                                              1999           1998       1997
                                                       -----------------     ----       ----
                                                               (DOLLARS IN MILLIONS)
Balance, beginning of period.........................         $142           $ 259      $ 454
Additions............................................           35              30         46
Deductions for writedowns and dispositions(1)........          (35)           (147)      (241)
                                                              ----           -----      -----
Balance, end of period...............................         $142           $ 142      $ 259
                                                              ====           =====      =====

---------------
(1) Includes $26 million related to commercial mortgage loans held by entities sold in 1998.

     The principal risks in holding commercial mortgage loans are property specific, supply and demand, financial and capital market risks. Property specific risks include the geographic location of the property, the physical condition of the property, the diversity of tenants and the rollover of their leases and the ability of the property manager to attract tenants and manage expenses. Supply and demand risks include changes in the supply and/or demand for rental space which cause changes in vacancy rates and/or rental rates. Financial risks include the overall level of debt on the property and the amount of principal repaid during the loan term. Capital market risks include the general level of interest rates, the liquidity for these securities in the marketplace and the capital available for refinancing of a loan.

     AGRICULTURAL MORTGAGE LOANS. We diversify our agricultural mortgage loans by both geographic region and product type. We manage these investments through a network of regional offices and field professionals overseen by our investment department. The following table presents the distribution across geographic regions and product types for agricultural mortgage loans at September 30, 1999, December 31, 1998 and December 31, 1997:

                    AGRICULTURAL MORTGAGE LOAN DISTRIBUTION
                    BY GEOGRAPHIC REGION AND BY PRODUCT TYPE

                                                                     AT DECEMBER 31,
                                     AT SEPTEMBER 30,     --------------------------------------
                                           1999                 1998                 1997
                                     -----------------    -----------------    -----------------
                                     CARRYING    % OF     CARRYING    % OF     CARRYING    % OF
                                      VALUE      TOTAL     VALUE      TOTAL     VALUE      TOTAL
                                     --------    -----    --------    -----    --------    -----
                                                        (DOLLARS IN MILLIONS)
REGION
Pacific............................   $1,176      25.6%    $1,085      25.6%    $  953      25.6%
West North Central.................    1,029      22.4        931      22.0        752      20.2
South Atlantic.....................      745      16.2        734      17.4        707      19.0
East North Central.................      718      15.6        671      15.9        596      16.0
West South Central.................      391       8.5        356       8.4        307       8.2
Mountain...........................      369       8.0        327       7.7        282       7.6
East South Central.................      153       3.3        108       2.6        112       3.0
New England........................       19       0.4         15       0.4         16       0.4
                                      ------     -----     ------     -----     ------     -----
  Total............................   $4,600     100.0%    $4,227     100.0%    $3,725     100.0%
                                      ======     =====     ======     =====     ======     =====
PRODUCT TYPE
Annual Crop........................   $2,282      49.6%    $2,128      50.3%    $1,839      49.4%
Permanent..........................      877      19.1        848      20.1        797      21.4
Agribusiness.......................      656      14.3        578      13.7        465      12.5
Livestock..........................      644      14.0        564      13.3        531      14.2
Timber.............................      141       3.0        109       2.6         93       2.5
                                      ------     -----     ------     -----     ------     -----
  Total............................   $4,600     100.0%    $4,227     100.0%    $3,725     100.0%
                                      ======     =====     ======     =====     ======     =====

     The following table presents the scheduled maturities for our agricultural mortgage loans at September 30, 1999, December 31, 1998 and December 31, 1997:

                  AGRICULTURAL MORTGAGE LOAN MATURITY PROFILE

                                                                     AT DECEMBER 31,
                                     AT SEPTEMBER 30,     --------------------------------------
                                           1999                 1998                 1997
                                     -----------------    -----------------    -----------------
                                     CARRYING    % OF     CARRYING    % OF     CARRYING    % OF
                                      VALUE      TOTAL     VALUE      TOTAL     VALUE      TOTAL
                                     --------    -----    --------    -----    --------    -----
                                                        (DOLLARS IN MILLIONS)
Due in 1 year or less..............   $  101       2.2%    $   70       1.7%    $   74       2.0%
Due after 1 year through 2 years...       81       1.8         76       1.8         60       1.6
Due after 2 years through 3
  years............................       81       1.8         88       2.1         91       2.4
Due after 3 years through 4
  years............................      134       2.9        112       2.6        112       3.0
Due after 4 years through 5
  years............................      149       3.2        161       3.8        115       3.1
Due after 5 years..................    4,054      88.1      3,720      88.0      3,273      87.9
                                      ------     -----     ------     -----     ------     -----
  Total............................   $4,600     100.0%    $4,227     100.0%    $3,725     100.0%
                                      ======     =====     ======     =====     ======     =====

     Approximately 61% of the $4,600 million of agricultural mortgage loans outstanding at September 30, 1999 was subject to rate resets prior to maturity. A substantial portion of these loans were successfully renegotiated and remain outstanding to maturity. The process and policies for monitoring the agricultural mortgage loans and classifying them by performance status are generally the same as those for the commercial loans.

     The following table presents the amortized cost and valuation allowances for agricultural mortgage loans distributed by loan classification at September 30, 1999, December 31, 1998 and December 31, 1997:

    AGRICULTURAL MORTGAGE LOAN DISTRIBUTION AND VALUATION ALLOWANCE BY LOAN
                                 CLASSIFICATION

                                    AT SEPTEMBER 30, 1999                       AT DECEMBER 31, 1998
                          -----------------------------------------   -----------------------------------------
                                                            % OF                                        % OF
                          AMORTIZED   % OF    VALUATION   AMORTIZED   AMORTIZED   % OF    VALUATION   AMORTIZED
                           COST(1)    TOTAL   ALLOWANCE     COST       COST(1)    TOTAL   ALLOWANCE     COST
                          ---------   -----   ---------   ---------   ---------   -----   ---------   ---------
                                                          (DOLLARS IN MILLIONS)
Performing..............   $4,362      94.3%     $10         0.2%      $4,051      95.2%     $10         0.2%
Restructured............      152       3.3       12         7.9%         182       4.3       14         7.7%
Delinquent or under
  foreclosure...........       84       1.8        4         4.8%          10       0.2        0         0.0%
Potentially
  delinquent............       29       0.6        1         3.4%          12       0.3        4        33.3%
                           ------     -----      ---                   ------     -----      ---
  Total.................   $4,627     100.0%     $27         0.6%      $4,255     100.0%     $28         0.7%
                           ======     =====      ===                   ======     =====      ===

                                                               AT DECEMBER 31, 1997
                                                   --------------------------------------------
                                                                                        % OF
                                                   AMORTIZED    % OF     VALUATION    AMORTIZED
                                                    COST(1)     TOTAL    ALLOWANCE      COST
                                                   ---------    -----    ---------    ---------
                                                              (DOLLARS IN MILLIONS)
Performing.......................................   $3,607       96.1%      $10           0.3%
Restructured.....................................      103        2.8        12          11.7%
Delinquent or under foreclosure..................       13        0.3         0           0.0%
Potentially delinquent...........................       29        0.8         5          17.2%
                                                    ------      -----       ---
  Total..........................................   $3,752      100.0%      $27           0.7%
                                                    ======      =====       ===

---------------
(1) Amortized cost is equal to carrying value before valuation allowances.

     The following table presents the changes in valuation allowances for agricultural mortgage loans at September 30, 1999, December 31, 1998 and December 31, 1997:

           CHANGES IN AGRICULTURAL MORTGAGE LOAN VALUATION ALLOWANCES

                                                                                 YEAR ENDED
                                                                                DECEMBER 31,
                                                     NINE MONTHS ENDED       ------------------
                                                     SEPTEMBER 30, 1999      1998          1997
                                                     ------------------      ----          ----
                                                               (DOLLARS IN MILLIONS)
Balance, beginning of period.......................         $28              $27           $12
Additions..........................................           1               10            15
Deductions for writedowns and dispositions.........          (2)              (9)           --
                                                            ---              ---           ---
Balance, end of period.............................         $27              $28           $27
                                                            ===              ===           ===

     The principal risks in holding agricultural mortgage loans are property specific, supply and demand, financial and capital market risks. Property specific risks include the location of the property, soil types, weather conditions and the other factors that may impact the borrower's personal guaranty. Supply and demand risks include the supply and demand for the commodities produced on the specific property and the related price for those commodities. Financial risks include the overall level of debt on the property and the amount of principal repaid during the loan term. Capital market risks include the general level of interest rates, the liquidity for these securities in the marketplace and the capital available for refinancing of a loan.

  EQUITY REAL ESTATE AND REAL ESTATE JOINT VENTURES

     Our equity real estate and real estate joint venture investments consist of commercial and agricultural properties located throughout the U.S. and Canada. We manage these investments through a network of regional offices overseen by our investment department. At September 30, 1999, December 31, 1998 and December 31, 1997, the carrying value of our equity real estate and real estate joint ventures was $5,923 million, $6,287 million and $7,080 million, respectively, or 4.1%, 4.5% and 5.1% of total cash and invested assets. The carrying value of equity real estate is stated at depreciated cost net of impairments and valuation allowances. The carrying value of real estate joint ventures is stated at our equity in the real estate joint ventures net of impairments and valuation allowances. These holdings consist of equity real estate, interests in real estate joint ventures and real estate acquired upon foreclosure of commercial and agricultural mortgage loans. The following table presents the carrying value of our equity real estate and real estate joint ventures at September 30, 1999, December 31, 1998 and December 31, 1997:

               EQUITY REAL ESTATE AND REAL ESTATE JOINT VENTURES

                                                                     AT DECEMBER 31,
                                     AT SEPTEMBER 30,     --------------------------------------
                                           1999                 1998                 1997
                                     -----------------    -----------------    -----------------
                                     CARRYING    % OF     CARRYING    % OF     CARRYING    % OF
                                      VALUE      TOTAL     VALUE      TOTAL     VALUE      TOTAL
                                     --------    -----    --------    -----    --------    -----
                                                        (DOLLARS IN MILLIONS)
TYPE
Equity real estate.................   $5,508      93.0%    $5,559      88.5%    $6,290      88.8%
Real estate joint ventures.........      333       5.6        574       9.1        572       8.1
                                      ------     -----     ------     -----     ------     -----
  Subtotal.........................    5,841      98.6      6,133      97.6      6,862      96.9
Foreclosed real estate.............       82       1.4        154       2.4        218       3.1
                                      ------     -----     ------     -----     ------     -----
  Total............................   $5,923     100.0%    $6,287     100.0%    $7,080     100.0%
                                      ======     =====     ======     =====     ======     =====

     These investments are diversified by geographic location and property types. The following table presents the distribution across geographic regions and property types for equity real estate and real estate joint ventures at September 30, 1999, December 31, 1998 and December 31, 1997:

               EQUITY REAL ESTATE AND REAL ESTATE JOINT VENTURES
                    DISTRIBUTION BY REGION AND PROPERTY TYPE

                                                                     AT DECEMBER 31,
                                     AT SEPTEMBER 30,     --------------------------------------
                                           1999                 1998                 1997
                                     -----------------    -----------------    -----------------
                                     CARRYING    % OF     CARRYING    % OF     CARRYING    % OF
                                      VALUE      TOTAL     VALUE      TOTAL     VALUE      TOTAL
                                     --------    -----    --------    -----    --------    -----
                                                        (DOLLARS IN MILLIONS)
REGION
East...............................   $1,927      32.6%    $1,960      31.2%    $2,225      31.4%
West...............................    1,658      28.0      1,828      29.1      2,078      29.4
South..............................    1,499      25.3      1,628      25.9      1,726      24.4
Midwest............................      660      11.1        681      10.8        794      11.2
International......................      179       3.0        190       3.0        257       3.6
                                      ------     -----     ------     -----     ------     -----
  Total............................   $5,923     100.0%    $6,287     100.0%    $7,080     100.0%
                                      ======     =====     ======     =====     ======     =====

                                                                     AT DECEMBER 31,
                                     AT SEPTEMBER 30,     --------------------------------------
                                           1999                 1998                 1997
                                     -----------------    -----------------    -----------------
                                     CARRYING    % OF     CARRYING    % OF     CARRYING    % OF
                                      VALUE      TOTAL     VALUE      TOTAL     VALUE      TOTAL
                                     --------    -----    --------    -----    --------    -----
                                                        (DOLLARS IN MILLIONS)
PROPERTY TYPE
Office.............................   $4,087      69.0%    $4,265      67.8%    $4,730      66.8%
Retail.............................      616      10.4        640      10.2        804      11.4
Apartments.........................      428       7.2        418       6.6        406       5.7
Land...............................      272       4.6        313       5.0        346       4.9
Agriculture........................      103       1.8        195       3.1        214       3.0
Hotel..............................      148       2.5        169       2.7        223       3.2
Industrial.........................      154       2.6        168       2.7        206       2.9
Other..............................      115       1.9        119       1.9        151       2.1
                                      ------     -----     ------     -----     ------     -----
  Total............................   $5,923     100.0%    $6,287     100.0%    $7,080     100.0%
                                      ======     =====     ======     =====     ======     =====

     Office properties representing 69.0%, 67.8% and 66.8% of our equity real estate and real estate joint venture holdings at September 30, 1999, December 31, 1998 and December 31, 1997, respectively, are well diversified geographically. The average occupancy level of office properties was 92%, 93% and 91% at September 30, 1999, December 31, 1998 and December 31, 1997, respectively.

     We classify equity real estate and real estate joint ventures as held for investment or held for sale. The following table presents the carrying value of equity real estate and real estate joint ventures by such classifications at September 30, 1999, December 31, 1998 and December 31, 1997:

               EQUITY REAL ESTATE AND REAL ESTATE JOINT VENTURES
            CLASSIFICATION BY HELD FOR INVESTMENT AND HELD FOR SALE

                                                                         AT DECEMBER 31,
                                            AT SEPTEMBER 30,   -----------------------------------
                                                  1999               1998               1997
                                            ----------------   ----------------   ----------------
                                            CARRYING   % OF    CARRYING   % OF    CARRYING   % OF
                                             VALUE     TOTAL    VALUE     TOTAL    VALUE     TOTAL
                                            --------   -----   --------   -----   --------   -----
                                                            (DOLLARS IN MILLIONS)
Equity real estate and real estate joint
  ventures held for investment............   $5,239     88.5%    $5,893    93.7%    $6,324    89.3%
Equity real estate and real estate joint
ventures held for sale....................      684     11.5        394     6.3        756    10.7
                                             ------    -----   --------   -----   --------   -----
  Total...................................   $5,923    100.0%    $6,287   100.0%    $7,080   100.0%
                                             ======    =====   ========   =====   ========   =====

     Ongoing management of these investments includes quarterly appraisals as well as an annual market update and review of each property's budget, financial returns, lease rollover status and our exit strategy. In addition to individual property reviews, we employ an overall strategy of selective dispositions and acquisitions as market opportunities arise. Our current strategy follows the completion of a program to substantially reduce the size of our total real estate holdings. Our disposition effort began in 1995, when the carrying value of our holdings at year end was $9,514 million, and ended in 1998 with a carrying value of our holdings at $6,287 million.

     We adjust the carrying value of equity real estate and real estate joint ventures held for investment for impairments whenever events or changes in circumstances indicate that the carrying value of the property may not be recoverable. We write down impaired real estate to estimated fair value, which we generally compute using the present value of future cash flows from the property, discounted at a rate commensurate with the underlying risks. We record writedowns as realized losses through earnings and we reduce the cost basis of the properties accordingly. We do not change the new cost basis for subsequent recoveries in value. Cumulative writedowns on equity real estate and real estate joint ventures that are held for investment, excluding real estate acquired upon foreclosure of commercial and agricultural mortgage loans, were $321 million, $408 million and $407 million at September 30, 1999, December 31, 1998 and December 31, 1997, respectively.

     We record real estate acquired upon foreclosure of commercial and agricultural mortgage loans at the lower of estimated fair value or the carrying value of the mortgage loan at the date of foreclosure.

     Once we identify a property to be sold and commence a firm plan for marketing the property, we establish and periodically revise, if necessary, a valuation allowance to adjust the carrying value of the property to its expected sales value, less associated selling costs, if it is lower than the property's carrying value. We record allowances as realized losses and include them in earnings. We record subsequent adjustments to allowances as realized gains or losses and include them in earnings.

     Our carrying value of equity real estate and real estate joint ventures held for sale, including real estate acquired upon foreclosure of commercial and agricultural mortgage loans, in the amounts of $684 million, $394 million and $756 million at September 30, 1999, December 31, 1998 and December 31, 1997, respectively, are net of impairments of $197 million, $119 million and $49 million and net of valuation allowances of $52 million, $33 million and $110 million, respectively.

  EQUITY SECURITIES AND OTHER LIMITED PARTNERSHIP INTERESTS

     Our equity securities primarily consist of investments in common stocks. Substantially all of the common stock is publicly traded on major securities exchanges. The other limited partnership interests primarily represent ownership interests in pooled investment funds that make private equity investments in companies in the U.S. and overseas. We classify our investments in common stocks as available for sale and mark them to market except for non-marketable private equities which are generally carried at cost. We account for our investments in limited partnership interests in which we do not have a controlling interest in accordance with the equity method of accounting. Our investments in equity securities represented 1.5%, 1.7% and 3.1% of cash and invested assets at September 30, 1999, December 31, 1998 and December 31, 1997, respectively.

     The following table presents the carrying values of our investments in equity securities and other limited partnership interests at September 30, 1999, December 31, 1998 and December 31, 1997:

    INVESTMENTS IN EQUITY SECURITIES AND OTHER LIMITED PARTNERSHIP INTERESTS

                                                                     AT DECEMBER 31,
                                     AT SEPTEMBER 30,     --------------------------------------
                                           1999                 1998                 1997
                                     -----------------    -----------------    -----------------
                                     CARRYING    % OF     CARRYING    % OF     CARRYING    % OF
                                      VALUE      TOTAL     VALUE      TOTAL     VALUE      TOTAL
                                     --------    -----    --------    -----    --------    -----
                                                        (DOLLARS IN MILLIONS)
Equity securities..................   $2,115      63.3%    $2,340      70.8%    $4,250      83.3%
Other limited partnership
interests..........................    1,225      36.7        964      29.2        855      16.7
                                      ------     -----     ------     -----     ------     -----
  Total............................   $3,340     100.0%    $3,304     100.0%    $5,105     100.0%
                                      ======     =====     ======     =====     ======     =====

     Equity securities include, at September 30, 1999, December 31, 1998 and December 31, 1997, $259 million, $239 million and $268 million, respectively, of private equity securities. We may not freely trade our private equity securities because of restrictions imposed by Federal and state securities laws and illiquid trading markets.

     The 1998 decline in equity securities is primarily due to the sale of corporate equities of approximately $2.2 billion, the proceeds from which were reinvested in fixed maturities with a higher current yield. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

     At September 30, 1999, December 31, 1998 and 1997, approximately $424 million, $452 million and $180 million, respectively, of our equity securities holdings were effectively fixed at a minimum value of $371 million, $371 million and $162 million in these respective periods, primarily through the use of convertible securities and other derivatives. In 1998, one exchangeable subordinated debt security was terminated resulting in realized investment gains of $32 million. The remaining exchangeable subordinated debt securities mature through 2002 and we may terminate them earlier at our discretion.

  PROBLEM AND POTENTIAL PROBLEM EQUITY SECURITIES AND OTHER LIMITED PARTNERSHIP INTERESTS

     We monitor our equity securities and other limited partnership interests on a continual basis. Through this monitoring process, we identify investments that management considers to be problems or potential problems.

     Problem equity securities and other limited partnership interests are defined as securities (1) in which significant declines in revenues and/or margins threaten the ability of the issuer to continue operating or (2) where the issuer has subsequently entered bankruptcy.

     Potential problem equity securities and other limited partnership interests are defined as securities issued by a company that is experiencing significant operating problems or difficult industry conditions. Criteria generally indicative of these problems or conditions are (1) cash flows falling below varying thresholds established for the industry and other relevant factors, (2) significant declines in revenues and/or margins, (3) public securities trading at a substantial discount as a result of specific credit concerns and (4) other information that becomes available.

     Equity securities or other limited partnership interests which are deemed to be other than temporarily impaired are written down to management's expectation of ultimate realizable value. Writedowns are recorded as realized investment losses and are included in earnings and the cost basis of the equity securities and other limited partnership interests are adjusted accordingly. The new cost basis is not changed for subsequent recoveries in value. For the nine months ended September 30, 1999 and for the years ended December 31, 1998 and 1997, such writedowns were $30 million, $38 million and $5 million, respectively. Cumulative writedowns on equity securities and other limited partnership interests owned at September 30, 1999, December 31, 1998 and December 31, 1997 were $38 million, $55 million and $22 million, respectively.

  OTHER INVESTED ASSETS

     Our other invested assets consist principally of leveraged leases, which are recorded net of non-recourse debt. We participate in lease transactions which are diversified by geographic area. We regularly review residual values and write down residuals to expected values as needed. Our other invested assets represented 1.0%, 1.1% and 3.2% of cash and invested assets at September 30, 1999, December 31, 1998 and December 31, 1997, respectively.

  DERIVATIVE FINANCIAL INSTRUMENTS

     We use derivative instruments to manage market risk through one of four principal risk management strategies: the hedging of invested assets, liabilities, portfolios of assets or liabilities and anticipated transactions. Our derivative strategy employs a variety of instruments including financial futures, financial forwards foreign exchange contracts, foreign currency swaps, interest rate swaps, interest rate caps and options.

     We held the following positions in derivative financial instruments (other than equity options) at September 30, 1999, December 31, 1998 and December 31, 1997:

                        DERIVATIVE FINANCIAL INSTRUMENTS

                                                                     AT DECEMBER 31,
                                       AT SEPTEMBER 30,    ------------------------------------
                                             1999                1998                1997
                                       ----------------    ----------------    ----------------
                                       NOTIONAL   % OF     NOTIONAL   % OF     NOTIONAL   % OF
                                        AMOUNT    TOTAL     AMOUNT    TOTAL     AMOUNT    TOTAL
                                       --------   -----    --------   -----    --------   -----
                                                        (DOLLARS IN MILLIONS)
Financial futures....................  $ 4,338     22.3%   $ 2,190     17.0%    $2,262     38.0%
Financial forwards...................      200      1.0          0      0.0          0      0.0
Foreign exchange contracts...........        0      0.0        136      1.1        150      2.5
Foreign currency swaps...............      847      4.4        580      4.5        258      4.3
Interest rate swaps..................    1,677      8.6      1,621     12.5      1,464     24.6
Interest rate caps...................   12,375     63.7      8,391     64.9      1,545     26.0
Options (fixed maturities)...........        0      0.0          0      0.0        275      4.6
                                       -------    -----    -------    -----     ------    -----
  Total..............................  $19,437    100.0%   $12,918    100.0%    $5,954    100.0%
                                       =======    =====    =======    =====     ======    =====

  SECURITIES LENDING

     Pursuant to our securities lending program, we lend securities to major brokerage firms. Our policy requires a minimum of 102% of the fair value of the loaned securities as collateral, calculated on a daily basis. Our securities on loan at September 30, 1999 and at December 31, 1998 had estimated fair values of $6,297 million and $4,552 million, respectively.

  SEPARATE ACCOUNT ASSETS

     We manage each separate account's assets in accordance with the prescribed investment policy that applies to that specific separate account. We establish separate accounts on a single client and multi-client commingled basis in conformity with insurance laws. Generally, separate accounts are not chargeable with liabilities that arise from any other business of ours. Separate account assets are subject to our general account's claims only to the extent that the value of such assets exceeds the separate account liabilities, as defined by the account's contract. If we use a separate account to support a contract providing guaranteed benefits, we must comply with the asset maintenance requirements stipulated under Regulation 128 of the New York Insurance Department. We monitor these requirements at least monthly and in addition perform cash flow analyses, similar to that conducted for the general account, on an annual basis. We report separately as assets and liabilities investments held in separate accounts and liabilities of the separate accounts. We report substantially all separate account assets at their fair market value. Investment income and gains or losses on the investments of separate accounts accrue directly to contractholders, and, accordingly, we do not reflect them in our consolidated statements of income and cash flows. We reflect in our revenues fees charged to the separate accounts by us, including mortality charges, risk charges, policy administration fees, investment management fees and surrender charges.

REGULATION

  INSURANCE REGULATION

     Metropolitan Life Insurance Company is licensed to transact insurance business in, and is subject to regulation and supervision by all 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands and Canada and each of its 11 provinces. Each of our other insurance subsidiaries is licensed and regulated in all U.S. and international jurisdictions where it conducts insurance business. The extent of such regulation varies, but most jurisdictions have laws and regulations governing the financial aspects of insurers, including standards of solvency, reserves, reinsurance, capital adequacy and the business conduct of insurers. In addition, statutes and regulations usually require the licensing of insurers and their agents, the approval of policy forms and related materials and, for certain lines of insurance, the approval of rates. Such statutes and regulations also prescribe the permitted types and concentration of investments.

     The New York Insurance Law limits the sales commissions and certain other marketing expenses that may be incurred in connection with the sale of life insurance policies and annuity contracts. Our insurance subsidiaries are each required to file reports, generally including detailed annual financial statements, with insurance regulatory authorities in each of the jurisdictions in which they do business, and their operations and accounts are subject to periodic examination by such authorities. Our subsidiaries must also file, and in many jurisdictions and in some lines of insurance obtain regulatory approval for, rules, rates and forms relating to the insurance written in the jurisdictions in which they operate.

     The NAIC has established a program of accrediting state insurance departments. NAIC accreditation permits accredited states to conduct periodic examinations of insurance companies domiciled in such states. NAIC-accredited states will not accept reports of examination of insurance companies from unaccredited states except under limited circumstances. As a direct result, insurers domiciled in unaccredited states may be subject to financial examination by accredited states in which they are licensed, in addition to any examinations conducted by their domiciliary states. The accreditation of the New York Insurance Department, our principal insurance regulator, has been suspended as a result of the New York legislature's failure to adopt certain model NAIC laws, including provisions restricting dividends to holding companies. We believe that the suspension of the NAIC accreditation of the Department, even if continued, will not have a significant impact upon our ability to conduct our insurance businesses.

     State and Federal insurance and securities regulatory authorities and other state law enforcement agencies and attorneys general from time to time make inquiries regarding compliance by our insurance subsidiaries with insurance, securities and other laws and regulations regarding the conduct of our insurance and securities businesses. We endeavor to respond to such inquiries in an appropriate way and to take corrective action if warranted.

     HOLDING COMPANY REGULATION. We and our insurance subsidiaries are subject to regulation under the insurance holding company laws of various jurisdictions. The insurance holding company laws and regulations vary from jurisdiction to jurisdiction, but generally require an insurance holding company (and insurers that are subsidiaries of insurance holding companies) to register with state regulatory authorities and to file with those authorities certain reports, including information concerning their capital structure, ownership, financial condition, certain intercompany transactions and general business operations.

     State insurance statutes also typically place restrictions and limitations on the amount of dividends or other distributions payable by insurance company subsidiaries to their parent companies as well as on transactions between an insurer and its affiliates. See "Risk Factors -- Dividends may be affected by limitations imposed on Metropolitan Life Insurance Company" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- MetLife, Inc." The New York Insurance Law and the regulations thereunder also restrict the aggregate amount of investments Metropolitan Life Insurance Company may make in non-life insurance subsidiaries, and provide for detailed periodic reporting on subsidiaries.

     GUARANTY ASSOCIATIONS AND SIMILAR ARRANGEMENTS. Most of the jurisdictions in which we are admitted to transact business require life insurance companies doing business within the jurisdiction to participate in guaranty associations, which are organized to pay contractual benefits owed pursuant to insurance policies issued by impaired, insolvent or failed life insurance companies. These associations levy assessments, up to prescribed limits, on all member insurers in a particular state on the basis of the proportionate share of the premiums written by member insurers in the lines of business in which the impaired, insolvent or failed insurer is engaged. Some states permit member insurers to recover assessments paid through full or partial premium tax offsets.

     In none of the past five years have assessments levied against our insurance subsidiaries been material. While the amount and timing of future assessments are not predictable, we have established liabilities for guarantee fund assessments that we consider adequate for assessments with respect to insurance companies that are currently subject to insolvency proceedings.

     STATUTORY EXAMINATION. As part of their routine regulatory oversight process, state insurance departments conduct periodic detailed examinations of the books, records and accounts of insurance companies domiciled in their states. These examinations are generally conducted in cooperation with the departments of two or three other states under guidelines promulgated by the NAIC. The New York Insurance Department recently completed an examination of Metropolitan Life Insurance Company for the five-year period ended December 31, 1993. The New York Insurance Department's Report on Examination of Metropolitan Life Insurance Company as of December 31, 1993 found that, during the five-year examination period 1989 through 1993, Metropolitan Life Insurance Company failed to fully comply with the disclosure requirements of a New York Insurance Department regulation regarding replacements of certain of its insurance policies with other policies issued by it, and used certain policy forms that had not been filed with or approved by the Insurance Department. These findings resulted in a $250,000 fine and other remedies which, in our view, are not material to our business, financial condition or results of operations. The Report contained other findings which did not result in a fine. The New York Insurance Department recently commenced an examination of Metropolitan Life Insurance Company for each of the five years in the period ended December 31, 1998.

     State insurance departments also periodically conduct market conduct examinations of the sales practices of insurance companies, including our life insurance subsidiaries. Regulatory authorities in a small number of states, including both insurance departments and attorneys general, have ongoing investigations of our sales of individual life insurance policies or annuities, including investigations of alleged improper replacement transactions and alleged improper sales of insurance with inaccurate or inadequate disclosures as to the period for which premiums would be payable. Over the past several years, we have resolved a number of investigations by other regulatory authorities for monetary payments and certain other relief, and may continue to do so in the future.

     NAIC RATIOS. On the basis of statutory financial statements filed with state insurance regulators, the NAIC calculates annually twelve financial ratios to assist state regulators in monitoring the financial condition of insurance companies. A "usual range" of results for each ratio is used as a benchmark. Departure from the "usual range" on four or more of the ratios can lead to inquiries from individual state insurance departments. In each of the years 1996 through 1998, at most one ratio for Metropolitan Life Insurance Company fell outside the usual range.

     POLICY AND CONTRACT RESERVE SUFFICIENCY ANALYSIS. Under the New York Insurance Law, Metropolitan Life Insurance Company is required to conduct annually an analysis of the sufficiency of all life and health insurance and annuity statutory reserves. A qualified actuary must submit an opinion which states that the statutory reserves, when considered in light of the assets held with respect to such reserves, make good and sufficient provision for the associated contractual obligations and related expenses of the insurer. If such an opinion cannot be provided, the insurer must set up additional reserves by moving funds from surplus. Since the inception of this requirement, we have provided this opinion without any qualifications.

     STATUTORY INVESTMENT RESERVES. Statutory accounting practices require a life insurance company to maintain both an asset valuation reserve and an interest maintenance reserve to absorb both realized and unrealized gains and losses on a portion of its investments. The asset valuation reserve is a statutory reserve for fixed maturity securities, equity securities, mortgage loans, equity real estate, and other invested assets. The asset valuation reserve is designed to capture all realized and unrealized gains and losses on such assets, other than those resulting from changes in interest rates. The level of the asset valuation reserve is based on both the type of investment and its credit rating. In addition, the reserves required for similar investments, for example, fixed maturity securities, differ according to the credit ratings of the investments, which are based upon ratings established periodically by the NAIC Securities Valuation Office. The interest maintenance reserve applies to all types of fixed maturity securities, including bonds, preferred stocks, mortgage backed securities and mortgage loans. The interest maintenance reserve is designed to capture the net gains which are realized upon the sale of such investments and which result from changes in the overall level of interest rates. The captured net realized gains or losses are then amortized into income over the remaining period to the stated maturity of the investment sold. Any increase in the asset valuation reserve and interest maintenance reserve causes a reduction in our insurance companies' statutory capital and surplus which, in turn, reduces funds available for stockholder dividends.

     SURPLUS AND CAPITAL. The New York Insurance Law requires Metropolitan Life Insurance Company, as a New York domestic insurer, to maintain at least $300,000 in surplus. After the demutualization, Metropolitan Life Insurance Company will be required to maintain $2,000,000 in capital. In addition, prior to the demutualization, the New York Insurance Law limited the amount of surplus that Metropolitan Life Insurance Company, as a New York domestic mutual insurer, could accumulate. We intend to continue offering participating policies after the demutualization. We will be subject to statutory restrictions that limit to 10% the amount of statutory profits on participating policies written after the demutualization (measured before dividends to policyholders) that can inure to the benefit of stockholders. We believe that the impact of these restrictions on our earnings will not be significant.

     Our U.S. insurance subsidiaries are subject to the supervision of the regulators in each jurisdiction in which they are licensed to transact business. Regulators have discretionary authority, in connection with the continued licensing of these insurance subsidiaries, to limit or prohibit sales to policyholders if, in their judgment, the regulators determine that such insurer has not maintained the minimum surplus or capital or if further transaction of business will be hazardous to policyholders.

     RISK-BASED CAPITAL. Section 1322 of the New York Insurance Law requires that New York life insurers report their RBC based on a formula calculated by applying factors to various asset, premium and reserve items. The formula takes into account the risk characteristics of the insurer, including asset risk, insurance risk, interest rate risk and business risk. The New York Insurance Department uses the formula only as an early warning regulatory tool to identify possible inadequately capitalized insurers for purposes of initiating regulatory action, and not as a means to rank insurers generally. Section 1322 imposes broad confidentiality requirements on those engaged in the insurance business (including insurers, agents, brokers and others) and on the Insurance Department as to the use and publication of RBC data.

     Section 1322 gives the New York Superintendent of Insurance explicit regulatory authority to require various actions by, or take various actions against, insurers whose total adjusted capital does not exceed certain RBC levels. At September 30, 1999, Metropolitan Life Insurance Company's total adjusted capital was in excess of each of those RBC levels.

     The U.S. insurance subsidiaries of Metropolitan Life Insurance Company are also subject, each individually, to these same RBC requirements. At September 30, 1999, the RBC levels of these insurance subsidiaries also were in excess of the RBC threshold.

     The NAIC has recently adopted the Codification of Statutory Accounting Principles for life insurers, which is to become effective on January 1, 2001. Prior to implementation by Metropolitan Life Insurance Company, the Codification requires adoption by the New York Insurance Department, which may adopt the standards, in full or in part, or fail to adopt the standards. Based on a study commissioned by the NAIC, the overall impact to life insurers resulting from adoption of the codification is not expected to have a material adverse impact; however, a detailed analysis will be necessary to determine the actual impact of Codification on the statutory results of operations and statutory financial position of Metropolitan Life Insurance Company.

     REGULATION OF INVESTMENTS. Our insurance subsidiaries are subject to state laws and regulations that require diversification of our investment portfolios and limit the amount of investments in certain asset categories such as below investment grade fixed income securities, equity real estate, other equity investments and derivatives. Failure to comply with these laws and regulations would cause investments exceeding regulatory limitations to be treated as NON-ADMITTED ASSETS for purposes of measuring surplus, and, in some instances, would require divestiture of such non-qualifying investments. We believe that the investments made by our insurance subsidiaries complied with such regulations at September 30, 1999.

     FEDERAL INSURANCE INITIATIVES. Although the Federal government generally does not directly regulate the insurance business, Federal initiatives often have an impact on the business in a variety of ways. Current and proposed Federal measures that may significantly affect the insurance business include limitations on antitrust immunity and minimum solvency requirements. For a discussion of the Gramm-Leach-Bliley Act of 1999, permitting affiliations between banks and insurance companies, see "Business -- Competition".

     VALUATION OF LIFE INSURANCE POLICIES MODEL REGULATION. The NAIC has adopted a revision to the Valuation of Life Insurance Policies Model Regulation (known as XXX Regulation). This model regulation would establish new minimum statutory reserve requirements for certain individual life insurance policies written in the future. Before the new reserve standards can become effective, individual states must adopt the model regulation. If these reserve standards were adopted in their current form, companies selling certain individual life insurance products such as term life insurance with guaranteed premium periods and universal life insurance products with no-lapse guarantees would be required to redesign their products or hold increased reserves to be consistent with the new minimum standards with respect to policies issued after the effective date of the regulation. It is likely that the industry will encourage the states to adopt the regulation with an effective date of January 1, 2000. New York State adopted a regulation similar to the model regulation in 1994, and is considering amending its regulation to be consistent with XXX Regulation.

  BROKER-DEALER AND SECURITIES REGULATION

     Metropolitan Life Insurance Company, some of its subsidiaries and certain policies and contracts offered by them are subject to various levels of regulation under the Federal securities laws administered by the Securities and Exchange Commission. Metropolitan Life Insurance Company and some of its subsidiaries are investment advisers registered under the Investment Advisers Act of 1940, as amended. In addition, some separate accounts and a variety of mutual funds are registered under the Investment Company Act of 1940, as amended. Some annuity contracts and insurance policies issued by Metropolitan Life Insurance Company and some of its subsidiaries are funded by separate accounts, the interests in which are registered under the Securities Act of 1933, as amended. Metropolitan Life Insurance Company and some of its subsidiaries are registered as broker-dealers under the Securities Exchange Act of 1934, as amended, and with the National Association of Securities Dealers, Inc.

     Metropolitan Life Insurance Company also has certain pooled investment vehicles that are exempt from registration under the Securities Act and the Investment Company Act, but may be subject to certain other provisions of such acts.

     Federal and state securities regulatory authorities from time to time make inquiries regarding compliance by our subsidiaries with securities and other laws and regulations regarding the conduct of our securities businesses. We endeavor to respond to such inquiries in an appropriate way and to take corrective action if warranted.

     These laws and regulations are primarily intended to protect investors in the securities markets and generally grant supervisory agencies broad administrative powers, including the power to limit or restrict the conduct of business for failure to comply with such laws and regulations. We may also be subject to similar laws and regulations in the states and foreign countries in which we provide investment advisory services, offer the products described above or conduct other securities-related activities.

  ENVIRONMENTAL CONSIDERATIONS

     As owners and operators of real property, we are subject to extensive Federal, state and local environmental laws and regulations. Inherent in such ownership and operation is also the risk that there may be potential environmental liabilities and costs in connection with any required remediation of such properties. In addition, we hold equity interests in companies that could potentially be subject to environmental liabilities, although we routinely have environmental assessments performed with respect to real estate being acquired for investment and real property to be acquired through foreclosure. We cannot provide assurance that unexpected environmental liabilities will not arise. However, based on information currently available to management, management believes that any costs associated with compliance with environmental laws and regulations or any remediation of such properties will not have a material adverse effect on our business, results of operations and financial condition.

  ERISA CONSIDERATIONS

     We provide certain products and services to certain employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and/or the Internal Revenue Code of 1986, as amended (the "Code"). As such, our activities are subject to the restrictions imposed by ERISA and the Code, including the requirement under ERISA that fiduciaries must perform their duties solely in the interests of ERISA plan participants and beneficiaries and the requirement under ERISA and the Code that fiduciaries may not cause a covered plan to engage in certain prohibited transactions with persons who have certain relationships with respect to such plans. The applicable provisions of ERISA and the Code are subject to enforcement by the Department of Labor, the Internal Revenue Service and the Pension Benefit Guaranty Corporation.

     On December 13, 1993, the U.S. Supreme Court issued its opinion in John Hancock Mutual Life Insurance Company v. Harris Trust and Savings Bank. The Court held that certain assets in excess of amounts necessary to satisfy guaranteed obligations held by John Hancock in its general account under a participating group annuity contract are "plan assets" and therefore subject to certain fiduciary obligations under ERISA, which specifies that fiduciaries must perform their duties solely in the interest of ERISA plan participants and beneficiaries. The Court limited the imposition of ERISA fiduciary obligations in these instances to assets in an insurer's general account that were not reserved to pay benefits of guaranteed benefit policies (i.e., benefits whose value would not fluctuate in accordance with the insurer's investment experience). On December 22, 1997, the Secretary of Labor issued proposed regulations, providing guidance for the purpose of determining, in cases where an insurer issues one or more policies backed by the insurer's general account to or for the benefit of an employee benefit plan, the extent to which assets of the insurer constitute plan assets for purposes of ERISA and the Code. Final regulations will be issued after a notice and comment period. The regulations will apply only with respect to a policy issued by an insurer on or before December 31, 1998. In the case of such a policy, the regulations will generally take effect at the end of the 18-month period following the date such regulations become final. Generally, no person will be liable under ERISA or the Code for conduct occurring prior to the end of such 18-month period, where the basis of a claim is that insurance company general account assets constitute plan assets. Insurers issuing new policies after December 31, 1998 that are not guaranteed benefit policies will be subject to fiduciary obligations under ERISA.

     The regulations should indicate the requirements that must be met in order to satisfy ERISA's fiduciary standards. A review of our procedures with respect to our general account contracts will be required to ensure compliance with the regulations.

COMPETITION

     We believe that competition in our business segments is based on a number of factors, including service, product features, price, commission structure, financial strength, claims-paying ratings and name recognition. We compete with a large number of other insurers, as well as non-insurance financial services companies, such as banks, broker-dealers and asset managers, for individual consumers, employer and other group customers and agents and other distributors of insurance and investment products. Some of these companies offer a broader array of products, have more competitive pricing or, with respect to other insurers, have higher claims paying ability ratings. Some may also have greater financial resources with which to compete. National banks, with their pre-existing customer bases for financial services products, may increasingly compete with insurers who sell annuities, as a result of the U.S. Supreme Court's 1994 decision in NationsBank of North Carolina v. Variable Annuity Life Insurance Company. That decision permits national banks to sell annuity products of life insurers in some circumstances.

     On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Act of 1999, implementing fundamental changes in the regulation of the financial services industry in the United States. The Act permits mergers that combine commercial banks, insurers and securities firms under one holding company. Under the Act, national banks retain their existing ability to sell insurance products in some circumstances. In addition, bank holding companies that qualify and elect to be treated as "financial holding companies" may engage in activities, and acquire companies engaged in activities, that are "financial" in nature or "incidental" or "complementary" to such financial activities, including acting as principal, agent or broker in selling life, property and casualty and other forms of insurance, including annuities. A financial holding company can own any kind of insurance company or insurance broker or agent, but its bank subsidiary cannot own the insurance company. Under state law, the financial holding company would need to apply to the insurance commissioner in the insurer's state of domicile for prior approval of the acquisition of the insurer, and the Act provides that the commissioner, in considering the application, may not discriminate against the financial holding company because it is affiliated with a bank. Under the Act, no state may prevent or interfere with affiliations between banks and insurers, insurance agents or brokers, or the licensing of a bank or affiliate as an insurer or agent or broker. Until passage of the Gramm-Leach-Bliley Act, the Glass-Steagall Act of 1933, as amended, had limited the ability of banks to engage in securities-related businesses, and the Bank Holding Company Act of 1956, as amended, had restricted banks from being affiliated with insurance companies. With the passage of the Gramm-Leach-Bliley Act, among other things, bank holding companies may acquire insurers, and insurance holding companies may acquire banks. The ability of banks to affiliate with insurance companies may materially adversely affect all of our product lines by substantially increasing the number, size and financial strength of potential competitors.

     We must attract and retain productive sales representatives to sell our insurance, annuities and investment products. Strong competition exists among insurers for sales representatives with demonstrated ability. We compete with other insurers for sales representatives primarily on the basis of our financial position, support services and compensation and product features. From 1994 to 1998, the number of agents in the MetLife career agency system declined, from 9,521 to 6,853. We believe that the decline in the number of agents in our career agency system has stabilized, and we have undertaken several initiatives to grow our career agency force in the future. See "Business -- Individual Business -- Marketing and Distribution". We cannot provide assurance that these initiatives will succeed in attracting and retaining new agents. Sales of individual insurance, annuities and investment products and our results of operations and financial position could be materially adversely affected if we are unsuccessful in attracting and retaining agents.

     Many of our insurance products, particularly those offered by our Institutional Business segment, are underwritten yearly, and, accordingly, group purchasers may be able to obtain more favorable terms from competitors rather than renewing coverage with us. The effect of competition may, as a result, adversely affect the persistency of these and other products, as well as our ability to sell products in the future.

     The investment management and securities brokerage businesses have relatively few barriers to entry and continually attract new entrants. Many of these competitors offer a broader array of investment products and services and are better known than we as sellers of annuities and other investment products.

     The Clinton Administration and various members of Congress have also proposed reforms to the nation's health care system. While we do offer non-medical health insurance products such as group dental insurance, long-term care and disability insurance, we generally do not offer medical indemnity products or managed care products, and, accordingly, do not expect to be directly affected by such proposals to any significant degree. However, the uncertain environment resulting from health care reform could cause group health insurance providers to enter some of the markets in which we do business, thereby increasing competition.

CLAIMS PAYING ABILITY RATINGS

     Claims paying ability and financial strength ratings are a factor in establishing the competitive position of insurers. A ratings downgrade (or the potential for such a downgrade) of Metropolitan Life Insurance Company or any of our other subsidiaries could, among other things, increase the number of policies surrendered and withdrawals by policyholders of cash values from their policies, adversely affect relationships with broker-dealers, banks, agents, wholesalers and other distributors of our products and services, negatively impact new sales, adversely affect our ability to compete and thereby have a material adverse effect on our business, results of operations and financial condition. Our current claims paying ability and financial strength ratings are listed in the table below:

RATING
AGENCY                COMPANIES RATED                 RATING                RATING STRUCTURE
Standard &    Metropolitan Life Insurance               AA            Second highest of nine
Poor's        Company, New England Life           ("Very Strong")     ratings categories and
Ratings       Insurance Company, Security                             mid-range within the
Services      First Life Insurance Company,                           category based on modifiers
              Metropolitan Insurance and                              (e.g., AA+, AA and AA- are
              Annuity Company and                                     "Very Strong")
              Metropolitan Property and
              Casualty Insurance Company

RATING
AGENCY                COMPANIES RATED                 RATING                RATING STRUCTURE
Moody's       Metropolitan Life Insurance               Aa2           Second highest of nine
Investors     Company and New England Life       ("Excellent")(1)     ratings categories and
Service,      Insurance Company                                       mid-range within the
Inc.                                                                  category based on modifiers
                                                                      (e.g., Aa1, Aa2 and Aa3 are
                                                                      "Excellent")

              Security First Life Insurance             Aa3           Second highest of nine
              Company and Metropolitan           ("Excellent")(1)     ratings categories and
              Insurance and Annuity Company                           lower-range within the
                                                                      category based on modifiers

A.M. Best     Metropolitan Life Insurance               A+            Highest of nine ratings
Company,      Company and Metropolitan Tower       ("Superior")       categories and second
Inc.          Life Insurance Company                                  highest within the category
                                                                      based on modifiers (e.g.,
                                                                      A++ and A+ are "Superior"
                                                                      while A and A- are
                                                                      "Excellent")

              New England Life Insurance                 A            Second highest of nine
              Company, Security First Life         ("Excellent")      ratings categories and
              Insurance Company, Metropolitan                         highest within the category
              Insurance and Annuity Company,                          based on modifiers
              Texas Life Insurance Company
              and Metropolitan Property and
              Casualty Insurance Company

Duff &        Metropolitan Life Insurance               AA+           Second highest of eight
Phelps        Company, New England Life            ("Very High")      ratings categories and
Credit        Insurance Company and Security                          highest within the category
Rating Co.    First Life Insurance Company                            based on modifiers (e.g.,
                                                                      AA+, AA and AA- are "Very
                                                                      High")

---------------

(1) Moody's has placed its ratings described above under review for possible downgrade following our announcement that we had agreed to acquire GenAmerica Corporation. See "Business -- Proposed Acquisition of GenAmerica Corporation".

     The foregoing ratings reflect each rating agency's opinion of Metropolitan Life Insurance Company's and our other subsidiaries' financial strength, operating performance and ability to meet our obligations to policyholders and are not evaluations directed toward the protection of holders of MetLife, Inc.'s common stock.

EMPLOYEES

     At September 30, 1999, we employed approximately 42,300 employees. We believe that our relations with our employees are satisfactory.

LEGAL PROCEEDINGS

     We are currently defendants in approximately 400 lawsuits, including over 40 putative or certified class action lawsuits, raising allegations of improper marketing and sales of individual life insurance policies or annuities, which are referred to as "sales practices claims". Two of these putative class actions are filed in Canada, and the remainder are filed in the U.S. These cases are brought by or on behalf of policyholders and others and allege, among other claims, that individual life insurance policies were improperly sold in replacement transactions or with inadequate or inaccurate disclosure concerning the period for which premiums would be payable, or were misleadingly sold as savings or retirement plans. The classes proposed in the pending class actions are defined broadly enough, in the aggregate, to include a substantial number of active and lapsed policyholders who purchased individual life insurance policies and annuity contracts and certificates from Metropolitan Life Insurance Company or certain of its subsidiaries during the 1980s and 1990s. In California, Ohio and West Virginia, courts have certified or deemed certifiable classes on behalf of policyholders in those states who allegedly did not receive proper notice of replacement. A California trial court has also certified a class of California universal life policyholders who were charged amounts related to the deferred acquisition tax in their costs of insurance. As discussed below, the settlement announced on August 18, 1999 will apply to these actions. A Federal court in Massachusetts has certified a mandatory class involving certain former policyholders of New England Mutual Life Insurance Company, with which Metropolitan Life Insurance Company merged in 1996. The United States Court of Appeals remanded the case to the trial court for further consideration. A number of the sales practices claims pending in Federal courts have been consolidated as a multidistrict proceeding for pre-trial purposes in the United States District Court for the Western District of Pennsylvania and, as to former New England Mutual Life Insurance Company policyholders, in the United States District Court in Massachusetts. In another case, a New York Federal court has certified or conditionally certified some subclasses of purchasers of Metropolitan Life Insurance Company's policies and annuity contracts outside the U.S. and Canada. In the past, we have resolved some of the individual lawsuits through settlement, dispositive motion or, in a few instances, trial. Most of the current cases seek substantial damages, including in some cases punitive and treble damages and attorneys' fees. Additional litigation relating to our marketing and sales of individual life insurance may be commenced in the future.

     The following table sets forth the number of sales practices claims pending against Metropolitan Life Insurance Company and certain of its subsidiaries as of the dates indicated, the number of new claims during the periods ending on those dates and the total settlement payments made to resolve sales practices claims during those periods:

                                                                              AT OR FOR THE YEARS
                                                          AT OR FOR THE        ENDED DECEMBER 31,
                                                        NINE MONTHS ENDED     --------------------
                                                        SEPTEMBER 30, 1999      1998        1997
                                                        ------------------    --------    --------
Sales practices claims at period end (approximate)....           535              430         300
Number of new claims during period (approximate)......           105              130          60
Settlement payments during period (Dollars in
  millions)(1)........................................         $12.4            $14.3        $9.8

---------------
(1) Settlement payments represent payments made during the period in connection with settlements made in that period and in prior periods. Amounts do not include our attorneys' fees and expenses.

     On August 18, 1999, Metropolitan Life Insurance Company announced a settlement resolving the multidistrict litigation proceeding involving alleged improper sales practices currently pending in the United States District Court for the Western District of Pennsylvania. The settlement covers sales practices claims in connection with permanent life insurance policies and annuity contracts or certificates issued by Metropolitan Life Insurance Company or certain of its subsidiaries pursuant to sales made in the U.S. to individuals between January 1, 1982 and December 31,

1997. The class covered by the settlement includes owners of approximately six million in-force and terminated insurance policies and approximately one million in-force and terminated annuity contracts.

     The settlement should resolve each of the class action lawsuits relating to sales practices claims described above, other than the class action lawsuits involving former policyholders of New England Mutual Life Insurance Company and purchasers outside the U.S. of policies and annuity contracts of Metropolitan Life Insurance Company or certain of its subsidiaries. The settlement would also resolve the individual lawsuits relating to sales practices claims between January 1, 1982 and December 31, 1997, although the plaintiffs in those lawsuits may elect to be excluded from the settlement and pursue lawsuits on an individual basis against Metropolitan Life Insurance Company or certain of its subsidiaries.

     The court has preliminarily approved the settlement and has scheduled a fairness hearing on the settlement for December 2, 1999. The settlement is subject to the court's approval and the resolution of any appeals that are taken.

     The settlement provides for three forms of relief. General relief would be provided, in the form of free death benefits, automatically to class members who do not elect to exclude themselves from the settlement or who do not elect the claim evaluation procedures set forth in the settlement. The claim evaluation procedures permit a class member to have a claim evaluated by a third party under procedures set forth in the settlement. Claim awards made under the claim evaluation procedures will be in the form of policy adjustments, free death benefits or, in some instances, cash payments. In addition, class members who have or had an ownership interest in specified policies will also automatically receive deferred acquisition cost tax relief in the form of free death benefits. Approximately 20,000 class members covered by the settlement have elected to exclude themselves from the settlement. The settlement fixes the aggregate amounts that are available under each form of relief.

     We expect that the total cost to us of the settlement will be approximately $957 million. This amount is equal to the amount of the increase in liabilities for the death benefits and policy adjustments and the present value of expected cash payments to be provided to included class members, as well as attorneys' fees and expenses and estimated other administrative costs, but does not include the cost of litigation with policyholders who are excluded from the settlement. We believe that the cost to us of the settlement will be substantially covered by available reinsurance and the provisions made in our consolidated financial statements, and thus will not have a material adverse effect on our consolidated results of operations or financial condition. We have not yet made a claim under those reinsurance agreements and, although there is a risk that the carriers will refuse coverage for all or part of the claim, we believe this is very unlikely to occur. We believe we have made adequate provision in our consolidated financial statements for all probable losses for sales practices claims, including litigation costs involving policyholders who are excluded from the settlement.

     Regulatory authorities in a small number of states, including both insurance departments and attorneys general, have ongoing investigations of our sales of individual life insurance policies or annuities, including investigations of alleged improper replacement transactions and alleged improper sales of insurance with inaccurate or inadequate disclosures as to the period for which premiums would be payable. Over the past several years, we have resolved a number of investigations by other regulatory authorities for monetary payments and certain other relief, and may continue to do so in the future.

     Metropolitan Life Insurance Company is also a defendant in numerous lawsuits seeking compensatory and punitive damages for personal injuries allegedly caused by exposure to asbestos or asbestos-containing products. We have never engaged in the business of manufacturing, producing, distributing or selling asbestos or asbestos-containing products. Rather, these lawsuits, currently numbering in the thousands, have principally been based upon allegations relating to certain research, publication and other activities of one or more of Metropolitan Life Insurance Company's employees during the period from the 1920s through approximately the 1950s and alleging that Metropolitan Life Insurance Company learned or should have learned of certain health risks posed by asbestos and, among other things, improperly publicized or failed to disclose those health risks. Legal theories asserted against Metropolitan Life Insurance Company have included negligence, intentional tort claims and conspiracy claims concerning the health risks associated with asbestos. While Metropolitan Life Insurance Company believes it has meritorious defenses to these claims, and has not suffered any adverse judgments in respect of these claims, most of the cases have been resolved by settlements. Metropolitan Life Insurance Company intends to continue to exercise its best judgment regarding settlement or defense of such cases. The number of such cases that may be brought or the aggregate amount of any liability that Metropolitan Life Insurance Company may ultimately incur is uncertain. Significant portions of amounts paid in settlement of such cases have been funded with proceeds from a previously resolved dispute with Metropolitan Life Insurance Company's primary, umbrella and first level excess liability insurance carriers. Metropolitan Life Insurance Company is presently in litigation with several of its excess liability insurers regarding amounts payable under its policies with respect to coverage for these claims. The trial court has granted summary judgment to these insurers. Metropolitan Life Insurance Company has appealed. There can be no assurances regarding the outcome of this litigation or the amount and timing of recoveries, if any, from these excess liability insurers. Our asbestos-related litigation with these insurance carriers should have no effect on our recoveries under the excess insurance policies described below.

     The following table sets forth the total number of asbestos personal injury claims pending against Metropolitan Life Insurance Company as of the dates indicated, the number of new claims during the periods ending on those dates and the total settlement payments made to resolve asbestos personal injury claims during those periods:

                                                                              AT OR FOR THE YEARS
                                                          AT OR FOR THE        ENDED DECEMBER 31,
                                                        NINE MONTHS ENDED     --------------------
                                                        SEPTEMBER 30, 1999      1998        1997
                                                        ------------------    --------    --------
Asbestos personal injury claims at period end
  (approximate).......................................        60,000           72,000      71,000
Number of new claims during period (approximate)......        23,000           31,000      28,000
Settlement payments during period (Dollars in
  millions)(1)........................................         $77.4            $47.0       $27.3

---------------
(1) Settlement payments represent payments made during the period in connection with settlements made in that period and in prior periods. Amounts do not include our attorneys' fees and expenses and do not reflect amounts received from insurance carriers.

     We have recorded, in other expenses, charges of $499 million ($317 million after-tax), $1,895 million ($1,203 million after-tax), $300 million ($190 million after-tax) and $162 million ($103 million after-tax) for the nine months ended September 30, 1999 and for the years ended December 31, 1998, 1997 and 1996, respectively, for sales practices claims and claims for personal injuries caused by exposure to asbestos or asbestos-containing products. The charge for the nine months ended September 30, 1999 was principally related to the settlement of the multidistrict litigation proceeding including alleged improper sales practices, accruals for sales practices claims not covered by the settlement and other legal costs. The 1998 charge of $1,895 million was comprised of $925 million and $970 million for sales practices claims and asbestos-related claims, respectively. We recorded the accrual for sales practices claims based on preliminary settlement discussions and the settlement history of other insurers.

     Prior to the fourth quarter of 1998, we established a liability for asbestos-related claims based on settlement costs for claims that we had settled, estimates of settlement costs for claims pending against us and an estimate of settlement costs for unasserted claims. The amount for unasserted claims was based on management's estimate of unasserted claims that would be probable of assertion. A liability is not established for claims which we believe are only reasonably possible of assertion. Based on this process, our accrual for asbestos-related claims at December 31, 1997 was $386 million. Our potential liabilities for asbestos-related claims are not easily quantified, due to the nature of the allegations against us, which are not related to the business of manufacturing, producing, distributing or selling asbestos or asbestos-containing products, adding to the uncertainty in the number of claims brought against us.

     During 1998, we decided to pursue the purchase of insurance to limit our exposure to asbestos-related claims. In connection with our negotiations with the casualty insurers to obtain this insurance, we obtained information that caused us to reassess our accruals for asbestos-related claims. This information included:

     - Information from the insurers regarding the asbestos-related claims experience of other insureds, which indicated that the number of claims that were probable of assertion against us in the future was significantly greater than we had assumed in our accruals. The number of claims brought against us is generally a reflection of the number of asbestos-related claims brought against asbestos defendants generally and the percentage of those claims in which we are included as a defendant. The information provided to us relating to other insureds indicated that we had been included as defendants for a significant percentage of total asbestos-related claims and that we may be included in a larger percentage of claims in the future, because of greater awareness of asbestos litigation generally by potential plaintiffs and plaintiffs' lawyers and because of the bankruptcy and reorganization or the exhaustion of insurance coverage of other asbestos defendants; and that, although volatile, there was an upward trend in the number of total claims brought against asbestos defendants.

     - Information derived from actuarial calculations we made in the fourth quarter of 1998 in connection with these negotiations, which helped us to frame, define and quantify this liability. These calculations were made using, among other things, current information regarding our claims and settlement experience (which reflected our decision to resolve an increased number of these claims by settlement), recent and historic claims and settlement experience of selected other companies and information obtained from the insurers.

     Based on this information, we concluded that certain claims that previously were considered as only reasonably possible of assertion were now probable of assertion, increasing the number of assumed claims to approximately three times the number assumed in prior periods. As a result of this reassessment, we increased our liability for asbestos-related claims to $1,278 million at December 31, 1998.

     During 1998, we paid $1,407 million of premiums for excess of loss reinsurance and insurance policies and agreements, consisting of $529 million for the excess of loss reinsurance agreements for sales practices claims and excess mortality losses and $878 million for the excess insurance policies for asbestos-related claims.

     We obtained the excess of loss reinsurance agreements to provide reinsurance with respect to sales practices claims made on or prior to December 31, 1999 and for certain mortality losses in 1999. These reinsurance agreements have a maximum aggregate limit of $650 million, with a maximum sublimit of $550 million for losses for sales practices claims. This coverage is in excess of an aggregate self-insured retention of $385 million with respect to sales practices claims and $506 million, plus our statutory policy reserves released upon the death of insureds, with respect to life mortality losses. The maximum sublimit of $550 million for sales practices claims was within a range of losses that management believed were reasonably possible at December 31, 1998. Each excess of loss reinsurance agreement for sales practices claims and mortality losses contains an experience fund, which provides for payments to us at the commutation date if experience is favorable at such date. We account for the aggregate excess of loss reinsurance agreements as reinsurance; however, if deposit accounting were applied, the effect on our consolidated financial statements in 1998, and in 1999 and 2000, would not be significant. Under reinsurance accounting, the excess of the liability recorded for sales practices losses recoverable under the agreements of $540 million (representing the $925 million charge in 1998 less the $385 million retention under the agreements) over the premium paid of $529 million results in a deferred gain of $11 million which is being amortized into income over the settlement period from January 1999 through April 2000. Under deposit accounting, the premium would be recorded as an other asset rather than as an expense, and the reinsurance loss recoverable and the deferred gain would not have been recorded. Because the agreements also contain an experience fund which increases with the passage of time, the increase in the experience fund in 1999 and 2000 under deposit accounting would be recognized as interest income in an amount approximately equal to the deferred gain that will be amortized into income under reinsurance accounting.

     The excess insurance policies for asbestos-related claims provide for recovery of losses of up to $1,500 million, which is in excess of a $400 million self-insured retention ($878 million of which was recorded as a recoverable at December 31, 1998). The asbestos-related policies are also subject to annual and per-claim sublimits. Amounts are recoverable under the policies annually with respect to claims paid during the prior calendar year. Although amounts paid in any given year that are recoverable under the policies will be reflected as a reduction in our operating cash flows for that year, management believes that the payments will not have a material adverse effect on our liquidity. Each asbestos-related policy contains an experience fund and a reference fund that provides for payments to us at the commutation date if experience under the policy to such date has been favorable, or pro rata reductions from time to time in the loss reimbursements to us if the cumulative return on the reference fund is less than the return specified in the experience fund.

     We believe adequate provision has been made in our consolidated financial statements for all reasonably probable and estimable losses for sales policies and asbestos-related claims. We believe that the excess of loss reinsurance agreements should provide coverage for a portion of the multidistrict sales practices settlement described above, although we have yet to file a claim under those agreements. The increase in liabilities for death benefits and policy adjustments and the cash payments to be made under the settlement should be substantially offset by amounts recoverable under those agreements, as well as amounts provided in our consolidated financial statements, and accordingly we do not believe that they will have a material adverse effect on our consolidated financial condition, results of operations or cash flows in future periods.

     A purported class action suit involving policyholders in 32 states has been filed in a Rhode Island state court against Metropolitan Life Insurance Company's subsidiary, Metropolitan Property and Casualty Insurance Company, with respect to claims by policyholders for the alleged diminished value of automobiles after accident-related repairs. A similar "diminished value" allegation was made recently in a Texas Deceptive Trade Practices Act letter and lawsuit which involve a Metropolitan Property and Casualty Insurance Company policyholder. A purported class action has been filed against Metropolitan Casualty Insurance Company, a subsidiary of Metropolitan Property and Casualty Insurance Company, in Florida by a policyholder alleging breach of contract and unfair trade practices with respect to Metropolitan Casualty Insurance Company allowing the use of parts not made by the original manufacturer to repair damaged automobiles. These suits are in the early stages of litigation and Metropolitan Property and Casualty Insurance Company and Metropolitan Casualty Insurance Company intend to vigorously defend themselves against these suits. Similar suits have been filed against several other personal lines casualty insurers.

     The United States, the Commonwealth of Puerto Rico, and various hotels and individuals have sued MetLife Capital Corporation, a former subsidiary of MetLife, seeking damages for clean up costs, natural resource damages, personal injuries and lost profits and taxes based upon, among other things, a release of oil from a barge which was being towed by the Emily S. In connection with the sale of MetLife Capital, MetLife retained any liability related to this action.

MetLife Capital had entered into a sale and leaseback financing arrangement with respect to the Emily S. The plaintiffs have taken the position that MetLife Capital, as the owner of record of the Emily S, is responsible for all damages caused by the barge, including the oil spill. The governments of the United States and Puerto Rico have claimed damages in excess of $150 million. At a mediation, the action brought by the United States and Puerto Rico was conditionally settled, provided that the governments have access to additional sums from a fund contributed to by oil companies to help remediate oil spills. We can provide no assurance that this action will be settled in this manner.

     Various litigation, claims and assessments against us, in addition to those discussed above and those otherwise provided for in our consolidated financial statements, have arisen in the course of our business, including, but not limited to, in connection with our activities as an insurer, employer, investor, investment advisor and taxpayer. Further, state insurance regulatory authorities and other Federal and state authorities regularly make inquiries and conduct investigations concerning our compliance with applicable insurance and other laws and regulations.

     In some of the matters referred to above, very large and/or indeterminate amounts, including punitive and treble damages, are sought. While it is not feasible to predict or determine the ultimate outcome of all pending investigations and legal proceedings or provide reasonable ranges of potential losses, it is the opinion of our management that their outcomes, after consideration of available insurance and reinsurance and the provisions made in our consolidated financial statements, are not likely to have a material adverse effect on our consolidated financial condition. However, given the large and/or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on our operating results or cash flows in particular quarterly or annual periods.

PROPERTIES

     One Madison Avenue in New York, New York, serves as our headquarters, and it, along with the adjacent MetLife Tower, contains approximately 1.1 million rentable square feet, most of which we occupy. In addition to this property, we own 23 other buildings in the U.S. that we use in the operation of our business. These buildings contain approximately 4.7 million rentable square feet and are in the following states: Florida, Illinois, Massachusetts, Minnesota, New York, New Jersey, Ohio, Oklahoma, Pennsylvania, Rhode Island and Texas. We also lease space in approximately 1,000 other locations throughout the U.S., and these leased facilities consist of approximately 7.3 million rentable square feet. Approximately 58% of these leases are occupied by sales agencies for Individual Business, and we use the balance for our other business activities. We also own several buildings outside the U.S., comprising more than 48,000 rentable feet. We lease approximately 365,000 rental square feet in various locations outside the U.S. We believe that our properties are suitable and adequate for our current and anticipated business operations.

TRADEMARKS

     We have a worldwide trademark portfolio that we consider important in the marketing of our products and services, including, among others, the trademarks "MetLife" and the use of the Peanuts(TM) characters. We have the exclusive right to use the Peanuts(TM) characters in the area of financial services and health care services in the U.S. and some foreign countries under an advertising and premium agreement with United Feature Syndicate. The agreement with United Feature Syndicate expires on December 31, 2002. We believe that our rights in our trademarks are adequately protected.

                                   MANAGEMENT

     Set forth below is information regarding the directors and executive officers of MetLife, Inc. and Metropolitan Life Insurance Company.

NAME                          AGE(1)                         POSITION
----                          ------                         --------
Robert H. Benmosche.........    55     Chairman, President, Chief Executive Officer and
                                       Director
Curtis H. Barnette..........    64     Director
Gerald Clark................    55     Vice-Chairman, Chief Investment Officer and Director
Joan Ganz Cooney............    69     Director
Burton A. Dole, Jr..........    61     Director
James R. Houghton...........    63     Director
Harry P. Kamen..............    66     Director
Helene L. Kaplan............    66     Director
Charles M. Leighton.........    64     Director
Allen E. Murray.............    70     Director
Stewart G. Nagler...........    56     Vice-Chairman, Chief Financial Officer and Director
John J. Phelan, Jr..........    68     Director
Hugh B. Price...............    57     Director
Robert G. Schwartz..........    71     Director
Ruth J. Simmons.............    54     Director
William C. Steere, Jr.......    63     Director
Gary A. Beller..............    60     Senior Executive Vice-President and General Counsel
James M. Benson.............    52     President, Individual Business; Chairman, Chief
                                       Executive
                                       Officer and President, New England Life Insurance
                                       Company
C. Robert Henrikson.........    52     President, Institutional Business
Catherine A. Rein...........    56     Senior Executive Vice-President; President and Chief
                                       Executive Officer of Metropolitan Property and
                                       Casualty Insurance Company
William J. Toppeta..........    50     President, Client Services and Chief Administrative
                                       Officer
John H. Tweedie.............    54     Senior Executive Vice-President
Lisa M. Weber...............    36     Senior Vice-President, Human Resources
Judy E. Weiss...............    47     Executive Vice-President and Chief Actuary

---------------
(1) At October 1, 1999.

     Set forth below is biographical information for the directors and executive officers of MetLife, Inc. and Metropolitan Life Insurance Company:

     Robert H. Benmosche has been a director of MetLife, Inc. since August 1999 and a director of Metropolitan Life Insurance Company since 1997. Mr. Benmosche has been Chairman of the Board, President and Chief Executive Officer of MetLife, Inc. since September 1999. He has been Chairman of the Board, President and Chief Executive Officer of Metropolitan Life Insurance Company since July 1998, was President and Chief Operating Officer from November 1997 to June 1998, and was Executive Vice-President from September 1995 to October 1997. Previously, he was Executive Vice-President of PaineWebber Group Incorporated from 1989 to 1995.

     Curtis H. Barnette has been a director of MetLife, Inc. since August 1999 and a director of Metropolitan Life Insurance Company since 1994. Mr. Barnette has been Chairman of the Board and Chief Executive Officer of Bethlehem Steel Corporation since November 1992. He is a director of Owens Corning Incorporated.

     Gerald Clark has been a director of MetLife, Inc. since August 1999 and a director of Metropolitan Life Insurance Company since 1997. Mr. Clark has been Vice-Chairman of the Board and Chief Investment Officer of MetLife, Inc. since September 1999. He has been Vice-Chairman and Chief Investment Officer of Metropolitan Life Insurance Company since July 1998, was Senior Executive Vice-President and Chief Investment Officer from December 1995 to July 1998, and was Executive Vice-President and Chief Investment Officer from September 1992 to December 1995. Mr. Clark is a director of Credit Suisse Group.

     Joan Ganz Cooney has been a director of MetLife, Inc. since August 1999 and a director of Metropolitan Life Insurance Company since 1980. Ms. Cooney has served as Chairman of the Executive Committee of Children's Television Workshop since 1990. Ms. Cooney is a director of Johnson & Johnson Inc.

     Burton A. Dole, Jr. has been a director of MetLife, Inc. since August 1999 and a director of Metropolitan Life Insurance Company since 1996. Mr. Dole was Chairman of the Board of Nellcor Puritan Bennett, Incorporated from 1995 until his retirement in 1997. He had been the Chairman of the Board, President and Chief Executive Officer of Puritan Bennett, Incorporated from 1986 to 1995 and the President and Chief Executive Officer of Puritan Bennett, Incorporated from 1980 to 1986.

     James R. Houghton has been a director of MetLife, Inc. since August 1999 and a director of Metropolitan Life Insurance Company since 1975. Mr. Houghton has been the Chairman of the Board Emeritus of Corning Incorporated since 1996. He was the Chairman of the Board of Corning Incorporated from 1983 until his retirement in 1996. Mr. Houghton is a director of Corning Incorporated, Exxon Corporation and J.P. Morgan & Co. Incorporated.

     Harry P. Kamen has been a director of MetLife, Inc. since August 1999 and a director of Metropolitan Life Insurance Company since 1992. He was the Chairman of the Board and Chief Executive Officer of Metropolitan Life Insurance Company from April 1993 until his retirement in July 1998 and, in addition, was its President from December 1995 to November 1997. Mr. Kamen is a director of Banco Santander Central Hispano SA (Spain), Bethlehem Steel Corporation, the National Association of Securities Dealers, Inc., Nvest Corporation, a subsidiary of Metropolitan Life Insurance Company, and Pfizer, Inc.

     Helene L. Kaplan has been a director of MetLife, Inc. since August 1999 and a director of Metropolitan Life Insurance Company since 1987. Ms. Kaplan is of counsel to the law firm of Skadden, Arps, Slate, Meagher & Flom LLP. Ms. Kaplan is a director of Bell Atlantic Corporation, The Chase Manhattan Corporation, The May Department Stores Company and Mobil Corporation and a director-designate of Exxon Corporation.

     Charles M. Leighton has been a director of MetLife, Inc. since August 1999 and a director of Metropolitan Life Insurance Company since 1996. Mr. Leighton was the Chairman and Chief Executive Officer of the CML Group, Inc. from 1969 until his retirement in March 1998. CML Group, Inc. filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in December 1998. Mr. Leighton is a director of Nvest Corporation, a subsidiary of Metropolitan Life Insurance Company.

     Allen E. Murray has been a director of MetLife, Inc. since August 1999 and a director of Metropolitan Life Insurance Company since 1983. Mr. Murray was Chairman, President and Chief Executive Officer of Mobil Corporation from February 1986 until March 1993, and was Chairman and Chief Executive Officer from March 1993 until his retirement in March 1994. Mr. Murray is a director of Morgan Stanley Dean Witter & Co. and Minnesota Mining & Manufacturing Company.

     Stewart G. Nagler has been a director of MetLife, Inc. since August 1999 and a director of Metropolitan Life Insurance Company since 1997. Mr. Nagler has been Vice-Chairman of the Board and Chief Financial Officer of MetLife, Inc. since September 1999. He has been Vice-Chairman of the Board and Chief Financial Officer of Metropolitan Life Insurance Company since July 1998, and was its Senior Executive Vice-President and Chief Financial Officer from April 1993 to July 1998.

     John J. Phelan, Jr. has been a director of MetLife, Inc. since August 1999 and a director of Metropolitan Life Insurance Company since 1985. Mr. Phelan was Chairman and Chief Executive Officer of the New York Stock Exchange until his retirement in 1992. Mr. Phelan is a director of Eastman Kodak Company, Merrill Lynch & Co., Inc. and Sonat Inc.

     Hugh B. Price has been a director of MetLife, Inc. since August 1999 and a director of Metropolitan Life Insurance Company since 1994. Mr. Price has been President and Chief Executive Officer of the National Urban League, Inc. since 1994. Mr. Price is a director of Sears, Roebuck and Co. and Bell Atlantic Corporation.

     Robert G. Schwartz has been a director of MetLife, Inc. since August 1999 and a director of Metropolitan Life Insurance Company since 1980. Mr. Schwartz was Chairman of the Board, President and Chief Executive Officer of Metropolitan Life Insurance Company from September 1989 until his retirement in March 1993. Mr. Schwartz is a director of Mobil Corporation, COMSAT Corporation, Consolidated Edison Company of New York, Inc., Lone Star Industries, Inc., Lowe's Companies, Inc. and Potlatch Corporation.

     Ruth J. Simmons has been a director of MetLife, Inc. since August 1999 and a director of Metropolitan Life Insurance Company since 1995. Dr. Simmons has been President of Smith College since 1995. Prior to that time, she was Vice-Provost of Princeton University from 1992 to 1995. Dr. Simmons is a director of Pfizer Inc. and Texas Instruments, Inc.

     William C. Steere, Jr. has been a director of MetLife, Inc. since August 1999 and a director of Metropolitan Life Insurance Company since 1997. Mr. Steere has been Chairman of the Board and Chief Executive Officer of Pfizer Inc. since 1992. Mr. Steere is a director of Dow Jones & Company, Inc., Minerals Technologies, Inc. and Texaco Inc.

     Gary A. Beller has been Senior Executive Vice-President and General Counsel of MetLife, Inc. since September 1999 and of Metropolitan Life Insurance Company since February 1998. He was Executive Vice-President and General Counsel of Metropolitan Life Insurance Company from August 1996 to January 1998. Mr. Beller served as Executive Vice-President and Chief Legal Officer from November 1994 to July 1996. Mr. Beller served as Consultant and General Counsel to Metallgesellschaft Corp., the U.S. subsidiary of Frankfurt-based Metallgesellschaft A.G., from February 1994 to October 1994, and as an Executive Vice-President of American Express Company from January 1983 to February 1994.

     James M. Benson has been President of Individual Business of MetLife, Inc. since September 1999 and of Individual Business of Metropolitan Life Insurance Company since May 1999. He has been Chairman of New England Life Insurance Company since May 1998, Chief Executive Officer since January 1998, and President since June 1997. He was Chief Operating Officer of New England Life Insurance Company from June 1997 to December 1997. Mr. Benson was the President and Chief Operating Officer of The Equitable Companies Incorporated from February 1996 to May 1997, and was President of The Equitable Life Assurance Society of the United States from February 1994 to May 1997, Chief Executive Officer from February 1996 to May 1997, Chief Operating Officer from February 1994 to February 1996 and Senior Executive Vice-President from March 1993 to February 1994 .

     C. Robert Henrikson has been President of Institutional Business of MetLife, Inc. since September 1999 and of Institutional Business of Metropolitan Life Insurance Company since May 1999. He was Metropolitan Life Insurance Company's Senior Executive Vice-President,

Institutional Business, from December 1997 to May 1999, Executive
Vice-President, Institutional Business, from January 1996 to December 1997, Executive Vice-President, Pensions, from January 1995 to January 1996, and Senior Vice-President, Pensions, from January 1991 to January 1995.

     Catherine A. Rein has been Senior Executive Vice-President of MetLife, Inc. since September 1999 and President and Chief Executive Officer of Metropolitan Property and Casualty Insurance Company since March 1999. She has been Metropolitan Life Insurance Company's Senior Executive Vice-President since February 1998 and was Executive Vice-President from October 1989 to February 1998. Ms. Rein is a director of Corning Incorporated, The Bank of New York Company, Inc. and GPU, Inc.

     William J. Toppeta has been President of Client Services and Chief Administrative Officer of MetLife, Inc. since September 1999 and President of Client Services and Chief Administrative Officer of Metropolitan Life Insurance Company since May 1999. He was Metropolitan Life Insurance Company's Senior Executive Vice-President, Head of Client Services from March 1999 to May 1999, Senior Executive Vice-President, Individual Business, from February 1998 to March 1999, Executive Vice-President, Individual Business, from July 1996 to February 1998, Senior Vice-President from October 1995 to July 1996 and President and Chief Executive Officer, Canadian Operations, from January 1994 to October 1995.

     John H. Tweedie has been Senior Executive Vice-President of MetLife, Inc. since September 1999 and Senior Executive Vice-President, Finance and International, of Metropolitan Life Insurance Company since March 1999. He was Metropolitan Life Insurance Company's Senior Executive Vice-President from May 1998 to March 1999 and Executive Vice-President from January 1994 to April 1998.

     Lisa M. Weber has been Senior Vice-President of MetLife, Inc. since September 1999 and Senior Vice-President of Metropolitan Life Insurance Company and head of Human Resources since March 1998. Previously, she was Senior Vice-President of Human Resources of PaineWebber Group Incorporated, where she was employed for ten years.

     Judy E. Weiss has been Executive Vice-President and Chief Actuary of MetLife, Inc. since September 1999 and of Metropolitan Life Insurance Company since February 1998. She was Metropolitan Life Insurance Company's Senior Vice-President and Chief Actuary from June 1996 to February 1998 and Senior Vice-President from May 1991 to June 1996.

INFORMATION ABOUT THE BOARD OF DIRECTORS OF METLIFE, INC.

  RESPONSIBILITIES AND COMPOSITION OF THE BOARD

     The business of MetLife, Inc. is managed under the direction of its board of directors. The board consists of 16 directors, a majority of whom are Outside Directors. An "Outside Director" of MetLife, Inc. is a director who is not an officer or employee of MetLife, Inc. or of any entity controlling, controlled by, or under common control with MetLife, Inc., and is not the beneficial owner of a controlling interest in the voting stock of MetLife, Inc. or of any such entity.

     MetLife, Inc.'s certificate of incorporation provides that the directors will be divided into three classes, as nearly equal in number as possible, with the term of office of each class to be three years. The classes serve staggered terms, such that the term of office of one class of directors expires each year.

  BOARD COMMITTEES

     There are five standing committees of MetLife, Inc.'s board of directors that perform essential functions of the Board. The responsibilities of the standing committees are summarized below. Only Outside Directors may be members of the Audit, Compensation and Nominating and

Corporate Governance committees. From time to time, the board, in its discretion, may form other committees. Not less than one-third of the members of any board committee, including the standing committees, may consist of Outside Directors.

  THE EXECUTIVE COMMITTEE

     The Executive Committee, except as otherwise provided in MetLife, Inc.'s certificate of incorporation, in the intervals between meetings of the board of directors, will have and may exercise the powers and authority of the board of directors in the management of the property, affairs and business of MetLife, Inc., including the power to declare dividends.

     The Executive Committee currently consists of the following seven members:
Robert H. Benmosche, Chairman; James R. Houghton; Harry P. Kamen; Helene L. Kaplan; Charles M. Leighton; Allen E. Murray; and John J. Phelan, Jr.

  THE AUDIT COMMITTEE

     The Audit Committee, except as otherwise provided in any resolution of the board of directors, will have and may exercise the authority of the board of directors:

     - to recommend to the board of directors the selection of MetLife, Inc.'s independent certified public accountants;

     - to review the scope, plans and results relating to the internal and external audits of MetLife, Inc. and its financial statements;

     - to review the financial condition of MetLife, Inc.;

     - to monitor and evaluate the integrity of MetLife, Inc.'s financial reporting processes and procedures;

     - to assess the significant business and financial risks and exposures of MetLife, Inc. and to evaluate the adequacy of its internal controls in connection with such risks and exposures, including, but not limited to, accounting and audit controls over cash, securities, receipts, disbursements and other financial transactions; and

     - to review MetLife, Inc.'s policies on ethical business conduct and monitor its compliance with those policies.

The Audit Committee currently consists of the following six members: James R. Houghton, Chairman; Curtis H. Barnette; Burton A. Dole, Jr.; John J. Phelan, Jr.; Hugh B. Price; and William C. Steere, Jr.

  THE COMPENSATION COMMITTEE

     The Compensation Committee, except as otherwise provided in any resolution of the board of directors, will have and may exercise all the authority of the board of directors with respect to compensation, benefits and personnel administration of MetLife, Inc.'s employees, and:

     - will nominate persons for election or appointment by the board of directors of all principal officers (as determined by the Committee) and such other officers as the Committee may determine to elect or appoint as officers;

     - will evaluate the performance and recommend to the board of directors the compensation of such principal officers and such other officers as the Committee may determine;

     - may elect or appoint officers as provided in MetLife, Inc.'s by-laws;

     - may recommend to the board of directors any plan to issue options for the purchase of shares of the stock of MetLife, Inc. to its officers or employees and those of its subsidiaries; and

     - will administer the MetLife, Inc. 2000 Stock Incentive Plan.

     The Compensation Committee currently consists of the following seven members: Allen E. Murray, Chairman; Curtis H. Barnette; Joan Ganz Cooney; James
R. Houghton; Charles M. Leighton; Ruth J. Simmons; and William C. Steere, Jr.

  THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

     The Nominating and Corporate Governance Committee, except as otherwise provided in any resolution of the board of directors:

     - will make recommendations to the board of directors with respect to electing directors and filling vacancies on the Board;

     - will review and make recommendations to the board of directors with respect to the organization, structure, size, composition and operation of the board and its committees, including, but not limited to, the compensation for non-employee directors;

     - may recommend to the board of directors any plan to issue options for the purchase of shares of the stock of MetLife, Inc. to its non-employee directors;

     - will administer the MetLife, Inc. 2000 Directors Stock Plan; and

     - will review and make recommendations with respect to other corporate governance matters and matters that relate to the status of MetLife, Inc. as a publicly-traded company.

     The Nominating and Corporate Governance Committee currently consists of the following seven members: Helene L. Kaplan, Chairman; Curtis H. Barnette; James
R. Houghton; Harry P. Kamen; Allen E. Murray; John J. Phelan, Jr.; and William
C. Steere, Jr.

  THE CORPORATE SOCIAL RESPONSIBILITY COMMITTEE

     The Corporate Social Responsibility Committee, except as otherwise provided in any resolution of the board of directors, will exercise general supervision of MetLife, Inc.'s charitable contributions, public benefit programs, and other corporate responsibility matters.

     The Corporate Social Responsibility Committee currently consists of the following six members: Joan Ganz Cooney, Chairman; Gerald Clark; Burton Dole, Jr.; Helene L. Kaplan; Stewart G. Nagler; and Hugh B. Price.

  COMPENSATION OF DIRECTORS

     In 1999, Outside Directors receive an annual retainer fee of $50,000. At January 1, 2000, the annual retainer will increase to $60,000. Each chairman of a board committee receives a $5,000 annual retainer. Outside Directors are paid attendance fees of $2,000 on days that they attend one or two board or committee meetings held on the same day. If they attend more than two meetings on a single day, they are paid an additional $1,000 for each other meeting they attend on that day. Directors may defer the receipt of the payment of all or a portion of their retainer and attendance fees.

     MetLife provides $200,000 of life insurance to each Outside Director. MetLife will recover the premiums for each policy upon the death of the Outside Director. The cost to MetLife of providing this life insurance is nominal. MetLife also provides each of the Outside Directors with business travel accident coverage while traveling on MetLife business. The Outside Directors are eligible to participate in MetLife's Long-Term Care Insurance Program on a fully contributory basis.

     Outside Directors elected prior to October 1, 1999 participate in a charitable gift program under which each Outside Director is able to recommend one or more charitable or educational institutions to receive, in the aggregate, a $1 million contribution from MetLife in the name of the Outside Director. To finance this program, MetLife purchased and pays the premiums on life insurance policies covering the Outside Directors. The death benefits under the policies will be paid to MetLife. The cost to MetLife of providing this program is not significant. Outside Directors elected on or after October 1, 1999 are not eligible to participate in this program.

     Under the MetLife, Inc. 2000 Directors Stock Plan, the Nominating and Corporate Governance Committee may determine that up to one-half of an Outside Director's retainer and attendance fees be paid in common stock. The Directors Stock Plan also provides that the Nominating and Corporate Governance Committee may, with the board's approval, grant non-qualified stock options to the Outside Directors to purchase shares of MetLife, Inc. common stock at a price no less than the fair market value of a share of common stock on the grant date of the stock option. Any options granted before the fifth anniversary of the plan effective date will replace all or any portion of the Outside Directors' fees otherwise payable in cash. No stock options may be granted and no stock may be issued under the Directors Stock Plan in lieu of Outside Directors' fees before the first anniversary of the plan effective date. Up to a maximum of 500,000 shares may be issued under the Directors Stock Plan in lieu of fees and no more than 0.05% of the shares outstanding immediately after the plan effective date may be issued with respect to stock options under the Directors Stock Plan.

     Common stock paid in lieu of fees under the Directors Stock Plan may not be sold prior to the second anniversary of the plan effective date. Stock options granted under the Directors Stock Plan will generally be exercisable on the date of grant, but in no event exercised before the second anniversary of the plan effective date. Outside Directors may elect to receive all or a portion of their retainer and attendance fees that would otherwise be paid in cash with respect to services rendered after the second anniversary of the plan effective date in the form of common stock. In addition, an Outside Director may elect to defer receipt of any shares issuable under the terms of the Directors Stock Plan in lieu of their retainer and attendance fees and any dividends payable on the shares, until after he or she is no longer a director of MetLife, Inc.

     The board of directors may terminate, modify or amend the Directors Stock Plan at any time, subject, in certain instances, to shareholder approval, and prior to the fifth anniversary of the plan effective date, the approval of the New York Superintendent of Insurance. Unless terminated earlier by action of the board of directors, the 2000 Directors Stock Plan will continue in effect until no more shares are available for issuance pursuant to it.

     Metropolitan Life Insurance Company has entered into an agreement with Harry Kamen pursuant to which Mr. Kamen will serve as a consultant for the one year period of July 1, 1999 to June 30, 2000. Mr. Kamen will be paid for services rendered under the agreement up to an aggregate amount of $50,000. Pursuant to the agreement, Metropolitan Life Insurance Company will provide Mr. Kamen, at no charge to him, with an office and secretarial support, as well as a car for use in connection with service rendered under the agreement.

MANAGEMENT COMPENSATION

  EXECUTIVE COMPENSATION

     Since the formation of MetLife, Inc., in August 1999, none of its officers or other personnel has received any compensation from MetLife, Inc. All compensation has been paid by Metropolitan Life Insurance Company or New England Financial. It is expected that after the demutualization, all employees of MetLife, Inc., including the executive officers, will continue to be paid only by Metropolitan Life Insurance Company or its subsidiary with an allocation of their compensation to be made for services rendered to MetLife, Inc. MetLife, Inc. will pay the amount of such allocation to Metropolitan Life Insurance Company or its subsidiary pursuant to a cost allocation agreement. The information set forth below describes the components of the total compensation of the current and former Chief Executive Officers and the four other most highly compensated executive officers of Metropolitan Life Insurance Company for services rendered during the fiscal year ended December 31, 1998 (the "Named Executive Officers"). The Named Executive Officers other than Mr. Kamen are referred to as the "Current Named Executives".

                           SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM
                                       ANNUAL COMPENSATION        COMPENSATION
                                  -----------------------------   ------------
                                                                    LTIP(5)         ALL OTHER
NAME AND PRINCIPAL POSITION       YEAR    SALARY      BONUS(4)      PAYOUTS       COMPENSATION
---------------------------       ----    ------      --------      -------       ------------
Harry P. Kamen(1)...............  1998   $919,115(3) $1,340,000    $6,552,000       $795,419(6)
Chairman of the Board and Chief
Executive Officer
Robert H. Benmosche(2)..........  1998    723,847     1,340,000     1,226,000        184,674(6)
Chairman of the Board, President
and Chief Executive Officer
Gerald Clark....................  1998    614,770       886,000     1,269,000        171,013(6)
Vice-Chairman of the Board and
Chief Investment Officer
Stewart G. Nagler...............  1998    614,770       886,000     1,174,000        172,523(6)
Vice-Chairman of the Board and
Chief Financial Officer
James M. Benson.................  1998    600,000       943,000     1,086,674         34,300(7)
President, Individual Business;
Chairman of the Board, Chief
Executive Officer and President,
New England Life Insurance
Company
C. Robert Henrikson.............  1998    500,000       676,000       831,000         88,416(6)
President, Institutional
Business

---------------
(1) Mr. Kamen retired on July 1, 1998.

(2) Mr. Benmosche was elected Chairman of the Board, President and Chief Executive Officer effective July 1, 1998; before that, he was President and Chief Operating Officer.

(3) Mr. Kamen entered into an agreement with Metropolitan Life Insurance Company pursuant to which he served as a consultant from July 1, 1998 to June 30, 1999 for a fee of $500,000. For the period from July 1, 1998 to December 31, 1998, Mr. Kamen received $284,500 of the total fee, which amount is reflected in this salary number. The agreement expired by its terms on June 30, 1999, at which time a new agreement between Metropolitan Life Insurance Company and Mr. Kamen became effective. See "Management -- Compensation of Directors" for a description of the new agreement.

(4) Actual annual incentive awards based on 1998 performance were paid in the first quarter of 1999. For all Named Executive Officers, other than Mr. Benson, such award was paid pursuant to the MetLife Annual Variable Incentive Plan. Mr. Benson's award was paid pursuant to the New England Financial Short-Term Executive Incentive Plan.

(5) Long-Term Performance Compensation Plan payouts for services performed during the three-year performance period 1996-1998 were made in the first quarter of 1999. Mr. Kamen's payment also includes $4,000,000 that was paid in 1999 as a result of performance under a special long-term plan in effect from January 1, 1995 through June 30, 1998. Mr. Benson was paid pursuant to New England Financial's Long-Term Plans, with payment for services performed during the 1996-1998 performance period made in the first quarter of 1999.

(6) Includes: MetLife contributions to the Savings and Investment Plan for Employees of MetLife and Participating Affiliates of $6,400 for each of the above named individuals; MetLife contributions to the Auxiliary Savings and Investment Plan as follows: Mr.
Kamen: $26,985; Mr. Benmosche: $51,720; Mr. Clark: $45,855; Mr. Nagler: $45,775;
and Mr. Henrikson: $29,065; payments representing portion of split dollar life insurance premiums paid by MetLife as follows: Mr. Kamen: $403,765; Mr.
     Benmosche: $126,554; Mr. Clark: $118,758; Mr. Nagler: $120,348; and Mr.
     Henrikson: $52,951; and a $358,269 payment to Mr. Kamen in lieu of unused vacation days accumulated over a period of years.

(7) Includes: company contributions to the New England Profit Sharing Plan and Trust (a 401(k) plan) of $8,200 and $26,100 to the New England Select Employees Supplemental 401(k) Plan.

              LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                                         ESTIMATED FUTURE PAYOUTS UNDER NON-STOCK
                                                                    PRICE BASED PLANS
                                                         ----------------------------------------
                                                                        ESTIMATED
                                          PERFORMANCE    THRESHOLD       TARGET         MAXIMUM
NAME                                        PERIOD        PAYMENT      PAYMENT(A)       PAYMENT
----                                      -----------    ---------     ----------       -------
Harry P. Kamen..........................   1998-2000         $0        $  520,800     $1,041,600
Robert H. Benmosche.....................   1998-2000          0         2,255,500      4,511,000
Gerald Clark............................   1998-2000          0         1,244,300      2,488,600
Stewart G. Nagler.......................   1998-2000          0         1,244,300      2,488,600
James M. Benson.........................   1998-2000          0         1,200,000      2,400,000
C. Robert Henrikson.....................   1998-2000          0           925,000      1,850,000

---------------
(a) Estimated target payments under the MetLife Long-Term Performance Compensation Plan for all Named Executive Officers other than Mr. Benson, whose payments are made pursuant to New England Financial's Long-Term Plans. Actual target payments will be based on the average of the year-end annual base salaries over the three-year performance period, except in the case of Mr. Kamen, whose estimated target payment is prorated as a result of his retirement on July 1, 1998, and Mr. Benson, whose target will remain at $1,200,000, regardless of changes in his annual base salary.

  METLIFE RETIREMENT PLAN INFORMATION

     The following table shows the estimated annual retirement benefits payable at normal retirement age (generally 65) to a person retiring with the indicated final average pay and years of credited service on a 30% joint and survivor basis, if married, and on a straight life annuity basis with a 5-year guarantee, if single, under the Metropolitan Life Retirement Plan for United States Employees (the "Retirement Plan"), as supplemented by the Metropolitan Life Supplemental Retirement Benefit Plan (the "Supplemental Retirement Plan") and the Supplemental Auxiliary Retirement Benefit Plan (the "Auxiliary Plan"), each as described below. Except for Mr. Benson, each of the Current Named Executives participates in the Retirement Plan, the Supplemental Retirement Plan and the Auxiliary Plan. Mr. Benson participates in separate New England Financial plans.

                    ESTIMATED ANNUAL BENEFITS OF RETIREMENT
                    WITH INDICATED YEARS OF CREDITED SERVICE

FINAL
AVERAGE PAY   10 YEARS   15 YEARS   20 YEARS    25 YEARS     30 YEARS     35 YEARS     40 YEARS
-----------   --------   --------   --------    --------     --------     --------     --------
$  500,000    $ 83,020   $124,520   $166,030   $  207,540   $  249,050   $  290,560   $  303,060
   750,000     125,520    188,270    251,030      313,790      376,550      439,310      458,060
 1,000,000     168,020    252,020    336,030      420,040      504,050      588,060      613,060
 1,250,000     210,520    315,770    421,030      526,290      631,550      736,810      768,060
 1,500,000     253,020    379,520    506,030      632,540      759,050      885,560      923,060
 1,750,000     295,520    443,270    591,030      738,790      886,550    1,034,310    1,078,060
 2,000,000     338,020    507,020    676,030      845,040    1,014,050    1,183,060    1,233,060
 2,250,000     380,520    570,770    761,030      951,290    1,141,550    1,331,810    1,388,060
 2,500,000     423,020    634,520    846,030    1,057,540    1,269,050    1,480,560    1,543,060

     The annual retirement benefit under the Retirement Plan, the Supplemental Retirement Plan and the Auxiliary Plan is generally equal to the product of
(a)(i) a percentage of an executive's "final average compensation" up to his or her "covered compensation" (i.e., the average of the social security taxable wage base for the 35 years up to the date the executive attains social security retirement age), plus (ii) a percentage of the executive's "final average compensation" in excess of his or her "covered compensation", and the sum thereof times (iii) years of "credit services" not exceeding 35 years, and (b) a percentage of "final average compensation" multiplied by years of "credit service" in excess of 35 years. "Final average compensation" is defined as the highest average "annual compensation" of an executive for any 60 consecutive months in the 120 months of service prior to the executive's retirement. "Annual Compensation" used to determine the retirement benefit under the Retirement Plan, the Supplemental Retirement Plan and the Auxiliary Plan consists of "annual basic compensation" which includes annual base salary, overtime payments, and payments for non-normal work hours and "annual variable incentive compensation" which includes payments under the annual incentive plans and the annual variable incentive plan. Such "compensation" is generally the same as the compensation reflected in the "salary" and "bonus" columns of the Summary Compensation Table. The Supplemental Retirement Plan and the Auxiliary Plan are designed to provide benefits which eligible employees would have received under the Retirement Plan but for limits applicable under the Retirement Plan. At December 31, 1998 (assuming retirement as of such date), the estimated "final average compensation" under the Retirement Plan, the Supplemental Retirement Plan and the Auxiliary Plan is $1,028,000 for Mr. Benmosche, $1,062,800 for Mr. Clark, $1,107,950 for Mr. Nagler and $709,480 for Mr. Henrikson. The estimated years of credited service under the Retirement Plan, the Supplemental Retirement Plan and the Auxiliary Plan as of such date is three years for Mr. Benmosche, 30 years for Mr. Clark, 36 years for Mr. Nagler and 26 years for Mr. Henrikson.

  NEW ENGLAND RETIREMENT PLAN INFORMATION

     The following table shows the estimated annual retirement benefits payable at normal retirement age (generally 65) to a person retiring with the indicated final average pay and years of credited service on a straight life annuity basis under The New England Retirement Plan and

Trust, as supplemented by The New England Supplemental Retirement Plan and The New England Select Employees Supplementary Retirement Plan, each as described below:

                    ESTIMATED ANNUAL BENEFITS OF RETIREMENT
                    WITH INDICATED YEARS OF CREDITED SERVICE

                           YEARS OF CREDITED SERVICE

FINAL
AVERAGE PAY     10 YEARS   15 YEARS   20 YEARS    25 YEARS     30 YEARS
-----------     --------   --------   --------    --------     --------
 $  500,000     $ 96,755   $145,133   $193,510   $  241,888   $  254,388
    750,000      146,755    220,133    293,510      366,888      379,888
  1,000,000      196,755    295,133    393,510      491,888      504,888
  1,250,000      246,755    370,133    493,510      616,888      629,888
  1,500,000      296,755    445,133    593,510      741,888      754,888
  1,750,000      346,755    520,133    693,510      866,888      879,888
  2,000,000      396,755    595,133    793,510      991,888    1,004,388
  2,250,000      446,755    670,133    893,510    1,116,888    1,129,388
  2,500,000      496,755    745,133    993,510    1,241,888    1,254,388

     The annual benefit under The New England Retirement Plan and Trust, The New England Supplemental Retirement Plan and The New England Select Employees Supplementary Retirement Plan is generally equal to the sum of (a) the product of a percentage of an executive's "final average compensation" times years of service up to 25 and (b) the product of a different percentage of an executive's "final average compensation" for years 26 to 30 times such years of service, less (c) the product of a percentage of an executive's age 65 social security benefit times years of service up to 25 years of service. "Final average compensation" is defined as the highest five years of eligible compensation of an executive during the last ten years of service prior to the executive's retirement. "Compensation" used to determine the retirement benefit under The New England Retirement Plan and Trust, The New England Supplemental Retirement Plan and The New England Select Employees Supplementary Retirement Plan consists of salary paid to an executive, including eligible incentive compensation and salary deferrals to Section 125 and Section 401(k) plans. Such Compensation is generally the same as the compensation reflected in columns "Salary" and "Bonus" on the Summary Compensation Table. The New England Supplemental Retirement Plan and The New England Select Employees Supplementary Retirement Plan are designed to provide benefits which eligible employees would have received under The New England Retirement Plan and Trust but for limits applicable under The New England Retirement Plan and Trust. The estimated "final average pay" for Mr. Benson under The New England Retirement Plan and Trust, The New England Supplemental Retirement Plan and The New England Select Employees Supplementary Retirement Plan at December 31, 1998 (assuming retirement at such date) is $1,305,500 and the estimated years of credited service under such Plans at such date is 1.5 years. In addition, Mr. Benson's employment agreement provides for an enhanced retirement benefit of $400,000 vesting in equal annual installments over ten years and payable at age 62 as a 20-year life annuity. At December 31, 1998, Mr. Benson was vested as to 10% of this benefit, or $40,000 per annum. In the event of a termination by New England Financial "without cause" or by Mr. Benson for "good reason" (as each such term is defined in the agreement), the enhanced retirement benefit will retroactively vest at double the above rate.

  LONG-TERM INCENTIVE COMPENSATION PLANS

     METLIFE LONG-TERM PERFORMANCE COMPENSATION PLAN. All officers at the level of senior vice-president and above and select vice-presidents are eligible to participate in the MetLife Long-Term Performance Compensation Plan (the "Long-Term Plan"). The Long-Term Plan is a three-year plan with a new plan period beginning each January 1. Under the Long-Term Plan, performance objectives for the enterprise are established at the beginning of each three-year performance period and may include specific objectives for earnings and return on equity, as well as management performance against select strategic objectives. At the end of the performance period, the performance of MetLife is judged against the set objectives, with some results compared relatively to the results of other companies in the insurance and financial service industries. Actual performance, expressed as a percentage, may range from 0% to 200%. This percentage is multiplied by the participants' total incentive opportunities to establish the aggregate incentive fund for distribution. Individual awards are recommended by management and are reflective of the participant's individual performance and relative contribution to the long-range results of MetLife. Senior management approves all awards before they are submitted to the Compensation Committee of the board, which is comprised of Outside Directors, and to the full board for approval. Any award under the Long-Term Plan in each performance period will become payable only upon approval of the board in its discretion and will be paid in the year immediately following the end of each performance period.

     NEW ENGLAND FINANCIAL LONG-TERM INCENTIVE PLANS. New England Financial maintains a substantially similar Long-Term Incentive Plan and a long-term performance plan for the benefit of certain of its officers, under which any amounts payable are determined based on the performance of New England Financial and the individual's contribution to its success.

     In addition, New England Financial maintains a Long-Term Growth Incentive Plan under which the personnel committee awards certain of its officers "growth units" that accrue value over a three year performance cycle based on GAAP equity and the present value of future profits on all in-force business. At the end of the three year performance cycle, the growth in value of the "growth units" is determined by the board and paid in cash to each participant still employed with the company.

     Each of the Current Named Executives participates in the MetLife Long-Term Plan, except Mr. Benson who participates in the New England Financial plans. See "-- Management Compensation -- Long-Term Incentive Plan Awards in Last Fiscal Year".

  SHORT-TERM INCENTIVE PLANS

     METLIFE ANNUAL VARIABLE INCENTIVE PLAN. Persons exempt under the Fair Labor Standards Act who are not participating in an alternative annual incentive plan are eligible to participate in the Annual Variable Incentive Plan (the "Annual Incentive Plan"). Under the Annual Incentive Plan, a formula including performance objectives for operating earnings and return on equity is established at the beginning of each calendar year to determine the maximum aggregate incentive pool for distribution under the plan. The actual incentive pool will be established at the end of each year based on the actual operating earnings relative to return on equity target by using the formula. Eighty percent of this pool is distributed based on corporate results, while 20% is distributed based on business unit performance. In all incentive award determinations, individual performance is a significant factor in the manager's determination of the amount of an individual's actual final incentive award. Final approval of individual incentive awards rests with senior management. Awards for certain senior officers (executive vice-president and above) are submitted to the Compensation Committee of the board, comprised of Outside Directors, and to the full board for approval and endorsement. Awards are payable in cash as soon as practicable after individual award amounts have been approved. There is no maximum on individual awards, but there is no guarantee an individual will receive an award. The total of all individual awards may not exceed the maximum aggregate incentive pool. Each of the Current Named Executives participates in the MetLife Annual Incentive Plan, except Mr. Benson, who participates in the New England Financial plan.

     NEW ENGLAND FINANCIAL ANNUAL VARIABLE INCENTIVE PLAN. New England Financial maintains a substantially similar Short-Term Executive Incentive Plan (the "New England Financial Plan") for the benefit of certain of its officers, under which any amounts payable are determined based on the performance of New England Financial and the individual's contribution to its success. Under the New England Financial Plan, in determining the amounts available for incentive payments, key considerations include financial results and growth compared to target and business plan, together with non-financial objectives and judgment of the Personnel Committee, and results are compared with the results of other insurance and financial services companies. Specific percentages are established under the New England Financial Plan with respect to the portion of the award that is based on business unit performance, and such performance is an important consideration in determining an individual's award. The maximum award payable to any given individual under the New England Financial Plan is capped at 200% of the target award amount.

  METLIFE, INC. 2000 STOCK INCENTIVE PLAN

     The Compensation Committee of the board of directors of MetLife, Inc. will administer the MetLife, Inc. 2000 Stock Incentive Plan (the "Stock Incentive Plan"). Under the Stock Incentive Plan, the Compensation Committee may from time to time grant stock options for the purchase of common stock to officers (including officers who are also directors), employees and insurance agents of MetLife, Inc. and its subsidiaries, provided that the Compensation Committee may not grant any stock or stock options prior to the first anniversary of the plan effective date. The Compensation Committee may, in its discretion, delegate its authority and power under the Stock Incentive Plan to MetLife, Inc.'s Chief Executive Officer with respect to individuals who are below the rank of Senior Vice-President. Such delegation of authority is limited to 1.5% of the total number of shares authorized for issuance under the Stock Incentive Plan, and no individual may receive more than 5% of the shares of the Chief Executive Officer's total authorization in any twelve-month period.

     The maximum number of shares issuable under the Stock Incentive Plan is 5% of the shares outstanding immediately after the effective date of the plan of reorganization, reduced by the shares issuable pursuant to options granted under the MetLife, Inc. 2000 Directors Stock Plan. The maximum number of shares which may be subject to awards under the Stock Incentive Plan may not exceed 60% of the shares available under the Stock Incentive Plan prior to the second anniversary of the effective date of the plan of reorganization or 80% of the shares available under the Stock Incentive Plan prior to the third anniversary of the effective date of the plan of reorganization. No participant in the Stock Incentive Plan may be granted, during any five-year period, options in respect of more than 5% of the shares available for issuance under the Stock Incentive Plan. The shares to be issued under the Stock Incentive Plan may be authorized but unissued shares or treasury shares. Upon the occurrence of certain events that affect the capitalization of MetLife, Inc., appropriate adjustments will be made in the number of shares that may be issued under the Stock Incentive Plan in the future and in the exercise price under outstanding grants made before the event. If any grant is for any reason canceled, terminated or otherwise settled without the issuance of some or all of the shares of common stock subject to the grant, such shares will be available for future grants.

     The board of directors of MetLife, Inc. may terminate, modify or amend (subject, in some cases, to the approval of its stockholders and, prior to the fifth anniversary of the initial public offering, to the approval of the New York Superintendent of Insurance) the Stock Incentive Plan at any time, but such termination, modification or amendment may not adversely affect any stock option then outstanding under the Stock Incentive Plan without the consent of the recipient thereof. The Stock Incentive Plan will continue in effect until it is terminated by the board of directors or until no more shares are available for issuance, but stock options granted prior to such date shall continue in effect until they expire in accordance with their terms.

     The Compensation Committee may grant nonqualified stock options and stock options qualifying as incentive stock options under the Internal Revenue Code of 1986, as amended. The exercise price per share of common stock subject to either a nonqualified stock option or an incentive stock option will be not less than the fair market value (as defined in the Stock Incentive Plan) of such share on the date of grant of such option. To exercise an option, a holder may pay the exercise price as permitted by the Compensation Committee (1) in cash, (2) by delivering on the date of exercise other shares of common stock owned by the holder, (3) through an arrangement with a broker approved by MetLife, Inc. for the payment of the exercise price with the proceeds of the sale of shares of common stock owned by the holder, or (4) by a combination of the foregoing. Options generally may not be transferred by the grantee, except in the event of death. The Compensation Committee may, in its discretion, permit the transfer of nonqualified stock options by gift or domestic relations order to the participant's immediate family members.

     Each option will generally become exercisable on a cumulative basis in three approximately equal installments on each of the first three anniversaries of the date of grant thereof, provided, that in no event will any option be or become exercisable prior to the second anniversary of the plan effective date. In addition, the Compensation Committee may establish longer periods of service or performance-based criteria at the time of the grant. The term of each option will be fixed by the Compensation Committee but may not be more than ten years from its date of grant.

     Any option granted to an insurance agent will comply with the provisions of
Section 4228 of the New York Insurance Law and any regulations thereunder.

     In the event of the termination of service of a grantee by reason of death, any options previously granted to such grantee will become immediately exercisable in full and may be exercised by the grantee's designated beneficiary at any time prior to the expiration of the term of the options or within three years following the grantee's death, whichever occurs first (or such shorter time as the Compensation Committee may determine at the time of grant).

     In the event of the termination of service of a grantee by reason of disability or approved retirement (as defined in the Stock Incentive Plan), any option previously granted to such grantee will continue to vest as if the grantee's service had not terminated. A grantee may exercise any vested option in full for a period of three years following termination of employment (or such shorter period as the Compensation Committee shall determine at the time of grant) or, if earlier, the expiration of the term of the option. In the event of the termination of service of a grantee for cause (as defined in the Stock Incentive Plan), the grantee will forfeit any outstanding options. In the event of the termination of service of a grantee in connection with a divestiture of a business unit or subsidiary or similar transaction, the Compensation Committee may provide that all or some outstanding options will continue to become exercisable and may be exercised at any time prior to the expiration of the term of the options or within three years following the grantee's termination of service (or such shorter time as the Compensation Committee may determine at or following the time of grant) or, if earlier, the expiration of the term of the option. In general, in the event of the termination of service of a grantee for any reason other than in connection with certain divestitures of a subsidiary or business unit, for disability, death, approved retirement or cause, any options granted to such grantee exercisable at the date of termination will remain exercisable for a period of 30 days (or, if earlier, the expiration of the term of the options).

     Upon a change of control (as defined in the Stock Incentive Plan), each option then outstanding will become fully exercisable regardless of the exercise schedule otherwise applicable. In connection with such change of control, the Compensation Committee may, in its discretion, require that, upon the change of control, each such option be canceled in exchange for a payment in an amount equal to the excess, if any, of the change of control price (as defined in the Stock Incentive Plan) over the exercise price of the option. In addition, no cancellation, acceleration of exercisability, cash settlement or other payment for options will occur upon a change of control if the Compensation Committee determines in good faith that an alternate award (as defined in the Stock Incentive Plan) will be issued by the acquiror in the change of control.

  FEDERAL INCOME TAX ASPECTS

     The following is a brief summary of the Federal income tax consequences of awards under the Stock Incentive Plan based on the Federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

     No taxable income is realized by the grantee upon the grant or exercise of an Incentive Stock Option (an "ISO"). If a grantee does not sell the stock received upon the exercise of an ISO ("ISO Shares") for at least two years from the date of grant and one year from the date of exercise, when the ISO Shares are sold any gain or loss realized will be treated as long-term capital gain or loss. In such circumstances, no deduction will be allowed to the grantee's employer for Federal income tax purposes.

     If ISO Shares are disposed of prior to the expiration of the holding periods described above, the grantee generally will realize ordinary income at that time equal to the lesser of the excess of the fair market value of the shares at exercise over the price paid for such ISO Shares or the actual gain on the disposition. The grantee's employer will generally be entitled to deduct any such recognized amount. Any further gain or loss realized by the grantee will be taxed as short-term or long-term capital gain or loss. Subject to certain exceptions for disability or death, if an ISO is exercised more than three months following the termination of the grantee's employment, the ISO will generally be taxed as a nonqualified stock option.

     No income is realized by the grantee at the time a nonqualified stock option is granted. Generally upon exercise of a nonqualified stock option, the grantee will realize ordinary income in an amount equal to the difference between the price paid for the shares and the fair market value of the shares on the date of exercise. The grantee's employer will generally be entitled to a tax deduction in the same amount and at the same time as the grantee recognizes ordinary income. Any appreciation or depreciation after the date of exercise will be treated as either short-term or long-term capital gain or loss, depending upon the length of time that the grantee has held the shares.

  EMPLOYMENT-RELATED AGREEMENTS

     Metropolitan Life Insurance Company has entered into employment continuation agreements with several of its key executives, including each of the Current Named Executives. These agreements, the provisions of which only become effective upon the occurrence of a change of control or a potential change of control (as defined in such agreements), are intended generally to preserve for the covered executives the same duties, responsibilities and compensation opportunities for a period of three years following a change of control as were in effect prior to such an event. Accordingly, after the occurrence of such a change of control event, the agreements provide for certain minimum levels with respect to a covered executive's base salary, incentive compensation opportunities and participation in employee benefit plans. These agreements also generally assure the covered executive that he or she will not incur a significant change in the other terms and conditions of his or her employment. If the successor management does not honor these assurances, a covered executive may terminate employment for "good reason". In such case, or in the event that, after these agreements become effective, the executive's employment is terminated without "cause", the executive will receive certain termination benefits, including a lump sum severance payment equal to three times the sum of the executive's

     - base salary,

     - average annual bonus award over the preceding three years, and

     - average long-term incentive award over the preceding three years (reduced by the value conveyed to the executive in the change of control under any equity compensation awards).

     In addition, Messrs. Benmosche, Clark and Nagler may also generally elect to terminate employment voluntarily, during the 30-day period beginning six months after the date on which a change of control occurs, and receive the same termination benefits they would receive if such executive's employment terminated without cause. Notwithstanding the foregoing, the amount of any such termination benefits will be reduced, to the extent necessary, so that no amount payable to such executives will fail to be deductible by the Metropolitan Life Insurance Company (or, in the case of the executives, be subject to a special excise tax) under the so-called "golden parachute" provisions of the Internal Revenue Code of 1986, as amended.

     New England Life Insurance Company has entered into an employment agreement with Mr. Benson, which expires on June 16, 2000, pursuant to which Mr. Benson serves as its Chief Executive Officer. Under the agreement, Mr. Benson is entitled to a minimum base salary and participation in the New England Financial annual and long-term incentive plans described above. The agreement also provides Mr. Benson with an enhanced retirement benefit of $400,000 vesting in equal annual installments over ten years and payable at age 62 as a 20-year life annuity. At December 31, 1998, Mr. Benson has vested as to 10% of this benefit, or $40,000 per annum.

     In the event that Mr. Benson's employment is terminated by New England Financial "without cause" or by Mr. Benson for "good reason" (as each such term is defined in the agreement), Mr. Benson will receive severance benefits equal to two times the sum of his annual base salary and his target annual bonus for the year of termination, as well as the earned and unpaid salary and the award payable for any long-term incentive period then in effect and an annual bonus for the year of termination, in each case pro-rated to the date of his termination. Also, the enhanced retirement benefit will retroactively vest at double the above rate. Except in the event that Mr. Benson terminates his employment voluntarily without good reason or his employment is terminated for cause, he and his spouse will be eligible to receive the same retiree medical benefits generally made available to MetLife executives, except that any service requirement to obtain such benefits will be waived and such benefits will be secondary in all circumstances to any other coverage that Mr. Benson or his spouse may be eligible to receive.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Helene L. Kaplan, a director of MetLife, Inc. and Metropolitan Life Insurance Company and a member of the Compensation Committee of Metropolitan Life Insurance Company in 1998, is of counsel to Skadden, Arps, Slate, Meagher & Flom LLP. Skadden, Arps, Slate, Meagher & Flom LLP has in the past performed, and continues to perform, legal services for Metropolitan Life Insurance Company and our affiliates.

                           OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information regarding the beneficial ownership of MetLife, Inc.'s common stock as of the effective date of the plan of reorganization by

     - each person who we believe will own beneficially more than 5% of the outstanding shares of common stock,

     - each director and each Named Executive Officer, and

     - all of our directors and executive officers as a group.

The number of shares of common stock beneficially owned by each director and executive officer is based upon an estimate of the number of shares each director and executive officer and certain persons and entities affiliated with each director and executive officer will receive as eligible policyholders pursuant to the plan of reorganization. The plan of reorganization provides that for the first five years after the plan effective date, officers, directors and employees of Metropolitan Life Insurance Company, MetLife, Inc. and their affiliates, including their family members and their spouses, may not acquire common stock in any manner except through the following acquisitions:

     - officers, directors and employees who are eligible policyholders may receive common stock (to be held in the trust) in exchange for their policyholders' membership interests under the plan of reorganization;

     - officers and directors and their spouses and family members may purchase common stock through the purchase and sale program (if eligible) or in open market purchases through a broker or dealer registered with the Securities and Exchange Commission beginning two years after the plan effective date;

     - other employees and their spouses and family members may purchase common stock through the purchase and sale program or in open market purchases through a registered broker or dealer on or after the plan effective date; and

     - subject to certain limitation as to both the amount and timing of the acquisition of stock, officers, directors, employees, and insurance agents may acquire common stock (or interests in common stock) under one or more of the MetLife, Inc. 2000 Stock Incentive Plan, the MetLife, Inc. 2000 Directors Stock Plan and specified other savings and investment plans, incentive compensation plans, and deferred compensation plans.

     See "Management -- Management Compensation -- MetLife, Inc. 2000 Stock Incentive Plan" and "Management -- Information about the Board of Directors of MetLife, Inc. -- Compensation of Directors". No person will own more than 5% of the outstanding shares of common stock, other than the MetLife Policyholder Trust, as a result of the shares distributed pursuant to the plan of reorganization. Except as noted below, each holder listed below will have sole investment and voting power with respect to the shares beneficially owned by the holder. The number of shares of common stock beneficially owned by the trust is based on our preliminary calculation of the allocation of consideration to be distributed under the plan of reorganization and assumptions described under "Pro Forma Consolidated Financial Information".

                                                               NUMBER OF SHARES
                                                                    TO BE
NAME                                                          BENEFICIALLY OWNED
----                                                          ------------------
MetLife Policyholder Trust..................................     576,000,000
Robert H. Benmosche.........................................        *
Curtis H. Barnette..........................................        *
Gerald Clark................................................        *
Joan Ganz Cooney............................................        *
Burton A. Dole, Jr. ........................................        *
James R. Houghton...........................................        *
Harry P. Kamen..............................................        *
Helene L. Kaplan............................................        *
Charles M. Leighton.........................................        *
Allen E. Murray.............................................        *
Stewart G. Nagler...........................................        *
John J. Phelan, Jr. ........................................        *
Hugh B. Price...............................................        *
Robert G. Schwartz..........................................        *
Ruth J. Simmons.............................................        *
William C. Steere, Jr.......................................        *
Gary A. Beller..............................................        *
James M. Benson.............................................        *
C. Robert Henrikson.........................................        *
Catherine A. Rein...........................................        *
William J. Toppeta..........................................        *
John H. Tweedie.............................................        *
Lisa M. Weber...............................................        *
Judy E. Weiss...............................................        *
Board of directors of MetLife, Inc., but not in each
  director's individual capacity............................     576,000,000(1)
All directors and executive officers as a group.............        *       (2)

---------------
 * Number of shares listed represents less than one percent of the number of shares of common stock expected to be outstanding on the effective date of the plan.

(1) The board of directors of MetLife, Inc., but not in each director's individual capacity, is deemed to beneficially own the shares of common stock held by the MetLife Policyholder Trust because the board will direct the voting of these shares on certain matters submitted to a vote of stockholders. See "The Demutualization -- Establishment and Operation of the Trust". The amount shown does not include shares beneficially owned by a director in the director's individual capacity.

(2) Does not include shares of common stock held by the MetLife Policyholder Trust beneficially owned by the board of directors, other than in each director's individual capacity.

                     COMMON STOCK ELIGIBLE FOR FUTURE SALE

     The MetLife Policyholder Trust will hold an estimated 576,000,000 shares of common stock on behalf of the more than 10 million eligible policyholders that we estimate will become beneficiaries of the trust in the demutualization. The trust provides that a trust beneficiary may sell the beneficiary's allocated shares through the purchase and sale program, subject to certain limitations. Sales may be made at any time beginning on the later of (1) termination of any stabilization arrangements and trading restrictions in connection with the initial public offering or (2) the closing of all underwriters' over-allotment options which have been exercised and the expiration of all unexercised options. We expect that these sales may begin within 30 days after the plan effective date. In addition, beginning one year after the effective date of the plan, trust beneficiaries may also withdraw all (but not less than all) of their allocated shares from the trust and hold or dispose of their shares. Shares withdrawn from the trust will be issued in book-entry form as uncertificated shares, to the extent permitted by applicable law, unless a trust beneficiary requests a certificate for the shares . See "The
Demutualization -- Establishment and Operation of the Trust" for a description of the purchase and sale program and its limitations. Counsel has advised us that those beneficiaries who are not "affiliates" of MetLife, Inc. within the meaning of Rule 144 under the Securities Act may resell their shares in the purchase and sale program or otherwise without registration or compliance with the time, volume, manner of sale and other limitations set forth in Rule 144. Substantially all of the shares allocated in the demutualization will be allocated to non-affiliates of MetLife, Inc. Accordingly, most trust beneficiaries may freely transfer such shares, without limitations, through the purchase and sale program.

     Sales of substantial amounts of common stock from the trust, or the perception that such sales could occur, could adversely affect prevailing market prices for the common stock.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 3,000,000,000 shares of common stock and 200,000,000 shares of preferred stock.

COMMON STOCK

     Holders of common stock are entitled to receive such dividends as may from time to time be declared by our board of directors out of funds legally available therefor. See "Dividend Policy". Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have any cumulative voting rights. Holders of common stock have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding up of MetLife, Inc., holders of common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all liabilities of MetLife, Inc. and the liquidation preference of any outstanding class or series of preferred stock. The outstanding shares of common stock are, and the shares of common stock issued by us in the demutualization and the initial public offering, when issued, will be fully paid and nonassessable. The rights and privileges of holders of common stock are subject to any series of preferred stock that we may issue in the future, as described below.

PREFERRED STOCK

     Our board of directors has the authority to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the voting rights, designations, powers, preferences and qualifications, limitations and restrictions of the shares constituting any series, without any further vote or action by stockholders. The issuance of preferred stock by our board of directors could adversely affect the rights of holders of common stock.

     We have authorized shares of Series A Junior Participating Preferred Stock for issuance in connection with our stockholder rights plan. See "-- Stockholder Rights Plan".

CERTAIN PROVISIONS IN OUR CERTIFICATE OF INCORPORATION AND BY-LAWS AND IN DELAWARE AND NEW YORK LAW

     A number of provisions of our certificate of incorporation and by-laws deal with matters of corporate governance and rights of stockholders. The following discussion is a general summary of selected provisions of our certificate of incorporation and by-laws and regulatory provisions that might be deemed to have a potential "antitakeover" effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by our board of directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the incumbent board of directors or management more difficult. Some provisions of the Delaware General Corporation Law and the New York Insurance Law may also have an antitakeover effect. The following description of selected provisions of our certificate of incorporation and by-laws and selected provisions of the Delaware General Corporation Law and the New York Insurance Law is necessarily general and reference should be made in each case to our certificate of incorporation and by-laws, which are filed as exhibits to our registration statement of which this prospectus forms a part, and to the provisions of those laws. See "Additional Information" for information on where to obtain a copy of our certificate of incorporation and by-laws.

  UNISSUED SHARES OF CAPITAL STOCK

     COMMON STOCK. Based upon the assumptions described under "Pro Forma Consolidated Financial Information", we currently plan to issue an estimated 864,000,000 shares of our authorized common stock in the initial public offering and the demutualization based upon an initial public offering price of $14.00 per share, or 812,000,000 shares based upon an initial public offering price of $24.00 per share. The remaining shares of authorized and unissued common stock will be available for future issuance without additional stockholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing a hostile takeover bid.

     PREFERRED STOCK. Our board of directors has the authority to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the designations, powers, preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by stockholders. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of the preferred stock to parties who might oppose such a takeover bid or issue shares of the preferred stock containing terms the potential acquiror may find unattractive. This may have the effect of delaying or preventing a change in control, may discourage bids for the common stock at a premium over the market price of the common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, the common stock.

  CLASSIFIED BOARD OF DIRECTORS AND REMOVAL OF DIRECTORS

     Our certificate of incorporation provides that the directors shall be divided into three classes, as nearly equal in number as possible, with each class having a term of three years. The classes serve staggered terms, such that the term of one class of directors expires each year. Any effort to obtain control of our board of directors by causing the election of a majority of the board may require more time than would be required without a staggered election structure. Our certificate of incorporation also provides that, subject to the rights of the holders of any class of preferred stock, directors may be removed only for cause at a meeting of stockholders by a vote of a majority of the shares then entitled to vote. This provision may have the effect of slowing or impeding a change in membership of our board of directors that would effect a change of control.

  EXERCISE OF DUTIES BY BOARD OF DIRECTORS

     Our certificate of incorporation provides that while the MetLife Policyholder Trust is in existence, each MetLife, Inc. director shall, in exercising his or her duties as a director, take the interests of the trust beneficiaries into account as if they were holders of the shares of common stock held in the trust, except to the extent that any such director determines, based on advice of counsel, that to do so would violate his or her duties as a director under Delaware law.

  RESTRICTION ON MAXIMUM NUMBER OF DIRECTORS AND FILLING OF VACANCIES ON OUR BOARD OF DIRECTORS

     Our by-laws provide that, subject to the rights of the holders of any class of preferred stock, if any, the number of directors shall be fixed and increased or decreased from time to time by resolution of the board of directors, but the board of directors shall at no time consist of fewer than three directors. Subject to the rights of the holders of any class of preferred stock, if any, stockholders can only remove a director for cause by a vote of a majority of the shares entitled to vote, in which case the vacancy caused by such removal may be filled at such meeting by the stockholders entitled to vote for the election of the director so removed. Any vacancy on the board of directors, including a vacancy resulting from an increase in the number of directors or resulting from a removal for cause where the stockholders have not filled the vacancy, subject to the rights of the holders of any class of preferred stock, if any, may be filled by a majority of the directors then in office, although less than a quorum. If the vacancy is not so filled, it shall be filled by the stockholders at the next annual meeting of stockholders. The stockholders are not permitted to fill vacancies between annual meetings, except where the vacancy resulted from a removal for cause. These provisions give incumbent directors significant authority that may have the effect of limiting the ability of stockholders to effect a change in management.

  ADVANCE NOTICE REQUIREMENTS FOR NOMINATION OF DIRECTORS AND PRESENTATION OF NEW BUSINESS AT MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

     Our by-laws provide for advance notice requirements for stockholder proposals and nominations for director. In addition, pursuant to the provisions of both the certificate of incorporation and the by-laws, action may not be taken by written consent of stockholders; rather, any action taken by the stockholders must be effected at a duly called meeting. Moreover, the stockholders do not have the power to call a special meeting. Only the chief executive officer or the secretary pursuant to a board resolution or, under some circumstances, the president or a director who also is an officer, may call a special meeting. These provisions make it more procedurally difficult for a stockholder to place a proposal or nomination on the meeting agenda and prohibit a stockholder from taking action without a meeting, and therefore may reduce the likelihood that a stockholder will seek to take independent action to replace directors or with respect to other matters that are not supported by management for stockholder vote.

  LIMITATIONS ON DIRECTOR LIABILITY

     Our certificate of incorporation contains a provision that is designed to limit the directors' liability to the extent permitted by the Delaware General Corporation Law and any amendments to that law. Specifically, directors will not be held liable to MetLife, Inc. or our stockholders for an act or omission in such capacity as a director, except for liability as a result of:

     - a breach of the duty of loyalty to MetLife, Inc. or our stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - payment of an improper dividend or improper repurchase of our stock under
       Section 174 of the Delaware General Corporation Law; or

     - actions or omissions pursuant to which the director received an improper personal benefit.

The principal effect of the limitation on liability provision is that a stockholder is unable to prosecute an action for monetary damages against a director of MetLife, Inc. unless the stockholder can demonstrate one of the specified bases for liability. This provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the Federal securities laws. Our certificate of incorporation also does not eliminate the directors' duty of care. The inclusion of this provision in the certificate may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited MetLife, Inc. and its stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care.

     Our by-laws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. We are required to indemnify our directors and officers for all judgments, fines, settlements, legal fees and other expenses reasonably incurred in connection with pending or threatened legal proceedings because of the director's or officer's position with us or another entity, including Metropolitan Life Insurance Company, that the director or officer serves at our request, subject to certain conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of MetLife, Inc. and, with respect to any criminal action or proceeding, in a manner he or she reasonably believed to be lawful.

  SUPERMAJORITY VOTING REQUIREMENT FOR AMENDMENT OF CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS

  Some of the provisions of our certificate of incorporation, including those that authorize the board of directors to create stockholder rights plans, that set forth the duties, election and exculpation from liability of directors and that prohibit stockholders from actions by written consent, may not be amended, altered, changed or repealed unless the amendment is approved by the vote of holders of 75% of the then outstanding shares entitled to vote at an election of directors. This requirement exceeds the majority vote of the outstanding stock that would otherwise be required by the Delaware General Corporation Law for the repeal or amendment of such provisions of the certificate of incorporation. Our by-laws may be amended, altered or repealed by the board of directors or by the vote of holders of 75% of the then outstanding shares entitled to vote in the election of directors. These provisions make it more difficult for any person to remove or amend any provisions that have an antitakeover effect.

  BUSINESS COMBINATION STATUTE

     In addition, as a Delaware corporation, MetLife, Inc. is subject to Section 203 of the Delaware General Corporation Law, unless it elects in its certificate of incorporation not to be governed by the provisions of Section 203. We have not made that election. Section 203 can affect the ability of an "interested stockholder" of MetLife, Inc. to engage in certain business combinations, including mergers, consolidations or acquisitions of additional shares of MetLife, Inc., for a period of three years following the time that the stockholder becomes an "interested stockholder". An "interested stockholder" is defined to mean any person owning directly or indirectly 15% or more of the outstanding voting stock of a corporation. The provisions of Section 203 are not applicable in some circumstances, including those in which (1) the business combination or transaction which results in the stockholder becoming an "interested stockholder" is approved by the corporation's board of directors prior to the time the stockholder becomes an "interested stockholder" or (2) the "interested stockholder", upon consummation of such transaction, owns at least 85% of the voting stock of the corporation outstanding prior to such transaction.

  RESTRICTIONS ON ACQUISITIONS OF SECURITIES

     Section 7312 of the New York Insurance Law provides that, for a period of five years after the distribution of consideration pursuant to the plan of reorganization is completed, no person may directly or indirectly offer to acquire or acquire in any manner the beneficial ownership (defined as the power to vote or dispose of, or to direct the voting or disposition of, a security) of 5% or more of any class of voting security (which term includes the common stock) of MetLife, Inc. without the prior approval of the New York Superintendent of Insurance. Pursuant to Section 7312, voting securities acquired in excess of the 5% threshold without such prior approval will be deemed non-voting.

     The insurance laws and regulations of New York, the jurisdiction in which our principal insurance subsidiary, Metropolitan Life Insurance Company, is organized, may delay or impede a business combination involving us. In addition to the limitations described in the immediately preceding paragraph, the New York Insurance Law prohibits any person from acquiring control of MetLife, Inc., and thus indirect control of Metropolitan Life Insurance Company, without the prior approval of the New York Superintendent of Insurance. That law presumes that control exists where any person, directly or indirectly, owns, controls, holds the power to vote or holds proxies representing 10% or more of our outstanding voting stock, unless the New York Superintendent, upon application, determines otherwise. Even persons who do not acquire beneficial ownership of more than 10% of the outstanding shares of MetLife, Inc.'s common stock may be deemed to have acquired such control, if the New York Superintendent determines that such persons, directly or indirectly, exercise a controlling influence over our management and policies. Therefore, any person seeking to acquire a controlling interest in MetLife, Inc. would face regulatory obstacles which may delay, deter or prevent an acquisition that stockholders might consider in their best interests.

     The insurance holding company law and other insurance laws of many states also regulate changes of control (generally presumed upon acquisitions of 10% or more of voting securities) of insurance holding companies, such as MetLife, Inc.

STOCKHOLDER RIGHTS PLAN

     Our board of directors has adopted a stockholder rights plan under which each outstanding share of common stock issued between the entry into the underwriting agreement for the initial public offering and the distribution date (as described below) will be coupled with a stockholder right. Initially, the stockholder rights will be attached to the certificates representing outstanding shares of common stock, and no separate rights certificates will be distributed. Each right will entitle the holder to purchase one one-hundredth of a share of our Series A Junior Participating Preferred Stock. Each one one-hundredth of a share of Series A Junior Participating Preferred Stock will have economic and voting terms equivalent to one share of common stock. Until it is exercised, the right itself will not entitle the holder thereof to any rights as a stockholder, including the right to receive dividends or to vote at stockholder meetings. The description and terms of the rights are set forth in a rights agreement (the "Rights Agreement") to be entered into between MetLife, Inc. and ChaseMellon Shareholder Services, L.L.C., as rights agent. Although the material provisions of the Rights Agreement have been accurately summarized, the statements below concerning the Rights Agreement are not necessarily complete, and in each instance reference is made to the form of Rights Agreement itself, a copy of which has been filed as an exhibit to the Registration Statement of which this prospectus forms a part. Each statement is qualified in its entirety by such reference.

     Stockholder rights are not exercisable until the distribution date, and will expire at the close of business on the tenth anniversary of the date on which the initial public offering price is determined, unless earlier redeemed or exchanged by us. A distribution date would occur upon the earlier of:

     - the tenth day after the first public announcement or communication to us that a person or group of affiliated or associated persons (referred to as an acquiring person) has acquired beneficial ownership of 10% or more of our outstanding common stock (the date of such announcement or communication is referred to as the stock acquisition time); or

     - the tenth business day after the commencement or announcement of the intention to commence a tender offer or exchange offer that would result in a person or group becoming an acquiring person.

If any person becomes an acquiring person, each holder of a stockholder right will be entitled to exercise the right and receive, instead of Series A Junior Participating Preferred Stock, common stock (or, in certain circumstances, cash, a reduction in purchase price, property or other securities of MetLife, Inc.) having a value equal to two times the purchase price of the stockholder right. All stockholder rights that are beneficially owned by an acquiring person or its transferee will become null and void.

     If at any time after a public announcement has been made or MetLife, Inc. has received notice that a person has become an acquiring person, (1) MetLife, Inc. is acquired in a merger or other business combination or (2) 50% or more of MetLife, Inc.'s assets, cash flow or earning power is sold or transferred, each holder of a stockholder right (except rights which previously have been voided as set forth above) shall have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the purchase price of the right.

     The purchase price payable, the number of one one-hundredths of a share of Series A Junior Participating Preferred Stock or other securities or property issuable upon exercise of rights and the number of rights outstanding, are subject to adjustment from time to time to prevent dilution. With certain exceptions, no adjustment in the purchase price or the number of shares of Series A Junior Participating Preferred Stock issuable upon exercise of a stockholder right will be required until the cumulative adjustment would require an increase or decrease of at least one percent in the purchase price or number of shares for which a right is exercisable.

     At any time until the earlier of (1) the stock acquisition time or (2) the final expiration date of the Rights Agreement, we may redeem all the stockholder rights at a price of $0.01 per right. At any time after a person has become an acquiring person and prior to the acquisition by such person of 50% or more of the outstanding shares of the common stock of MetLife, Inc., we may exchange the stockholder rights, in whole or in part, at an exchange ratio of one share of common stock, or one one-hundredth of a share of Series A Junior Participating Preferred Stock (or of a share of a class or series of preferred stock having equivalent rights, preferences and privileges), per right.

     The stockholder rights plan is designed to protect stockholders in the event of unsolicited offers to acquire MetLife, Inc. and other coercive takeover tactics which, in the opinion of our board of directors, could impair its ability to represent stockholder interests. The provisions of the stockholder rights plan may render an unsolicited takeover more difficult or less likely to occur or might prevent such a takeover, even though such takeover may offer our stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of the stockholders.

METLIFE POLICYHOLDER TRUST

     Under the plan of reorganization, we will establish the MetLife Policyholder Trust to hold the shares of common stock allocated to eligible policyholders under the plan. An estimated 576,000,000 shares of common stock, or 69.3% of the total number of shares expected to be outstanding based upon an initial public offering price of $19.00 per share, will be issued to the trust on the effective date of the plan, to be held on behalf of more than 10 million eligible policyholders. Because of the number of shares held by the trust and the voting provisions of the trust, the trust may affect the outcome of matters brought to a stockholder vote.

     The trustee will generally vote all of the shares of common stock held in the trust in accordance with the recommendations given by our board of directors to our stockholders or, if the board gives no such recommendation, as directed by the board, except on votes regarding certain fundamental corporate actions. As a result of the voting provisions of the trust, our board of directors will effectively be able to control votes on all matters submitted to a vote of stockholders, excluding those fundamental corporate actions described below, so long as the trust holds a substantial number of shares of common stock.

     If the vote relates to fundamental corporate actions specified in the trust, the trustee will solicit instructions from the beneficiaries and vote all shares held in the trust in proportion to the instructions it receives, which would give disproportionate weight to the instructions actually given by trust beneficiaries. These actions include:

     - an election or removal of directors in which a stockholder has properly nominated one or more candidates in opposition to a nominee or nominees of our board of directors or a vote on a stockholder's proposal to oppose a board nominee for director, remove a director for cause or fill a vacancy caused by the removal of a director by stockholders, subject to certain conditions;

     - a merger or consolidation, a sale, lease or exchange of all or substantially all of the assets, or a recapitalization or dissolution of, MetLife, Inc., in each case requiring a vote of our stockholders under applicable Delaware law;

     - any transaction that would result in an exchange or conversion of shares of common stock held by the trust for cash, securities or other property;

     - issuances of common stock during the first year after the effective date of the plan at a price materially less than the then prevailing market price of the common stock, if a vote of stockholders is required to approve the issuance under Delaware law, other than issuances in an underwritten public offering or pursuant to an employee benefit plan;

     - for the first year after the effective date of the plan, any matter that requires a supermajority vote of stockholders under Delaware law or our certificate of incorporation or by-laws, and any amendment to our certificate of incorporation or by-laws that is submitted for approval to its stockholders; and

     - any proposal requiring our board of directors to amend or redeem the rights under its stockholder rights plan, other than a proposal with respect to which we have received advice of nationally-recognized legal counsel to the effect that the proposal is not a proper subject for stockholder action under Delaware law.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is ChaseMellon Shareholder Services, L.L.C.

                            VALIDITY OF COMMON STOCK

     The validity of the shares of common stock offered hereby will be passed upon for MetLife, Inc. by Debevoise & Plimpton, and for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP. Helene L. Kaplan, a director of MetLife, Inc. and Metropolitan Life Insurance Company and a member of the Compensation Committee of Metropolitan Life Insurance Company in 1998, is of counsel to Skadden, Arps, Slate, Meagher & Flom LLP. Skadden, Arps, Slate, Meagher & Flom LLP has in the past performed, and continues to perform, legal services for Metropolitan Life Insurance Company and our affiliates.

                                    EXPERTS

     The consolidated financial statements of Metropolitan Life Insurance Company and subsidiaries at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, which report includes an explanatory paragraph referring to the adoption of a new accounting principle, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     We have retained PricewaterhouseCoopers LLP to advise us in connection with actuarial matters involved in the development of the plan of reorganization and the establishment and operation of the closed block. The opinion of Kenneth Beck, a consulting actuary associated with PricewaterhouseCoopers LLP, dated November 16, 1999, which is subject to the limitations described within the opinion, is included as Annex A of this prospectus in reliance upon his authority as an expert in actuarial matters generally and in the application of actuarial concepts to insurance matters.

                             ADDITIONAL INFORMATION

     We have filed with the SEC a Registration Statement on Form S-1 (together with all amendments, exhibits, schedules and supplements thereto, "Registration Statement"), under the Securities Act and the rules and regulations thereunder, for the registration of the common stock offered hereby. This prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted as permitted by SEC rules and regulations. For further information with respect to MetLife, Inc. and the common stock offered hereby, please see the Registration Statement. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to including, but not limited to, the certificate of incorporation and by-laws of MetLife, Inc., are not necessarily complete. With respect to statements made as to each such contract, agreement or other document filed as an exhibit to the Registration Statement, please refer to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement may be inspected and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site, http://www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

     As a result of the offering, we will become subject to the informational requirements of the Exchange Act. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by an independent public accounting firm.

     We are applying to list the common stock on the New York Stock Exchange. Upon such listing, copies of the Registration Statement, including all exhibits thereto, and periodic reports, proxy statements and other information will be available for inspection at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                                    GLOSSARY

     The following Glossary includes definitions of certain insurance terms. Each term defined in this Glossary is printed in boldface type the first time it appears in this prospectus.

ACCOUNT VALUE..............  The amount of money held under a contract in either a general account or separate account of an insurer to support policyholder liabilities.

ADMITTED ASSETS............  Assets which are included in an insurer's statutory financial statements to measure POLICYHOLDER
                             SURPLUS as determined in accordance with state insurance laws.

ANNUAL STATEMENT...........  The report filed annually with state insurance regulatory authorities that contains financial and other information on a calendar year basis and is prepared in accordance with statutory accounting practices. The form of the Annual Statement is prescribed by the NAIC.

ANNUITY....................  A contract that pays or permits the election of a periodic income benefit for the life of a person, the lives of two or more persons for a specific period of time, or a combination thereof.

CASH VALUE.................  The amount of cash available to a policyholder on the surrender of or withdrawal from a life insurance policy or annuity contract.

CATASTROPHE................  An event that produces pretax losses before reinsurance in excess of $25 million involving multiple first-party policyholders. Common catastrophe events include hurricanes, earthquakes, tornadoes, wind and hail storms, fires and explosions.

CEDE, CEDED or CEDING......  The reinsurance of all or a portion of an insurer's risk with another insurer.

COMBINED RATIO.............  A property and casualty term, meaning the sum of the loss ratio and the expense ratio. A combined ratio below 100 generally indicates profitable underwriting. A combined ratio over 100 generally indicates unprofitable underwriting.

DIVIDEND SCALES............  The actuarial formulas used by life insurers to determine amounts payable as dividends on participating policies based on experience factors relating to, among other things, investment results, mortality, lapse rates, expenses, premium taxes and policy loan interest and utilization rates.

EXPENSE RATIO..............  The ratio of a property and casualty insurer's operating expenses and LAE to net premiums earned.

FIRST-YEAR PREMIUMS AND
  DEPOSITS.................  The amount of premiums on insurance policies sold plus the amount of deposits on variable and universal life policies sold or additional premiums or deposits from conversions received over the specified period. This figure does not reflect policies that lapse in their first year.

GENERAL ACCOUNT............  The aggregate of a life insurer's assets, other than those allocated to separate accounts.

GUARANTEED INTEREST
  CONTRACTS (GICS).........  Group annuity contracts that guarantee a return on principal and a stated interest rate for a specified period of time.

IN FORCE...................  A policy that is shown on records to be in force on a given date and that has not matured by death or otherwise or been surrendered or otherwise terminated.

LOSS ADJUSTMENT EXPENSES
  (LAE)....................  The expenses of settling property and casualty claims, including legal and other fees and general expenses.

LOSS RATIO.................  The ratio of incurred losses to earned premiums.

MORBIDITY..................  Incidence rates and duration of disability used in pricing and computing liabilities for disability insurance. Morbidity varies by such parameters as age, gender and duration since disability.

MORTALITY..................  Rates of death, varying by such parameters as age, gender and health, used in pricing and computing liabilities for future policyholder benefits for life and annuity products, which contain significant mortality risk.

NATIONAL ASSOCIATION OF
  INSURANCE COMMISSIONERS
  (NAIC)...................  The National Association of Insurance
                             Commissioners, a national association of state insurance regulators that sets guidelines for statutory policies, procedures and reporting for insurers.

NET SALES CREDIT...........  An industry measure of agent productivity. Net sales credits are the annualized first-year commissions, which vary by product, paid to agents and other sales representatives.

NON-ADMITTED ASSETS........  Certain assets or portions thereof which are not permitted to be reported as ADMITTED ASSETS in an insurer's Annual Statement. As a result, certain assets which normally would be accorded value in non-insurance corporations are accorded no value and thus reduce the reported statutory policyholder surplus of the insurer.

PARTICIPATING POLICY.......  Policies or annuity contracts under which the owner is eligible to share in the divisible surplus of the insurer through policyholder dividends, whether or not such dividends are currently payable. For purposes of the plan, participating policies also include policies or annuity contracts that are not by their terms non-participating and certain supplementary contracts.

PERSISTENCY................  Measurement of the percentage of insurance policies remaining in force from year to year, as measured by premiums.

POLICYHOLDER SURPLUS.......  The excess of admitted assets over liabilities, in each case under statutory accounting practices.

PREMIUMS...................  Payments and considerations received on insurance policies issued or reinsured by an insurer. Under GAAP, premiums on universal life and other investment-type contracts are not accounted for as revenues.

RISK-BASED CAPITAL (RBC)...  Risk-based capital, which is the regulatory targeted surplus level based on the relationship of statutory capital and surplus, with certain adjustments, to the sum of stated percentages of each element of a specified list of company risk exposures.

REINSURANCE................  The acceptance by one or more insurers of a portion of risk underwritten by another insurer that has directly written the coverage in return for a portion of the premium related thereto. The legal rights of the insured generally are not affected by the reinsurance transaction, and the insurer issuing the insurance contract remains liable to the insured for payment of policy benefits.

SEPARATE ACCOUNTS..........  Investment accounts maintained by an insurer to which funds have been allocated for certain policies under provisions of relevant state insurance laws. The investments in each separate account are maintained separately from those in other separate accounts and an insurer's general account and generally are not subject to the general liabilities of the insurer. The investment results of the separate account assets generally pass through to the separate account policyholders and contractholders, less management fees, so that an insurer bears limited or no investment risk on such assets.

STATUTORY ACCOUNTING
  PRACTICES................  Those accounting practices prescribed or permitted by an insurer's domiciliary state insurance regulator for purposes of financial reporting to the insurance regulator.

STATUTORY RESERVES.........  Monetary amounts established by state insurance law that an insurer must have available to provide for future obligations with respect to all policies. Statutory reserves are liabilities on the balance sheet of financial statements prepared in conformity with statutory accounting practices.

STATUTORY SURPLUS..........  The excess of admitted assets over statutory liabilities as shown on an insurer's statutory financial statements.

SURRENDER CHARGE...........  The fee charged to a policyholder when a life insurance policy or annuity is surrendered for its cash value prior to the end of the surrender charge period. Such charge is intended to recover all or a portion of policy acquisition costs and act as a deterrent to early surrender. Surrender charges typically decrease over a set period of time as a percentage of the ACCOUNT VALUE.

UNDERWRITING...............  The process of examining, accepting or rejecting insurance risks, and classifying those accepted, in order to charge an appropriate premium for each accepted risk.

                      METROPOLITAN LIFE INSURANCE COMPANY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................   F-2
Consolidated Statements of Income for the years ended
December 31, 1998, 1997 and 1996............................   F-3
Consolidated Balance Sheets at December 31, 1998 and 1997...   F-4
Consolidated Statements of Equity for the years ended
  December 31, 1998, 1997 and 1996..........................   F-5
Consolidated Statements of Cash Flows for the years ended
  December 31, 1998, 1997 and 1996..........................   F-6
Notes to Consolidated Financial Statements..................   F-7
Unaudited Interim Condensed Consolidated Statements of
  Income for the nine months ended September 30, 1999 and
  1998......................................................  F-43
Unaudited Interim Condensed Consolidated Balance Sheet at
  September 30, 1999........................................  F-44
Unaudited Interim Condensed Consolidated Statement of Equity
  for the nine months ended September 30, 1999..............  F-45
Unaudited Interim Condensed Consolidated Statements of Cash
  Flows for the nine months ended September 30, 1999 and
  1998......................................................  F-46
Notes to Unaudited Interim Condensed Consolidated Financial
  Statements................................................  F-47

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Policyholders of
Metropolitan Life Insurance Company:

     We have audited the accompanying consolidated balance sheets of Metropolitan Life Insurance Company and subsidiaries (the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of income, equity and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Metropolitan Life Insurance Company and subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the consolidated financial statements, in 1997 the Company changed the method of accounting for investment income on certain structured securities.

/s/DELOITTE & TOUCHE LLP

   Deloitte & Touche LLP

New York, New York
February 4, 1999

                      METROPOLITAN LIFE INSURANCE COMPANY

                       CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                                 (IN MILLIONS)

                                                               1998       1997       1996
                                                               ----       ----       ----
REVENUES
Premiums....................................................  $11,503    $11,278    $11,345
Universal life and investment-type product policy fees......    1,360      1,418      1,243
Net investment income.......................................   10,228      9,491      8,978
Other revenues..............................................    1,965      1,491      1,246
Net realized investment gains (net of amounts allocable to
  other accounts of $608, $231 and $227, respectively)......    2,021        787        231
                                                              -------    -------    -------
                                                               27,077     24,465     23,043
                                                              -------    -------    -------
EXPENSES
Policyholder benefits and claims (excludes amounts directly
  related to net realized investment gains of $368, $161 and
  $223, respectively).......................................   12,488     12,234     12,286
Interest credited to policyholder account balances..........    2,731      2,884      2,868
Policyholder dividends......................................    1,653      1,742      1,728
Other expenses (excludes amounts directly related to net
  realized investment gains of $240, $70 and $4,
  respectively).............................................    8,118      5,934      4,755
                                                              -------    -------    -------
                                                               24,990     22,794     21,637
                                                              -------    -------    -------
Income before provision for income taxes, discontinued
  operations and extraordinary item.........................    2,087      1,671      1,406
Provision for income taxes..................................      740        468        482
                                                              -------    -------    -------
Income before discontinued operations and extraordinary
  item......................................................    1,347      1,203        924
Loss from discontinued operations...........................       --         --         71
                                                              -------    -------    -------
Income before extraordinary item............................    1,347      1,203        853
Extraordinary item -- demutualization expense...............       (4)        --         --
                                                              -------    -------    -------
Net income..................................................  $ 1,343    $ 1,203    $   853
                                                              =======    =======    =======

          See accompanying notes to consolidated financial statements.

                      METROPOLITAN LIFE INSURANCE COMPANY

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1997
                                 (IN MILLIONS)

                                                                1998        1997
                                                                ----        ----
ASSETS
Investments:
  Fixed maturities available-for-sale, at fair value........  $100,767    $ 92,630
  Equity securities, at fair value..........................     2,340       4,250
  Mortgage loans on real estate.............................    16,827      20,193
  Real estate and real estate joint ventures................     6,287       7,080
  Policy loans..............................................     5,600       5,846
  Other limited partnership interests.......................       964         855
  Short-term investments....................................     1,369         679
  Other invested assets.....................................     1,567       4,456
                                                              --------    --------
                                                               135,721     135,989

Cash and cash equivalents...................................     3,301       2,911
Accrued investment income...................................     1,994       1,860
Premiums and other receivables..............................     5,972       3,319
Deferred policy acquisition costs...........................     6,560       6,436
Other.......................................................     3,730       3,923
Separate account assets.....................................    58,068      48,338
                                                              --------    --------
                                                              $215,346    $202,776
                                                              ========    ========
LIABILITIES AND EQUITY
Liabilities:
Future policy benefits......................................  $ 72,701    $ 73,848
Policyholder account balances...............................    46,494      48,543
Other policyholder funds....................................     4,061       3,998
Policyholder dividends payable..............................       947         969
Short-term debt.............................................     3,585       4,587
Long-term debt..............................................     2,903       2,884
Income taxes payable, current and deferred..................       948         952
Other.......................................................    10,772       4,650
Separate account liabilities................................    58,068      48,338
                                                              --------    --------
                                                               200,479     188,769
                                                              --------    --------

Commitments and contingencies (Note 9)

Equity:
Retained earnings...........................................    13,483      12,140
Accumulated other comprehensive income......................     1,384       1,867
                                                              --------    --------
                                                                14,867      14,007
                                                              --------    --------
                                                              $215,346    $202,776
                                                              ========    ========

          See accompanying notes to consolidated financial statements.

                      METROPOLITAN LIFE INSURANCE COMPANY

                       CONSOLIDATED STATEMENTS OF EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                                 (IN MILLIONS)

                                                                                       ACCUMULATED OTHER
                                                                                     COMPREHENSIVE INCOME
                                                                             -------------------------------------
                                                                                NET         FOREIGN      MINIMUM
                                                                             UNREALIZED    CURRENCY      PENSION
                                                  COMPREHENSIVE   RETAINED   INVESTMENT   TRANSLATION   LIABILITY
                                         TOTAL       INCOME       EARNINGS     GAINS      ADJUSTMENT    ADJUSTMENT
                                         -----    -------------   --------   ----------   -----------   ----------
Balance at January 1, 1996............  $11,754                   $10,084      $1,646        $  24         $ --
Comprehensive income:
  Net income..........................      853      $  853           853
                                                     ------
  Other comprehensive loss:
    Unrealized investment losses, net
      of related offsets,
      reclassification adjustments and
      income taxes....................                 (618)                     (618)
    Foreign currency translation
      adjustments.....................                   (6)                                    (6)
                                                     ------
    Other comprehensive loss..........     (624)       (624)
                                                     ------
  Comprehensive income................               $  229
                                                     ======
                                        -------                   -------      ------        -----         ----
Balance at December 31, 1996..........   11,983                    10,937       1,028           18           --
Comprehensive income:
  Net income..........................    1,203      $1,203         1,203
                                                     ------
  Other comprehensive income:
    Unrealized investment gains, net
      of related offsets,
      reclassification adjustments and
      income taxes....................                  870                       870
    Foreign currency translation
      adjustments.....................                  (49)                                   (49)
                                                     ------
    Other comprehensive income........      821         821
                                                     ------
  Comprehensive income................               $2,024
                                                     ======
                                        -------                   -------      ------        -----         ----
Balance at December 31, 1997..........   14,007                    12,140       1,898          (31)          --
Comprehensive income:
  Net income..........................    1,343      $1,343         1,343
                                                     ------
  Other comprehensive loss:
    Unrealized investment losses, net
      of related offsets,
      reclassification adjustments and
      income taxes....................                 (358)                     (358)
    Foreign currency translation
      adjustments.....................                 (113)                                  (113)
    Minimum pension liability
      adjustment......................                  (12)                                                (12)
                                                     ------
    Other comprehensive loss..........     (483)       (483)
                                                     ------
  Comprehensive income................               $  860
                                                     ======
                                        -------                   -------      ------        -----         ----
Balance at December 31, 1998..........  $14,867                   $13,483      $1,540        $(144)        $(12)
                                        =======                   =======      ======        =====         ====

          See accompanying notes to consolidated financial statements.

                      METROPOLITAN LIFE INSURANCE COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                                 (IN MILLIONS)

                                                                1998        1997        1996
                                                                ----        ----        ----
CASH FLOWS FROM OPERATING ACTIVITIES
Net income..................................................  $  1,343    $  1,203    $    853
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization expenses..................        56         (36)        (18)
    Gains from sales of investments and businesses, net.....    (2,629)     (1,018)       (428)
    Change in undistributed income of real estate joint
      ventures and other limited partnership interests......       (91)        157         (45)
    Interest credited to policyholder account balances......     2,731       2,884       2,868
    Universal life and investment-type product policy
      fees..................................................    (1,360)     (1,418)     (1,243)
    Change in accrued investment income.....................      (181)       (215)        350
    Change in premiums and other receivables................    (2,681)       (792)       (125)
    Change in deferred policy acquisition costs, net........      (188)       (159)       (391)
    Change in insurance related liabilities.................     1,493       2,364       2,349
    Change in income taxes payable..........................       211         (99)       (134)
    Change in other liabilities.............................     2,390        (206)        902
    Other, net..............................................      (253)        207      (1,250)
                                                              --------    --------    --------
Net cash provided by operating activities...................       841       2,872       3,688
                                                              --------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Sales, maturities and repayments of:
    Fixed maturities........................................    57,857      75,346      76,117
    Equity securities.......................................     3,085       1,821       2,069
    Mortgage loans on real estate...........................     2,296       2,784       2,380
    Real estate and real estate joint ventures..............     1,122       2,046       2,358
    Other limited partnership interests.....................       146         166         178
  Purchases of:
    Fixed maturities........................................   (67,543)    (76,603)    (76,225)
    Equity securities.......................................      (854)     (2,121)     (2,742)
    Mortgage loans on real estate...........................    (2,610)     (4,119)     (4,225)
    Real estate and real estate joint ventures..............      (423)       (624)       (989)
    Other limited partnership interests.....................      (723)       (338)       (307)
  Net change in short-term investments......................      (761)         63       1,028
  Net change in policy loans................................       133          17        (128)
  Proceeds from sales of businesses.........................     7,372         274          --
  Net change in investment collateral.......................     3,769          --          --
  Other, net................................................      (183)       (378)       (438)
                                                              --------    --------    --------
Net cash provided by (used in) investing activities.........     2,683      (1,666)       (924)
                                                              --------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Policyholder account balances:
    Deposits................................................  $ 19,361    $ 16,061    $ 17,167
    Withdrawals.............................................   (21,706)    (18,831)    (19,321)
  Short-term debt, net......................................    (1,001)      1,265          69
  Long-term debt issued.....................................       693         989          --
  Long-term debt repaid.....................................      (481)       (104)       (284)
                                                              --------    --------    --------
Net cash used in financing activities.......................    (3,134)       (620)     (2,369)
                                                              --------    --------    --------
Change in cash and cash equivalents.........................       390         586         395
Cash and cash equivalents, beginning of year................     2,911       2,325       1,930
                                                              --------    --------    --------
CASH AND CASH EQUIVALENTS, END OF YEAR......................  $  3,301    $  2,911    $  2,325
                                                              ========    ========    ========
Supplemental disclosures of cash flow information:
Cash paid during the year for:
  Interest..................................................  $    367    $    422    $    310
                                                              ========    ========    ========
  Income taxes..............................................  $    579    $    589    $    497
                                                              ========    ========    ========

          See accompanying notes to consolidated financial statements.

                      METROPOLITAN LIFE INSURANCE COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (DOLLAR AMOUNTS ARE IN MILLIONS UNLESS OTHERWISE STATED.)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BUSINESS

     Metropolitan Life Insurance Company ("MetLife") and its subsidiaries (the "Company") is a leading provider of insurance and financial services to a broad section of institutional and individual customers. The Company offers life insurance, annuities and mutual funds to individuals and group insurance and retirement and savings products and services to corporations and other institutions.

  BASIS OF PRESENTATION

     The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP"). The New York State Insurance Department (the "Department") recognizes only statutory accounting practices for determining and reporting the financial condition and results of operations of an insurance company for determining solvency under the New York Insurance Law. No consideration is given by the Department to financial statements prepared in accordance with GAAP in making such determination.

     The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates include those used in determining deferred policy acquisition costs, investment allowances and the liability for future policyholder benefits. Actual results could differ from those estimates.

     During 1997, management changed to the retrospective interest method of accounting for investment income on structured notes in accordance with Emerging Issues Task Force Consensus No. 96-12, Recognition of Interest Income and Balance Sheet Classification of Structured Notes. As a result, net investment income increased by $175. The cumulative effect of this accounting change on prior years' income was not material.

  PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of MetLife and its subsidiaries, partnerships and joint ventures in which MetLife has a majority voting interest or general partner interest with limited removal rights by limited partners. All material intercompany accounts and transactions have been eliminated.

     The Company accounts for its investments in real estate joint ventures and other limited partnership interests in which it does not have a controlling interest, but more than a minimal interest, under the equity method of accounting.

     Minority interest relating to consolidated entities included in other liabilities was $274 and $277 at December 31, 1998 and 1997, respectively.

     Certain amounts in the prior years' consolidated financial statements have been reclassified to conform with the 1998 presentation.

  INVESTMENTS

     The Company's fixed maturity and equity securities are classified as available-for-sale and are reported at their estimated fair value. Unrealized investment gains and losses on securities

                      METROPOLITAN LIFE INSURANCE COMPANY
are recorded as a separate component of other comprehensive income, net of policyholder related amounts and deferred income taxes. The cost of fixed maturity and equity securities is adjusted for impairments in value deemed to be other than temporary. These adjustments are recorded as realized losses on investments. Realized gains and losses on sales of securities are determined on a specific identification basis. All security transactions are recorded on a trade date basis.

     Mortgage loans on real estate are stated at amortized cost, net of valuation allowances. Valuation allowances are established for the excess carrying value of the mortgage loan over its estimated fair value when it is probable that, based upon current information and events, the Company will be unable to collect all amounts due under the contractual terms of the loan agreement. Valuation allowances are based upon the present value of expected future cash flows discounted at the loan's original effective interest rate or the collateral value if the loan is collateral dependent. Interest income earned on impaired loans is accrued on the net carrying value amount of the loan based on the loan's effective interest rate.

     Real estate, including related improvements, is stated at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful life of the asset (typically 20 to 40 years). Cost is adjusted for impairment whenever events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. Impaired real estate is written down to estimated fair value with the impairment loss being included in realized losses on investments. Impairment losses are based upon the estimated fair value of real estate, which is generally computed using the present value of expected future cash flows from the real estate discounted at a rate commensurate with the underlying risks. Real estate acquired in satisfaction of debt is recorded at estimated fair value at the date of foreclosure. Valuation allowances on real estate held-for-sale are computed using the lower of depreciated cost or estimated fair value, net of disposition costs.

     Policy loans are stated at unpaid principal balances.

     Short-term investments are stated at amortized cost, which approximates fair value.

  DERIVATIVE INSTRUMENTS

     The Company uses derivative instruments to manage market risk through one of four principal risk management strategies: the hedging of invested assets, liabilities, portfolios of assets or liabilities and anticipated transactions. The Company's derivative strategy employs a variety of instruments including financial futures, financial forwards, interest rate and foreign currency swaps, floors, foreign exchange contracts, caps and options.

     The Company's derivative program is monitored by senior management. The Company's risk of loss is typically limited to the fair value of its derivative instruments and not to the notional or contractual amounts of these derivatives. Risk arises from changes in the fair value of the underlying instruments and, with respect to over-the-counter transactions, from the possible inability of counterparties to meet the terms of the contracts. The Company has strict policies regarding the financial stability and credit standing of its major counterparties.

     The Company's derivative instruments are designated as hedges and are highly correlated to the underlying risk at contract inception. The Company monitors the effectiveness of its hedges throughout the contract term using an offset ratio of 80 to 125 percent as its minimum acceptable threshold for hedge effectiveness. Derivative instruments that lose their effectiveness are marked to market through net investment income.

                      METROPOLITAN LIFE INSURANCE COMPANY

     Gains or losses on financial futures contracts entered into in anticipation of investment transactions are deferred and, at the time of the ultimate investment purchase or disposition, recorded as an adjustment to the basis of the purchased assets or to the proceeds on disposition. Gains or losses on financial futures used in asset risk management are deferred and amortized into net investment income over the remaining term of the investment. Gains or losses on financial futures used in portfolio risk management are deferred and amortized into net investment income or policyholder benefits over the remaining life of the hedged sector of the underlying portfolio.

     Financial forward contracts that are entered into to purchase securities are marked to fair value through other comprehensive income, similar to the accounting for the investment security. Such contracts are accounted for at settlement by recording the purchase of the specified securities at fair value. Gains or losses resulting from the termination of forward contracts are recognized immediately as a component of net investment income.

     Interest rate and certain foreign currency swaps involve the periodic exchange of payments without the exchange of underlying principal or notional amounts. Net receipts or payments are accrued and recognized over the term of the swap agreement as an adjustment to net investment income or other expense. Gains or losses resulting from swap terminations are amortized over the remaining term of the underlying asset or liability. Gains and losses on swaps and certain foreign forward exchange contracts entered into in anticipation of investment transactions are deferred and, at the time of the ultimate investment purchase or disposition, reflected as an adjustment to the basis of the purchased assets or to the proceeds of disposition. In the event the asset or liability underlying a swap is disposed of, the swap position is closed immediately and any gain or loss is recorded as an adjustment to the proceeds from disposition.

     The Company periodically enters into collars, which consist of purchased put and written call options, to lock in unrealized gains on equity securities. Collars are marked to market through other comprehensive income, similar to the accounting for the underlying equity securities. Purchased interest rate caps and floors are used to offset the risk of interest rate changes related to insurance liabilities. Premiums paid on floors, caps and options are split into two components, time value and intrinsic value. Time value is amortized over the life of the applicable derivative instrument. The intrinsic value and any gains or losses relating to these derivative instruments adjust the basis of the underlying asset or liability and are recognized as a component of net investment income over the term of the underlying asset or liability being hedged as an adjustment to the yield.

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Property, equipment and leasehold improvements, which are included in other assets, are stated at cost, less accumulated depreciation and amortization. Depreciation is determined using either the straight-line or sum-of-the-years-digits method over the estimated useful lives of the assets. Estimated lives range from 20 to 40 years for real estate and 5 to 15 years for all other property and equipment. Accumulated depreciation on property and equipment and accumulated amortization of leasehold improvements was $1,048 at both December 31, 1998 and 1997.

                      METROPOLITAN LIFE INSURANCE COMPANY

Related depreciation and amortization expense was $95, $103 and $78 for the years ended December 31, 1998, 1997 and 1996, respectively.

  DEFERRED POLICY ACQUISITION COSTS

     The costs of acquiring new insurance business that vary with, and are primarily related to, the production of new business are deferred. Such costs, which consist principally of commissions, agency and policy issue expenses, are amortized with interest over the expected life of the contract for participating traditional life, universal life and investment-type products. Generally, deferred policy acquisition costs are amortized in proportion to the present value of estimated gross margins or profits from investment, mortality, expense margins and surrender charges. Interest rates are based on rates in effect at the inception of the contracts. Actual gross margins or profits can vary from management's estimates resulting in increases or decreases in the rate of amortization. Management periodically updates these estimates and evaluates the recoverability of deferred policy acquisition costs. When appropriate, management revises its assumptions of the estimated gross margins or profits of these contracts, and the cumulative amortization is re-estimated and adjusted by a cumulative charge or credit to current operations.

     Deferred policy acquisition costs for non-participating traditional life, non-medical health and annuity policies with life contingencies are amortized in proportion to anticipated premiums. Assumptions as to anticipated premiums are made at the date of policy issuance and are consistently applied during the life of the contracts. Deviations from estimated experience are reflected in operations when they occur. For these contracts, the amortization period is typically the estimated life of the policy.

     Deferred policy acquisition costs related to internally replaced contracts are expensed at date of replacement.

     Deferred policy acquisition costs for property and liability insurance contracts, which are primarily comprised of commissions and certain underwriting expenses, are deferred and amortized on a pro rata basis over the applicable contract term or reinsurance treaty.

     Information regarding deferred policy acquisition costs is as follows:

                                                          YEARS ENDED DECEMBER 31,
                                                         --------------------------
                                                          1998      1997      1996
                                                          ----      ----      ----
Balance at January 1...................................  $6,436    $7,227    $6,508
Capitalized during the year............................   1,025     1,000     1,028
                                                         ------    ------    ------
          Total........................................   7,461     8,227     7,536
                                                         ------    ------    ------
Amortization allocated to:
  Net realized investment gains........................     240        70         4
  Unrealized investment gains (losses).................    (245)      727      (328)
  Other expenses.......................................     587       771       633
                                                         ------    ------    ------
          Total amortization...........................     582     1,568       309
                                                         ------    ------    ------
Dispositions...........................................    (319)     (223)       --
                                                         ------    ------    ------
Balance at December 31.................................  $6,560    $6,436    $7,227
                                                         ======    ======    ======

     Amortization of deferred policy acquisition costs is allocated to (1) realized investment gains and losses to provide consolidated statement of income information regarding the impact of such gains and losses on the amount of the amortization, (2) unrealized investment gains and losses to provide information regarding the amount of deferred policy acquisition costs that would have

                      METROPOLITAN LIFE INSURANCE COMPANY
been amortized if such gains and losses had been realized and (3) other expenses to provide amounts related to the gross margins or profits originating from transactions other than investment gains and losses.

     Realized investment gains and losses related to certain products have a direct impact on the amortization of deferred policy acquisition costs. Presenting realized investment gains and losses net of related amortization of deferred policy acquisition costs provides information useful in evaluating the operating performance of the Company. This presentation may not be comparable to presentations made by other insurers.

  OTHER INTANGIBLE ASSETS

     The excess of cost over the fair value of net assets acquired ("goodwill") and the value of business acquired are included in other assets. Goodwill is amortized on a straight-line basis over a period ranging from 10 to 30 years. The Company continually reviews goodwill to assess recoverability from future operations using undiscounted cash flows. Impairments are recognized in operating results if a permanent diminution in value is deemed to have occurred. The value of business acquired is amortized over the expected policy or contract duration in relation to the present value of estimated gross profits from such policies and contracts.

                                             VALUE OF BUSINESS ACQUIRED          GOODWILL
                                             --------------------------    --------------------
                                              1998      1997      1996     1998    1997    1996
YEARS ENDED DECEMBER 31                       ----      ----      ----     ----    ----    ----
Net Balance at January 1...................   $498      $358      $381     $884    $544    $377
Acquisitions...............................     32       176         7       80     387     197
Amortization...............................    (55)      (36)      (30)     (59)    (47)    (30)
                                              ----      ----      ----     ----    ----    ----
Net Balance at December 31.................   $475      $498      $358     $905    $884    $544
                                              ====      ====      ====     ====    ====    ====
                                              1998      1997               1998    1997
DECEMBER 31                                  ------    ------              ----    ----
Accumulated Amortization...................   $142      $ 87               $207    $148
                                              ====      ====               ====    ====

  FUTURE POLICY BENEFITS AND POLICYHOLDER ACCOUNT BALANCES

     Future policy benefit liabilities for participating traditional life insurance policies are equal to the aggregate of (a) net level premium reserves for death and endowment policy benefits (calculated based upon the nonforfeiture interest rate, ranging from 2% to 7%, and mortality rates guaranteed in calculating the cash surrender values described in such contracts), (b) the liability for terminal dividends and (c) premium deficiency reserves, which are established when the liabilities for future policy benefits plus the present value of expected future gross premiums are insufficient to provide for expected future policy benefits and expenses after deferred policy acquisition costs are written off.

     Future policy benefit liabilities for traditional annuities are equal to accumulated contractholder fund balances during the accumulation period and the present value of expected future payments after annuitization. Interest rates used in establishing such liabilities range from 5% to 8%. Future policy benefit liabilities for non-medical health insurance are calculated using the net level premium method and assumptions as to future morbidity, withdrawals and interest, which provide a margin for adverse deviation. Interest rates used in establishing such liabilities range from 4% to 7%. Future policy benefit liabilities for disabled lives are estimated using the present value of benefits method and experience assumptions as to claim terminations, expenses and interest. Interest rates used in establishing such liabilities range from 4% to 8%.

                      METROPOLITAN LIFE INSURANCE COMPANY

     Policyholder account balances for universal life and investment-type contracts are equal to the policy account values, which consist of an accumulation of gross premium payments plus credited interest, ranging from 3% to 17%, less expenses, mortality charges and withdrawals.

     The liability for unpaid claims and claim expenses for property and casualty insurance represents the amount estimated for claims that have been reported but not settled and claims incurred but not reported. Liabilities for unpaid claims are estimated based upon the Company's historical experience and other actuarial assumptions that consider the effects of current developments, anticipated trends and risk management programs. Revisions of these estimates are reflected in operations in the year such refinements are made.

  RECOGNITION OF INSURANCE REVENUE AND RELATED BENEFITS

     Premiums related to traditional life and annuity policies with life contingencies are recognized as revenues when due. Benefits and expenses are provided against such revenues to recognize profits over the estimated lives of the policies. When premiums are due over a significantly shorter period than the period over which benefits are provided, any excess profit is deferred and recognized into operations in a constant relationship to insurance in-force or, for annuities, the amount of expected future policy benefit payments.

     Premiums related to non-medical health contracts are recognized on a pro rata basis over the applicable contract term.

     Premiums related to universal life and investment-type contracts are credited to policyholder account balances. Revenues from such contracts consist of amounts assessed against policyholder account balances for mortality, policy administration and surrender charges. Amounts that are charged to operations include interest credited and benefit claims incurred in excess of related policyholder account balances.

     Premiums related to property and casualty contracts are recognized as revenue on a pro rata basis over the applicable contract term. Unearned premiums are included in other liabilities.

  DIVIDENDS TO POLICYHOLDERS

     Dividends to policyholders are determined annually by the board of directors. The aggregate amount of policyholders' dividends is related to actual interest, mortality, morbidity and expense experience for the year, as well as management's judgment as to the appropriate level of statutory surplus to be retained by the Company.

  PARTICIPATING BUSINESS

     Participating business represented approximately 21% and 22% of the Company's life insurance in-force, and 81% and 87% of the number of life insurance policies in-force, at December 31, 1998 and 1997, respectively. Participating policies represented approximately 39% and 40%, 41% and 41%, and 40% and 44% of gross and net life insurance premiums for the years ended December 31, 1998, 1997 and 1996, respectively.

  INCOME TAXES

     MetLife and its includable life insurance and non-life insurance subsidiaries file a consolidated U.S. Federal income tax return in accordance with the provisions of the Internal Revenue Code, as amended (the "Code"). Under the Code, the amount of Federal income tax expense incurred by mutual life insurance companies includes an equity tax calculated based

                      METROPOLITAN LIFE INSURANCE COMPANY
upon a prescribed formula that incorporates a differential earnings rate between stock and mutual life insurance companies. The future tax consequences of temporary differences between financial reporting and tax bases of assets and liabilities are measured as of the balance sheet dates and are recorded as deferred income tax assets and liabilities.

  REINSURANCE

     The Company has reinsured certain of its life insurance and property and casualty insurance contracts with other insurance companies under various agreements. Amounts due from reinsurers are estimated based upon assumptions consistent with those used in establishing the liabilities related to the underlying reinsured contracts. Policy and contract liabilities are reported gross of reinsurance credits. Deferred policy acquisition costs are reduced by amounts recovered under reinsurance contracts. Amounts received from reinsurers for policy administration are reported in other revenues.

  SEPARATE ACCOUNTS

     Separate accounts are established in conformity with insurance laws and are generally not chargeable with liabilities that arise from any other business of the Company. Separate account assets are subject to general account claims only to the extent the value of such assets exceeds the separate account liabilities. Investments (stated at estimated fair value) and liabilities of the separate accounts are reported separately as assets and liabilities. Deposits to separate accounts, investment income and realized and unrealized gains and losses on the investments of the separate accounts accrue directly to contractholders and, accordingly, are not reflected in the Company's consolidated statements of income and cash flows. Mortality, policy administration and surrender charges to all separate accounts are included in revenues. See Note 15.

  FOREIGN CURRENCY TRANSLATION

     Balance sheet accounts of foreign operations are translated at the exchange rates in effect at each year-end and income and expense accounts are translated at the average rates of exchange prevailing during the year. The local currencies of foreign operations are the functional currencies unless the local economy is highly inflationary. Translation adjustments are charged or credited directly to other comprehensive income. Gains and losses from foreign currency transactions are reported in other expenses and were insignificant for all years presented.

  EXTRAORDINARY ITEM -- DEMUTUALIZATION EXPENSE

     On November 24, 1998, the Board of Directors authorized management to develop a plan to convert from a mutual life insurance company to a stock life insurance company (the "demutualization"). A final plan to convert to a publicly traded stock company is subject to the approval of the Board of Directors, the policyholders and the New York Superintendent of Insurance ("Superintendent").

     The accompanying consolidated statements of income reflect an extraordinary charge of $4 (net of income taxes of $2) for the year ended December 31, 1998 related to costs associated with the demutualization.

  APPLICATION OF ACCOUNTING PRONOUNCEMENTS

     In October 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-7, Accounting for Insurance and Reinsurance Contracts That Do Not Transfer Insurance Risk ("SOP 98-7"). SOP 98-7 provides guidance on the method of

                      METROPOLITAN LIFE INSURANCE COMPANY
accounting for insurance and reinsurance contracts that do not transfer insurance risk, defined in the SOP as the deposit method. SOP 98-7 classifies insurance and reinsurance contracts for which the deposit method is appropriate into those that 1) transfer only significant timing risk, 2) transfer only significant underwriting risk, 3) transfer neither significant timing or underwriting risk and 4) have an indeterminate risk. The Company is required to adopt SOP 98-7 as of January 1, 2000. Adoption of SOP 98-7 is not expected to have a material effect on the Company's consolidated financial statements.

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). SFAS 133 requires, among other things, that all derivatives be recognized in the consolidated balance sheets as either assets or liabilities and measured at fair value. The corresponding derivative gains and losses should be reported based upon the hedge relationship, if such a relationship exists. Changes in the fair value of derivatives that are not designated as hedges or that do not meet the hedge accounting criteria in SFAS 133 are required to be reported in income. The Company is required to adopt SFAS 133 as of January 1, 2000. The Company is in the process of quantifying the impact of SFAS 133 on its consolidated financial statements.

     In April 1998, the AICPA issued SOP 98-5, Reporting on the Costs of Start-Up Activities ("SOP 98-5"). SOP 98-5 broadly defines start-up activities. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. The Company is required to adopt SOP 98-5 as of January 1, 1999. Adoption of SOP 98-5 is not expected to have a material effect on the Company's consolidated financial statements.

     In March 1998, the AICPA issued SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides guidance for determining when an entity should capitalize or expense external and internal costs of computer software developed or obtained for internal use. The Company is required to adopt SOP 98-1 as of January 1, 1999. Adoption of SOP 98-1 is not expected to have a material effect on the Company's consolidated financial statements.

     In December 1997, the AICPA issued SOP 97-3, Accounting for Insurance and Other Enterprises for Insurance Related Assessments ("SOP 97-3"). SOP 97-3 provides guidance on accounting by insurance and other enterprises for assessments related to insurance activities including recognition, measurement and disclosure of guaranty fund and other insurance related assessments. The Company is required to adopt SOP 97-3 as of January 1, 1999. Adoption of SOP 97-3 is not expected to have a material effect on the Company's consolidated financial statements.

     In 1998, the Company adopted SFAS 131, Disclosures About Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 establishes standards for reporting financial information and related disclosures about products and services, geographic areas and major customers relating to operating segments in annual financial statements. Adoption of SFAS 131 had no effect on the Company's consolidated financial statements.

     In 1998, the Company adopted SFAS 130, Reporting Comprehensive Income ("SFAS 130"). SFAS 130 establishes standards for reporting and displaying comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. Adoption of SFAS 130 had no effect on the Company's consolidated financial statements.

                      METROPOLITAN LIFE INSURANCE COMPANY

     In 1998, the Company adopted the provisions of SFAS 125 which were deferred by SFAS 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125. The deferred provisions provide accounting and reporting standards related to repurchase agreements, dollar rolls, securities lending and similar transactions. Adoption of the provisions had the effect of increasing assets and liabilities by $3,769 at December 31, 1998 and increasing revenues and expenses by $266 for the year ended December 31, 1998.

2.  INVESTMENTS

     The components of net investment income were as follows:

                                                        YEARS ENDED DECEMBER 31,
                                                      -----------------------------
                                                       1998       1997       1996
                                                       ----       ----       ----
Fixed maturities....................................  $ 6,563    $ 6,445    $ 6,042
Equity securities...................................       78         50         60
Mortgage loans on real estate.......................    1,572      1,684      1,523
Real estate and real estate joint ventures..........    1,529      1,718      1,668
Policy loans........................................      387        368        399
Other limited partnership interests.................      196        302        215
Cash, cash equivalents and short-term investments...      187        169        214
Other...............................................      841        368        401
                                                      -------    -------    -------
                                                       11,353     11,104     10,522
Less: Investment expenses...........................    1,125      1,613      1,544
                                                      -------    -------    -------
                                                      $10,228    $ 9,491    $ 8,978
                                                      =======    =======    =======

     Net realized investment gains, including changes in valuation allowances, were as follows:

                                                          YEARS ENDED DECEMBER 31,
                                                          -------------------------
                                                           1998      1997     1996
                                                           ----      ----     ----
Fixed maturities........................................  $  573    $  118    $ 234
Equity securities.......................................     994       224      101
Mortgage loans on real estate...........................      23        56      (86)
Real estate and real estate joint ventures..............     424       446      371
Other limited partnership interests.....................      13        12     (129)
Sale of subsidiaries....................................     531       139       --
Other...................................................      71        23      (33)
                                                          ------    ------    -----
                                                           2,629     1,018      458
Amounts allocable to:
Future policy benefit loss recognition..................    (300)     (126)    (203)
Deferred policy acquisition costs.......................    (240)      (70)      (4)
Participating pension contracts.........................     (68)      (35)     (20)
                                                          ------    ------    -----
                                                          $2,021    $  787    $ 231
                                                          ======    ======    =====

     Realized investment gains have been reduced by (1) deferred policy acquisition amortization to the extent that such amortization results from realized investment gains and losses, (2) additions to future policy benefits resulting from the need to establish additional liabilities due to the recognition of investment gains, and (3) additions to participating contractholder accounts

                      METROPOLITAN LIFE INSURANCE COMPANY
when amounts equal to such investment gains and losses are credited to the contractholders' accounts. This presentation may not be comparable to presentations made by other insurers.

     The components of net unrealized investment gains included in accumulated other comprehensive income, were as follows:

                                                        YEARS ENDED DECEMBER 31,
                                                      -----------------------------
                                                       1998       1997       1996
                                                       ----       ----       ----
Fixed maturities....................................  $ 4,809    $ 4,766    $ 2,226
Equity securities...................................      832      1,605        563
Other invested assets...............................      125        294        474
                                                      -------    -------    -------
                                                        5,766      6,665      3,263
                                                      -------    -------    -------
Amounts allocable to:
  Future policy benefit loss recognition............   (2,248)    (2,189)    (1,219)
  Deferred policy acquisition costs.................     (902)    (1,147)      (420)
  Participating pension contracts...................     (212)      (312)        (9)
Deferred income taxes...............................     (864)    (1,119)      (587)
                                                      -------    -------    -------
                                                       (4,226)    (4,767)    (2,235)
                                                      -------    -------    -------
                                                      $ 1,540    $ 1,898    $ 1,028
                                                      =======    =======    =======

     The changes in net unrealized investment gains were as follows:

                                                         YEARS ENDED DECEMBER 31,
                                                        ---------------------------
                                                         1998      1997      1996
                                                         ----      ----      ----
Balance at January 1..................................  $1,898    $1,028    $ 1,646
Unrealized investment gains (losses) during the
year..................................................    (899)    3,402     (2,493)
Unrealized investment (gains) losses relating to:
  Future policy benefit loss recognition..............     (59)     (970)       845
  Deferred policy acquisition costs...................     245      (727)       328
  Participating pension contracts.....................     100      (303)       341
Deferred income taxes.................................     255      (532)       361
                                                        ------    ------    -------
Balance at December 31................................  $1,540    $1,898    $ 1,028
                                                        ======    ======    =======
Net change in unrealized investment gains.............  $ (358)   $  870    $  (618)
                                                        ======    ======    =======

                      METROPOLITAN LIFE INSURANCE COMPANY

  FIXED MATURITIES AND EQUITY SECURITIES

     Fixed maturities and equity securities at December 31, 1998 were as follows:

                                                              GROSS
                                              COST OR       UNREALIZED
                                             AMORTIZED    --------------    ESTIMATED
                                               COST        GAIN     LOSS    FAIR VALUE
                                             ---------     ----     ----    ----------
Fixed Maturities:
Bonds:
     U. S. Treasury securities and
       obligations of U. S. government
       corporations and agencies...........   $ 6,640     $1,117    $ 10     $  7,747
     States and political subdivisions.....       597         26      --          623
     Foreign governments...................     3,435        254      88        3,601
     Corporate.............................    46,377      2,471     260       48,588
     Mortgage and asset-backed
       securities..........................    26,456        569      46       26,979
     Other.................................    12,438      1,069     293       13,214
                                              -------     ------    ----     --------
                                               95,943      5,506     697      100,752
     Redeemable preferred stocks...........        15         --      --           15
                                              -------     ------    ----     --------
                                              $95,958     $5,506    $697     $100,767
                                              =======     ======    ====     ========
  Equity Securities:
     Common stocks.........................   $ 1,286     $  923    $ 77     $  2,132
     Nonredeemable preferred stocks........       222          4      18          208
                                              -------     ------    ----     --------
                                              $ 1,508     $  927    $ 95     $  2,340
                                              =======     ======    ====     ========

     Fixed maturities and equity securities at December 31, 1997 were as follows:

                                                               GROSS
                                               COST OR       UNREALIZED
                                              AMORTIZED    --------------    ESTIMATED
                                                COST        GAIN     LOSS    FAIR VALUE
                                              ---------     ----     ----    ----------
Fixed Maturities:
Bonds:
     U. S. Treasury securities and
       obligations of U. S. government
       corporations and agencies............   $ 8,708     $1,010    $  2     $ 9,716
     States and political subdivisions......       486         22      --         508
     Foreign governments....................     3,420        371      52       3,739
     Corporate..............................    41,012      2,337     291      43,058
     Mortgage and asset-backed securities...    22,370        579      21      22,928
     Other..................................    11,374        929     134      12,169
                                               -------     ------    ----     -------
                                                87,370      5,248     500      92,118
     Redeemable preferred stocks............       494         19       1         512
                                               -------     ------    ----     -------
                                               $87,864     $5,267    $501     $92,630
                                               =======     ======    ====     =======
  Equity Securities:
     Common stocks..........................   $ 2,444     $1,716    $105     $ 4,055
     Nonredeemable preferred stocks.........       201          5      11         195
                                               -------     ------    ----     -------
                                               $ 2,645     $1,721    $116     $ 4,250
                                               =======     ======    ====     =======

     The Company held foreign currency derivatives with notional amounts of $716 and $408 to hedge the exchange rate risk associated with foreign bonds at December 31, 1998 and 1997,

                      METROPOLITAN LIFE INSURANCE COMPANY
respectively. The Company also held options with fair values of $(11) and $33 to hedge the market value of common stocks at December 31, 1998 and 1997, respectively.

     At December 31, 1998, fixed maturities held by the Company that were below investment grade or not rated by an independent rating agency totaled $8,289. At December 31, 1998, non-income producing fixed maturities were insignificant.

     The amortized cost and estimated fair value of bonds at December 31, 1998, by contractual maturity date, are shown below:

                                                              AMORTIZED    ESTIMATED
                                                                COST       FAIR VALUE
                                                              ---------    ----------
Due in one year or less.....................................   $ 2,380      $  2,462
Due after one year through five years.......................    17,062        17,527
Due after five years through ten years......................    23,769        24,714
Due after ten years.........................................    26,276        29,070
                                                               -------      --------
                                                                69,487        73,773
Mortgage and asset-backed securities........................    26,456        26,979
                                                               -------      --------
                                                               $95,943      $100,752
                                                               =======      ========

     Fixed maturities not due at a single maturity date have been included in the above table in the year of final maturity. Actual maturities may differ from contractual maturities due to the exercise of prepayment options.

     Sales of fixed maturities and equity securities were as follows:

                                                        YEARS ENDED DECEMBER 31,
                                                      -----------------------------
                                                       1998       1997       1996
                                                       ----       ----       ----
Fixed maturities classified as available-for-sale:
Proceeds............................................  $43,828    $67,454    $67,239
  Gross realized gains..............................  $   928    $   672    $ 1,067
  Gross realized losses.............................  $   355    $   558    $   842
Fixed maturities classified as held-to-maturity:
  Proceeds..........................................  $    --    $   352    $ 1,281
  Gross realized gains..............................  $    --    $     5    $    10
  Gross realized losses.............................  $    --    $     1    $     1
Equity securities:
  Proceeds..........................................  $ 3,085    $ 1,821    $ 2,069
  Gross realized gains..............................  $ 1,125    $   293    $   150
  Gross realized losses.............................  $   131    $    69    $    49

     During 1997, fixed maturities with an amortized cost of $11,682 were transferred from held-to-maturity to available-for-sale. Other comprehensive income at the date of reclassification was increased by $198 excluding the effects of deferred income taxes and policyholder related amounts.

     Excluding investments in U.S. governments and agencies, the Company is not exposed to any significant concentration of credit risk in its fixed maturities portfolio.

                      METROPOLITAN LIFE INSURANCE COMPANY

  SECURITIES LENDING PROGRAM

     The Company participates in securities lending programs whereby large blocks of securities, which are returnable to the Company on short notice and included in investments, are loaned to third parties, primarily major brokerage firms. The Company retains the market risk on securities loaned to third parties and requires a minimum of 102% of the fair value of the loaned securities to be separately maintained as collateral for the loans. Securities with a cost or amortized cost of $4,005 and $6,068 and estimated fair value of $4,552 and $6,653 were on loan under the program at December 31, 1998 and 1997, respectively. The Company was liable for cash collateral under its control of $3,769 at December 31, 1998. This liability is included in other liabilities. Rebates of $266 were paid and accrued on the cash collateral for the year ended December 31, 1998. The rebates paid and accrued during 1998 are included in other operating costs and expenses. Security collateral on deposit with a customer is returnable to the third parties on short notice and is not reflected in the consolidated financial statements.

  STATUTORY DEPOSITS

     The Company had investment assets on deposit with regulatory agencies of $466 and $4,695 as of December 31, 1998 and 1997, respectively.

  MORTGAGE LOANS ON REAL ESTATE

     Mortgage loans were categorized as follows:

                                                           DECEMBER 31,
                                             ----------------------------------------
                                                    1998                  1997
                                             ------------------    ------------------
                                             AMOUNT     PERCENT    AMOUNT     PERCENT
                                             ------     -------    ------     -------
Commercial mortgage loans..................  $12,503       74%     $14,945       73%
Agriculture mortgage loans.................    4,256       25%       3,753       18%
Residential mortgage loans.................      241        1%         272        1%
Other loans................................       --       --        1,512        8%
                                             -------      ---      -------      ---
                                              17,000      100%      20,482      100%
                                                          ===                   ===
Less: Valuation allowances.................      173                   289
                                             -------               -------
                                             $16,827               $20,193
                                             =======               =======

     Mortgage loans on real estate are collateralized by properties primarily located throughout the United States. At December 31, 1998, approximately 15%, 9% and 7% of the properties were located in California, New York and Florida, respectively. Generally, the Company (as the lender) requires that a minimum of one-fourth of the purchase price of the underlying real estate be paid by the borrower.

     Certain of the Company's real estate joint ventures have mortgage loans with the Company. The carrying values of such mortgages were $606 and $725 at December 31, 1998 and 1997, respectively.

                      METROPOLITAN LIFE INSURANCE COMPANY

     Changes in mortgage loan valuation allowances were as follows:

                                                            YEARS ENDED DECEMBER 31,
                                                           --------------------------
                                                            1998      1997      1996
                                                            ----      ----      ----
Balance at January 1.....................................  $ 289     $ 469     $ 491
Additions................................................     40        61       144
Deductions for writedowns and dispositions...............   (130)     (241)     (166)
Deductions for disposition of affiliates.................    (26)       --        --
                                                           -----     -----     -----
Balance at December 31...................................  $ 173     $ 289     $ 469
                                                           =====     =====     =====

     A portion of the Company's mortgage loans on real estate was impaired and consisted of the following:

                                                                DECEMBER 31,
                                                              ----------------
                                                               1998      1997
                                                               ----      ----
Impaired mortgage loans with valuation allowances...........  $  823    $1,231
Impaired mortgage loans without valuation allowances........     375       306
                                                              ------    ------
                                                               1,198     1,537
Less: Valuation allowances..................................     149       250
                                                              ------    ------
                                                              $1,049    $1,287
                                                              ======    ======

     The average recorded investment in impaired mortgage loans on real estate was $1,282, $1,680 and $2,113 for the years ended December 31, 1998, 1997 and 1996, respectively. Interest income on impaired mortgages was $109, $110 and $119 for the years ended December 31, 1998, 1997 and 1996, respectively.

     Restructured mortgage loans on real estate were $1,036 and $1,207 at December 31, 1998 and 1997, respectively. Interest income of $74, $91 and $135 was recognized on restructured loans for the years ended December 31, 1998, 1997 and 1996, respectively. Gross interest income that would have been recorded in accordance with the original terms of such loans amounted to $87, $116 and $198 for the years ended December 31, 1998, 1997 and 1996, respectively.

     Mortgage loans on real estate with scheduled payments of 60 days (90 days for agriculture mortgages) or more past due or in foreclosure had an amortized cost of $65 and $255 as of December 31, 1998 and 1997, respectively.

                      METROPOLITAN LIFE INSURANCE COMPANY

  REAL ESTATE AND REAL ESTATE JOINT VENTURES

     Real estate and real estate joint ventures consisted of the following:

                                                                DECEMBER 31,
                                                              ----------------
                                                               1998      1997
                                                               ----      ----
Real estate and real estate joint ventures
  held-for-investment.......................................  $6,301    $6,731
Impairments.................................................    (408)     (407)
                                                              ------    ------
                                                               5,893     6,324
                                                              ------    ------
Real estate and real estate joint ventures held-for-sale....     546       915
Impairments.................................................    (119)      (49)
Valuation allowance.........................................     (33)     (110)
                                                              ------    ------
                                                                 394       756
                                                              ------    ------
                                                              $6,287    $7,080
                                                              ======    ======

     Accumulated depreciation on real estate was $2,065 and $2,030 at December 31, 1998 and 1997, respectively. Related depreciation expense was $282, $338 and $348 for the years ended December 31, 1998, 1997 and 1996, respectively.

     Real estate and real estate joint ventures were categorized as follows:

                                                             DECEMBER 31,
                                                --------------------------------------
                                                      1998                 1997
                                                -----------------    -----------------
                                                AMOUNT    PERCENT    AMOUNT    PERCENT
                                                ------    -------    ------    -------
Office........................................  $4,265       68%     $4,730       67%
Retail........................................     640       10%        804       11%
Apartments....................................     418        7%        406        6%
Land..........................................     313        5%        346        5%
Agriculture...................................     195        3%        214        3%
Other.........................................     456        7%        580        8%
                                                ------      ---      ------      ---
                                                $6,287      100%     $7,080      100%
                                                ======      ===      ======      ===

     The Company's real estate holdings are primarily located throughout the United States. At December 31, 1998, approximately 23%, 23% and 12% of the Company's real estate holdings were located in New York, California and Texas, respectively.

     Changes in real estate and real estate joint ventures held-for-sale valuation allowance were as follows:

                                                            YEARS ENDED DECEMBER 31,
                                                            -------------------------
                                                            1998      1997      1996
                                                            ----      ----      ----
Balance at January 1......................................  $110     $ 661     $ 924
Additions charged (credited) to operations................    (5)      (76)      127
Deductions for writedowns and dispositions................   (72)     (475)     (390)
                                                            ----     -----     -----
Balance at December 31....................................  $ 33     $ 110     $ 661
                                                            ====     =====     =====

                      METROPOLITAN LIFE INSURANCE COMPANY

     Investment income (expense) relating to impaired real estate and real estate joint ventures held-for-investment was $105, $28 and $(10) for the years ended December 31, 1998, 1997 and 1996, respectively. Investment income relating to real estate and real estate joint ventures held-for-sale was $3, $11 and $70 for the years ended December 31, 1998, 1997 and 1996, respectively. The carrying value of non-income producing real estate and real estate joint ventures was insignificant at December 31, 1998 and 1997, respectively.

     The Company owned real estate acquired in satisfaction of debt of $154 and $218 at December 31, 1998 and 1997, respectively.

  DIRECT FINANCING AND LEVERAGED LEASES

     Direct financing and leveraged leases, included in other invested assets, consisted of the following:

                                                    DECEMBER 31,
                                -----------------------------------------------------
                                DIRECT FINANCING       LEVERAGED
                                     LEASES             LEASES             TOTAL
                                -----------------   ---------------   ---------------
                                 1998      1997      1998     1997     1998     1997
                                 ----      ----      ----     ----     ----     ----
Investment....................  $   --    $1,137    $1,067   $  851   $1,067   $1,988
Estimated residual values.....      --       183       607      641      607      824
                                ------    ------    ------   ------   ------   ------
                                    --     1,320     1,674    1,492    1,674    2,812
Unearned income...............      --      (261)     (471)    (428)    (471)    (689)
                                ------    ------    ------   ------   ------   ------
Net investment................  $   --    $1,059    $1,203   $1,064   $1,203   $2,123
                                ======    ======    ======   ======   ======   ======

     The investment amounts set forth above are generally due in monthly installments. The payment periods generally range from three to eight years, but in certain circumstances are as long as twenty years. Average yields range from 7% to 12%. These receivables are generally collateralized by the related property.

                      METROPOLITAN LIFE INSURANCE COMPANY

3.  DERIVATIVE INSTRUMENTS

     The table below provides a summary of the carrying value, notional amount and current market or fair value of derivative financial instruments (other than equity options) held at December 31, 1998 and 1997:

                                          1998                                         1997
                       ------------------------------------------   ------------------------------------------
                                                CURRENT MARKET                               CURRENT MARKET
                                                OR FAIR VALUE                                OR FAIR VALUE
                       CARRYING   NOTIONAL   --------------------   CARRYING   NOTIONAL   --------------------
                        VALUE      AMOUNT    ASSETS   LIABILITIES    VALUE      AMOUNT    ASSETS   LIABILITIES
                       --------   --------   ------   -----------   --------   --------   ------   -----------
Financial futures....    $ 3      $ 2,190     $ 8        $  6         $ 10      $2,262     $17         $ 7
Foreign exchange
contracts............     --          136      --           2           --         150       2          --
Interest rate
  swaps..............     (9)       1,621      17          50          (11)      1,464       9          28
Foreign currency
  swaps..............     (1)         580       3          62           --         258       3          30
Caps.................     --        8,391      --          --           --       1,545      13          --
Options (fixed
  income)............     --           --      --          --            2         275      --           2
                         ---      -------     ---        ----         ----      ------     ---         ---
Total contractual
  commitments........    $(7)     $12,918     $28        $120         $  1      $5,954     $44         $67
                         ===      =======     ===        ====         ====      ======     ===         ===

     The following is a reconciliation of the notional amounts by derivative type and strategy as of December 31, 1998 and 1997:

                                   DECEMBER 31, 1997               TERMINATIONS/   DECEMBER 31, 1998
                                    NOTIONAL AMOUNT    ADDITIONS    MATURITIES      NOTIONAL AMOUNT
                                   -----------------   ---------   -------------   -----------------
BY DERIVATIVE TYPE
Financial futures................       $2,262          $25,073      $(25,145)          $ 2,190
Foreign exchange contracts.......          150            1,231        (1,245)              136
Interest rate swaps..............        1,464              788          (631)            1,621
Foreign currency swaps...........          258              386           (64)              580
Caps.............................        1,545            8,250        (1,404)            8,391
Options (fixed income)...........          275               --          (275)               --
                                        ------          -------      --------           -------
Total contractual commitments....       $5,954          $35,728      $(28,764)          $12,918
                                        ======          =======      ========           =======
BY STRATEGY
Liability hedging................       $1,860          $ 8,419      $ (1,538)          $ 8,741
Invested asset hedging...........          817            1,666        (1,619)              864
Portfolio hedging................        2,787           25,643       (25,600)            2,830
Anticipated transaction
  hedging........................          490               --            (7)              483
                                        ------          -------      --------           -------
Total contractual commitments....       $5,954          $35,728      $(28,764)          $12,918
                                        ======          =======      ========           =======

                      METROPOLITAN LIFE INSURANCE COMPANY

     The following table presents the notional amounts of derivative financial instruments by maturity at December 31, 1998:

                                                  REMAINING LIFE
                        -------------------------------------------------------------------
                        ONE YEAR     AFTER ONE YEAR     AFTER FIVE YEARS
                        OR LESS    THROUGH FIVE YEARS   THROUGH TEN YEARS   AFTER TEN YEARS    TOTAL
                        --------   ------------------   -----------------   ---------------    -----
Financial futures.....   $2,190          $   --               $ --               $ --         $ 2,190
Foreign exchange
contracts.............      136              --                 --                 --             136
Interest rate swaps...      470             774                162                215           1,621
Foreign currency
  swaps...............       39             182                343                 16             580
Caps..................    1,875           6,496                 20                 --           8,391
                         ------          ------               ----               ----         -------
Total contractual
  commitments.........   $4,710          $7,452               $525               $231         $12,918
                         ======          ======               ====               ====         =======

     In addition to the derivative instruments above, the Company uses equity option contracts as invested asset hedges. There were ninety-two thousand and seven million equity option contracts outstanding with carrying values of $(11) and $27 and market values of $(11) and $33, as of December 31, 1998 and 1997, respectively. The outstanding contracts have a remaining life of one year or less as of December 31, 1998.

4.  REINSURANCE

     The Company assumes and cedes insurance with other insurance companies. The Company continually evaluates the financial condition of its reinsurers and monitors concentration of credit risk in an effort to minimize its exposure to significant losses from reinsurer insolvencies. The Company is contingently liable with respect to ceded reinsurance should any reinsurer be unable to meet its obligations under these agreements. The amounts in the consolidated statements of income are presented net of reinsurance ceded.

     The Company's life insurance operations participate in reinsurance in order to limit losses, minimize exposure to large risks and to provide additional capacity for future growth. The Company's retention limit on single and joint survivorship policies is $25 and $30, respectively.

     During 1998, the Company began reinsuring, under yearly renewal term policies, 90 percent of the mortality risk on universal life policies issued after 1983. The Company also reinsures 90 percent of the mortality risk on term life insurance policies issued after 1995 under yearly renewal term policies and coinsures 100 percent of the mortality risk in excess of $25 and $35, respectively, on single and joint survivorship policies.

     During 1997, the Company obtained a 100 percent coinsurance policy to provide coverage for contractual payments generated by certain portions of the Company's non-life contingency long-term guaranteed interest contracts and structured settlement lump sum contracts issued during the periods 1991 through 1993. The policy was amended in 1998 to include structured settlement lump sum payments issued during the period 1983 through 1990, 1994 and 1995. Reinsurance recoverables under the contract, which has been accounted for as a financing transaction, were $1,374 and $505 at December 31, 1998 and 1997, respectively.

     See Note 9 for information regarding certain excess of loss reinsurance agreements providing coverage for risks associated primarily with sales practices claims.

                      METROPOLITAN LIFE INSURANCE COMPANY

     The Company has exposure to catastrophes, which are an inherent risk of the property and casualty insurance business and could contribute to material fluctuations in the Company's results of operations. The Company uses excess of loss and quota share reinsurance arrangements to diversify its risk portfolio.

     The effects of reinsurance were as follows:

                                                        YEARS ENDED DECEMBER 31,
                                                      -----------------------------
                                                       1998       1997       1996
                                                       ----       ----       ----
Direct premiums.....................................  $12,763    $12,728    $12,452
Reinsurance assumed.................................      409        360        508
Reinsurance ceded...................................   (1,669)    (1,810)    (1,615)
                                                      -------    -------    -------
Net premiums........................................  $11,503    $11,278    $11,345
                                                      =======    =======    =======
Reinsurance recoveries netted against policyholder
  benefits..........................................  $ 1,751    $ 1,648    $ 1,667
                                                      =======    =======    =======

     Reinsurance recoverables, included in other receivables, were $2,956 and $1,511 at December 31, 1998 and 1997, respectively. Reinsurance and ceded commissions payables, included in other liabilities, were $105 and $158 at December 31, 1998 and 1997, respectively.

     The following provides an analysis of the activity in the liability for benefits relating to property and casualty and group accident and non-medical health policies and contracts:

                                                        YEARS ENDED DECEMBER 31,
                                                      -----------------------------
                                                       1998       1997       1996
                                                       ----       ----       ----
Balance at January 1................................  $ 3,655    $ 3,345    $ 3,296
Reinsurance recoverables............................     (229)      (215)      (214)
                                                      -------    -------    -------
Net balance at January 1............................    3,426      3,130      3,082
                                                      -------    -------    -------
Incurred related to:
  Current year......................................    2,726      2,855      2,951
  Prior years.......................................     (245)        88       (114)
                                                      -------    -------    -------
                                                        2,481      2,943      2,837
                                                      -------    -------    -------
Paid related to:
Current year........................................   (1,967)    (1,832)    (1,998)
Prior years.........................................     (853)      (815)      (791)
                                                      -------    -------    -------
                                                       (2,820)    (2,647)    (2,789)
                                                      -------    -------    -------
Balance at December 31..............................    3,087      3,426      3,130
Add: Reinsurance recoverables.......................      233        229        215
                                                      -------    -------    -------
Balance at December 31..............................  $ 3,320    $ 3,655    $ 3,345
                                                      =======    =======    =======

                      METROPOLITAN LIFE INSURANCE COMPANY

5.  INCOME TAXES

     The provision for income taxes was as follows:

                                                             YEARS ENDED DECEMBER 31,
                                                             ------------------------
                                                              1998     1997     1996
                                                              ----     ----     ----
Current:
Federal....................................................  $ 821     $424     $346
  State and local..........................................     60       10       25
  Foreign..................................................     99       26       27
                                                             -----     ----     ----
                                                               980      460      398
                                                             -----     ----     ----
Deferred:
  Federal..................................................   (178)     (26)      66
  State and local..........................................     (8)       9        6
  Foreign..................................................    (54)      25       12
                                                             -----     ----     ----
                                                              (240)       8       84
                                                             -----     ----     ----
Provision for income taxes.................................  $ 740     $468     $482
                                                             =====     ====     ====

     Reconciliations of the income tax provision at the U.S. statutory rate to the provision for income taxes as reported were as follows:

                                                            YEARS ENDED DECEMBER 31,
                                                            -------------------------
                                                            1998      1997      1996
                                                            ----      ----      ----
Tax provision at U.S. statutory rate......................  $730      $585      $492
Tax effect of:
  Tax exempt investment income............................   (40)      (30)      (18)
  Goodwill................................................     5         9        --
  Surplus tax.............................................    18       (40)       38
  State and local income taxes............................    31        15        23
  Foreign operations......................................    12         7        (7)
  Tax credits.............................................   (25)      (15)      (15)
  Prior year taxes........................................     4        (2)      (46)
  Sale of subsidiaries....................................   (19)      (41)       --
  Other, net..............................................    24       (20)       15
                                                            ----      ----      ----
Provision for income taxes................................  $740      $468      $482
                                                            ====      ====      ====

     Deferred income taxes represent the tax effect of the differences between the book and tax basis of assets and liabilities. Net deferred income tax liabilities consisted of the following:

                                                                DECEMBER 31,
                                                              ----------------
                                                               1998      1997
                                                               ----      ----
Deferred income tax assets:
Policyholder liabilities and receivables....................  $3,239    $3,174
  Net operating losses......................................      22        33
  Employee benefits.........................................     174       187
  Litigation related........................................     441       162
  Other.....................................................     158       223
                                                              ------    ------
                                                               4,034     3,779
  Less: Valuation allowance.................................      21        24
                                                              ------    ------
                                                               4,013     3,755
                                                              ------    ------

                      METROPOLITAN LIFE INSURANCE COMPANY

                                                                DECEMBER 31,
                                                              ----------------
                                                               1998      1997
                                                               ----      ----
Deferred income tax liabilities:
  Investments...............................................   1,417     1,118
  Deferred policy acquisition costs.........................   1,774     1,890
  Net unrealized investment gains...........................     864     1,119
  Other.....................................................      18       100
                                                              ------    ------
                                                               4,073     4,227
                                                              ------    ------
Net deferred income tax liability...........................  $  (60)   $ (472)
                                                              ======    ======

     Foreign net operating loss carryforwards generated a deferred income tax benefit of $21. The Company has recorded a valuation allowance related to these tax benefits. The valuation allowance reflects management's assessment, based on available information, that it is more likely than not that the deferred income tax asset for foreign net operating loss carryforwards will not be realized. The benefit will be recognized when management believes that it is more likely than not that the portion of the deferred income tax asset is realizable.

     The sources of deferred income tax expense (benefit) and their tax effects were as follows:

                                                             YEARS ENDED DECEMBER 31,
                                                             ------------------------
                                                              1998     1997     1996
                                                              ----     ----     ----
Policyholder liabilities and receivables...................  $ (65)    $(93)    $ 27
Net operating losses.......................................     11        5      (19)
Investments................................................    230      245       (6)
Deferred policy acquisition costs..........................   (116)     (51)      55
Employee benefits..........................................     13      (40)      (4)
Litigation related.........................................   (279)     (66)     (24)
Change in valuation allowances.............................     (3)      10        4
Other......................................................    (31)      (2)      51
                                                             -----     ----     ----
                                                             $(240)    $  8     $ 84
                                                             =====     ====     ====

     The Company has been audited by the Internal Revenue Service for the years through and including 1993. The Company is being audited for the years 1994, 1995 and 1996. The Company believes that any adjustments that might be required for open years will not have a material effect on the Company's consolidated financial statements.

6.  EMPLOYEE BENEFIT PLANS

  PENSION BENEFIT AND OTHER BENEFIT PLANS

     The Company is both the sponsor and administrator of defined benefit pension plans covering all eligible employees and sales representatives of MetLife and certain of its subsidiaries. Retirement benefits are based upon years of credited service and final average earnings history.

     The Company also provides certain postretirement health care and life insurance benefits for retired employees through insurance contracts. Substantially all of the Company's employees may, in accordance with the plans applicable to such benefits, become eligible for these benefits if they attain retirement age, with sufficient service, while working for the Company.

                      METROPOLITAN LIFE INSURANCE COMPANY

                                                                   DECEMBER 31,
                                                       ------------------------------------
                                                       PENSION BENEFITS     OTHER BENEFITS
                                                       ----------------    ----------------
                                                        1998      1997      1998      1997
                                                        ----      ----      ----      ----
Change in projected benefit obligation:
Projected benefit obligation at beginning of year....  $3,523    $3,268    $1,763    $1,773
  Service cost.......................................      88        73        31        30
  Interest cost......................................     254       244       114       122
  Actuarial gain.....................................     205       160       (74)      (57)
  Divestitures, curtailments and terminations........      24        (9)      (13)        2
  Change in benefits.................................      12         6        --        (2)
Benefits paid........................................    (245)     (219)     (113)     (105)
                                                       ------    ------    ------    ------
Projected benefit obligation at end of year..........   3,861     3,523     1,708     1,763
                                                       ------    ------    ------    ------
Change in plan assets:
Contract value of plan assets at beginning of year...   3,982     3,628     1,004       897
  Actual return on plan assets.......................     671       566       171       128
  Employer contribution..............................      15         7        61        84
  Benefits paid......................................    (245)     (219)     (113)     (105)
  Other payments.....................................    (100)       --        --        --
                                                       ------    ------    ------    ------
Contract value of plan assets at end of year.........   4,323     3,982     1,123     1,004
                                                       ------    ------    ------    ------
Over (under) funded..................................     462       459      (585)     (759)
                                                       ------    ------    ------    ------
Unrecognized net asset at transition.................     (95)     (140)       --        --
Unrecognized net actuarial gains.....................     (81)     (109)     (322)     (171)
Unrecognized prior service cost......................     144       150        (3)       (2)
                                                       ------    ------    ------    ------
Prepaid (accrued) benefit cost.......................  $  430    $  360    $ (910)   $ (932)
                                                       ======    ======    ======    ======
Qualified plan prepaid pension cost..................  $  546    $  516    $   --    $   --
Non-qualified plan accrued pension cost..............    (116)     (156)       --        --
                                                       ------    ------    ------    ------
Prepaid benefit cost.................................  $  430    $  360    $   --    $   --
                                                       ======    ======    ======    ======

     The aggregate projected benefit obligation and aggregate contract value of plan assets for the pension plans were as follows:

                                                        NON-QUALIFIED
                                      QUALIFIED PLAN        PLAN             TOTAL
                                      ---------------   -------------   ---------------
                                       1998     1997    1998    1997     1998     1997
                                       ----     ----    ----    ----     ----     ----
Aggregate projected benefit
  obligation........................  $3,638   $3,170   $ 223   $ 353   $3,861   $3,523
Aggregate contract value of plan
assets (principally Company
contracts)..........................   4,323    3,831      --     151    4,323    3,982
                                      ------   ------   -----   -----   ------   ------
Over (under) funded.................  $  685   $  661   $(223)  $(202)  $  462   $  459
                                      ======   ======   =====   =====   ======   ======

                      METROPOLITAN LIFE INSURANCE COMPANY

     The assumptions used in determining the aggregate projected benefit obligation and aggregate contract value for the pension and other benefits were as follows:

                                      PENSION BENEFITS           OTHER BENEFITS
                                   -----------------------   ----------------------
                                     1998         1997         1998        1997
                                     ----         ----         ----        ----
Weighted average assumptions as
  of December 31,
Discount rate....................  7%-7.25%    7.25%-7.75%      7%      7.25%-7.75%
Expected return on plan assets...    8.5%         8.75%      7.25%-9%      8.75%
Rate of compensation increase....  4.5%-8.5%    4.5%-8.5%      n/a          n/a

     The assumed health care cost trend rate used in measuring the accumulated nonpension postretirement benefit obligation was 6.5% per year for pre-Medicare eligible claims and 6% for Medicare eligible claims in 1998. The assumed health care cost trend rate used in measuring the accumulated nonpension postretirement benefit obligation was generally 9% in 1997, gradually decreasing to 5.25% over 5 years.

     Assumed health care cost trend rates may have a significant effect on the amounts reported for health care plans. A one-percentage point change in assumed health care cost trend rates would have the following effects:

                                                             ONE PERCENT    ONE PERCENT
                                                              INCREASE       DECREASE
                                                             -----------    -----------
Effect on total of service and interest cost components....     $ 16           $ 18
Effect on accumulated postretirement benefit obligation....     $124           $183

     The components of periodic benefit costs were as follows:

                                             PENSION BENEFITS        OTHER BENEFITS
                                           ---------------------   ------------------
                                           1998    1997    1996    1998   1997   1996
                                           ----    ----    ----    ----   ----   ----
Service cost.............................  $  88   $  73   $  77   $ 31   $ 30   $ 41
Interest cost............................    254     244     232    114    122    127
Expected return on plan assets...........   (330)   (318)   (273)   (79)   (66)   (58)
Amortization of prior actuarial (gain)
  loss...................................    (11)     (5)    (12)   (12)    (4)     2
Curtailment (credit) cost................    (10)     --      --      4     --     --
                                           -----   -----   -----   ----   ----   ----
Net periodic benefit cost (credit).......  $  (9)  $  (6)  $  24   $ 58   $ 82   $112
                                           =====   =====   =====   ====   ====   ====

  SAVINGS AND INVESTMENT PLANS

     The Company sponsors savings and investment plans for substantially all employees under which the Company matches a portion of employee contributions. The Company contributed $43, $44 and $42 for the years ended December 31, 1998, 1997 and 1996, respectively.

7.  LEASES

     In accordance with industry practice, certain of the Company's income from lease agreements with retail tenants is contingent upon the level of the tenants' sales revenues. Additionally, the Company, as lessee, has entered into various lease and sublease agreements

                      METROPOLITAN LIFE INSURANCE COMPANY
for office space, data processing and other equipment. Future minimum rental and subrental income, and minimum gross rental payments relating to these lease agreements were as follows:

                                                                              GROSS
                                                       RENTAL    SUBLEASE     RENTAL
                                                       INCOME     INCOME     PAYMENTS
                                                       ------    --------    --------
1999.................................................  $1,213      $10         $126
2000.................................................   1,150       11          109
2001.................................................   1,052       11           94
2002.................................................     942       10           72
2003.................................................     787        9           51
Thereafter...........................................   2,636       35          242

8.  DEBT

     Debt consisted of the following:

                                                                DECEMBER 31,
                                                              ----------------
                                                               1998      1997
                                                               ----      ----
MetLife:
6.300% surplus notes due 2003...............................  $  397    $  397
  7.000% surplus notes due 2005.............................     249       249
  7.700% surplus notes due 2015.............................     198       198
  7.450% surplus notes due 2023.............................     296       296
  7.875% surplus notes due 2024.............................     148       148
  7.800% surplus notes due 2025.............................     248       248
Other.......................................................     207       436
                                                              ------    ------
                                                               1,743     1,972
                                                              ------    ------
Investment Related:
  Floating rate debt, interest based on LIBOR, due 1999.....     212       374
  Exchangeable debt, interest rates ranging from 4.90% to
     5.80%, due 2001 and 2002...............................     371        --
                                                              ------    ------
                                                                 583       374
                                                              ------    ------
Total MetLife...............................................   2,326     2,346
                                                              ------    ------
Nvest:
  7.060% senior notes due 2003..............................     110       110
  7.290% senior notes due 2007..............................     160       160
                                                              ------    ------
                                                                 270       270
                                                              ------    ------
Other Affiliated Companies:
  Fixed rate notes, interest rates ranging from 6.96% to
     8.51%, maturity dates ranging from 1999 to 2008........     179        --
  Floating rate notes, interest based on LIBOR plus
     factors................................................      --       146
  Other.....................................................     128       122
                                                              ------    ------
                                                                 307       268
                                                              ------    ------
Total long-term debt........................................   2,903     2,884
Total short-term debt.......................................   3,585     4,587
                                                              ------    ------
                                                              $6,488    $7,471
                                                              ======    ======

                      METROPOLITAN LIFE INSURANCE COMPANY

     Short-term debt consisted of commercial paper with a weighted average interest rate of 5.31% and 5.75% and a weighted average maturity of 44 and 71 days as of December 31, 1998 and 1997, respectively.

     The Company maintains an unsecured credit facility of $2,000 (five-year facility of $1,000 expiring in April 2003; 364-day facility of $1,000) under which bank loans and other short-term debt are drawn. This facility, which bears interest at LIBOR plus 20 basis points, is maintained for general corporate purposes and to provide additional support to the Company's commercial paper program. At December 31, 1998 there were no outstanding borrowings under the facility.

     Payments of interest and principal on the surplus notes, subordinated to all other indebtedness, may be made only with the prior approval of the Superintendent. Subject to the prior approval of the Superintendent, the 7.45% surplus notes may be redeemed, in whole or in part, at the election of the Company at any time on or after November 1, 2003.

     Each issue of investment related debt is payable in cash or by delivery of an underlying security owned by the Company. The amount payable at maturity of the debt is greater than the principal of the debt if the market value of the underlying security appreciates above certain levels at the date of debt repayment as compared to the market value of the underlying security at the date of debt issuance.

     The aggregate maturities of long-term debt are $413 in 1999, $45 in 2000, $191 in 2001, $221 in 2002, $527 in 2003 and $1,518 thereafter.

     Interest expense related to the Company's outstanding indebtedness was $333, $344 and $311, for the years ended December 31, 1998, 1997 and 1996, respectively.

9.  COMMITMENTS AND CONTINGENCIES

  LITIGATION

     The Company and certain of its subsidiaries are currently defendants in approximately 400 lawsuits, including over 40 putative or certified class action lawsuits, raising allegations of improper marketing and sales of individual life insurance policies or annuities ("sales practices claims"). Two of these putative class actions are filed in Canada and the remainder are filed in the United States. These cases are brought by or on behalf of policyholders and others and allege, among other claims, that individual life insurance policies were improperly sold in replacement transactions or with inadequate or inaccurate disclosure concerning the period for which premiums would be payable, or were misleadingly sold as savings or retirement plans. The classes proposed in the pending class actions are defined broadly enough, in the aggregate, to include a substantial number of active and lapsed policyholders who purchased individual life insurance policies and annuity contracts and certificates from the Company or certain of its subsidiaries during the 1980s and 1990s. In California, Ohio and West Virginia, courts have certified or deemed certifiable classes on behalf of policyholders in those states who allegedly did not receive proper notice of replacement. A Federal Court in Massachusetts has certified a mandatory class involving certain former policyholders of New England Mutual Life Insurance Company which merged into the Company in 1996. The United States Court of Appeals remanded the case to the trial court for further consideration. A number of the sales practices claims pending in Federal courts have been consolidated as a multidistrict proceeding for pre-trial purposes in the United States District Court for the Western District of Pennsylvania and, as to former New England Mutual Life Insurance Company policyholders, in the United States District Court in Massachusetts. In another case, a New York Federal court has certified or conditionally certified some subclasses of purchasers of the Company's policies and annuity contracts outside

                      METROPOLITAN LIFE INSURANCE COMPANY
the United States and Canada. In the past, the Company has resolved some of the individual lawsuits through settlement, dispositive motion or, in a few instances, trial. Most of the current cases seek substantial damages, including in some cases punitive and treble damages and attorneys' fees. Additional litigation relating to the Company's marketing and sales of individual life insurance may be commenced in the future.

     Regulatory authorities in a small number of states, including both insurance departments and attorneys general, have ongoing investigations of the Company's sales of individual life insurance policies or annuities, including investigations of alleged improper replacement transactions and alleged improper sales of insurance with inaccurate or inadequate disclosures as to the period for which premiums would be payable. Over the past several years, a number of investigations by other regulatory authorities have been resolved by the Company for monetary payments and certain other relief, and may continue to do so in the future.

     The Company is also a defendant in numerous lawsuits seeking compensatory and punitive damages for personal injuries allegedly caused by exposure to asbestos or asbestos-containing products. The Company has never engaged in the business of manufacturing, producing, distributing or selling asbestos or asbestos-containing products. Rather, these lawsuits, currently numbering in the thousands, have principally been based upon allegations relating to certain research, publication and other activities of one or more of the Company's employees during the period from the 1920s through approximately the 1950s and alleging that the Company learned or should have learned of certain health risks posed by asbestos and, among other things, improperly publicized or failed to disclose those health risks. Legal theories asserted against the Company have included negligence, intentional tort claims and conspiracy claims concerning the health risks associated with asbestos. While the Company believes it has meritorious defenses to these claims, and has not suffered any adverse judgments in respect thereof, most of the cases have been resolved by settlements. The Company intends to continue to exercise its best judgment regarding settlement or defense of such cases. The number of such cases that may be brought or the aggregate amount of any liability that the Company may ultimately incur is uncertain. Significant portions of amounts paid in settlement of such cases have been funded with proceeds from a previously resolved dispute with its primary, umbrella and first level excess liability insurance carriers. The Company is presently in litigation with several of its excess liability insurers regarding amounts payable under the Company's policies with respect to coverage for these claims.

     The Company believes that the claims and the amount of damages asserted in the aforementioned sales practices and asbestos personal injury litigations are without merit, and it intends to continue to defend its interests vigorously.

     The Company has recorded, in other expenses, charges of $1,895, $300 and $162 in 1998, 1997, and 1996, respectively, for sales practices claims and claims for personal injuries caused by exposure to asbestos or asbestos-containing products. The 1998 charge of $1,895 was comprised of $925 and $970 for sales practices claims and asbestos-related claims, respectively. During 1998, the Company paid $1,407 of premiums for excess of loss reinsurance and insurance policies and agreements, consisting of $529 for the excess of loss reinsurance agreements for sales practices claims and excess mortality losses and $878 for the excess insurance policies for asbestos-related claims.

     The Company obtained the excess of loss reinsurance agreements to provide reinsurance with respect to sales practices claims and for certain mortality losses in 1999. These reinsurance agreements have a maximum aggregate limit of $650, with a maximum sublimit of $550 for losses for sales practices claims. This coverage is in excess of an aggregate self-insured retention of $385 with respect to sales practices and $506, plus the Company's statutory policy

                      METROPOLITAN LIFE INSURANCE COMPANY
reserves released upon the death of insureds, with respect to life mortality losses. The maximum sublimit of $550 million for losses for sales practices claims was within a range of losses that management believed was reasonably possible at December 31, 1998. Each excess of loss reinsurance agreement for sales practices claims and mortality losses contains an experience fund, which provides for payments to the Company at the commutation date if experience is favorable at such date. The Company accounts for the aggregate excess of loss reinsurance agreements as reinsurance; however, if deposit accounting were applied, the effect on the Company's consolidated financial statements in 1998, and in 1999 and 2000, would not be significant. Under reinsurance accounting, the excess of the liability recorded for sales practices losses recoverable under the agreements of $540 million (representing the $925 million charge in 1998 less the $385 million retention under the agreements) over the premium paid of $529 million results in a deferred gain of $11 million which is being amortized into income over the settlement period from January 1999 through April 2000. Under deposit accounting, the premium would be recorded as an other asset rather than as an expense, and the reinsurance loss recoverable and the deferred gain would not have been recorded. Because the agreements also contain an experience fund which increases with the passage of time, the increase in the experience fund in 1999 and 2000 under deposit accounting would be recognized as interest income in an amount approximately equal to the deferred gain that will be amortized into income under reinsurance accounting.

     The excess insurance policies for asbestos-related claims provide for recovery of losses of up to $1,500, which is in excess of a $400 self-insured retention ($878 of which was recorded as a recoverable at December 31, 1998). The asbestos-related policies are also subject to annual and per-claim sublimits. Amounts are recoverable under the policies annually with respect to claims paid during the prior calendar year. Although amounts paid in any given year that are recoverable under the policies will be reflected as a reduction in our operating cash flows for that year, management believes that the payments will not have a material adverse effect on the Company's liquidity. Each asbestos-related policy contains an experience fund and a reference fund, which provides for payments to the Company at the commutation date if experience under the policy to such date has been favorable, or pro rata reductions from time to time in the loss reimbursements to the Company if the cumulative return on the reference fund is less than the return specified in the experience fund.

     Management believes adequate provisions have been made for all probable losses for sales practices and asbestos-related claims, including unasserted asbestos-related claims that are probable of assertion. Amounts recoverable under related insurance policies and reinsurance agreements have been recorded in the Company's consolidated financial statements.

     Various litigation, claims and assessments against the Company, in addition to the aforementioned and those otherwise provided for in the Company's consolidated financial statements, have arisen in the course of the Company's business, including in connection with its activities as an insurer, employer, investor, investment adviser and taxpayer. Further, state insurance regulatory authorities and other Federal and state authorities regularly make inquiries and conduct investigations concerning the Company's compliance with applicable insurance and other laws and regulations.

     In certain of the matters referred to above, very large and/or indeterminate amounts, including punitive and treble damages, are sought. While it is not feasible to predict or determine the ultimate outcome of all pending investigations and legal proceedings or provide reasonable ranges of potential losses, it is the opinion of the Company's management that their outcomes, after consideration of available insurance and reinsurance and the provisions made in the

                      METROPOLITAN LIFE INSURANCE COMPANY

Company's consolidated financial statements, are not likely to have a material adverse effect on the Company's consolidated financial position. However, given the large and/or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on the Company's operating results or cash flows in particular quarterly or annual periods.

  TRANSFERRED CANADIAN POLICIES

     In July 1998, the Company sold a substantial portion of its Canadian operations. As part of the sale, the Company made a commitment in obtaining Canadian regulatory approval of the sale that if the Company were to demutualize that its Canadian branch would make cash payments to those who are, or are deemed to be, holders of transferred Canadian policies on the date the board of directors of the Company approves a plan of demutualization. The payment to these transferred policyholders, which will be recorded in other expenses in the same period as the effective date of the plan, will be determined in a manner that is consistent with the treatment of, and fair and equitable to, the policyholders of the Company that will be eligible to receive compensation in connection with such demutualization. The amount of the payment is dependent upon the initial public offering price of common stock to be issued at the effective date of demutualization.

  YEAR 2000

     The Year 2000 issue is the result of the widespread use of computer programs written using two digits (rather than four) to define the applicable year. Such programming was a common industry practice designed to avoid the significant costs associated with additional mainframe capacity necessary to accommodate a four-digit year field. As a result, any of the Company's computer systems that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in major system failures or miscalculations. The Company has conducted a comprehensive review of its computer systems to identify the systems that could be affected by the Year 2000 issue and has developed and implemented a plan to resolve the issue. The Company currently believes that, with modifications to existing software and converting to new software, the Year 2000 issue will not pose significant operational problems for the Company's computer systems. However, if such modifications and conversions are not completed on a timely basis, the Year 2000 issue may have a material impact on the operations of the Company. Furthermore, even if the Company completes such modifications and conversions on a timely basis, there can be no assurance that the failure by vendors or other third parties to solve the Year 2000 issue will not have a material impact on the operations of the Company. The Company estimates the total cost to resolve its Year 2000 problem to be approximately $210 (unaudited) of which approximately $149 has been incurred through December 31, 1998.

  GUARANTY FUNDS

     Under insurance guaranty fund laws in each state, the District of Columbia and Puerto Rico, insurers licensed to do business can be assessed by state insurance guaranty associations for certain obligations of insolvent insurance companies to policyholders and claimants. Recent regulatory actions against certain large life insurers encountering financial difficulty have prompted various state insurance guaranty associations to begin assessing life insurance companies for the deemed losses. Most of these laws do provide, however, that an assessment may be excused or deferred if it would threaten an insurer's solvency and further provide annual limits on such assessments. A large part of the assessments paid by the Company pursuant to

                      METROPOLITAN LIFE INSURANCE COMPANY
these laws may be used as credits for a portion of the Company's premium taxes. The Company paid guaranty fund assessments of $35, $23 and $25 in 1998, 1997 and 1996, respectively, of which $24, $20 and $19 were estimated to be credited against future premium taxes.

10.  OTHER EXPENSES

     Other expenses were comprised of the following:

                                                        YEARS ENDED DECEMBER 31,
                                                      -----------------------------
                                                       1998       1997       1996
                                                       ----       ----       ----
Compensation........................................  $ 2,478    $ 2,072    $ 1,813
Commissions.........................................      902        766        722
Interest and debt issue costs.......................      379        453        311
Amortization of policy acquisition costs (excludes
  amortization of $240, $70 and $4, respectively,
  related to net realized investment gains).........      587        771        633
Capitalization of policy acquisition costs..........   (1,025)    (1,000)    (1,028)
Rent, net of sublease...............................      155        179        183
Minority interest...................................       67         56         30
Restructuring charge................................       81         --         --
Other...............................................    4,494      2,637      2,091
                                                      -------    -------    -------
                                                      $ 8,118    $ 5,934    $ 4,755
                                                      =======    =======    =======

11.  DISCONTINUED OPERATIONS

     The 1996 loss from discontinued operations resulted from the finalization of the transfer of certain group medical contracts in connection with the Company's disposal of its group medical benefits business during 1995. The components of discontinued operations for the year ended December 31, 1996 were as follows:

Loss from discontinued operations, net of income tax benefit of $18....................................................  $52
Loss on disposal of discontinued operations, net of income
tax benefit
of $11......................................................   19
                                                              ---
Loss from discontinued operations...........................  $71
                                                              ===

12.  CONSOLIDATED CASH FLOW INFORMATION

     During 1998, the Company sold MetLife Capital Holdings, Inc. (a commercial financing company) and a substantial portion of its Canadian and Mexican insurance operations, which resulted in realized investment gains of $531. During 1997, the Company sold its United Kingdom insurance operations, which resulted in a realized investment gain of $139. Such sales caused a reduction in assets by $10,663 and $4,342 and liabilities by $3,691 and $4,207 in 1998 and 1997, respectively.

     In 1997, the Company also acquired assets of $3,777 and assumed liabilities of $3,347, through the acquisition of certain insurance and noninsurance companies. The aggregate purchase prices were allocated to the assets and liabilities acquired based upon their estimated fair values.

     Real estate of $69, $151 and $189 was acquired in satisfaction of debt for the years ended December 31, 1998, 1997 and 1996, respectively.

                      METROPOLITAN LIFE INSURANCE COMPANY

13.  FAIR VALUE INFORMATION

     The estimated fair values of financial instruments have been determined by using available market information and the valuation methodologies described below. Considerable judgment is often required in interpreting market data to develop estimates of fair value. Accordingly, the estimates presented herein may not necessarily be indicative of amounts that could be realized in a current market exchange. The use of different assumptions or valuation methodologies may have a material effect on the estimated fair value amounts.

     Amounts related to the Company's financial instruments were as follows:

                                                     NOTIONAL    CARRYING    ESTIMATED
DECEMBER 31, 1998                                     AMOUNT      VALUE      FAIR VALUE
-----------------                                    --------    --------    ----------
Assets:
Fixed maturities...................................              $100,767     $100,767
  Equity securities................................                 2,340        2,340
  Mortgage loans on real estate....................                16,827       17,793
  Policy loans.....................................                 5,600        6,143
  Short-term investments...........................                 1,369        1,369
  Cash and cash equivalents........................                 3,301        3,301
  Mortgage loan commitments........................    $472            --           14
Liabilities:
  Policyholder account balances....................                37,088       37,304
  Short-term debt..................................                 3,585        3,585
  Long-term debt...................................                 2,903        2,995

                                                      NOTIONAL    CARRYING    ESTIMATED
DECEMBER 31, 1997                                      AMOUNT      VALUE      FAIR VALUE
-----------------                                     --------    --------    ----------
Assets:
Fixed maturities....................................              $92,630      $92,630
  Equity securities.................................                4,250        4,250
  Mortgage loans on real estate.....................               20,193       21,084
  Policy loans......................................                5,846        6,110
  Short-term investments............................                  679          679
  Cash and cash equivalents.........................                2,911        2,911
  Mortgage loan commitments.........................    $334           --            4
Liabilities:
  Policyholder account balances.....................               37,034       37,265
  Short-term debt...................................                4,587        4,587
  Long-term debt....................................                2,884        2,939

     The methods and assumptions used to estimate the fair values of financial instruments are summarized as follows:

  FIXED MATURITIES AND EQUITY SECURITIES

     The fair value of fixed maturities and equity securities are based upon quotations published by applicable stock exchanges or received from other reliable sources. For securities in which the market values were not readily available, fair values were estimated using quoted market prices of comparable investments.

  MORTGAGE LOANS ON REAL ESTATE AND MORTGAGE LOAN COMMITMENTS

     Fair values for mortgage loans on real estate and mortgage loan commitments are estimated by discounting expected future cash flows, using current interest rates for similar loans with similar credit risk.

                      METROPOLITAN LIFE INSURANCE COMPANY

  POLICY LOANS

     Fair values for policy loans are estimated by discounting expected future cash flows using U.S. treasury rates to approximate interest rates and the Company's past experiences to project patterns of loan accrual and repayment characteristics.

  CASH AND CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

     The carrying values for cash and cash equivalents and short-term investments approximated fair market values due to the short-term maturities of these instruments.

  POLICYHOLDER ACCOUNT BALANCES

     The fair value of policyholder account balances are estimated by discounting expected future cash flows, based upon interest rates currently being offered for similar contracts with maturities consistent with those remaining for the agreements being valued.

  SHORT-TERM AND LONG-TERM DEBT

     The fair values of short-term and long-term debt are determined by discounting expected future cash flows, using risk rates currently available for debt with similar terms and remaining maturities.

  DERIVATIVE INSTRUMENTS

     The fair value of derivative instruments, including financial futures, financial forwards, interest rate and foreign currency swaps, floors, foreign exchange contracts, caps and options are based upon quotations obtained from dealers or other reliable sources. See Note 3 for derivative fair value disclosures.

14.  STATUTORY FINANCIAL INFORMATION

     The reconciliation of MetLife's statutory surplus and net change in statutory surplus, determined in accordance with accounting practices prescribed or permitted by insurance regulatory authorities, with equity and net income determined in conformity with generally accepted accounting principles were as follows:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1998       1997
                                                               ----       ----
Statutory surplus...........................................  $ 7,388    $ 7,378
GAAP adjustments for:
  Future policy benefits and policyholder account
     balances...............................................   (6,830)    (6,807)
  Deferred policy acquisition costs.........................    6,560      6,438
  Deferred income taxes.....................................      295       (242)
  Valuation of investments..................................    3,981      3,474
  Statutory asset valuation reserves........................    3,381      3,854
  Statutory interest maintenance reserve....................    1,486      1,261
  Surplus notes.............................................   (1,595)    (1,555)
  Other, net................................................      201        206
                                                              -------    -------
Equity......................................................  $14,867    $14,007
                                                              =======    =======

                      METROPOLITAN LIFE INSURANCE COMPANY

                                                          YEARS ENDED DECEMBER 31,
                                                          -------------------------
                                                           1998      1997     1996
                                                           ----      ----     ----
Net change in statutory surplus.........................  $   10    $  227    $ 366
GAAP adjustments for:
  Future policy benefits and policyholder account
     balances...........................................     127       (38)    (165)
  Deferred policy acquisition costs.....................     224       149      391
  Deferred income taxes.................................     234        62      (74)
  Valuation of investments..............................   1,158      (387)     (84)
  Statutory asset valuation reserves....................    (461)    1,136      599
  Statutory interest maintenance reserve................     312        53       19
  Other, net............................................    (261)        1     (199)
                                                          ------    ------    -----
Net income..............................................  $1,343    $1,203    $ 853
                                                          ======    ======    =====

15.  SEPARATE ACCOUNTS

     Separate accounts reflect two categories of risk assumption: non-guaranteed separate accounts totaling $39,490 and $32,893 at December 31, 1998 and 1997, respectively, in which the policyholder assumes the investment risk, and guaranteed separate accounts totaling $18,578 and $15,445 at December 31, 1998 and 1997, respectively, in which MetLife contractually guarantees either a minimum return or account value to the policyholder.

     Fees charged to the separate accounts by the Company (including mortality charges, policy administration fees and surrender charges) are reflected in the Company's revenues as universal life and investment-type product policy fees and totaled $413, $287 and $216 in 1998, 1997 and 1996, respectively. Guaranteed separate accounts consisted primarily of Met Managed Guaranteed Interest Contracts and participating close out contracts. The average interest rate credited on these contracts was 7% at December 31, 1998. The assets that support these liabilities were comprised of $16,639 in fixed maturities as of December 31, 1998. The portfolios are segregated from other investments and are managed to minimize liquidity and interest rate risk. In order to minimize the risk of disintermediation associated with early withdrawals, these investment products carry a graded surrender charge as well as a market value adjustment.

                      METROPOLITAN LIFE INSURANCE COMPANY

16.  OTHER COMPREHENSIVE INCOME

     The following tables set forth the reclassification adjustments required for the years ended December 31, 1998, 1997 and 1996 to avoid double-counting in comprehensive income items that are included as part of net income for the current year that have been reported as a part of other comprehensive income in the current or prior year:

                                                       1998       1997       1996
                                                       ----       ----       ----
Holding gains (losses) on investments arising during
the year............................................  $ 1,556    $ 4,479    $(1,494)
Income tax effect of holding gains or losses........     (646)    (1,698)       550
Transfer of securities from held-to-maturity to
  available-for-sale:
  Holding gains on investments......................       --        198         --
  Income tax effect.................................       --        (75)        --
Reclassification adjustments:
  Realized holding gains included in current year
     net income.....................................   (2,043)      (868)      (367)
  Amortization of premium and discount on
     investments....................................     (411)      (406)      (631)
  Realized holding gains (losses) allocated to other
     policyholder amounts...........................      608        231        227
  Income tax effect.................................      766        394        285
Allocation of holding (gains) losses on investments
  relating to other policyholder amounts............     (322)    (2,231)     1,286
Income tax effect of allocation of holding gains and
  losses to other policyholder amounts..............      134        846       (474)
                                                      -------    -------    -------
Net unrealized investment (losses) gains............     (358)       870       (618)
                                                      -------    -------    -------
Foreign currency translation adjustments arising
  during the year...................................     (115)       (46)        (6)
Reclassification adjustment for sale of investment
  in foreign operation..............................        2         (3)        --
                                                      -------    -------    -------
Foreign currency translation adjustment.............     (113)       (49)        (6)
                                                      -------    -------    -------
Minimum pension liability adjustment................      (12)        --         --
                                                      -------    -------    -------
Other comprehensive (loss) income...................  $  (483)   $   821    $  (624)
                                                      =======    =======    =======

17.  RESTRUCTURING

     During 1998, the Company restructured headquarters operations and consolidated certain agencies and other operations. The impacts of these actions on a segment basis are as follows:

                                                       SEVERANCE
                                                          AND
                                                        RELATED        FACILITY
                                         NUMBER OF    TERMINATION    CONSOLIDATION
                                         POSITIONS       COSTS           COSTS        TOTAL
                                         ---------    -----------    -------------    -----
Individual.............................      488          $15             $16          $31
Institutional..........................      320            8               2           10
Auto & Home............................      357            4              --            4
Corporate and Other....................    1,102           30               6           36
                                           -----          ---             ---          ---
                                           2,267          $57             $24          $81
                                           =====          ===             ===          ===

     These programs are expected to be completed by the third quarter of 1999. As of December 31, 1998, $28 of these restructuring costs had been paid and the unpaid balance was $53.

                      METROPOLITAN LIFE INSURANCE COMPANY

18.  BUSINESS SEGMENT INFORMATION

     The Company provides insurance and financial services to customers in the United States, Canada, Central America, South America, Europe and Asia. The Company's business is divided into six segments: Individual, Institutional, Auto & Home, International, Asset Management and Corporate. These segments are managed separately because they either provide different products and services, require different strategies or have different technology requirements.

     Individual offers a wide variety of individual insurance and investment products, including life insurance, annuities and mutual funds. Institutional offers a broad range of group insurance and retirement and savings products and services, including group life insurance, non-medical health insurance such as short and long-term disability, long-term care and dental insurance and other insurance products and services. Auto & Home provides insurance coverages including private passenger automobile, homeowners and personal excess liability insurance. International provides life insurance, accident and health insurance, annuities and retirement and savings products to both individuals and groups, and auto and homeowners coverage to individuals. Asset Management provides a broad variety of asset management products and services to individuals and institutions such as mutual funds for savings and retirement needs, commercial real estate advisory and management services, and institutional and retail investment management. Through its Corporate segment, the Company reports items that are not allocated to any of the business segments.

     Set forth in the tables below is certain financial information with respect to the Company's operating segments for the years ended December 31, 1998, 1997 and 1996. The accounting policies of the segments are the same as those described in the summary of significant accounting policies, except for the method of capital allocation. The Company allocates capital to each segment based upon an internal capital allocation system that allows the Company to more effectively manage its capital. The Company has divested operations that did not meet targeted rates of return, including its medical insurance operations (institutional segment), commercial leasing business (corporate segment), and insurance operations in the United Kingdom (international segment) and a substantial portion of its Canadian operations (international segment). The Company evaluates the performance of each operating segment based upon income or loss from operations before provision for income taxes and non-recurring items (e.g. items of unusual or infrequent nature). The Company allocates non-recurring items (primarily consisting of sales practices claims and claims for personal injuries caused by exposure to asbestos or asbestos-containing products) and prior to its sale in 1998, the results of MetLife Capital Holdings, Inc. to the Corporate segment.

                                                             AUTO
AT OR FOR THE YEAR ENDED                                      &                        ASSET                  CONSOLIDATION/
DECEMBER 31, 1998              INDIVIDUAL   INSTITUTIONAL    HOME    INTERNATIONAL   MANAGEMENT   CORPORATE    ELIMINATION
------------------------       ----------   -------------    ----    -------------   ----------   ---------   --------------
Premiums.....................   $  4,323       $ 5,159      $1,403      $  618         $   --      $    --       $    --
Universal life and
investment-type product
policy fees..................        817           475          --          68             --           --            --
Net investment income........      5,480         3,885          81         343             75          682          (318)
Other revenues...............        522           575          36          33            817           34           (52)
Net realized investment
  gains......................        659           557         122         117             --          679          (113)
Policyholder benefits and
  claims.....................      4,616         6,416         869         597             --          (10)           --
Interest credited to
  policyholder account
  balances...................      1,443         1,199          --          89             --           --            --
Policyholder dividends.......      1,447           142          --          64             --           --            --
Other expenses...............      2,593         1,613         546         352            799        2,524          (309)


AT OR FOR THE YEAR ENDED
DECEMBER 31, 1998               TOTAL
------------------------        -----
Premiums.....................  $ 11,503
Universal life and
investment-type product
policy fees..................     1,360
Net investment income........    10,228
Other revenues...............     1,965
Net realized investment
  gains......................     2,021
Policyholder benefits and
  claims.....................    12,488
Interest credited to
  policyholder account
  balances...................     2,731
Policyholder dividends.......     1,653
Other expenses...............     8,118

                      METROPOLITAN LIFE INSURANCE COMPANY

                                                             AUTO
AT OR FOR THE YEAR ENDED                                      &                        ASSET                  CONSOLIDATION/
DECEMBER 31, 1998              INDIVIDUAL   INSTITUTIONAL    HOME    INTERNATIONAL   MANAGEMENT   CORPORATE    ELIMINATION
------------------------       ----------   -------------    ----    -------------   ----------   ---------   --------------
Income (loss) before
provision for income taxes
and extraordinary item.......      1,702         1,281         227          77             93       (1,119)         (174)
Income (loss) after provision
  for income taxes before
  extraordinary item.........      1,069           846         161          56             49         (691)         (143)
Total assets.................    103,536        88,741       2,763       3,432          1,164       21,029        (5,319)
Deferred policy acquisition
  costs......................      6,216            82          57         205             --           --            --
Separate account assets......     23,013        35,029          --          26             --           --            --
Policyholder liabilities.....     71,571        49,406       1,477       2,043             --            1          (295)
Separate account
  liabilities................     23,013        35,029          --          26             --           --            --


AT OR FOR THE YEAR ENDED
DECEMBER 31, 1998               TOTAL
------------------------        -----
Income (loss) before
provision for income taxes
and extraordinary item.......     2,087
Income (loss) after provision
  for income taxes before
  extraordinary item.........     1,347
Total assets.................   215,346
Deferred policy acquisition
  costs......................     6,560
Separate account assets......    58,068
Policyholder liabilities.....   124,203
Separate account
  liabilities................    58,068

                                                             AUTO
AT OR FOR THE YEAR ENDED                                      &                        ASSET                  CONSOLIDATION/
DECEMBER 31, 1997              INDIVIDUAL   INSTITUTIONAL    HOME    INTERNATIONAL   MANAGEMENT   CORPORATE    ELIMINATION
------------------------       ----------   -------------    ----    -------------   ----------   ---------   --------------
Premiums.....................   $ 4,327        $ 4,689      $1,354      $  908         $   --      $    --       $    --
Universal life and
  investment-type product
  policy fees................       855            426          --         137             --           --            --
Net investment income........     4,754          3,754          71         504             87          895          (574)
Other revenues...............       338            357          25          54            682           19            16
Net realized investment
  gains......................       356             45           9         142             --          326           (91)
Policyholder benefits and
  claims.....................     4,597          5,934         834         869             --           --            --
Interest credited to
  policyholder account
  balances...................     1,428          1,319          --         137             --           --            --
Policyholder dividends.......     1,340            305          --          97             --           --            --
Other expenses...............     2,384          1,178         520         497            679        1,118          (442)
Income before provision for
  income taxes...............       881            535         105         145             90          122          (207)
Income after provision for
  income taxes...............       603            339          74         126             52          210          (201)
Total assets.................    95,990         83,481       2,542       7,412          1,147       18,494        (6,290)
Deferred policy acquisition
  costs......................     5,912             40          56         428             --           --            --
Separate account assets......    17,345         30,473          --         520             --           --            --
Policyholder liabilities.....    70,686         49,550       1,509       5,615             --            1            (3)
Separate account
  liabilities................    17,345         30,473          --         520             --           --            --


AT OR FOR THE YEAR ENDED
DECEMBER 31, 1997               TOTAL
------------------------        -----
Premiums.....................  $ 11,278
Universal life and
  investment-type product
  policy fees................     1,418
Net investment income........     9,491
Other revenues...............     1,491
Net realized investment
  gains......................       787
Policyholder benefits and
  claims.....................    12,234
Interest credited to
  policyholder account
  balances...................     2,884
Policyholder dividends.......     1,742
Other expenses...............     5,934
Income before provision for
  income taxes...............     1,671
Income after provision for
  income taxes...............     1,203
Total assets.................   202,776
Deferred policy acquisition
  costs......................     6,436
Separate account assets......    48,338
Policyholder liabilities.....   127,358
Separate account
  liabilities................    48,338

                                                             AUTO
AT OR FOR THE YEAR ENDED                                      &                        ASSET                  CONSOLIDATION/
DECEMBER 31, 1996              INDIVIDUAL   INSTITUTIONAL    HOME    INTERNATIONAL   MANAGEMENT   CORPORATE    ELIMINATION
------------------------       ----------   -------------    ----    -------------   ----------   ---------   --------------
Premiums.....................   $ 4,559        $ 4,676      $1,316      $  794          $ --       $    --       $    --
Universal life and
  investment-type product
  policy fees................       729            375          --         139            --            --            --
Net investment income........     4,604          3,446          71         523            60           761          (487)
Other revenues...............        74            258          26          37           495           306            50
Net realized investment gains
  (losses)...................       282             28          24          13            --          (112)           (4)
Policyholder benefits and
  claims.....................     4,690          6,006         891         700            --            (1)           --
Interest credited to
  policyholder account
  Balances...................     1,354          1,358          --         156            --            --            --
Policyholder dividends.......     1,333            284          --         111            --            --            --


AT OR FOR THE YEAR ENDED
DECEMBER 31, 1996               TOTAL
------------------------        -----
Premiums.....................  $ 11,345
Universal life and
  investment-type product
  policy fees................     1,243
Net investment income........     8,978
Other revenues...............     1,246
Net realized investment gains
  (losses)...................       231
Policyholder benefits and
  claims.....................    12,286
Interest credited to
  policyholder account
  Balances...................     2,868
Policyholder dividends.......     1,728

                      METROPOLITAN LIFE INSURANCE COMPANY

                                                             AUTO
AT OR FOR THE YEAR ENDED                                      &                        ASSET                  CONSOLIDATION/
DECEMBER 31, 1996              INDIVIDUAL   INSTITUTIONAL    HOME    INTERNATIONAL   MANAGEMENT   CORPORATE    ELIMINATION
------------------------       ----------   -------------    ----    -------------   ----------   ---------   --------------
Other expenses...............     2,019            791         490         418           498           923          (384)
Income before provision for
  income taxes...............       852            344          56         121            57            33           (57)
Income after provision for
  income taxes...............       511            217          34          86            47            85           (56)
Total assets.................    86,042         75,872       2,801      11,714           901        18,900        (6,954)
Deferred policy acquisition
  costs......................     6,495             29          56         647            --            --            --
Separate account assets......    12,386         27,368          --       3,645            --            --            --
Policyholder liabilities.....    67,220         48,253       1,562       6,045            --             1           (55)
Separate account
  liabilities................    12,386         27,368          --       3,645            --            --            --


AT OR FOR THE YEAR ENDED
DECEMBER 31, 1996               TOTAL
------------------------        -----
Other expenses...............     4,755
Income before provision for
  income taxes...............     1,406
Income after provision for
  income taxes...............       924
Total assets.................   189,276
Deferred policy acquisition
  costs......................     7,227
Separate account assets......    43,399
Policyholder liabilities.....   123,026
Separate account
  liabilities................    43,399

     The individual segment includes an equity ownership interest in Nvest Companies, L.P. ("Nvest") under the equity method of accounting. Nvest has been included within the asset management segment due to the types of products and strategies employed by the entity. The individual segment's equity in earnings of Nvest, which is included in net investment income, was $49, $45 and $43 for the years ended December 31, 1998, 1997 and 1996, respectively. The investment in Nvest was $252, $216 and $152 at December 31, 1998, 1997 and 1996,
respectively.

     Net investment income and net realized investment gains are based upon the actual results of each segment's specifically identifiable asset portfolio. Other costs and operating costs were allocated to each of the segments based upon: (1) a review of the nature of such costs, (2) time studies analyzing the amount of employee compensation costs incurred by each segment and (3) cost estimates included in the Company's product pricing.

     The consolidation/elimination column includes the elimination of all intersegment amounts and the individual segment's ownership interest in Nvest. The principal component of the intersegment amounts related to intersegment loans, which bore interest at rates commensurate with related borrowings.

     Revenues derived from any customer did not exceed 10% of consolidated revenues. Revenues from U.S. operations were $25,643, $22,664 and $21,762 for the years ended December 31, 1998, 1997 and 1996, respectively, which represented 96%, 93% and 94%, respectively, of consolidated revenues.

                      METROPOLITAN LIFE INSURANCE COMPANY

         UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF INCOME
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998
                                 (IN MILLIONS)

                                                               1999       1998
                                                               ----       ----
REVENUES
Premiums....................................................  $ 8,724    $ 8,503
Universal life and investment-type product policy fees......    1,019      1,110
Net investment income.......................................    7,235      7,633
Other revenues..............................................    1,552      1,481
Net realized investment gains (losses) (net of amounts
  allocable to other accounts of $(37) and $104,
  respectively).............................................     (177)     1,083
                                                              -------    -------
                                                               18,353     19,810
                                                              -------    -------
EXPENSES
Policyholder benefits and claims (excludes (includes)
  amounts directly related to net realized investment gains
  and losses of $(11) and $99, respectively)................    9,436      9,293
Interest credited to policyholder account balances..........    1,823      2,058
Policyholder dividends......................................    1,237      1,215
Other expenses (excludes (includes) amounts directly related to net realized investment gains and losses of $(26) and
  $5, respectively).........................................    5,076      4,925
                                                              -------    -------
                                                               17,572     17,491
                                                              -------    -------
Income before provision for income taxes and extraordinary
  item......................................................      781      2,319
Provision for income taxes..................................      353        846
                                                              -------    -------
Income before extraordinary item............................      428      1,473
Extraordinary item -- demutualization expense...............      (77)        --
                                                              -------    -------
Net income..................................................  $   351    $ 1,473
                                                              =======    =======

  See accompanying notes to unaudited interim condensed consolidated financial statements.

                      METROPOLITAN LIFE INSURANCE COMPANY

             UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1999
                                 (IN MILLIONS)

ASSETS
Investments:
  Fixed maturities available-for-sale, at fair value........  $ 98,164
  Equity securities, at fair value..........................     2,115
  Mortgage loans on real estate.............................    19,561
  Real estate and real estate joint ventures................     5,924
  Policy loans..............................................     5,558
  Other limited partnership interests.......................     1,225
  Short-term investments....................................     4,521
  Other invested assets.....................................     1,451
                                                              --------
                                                               138,519
Cash and cash equivalents...................................     5,053
Accrued investment income...................................     1,986
Premiums and other receivables..............................     7,428
Deferred policy acquisition costs...........................     7,947
Deferred income taxes.......................................     1,084
Other.......................................................     4,412
Separate account assets.....................................    60,737
                                                              --------
                                                              $227,166
                                                              ========
LIABILITIES AND EQUITY
Liabilities:
Future policy benefits......................................  $ 72,820
Policyholder account balances...............................    45,844
Other policyholder funds....................................     4,379
Policyholder dividends payable..............................     1,093
Short-term debt.............................................     5,619
Long-term debt..............................................     2,554
Current income taxes payable................................     1,079
Other.......................................................    19,484
Separate account liabilities................................    60,737
                                                              --------
                                                               213,609
                                                              --------
Commitments and contingencies (Note 3)
Equity:
Retained earnings...........................................    13,834
Accumulated other comprehensive loss........................      (277)
                                                              --------
                                                                13,557
                                                              --------
                                                              $227,166
                                                              ========

  See accompanying notes to unaudited interim condensed consolidated financial statements.

                      METROPOLITAN LIFE INSURANCE COMPANY

          UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENT OF EQUITY
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                                 (IN MILLIONS)

                                                                                    ACCUMULATED OTHER
                                                                               COMPREHENSIVE INCOME (LOSS)
                                                                        -----------------------------------------
                                                                             NET           FOREIGN      MINIMUM
                                                                          UNREALIZED      CURRENCY      PENSION
                                             COMPREHENSIVE   RETAINED     INVESTMENT     TRANSLATION   LIABILITY
                                    TOTAL        LOSS        EARNINGS   GAINS (LOSSES)   ADJUSTMENT    ADJUSTMENT
                                    -----    -------------   --------   --------------   -----------   ----------
Balance at January 1, 1999.......  $14,867                   $13,483       $ 1,540          $(144)        $(12)
Comprehensive loss:
  Net income.....................      351      $   351          351
                                                -------
  Other comprehensive loss:
    Unrealized investment losses,
      net of related offsets,
      reclassification
      adjustments and income
      taxes......................                (1,686)                    (1,686)
    Foreign currency translation
      adjustments................                    25                                        25
                                                -------
  Other comprehensive loss.......   (1,661)      (1,661)
                                                -------
    Comprehensive loss...........               $(1,310)
                                                =======
                                   -------                   -------       -------          -----         ----
Balance at September 30, 1999....  $13,557                   $13,834       $  (146)         $(119)        $(12)
                                   =======                   =======       =======          =====         ====

  See accompanying notes to unaudited interim condensed consolidated financial statements.

                      METROPOLITAN LIFE INSURANCE COMPANY

       UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998
                                 (IN MILLIONS)

                                                                1999        1998
                                                                ----        ----
NET CASH PROVIDED BY OPERATING ACTIVITIES...................  $  3,564    $  1,867
CASH FLOWS FROM INVESTING ACTIVITIES
  Sales, maturities and repayments of:
     Fixed maturities.......................................    56,979      23,775
     Equity securities......................................       444       2,172
     Mortgage loans on real estate..........................     1,234       2,295
     Real estate and real estate joint ventures.............       588       1,269
     Other limited partnership interests....................       397         156
  Purchases of:
     Fixed maturities.......................................   (56,334)    (33,953)
     Equity securities......................................      (270)     (1,633)
     Mortgage loans on real estate..........................    (3,491)     (2,126)
     Real estate and real estate joint ventures.............      (234)       (234)
     Other limited partnership interests....................      (290)       (243)
  Net change in short-term investments......................    (3,043)       (369)
  Net change in policy loans................................        42        (122)
  Proceeds from sales of businesses.........................        --       7,362
  Purchase of business, net of cash received................      (267)         --
  Net change in investment collateral.......................     2,356       5,857
  Other, net................................................      (155)       (157)
                                                              --------    --------
Net cash (used in) provided by investing activities.........    (2,044)      4,049
                                                              --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Policyholder account balances:
     Deposits...............................................    17,420      15,290
     Withdrawals............................................   (18,873)    (17,328)
  Short-term debt, net......................................     2,035      (4,072)
  Long-term debt issued.....................................        66         859
  Long-term debt repaid.....................................      (416)       (332)
                                                              --------    --------
Net cash (used in) provided by financing activities.........       232      (5,583)
                                                              --------    --------
Change in cash and cash equivalents.........................     1,752         333
Cash and cash equivalents, beginning of period..............     3,301       2,912
                                                              --------    --------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $  5,053    $  3,245
                                                              ========    ========
Supplemental disclosures of cash flow information:
Cash paid during the period for:
  Interest..................................................  $    283    $    312
                                                              ========    ========
  Income taxes..............................................  $    354    $    184
                                                              ========    ========

  See accompanying notes to unaudited interim condensed consolidated financial statements.

                      METROPOLITAN LIFE INSURANCE COMPANY

     NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
           (DOLLAR AMOUNTS ARE IN MILLIONS UNLESS OTHERWISE STATED.)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BUSINESS

     Metropolitan Life Insurance Company ("MetLife") and its subsidiaries (the "Company") is a leading provider of insurance and financial services to a broad section of institutional and individual customers. The Company offers life insurance, annuities and mutual funds to individuals and group insurance and retirement and savings products and services to corporations and other institutions.

  BASIS OF PRESENTATION

     The accompanying condensed consolidated financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP"). The New York State Insurance Department (the "Department") recognizes only statutory accounting practices for determining and reporting the financial condition and results of operations of an insurance company for determining solvency under the New York Insurance Law. No consideration is given by the Department to financial statements prepared in accordance with GAAP in making such determination.

     The condensed consolidated financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the consolidated financial position of the Company at September 30, 1999 and its consolidated results of operations and its consolidated cash flows for the nine months ended September 30, 1999 and 1998. Interim results are not necessarily indicative of full year performance. These interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements of the Company for the year ended December 31, 1998.

  PRINCIPLES OF CONSOLIDATION

     The accompanying condensed consolidated financial statements include the accounts of MetLife and its subsidiaries, partnerships and joint ventures in which MetLife has a majority voting interest or general partner interest with limited removal rights by limited partners. All material intercompany accounts and transactions have been eliminated.

  APPLICATION OF ACCOUNTING PRONOUNCEMENTS

     Effective January 1, 1999, the Company adopted Statement of Position ("SOP") 98-5, Reporting on the Costs of Start-Up Activities ("SOP 98-5"). SOP 98-5 broadly defines start-up activities. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. Adoption of SOP 98-5 did not have a material effect on the Company's consolidated financial statements.

     Effective January 1, 1999, the Company adopted SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides guidance for determining when an entity should capitalize or expense external and internal costs of computer software developed or obtained for internal use. Adoption of SOP 98-1 did not have a material effect on the Company's consolidated financial statements.

     Effective January 1, 1999, the Company adopted SOP 97-3, Accounting for Insurance and Other Enterprises for Insurance Related Assessments ("SOP 97-3"). SOP 97-3 provides guidance on accounting by insurance and other enterprises for assessments related to insurance activities including recognition, measurement and disclosure of guaranty fund and other insurance related assessments. Adoption of SOP 97-3 did not have a material effect on the Company's consolidated financial statements.

                      METROPOLITAN LIFE INSURANCE COMPANY

               NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133 ("SFAS 137"). SFAS 137 defers the provisions of SFAS 133 until January 1, 2001. The provisions of SFAS 133 require, among other things, that all derivatives be recognized in the consolidated balance sheets as either assets or liabilities and measured at fair value. The corresponding derivative gains and losses should be reported based upon the hedge relationship, if such a relationship exists. Changes in the fair value of derivatives that are not designated as hedges or that do not meet the hedge accounting criteria in SFAS 133 are required to be reported in income. The Company is in the process of quantifying the impact of SFAS 133 on its consolidated financial statements.

2.  BUSINESS SEGMENT INFORMATION

                                                               AUTO
FOR THE NINE MONTHS ENDED                                       &                        ASSET                  CONSOLIDATION/
SEPTEMBER 30, 1999               INDIVIDUAL   INSTITUTIONAL    HOME    INTERNATIONAL   MANAGEMENT   CORPORATE    ELIMINATION
-------------------------        ----------   -------------    ----    -------------   ----------   ---------   --------------
Premiums.......................    $3,091        $4,174       $1,102       $357           $ --        $  --         $  --
Universal life and investment-
type product policy fees.......       614           371           --         34             --           --            --
Net investment income..........     3,911         2,837           66        155             56          394          (184)
Other revenues.................       410           456           14          5            601           34            32
Net realized investment gains
  (losses).....................        11           (52)           1          3             --         (116)          (24)
Income (loss) before provision
  for income taxes and
  extraordinary item...........       696           666           39         (5)            71         (608)          (78)


FOR THE NINE MONTHS ENDED
SEPTEMBER 30, 1999               TOTAL
-------------------------        -----
Premiums.......................  $8,724
Universal life and investment-
type product policy fees.......   1,019
Net investment income..........   7,235
Other revenues.................   1,552
Net realized investment gains
  (losses).....................    (177)
Income (loss) before provision
  for income taxes and
  extraordinary item...........     781

                                                               AUTO
FOR THE NINE MONTHS ENDED                                       &                        ASSET                  CONSOLIDATION/
SEPTEMBER 30, 1998               INDIVIDUAL   INSTITUTIONAL    HOME    INTERNATIONAL   MANAGEMENT   CORPORATE    ELIMINATION
-------------------------        ----------   -------------    ----    -------------   ----------   ---------   --------------
Premiums.......................    $3,148        $3,801       $1,045       $509           $ --        $ --          $  --
Universal life and investment-
type product policy fees.......       708           349           --         53             --          --             --
Net investment income..........     4,065         2,865           61        293             58         539           (248)
Other revenues.................       328           445           19         32            608          86            (37)
Net realized investment
  gains........................       254           234            3        102             --         574            (84)
Income before provision for
  income taxes.................       972           758           70        105             70         458           (114)


FOR THE NINE MONTHS ENDED
SEPTEMBER 30, 1998               TOTAL
-------------------------        -----
Premiums.......................  $8,503
Universal life and investment-
type product policy fees.......   1,110
Net investment income..........   7,633
Other revenues.................   1,481
Net realized investment
  gains........................   1,083
Income before provision for
  income taxes.................   2,319

                                                                 SEPTEMBER 30,
                                                              --------------------
                                                                1999        1998
                                                                ----        ----
ASSETS
Individual..................................................  $106,715    $100,436
  Institutional.............................................    90,661      89,761
  Auto & Home...............................................     4,005       2,734
  International.............................................     3,752       3,010
  Asset Management..........................................     1,077       1,124
  Corporate.................................................    24,030      15,510
  Consolidation/Elimination.................................    (3,074)     (2,386)
                                                              --------    --------
          Total.............................................  $227,166    $210,189
                                                              ========    ========

                      METROPOLITAN LIFE INSURANCE COMPANY

               NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     The individual segment includes an equity ownership interest in Nvest Companies, L.P. ("Nvest") under the equity method of accounting. Nvest has been included within the asset management segment due to the types of products and strategies employed by the entity. The individual segment's equity in earnings of Nvest, which is included in net investment income, was $38 and $35 for the nine months ended September 30, 1999 and 1998, respectively. The investment in Nvest was $218 and $195 at September 30, 1999 and 1998, respectively.

     The consolidation/elimination column includes the elimination of all intersegment amounts and the individual segment's ownership interest in Nvest. The principal component of the intersegment amounts related to intersegment loans, which bore interest at rates commensurate with related borrowings.

     Revenues derived from any one customer did not exceed 10% of consolidated revenues. Revenues from U.S. operations were $17,799 and $18,779 for the nine months ended September 30, 1999 and 1998, respectively, which represented 97% and 95% of consolidated revenues, respectively.

3.  COMMITMENTS AND CONTINGENCIES

  LITIGATION

     The Company and certain of its subsidiaries are currently defendants in approximately 400 lawsuits, including over 40 putative or certified class action lawsuits, raising allegations of improper marketing and sales of individual life insurance or annuities ("sales practices claims"). Two of these putative class actions are filed in Canada and the remainder are filed in the United States. These cases are brought by or on behalf of policyholders and others and allege, among other claims, that individual life insurance policies were improperly sold in replacement transactions or with inadequate or inaccurate disclosure concerning the period for which premiums would be payable, or were misleadingly sold as savings or retirement plans. The classes proposed in the pending class actions are defined broadly enough, in the aggregate, to include a substantial number of active and lapsed policyholders who purchased individual life insurance policies and annuity contracts and certificates from the Company or certain of its subsidiaries during the 1980s and 1990s. In California, Ohio and West Virginia, courts have certified or deemed certifiable classes on behalf of policyholders in those states who allegedly did not receive proper notice of replacement. A California trial court has also certified a class of California universal life policyholders who were charged amounts related to the deferred acquisition tax in their costs of insurance. As discussed below, the settlement announced on August 18, 1999 will apply to these actions. A Federal Court in Massachusetts has certified a mandatory class involving certain former policyholders of New England Mutual Life Insurance Company which merged into the Company in 1996. The United States Court of Appeals remanded the case to the trial court for further consideration. A number of the sales practices claims pending in Federal courts have been consolidated as a multidistrict proceeding for pre-trial purposes in the United States District Court for the Western District of Pennsylvania and, as to former New England Mutual Life Insurance Company policyholders, in the United States District Court in Massachusetts. In another case, a New York Federal court has certified or conditionally certified some subclasses of purchasers of the Company's policies and annuity contracts outside the United States and Canada. In the past, the Company has resolved some of the individual lawsuits through settlement, dispositive motion or, in a few instances, trial. Most of the current cases seek substantial damages, including in some cases punitive and treble damages and attorneys' fees. Additional litigation relating to the Company's marketing and sales of individual life insurance policies may be commenced in the future.

                      METROPOLITAN LIFE INSURANCE COMPANY

               NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     On August 18, 1999, the Company announced a settlement resolving the multidistrict litigation proceeding involving alleged improper sales practices currently pending in the United States District Court for the Western District of Pennsylvania. The settlement covers sales practices claims in connection with permanent life insurance policies and annuity contracts or certificates issued by the Company or certain of its subsidiaries pursuant to sales made in the U.S. to individuals between January 1, 1982 and December 31, 1997. The class covered by the settlement includes owners of approximately six million in-force and terminated insurance policies and approximately one million in-force and terminated annuity contracts.

     The settlement should resolve each of the class action lawsuits relating to sales practices claims described above, other than the class action lawsuits involving former policyholders of New England Mutual Life Insurance Company and purchasers outside the United States of policies and annuity contracts of the Company or certain of its subsidiaries. The settlement would also resolve the individual lawsuits relating to sales practices claims between January 1, 1982 and December 31, 1997, although the plaintiffs in those lawsuits may elect to be excluded from the settlement and pursue lawsuits on an individual basis against the Company or certain of its subsidiaries.

     The court has preliminarily approved the settlement and has scheduled a fairness hearing on the settlement for December 2, 1999. The settlement is subject to the court's approval and the resolution of any appeals that are taken.

     The settlement provides for three forms of relief. General relief would be provided, in the form of free death benefits, automatically to class members who do not elect to exclude themselves from the settlement or who do not elect the claim evaluation procedures set forth in the settlement. The claim evaluation procedures permit a class member to have a claim evaluated by a third party under procedures set forth in the settlement. Claim awards made under the claim evaluation procedures will be in the form of policy adjustments, free death benefits or, in some instances, cash payments. In addition, class members who have or had an ownership interest in specified policies will also automatically receive deferred acquisition cost tax relief in the form of free death benefits. Approximately 20,000 class members have elected to exclude themselves from the settlement. The settlement fixes the aggregate amounts that are available under each form of relief.

     The Company expects that the total cost of the settlement will be approximately $957. This amount is equal to the amount of the increase in liabilities for the death benefits and policy adjustments and the present value of expected cash payments to be provided to included class members, as well as attorneys' fees and expenses and estimated other administrative costs, but does not include the cost of litigation with policyholders who are excluded from the settlement. The Company believes that the cost to it of the settlement will be substantially covered by available reinsurance and the provisions made in the Company's consolidated financial statements, and thus will not have a material adverse effect on its consolidated results of operations or financial position. See Note 9 of Notes to Consolidated Financial Statements for information regarding excess of loss reinsurance policies related to sales practices claims and excess mortality losses. The Company believes it has made adequate provision for all probable losses for sales practices claims, including litigation costs involving policyholders who are excluded from the settlement, and has recorded all related recoverables under reinsurance policies in its consolidated financial statements.

     Regulatory authorities in a small number of states, including both insurance departments and attorneys general, have ongoing investigations of the Company's sales of individual life insurance

                      METROPOLITAN LIFE INSURANCE COMPANY

               NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

policies or annuities, including investigations of alleged improper replacement transactions and alleged improper sales of insurance with inaccurate or inadequate disclosures as to the period for which premiums would be payable. Over the past several years, the Company has resolved a number of investigations by other regulatory authorities for monetary payments and certain other relief, and may continue to do so in the future.

     The Company is also a defendant in numerous lawsuits seeking compensatory and punitive damages for personal injuries allegedly caused by exposure to asbestos or asbestos-containing products. The Company has never engaged in the business of manufacturing, producing, distributing or selling asbestos or asbestos-containing products. Rather, these lawsuits, currently numbering in the thousands, have principally been based upon allegations relating to certain research, publication and other activities of one or more of the Company's employees during the period from the 1920s through approximately the 1950s and alleging that the Company learned or should have learned of certain health risks posed by asbestos and, among other things, improperly publicized or failed to disclose those health risks. Legal theories asserted against the Company have included negligence, intentional tort claims and conspiracy claims concerning the health risks associated with asbestos. While the Company believes it has meritorious defenses to these claims, and has not suffered any adverse judgments in respect to these claims, most of the cases have been resolved by settlements. The Company intends to continue to exercise its best judgment regarding settlement or defense of such cases. The number of such cases that may be brought or the aggregate amount of any liability that the Company may ultimately incur is uncertain. Significant portions of amounts paid in settlement of such cases have been funded with proceeds from a previously resolved dispute with the Company's primary, umbrella and first level excess liability insurance carriers. The Company is presently in litigation with several of its excess liability insurers regarding amounts payable under its policies with respect to coverage for these claims. The trial court has granted summary judgment to these insurers. The Company has appealed. There can be no assurances regarding the outcome of this litigation or the amount and timing of recoveries, if any, from these excess liability insurers. See Note 9 of Notes to Consolidated Financial Statements for information regarding insurance policies related to asbestos-related claims. Management believes adequate provisions have been made for all reasonably probable and estimable losses for sales practices and asbestos-related claims. Amounts recoverable under related insurance policies have been recorded in the Company's consolidated financial statements.

     The Company has recorded, in other expenses, charges of $499 and $173 for the nine months ended September 30, 1999 and 1998, respectively. The charge for the nine months ended September 30, 1999 is principally related to the settlement of the multidistrict litigation proceeding including alleged improper sales practices, accruals for sales practices claims not covered by the settlement and other legal costs. The charge for the nine months ended September 30, 1998 was for sales practices claims and claims for personal injuries caused by exposure to asbestos or asbestos-containing products.

     A purported class action suit involving policyholders in 32 states has been filed in a Rhode Island state court against the Company's subsidiary, Metropolitan Property and Casualty Insurance Company, with respect to claims by policyholders for the alleged diminished value of automobiles after accident-related repairs. A similar "diminished value" allegation was made recently in a Texas Deceptive Trade Practices Act letter and lawsuit which involve a Metropolitan Property and Casualty Company insured policyholder. A purported class action has been filed against Metropolitan Casualty Insurance Company, a subsidiary of Metropolitan Property and Casualty Insurance Company, in Florida by a policyholder alleging breach of contract and unfair

                      METROPOLITAN LIFE INSURANCE COMPANY

               NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

trade practices with respect to Metropolitan Property and Casualty Insurance Company allowing the use of parts not made by the original manufacturer to repair damaged automobiles. These suits are in the early stages of litigation and Metropolitan Property and Casualty Insurance Company and Metropolitan Casualty Insurance Company intend to vigorously defend themselves against these suits. Similar suits have been filed against several other personal lines casualty insurers.

     The United States, the Commonwealth of Puerto Rico, and various hotels and individuals have sued MetLife Capital Corporation, a former subsidiary of MetLife, seeking damages for clean up costs, natural resource damages, personal injuries and lost profits and taxes based upon, among other things, a release of oil from a barge which was being towed by the Emily S. In connection with the sale of MetLife Capital, MetLife has retained any liability related to this action. MetLife Capital had entered into a sale and leaseback financing arrangement with respect to the Emily S. The plaintiffs have taken the position that MetLife Capital, as the owner of record of the Emily S, is responsible for all damages caused by the barge, including the oil spill. The governments of the United States and Puerto Rico have claimed damages in excess of $150. At a mediation, the action brought by the United States and Puerto Rico was conditionally settled, provided that the governments have access to additional sums from a fund contributed to by oil companies to help remediate oil spills. The Company can provide no assurance, however, that this action will be settled in this manner.

     Various litigation, claims and assessments against the Company, in addition to those discussed above and those otherwise provided for in the Company's consolidated financial statements, have arisen in the course of the Company's business, including, but not limited to, in connection with its activities as an insurer, employer, investor, investment advisor and taxpayer. Further, state insurance regulatory authorities and other Federal and state authorities regularly make inquiries and conduct investigations concerning the Company's compliance with applicable insurance and other laws and regulations.

     In some of the matters referred to above, very large and/or indeterminate amounts, including punitive and treble damages, are sought. While it is not feasible to predict or determine the ultimate outcome of all pending investigations and legal proceedings or provide reasonable ranges of potential losses, it is the opinion of the Company's management that their outcomes, after consideration of available insurance and reinsurance and the provisions made in the Company's consolidated financial statements, are not likely to have a material adverse effect on the Company's consolidated financial position. However, given the large and/or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on the Company's operating results or cash flows in particular quarterly or annual periods.

  TRANSFERRED CANADIAN POLICIES

     In July 1998, the Company sold a substantial portion of its Canadian operations to Clarica Life Insurance Company. As part of that sale, a large block of policies in effect with the Company in Canada were transferred to Clarica Life, and the holders of the transferred Canadian policies became policyholders of Clarica Life. Those transferred policyholders are no longer policyholders of the Company and, therefore, are not entitled to compensation under the plan of reorganization. However, as a result of a commitment made in connection with obtaining Canadian regulatory approval of that sale, if the Company demutualizes, its Canadian branch will make cash payments to those who are, or are deemed to be, holders of these transferred Canadian

                      METROPOLITAN LIFE INSURANCE COMPANY

               NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

policies. The payments, which will be recorded in other expenses in the same period as the effective date of the plan, will be determined in a manner that is consistent with the treatment of, and fair and equitable to, eligible policyholders of Metropolitan Life Insurance Company. The amount of the payment is dependent upon the initial public offering price of common stock to be issued on the effective date of demutualization.

  YEAR 2000

     The Year 2000 issue is the result of the widespread use of computer programs written using two digits (rather than four) to define the applicable year. Such programming was a common industry practice designed to avoid the significant costs associated with additional mainframe capacity necessary to accommodate a four-digit year field. As a result, any of the Company's computer systems that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in major system failures or miscalculations. The Company has conducted a comprehensive review of its computer systems to identify the systems that could be affected by the Year 2000 issue and has developed and implemented a plan to resolve the issue. The Company currently believes that, with modifications to existing software and converting to new software, the Year 2000 issue will not pose significant operational problems for the Company's computer systems. However, if such modifications and conversions are not completed on a timely basis, the Year 2000 issue may have a material impact on the operations of the Company. Furthermore, even if the Company completes such modifications and conversions on a timely basis, there can be no assurance that the failure by vendors or other third parties to solve the Year 2000 issue will not have a material impact on the operations of the Company. The Company estimates the total cost to resolve its Year 2000 problem to be approximately $225 of which approximately $207 had been incurred through September 30, 1999.

4.  DEMUTUALIZATION ADOPTION DATE

     On September 28, 1999, the board of directors of the Company adopted, pursuant to the New York Insurance Law, a plan of reorganization, and subsequently adopted amendments to the plan, pursuant to which the Company proposes to convert from a mutual life insurance company to a stock life insurance company. On the date the plan of reorganization becomes effective, the Company will convert from a mutual life insurance company to a stock life insurance company and become a wholly-owned subsidiary of MetLife, Inc. Each policyholders' membership interest will be extinguished on the effective date and, in consideration thereof, each eligible policyholder will be entitled to receive, in exchange for that interest, trust interests representing shares of common stock, cash or an adjustment to their policy values in the form of policy credits, as provided in the plan.

     The accompanying unaudited interim condensed consolidated statement of income for the nine months ended September 30, 1999 includes an extraordinary charge of $77 (net of income taxes of $15) related to costs associated with the demutualization.

5.  DEBT

     In connection with the exchange offer to holders of General American Life Insurance Company funding agreements, the Company incurred approximately $3.2 billion of short-term debt, which consisted primarily of commercial paper having a weighted average interest rate of 5.37% and a weighted average maturity of 27 days. In addition, the Company obtained an additional committed credit facility of $5 billion (364-day facility expiring in September 2000). This facility serves as backup for the Company's commercial paper program and bears interest

                      METROPOLITAN LIFE INSURANCE COMPANY

               NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

at various rates under specified borrowing scenarios. At September 30, 1999, there were no borrowings outstanding under this facility.

6.  OTHER COMPREHENSIVE INCOME (LOSS)

     The following table sets forth the reclassification adjustments required for the nine months ended September 30, 1999 and 1998 to avoid double-counting in comprehensive income (loss) items that are included as part of net income for the current period that have been reported as a part of other comprehensive income (loss) in the current or a prior period:

                                                               1999       1998
                                                               ----       ----
Holding (losses) gains on investments arising during the
period......................................................  $(5,344)   $1,816
Income tax effect of holding gains or losses................    1,945      (625)
Reclassification adjustments:
  Realized holding gains included in current period net
     income.................................................      (10)     (561)
  Amortization of premium and discount on investments.......     (259)     (314)
  Realized holding (losses) gains allocated to other
     policyholder amounts...................................      (37)      105
  Income tax effect.........................................      111       265
Allocation of holding losses (gains) on investments relating
  to other policyholder amounts.............................    2,999      (595)
Income tax effect of allocation of holding gains and losses
  to other policyholder amounts.............................   (1,091)      205
                                                              -------    ------
Net unrealized investment (losses) gains....................   (1,686)      296
Foreign currency translation adjustments arising during the
  period....................................................       25      (110)
Reclassification adjustment for sale of investment in
  foreign operation.........................................       --         2
                                                              -------    ------
Other comprehensive income (loss)...........................  $(1,661)   $  188
                                                              =======    ======

7.  NET REALIZED INVESTMENT GAINS (LOSSES)

     Net realized investment gains (losses), including changes in valuation allowances, for the nine months ended September 30, 1999 and 1998 were as follows:

                                                              1999      1998
                                                              ----      ----
Fixed maturities............................................  $(338)   $  (80)
Equity securities...........................................     16       327
Mortgage loans on real estate...............................     (1)       10
Real estate and real estate joint ventures..................      6       181
Other limited partnership interests.........................    191       162
Other.......................................................    (88)      587
                                                              -----    ------
                                                               (214)    1,187
Amounts allocable to:
Future policy benefit loss recognition......................     --       (60)
Deferred policy acquisition costs...........................     26        (5)
Participating pension contracts.............................     11       (39)
                                                              -----    ------
                                                              $(177)   $1,083
                                                              =====    ======

     Realized investment gains (losses) have been reduced by (1) deferred policy acquisition amortization to the extent that such amortization results from realized investment gains and losses, (2) additions to future policy benefits resulting from the need to establish additional liabilities due to the recognition of investment gains, and (3) additions to participating contractholder accounts when amounts equal to such investment gains and losses are credited

                      METROPOLITAN LIFE INSURANCE COMPANY

               NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

to the contractholders' accounts. This presentation may not be comparable to presentations made by other insurers.

8.  FEDERAL INCOME TAXES

     Federal income taxes for interim periods have been computed using an estimated annual effective tax rate. This rate is revised, if necessary, at the end of each successive interim period to reflect the current estimate of the annual effective tax rate.

9.  ACQUISITIONS AND DISPOSITIONS

     On November 3, 1999, the Company completed its acquisition of the individual disability income business of Lincoln National Life Insurance Company. The Company will provide administrative services and has assumed the associated liabilities under an indemnity reinsurance agreement. Under the reinsurance agreement, the Company assumed liabilities of approximately $480.

     On September 30, 1999, the Company acquired the standard personal lines property and casualty insurance operations of The St. Paul Companies for approximately $267. This purchase resulted in an increase in assets and liabilities of $1,006 and $739, respectively.

     On August 26, 1999, the Company announced that it had entered into an agreement to acquire GenAmerica Corporation for approximately $1,200. GenAmerica Corporation is a holding company which includes General American Life Insurance Company. GenAmerica also owned, at September 30, 1999, approximately 53% of the outstanding common stock of Reinsurance Group of America, a provider of reinsurance, and 62% of the outstanding common stock of Conning Corporation, an asset manager. Total assets, revenues and net income of GenAmerica Corporation were approximately $28,949, $3,864 and $114, respectively, at or for the year ended December 31, 1998. This transaction is expected to be completed in the first quarter of 2000.

     In connection with the acquisition of GenAmerica Corporation, the Company offered each holder of a General American Life Insurance Company funding agreement the option to exchange its funding agreement for a funding agreement of the Company with substantially identical terms and conditions or receive cash equal to the principal amount of the funding agreement and accrued interest. The Company completed the funding agreement exchange offer on September 29, 1999. In connection with this exchange offer, General American Life Insurance Company transferred assets and liabilities totaling $5,709 to the Company. The $5,709 of assets consisted of $1,926 of cash and $3,783 of invested assets at fair value. On October 1, 1999, funding agreements totaling $5,136 were redeemed for cash. General American Life Insurance Company will pay the Company a $120 risk premium in connection with the assumption of the funding agreements. This transaction, and a transfer of $43 in assets and liabilities relating to General American Life Insurance Company guaranteed interest contracts, resulted in increases in noncash assets and liabilities of $3,826 and $5,752, respectively for the nine months ended September 30, 1999.

     During the nine months ended September 30, 1998, the Company sold MetLife Capital Holdings, Inc. (a commercial finance company) and a substantial portion of its Canadian operations, which resulted in a realized investment gain of $587. Such sales resulted in reductions in assets and liabilities of $10,523 and $3,681, respectively.

                                  UNDERWRITING

     MetLife, Inc. has entered into an underwriting agreement with the U.S. underwriters named below, with respect to the shares of common stock being offered in the U.S. offering. Subject to certain conditions, each U.S. underwriter has severally agreed to purchase the number of shares of common stock indicated in the following table. -- and -- are the representatives of the U.S. underwriters.

U.S. UNDERWRITERS                                             NUMBER OF SHARES
-----------------                                             ----------------
--..........................................................           --
                                                                  -------
Total.......................................................           --
                                                                  =======

     If the U.S. underwriters sell more shares than the total number set forth in the table above, the U.S. underwriters have an option to buy up to an additional -- shares of common stock from MetLife to cover such sales. They may exercise that option for 30 days following the date of the U.S. offering. If any shares are purchased pursuant to this option, the U.S. underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

     The following table shows the per share and total underwriting discounts and commissions to be paid by us to the U.S. underwriters. Such amounts are shown assuming both no exercise and full exercise of the U.S. underwriters' option to purchase additional shares.

                                                              NO EXERCISE    FULL EXERCISE
                                                              -----------    -------------
Per Share...................................................   $     --        $     --
Total.......................................................   $     --        $     --

     Shares sold by the U.S. underwriters will be offered to the public at the initial public offering price set forth on the cover page of this prospectus. Any shares sold by the U.S. underwriters to securities dealers may be sold at a discount of up to $-- per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the U.S. underwriters to certain other brokers or dealers at a discount of up to $-- per share from the initial public offering price. If all of the shares are not sold at the initial public offering price, the representatives of the U.S. underwriters may change the offering price and the other selling terms.

     MetLife, Inc. has entered into an underwriting agreement with the international underwriters for the sale of -- shares of common stock outside of the United States. The terms and conditions of both the U.S. offering and the international offering are the same and the sale of shares of common stock in both offerings are conditioned on each other. -- and -- are the representatives of the international underwriters. MetLife has granted the international underwriters a similar option to purchase up to an additional -- shares of common stock. References in this prospectus to the "underwriters" refer to both the U.S. underwriters and the international underwriters.

     The underwriters for both of the offerings have entered into an agreement in which they agree to restrictions on where and to whom they and any dealer purchasing from them may offer shares of common stock as a part of the distribution of the shares. The underwriters also have agreed that they may sell shares of common stock among each of the underwriting groups.

     We agreed with the underwriters not to issue, sell, dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of --. This agreement does not apply to shares of common stock issued to the MetLife Policyholder Trust in connection with the demutualization or shares of common stock issued pursuant to any of our existing employee benefit plans.

     Prior to the offerings, there has been no public market for our common stock. The initial public offering price will be negotiated among MetLife, Inc., Metropolitan Life Insurance Company and the representatives of the underwriters. Among the factors to be considered in determining the initial public offering price of the common stock, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses. In addition, the final terms of the offering, including the initial public offering price, will be subject to the approval of the New York Superintendent of Insurance.

     We are applying to list the common stock on the New York Stock Exchange under the symbol "MET". In order to meet one of the requirements for listing the common stock on the NYSE, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.

     In connection with the offerings, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offerings. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offerings are in progress.

     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

     The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

     We estimate that the expenses of the offerings, excluding underwriting discounts and commissions, will be approximately $--.

     We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                                                                           ANNEX
A

LOGO
                                                             PRICEWATERHOUSECOOPERS LLP
                                                             600 Lee Road
                                                             Wayne PA 19087
                                                             Telephone (610) 993 3864
                                                             Direct Fax (610) 993 3900

November 16, 1999

The Board of Directors
The Metropolitan Life Insurance Company
One Madison Avenue
New York, NY 10010-3690

Re: Plan of Reorganization of the Metropolitan Life Insurance Company (MetLife), dated, September 28, 1999 as amended and restated on November 16, 1999

                         STATEMENT OF ACTUARIAL OPINION

QUALIFICATIONS

I, Kenneth M. Beck, a Principal with the firm of PricewaterhouseCoopers LLP
(PwC) and a member of the American Academy of Actuaries, am qualified under the Academy's Qualification Standards to render the opinions set forth herein. This opinion is provided pursuant to the Engagement Letter between PwC and MetLife dated January 1, 1998. MetLife's Plan of Reorganization is carried out under
Section 7312 of the New York Insurance Law. This opinion is not a legal opinion regarding the Plan, and does not address the overall fairness of the Plan. Rather, it reflects the application of actuarial concepts and standards of practice to the requirements set forth in Section 7312.

RELIANCE

I and other PwC staff acting under my direction received from MetLife extensive information concerning MetLife's past and present financial experience and the characteristics of its policies. In all cases, we were provided with the information we required. We relied on the accuracy and completeness of the data and assumptions supplied by MetLife and did not independently verify that information. Where possible, the information was reviewed for general reasonableness and in certain circumstances the data was reconfirmed with MetLife.

Certain information was provided to me under the direction of MetLife's Executive Vice President and Chief Actuary, Judy Weiss, F.S.A., M.A.A.A. Information included:

          a) expected future cash flows from assets held by MetLife; and

          b) MetLife's experience underlying its 1999 dividend scales.

I relied on the completeness and accuracy of the data provided by Ms. Weiss.

My opinion depends upon the substantial accuracy of the information described above that was provided by MetLife (the "MetLife Data").

PROCESS

In all cases, I and other PwC staff acting under my direction either derived the results on which my opinions rest or reviewed derivations carried out by MetLife employees.

Board of Directors                                                 Page  2
MetLife Actuarial Opinion                                      November 16, 1999

--------------------------------------------------------------------------------

OPINION #1

In my opinion, the plan for allocation of consideration to Eligible Policyholders (as defined in the Plan) as set forth in Article VII of the Plan of Reorganization is fair and equitable to MetLife policyholders as required by
Section 7312 of the New York Insurance Law.

DISCUSSION

The distribution described in Article VII of the Plan takes into account the ratio of the positive sum of the estimated past and future contributions to MetLife surplus, if any, of each participating Policy and Contract owned by each Eligible Policyholder to the total of all such positive sums.

Most of the consideration to be distributed to policyholders is allocated on this basis. Under Section 7312 of the New York Insurance Law, there is no specific guidance given for the allocation of consideration in a "Method Four" reorganization, but policyholder contributions are specifically identified as an acceptable approach to allocation of consideration under other methods of reorganization within this section of the law. In addition, the contribution method is recognized in the actuarial literature as an appropriate method. I therefore find that the use of "actuarial contribution" as the principal basis underlying the allocation of consideration is fair and equitable.

The distribution to policyholders also takes into account, to a lesser extent, the fact that policyholders have intangible membership rights that are independent of their actuarial contributions. Each Eligible Policyholder (participating or non-participating) is, under the Plan, allocated a fixed number of shares of common stock without regard to the contribution of that policyholder or of the class or classes in which policies held by the policyholder happen to reside. Under the Plan, the percentage of the total consideration that is allocated in this manner is significantly less than that allocated in proportion to positive contributions, which is appropriate as well as consistent with the approach used in previous demutualizations.

OPINION #2

The Closed Block is described in Article VIII of the MetLife Plan of Reorganization (the "Plan"). In my opinion:

1. The objective of the Closed Block as being for the exclusive benefit of the policies included therein for policyholder dividend purposes only as set forth in Article VIII of the Plan is consistent with Section 7312 of the New York Insurance Law.

2. The operations of the Closed Block as set forth in Article VIII of the Plan and described in the Closed Block Memorandum, including the determination of the required initial funding and the manner in which cash flows are charged and credited to the Closed Block, are consistent with the objectives of the Closed Block.

3. MetLife's assets (Closed Block funding) set aside as of December 31, 1998 (including subsequent adjustments as provided for in the Closed Block Memorandum), to establish the Closed Block, as set forth in Article VIII of the Plan (including the Closed Block Memorandum), are adequate because they are expected to produce cash flows which, together with anticipated revenues from the Closed Block Business, is reasonably expected to be sufficient to support the Closed Block Business including, but not limited to, provisions for payment of claims and certain expenses and taxes, and to provide for continuation of dividend scales payable in 1999, if the experience underlying such scales continues.

4. The Plan is consistent with the objective of the Closed Block as it provides a vehicle for MetLife's management to make appropriate adjustments to future dividend scales, where necessary, if the underlying experience changes from the experience underlying such dividend scales.

Board of Directors                                                 Page  3
MetLife Actuarial Opinion                                      November 16, 1999

--------------------------------------------------------------------------------

DISCUSSION

As to (1) above, Section 7312 of the New York Insurance Law provides for a Mutual Life Insurance Company to convert to a Stock Life Insurance Company using one of four "methods" as outlined in the law. MetLife is converting to a stock company using Method Four. Method Four within Section 7312 does not contain specific language that addresses the establishment of a Closed Block. Methods One and Two of Section 7312 both contain language that address the establishment of a Closed Block. The establishment of a Closed Block by MetLife, as set forth in Article VIII of the Plan, is consistent with (a) the objectives and guidelines contained in Methods One and Two of Section 7312, (b) with prior demutualizations of mutual life insurance companies domiciled in New York and,
(c) current Actuarial Standards of Practice.

As to (2) above, my opinion is based on my findings that those matters are consistent with the objective of the Closed Block. I have specifically considered that the cash flow items to be charged against or credited to the Closed Block as set forth in Article VIII of the Plan (including the Closed Block Memorandum), have been incorporated on a consistent basis in the determination of the Closed Block funding amount.

As to (3) above, the Closed Block was funded as of January 1, 1999 (including a planned final adjustment after the Effective Date of the conversion), based on a projection as of that date. The opinion above rests in part on that projection, which extends over the future life of all policies assigned to the Closed Block. That projection, which is based on the experience underlying the 1999 Dividend Scale and on the cash flows expected from assets allocable to the Closed Block, indicates that the assets, together with anticipated revenues from the Closed Block Business, are reasonably expected to be sufficient to provide for the continuation of that scale if the experience is unchanged.

As to (4) above, the criteria set forth in Article VIII of the Plan for modifying the dividend scales if the experience changes (from that underlying the 1999 Dividend Scale) are such that, if followed, the Closed Block policyholders will be treated in a manner consistent with the contribution principle for dividend determination. The operation of the Closed Block as set forth in Article VIII is consistent with actuarial practices as described in Actuarial Standard of Practice #15.

Sincerely,

/s/ Kenneth M. Beck
Kenneth M. Beck, F.S.A., M.A.A.A.

Principal for PricewaterhouseCoopers LLP

KMB/eam
Sincerely,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

---------------------------------------------------------
---------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL OR TO BUY ONLY THE SHARES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.
                           -------------------------

                               TABLE OF CONTENTS

                                          PAGE
                                          ----
Prospectus Summary......................    3
Risk Factors............................   17
Use of Proceeds.........................   29
Dividend Policy.........................   30
Capitalization..........................   31
Selected Financial Information..........   32
Pro Forma Consolidated Financial
  Information...........................   39
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................   51
The Demutualization.....................   96
Business................................  109
Management..............................  186
Ownership of Common Stock...............  202
Common Stock Eligible for Future Sale...  204
Description of Capital Stock............  205
Validity of Common Stock................  212
Experts.................................  212
Additional Information..................  212
Glossary................................  G-1
Index to Consolidated Financial
  Statements............................  F-1
Underwriting............................  U-1
Opinion of Consulting Actuary...........  A-1

     Through and including           , 2000 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

---------------------------------------------------------
---------------------------------------------------------
---------------------------------------------------------
---------------------------------------------------------

                                   -- SHARES

                                 METLIFE, INC.
                                  COMMON STOCK
                               ------------------

                                     [LOGO]

                               ------------------

---------------------------------------------------------
---------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of the common stock registered hereby, all of which expenses, except for the SEC registration fee, the New York Stock Exchange listing fee and the NASD filing fee, are estimates:

DESCRIPTION                                                     AMOUNT
-----------                                                     ------
SEC registration fee........................................  $1,810,781
New York Stock Exchange listing fee and expenses............      *
NASD filing fee.............................................    30,500
Blue Sky fees and expenses (including legal fees)...........      *
Printing and engraving expenses.............................      *
Legal fees and expenses (other than Blue Sky)...............      *
Accounting fees and expenses................................      *
Transfer Agent and Registrar's fee..........................      *
Miscellaneous...............................................      *
                                                              ----------
          TOTAL.............................................  $   *
                                                              ==========

---------------
* To be furnished by amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our directors and officers may be indemnified against liabilities, fines, penalties and claims imposed upon or asserted against them as provided in the Delaware General Corporation Law and our Certificate of Incorporation and By-Laws. Such indemnification covers all costs and expenses incurred by a director or officer. The Board of Directors, by a majority vote of a quorum of disinterested directors or, under certain circumstances, independent counsel appointed by the Board of Directors, must determine that the director or officer seeking indemnification was not guilty of willful misconduct or a knowing violation of the criminal law. In addition, the Delaware General Corporation Law and our Certificate of Incorporation may under certain circumstances eliminate the liability of directors and officers in a stockholder or derivative proceeding.

     If the person involved is not a director or officer of MetLife, Inc., the Board of Directors may cause MetLife, Inc. to indemnify, to the same extent allowed for our directors and officers, such person who was or is a party to a proceeding by reason of the fact that he is or was our employee or agent, or is or was serving at our request as director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

     We have in force and effect a policy insuring our directors and officers against losses which they or any of them shall become legally obligated to pay for by reason of any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty by the directors and officers in the discharge of their duties, individually or collectively, or any matter claimed against them solely by reason of their being directors or officers. Such coverage is limited by the specific terms and provisions of the insurance policy.

     Pursuant to the underwriting agreements, in the forms filed as exhibits to the Registration Statement, the underwriters under the underwriting agreements will agree to indemnify directors and officers of MetLife, Inc. and persons controlling MetLife, Inc., within the meaning of the

Securities Act of 1933, as amended, against certain liabilities that might arise out of or are based upon certain information furnished to us by any such indemnifying party.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     MetLife, Inc. will distribute approximately 576,000,000 shares of common stock to a trust for the benefit of eligible policyholders in the demutualization. Exemption from registration under the Securities Act for such distribution will be claimed under Section 3(a)(10) of the Securities Act based on the New York Superintendent of Insurance's approval of the plan of reorganization.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits. See Exhibit Index following the signature pages to this registration statement.

     (b) Financial Statement Schedules.

                                                              PAGE
                                                              ----
Independent Auditors' Report................................  II-3
Schedule I -- Summary of Investments -- Other Than
  Investments In Affiliates at December 31, 1998............  II-4
Schedule III -- Supplementary Insurance Information for the
  years ended December 31, 1998, 1997 and 1996..............  II-5
Schedule IV -- Reinsurance for the years ended December 31,
  1998, 1997 and 1996.......................................  II-6

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Policyholders of
Metropolitan Life Insurance Company:

     We have audited the consolidated financial statements of Metropolitan Life Insurance Company and subsidiaries (the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of income, equity and cash flows for each of the three years in the period ended December 31, 1998, and have issued our report thereon dated February 4, 1999; such consolidated financial statements and report are included in the Prospectus which is a part of this Registration Statement of MetLife, Inc. on Form S-1. Our audits also included the consolidated financial statement schedules of the Company, listed in Item 16(b). These consolidated financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/DELOITTE & TOUCHE LLP

   Deloitte & Touche LLP

New York, New York
February 4, 1999

                      METROPOLITAN LIFE INSURANCE COMPANY

                                   SCHEDULE I
         SUMMARY OF INVESTMENTS -- OTHER THAN INVESTMENTS IN AFFILIATES
                              AT DECEMBER 31, 1998
                                 (IN MILLIONS)

                                                                                   AMOUNT AT
                                                                   ESTIMATED     WHICH SHOWN ON
TYPE OF INVESTMENT                                     COST (A)    FAIR VALUE    BALANCE SHEET
------------------                                     --------    ----------    --------------
Fixed maturities:
Bonds:
     United States Government and government agencies
       and authorities...............................  $  6,640     $  7,747        $  7,747
     States, municipalities and political
       subdivisions..................................       597          623             623
     Foreign governments.............................     3,435        3,601           3,601
     Public utilities................................     9,074        9,610           9,610
     Convertibles and bonds with warrants attached...        69           74              74
     All other corporate bonds.......................    37,234       38,904          38,904
  Mortgage and asset-backed securities...............    26,456       26,979          26,979
  International......................................    12,438       13,214          13,214
  Redeemable preferred stocks........................        15           15              15
                                                       --------     --------        --------
     Total fixed maturities..........................    95,958      100,767         100,767
Equity securities:
  Common stocks:
     Public utilities................................        20           35              35
     Banks, trust and insurance companies............       154          334             334
     Industrial, miscellaneous and all other.........     1,112        1,763           1,763
  Nonredeemable preferred stocks.....................       222          208             208
                                                       --------     --------        --------
     Total equity securities.........................     1,508        2,340           2,340
Mortgage loans on real estate........................    17,000       17,793          16,827
Policy loans.........................................     5,600        6,143           5,600
Real estate and real estate joint ventures...........     6,133           --           6,133
Real estate acquired in satisfaction of debt.........       154           --             154
Limited partnership interests........................       964           --             964
Short-term investments...............................     1,369        1,369           1,369
Other invested assets................................     1,567           --           1,567
                                                       --------     --------        --------
  TOTAL INVESTMENTS..................................  $130,253                     $135,721
                                                       ========                     ========

---------------
(A) Cost for fixed maturities and mortgage loans on real estate represents original cost, reduced by repayments and writedowns and adjusted for amortization of premiums or accretion of discount; for equity securities, cost represents original cost; for real estate, cost represents original cost reduced by writedowns and adjusted for depreciation; for real estate joint ventures and limited partnership interests, cost represents original cost adjusted for equity in earnings and distributions and reduced for writedowns.

                      METROPOLITAN LIFE INSURANCE COMPANY

                                  SCHEDULE III
                      SUPPLEMENTARY INSURANCE INFORMATION
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                                 (IN MILLIONS)

                               DEFERRED POLICY     FUTURE POLICY      POLICYHOLDER   POLICYHOLDER
                                 ACQUISITION     BENEFITS AND OTHER     ACCOUNT       DIVIDENDS     UNEARNED    PREMIUM REVENUE
           SEGMENT                  COSTS        POLICYHOLDER FUNDS     BALANCES       PAYABLE      REVENUE    AND POLICY CHARGES
           -------             ---------------   ------------------   ------------   ------------   --------   ------------------
1998
Individual...................      $6,216             $43,026           $27,109         $  687        $749          $ 5,140
Institutional................          82              30,900            18,253            248           5            5,634
Auto & Home..................          57               1,477                --             --          --            1,403
International................         205                 891             1,132             12           8              686
Asset Management.............          --                  --                --             --          --               --
Corporate....................          --                   1                --             --          --               --
Consolidation/Elimination....          --                (295)               --             --          --               --
                                   ------             -------           -------         ------        ----          -------
                                   $6,560             $76,000           $46,494         $  947        $762          $12,863
                                   ======             =======           =======         ======        ====          =======
1997
Individual...................      $5,912             $42,274           $27,222         $  628        $562          $ 5,182
Institutional................          40              30,038            19,167            341           4            5,115
Auto & Home..................          56               1,509                --             --          --            1,354
International................         428               3,458             2,154             --           3            1,045
Asset Management.............          --                  --                --             --          --               --
Corporate....................          --                   1                --             --          --               --
Consolidation/Elimination....          --                  (3)               --             --          --               --
                                   ------             -------           -------         ------        ----          -------
                                   $6,436             $77,277           $48,543         $  969        $569          $12,696
                                   ======             =======           =======         ======        ====          =======
1996
Individual...................      $6,495             $40,582           $24,568         $1,495        $575          $ 5,288
Institutional................          29              27,090            20,839            322           2            5,051
Auto & Home..................          56               1,562                --             --          --            1,316
International................         647               3,660             2,267             --         118              933
Asset Management.............          --                  --                --             --          --               --
Corporate....................          --                   1                --             --          --               --
Consolidation/Elimination....          --                 (55)               --             --          --               --
                                   ------             -------           -------         ------        ----          -------
                                   $7,227             $72,840           $47,674         $1,817        $695          $12,588
                                   ======             =======           =======         ======        ====          =======

                                                                                         AMORTIZATION OF
                                                                    AMORTIZATION OF      DEFERRED POLICY
                                                                    DEFERRED POLICY     ACQUISITION COSTS
                                                                   ACQUISITION COSTS   CHARGED AGAINST NET     OTHER
                             INVESTMENT    POLICYHOLDER BENEFITS      CHARGED TO       REALIZED INVESTMENT   OPERATING
          SEGMENT            INCOME, NET   AND INTEREST CREDITED    OTHER EXPENSES       GAINS (LOSSES)      EXPENSES
          -------            -----------   ---------------------   -----------------   -------------------   ---------
1998
Individual.................    $ 5,480            $ 6,059                $364                 $240            $3,676
Institutional..............      3,885              7,615                   9                   --             1,746
Auto & Home................         81                869                 166                   --               380
International..............        343                686                  48                   --               368
Asset Management...........         75                 --                  --                   --               799
Corporate..................        682                (10)                 --                   --             2,524
Consolidation/Elimination...      (318)                --                  --                   --              (309)
                               -------            -------                ----                 ----            ------
                               $10,228            $15,219                $587                 $240            $9,184
                               =======            =======                ====                 ====            ======
1997
Individual.................    $ 4,754            $ 6,025                $546                 $ 60            $3,178
Institutional..............      3,754              7,253                   3                   --             1,480
Auto & Home................         71                834                 166                   --               354
International..............        504              1,006                  56                   10               538
Asset Management...........         87                 --                  --                   --               679
Corporate..................        895                 --                  --                   --             1,118
Consolidation/Elimination...      (574)                --                  --                   --              (442)
                               -------            -------                ----                 ----            ------
                               $ 9,491            $15,118                $771                 $ 70            $6,905
                               =======            =======                ====                 ====            ======
1996
Individual.................    $ 4,604            $ 6,044                $445                 $ (6)           $2,907
Institutional..............      3,446              7,364                   2                   --             1,073
Auto & Home................         71                891                 168                   --               322
International..............        523                856                  18                   10               511
Asset Management...........         60                 --                  --                   --               498
Corporate..................        761                 (1)                 --                   --               923
Consolidation/Elimination...      (487)                --                  --                   --              (384)
                               -------            -------                ----                 ----            ------
                               $ 8,978            $15,154                $633                 $  4            $5,850
                               =======            =======                ====                 ====            ======


                             PREMIUMS WRITTEN
          SEGMENT            (EXCLUDING LIFE)
          -------            ----------------
1998
Individual.................       $  N/A
Institutional..............          N/A
Auto & Home................        1,432
International..............           26
Asset Management...........          N/A
Corporate..................          N/A
Consolidation/Elimination..          N/A
                                  ------
                                  $1,458
                                  ======
1997
Individual.................       $  N/A
Institutional..............          N/A
Auto & Home................        1,555
International..............           12
Asset Management...........          N/A
Corporate..................          N/A
Consolidation/Elimination..          N/A
                                  ------
                                  $1,567
                                  ======
1996
Individual.................       $  N/A
Institutional..............          N/A
Auto & Home................        1,304
International..............            6
Asset Management...........          N/A
Corporate..................          N/A
Consolidation/Elimination..          N/A
                                  ------
                                  $1,310
                                  ======

                      METROPOLITAN LIFE INSURANCE COMPANY

                                  SCHEDULE IV
                                  REINSURANCE
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                                 (IN MILLIONS)

                                                                                                           PERCENTAGE
                                                                     CEDED TO     ASSUMED                  OF AMOUNT
                                                          GROSS        OTHER     FROM OTHER      NET        ASSUMED
                                                          AMOUNT     COMPANIES   COMPANIES      AMOUNT       TO NET
                                                          ------     ---------   ----------     ------     ----------
FOR THE YEAR ENDED DECEMBER 31, 1998
Life insurance in force...............................  $1,652,179   $167,941     $11,435     $1,495,673       0.8%
                                                        ==========   ========     =======     ==========      ====
    INSURANCE PREMIUMS
      Life insurance..................................  $    9,572   $  1,281     $   313     $    8,604       3.6%
      Accident and health.............................       1,718        301          53          1,470       3.6%
      Property and casualty insurance.................       1,473         87          43          1,429       3.0%
                                                        ----------   --------     -------     ----------      ----
         TOTAL INSURANCE PREMIUMS.....................  $   12,763   $  1,669     $   409     $   11,503       3.6%
                                                        ==========   ========     =======     ==========      ====
FOR THE YEAR ENDED DECEMBER 31, 1997
  Life insurance in force.............................  $1,699,690   $ 49,452     $17,748     $1,667,986       1.1%
                                                        ==========   ========     =======     ==========      ====
    INSURANCE PREMIUMS
      Life insurance..................................  $    9,556   $  1,210     $   227     $    8,573       2.6%
      Accident and health.............................       1,753        497          83          1,339       6.2%
      Property and casualty insurance.................       1,419        103          50          1,366       3.7%
                                                        ----------   --------     -------     ----------      ----
         TOTAL INSURANCE PREMIUMS.....................  $   12,728   $  1,810     $   360     $   11,278       3.2%
                                                        ==========   ========     =======     ==========      ====
FOR THE YEAR ENDED DECEMBER 31, 1996
  Life insurance in force.............................  $1,604,036   $ 30,996     $17,584     $1,590,624       1.1%
                                                        ==========   ========     =======     ==========      ====
    INSURANCE PREMIUMS
      Life insurance..................................  $    9,626   $  1,222     $   294     $    8,698       3.4%
      Accident and health.............................       1,440        276         160          1,324      12.1%
      Property and casualty insurance.................       1,386        117          54          1,323       4.1%
                                                        ----------   --------     -------     ----------      ----
         TOTAL INSURANCE PREMIUMS.....................  $   12,452   $  1,615     $   508     $   11,345       4.5%
                                                        ==========   ========     =======     ==========      ====

     All schedules, other than those listed above, are omitted because the information is not required or because the information is included in the Consolidated Financial Statements or Notes thereto.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (a) To provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended ("Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (c) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (d) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on November 23, 1999.

                                          MetLife, Inc.

                                          By:   /s/ ROBERT H. BENMOSCHE
                                            ------------------------------------
                                              Name: Robert H. Benmosche
                                              Title: Chairman, President and
                                                     Chief
                                                     Executive Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby authorizes and appoints Robert H. Benmosche and Gary A. Beller, or any of them, as such person's attorney-in-fact, with full power of substitution and resubstitution, to sign and file on such person's behalf individually and in each capacity stated below any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed by MetLife, Inc. pursuant to Rule 462(b) of the Securities Act of 1933, as amended, as fully as such person could do in person, hereby verifying and confirming all that such attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                   TITLE                       DATE
                  ---------                                   -----                       ----

           /s/ ROBERT H. BENMOSCHE             Chairman, President, Chief           November 23, 1999
---------------------------------------------    Executive Officer and Director
             Robert H. Benmosche

           /s/ CURTIS H. BARNETTE              Director                             November 23, 1999
---------------------------------------------
             Curtis H. Barnette

              /s/ GERALD CLARK                 Vice-Chairman, Chief Investment      November 23, 1999
---------------------------------------------    Officer and Director
                Gerald Clark

            /s/ JOAN GANZ COONEY               Director                             November 23, 1999
---------------------------------------------
              Joan Ganz Cooney

           /s/ BURTON A. DOLE, JR.             Director                             November 23, 1999
---------------------------------------------
             Burton A. Dole, Jr.

            /s/ JAMES R. HOUGHTON              Director                             November 23, 1999
---------------------------------------------
              James R. Houghton

             /s/ HARRY P. KAMEN                Director                             November 23, 1999
---------------------------------------------
               Harry P. Kamen

            /s/ HELENE L. KAPLAN               Director                             November 23, 1999
---------------------------------------------
              Helene L. Kaplan

           /s/ CHARLES M. LEIGHTON             Director                             November 23, 1999
---------------------------------------------
             Charles M. Leighton

             /s/ ALLEN E. MURRAY               Director                             November 23, 1999
---------------------------------------------
               Allen E. Murray

            /s/ STEWART G. NAGLER              Vice-Chairman, Chief Financial       November 23, 1999
---------------------------------------------    Officer and Director
              Stewart G. Nagler

           /s/ JOHN J. PHELAN, JR.             Director                             November 23, 1999
---------------------------------------------
             John J. Phelan, Jr.

                  SIGNATURE                                   TITLE                       DATE
                  ---------                                   -----                       ----

              /s/ HUGH B. PRICE                Director                             November 23, 1999
---------------------------------------------
                Hugh B. Price

           /s/ ROBERT G. SCHWARTZ              Director                             November 23, 1999
---------------------------------------------
             Robert G. Schwartz

             /s/ RUTH J. SIMMONS               Director                             November 23, 1999
---------------------------------------------
               Ruth J. Simmons

         /s/ WILLIAM C. STEERE, JR.            Director                             November 23, 1999
---------------------------------------------
           William C. Steere, Jr.

                                 EXHIBIT INDEX

EXHIBIT NO.        DESCRIPTION
-----------        -----------
      1.1          Form of Underwriting Agreement*
      2.1          Plan of Reorganization
      3.1          Form of Amended and Restated Certificate of Incorporation of
                     MetLife, Inc.
      3.2          Form of Amended and Restated By-Laws of MetLife, Inc.
      4.1          Form of Certificate for the Common Stock, par value $0.01
                     per share*
      5.1          Opinion of Debevoise & Plimpton*
     10.1          MetLife Long-Term Performance Compensation Plan*
     10.2          MetLife Annual Variable Incentive Plan*
     10.3          Form of Employment Continuation Agreement with Messrs.
                     Benmosche, Clark and Nagler
     10.4          Form of Employment Continuation Agreement with Mr. Henrikson
     10.5          Form of Employment Continuation Agreement with Mr. Benson*
     10.6          Form of Stockholder Rights Agreement
     10.7          MetLife, Inc. 2000 Stock Incentive Plan
     10.8          MetLife, Inc. 2000 Directors Stock Plan
     10.9          New England Financial (NEF) Long-Term Incentive Plan (LTI)*
     10.10         The New England Short-Term Incentive Plan*
     10.11         Employment Agreement between New England Life Insurance
                     Company and James M. Benson*
     10.12         Policyholder Trust Agreement
     10.13         Excess Asbestos Indemnity Insurance Policy, dated as of
                     December 31, 1998, between Stockwood Reinsurance Company,
                     Ltd. and Metropolitan Life Insurance Company*
     10.14         Excess Asbestos Indemnity Insurance Policy, dated as of
                     December 31, 1998, between European Reinsurance
                     Corporation of America and Metropolitan Life Insurance
                     Company*
     10.15         Aggregate Excess of Loss Reinsurance Agreement, dated as of
                     December 31, 1998, between Stockwood Reinsurance Company,
                     Ltd. and Metropolitan Life Insurance Company*
     10.16         Excess Asbestos Indemnity Insurance Policy, dated as of
                     December 31, 1998, between Granite State Insurance Company and Metropolitan Life Insurance Company*
     10.17         Aggregate Excess of Loss Reinsurance Agreement, dated as of
                     December 31, 1998, between American International Life
                     Assurance Company of New York and Metropolitan Life
                     Insurance Company*
     21.1          Subsidiaries of the Registrant*
     23.1          Consent of Deloitte & Touche LLP
     23.2          Consent of PricewaterhouseCoopers LLP
     23.3          Consent of Debevoise & Plimpton (included in Exhibit 5.1)*
     24.1          Powers of Attorney (included on the signature page of this
                     Registration Statement)
     27.1          Financial Data Schedule

---------------
* To be filed by amendment.